As filed with the Securities and Exchange Commission
                         on May 9, 1996
                                            Registration No. 333-


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            Form S-1
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

                  CAPITAL FACTORS HOLDING, INC.
     (Exact name of registrant as specified in its charter)


     Florida               6153                 59-1565319
(State or Other     (Primary Standard        (I.R.S Employer
Jurisdiction of     Industrial Classi-       Identification No.)
Incorporation or    fication Code Number)
Organization)

                1799 West Oakland Park Boulevard
                 Fort Lauderdale, Florida 33311
                         (954) 730-2900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         John W. Kiefer
              President and Chief Executive Officer
                  Capital Factors Holding, Inc.
                1799 West Oakland Park Boulevard
                 Fort Lauderdale, Florida  33311
                         (954) 730-2900
    (Name, address, including zip code, and telephone number,
           including area code, of agent for service)
                         _______________
with copies to:
     Robert L. Grossman, Esq.           Lee Meyerson, Esq.
     Greenberg, Traurig, Hoffman,       Simpson Thacher & Bartlett
     Lipoff, Rosen & Quentel, P.A.      425 Lexington Avenue
     1221 Brickell Avenue               New York, New York 10017
     Miami, Florida 33131               (212) 425-2000
     (305) 579-0500

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 CALCULATION OF REGISTRATION FEE

[CAPTION]

                               Proposed
        Title of Each           Maximum
           Class of            Aggregate      Amount of
       Securities To Be        Offering     Registration
          Registered          Price(1)(2)        Fee

Common Stock, $.01 par
 value (1)                    $32,200,000    $11,103.45



(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

(2) Includes 300,000 shares of Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.

                      _____________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.





                  CAPITAL FACTORS HOLDING, INC.

                      CROSS REFERENCE SHEET
       Furnished Pursuant to Item 501(b) of Regulation S-K

[CAPTION]



ITEM NUMBER AND CAPTION             LOCATION IN PROSPECTUS

1.  Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus      Facing Page of the Registra-
                                    tion Statement; Cross
                                    Reference Sheet; Outside Front
                                    Cover Page
2.  Inside Front and Outside Back
      Cover Pages of Prospectus     Inside Front Cover Page;
                                    Outside Back Cover Page
3.  Summary Information, Risk
      Factors and Ratio of
       Earnings to Fixed
       Charges                      Prospectus Summary; Risk
                                    Factors
4.  Use of Proceeds                 Use of Proceeds
5.  Determination of Offering
     Price                          Underwriting
6.  Dilution                        Dilution
7.  Selling Security Holders        *
8.  Plan of Distribution            Underwriting
9.  Description of Securities
    to be Registered                Description of Capital Stock;
                                    Dividend Policy
10. Interests of Named Experts
      and Counsel                   *
11. Information with Respect to the
      Registrant
    (a) Description of Business     Prospectus Summary; Risk
                                    Factors; Management's Discus-
                                    sion and Analysis of Financial
                                    Condition and Results of
                                    Operations; Business
    (b) Description of Property     Business
    (c) Legal Proceedings           Business
    (d) Market Price of and
         Dividends on the
         Registrant's Common
         Equity and Related
         Stockholder Matters        Prospectus Summary;
                                    Description of Capital Stock;
                                    Dividend Policy; Shares
                                    Eligible for Future Sale
    (e) Financial Statements        Financial Statements
    (f) Selected Consolidated
         Financial Data             Selected Consolidated
                                    Financial Data
    (g) Supplementary Financial
         Information                *
    (h) Management's Discussion
         and Analysis of Financial
         Condition and Results of
         Operations                 Management's Discussion and
                                    Analysis of Financial Condi-
                                    tion and Results of Operations
    (i)  Changes in and Dis-
          agreements with
          Accountants on Accounting
          and Financial Disclosure  *
    (j) Directors and Executive
         Officers                   Management; Principal
                                    Shareholders
    (k) Executive Compensation      Management
    (l)  Security Ownership of
          Certain Beneficial
          Owners and Management     Principal Shareholders
    (m)  Certain Relationships
          and Related Trans-
          actions                   Management; Certain Transac-
                                    tions
12. Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities                    *



_______________________

*   Not applicable or answer thereto is negative.
















Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.













































            SUBJECT TO COMPLETION, DATED MAY 9, 1996

                        2,000,000 Shares

                  CAPITAL FACTORS HOLDING, INC.

                          Common Stock
                    ________________________

    All of the 2,000,000 shares of Common Stock offered hereby are being sold by Capital Factors Holding, Inc., a Florida corporation (the "Company"). All of the Common Stock of the Company is presently owned by Capital Bank, a Florida bank. Following this offering, Capital Bank will continue to beneficially own approximately 83% of the outstanding Common Stock (approximately 81% if the over-allotment option granted to the Underwriters is exercised in full).

    Prior to this offering, there has been no public trading market for the Common Stock and there can be no assurance that any active trading market will develop. It is currently anticipated that the public offering price will be between $______ and $______ per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.

    Application has been made for quotation of the Company's Common Stock on The Nasdaq National Market System ("Nasdaq") under the symbol "CAPF."

    The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 5 hereof for a discussion of certain factors that should be considered by prospective purchasers of shares of Common Stock.
                      ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[CAPTION]



                                                  Proceeds
                       Price      Underwriting       to
                        to          Discount       Company
                      Public           (1)           (2)

Per Share               $              $              $
Total(3)              $             $              $



(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the offering payable by the Company estimated at $________.

(3) The Company has granted the Underwriters an option, exercisable from time to time within 30 days from the date hereof, to purchase up to 300,000 additional shares of Common Stock at the Price to Public per share, less the Underwriting Discount, solely for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $________, $________ and $________, respectively.  See "Underwriting."

                    ________________________

      The shares of Common Stock are offered by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment on or about __________, 1996 at the offices of Oppenheimer & Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.

                    ________________________

                     OPPENHEIMER & CO., INC.



        The date of this Prospectus is ___________, 1996
















      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT
OTHERWISE PREVAIL IN THE OPEN MARKET.  SUCH TRANSACTIONS MAY BE
EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE.  SUCH
STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                      ____________________

                     ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement.
Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission.

                      ____________________

      The Company intends to furnish its shareholders with annual reports containing audited financial statements which have been certified by its independent public accountants, and quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

















                       PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, all information set forth herein (i) assumes that the Underwriters' over-allotment option is not exercised, and (ii) gives effect to a 10,000 for-1 stock split to be effected immediately prior to the offering. References in this Prospectus to the "Company" include Capital Factors Holding, Inc. ("Holding"), and its direct and indirect subsidiaries, including Capital Factors, Inc. ("Factors"), the primary operating company.

                           THE COMPANY

      The Company is a specialized financial services company principally engaged in providing receivables-based commercial financing and related fee-based credit, collection and management information services. The Company's clients are primarily small to medium size companies in various industries, including textile and apparel and furniture manufacturing and, recently, entities involved in the healthcare industry. The Company operates through four offices located in New York City, Los Angeles, Charlotte and its headquarters in South Florida. In late 1994, the Company began to expand its asset-based lending business.

      The Company generally provides financing to its clients through the purchase of accounts receivable owed to the Company's clients by the clients' customers, usually on a non-recourse basis, as well as by guaranteeing amounts due under letters of credit issued to the Company's clients which are collateralized by such accounts receivable and other assets. The purchase of accounts receivable is known as "factoring" and results in the payment by the client of a factoring fee, generally equal to 0.5% to 2% of the factored sales volume. No money is paid to the client at the time the Company purchases the client's receivables. Payment for receivables which are credit-approved by the Company are made to the client after collection from the client's customer or, if the receivable was not paid based solely on the customer's financial inability to pay, payment is made to the client within 120 days after the due date of the receivable. In some cases, the Company does not guarantee payment of the receivable, in which case payment is made to the client only upon collection of the receivable. Frequently, the Company also advances funds to its clients prior to collection of receivables, charges interest on such advances (in addition to any factoring fees) and satisfies such advances from receivables collections.

      Factoring has been a method of working capital financing in the United States for over 200 years. The factoring industry has undergone considerable consolidation over the past several years; as a result the industry is characterized by a small number of very large factors operating nationally, with a multitude of small companies generally operating on a local or regional basis. In a recent survey, the largest fourteen factoring companies reported factoring volume in 1995 of $60.9 billion, an increase of 48% over reported volume in 1988. The Company had a 3.3% share of this reported volume for 1995.

      The Company has grown significantly in size and profitability, with compounded annual growth rates in operating revenues and net income of 21.4% and 69.0%, respectively, for the five-year period ended December 31, 1995, and a compounded annual growth rate in factored sales volume of 27.2% for the same period. For 1995, the Company's operating revenues, net income and factored sales volume increased by 28.5%, 42.7% and 30.2%, respectively, over 1994. The Company's operating strategy includes (i) managing credit risk to ensure consistent and stable growth, (ii) increasing market penetration through offices in key factoring centers,
(iii) recruiting and retaining experienced personnel who use a team approach to provide quality service, and (iv) diversifying by product and industry, especially in healthcare financing, which management believes has significant growth potential.

      In 1994, the Company became the first company to effect a securitization of factored advances (the "Securitized Financings"). The advances ("Advances") are collateralized by accounts receivable from customers of the Company's clients and, in certain cases, by cash, letters of credit, inventory or other collateral. The Company has not employed gain-on-sale accounting in its Securitized Financings. The Company has completed two additional securitizations of factored advances since 1994. See "Business - Background of the Company."

      Holding is a wholly owned subsidiary of Capital Bank, a Florida commercial bank ("Capital Bank"), which is a wholly owned subsidiary of Capital Bancorp ("Bancorp"). The Company's principal executive offices are located at 1799 West Oakland Park Boulevard, Fort Lauderdale, Florida 33311, and its telephone number is (954) 730-2900.
                          The Offering

[CAPTION]


Common Stock offered by the Company  . .   2,000,000 shares
Common Stock outstanding after
  this offering. . . . . . . . . . . . .   12,000,000 shares(1)
Use of proceeds  . . . . . . . . . . . .   To reduce indebtedness
Proposed NASDAQ symbol . . . . . . . . .   "CAPF"



________________
(1) Does not include 700,000 shares of Common Stock reserved for issuance upon exercise of stock options granted under the Company's stock option plan. See "Management--Company Stock Option Plan."




















































               Summary Consolidated Financial Data
          (Dollars in thousands, except per share data)

[CAPTION]



                            1991      1992      1993
Income Statement Data:

Factoring fees . . . . . $ 9,870   $ 12,482    $ 15,376
Net interest income. . .   3,762      4,445       5,669
Letter of credit and
 other fees. . . . . . .     378        665       1,128
  Other income . . . . .   1,092        905       1,303
   Operating revenues. .  15,102     18,497      23,476

Provision for credit
  losses . . . . . . . .   2,550      3,150       2,645
Operating expenses . . .   9,594     11,316      13,072
  Total expenses . . . .  12,144     14,466      15,717

Income before income
  taxes(1) . . . . . . .   2,958      4,031       7,759
Net income . . . . . . .   1,716      2,304       4,305
Net income per
  share(2) . . . . . . .   $0.17      $0.23       $0.43

Pro Forma Income
  Statement Data(3):

Pro forma net interest
  income . . . . . . . .
Pro forma net income . .
Pro forma net income
  per share(2) . . . . .

Operating Ratios and
  Other Data(4):

Factored sales . . . . .$825,116 $1,057,846  $1,326,802
Factoring fees to
  factored sales . . . .   1.20%      1.18%       1.16%
Net interest income
  to factored sales. . .   0.46%      0.42%       0.43%
Letter of credit and
  other fees to
  factored sales . . . .   0.05%      0.06%       0.09%
Other income to
  factored sales . . . .   0.13%      0.09%       0.09%
                           1.84%      1.75%       1.77%
Provision for credit
  losses to factored
  sales. . . . . . . . .   0.31%      0.30%       0.20%
Operating expenses to
  factored sales . . . .   1.16%      1.07%       0.99%
Total expenses to
  factored sales . . . .   1.47%      1.37%       1.18%
Income before income
  taxes to factored
  sales. . . . . . . . .   0.36%      0.38%       0.58%
Return on equity(5). . .  15.63%     17.78%      26.57%
Return on assets(5). . .   1.23%      1.32%       1.99%
Average funds
  employed(6). . . . . . $89,700   $108,300    $131,800
Net interest income
  to average funds
  employed . . . . . . .   4.19%      4.10%       4.30%
Net charge-offs to
  factored sales
  volume . . . . . . . .   0.16%      0.30%       0.20%
Accounts receivable
  turnover in
  days(7). . . . . . . .      53         54          52
Average number of
  employees. . . . . . .     118        140         153
Average factored sales
  per employee . . . . .  $6,158     $7,246      $8,672


(continued)


                                 1994           1995
Income Statement Data:

Factoring fees . . . . . . . .   $17,371        $19,519
Net interest income. . . . . .     7,299         11,850
Letter of credit and other
  fees . . . . . . . . . . . .     1,238          2,040
 Other income. . . . . . . . .     1,541          1,849
  Operating revenues . . . . .    27,449         35,258

Provision for credit losses. .     2,235          2,235
Operating expenses . . . . . .    14,137         18,457
  Total expenses . . . . . . .    16,372         20,692

Income before income
  taxes(1) . . . . . . . . . .    11,077         14,566
Net income . . . . . . . . . .     6,092          8,693
Net income per share(2). . . .     $0.61          $0.87

Pro Forma Income Statement
  Data(3):

Pro forma net interest
  income . . . . . . . . . . .                     $
Pro forma net income . . . . .                     $
Pro forma net income per
  share(2) . . . . . . . . . .                     $

Operating Ratios and Other Data(4):

Factored sales . . . . . . . .$1,536,960     $2,001,364
Factoring fees to factored
  sales  . . . . . . . . . . .      1.13%          0.98%
Net interest income to
  factored sales . . . . . . .      0.47%          0.59%
Letter of credit and other
  fees to factored sales . . .      0.08%          0.10%
Other income to factored
  sales. . . . . . . . . . . .      0.10%          0.09%
                                    1.79%          1.76%
Provision for credit losses
  to factored sales. . . . . .      0.15%          0.11%
Operating expenses to
  factored sales . . . . . . .      0.92%          0.92%
Total expenses to factored
  sales. . . . . . . . . . . .      1.07%          1.03%
Income before income taxes
  to factored sales. . . . . .      0.72%          0.73%
Return on equity(5). . . . . .     28.80%         30.20%
Return on assets(5). . . . . .      2.35%          2.51%
Average funds employed(6). . .  $153,600       $210,900
Net interest income to
  average funds employed . . .      4.75%          5.62%
Net charge-offs to factored
  sales volume . . . . . . . .      0.17%          0.05%
Accounts receivable turnover
  in days(7) . . . . . . . . .        53             53
Average number of employees. .       162            193
Average factored sales
  per employee . . . . . . . .    $9,487        $10,370




[CAPTION]



                                December 31, 1995
                              Actual         As Adjusted(8)
Balance Sheet Data:

Receivables, net . . . . .   $  354,821
Total assets . . . . . . .      399,471
Due to factoring clients .      128,578
Borrowings . . . . . . . .      227,260
Due to affiliates and other
  liabilities. . . . . . .       10,293
Shareholders' equity . . .       33,340




___________________

(1) The results of operations of the Company are included in the consolidated Federal income tax returns filed by Capital Bancorp, the parent of Capital Bank. Capital Bank, the Company's sole shareholder, allocates income taxes to the Company calculated on a separate return basis. See "Certain Transactions."

(2) Gives retroactive effect to the 10,000-for-1 stock split to be effected immediately prior to the offering.

(3) Pro forma income statement data reflects (i) the issuance of 2,000,000 shares of Common Stock offered hereby as if such issuance had occurred on January 1, 1995, at $_____ per share, net of issuance costs, to repay indebtedness as described in "Use of Proceeds," and (ii) reduction of interest expense related to such indebtedness, net of income taxes, as if the repayment occurred on January 1, 1995.

(4) For purposes of the ratios and other data below for 1994 and 1995, factored sales include certain receivables which are collateral for those asset-based loans for which the Company provides factoring-type services.

(5)  Computed using average monthly balances.

(6)  Computed using average monthly balances of funds employed
     (receivables less amounts due to factoring clients).

(7) Computed by dividing 365 by the quotient of (i) factored sales volume for the periods indicated and (ii) the average monthly accounts receivable balance for the periods indicated.

(8) Adjusted to give effect to the sale of the Common Stock offered hereby (at an assumed initial public offering price of $_____ per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."






                          RISK FACTORS

     INVESTMENT IN THE COMPANY'S COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THE CAUTIONARY STATEMENTS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS SHOULD BE READ AS ACCOMPANYING FORWARD-LOOKING STATEMENTS INCLUDED UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE HEREIN. THE RISKS DESCRIBED IN SUCH STATEMENTS COULD CAUSE THE COMPANY'S RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

     CREDIT LOSSES; RECESSIONARY ENVIRONMENT. The financial failure of clients or their customers may adversely affect the Company's ability to fully recover amounts due under either the accounts receivable purchased by the Company or advances made to clients under the Company's factoring arrangements. Accordingly, the Company makes provisions for credit losses. The allowance for credit losses is determined after evaluating the outstanding receivables and advances, current economic conditions, changes in the nature and the volume of the outstanding receivables and advances, past loss experience and other pertinent considerations. Many of these considerations involve significant estimation and are subject to rapid changes which may be unforeseen by management and could result in immediate increased losses and material adjustments to the allowance. As a result, ultimate losses could be significant and may vary from current estimates and the amount of provisions for credit losses may be either greater or less than actual future charge-offs of receivables or advances relating to these provisions. Additionally, the Company's results of operations could be materially and adversely affected if the Company were to experience a loss as a result of the purchase of fraudulent receivables. The Company also guarantees payment of letters of credit issued for the benefit of its clients, which pose similar risks as discussed above. See "Business-Credit Loss Policy and Experience." Moreover, the risks to which the Company's business is subject become more acute in an economic slowdown or recession because less accounts receivable may be generated by clients, resulting in decreased factoring fees, and financial ability of customers to pay outstanding accounts receivable and clients to pay outstanding advances may be impaired, resulting in increased credit losses. Some of the Company's clients are startup or less mature ventures that may be more susceptible to economic slowdowns or recessions.

     DEPENDENCE ON AVAILABILITY OF FUNDING SOURCES. The Company obtains substantially all of its funds for its factoring activities from (i) the Securitized Financings (presently $175 million) which expire between December 1999 and January 2001 and (ii) a $125 million revolving line of credit (the "Capital Facility") funded by its sole shareholder, Capital Bank, a Florida commercial bank, which facility is subject to annual review by Capital Bank each June and is due on demand. The Company also has a $40 million revolving line of credit with an unaffiliated commercial bank which was closed in April 1996, the initial term of which expires on March 4, 1999, subject to automatic one-year renewals unless sooner terminated by either party thereto (the "Other Bank Facility"). While the Company expects to have continued access to credit after expiration of these facilities, there is no assurance that such financing will be available, or if available, that it will be on terms as favorable. In the event the Company is not able to renew the Securitized Financings, the Capital Facility or the Other Bank Facility or find alternative financing for its activities, the Company would be forced to curtail or cease its factoring and financing business, which action would have a material adverse effect on the Company's operations and financial condition. The Company's ability to access the Securitized Financings for future financings would be adversely affected if Capital Bank were to enter into a written agreement with the Federal Deposit Insurance Corporation (the "FDIC") under the Financial Institution Supervisory Act. Furthermore, the Company would be unable to access the Securitized Financings for future funding in the event Capital Bank became a party to any proceeding provided for by any debtor relief law, other than as creditor or claimant.

     DILUTION OF RECEIVABLES. Dilution of factored receivables occurs when such receivables are not fully collectable for reasons other than the client's customer's financial inability to pay (such as disagreements as to the quality of goods shipped). The Company generally advances funds to borrowing clients up to a specified percentage of factored sales purchased. Should dilution occur in excess of the amount of the receivables not advanced upon, the Company will in practice typically need to look to newer receivables of the client for the collection of the outstanding obligation to the Company. Significant dilution may be an indication of problems in a client's business which could result in a decreased volume of new receivables available for payment of outstanding obligations to the Company. Some dilution occurs with respect to most, if not all, clients. Increased dilution with respect to any client's receivables puts the Company's collection of the client's obligation to the Company at risk. The Company monitors dilution on a daily basis. Notwithstanding the foregoing, the Company may not be able to react quickly enough to dilution to avoid losses and to ensure collection of receivables.

     CONCENTRATION OF CLIENT BASE AND CLIENT CUSTOMER BASE. A large percentage of the Company's clients are in the textile and apparel industry and the furniture manufacturing industry, as well as certain other industries. These industries are segmented by product, price, style and other items. Many of the customers of the Company's clients are in various retail or wholesale industry segments. Adverse conditions in any of these industries or industry segments could have a material adverse effect on the Company and on the Company's ability to collect receivables from certain of its clients' customers.

     DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL. The Company's success depends to a significant degree upon the continued contributions of members of its senior management, particularly
John W. Kiefer, the Company's President and Chief Executive
Officer, Stephen J. Donohue, the Company's Executive Vice President
- - - - New York Regional Manager, and James L. Morrison, the Company's Executive Vice President - California Regional Manager, as well as other officers and key personnel, many of whom would be difficult to replace. The future success of the Company also depends on its ability to identify, attract and retain additional qualified technical and managerial personnel, particularly in the healthcare financing industry. In light of the fact that following this offering Capital Bank will continue to own 83% of the Company's outstanding Common Stock (approximately 81% if the overallotment option granted to the Underwriters is executed in full), Capital
Bank will have significant influence over decisions regarding the continued employment of executive officers and key employees of the Company, including Mr. Kiefer. Although the Company is negotiating an employment agreement with Mr. Kiefer and has employment agreements with Messrs. Donohue and Morrison, the loss of Messrs. Kiefer, Donohue and Morrison or other officers and key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

     SEASONALITY AND VARIABILITY OF QUARTERLY RESULTS. The Company, as well as the factoring industry, has historically experienced and expects to continue to experience seasonal fluctuations in its factored sales volume and factoring fees, which generally have been highest during the period from August through November. A principal reason for the fluctuation in the Company's factored sales volume and factoring fees is the seasonality in the sales of certain of the Company's clients, especially those in the apparel industry, which typically ship more goods during such 4-month period in order to fill increased customer orders in anticipation of "back to school" and the ensuing holiday season. The Company realized approximately 40.0% of its annual factored sales volume in each of 1994 (approximately $605 million of $1.5 billion annual factored sales) and 1995 (approximately $757 million of $2 billion annual factored sales) during this 4-month period. Historical experience indicates that the Company's factored sales volume is at its lowest during the period from December through February. Although the Company's healthcare financing services should help to mitigate the effect of seasonal fluctuations in the Company's operating results, the Company does expect to see fluctuations in its quarter-to-quarter results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

     ABILITY OF THE COMPANY TO CONTINUE ITS GROWTH STRATEGY. The Company's growth strategy is principally dependent upon its ability to increase its factored sales volume by purchasing good quality accounts receivable meeting its underwriting standards. In 1995, the Company's factored sales volume increased approximately 30.2% to approximately $2 billion and operating revenue increased by approximately 28.5% to $35.3 million. The Company experiences a certain amount of turnover in its client base annually due primarily to credit issues. Therefore, the Company's ability to further implement its strategy for continued growth of factored sales volume is largely dependent upon the Company's ability to attract and retain quality clients for the Company's services in a competitive market and on the business growth of those clients, which may be affected by a number of factors not within the Company's control. Historical growth rates are not necessarily indicative of future results.

     COMPETITION. The Company competes with numerous banks, financial institutions, commercial finance companies and other factoring companies with greater financial and other resources than the Company. The four largest factors in the United States had approximately $37.9 billion of reported volume in factored sales in 1995, compared to approximately $2 billion in factored sales volume for the Company in 1995. The Company also competes with other regional factoring companies that target similar clients to the Company and that have operated in the markets serviced by the Company for a longer period of time than the Company. See "Business-Competition."

     COLLECTION OF HEALTHCARE RECEIVABLES. The Company's healthcare division provides healthcare financing and factoring services to hospitals, nursing homes, doctor groups, home treatment centers, home healthcare provider services, temporary nursing or staffing services and providers of durable medical equipment. A significant portion of the Company's healthcare receivables are payable by Medicare and Medicaid, federal government sponsored programs. Pursuant to Federal law, a healthcare provider is prohibited from granting a third party a direct assignment of Medicare and/or Medicaid proceeds. Accordingly, all Medicare and Medicaid proceeds are paid directly to the provider of the medical services. As a result, the Company is unable to perform certain traditional factoring services with respect to such receivables, such as collection, and, instead, the Company must closely monitor the client's collection of such receivables on a daily basis. Although to date the Company has been successful in monitoring and collecting its Medicare and Medicaid-based receivables directly from its clients, there can be no assurance that the Company will continue to be successful in its monitoring and collection activities in the future. In addition, healthcare receivables have historically been subject to significant dilution. While the Company has been successful in managing dilution and has not realized any losses to date, there can be no assurance that the Company will continue to be successful in managing dilution or that the Company will not realize losses in the future as a result of dilution of its healthcare receivables. See "Business-Healthcare Financing" and "-Dilution of Receivables."

     CONTROL BY MAJORITY SHAREHOLDER. Upon completion of this offering, the Company's current sole shareholder, Capital Bank, which is a wholly-owned subsidiary of Bancorp, will beneficially own approximately 83% of the outstanding shares of Common Stock (approximately 81% if the Underwriters' over-allotment option is exercised in full) and will therefore be able to elect the entire Board of Directors and control all matters submitted to shareholders for a vote, all fundamental corporate matters, including the selection of management and key personnel, whether the Company engages in any mergers, acquisitions or other business combinations or whether Capital Bank, at some time in the future, divests all or any portion of its interest in Holding by means of a distribution to its shareholders or otherwise. This offering has been structured to allow for a subsequent tax-free distribution of all or a portion of Capital Bank's shares in Holding, although there is no assurance that any such distribution will occur. Pursuant to the Amended and Restated Articles of Incorporation of the Company (the "Articles") no additional shares of Common Stock may be issued that would reduce Capital Bank's interest below 80% without Capital Bank's written approval, for the period that Capital Bank owns at least 80% of the issued and outstanding Common Stock of the Company (the "Eighty Percent Period"). In addition, although the Articles provide for the issuance of one or more series of preferred stock from time to time, during the Eighty Percent Period no shares of any other class of capital stock be issued without Capital Bank's written approval during such period. Any decision as to whether any transactions of the type mentioned above ultimately occur will be solely within the discretion of Bancorp and Capital Bank. Four of the ten anticipated directors of Holding also serve as officers or directors of Capital Bank or its affiliates. See "Management", "Principal Shareholders" and "Description of Capital Stock."

     Additionally, because the Company's immediate parent, Capital Bank, is a Florida-chartered, FDIC-insured bank, the business activities of the Company are generally limited under applicable FDIC regulations to those activities that are permissible for national banks. Although factoring and the other businesses in which the Company currently engages are authorized activities for national banks, there can be no assurance that business opportunities the Company might wish to pursue in the future will be authorized activities for Capital Bank and therefore might be unavailable to the Company because of its regulated status as a subsidiary of Capital Bank. See "Business-Regulation" and "Principal Shareholders."

     BANCORP AND CAPITAL BANK LITIGATION AND CHANGE IN CONTROL ISSUES. At times over the past several years, Bancorp, Capital Bank and certain of their former and existing officers and directors, including Daniel M. Holtz, the Chairman of the Board, Chief Executive Officer and President of Bancorp and Capital Bank and a director of the Company, Fana Holtz, Vice-Chairman of the Bancorp Board, Javier J. Holtz, Chairman of the Board and Executive Vice President of the Company, a Senior Vice President of Bancorp and an Executive Vice President and a director of Capital Bank, and Abel Holtz, the former Chairman of the Board, Chief Executive Officer and President of Bancorp and Capital Bank and the former Chairman of the Board of the Company, and presently a shareholder of Bancorp, have been parties to litigation brought either by certain shareholders of Bancorp or its Audit Committee. Although an initial action brought in 1992 by the Audit Committee was voluntarily dismissed by the plaintiffs, a derivative action and an individual action were brought by certain shareholders of Bancorp in February 1995. See "Business - Legal and Administrative Proceedings" for a description of the action brought by the Audit Committee.

     Pursuant to the derivative action, the plaintiffs have alleged, among other things, that certain defendants engaged in a series of illegal activities causing harm to Bancorp and Capital Bank. In addition, the plaintiffs have alleged that certain of such officers and directors engaged in a series of activities designed to improperly increase or maintain their interest in, and control of, Bancorp. In the individual action, the plaintiffs have alleged, among other things, that the defendants breached fiduciary duties by, among other things, improperly using proxies to vote shares of Bancorp owned by one plaintiff, that certain of the defendants unlawfully solicited proxies for a shareholders' meeting and that actions taken at this meeting were invalid. The plaintiffs are seeking, on behalf of Bancorp in the derivative action, and on behalf of themselves in the individual action, unspecified monetary damages, including treble damages, reasonable costs and attorneys' fees, and certain injunctive and declaratory relief. The plaintiffs have not indicated that they are seeking any monetary relief from Bancorp and Capital Bank other than costs in the individual action. The defendants have denied the allegations and are defending against both actions. The Company is not a party to these proceedings and no relief is sought from the Company, although Daniel Holtz, a director of the Company, and Javier Holtz, Chairman of the Board and an Executive Vice President of the Company, are defendants in the litigation. The Company does not believe that the outcome of the foregoing litigations will have a material adverse effect on its financial condition, results of operations or liquidity. For more information regarding these matters, see "Business-Legal and Administrative Proceedings" and "Principal Shareholders."

     Daniel Holtz, Fana Holtz and Javier Holtz have advised Bancorp that they had discussions with the Florida Department of Banking and Finance ("FDBF") as to whether one or more of them was required under Florida law to file an application to acquire and/or maintain a controlling interest in Capital Bank through their ownership and control of Bancorp. As a result of those discussions, Daniel Holtz, Fana Holtz and Javier Holtz have advised Bancorp that they, both individually and as a group, have voluntarily filed an application to acquire and/or maintain a controlling interest in Bancorp, although they do not believe such an application is legally required. Daniel Holtz, Fana Holtz and Javier Holtz are also having discussions with the Board of Governors of the Federal Reserve System ("FRB") as to whether a change of control notice is required under federal law. It presently cannot be determined what effect, if any, the discussions with the FRB or the FDBF's action on the application will have on Bancorp, Capital Bank and the Company, although if the control applications are denied, regulatory authorities could take various actions, including requiring that one or more members of the Holtz family divest sufficient shares of Bancorp so as not to have legal control of Bancorp as defined by regulatory authorities. For more information regarding the change in control application, see "Business-Legal and Administrative Proceedings" and "Principal Shareholders."

     Abel Holtz is also subject to the restrictions of Section 19 of the Federal Deposit Insurance Act which precludes him from owning or controlling, or otherwise participating in, the affairs of Bancorp and Capital Bank without regulatory approval. Abel Holtz has advised Bancorp that he has orally agreed with the FDIC not to vote his shares in Bancorp at the present time. Federal bank regulatory authorities are also examining and investigating whether Abel Holtz and some or all of the persons discussed in this section, including Bancorp and its subsidiaries, as well as possibly other persons, are in compliance with applicable change in control laws and Section 19. The Company cannot presently determine when these investigations by the federal bank regulatory authorities will be completed or what the results of such investigations will be.

     NO DIVIDENDS. The Company has not paid any cash dividends to date and does not intend to pay cash dividends in the foreseeable future. The Company intends to retain earnings to finance the development and expansion of its business. Under the Securitized Financings, the Company is prohibited from paying dividends if immediately after giving effect to such dividend payment the consolidated net worth of the Company will be less than that of the Company as of December 31, 1993. In addition, the Other Bank Facility prohibits the Company from paying dividends if immediately after giving effect to such dividend payments the Company fails to meet certain financial covenants and ratios, such as those relating to debt to net worth, profitability and cash flows. In addition, Holding's ability to pay dividends in the future is dependent upon its receipt of dividends paid to it by its direct and indirect subsidiaries. See "Dividend Policy."

     ABSENCE OF PUBLIC MARKET; Possible Fluctuations of Stock Price. Prior to this offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active trading market for the Common Stock will develop or that, if developed, it will be sustained after this offering or that it will be possible to resell the shares of Common Stock at or above the initial public offering price. The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of the Common Stock. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Underwriting."

     SHARES ELIGIBLE FOR FUTURE SALE. Upon consummation of this offering, the Company will have 12,000,000 shares of Common Stock outstanding. Of these shares, 2,000,000 shares (2,300,000 if the over-allotment option granted to the Underwriters is exercised in full) will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Act"). All of the remaining 10,000,000 shares of Common Stock held by the current sole shareholder of the Company will be "restricted securities" as that term is defined in Rule 144 promulgated under the Act. The current sole shareholder has agreed not to sell any such shares of Common Stock for 180 days from the date of this Prospectus without the prior written consent of Oppenheimer & Co., Inc., as representative of the Underwriters. See "Underwriting." Additionally, upon consummation of this offering, options to purchase 700,000 shares of Common Stock will be reserved for issuance under the Company's Stock Option Plan. The Company intends to register under the Act all shares reserved for issuance under its Stock Option Plan. Shares covered by such registration will be eligible for resale in the public market, subject to Rule 144 limitations applicable to affiliates. See "Management-Stock Option Plan." Future sales of substantial amounts of Common Stock in the public market, or the availability of such shares for future sale, could impair the Company's ability to raise capital through an offering of securities and may adversely affect the then-prevailing market prices. See "Shares Eligible for Future Sale."

     FACTORS INHIBITING TAKEOVER. As the Company's sole shareholder, Capital Bank, will continue to own in excess of 80% of the Company's Common Stock after this offering, no takeover would be successful without its consent. Changes in the management or ownership of Capital Bank or Bancorp or a reduction in the number of shares owned by Capital Bank, however, could have an effect on the likelihood of a takeover. See "Business-Regulation." However, the Articles provide that no additional shares of Common Stock may be issued that would reduce Capital Bank's interest below 80% without Capital Bank's written approval during the Eighty Percent Period. In addition, although the Articles provide for the issuance of one or more series of preferred stock from time to time, during the Eighty Percent Period no shares of any other class of capital stock may be issued without Capital Bank's written approval. Even in the event that at some later date Capital Bank's percentage ownership in the Company is significantly reduced, certain provisions of the Company's Articles and Amended and Restated Bylaws (the "Bylaws") may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider in its best interest. The Company's Articles authorize the Board to determine the rights, preferences, privileges and restrictions of unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series, without any vote or action by the Company's shareholders. Thus, the Board can authorize and issue shares of Preferred Stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Company's Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company, since the terms of the Preferred Stock that might be issued could potentially prohibit the Company's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the Common Stock. Other provisions of the Company's Articles and Bylaws (i) provide that special meetings of the shareholders may be called only by the Board of Directors or upon the written demand of the holders of not less than 30% of the votes entitled to be cast at a special meeting and (ii) establish certain advance notice procedures for nomination of candidates for election as directors by shareholders and for shareholder proposals to be considered at annual shareholders' meetings. Capital Bank could also vote to amend the Articles or Bylaws without the vote of any other shareholders. In addition, certain provisions of the Florida Business Corporation Act may have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Capital Stock-Anti-takeover Effects of Certain Provisions of Florida Law and the Company's Articles of Incorporation and Bylaws."


                         USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of shares of Common Stock offered hereby, based upon an assumed initial public offering price of $____ per share and after deducting the underwriting discount and estimated offering expenses, are estimated to be approximately $_____ million ($____ million if the over-allotment option granted to the Underwriters is exercised in full).

     The Company intends to use all of the net proceeds to reduce the Company's indebtedness under the Capital Facility, which bears interest at the prime rate, as published in THE WALL STREET JOURNAL (8.75% at December 31, 1995), is subject to annual review each June by Capital Bank and is due on demand. The outstanding borrowings under the Capital Facility were approximately $52.3 million at December 31, 1995. See Note 6 of Notes to the Company's Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."


                         DIVIDEND POLICY

     The Company intends to retain all future earnings for the operation and expansion of its business, and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon the Company's results of operations, financial condition and capital requirements and any regulatory restrictions or restrictions under credit agreements or other funding sources of the Company existing from time to time, as well as other matters which the Company's Board of Directors may consider. See "Risk Factors."


                         CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1995, giving effect to the 10,000 for-1 stock split to be effected prior to the effective date of this offering, and as adjusted for the sale of the 2,000,000 shares of Common Stock offered hereby (at an assumed public offering price of $_____ per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

[CAPTION]


                                         December 31, 1995
                                    Actual      As Adjusted
                                          (In thousands)

BORROWINGS:
   Notes Payable . . . . . . . . .   $52,260
   Variable Rate Asset-Backed
    Certificates . . . . . . . . .   175,000

SHAREHOLDERS' EQUITY:
   Preferred Stock, $.01 par
    value; 1,000,000 shares
    authorized; no shares
    outstanding. . . . . . . . . .         0          0
   Common Stock, $.01 par value;
    25,000,000 shares
    authorized; 10,000,000
    shares issued and
    outstanding;
  12,000,000 shares issued and
    outstanding, as adjusted(1). .      100
   Additional paid-in capital. . .    9,542
   Retained earnings . . . . . . .   23,698
     Total shareholders' equity. .   33,340

     TOTAL CAPITALIZATION. . . . . $260,600




_______________________

(1) Does not include shares of Common Stock reserved for issuance upon exercise of stock options granted under the Company's
     Stock Option Plan or shares issuable pursuant to the Underwriters' over-allotment option. See "Management--Company Stock Option Plan" and "Underwriting."














































              SELECTED CONSOLIDATED FINANCIAL DATA
          (Dollars in thousands, except per share data)

     The consolidated selected financial data set forth below for income statement and balance sheet data has been derived from the financial statements of the Company. The consolidated financial statements as of and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 have been audited by Deloitte & Touche LLP, independent auditors. The data set forth below should be read in conjunction with the financial statements and related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.



[CAPTION]



                            1991      1992      1993
Income Statement Data:

Factoring fees . . . . . $ 9,870   $ 12,482    $ 15,376
Net interest income. . .   3,762      4,445       5,669
Letter of credit and
 other fees. . . . . . .     378        665       1,128
  Other income . . . . .   1,092        905       1,303
   Operating revenues. .  15,102     18,497      23,476

Provision for credit
  losses . . . . . . . .   2,550      3,150       2,645
Operating expenses . . .   9,594     11,316      13,072
  Total expenses . . . .  12,144     14,466      15,717

Income before income
  taxes(1) . . . . . . .   2,958      4,031       7,759
Net income . . . . . . .   1,716      2,304       4,305
Net income per
  share(2) . . . . . . .   $0.17      $0.23       $0.43

Pro Forma Income
  Statement Data(3):

Pro forma net interest
  income . . . . . . . .
Pro forma net income . .
Pro forma net income
  per share(2) . . . . .

Operating Ratios and
  Other Data(4):

Factored sales . . . . .$825,116 $1,057,846  $1,326,802
Factoring fees to
  factored sales . . . .   1.20%      1.18%       1.16%
Net interest income
  to factored sales. . .   0.46%      0.42%       0.43%
Letter of credit and
  other fees to
  factored sales . . . .   0.05%      0.06%       0.09%
Other income to
  factored sales . . . .   0.13%      0.09%       0.09%
                           1.84%      1.75%       1.77%
Provision for credit
  losses to factored
  sales. . . . . . . . .   0.31%      0.30%       0.20%
Operating expenses to
  factored sales . . . .   1.16%      1.07%       0.99%
Total expenses to
  factored sales . . . .   1.47%      1.37%       1.18%
Income before income
  taxes to factored
  sales. . . . . . . . .   0.36%      0.38%       0.58%
Return on equity(5). . .  15.63%     17.78%      26.57%
Return on assets(5). . .   1.23%      1.32%       1.99%
Average funds
  employed . . . . . . . $89,700   $108,300    $131,800
Net interest income
  to average funds
  employed(6). . . . . .   4.19%      4.10%       4.30%
Net charge-offs to
  factored sales
  volume . . . . . . . .   0.16%      0.30%       0.20%
Accounts receivable
  turnover in
  days(7). . . . . . . .      53         54          52
Average number of
  employees. . . . . . .     118        140         153
Average factored sales
  per employee . . . . .  $6,158     $7,246      $8,672

Balance Sheet Data (at
  end of period):
Receivables, net . . . .$142,338   $176,376    $221,281
Total assets . . . . . . 151,407    188,176     233,259
Due to factoring
  clients. . . . . . . .  46,956     72,784      88,917
Borrowings . . . . . . .  89,950     99,500     123,000
Due to affiliates and
  other liabilities. . .   2,555      1,641       2,787
Shareholders' equity . .  11,946     14,250      18,555

(continued)


                                 1994           1995
Income Statement Data:

Factoring fees . . . . . . . .   $17,371        $19,519
Net interest income. . . . . .     7,299         11,850
Letter of credit and other
  fees . . . . . . . . . . . .     1,238          2,040
 Other income. . . . . . . . .     1,541          1,849
  Operating revenues . . . . .    27,449         35,258

Provision for credit losses. .     2,235          2,235
Operating expenses . . . . . .    14,137         18,457
  Total expenses . . . . . . .    16,372         20,692

Income before income
  taxes(1) . . . . . . . . . .    11,077         14,566
Net income . . . . . . . . . .     6,092          8,693
Net income per share(2). . . .     $0.61          $0.87

Pro Forma Income Statement
  Data(3):

Pro forma net interest
  income . . . . . . . . . . .                     $
Pro forma net income . . . . .                     $
Pro forma net income per
  share(2) . . . . . . . . . .                     $

Operating Ratios and Other Data(4):

Factored Sales . . . . . . . .$1,536,960     $2,001,364
Factoring fees to factored
  sales  . . . . . . . . . . .      1.13%          0.98%
Net interest income to
  factored sales . . . . . . .      0.47%          0.59%
Letter of credit and other
  fees to factored sales . . .      0.08%          0.10%
Other income to factored
  sales. . . . . . . . . . . .      0.10%          0.09%
                                    1.79%          1.76%
Provision for credit losses
  to factored sales. . . . . .      0.15%          0.11%
Operating expenses to
  factored sales . . . . . . .      0.92%          0.92%
Total expenses to factored
  sales. . . . . . . . . . . .      1.07%          1.03%
Income before income taxes
  to factored sales. . . . . .      0.72%          0.73%
Return on equity(5). . . . . .     28.80%         30.20%
Return on assets(5). . . . . .      2.35%          2.51%
Average funds employed (6) . .  $153,600       $210,900
Net interest income to
  average funds employed . . .      4.75%          5.62%
Net charge-offs to factored
  sales volume . . . . . . . .      0.17%          0.05%
Accounts receivable turnover
  in days(7) . . . . . . . . .        53             53
Average number of employees. .       162            193
Average factored sales
  per employee . . . . . . . .    $9,487        $10,370


Balance Sheet Data (at end
  of period):
Receivables, net . . . . . . .  $255,835       $354,821
Total assets . . . . . . . . .   282,880        399,471
Due to factoring clients . . .    90,707        128,578
Borrowings . . . . . . . . . .   159,540        227,260
Due to affiliates and other
  liabilities. . . . . . . . .     7,986         10,293
Shareholders' equity . . . . .    24,647         33,340



___________________

(1) The results of operations of the Company are included in the consolidated Federal income tax returns filed by Capital Bancorp, the parent of Capital Bank. Capital Bank, the Company's sole shareholder, allocates income taxes to the
     Company calculated on a separate return basis.   See "Certain
     Transactions."

(2) Gives retroactive effect to the 10,000-for-1 stock split to be effected prior to the offering.

(3) Pro forma income statement data reflects (i) the issuance of 2,000,000 shares of Common Stock offered hereby as if such issuance had occurred on January 1, 1995, at $____ per share, net of issuance costs, to repay indebtedness as described in "Use of Proceeds," and (ii) reduction of interest expense related to such indebtedness, net of income taxes, as if the repayment occurred on January 1, 1995.

(4) For purposes of the ratios and other data below for 1994 and 1995, factored sales include certain receivables which are collateral for those asset-based loans for which the Company provides factoring-type services.

(5)  Computed using average monthly balances.

(6)  Computed using average monthly balances of funds employed
     (receivables less amounts due to factoring clients).

(7) Computed by dividing 365 by the quotient of (i) factored sales volume for the periods indicated and (ii) the average monthly accounts receivable balance for the periods indicated.
















   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS

INTRODUCTION

     The Company provides fee-based services to its clients, including credit protection, collection and management information services, and also makes advances to many of its clients. Clients are generally manufacturers of goods or providers of services in various industries. At the time the Company purchases the factored receivables, the Company records a receivable and an offsetting liability "due to factoring client." Advances, which are interest earning and secured by the client's factored receivables, are recorded by the Company as reductions to the amounts due to the factoring client for factored receivables. Cash collections from the client's customers are used to repay the client's loans. If, as a result of financial inability to pay, a client's customer fails to pay a receivable that was credit-approved by the Company, the Company will ultimately bear any loss with respect to such receivable. In the event of dilution in excess of the unfinanced portion of receivables, where factored receivables are not fully collected for a reason other than the customer's financial inability to pay, such as breach of warranty, the Company will in practice typically need to look to newer receivables of the client for the collection of the outstanding obligation to the Company and may not be repaid.

     In contrast to the Company's purchase of factored receivables, when the Company makes an asset-based loan, a client assigns its collateral (usually accounts receivable and inventory) to the Company. Upon request of the client, the Company may advance funds to the client as a loan in an amount based upon the eligible collateral. When funds are advanced to a client, a loan receivable balance is created, and cash is disbursed. Although the Company loans funds to the client based on eligible collateral, the Company provides no credit protection and, accordingly, does not assume the risk of loss from a client's customers' inability to pay, although the Company may actually suffer a loss if all sources of repayment fail, including other collateral and guarantees, if any. In connection with asset-based loans, instead of a factoring fee, the Company earns a facility fee. Both factored advances and asset-based loans bear interest at a rate tied to the prime rate.

     The Company was acquired by Capital Bank in May 1985, at which time the Company had one office in South Florida. The Company acquired its Los Angeles regional office in August 1989, opened its New York regional office in April 1990 and the North Carolina regional office in May 1995. In September, 1994 the Company also established a healthcare division which provides financing to various types of healthcare providers and companies involved in the healthcare industry. The Company has experienced a compounded annual growth rate in factored sales volume of 27.2% for the 5-year period ended December 31, 1995. Additionally, primarily as a result of the growth in the California and New York regional offices and the opening of the North Carolina regional office, the Company has experienced a compounded annual growth rate in operating revenues of 21.4% for the 5-year period ended December 31, 1995.

     The Company operates through four regional offices (including the Florida office) and currently has over 400 clients who generate annual sales from $500,000 to over $100 million, and services over 100,000 customers of those clients. The majority of the Company's customers are large national or regional department store chains or specialty retailers. At December 31, 1995, the largest amount due from any one customer, a national department store chain, was approximately $14.7 million.

     The Company's factored sales volume can be affected in several ways, including new clients, client retention or losses, inflation and other economic conditions. Additionally, fluctuations in the sales dollar volume of the Company's clients, both positive and negative, have a direct impact on the Company's factored sales volume and factoring fees. In this regard, the Company has historically experienced seasonal fluctuations in its factored sales volume and factoring fees as a result of the seasonality of the sales of certain of the Company's clients, especially those in the apparel industry, who typically ship more goods during the four-month period of August through November in order to fill increased customer orders in anticipation of "back to school" and the ensuing holiday season. The Company realized approximately 40% of its annual factored sales volume during this 4-month period in each of 1994 (approximately $605 million of $1.5 billion annual factored sales) and 1995 (approximately $757 million of $2 billion annual factored sales).

     Management believes that one of the essential tools in maintaining and managing growth of the Company is the monitoring of certain key financial ratios. The Company monitors the key components of its income statement data, such as factoring fees, net interest income, other income, provision for credit losses and operating expenses, as a percentage of its factored sales volume. These key ratios allow the Company to monitor its performance in achieving its goals of (i) obtaining higher gross margins on factoring fee income, (ii) increasing fee income as a percentage of cash employed, (iii) reducing credit losses, (iv) controlling costs, and (v) maximizing return to its investors. Management also monitors both accounts receivable turnover and the aging of customers' accounts receivable, with particular emphasis on amounts greater than 60 days past due.

MONITORING ASSET QUALITY AND CREDIT LOSSES

     The monitoring of asset quality is a routine function performed by management to control credit losses. Monitoring asset quality involves the periodic review, sometimes daily, of such pertinent financial statistics as the aging of the accounts receivable portfolio, accounts receivable turnover, dilution and charge-offs. The Company's allowance for credit losses is determined after evaluating the receivables portfolio, current market conditions, changes in the nature and volume of the portfolio, past loss experience and other pertinent factors.

     Set forth below are those ratios and statistics utilized by management in monitoring asset quality for the five years ended
December 31, 1995:

[CAPTION]



                                    As of December 31,
                            1991      1992      1993
                                    (Dollars in thousands)

Provision for credit
  losses . . . . . . . . .  $2,550    $3,150     $2,645
Charge-offs net of
  recoveries . . . . . . .  $1,348    $3,164     $2,663
Allowance for credit
  losses . . . . . . . . .  $2,189    $2,175     $2,157
Accounts receivable
  turnover in days . . . .      53        54         52
Accounts receivable
  past due more
  than 60 days . . . . . .    6.72%     6.08%      4.85%
Provision for credit
  losses as a percentage
  of factored sales. . . .    0.31%     0.30%      0.20%
Net charge-offs to
  factored sales . . . . .    0.16%     0.30%      0.20%
Non-accruing advances. . .  $  965    $1,083     $  385

(continued)

                               As of December 31,
                            1994           1995
                           (Dollars in thousands)

Provision for credit
  losses . . . . . . . .     $2,235         $2,235
Charge-offs net of
  recoveries . . . . . .     $2,618         $1,028
Allowance for credit
  losses . . . . . . . .     $1,774         $2,981
Accounts receivable
  turnover in days . . .         53             53
Accounts receivable
  past due more than
  60 days. . . . . . . .       4.69%          4.85%
Provision for credit
  losses as a percentage
  of factored sales. . .       0.15%          0.11%
Net charge-offs to
  factored sales . . . .       0.17%          0.05%
Non-accruing advances. .     $  739         $2,184




     Charge-offs as a percentage of factored sales decreased from 0.20% at December 31, 1993 to 0.05% at December 1995. Management determines reserves for those clients' customer receivables and client advances that it considers uncollectible or partially collectible. Provisions for credit losses as a percentage of accounts receivable purchases have declined from 0.20% at December 31, 1993 to 0.11% at December 31, 1995 as a result of the decrease in net charge-offs, reflecting improved credit quality in the Company's portfolio.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31,
1994

     Net income increased from approximately $6.1 million during 1994 to approximately $8.7 million for 1995, a 42.6% increase, primarily as a result of increased operating revenues generated from increased factored sales. Operating revenues increased from approximately $27.4 million for 1994 to approximately $35.3 million for 1995, a 28.8% increase, primarily attributed to the increase in the Company's factored sales volume, and the resulting increase in interest income and factoring fees. Factored sales increased from approximately $1.5 billion for 1994 to approximately $2 billion for 1995, an increase of 30.2%, with factoring fees increasing by 12.4% from approximately $17.4 million for 1994 to approximately $19.5 million for 1995. A significant portion of these increases were attributable to continued growth of the Company's New York and California offices and the opening of the Charlotte, North Carolina office, as well as the business generated by the Company's healthcare division.

     Although the Company experienced increased factoring fee income as a result of increased factored sales, factoring fee income as a percentage of factored sales has declined from 1.13% for 1994 to 0.98% (1.03%, excluding asset-based lending activities) for 1995. This decline was primarily the result of lower factoring fees charged to high volume clients in the New York market and a lower fee structure, partly because of high volume clients, in the Charlotte market. The Company typically receives lower factoring fees from high volume clients because, among other reasons, high volume clients do not have the same servicing needs as smaller clients, requiring less labor intensive services to be performed by the Company, and because there is increased competition for such clients' business. The New York office accounted for 48.0% of the Company's factored sales volume for 1995, compared to 53.0% for 1994.

     Net interest income increased from approximately $7.3 million for 1994 to approximately $11.8 million for 1995, a 62.3% increase, principally as a result of a $57.3 million increase in average outstanding client advances for 1995 compared to 1994. Net interest income was also favorably impacted by continued interest expense reductions achieved through the issuance of additional Certificates under the Securitized Financing initiated by the Company in June 1994. The Company issued an additional $25 million of such certificates in December 1994, and an additional $50 million in July 1995. This allowed the Company to reduce the higher interest debt outstanding under the Capital Facility (approximately 8.75% at December 31, 1995). At December 31, 1995, there were $175 million of certificates outstanding bearing interest at LIBOR plus 1.25% (approximately 7.19% at December 31, 1995, excluding annualized transaction costs of 0.37%). The Company intends to continue using the Securitized Financings as a principal funding source for its traditional factoring activities, to the extent available.

     Letter of credit and other fee income increased from approximately $1.2 million in 1994 to approximately $2.0 million in 1995, a 66.7% increase, primarily as a result of an increase in letter of credit fees of approximately $305,000 in 1995 as compared to 1994, and an increase in overadvance fees of approximately $332,000 in 1995 as compared to 1994. In addition, fees related to field examinations increased by approximately $91,000 in 1995 as compared to 1994. Overadvances represent loans to clients in excess of the factored accounts receivable, substantially all of which are collateralized by assets other than receivables. All of the foregoing increases were principally the result of increased factoring volume in 1995.

     Operating expenses increased as a percentage of operating revenues, increasing from approximately 51.5% in 1994 to approximately 52.3% in 1995. The increase was the result of the opening of the North Carolina office in May 1995, and increases in salaries and benefits related principally to increased staff levels in the healthcare division and the hiring of personnel for the North Carolina office.

     The provision for credit losses was approximately $2.2 million in both 1994 and 1995. The provision for credit losses as a percentage of factored sales declined from 0.15% in 1994 to 0.11% in 1995. The Company's allowance for credit losses is determined after evaluating the receivables portfolio, current market conditions, changes in the nature and the volume of the receivables portfolio and past loss experience. Management believes that the decline in net charge-offs over such period reflects the Company's policies and practices of (i) generally refraining from providing factoring services to certain industries, (ii) carefully screening and selecting new clients, (iii) maintaining stringent underwriting criteria and using good credit judgment, (iv) using diligent monitoring procedures and (v) avoiding a significant concentration in any one client or clients. Although management attributes this positive trend primarily to the procedures it employs in monitoring asset quality, which procedures have kept losses on client advances at negligible levels and customer credit losses at their lowest level in the past three years, there can be no assurances that such levels will be sustained by the Company in the future. Non-accruing advances at December 31, 1995 were approximately $2.2 million compared to approximately $739,000 at December 31, 1994. This increase was primarily attributable to advances to a single client, most of which were collected in 1996.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31,
1993

     Net income increased from approximately $4.3 million in 1993 to approximately $6.1 million in 1994, a 41.5% increase, primarily as a result of increased operating revenues generated from increased factored sales. Operating revenues increased from approximately $23.5 million in 1993 to approximately $27.4 million in 1994, a 16.9% increase, and was primarily attributable to a significant increase in the Company's factored sales, and the resulting increase in factoring fees. Factored sales increased from approximately $1.3 billion in 1993 to approximately $1.5 billion in 1994, an increase of 15.8%, with factoring fees increasing by 13% from approximately $15.4 million in 1993 to approximately $17.4 million in 1994. A significant portion of these increases was attributable to continued growth of the Company's New York office.

     Although the Company experienced increased factoring fee income as a result of increased factored sales, factoring fee income as a percentage of factored sales declined slightly, from 1.16% in 1993 to 1.13% in 1994. This decline was primarily the result of lower rates for factoring fees experienced on several large client relationships where expenses as a percentage of factored sales are also lower.

     Net interest income increased from approximately $5.7 million in 1993 to approximately $7.3 million in 1994, a 28.8% increase, primarily as a result of a $21.8 million increase in average client advances outstanding in 1994 compared to 1993, and interest expense reductions achieved as a result of the issuance in June 1994 of $100 million in certificates under the Securitized Financings. These certificates bear interest at LIBOR plus 1.25% and were used to (i) repay in full the outstanding balance under a $15 million loan from an unaffiliated bank, where the Company paid LIBOR plus 1.75%, and (ii) reduce the amount outstanding under the Capital Facility which bears interest at the prime rate.

     Letter of credit and other fee income increased from approximately $1.1 million in 1993 to approximately $1.2 million in 1994, an increase of 8.3%.

     The Company's total expenses increased from approximately $15.7 million in 1993 to approximately $16.4 million in 1994, a 4.2% increase, primarily as a result of increases in salaries and benefits associated with the growth in New York and California, as well as operations in the Florida office.

     The provision for credit losses decreased from approximately $2.6 million in 1993 to approximately $2.2 million in 1994, a 15.5% decrease. As a percentage of factored sales, the provision for credit losses declined from .20% in 1993 to .15% in 1994. The Company's allowance for credit losses is determined after evaluating the receivables portfolio, current market conditions, changes in the nature and volume of the receivables portfolio and past loss experience.


LIQUIDITY AND CAPITAL RESOURCES

     Since June 1994, the Company has relied upon an asset securitization program, the Securitized Financings, as its principal source of funding. This funding is supplemented by the Capital Facility and, more recently, the Other Bank Facility.

     Through December 31, 1995, the Company had issued three series of asset-backed certificates (each, a "Certificate") aggregating $175 million, under the Securitized Financings. All of the Certificates were issued to life insurance companies. Initially, the Certificates were rated "AA" by Duff & Phelps Credit Rating Company and "A" by Fitch Investors Services, Inc. Approximately one year after its initial rating, Fitch Investors Services, Inc. upgraded its rating of the Certificates to "AA". The scheduled maturity date of the Certificates corresponding to each series is December 1999 ($100 million), June 2000 ($25 million), and January 2001 ($50 million), respectively. The Certificates issued under each series bears interest at LIBOR plus 1.25% before transaction costs (approximately 7.19% at December 31, 1995, excluding annualized transaction costs of 0.37%). Interest is payable monthly. However, an early amortization event will occur if the Company fails to satisfy certain financial covenants. The Company may continue to use the Securitized Financings for funding, provided eligible Advances are available for transfer to the trust created to accommodate the Securitized Financings (the "Trust") for future funding through new series. Generally, all of the Advances made by the Company, with the exception of those made by its healthcare division, as well as certain asset-based loans, are eligible for transfer to the Trust. As of December 31, 1995, the Company had transferred to the Trust Advances aggregating nearly $200 million. Additionally, in connection with any additional secured indebtedness to be incurred by the Company, the Securitized Financings require that all additional secured lenders enter into an intercreditor agreement with the holders of the Certificates and the trustee of the Trust. The Securitized Financings permit future purchases to the extent that the Company generates eligible Advances. The Company used all of the funding it has obtained through the Securitized Financings to (i) repay in full the outstanding balance under a $15 million loan from an unaffiliated bank, where the Company paid interest of LIBOR plus 1.75%, and (ii) pay down the indebtedness under the Capital Facility.

     Under the Capital Facility, the Company also has a $125 million unsecured revolving line of credit with Capital Bank, the Company's sole shareholder, pursuant to which the Company has outstanding borrowings of approximately $52.3 million at December 31, 1995. The indebtedness under the Capital Facility bears interest at the prime rate, as published in THE WALL STREET JOURNAL (8.75% at December 31, 1995), is subject to annual review by Capital Bank each June and is due on demand. The Facility has been in place since 1985 and historically has been renewed for one-year periods in June of each year. Interest under the Capital Facility is payable monthly. The Company generally has used the Capital Facility to make Advances to its clients.

     In March 1996, the Company entered into the Other Bank Facility, a revolving credit facility with an unaffiliated bank in the amount of $40 million which was closed in April 1996. Indebtedness under the Other Bank Facility will be secured by Advances not transferred to the Trust or eligible for transfer to the Trust, most of which were made by the Company's healthcare division or were asset-based loans, as well as all of the equipment used by the Company in its operations. In order for the Other Bank Facility to be fully funded, the Company would have to pledge an amount in excess of $57 million in Advances. The indebtedness under the Other Bank Facility may not exceed 70% of the value of the Advances pledged by the Company as collateral for such indebtedness. The Company currently has borrowings of approximately $21 million outstanding under the Other Bank Facility. The indebtedness under the Other Bank Facility bears interest at a rate of LIBOR plus 2.15% (7.53% at March 31, 1996), payable monthly. The indebtedness under the Other Bank Facility matures upon termination in March 1999, although it will be automatically renewed for additional one year periods unless the Company or the lender terminate it. Funds borrowed under the Other Bank Facility were used by the Company to pay down indebtedness under the Capital Facility, and to fund certain of the Company's healthcare financing activities and asset-based lending activities.

     In addition to the continued availability of the above financing, the Company's future liquidity will continue to be dependent upon its ability to collect the accounts receivables purchased from its clients. Of the Company's approximately $361.2 million of accounts receivable outstanding at December 31, 1995, approximately $130 million have balances exceeding $1 million. These customers are primarily large national or regional department store chains or specialty retailers. At December 31, 1995, the largest amount due from any one customer, a national chain store, was approximately $14.7 million. In addition, the Company's accounts receivable turned over in an average of 53 days during 1995.

     Management believes that it has the corporate infrastructure in place to support its earnings growth for the foreseeable future. Management also believes that funds available under the Company's current credit facilities (assuming such facilities are renewed or replaced with similar facilities) and cash flow from operations will be sufficient to satisfy the Company's working capital requirements for at least 12 months after this offering.

EFFECTS OF INFLATION

     The Company believes that inflation has not had a material impact on its results of operations.


                            BUSINESS

GENERAL

     The Company is a specialized financial services company principally engaged in providing receivables-based commercial financing and related fee-based credit, collection and management information services. The Company's clients are primarily small to medium size companies in various industries, including textile and apparel and furniture manufacturing, and, recently, entities involved in the healthcare industry. The Company operates through four offices located in New York City, Los Angeles, Charlotte and its headquarters in South Florida. In late 1994, the Company began to expand its asset-based lending business. Management expects healthcare financing and asset-based lending to contribute significantly to the growth of the Company, although there can be no assurance that this will be the case. The Company currently has over 400 clients who generate annual sales of $500,000 to over $100 million, and services over 100,000 customers of those clients.

     The Company generally provides financing to its clients through the purchase of accounts receivable owed to the Company's clients by the clients' customers, usually on a non-recourse basis, as well as by guaranteeing amounts due under letters of credit issued to the Company's clients which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is usually known as "factoring" and results in the payment by the client of a factoring fee, generally equal to 0.5% to 2% of the factored sales volume. No money is paid to the client at the time the Company purchases the client's receivables. Instead, the Company records a liability to the client on its books for the purchase price of the receivable. Generally, the Company and the client notify the client's customer to make all payments on the receivable directly to the Company. In most cases, a client's customers are other commercial entities and the client does not deal directly with individuals. In healthcare financing, the client's customers are individuals, but the client's receivables are mostly from third-party obligors. See "-Healthcare Financing."

     The Company guarantees the collection of each client's pre-approved receivables or receivables from each client's customers with pre-approved credit lines. Payment for receivables which are credit-approved by the Company is made to the client after collection from the client's customer or, if the receivable is not paid based solely on the customer's financial inability to pay, payment is made to the client within 120 days after the due date of the receivable. Frequently, the Company also advances funds to its clients prior to collection of receivables, charges interest on such advances (in addition to any factoring fees) and satisfies such advances from receivables collections. All payments to clients are reduced by amounts outstanding to the Company, such as the factoring fee charged to the client or any outstanding advances to the client. Interest charged on such advances is generally equal to 1% to 4% over prime. Management believes that the generally short-term and floating rate characteristics of its advances and the floating rate of its financings result in minimal
interest rate exposure.   Approximately 30% of the Company's
clients use only the credit protection and management information services offered by the Company in connection with the purchase of their accounts receivable, and do not obtain advances against the purchased receivables from the Company.

     The Company has grown significantly in size and profitability, with a compounded annual growth rates in operating revenues and net income of 21.4% and 69.0%, respectively, for the five-year period ended December 31, 1995, and a compounded annual growth rate in factored sales volume of 27.2% for the same period. For 1995, the Company's operating revenues, net income and factored sales volume increased by 28.5%, 42.7% and 30.2%, respectively, over 1994. The Company's operating strategy has been primarily attributable to its
(i) managing credit risk to ensure consistent and stable growth,
(ii) increasing market penetration through offices in key factoring centers, (iii) recruiting and retaining experienced personnel who use a team approach to provide quality service and (iv) diversi-fying by product and industry, especially in healthcare financing, which management believes has significant growth potential.

BACKGROUND OF THE COMPANY

     Factors was acquired by Capital Bank in May 1985, at which time Factors had one office in South Florida and total assets of less than $6 million, compared to total assets of $399.5 million as of December 31, 1995. Factors grew rapidly during 1985 and the first six months of 1986, but sustained losses during these periods. In 1986, Factors hired a new management team, including the current President and Chief Executive Officer of Holding and Factors and two members of the current senior management team located in Florida. Factors, under this management, acquired the Los Angeles regional office in August 1989, which was initially staffed with former officers of NatWest Commercial Services, Inc., and opened the New York regional office in April 1990, which was initially staffed with former officers of Bankers Trust Factors. Factors experienced substantial growth in the early 1990s, and added several key executive officers. In September 1994, the Company established a healthcare division and, in late 1994, the Company also began asset-based lending. The Company opened its Charlotte regional office in May 1995, initially staffed with former executives of Barclays Commercial Corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of increases in factored sales volume in the newer offices.

     Holding is a wholly-owned subsidiary of Capital Bank, a Florida commercial bank, which is a wholly-owned subsidiary of Bancorp. Holding was formed in June 1994 in order to serve as the holding company for Factors and to accommodate the issuance of asset-backed certificates in connection with the Securitized Financings which have been issued pursuant to several private placements.

MARKET FOR COMPANY SERVICES

     Traditionally, the factoring client base has consisted of members of the textile and apparel industries, furniture manufacturers, electronics and home furnishings organizations, wholesalers, distributors and service organizations. Approximately 76.0% of the Company's clients are in the textile and apparel industry and 10.8% are manufacturers of furniture and home furnishings. Clients who, for various reasons, have insufficient or less effective in-house staff, equipment or procedures to monitor customers, manage accounts receivable or protect against credit loss, also use factors to provide such services. These include both mature and younger companies. For example, as the retail industry becomes more fragmented due to an increased number of specialty stores challenging department stores, mass merchants and discounters, suppliers are faced with a larger universe of buyers and may experience higher costs to maintain their credit and receivables department and increasing paper flow, requiring more sophisticated systems. As clients experience these rising costs, credit, collection and management information services such as those provided by the Company become economically and operationally more attractive. In addition, manufacturers benefit from factoring because it allows them to turn inventory more quickly, particularly if they receive cash advances, which may be used to produce more inventory that could not have been produced if the manufacturer had waited to be paid by its customer.

     The Company, as well as the factoring industry, has historically experienced and expects to continue to experience seasonal fluctuations in its factored sales volume and factoring fees, which generally have been highest during the period from August through November. A principal reason for the fluctuation in the Company's factored sales volume and factoring fees is the seasonality in the sales of certain of the Company's clients, especially those in the textile and apparel industry, who typically ship more goods during such 4-month period in order to fill increased customer orders in anticipation of "back to school" and the ensuing holiday season. The Company realized approximately 40.0% of its annual factored sales volume in each of 1994 (approximately $605 million of $1.5 billion annual factored sales) and 1995 (approximately $757 million of $2 billion annual factored sales) during this 4-month period. Historical experience also indicates that the Company's factored sales volume and factoring fees are at their lowest during the period from December through February. Such seasonal fluctuations can be seen by a review of the Company's quarterly factored sales volume and net income for the 3-year period ending December 31, 1995, as set forth below:

[CAPTION]



                            First    Second     Third
                           Quarter   Quarter   Quarter
                                   (Dollars in thousands)

1993   Factored Sales
       Volume. . . . . .   $296,710  $319,767  $341,953

       Net Income. . . .       $824      $991    $1,154

1994   Factored Sales
       Volume. . . . . .   $328,855  $365,176  $423,884

       Net Income. . . .     $1,128    $1,110    $1,769

1995   Factored Sales
       Volume. . . . . .   $441,211  $460,407  $561,222

       Net Income. . . .     $1,883    $2,069    $2,524

(continued)


                           Fourth          Full
                           Quarter         Year
                          (Dollars in thousands)

1993   Factored Sales
       Volume. . . . . .  $368,372    $1,326,802

       Net Income. . . .    $1,336        $4,305

1994   Factored Sales
       Volume. . . . . .  $419,045    $1,536,960

       Net Income. . . .    $2,085        $6,092

1995   Factored Sales
       Volume. . . . . .  $538,523    $2,001,364

       Net Income. . . .    $2,217        $8,693



       One fast-growing market is healthcare financing, which the Company has recently entered. Typical clients include hospitals, nursing homes, doctor groups, home treatment centers, home healthcare service providers, temporary nursing or staffing services and providers of durable medical equipment. These companies often have long waits for receivables to be paid, but steady needs for cash, and, accordingly, are less subject to seasonal changes. See "-Healthcare Financing."

INDUSTRY OVERVIEW

       Financial service companies which compete with the Company are widely known as factors and typically service retail trade clients with a large number of customers, requiring intensive customer credit and operational support. Factoring companies service industries such as apparel, textiles, shoe, carpeting and furniture, frozen foods, housewares, electronics, toys and other service-related industries, including hospitals, medical companies and employment services. Such industries benefit from the use of credit, collection and management information services such as those provided by the Company because factoring companies can (i) achieve economies of scale in evaluating the credit quality of various customers and processing receivables and (ii) help clients to achieve more stable cash flows and additional credit facilities.

       Factoring has been a method of working capital financing in the United States for over 200 years. Traditionally, the industry has focused on the purchase of receivables in the apparel and furniture industries, but recently, new industries, including healthcare providers, have begun factoring. The factoring industry has undergone considerable consolidation over the past several years; as a result, the industry is characterized by a small number of very large factors operating nationally, with a multitude of small companies generally operating on a local or regional basis.

       In a recent survey, the largest fourteen factoring companies reported volume in 1995 of $60.9 billion, an increase of 48% over reported volume in 1988. The Company had a 3.3% share of this reported volume for 1995.

STRATEGY

       The Company provides fee-based services to its clients, including credit, collection and management information services, and also makes advances to its clients. Each of the Company's regional offices is staffed with a business development manager, who has the primary responsibility for generating new business. Potential new clients are often identified from (i) referrals by previous and existing clients, accountants and lawyers, (ii) direct mail efforts and (iii) direct telemarketing efforts. The Company also attempts to expand its network through (i) mailings and magazine and trade journal advertisements to increase its name recognition, (ii) cultivating its existing referral relationships and (iii) soliciting additional referral relationships. Since the Company opened its Charlotte office in 1995, management believes that it has a network in place to meet the needs of its target client base in the key markets for factoring services. Additional expansion and growth is contemplated through product diversification, such as through healthcare financing, as well as asset-based lending.

       Management believes that the Company's growth has been primarily attributable to the following operating strategies:

     . MANAGEMENT OF CREDIT RISKS. The Company manages credit risks associated with collection of accounts receivable and advances to clients primarily by (i) conducting extensive financial and business due diligence on both clients and their customers before entering into a factoring arrangement with a client or establishing credit limits for customers, (ii) adhering to written guidelines set forth in a Loan and Credit Policy Manual distributed to all credit and collection employees, and
          (iii) monitoring outstanding accounts receivable and advances on a daily basis in order to alert the Company to potential problems in a timely manner.

     . INCREASED MARKET PENETRATION. The Company believes that it has been able to increase market penetration by servicing a wide range of clients nationally through its regional offices located in key factoring centers. In addition, by providing its clients with personalized, flexible cost-efficient and effective service, the Company allows clients to be more responsive to their customers and to devote more time to the management of other aspects of their business.

     .    EXPERIENCED PERSONNEL WHO USE A TEAM APPROACH.
          Management believes that the quality of service provided to its clients is a critical factor to the Company's growth. In order to provide quality services, the Company strives to recruit and retain management and other personnel with significant industry experience, as well as a commitment to client service. The Company's account executives, credit officers and operations officers work together under the supervision of management to service the Company's clients. As a result of this strategy, the Company's clients and the customers of such clients interact with experienced personnel working as a team.

     . DIVERSIFICATION BY PRODUCT AND INDUSTRY. As part of its operating and growth strategy, the Company offers different variations and combinations of its traditional products and services to clients and has recently expanded into healthcare financing and asset-based lending. Asset-based lending, in particular, provides the Company a vehicle to finance clients who may not need its other services and who have different financial needs than general factoring clients. Although the Company has a high concentration of clients in the textile and apparel industry and furniture manufacturing industry, the Company provides services to companies in various industries. In addition to traditional factoring clients, the Company now provides accounts-receivable financing to various clients in the healthcare industry. Diversification provides the Company with a potential client base that has significant growth potential, which may be serviced from its existing offices.

FACTORING ARRANGEMENTS

     Factoring Agreement

     After the Company has completed a financial and business analysis on a potential client and its customers, the Company will enter into a factoring agreement with approved clients. Many of these factoring agreements provide for advances to be made by the Company based on a client's receivables. The factoring agreement typically appoints the Company as the client's sole factor for all accounts receivable, generally for a term of one year. The Company can usually terminate the agreement at any time upon 30 days' prior written notice to the client.

     Once the factoring agreement has been executed, the Company will purchase the client's accounts receivables for the face amount of the receivables, less certain specified discounts, including the Company's factoring fee, and other deductions. No money is paid to the client upon the purchase of the receivables. Instead, the Company records a liability on its books for the purchase price of the receivable. Generally, the Company and the client notify the customer to make all payments for the receivable directly to the Company. In most areas, a client's customers are other commercial entities and the client does not deal directly with individuals.
In healthcare financing, the client's customers are individuals, but the client's receivables are mostly from third-party obligors.

     The Company guarantees the collection of each client's pre-approved receivables or receivables from each client's customers with pre-approved credit lines. Payment for the receivable is made to the client after collection from the customer or, in the event the collection of the receivable was guaranteed by the Company and the receivable was not paid based solely on the customer's financial inability to pay, payment is made to the client within 120 days after the due date of the receivable. If the customer fails to pay the receivable for any reason other than financial inability to pay, such as a dispute regarding defective merchandise, the Company has no obligation to pay the client for the receivable, notwithstanding guarantee of the receivable by the Company. All payments to clients are reduced by amounts outstanding to the Company, such as the factoring fee charged to the client or any outstanding advances to the client.

     At the time the Company purchases the client's accounts receivable, the client becomes obligated to pay the Company a fee, generally equal to 0.5% to 2.0% of the gross amount of the receivable (not reduced by any discounts that may have been provided to the customer for early payment). Typically, the fee is paid from the proceeds of the accounts receivable collections. The factoring fee paid by the client is not related to the collectibility or non-collectibility of the purchased accounts receivable. Accordingly, even if the Company is not obligated to pay for a guaranteed receivable because of a dispute between the client and its customer, or if payment of the receivable was not guaranteed by the Company, the factoring fee is due from the client on such receivable. The factoring fee charged by the Company depends on various considerations, such as the length of time the receivables are expected to be outstanding, the monthly volume of receivables generated by the client, the anticipated administrative costs and the perceived level of risk. Management believes that its factoring fees remain competitive with other factoring companies, primarily because of the type of client serviced by the Company (generally, clients generating less than $50 million in sales) and the type and quality of services provided to its clients.

     Services

     The Company offers an interrelated package of financial services which meets a variety of the business and financing needs of its clients. The Company's services are designed to allow clients to be more responsive to their customers and to devote more time to the management of other aspects of their business. The Company's clients and the range of products and services offered distinguish it from certain other commercial finance companies and asset-based lenders because the Company's main focus is to provide fee-based services, as well as act as a lending source for many of its clients. Management believes that it generally can provide these fee-based services in a more cost-efficient manner than its clients because of economies of scale.

     CREDIT, COLLECTION AND MANAGEMENT INFORMATION SERVICES. The Company provides its clients with access to credit management, collection and information services, including certain computerized accounting services, as well as the equivalent of credit insurance. Each of the Company's regional offices is staffed with a credit department of between 10 to 30 people. The credit department, at the direction of the credit officer, conducts the credit checks on client's customers, analyzes the information and makes a recommendation as to the amount of credit to be extended, if any. If the Company approves the credit of the customer, in accordance with written guidelines established by the Company, then the Company will purchase the receivable for a fee and guarantee the collection of the receivable based solely on the customer's financial ability to pay the receivable. If the Company did not approve the credit of the customer, the Company purchases the receivable for a fee, but will not guarantee collection of the receivable.

     Except with respect to much of the Company's healthcare financing, upon purchase of the receivable by the Company, the client notifies the customer that all payments on the receivable should be sent to the Company. The Company also notifies the customer that it has purchased the receivable and provides payment instructions to the customer. All payments are sent to the Company's operations department in Florida. The regional collection departments monitor the collection of the accounts receivable and make necessary follow-up calls if payment is not received on a timely basis. Where necessary, the Company will press for collections. Company staff is trained to seek collections in a courteous and professional manner so as not to adversely affect a client's relationship with its customers. In certain circumstances, the Company will use the services of independent collection agencies. See "-Monitoring and Oversight Policies -Receivables Portfolio."

     In addition, the Company provides various management information services to its clients, including (i) a monthly analysis that includes an aging schedule of all open receivables by customer and (ii) information as to the creditworthiness of its customers.

     ADVANCES. The Company may also make advances to its clients, with interest charged on such advances, generally equal to 1% to 4% over prime. These fees are generally higher than the fees charged by banks because a factor provides startup and expanding businesses more financial flexibility, in addition to credit and other services. Interest accrues on the advance from the date the advance is made until the date the Company would otherwise be obligated to pay the client for purchased receivables. Advances are made on receivables before they are due or collected by the Company based upon a stipulated percentage of the net face value of aggregate outstanding receivables, usually ranging from 75% to 90%. Advances are payable upon demand. All advances must be approved in accordance with the written guidelines established by the Company. Approximately 70% of the Company's clients obtain advances from the Company. A number of these clients might not otherwise qualify for financing of a comparable level from traditional sources. From time to time, the Company makes advances in excess of a client's receivables to the extent needed by such client because of the seasonality of its business or otherwise. These overadvances may be secured by one or more of a client's inventory, other assets or personal guarantees or may be unsecured.

     OTHER FINANCING SERVICES. The Company also provides other fee-based financial services to its clients, including guarantees of commercial letters of credit and standby letters of credits. Most, if not all of such letters of credit are issued by Capital Bank. See "Certain Transactions." The Company may also provide financial guarantees for its clients. Commercial letters of credit are issued to facilitate certain trade transactions for the clients of the Company, principally the purchase of goods. Standby letters of credit and financial guarantees are conditional commitments issued to guarantee the performance of a client to a third party. The Company guarantees letters of credit and issues financial guarantees only for clients with which the Company has factoring or other financing arrangements. Generally, the Company requires collateral to support these commitments and the collateral held varies, but may include cash, inventory, real estate and the client's reserve balance.

MONITORING AND OVERSIGHT POLICIES

     Receivables Portfolio

     The quality of purchased receivables is the Company's primary security against credit losses. Accordingly, the Company conducts an extensive financial and business analysis on a client prior to entering into a factoring arrangement with the client, and on the client's customers, prior to the establishment of credit lines for a customer. The Company focuses on such items as the age of receivables, the quality of management and the ethical character of a prospective client's owners, as well as the diversity of its customer base. The Company generally seeks to avoid situations where a significant percentage of a prospective client's receivables are from one customer. Pursuant to Company policy, all factoring arrangements must conform to the guidelines set forth in the Company's Loan and Credit Policy Manual, a written manual provided to all credit and collection employees of the Company. There can be no assurance, however, that adherence to the Company's written guidelines will result in full collection of the purchased receivables or that such guidelines will be complied with in every instance. See "-Credit Loss Policy and Experience."

     Each of the Company's regional offices is staffed with one or more field examiners who visit the office of each potential client for diligence purposes. In certain situations, the Company will also use the services of independent certified public accountants to assist the field examiners. In addition to on-site visits, the Company's field examiners will review current financial statements and business references of the client and personal financial statements of the principals of the client and its major shareholders. The Company's field examiners also conduct periodic field examinations of and visits with clients to continue to learn about the client's operation. The Company generally requires business plans for start-up ventures. Additionally, each of the Company's regional credit departments makes routine random telephone calls and mails written requests to customers to verify the existence and the terms of receivables purchased from clients and obtains shipping evidence for all invoices purchased, as well as remaining in communication with the client.

     After the necessary financial and business information has been collected and reviewed, if the Company intends to enter into a factoring arrangement with the proposed client, a written proposal of the terms of the proposed factoring arrangement is prepared. The proposal includes, among other things, (i) the amount of the factoring fee to be charged, (ii) anticipated accounts receivable purchases to be generated by the client and
(iii) the interest rate to be charged on advances, if applicable. All new factoring arrangements are approved by the Company's President and the respective regional manager. If the factoring arrangement provides for advances to the client against purchased receivables, additional approvals are required. See "-Client Advances" below.

     Each of the Company's clients is serviced by a team of Company personnel. Clients are assigned to an account executive and credit officer in one of the Company's four regional offices, and an operations officer in the Florida executive office. The account executive is the client's primary contact with the Company. The account executive is responsible for managing the assigned client relationship, including approval of client advances, and obtaining necessary documentation prior to any advances to the client. Requests for customer credit approvals or increases in customer credit lines are directed to the credit officer. The operations officer is responsible for the processing of all receivables, including application of payments and invoice handling. In addition, the Company's senior management team will often meet with clients to discuss problems, if any, and monitor client satisfaction.

     Prior to the establishment of a credit line for a client's customer, the Company conducts a credit check on the customer and obtains a credit rating for the customer. The Company takes into consideration the amount of the requested credit line, the customer's credit rating and satisfaction of internal written guidelines in determining whether to establish a credit line for the customer. If certain formulas contained in the Company's written guidelines are not satisfied, additional information is obtained and reviewed by the Company, including bank references, trade surveys and financial statements of the customer. The Company may also conduct on-site visits of the customer's business and interview the customer's management team. All credit lines over $250,000 require either executive officer or combined executive officer and director approval, depending on the amount of the credit line. The Company may also assume the credit risk of a single credit transaction for a client's customer. Generally, the same credit check procedures are followed in such transactions.

     The Company assumes the credit risk only on receivables for which written approval has been provided by the Company. The Company also reserves the right to withdraw a credit approval if the Company believes a customer's credit standing has become impaired before actual delivery of merchandise or rendering of services by the Company's client. Credit approvals are limited to the specific terms provided by the client to the Company and can be withdrawn if the terms of the sale are changed. If a dispute relating to goods or services rendered by the client to its customer arises, the credit approval on the receivable is negated. If sales are made by the client to a customer without credit approval or in excess of any credit approval, any payments made by such customer on outstanding receivables will be applied first to outstanding credit-approved receivables on the books of the Company.

     The Company monitors whether receivables are paid according to their terms. Daily aging reports are generated by the Company and reviewed by the regional credit department staff and the account executive responsible for the account. If payment is not received on its due date, follow-up contact is made with the client's customer in accordance with written procedures established by the Company. During this follow-up contact, the Company seeks to determine the cause of the delay in order to take appropriate action at an early stage. The status of overdue accounts and other relevant information is reported to each client monthly, or sooner, if appropriate. The Company's average accounts receivables turnover rate was 53 days for 1994 and 1995. The Company may receive payments, from time to time, that it is unable to match against specific outstanding invoices. The Company generally notifies the payor when unidentifiable payments or portions thereof are received. If the payor does not respond within 90 days, the Company generally records the unallocated credits as income. The Company maintains an allowance for unallocated credits recorded as income which may be subsequently repaid based upon its historical experience. This allowance is also available for amounts that may be payable to governmental authorities for property that is abandoned. There can be no assurance that the allowance will be sufficient to meet all such future claims.

     The Company periodically uses the services of independent collection agencies to assist it in the collection of accounts receivable more than 90 days past due. The Company's policy is to charge-off accounts receivable once they have been placed with a collection agency. Collection agencies charge, on the average, a 20% fee of the delinquent account collected. On occasion, the Company initiates litigation to recover payment of the receivable.

     As security for the accounts receivable purchased, the Company obtains blanket first liens on a client's receivables, and may also obtain personal guarantees and liens (which may be subordinate to other liens) on other assets of the client, including cash, tax refunds, inventory, real estate and equipment. In addition, the Company arranges for periodic reviews of public records in order to monitor the filing of any subsequent liens which could impair the value of receivables in which the Company has an interest.

     Client Advances

     Prior to making any advances to a client on accounts receivable, the Company will conduct additional business and financial analysis on the client. The typical written credit analysis sets forth (i) the purpose for the advance, (ii) security to be provided for the advance, such as personal guarantees from principals of the client and subordination arrangements, (iii) the rate structure to be charged and projected income to be earned by the Company, (iv) prior experience with the client if the client has previously had a relationship with the Company or Capital Bank,
(v) the client's history, organization and operations, (vi) bank and trade information on the client, (vi) financial information of the client and (viii) future plans and projections of the client. In addition to the written credit analysis, the account executive assigned to the account reviews a factoring status report on the client, which sets forth the client's monthly sales and accounts receivable volume, along with collection information on the receivables.

     Based upon a review of the credit analysis and factoring status report, the account executive will make a recommendation as to whether or not the advance is reasonable in relation to the value of the client's outstanding receivables. All advances against purchased receivables must be approved by no less than four officers of the Company, two of whom are generally the account executive and head of client administration from the originating office and two in the Company's executive offices in Florida, providing another level of control in the advance process.

     Outstanding advances to clients are reviewed on a daily basis and on a monthly basis at monthly portfolio meetings attended by the President, or his designee, and the regional managers (or their designees). At the monthly portfolio meetings, senior management evaluates the Company's outstanding advances and receivables in order to identify potential problems. The meetings also allow senior management to evaluate the performance of their account executives, who have the responsibility of managing their client's outstanding advances and receivables.

CREDIT LOSS POLICY AND EXPERIENCE

     The Company regularly reviews its outstanding accounts receivable and other extensions of credit, such as advances to clients, to determine the adequacy of its allowance for credit losses. The level of related credit balances of clients and the impact of economic conditions on the creditworthiness of the Company's clients and the client's customers are given major consideration in determining the adequacy of the allowance. The Company's methodology for calculating its reserve for doubtful accounts has remained consistent for the period commencing in 1991 and continuing through 1995, and includes a specific and general component. Specific reserves are established for receivables and client advances which the Company's management deems to be wholly or partially uncollectible. The general component represents 0.75% of those receivables that are not specifically reserved for but for which the Company has provided credit guarantees. Provisions for credit losses as a percentage of factored sales have declined from 0.20% at December 31, 1993 to 0.11% at December 31, 1995. Net charge-offs may exceed provisions in certain periods due to the timing of recording a provision and subsequent charge-off.
Ultimate losses may vary from current estimates and the amount of the provisions, which are current expenses, may be either greater or less than actual future charge-offs of receivables or advances relating to these provisions.

     At the time a receivable is purchased an anticipated payment date is recorded and is subsequently used to identify past due receivables. Receivables which have been identified as past due will not be written-off if, in the opinion of management, collection from the customer, client or realization on the collateral held, if any, is likely. As of December 31, 1995, approximately $12.4 million of receivables, representing 3.8% of outstanding receivables as of such date, were 90 days or more past the payment date anticipated at the time of purchase and had not been written-off.

     Accrual of interest income is discontinued on advances to clients when the loan balance, including interest, is considered impaired and exceeds the estimated value of the collateral securing the advance. At December 31, 1994 and 1995, the Company had discontinued its accrual of interest income on approximately $739,000 and $2.2 million, respectively, of client advances. In addition, at December 31, 1994 and 1995, approximately $48,000 and $134,000, respectively, of such client advances were deemed to be uncollectible by the Company.

     The credit and market risks associated with guaranteeing commercial letters of credit and standby letters of credit and issuing financial guarantees are generally managed in conjunction with the Company's accounts receivable collection activities and are subject to normal credit policies, financial controls and risk limiting and monitoring procedures. Commercial letters of credit are generally for a short commitment period. The risk involved in guaranteeing standby letters of credit and issuing financial guarantees is similar to the risk involved in advancing funds to clients. At December 31, 1995, the Company had approximately $22.6 million of letters of credit and financial guarantees outstanding.

HEALTHCARE FINANCING

     The Company provides healthcare financing and factoring services to hospitals, nursing homes, doctor groups, home treatment centers, home healthcare provider services, temporary nursing or staffing services and providers of durable medical equipment through its Capital Healthcare Financing division. Healthcare businesses financed by the Company generally have annual net sales of at least $1 million or are anticipated to grow to that size shortly. Financing is provided as to bona fide and medically necessary goods or services that have been provided to a patient for which a receivable is due with no contingencies. For transactions to be financeable, fees claimed by the client are to be reasonable and customary and the patient must be covered by a third party obligor, although, in limited circumstances, the Company will consider financing private pay receivables if they represent a small percentage of overall receivables. The Company does not generally finance workers' compensation claims or, medical/legal (personal injury), dental and chiropractic claims.
At December 31, 1995, the Company had approximately $16.3 million in healthcare factored receivables outstanding, in addition to approximately $11.0 million of healthcare asset-based loans. Approved third party payors include Medicare, Medicaid, preferred provider organizations, private insurance carriers, Blue Cross/Blue Shield and corporate employee coverage for self-administered healthcare plans.

     The minimum term for a healthcare financing contract is one year. Fees include origination and due diligence fees of between 1% and 5% of the initial line and a monthly monitoring fee of .35% to 2%, with the possibility of a guaranteed minimum monitoring fee. The annual interest rate on advances ranges from 2% over prime to 4% over prime. Advances may be up to 85% of the net receivable amount from the financed receivables. The client usually pays for periodic audits and legal expenses to close the transaction.

     In order to obtain healthcare financing from the Company, generally the same steps must be followed as with the Company's factoring clients. A business plan, current financial statements, receivables aging, resumes of the principals and references are generally required. Once accepted, clients must file claims with third party payors on the appropriate forms and assign such claims to the Company. The Company posts the claim to its monitoring system and, thereafter, closely monitors the collection by the client on a daily basis. In the case of Medicare and Medicaid claims that must be paid directly to the provider of the service, the Company, the client and the client's bank enter into an agreement pursuant to which payments on account of such claims are made directly to a lockbox account to which the Company and the client have access and thereafter, are immediately swept out of such account into the Company's account. In either case, the Company provides credit monitoring services as well as periodic accountings to the client. Advances are based upon claims assigned to the Company by the client.

     The benefits of healthcare financing to the Company's clients are similar to the benefits obtained by the Company's factoring clients. Healthcare clients maximize their ability to monitor patient accounts. In addition, they receive immediate cash for accounts receivable which can be injected into the business to, among other things, increase purchasing power, improve and increase patient services or reduce expenses and increase patient revenues.

ASSET-BASED LENDING

     The Company began to expand its asset-based lending activities in late 1994. The Company's asset-based loans range from $300,000 to $6 million and are primarily secured by accounts receivable and, to some extent, inventory. Such loans bear interest at annual rates ranging from 1% over prime to 6% over prime. Most of such loans originate from the Company's California and Florida offices. At December 31, 1995, the Company had asset-based loans outstanding aggregating approximately $38 million, including loans to healthcare clients of approximately $11.0 million.

     The Company makes asset-based loans to companies who may not need its other services and who have different financial circumstances than factored clients. In underwriting such loans, the Company pays more attention to the borrower's financial stability and creditworthiness, rather than that of the borrower's customers. In making such loans the Company competes primarily with financial institutions and other asset-based lenders, such as commercial finance companies. See "-Competition."

MANAGEMENT INFORMATION SYSTEMS

     Factoring is a systems intensive business because of the high volume of transactions required to be entered and the matching with such transactions of cash payments, chargebacks and other adjustments. In 1990, the Company purchased an IBM AS400 computer and developed software tailored to the requirements of the Company's accounting, receivables collection, monitoring and oversight functions. The system permits the Company to generate payment histories and analyses with respect to its clients' customers, to generate daily aging of accounts receivable reports, to accumulate accounting information and other data useful for credit analysis, to produce information used in marketing and to respond to account and management inquires. The Company continues to add enhancements and updates to its management information systems. In 1995, the Company acquired and installed a software package to administer and process transactions of the clients of its healthcare division. In March 1996, the Company installed the latest IBM AS400 model. The Company expects that this new hardware will provide the Company with additional capacity to handle the Company's increased transaction volume.

COMPETITION

     The Company competes with numerous banks, financial institutions, commercial finance companies and other factoring companies with greater financial and other resources than the Company. The four largest factors in the United States, CIT Group, BNY Financial Corp., NationsBanc Commercial and Heller Financial, control approximately 62% of the factored sales volume in the United States. The Company also competes with other regional factoring companies that target similar clients as the Company and that have operated in the markets serviced by the Company for a longer period of time than the Company. Certain factors compete with the Company for certain types of accounts. For example, one factor may provide services only to textile mills, while another may provide services only to furniture manufacturers. The Company competes primarily on the basis of service, not price. Future competition is expected to be based primarily on the quality and level of service provided and the ability to respond to the changing credit environment and demands of many factoring clients. The Company believes that it is well-positioned to respond to these needs.

REGULATION

     As a result of the Company's ownership by Capital Bank, a Florida commercial bank, which in turn is owned by Bancorp, a bank holding company, the Company is affected by certain regulations normally applicable only to banking institutions. The Company is subject to periodic examination by representatives of the Florida Department of Banking and Finance, the FDIC and the FRB. Additionally, because the Company's immediate parent, Capital Bank, is a Florida-chartered, FDIC-insured bank, the business activities of the Company are generally limited under applicable FDIC regulations to those activities that are permissible for national banks. Although factoring and the other businesses in which the Company currently engages are authorized activities for national banks, there can be no assurance that business opportunities the Company might wish to pursue in the future will be authorized activities for Capital Bank and therefore might be unavailable to the Company because of its regulated status as a subsidiary of Capital Bank.

     Federal law requires the Company's parent, Capital Bank, and its parent, Bancorp, to meet two capital-to-assets ratios. The first such ratio, referred to as the "risk-based" capital test, assigns a weight (or percentage) to assets by categories of risk established by the federal regulators. Under this test, Capital Bank's and Bancorp's "tier one capital" (consisting essentially of their common stockholders' equity and minority interests, if applicable) is required to equal at least 4% of their risk-weighted assets. As of December 31, 1995, Capital Bank and Bancorp's tier one capital to risk-weighted assets was 10.77% and 11.23%, respectively. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby, the tier one capital to risk-weighted assets as of December 31, 1995 would have been __% and __% for Capital Bank and Bancorp, respectively.

     Also as part of the "risk-based" capital test, all of Capital Bank's and Bancorp's capital (tier one or otherwise) must equal or exceed 8% of aggregate risk-weighted assets. As of December 31, 1995, Capital Bank and Bancorp's total capital to aggregate risk-weighted assets was 12.03% and 12.48%, respectively. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby, the total capital ratio to aggregate risk-weighted assets as of December 31, 1995 would have been __% and __% for Capital Bank and Bancorp, respectively.

     The second ratio is referred to as the "leverage" test. Under this test, each of Capital Bank and Bancorp must maintain tier one capital equal to or exceeding 3% of total assets, or such higher level as may be imposed by federal regulators. The regulators have publicly indicated that a bank should, in practice, maintain a leveraged capital-to-assets ratio of 1% to 2% above the minimum 3% required by law. In 1993, in order to address comments made by the State of Florida banking examiners, Capital Bank adopted a resolution to maintain a leveraged capital-to-assets ratio of 6% and not to pay dividends in excess of 75% of earnings on a quarterly basis. As of December 31, 1995, Capital Bank and Bancorp's leveraged capital-to-assets ratio was 7.66% and 7.97%, respectively. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby, the leveraged capital-to-assets ratio as of December 31, 1995 would have been __% and __% for Capital Bank and Bancorp, respectively.

     Bancorp has historically not included certain assets of the Company and its subsidiaries in its capital ratio calculations. In 1995, banking regulators issued new instructions for the reporting of total assets in the Consolidated Report of Condition (the "Call Report"), effective March 31, 1997. As a result of a review of the new instructions, Bancorp believes that it may be required to include the assets of the Company and its subsidiaries for capital calculation purposes. Bancorp is seeking clarification as to the applicability of the new instructions. If these assets were included, at December 31, 1995, Bancorp's tier one capital-to-risk-weighted assets would have been 9.4%, its total capital to aggregate risk-weighted assets would have been 11.19%, and its leveraged capital-to-assets ratio would have been 7.25%. These capital ratios would have been in compliance with all regulatory requirements and expectations at December 31, 1995.

PROPERTIES

     The Company provides services to its clients through offices located in Fort Lauderdale, Florida; Los Angeles, California; New York City, New York; and Charlotte, North Carolina. The Company acquired the office building located in Fort Lauderdale, Florida from an affiliate in December 1990. The Company leases approximately 14,000 square feet of office space in Los Angeles pursuant to a ten-year lease that terminates in September, 2005, and provides for annual base rental payments of approximately $218,600 through August 2000 and $257,500 during the remaining term of the lease. The Company leases approximately 12,300 square feet of office space in New York pursuant to a five-year sublease that terminates in December 1999 and provides for annual base rental payments of approximately $337,700 through December 1996 and $368,400 during the remaining term of the lease. The Company leases approximately 9,800 square feet of office space in North Carolina pursuant to a five year lease that terminates in April 2000 and provides for annual base rental payments of approximately $196,430.

TRADEMARKS, SERVICE MARKS AND LICENSES

     In 1991, Bancorp registered the name "Capital Factors" with the United States Patent and Trademark Office. Since the registration of such service mark, Bancorp has authorized the Company's uninterrupted and unrestricted use of the name "Capital Factors." No agreement regarding the Company's use of such service mark exists between Bancorp and the Company and no fee is paid by the Company in connection with such use. The service mark is effective until December 2001, unless sooner terminated as provided by law. In addition, the Company has recently applied for certain other service marks to be used by it in connection with its business operations. The Company's management does not believe that its business is dependent upon the use of any particular service mark, trademark, license or similar property.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

     The Company

     From time to time, the Company has been a party to lawsuits and claims, including lender liability claims, which management considers incidental to normal operations. The Company is currently a party to one lawsuit that was dismissed after trial. The plaintiff is currently appealing the dismissal. Management, after review, including consultation with counsel, believes that any ultimate liability which could arise from this current lawsuit would not materially affect the financial position of the Company.

     Bancorp and Capital Bank Legal Proceedings

     Beginning in approximately August 1992, the Audit Committee of Capital Bank began to investigate certain allegations made by a then-officer and director of Capital Bank (who is currently the beneficial owner of approximately 10% of Bancorp common stock) against Abel Holtz, Capital Bank and possibly other family members of Abel Holtz. At the time, Abel Holtz was the Chairman of the Board, Chief Executive Officer and President of Bancorp and Capital Bank and the Chairman of the Board of the Company, as well as a principal shareholder of Bancorp. He currently owns slightly less than 10% of Bancorp's outstanding shares. See "Principal Shareholders." The allegations related primarily to alleged wrongful conduct by Abel Holtz with respect to (i) the settlement of two sexual harassment claims brought against Capital Bank and Abel Holtz, (ii) the reimbursement of certain travel and entertainment expenses by Capital Bank and (iii) certain charitable donations made by Capital Bank.

     In connection with this investigation, the Audit Committee filed a Report of Apparent Crime with certain governmental authorities. Thereafter, members of the Audit Committee, together with three other directors of Capital Bank, attempted to call a special meeting of the Board of Capital Bank to, among other things, remove Abel Holtz as the Chief Executive Officer and as Chairman of the Board of Capital Bank. Prior to such meeting, the holders of a majority of Bancorp stock, either in person or by proxy, took certain actions by written consent in lieu of a meeting pursuant to which Bancorp's Board of Directors was expanded from seven to ten directors, three new directors were elected and certain sections of Bancorp's bylaws were amended. Holders of a majority of Bancorp stock voted in favor of the foregoing, including the outstanding shares of Bancorp that were subject to irrevocable proxies in favor of Abel Holtz. Holders of certain of the shares covered by these proxies notified Abel Holtz that, in their view, the irrevocable proxies previously given to Abel Holtz were invalid and purported to revoke them. Abel Holtz advised the Company that he believed that the irrevocable proxies continued to be valid. Subsequent to the Bancorp meeting, Bancorp, as the sole shareholder of Capital Bank, by written consent removed four directors of Capital Bank, including a member of the Audit Committee. This corporate action occurred prior to the special meeting called by certain directors of Capital Bank, including those directors removed by such action. Thereafter, the Audit Committee (including the removed director) instituted Case No. 92-2520-Civ-Graham in the United States District Court, Southern District of Florida against Abel Holtz, Capital Bank, Bancorp and certain directors of Bancorp (the "Audit Committee Action"). The Audit Committee Action sought, among other things, to (i) obtain declaratory and injunctive relief to prevent alleged interference with the Audit Committee and to invalidate the corporate actions undertaken by the shareholders of the Company and Capital Bank on October 19, 1992, (ii) declare that Abel Holtz and Daniel Holtz unlawfully interfered with the investigative work of the Audit Committee and that Abel Holtz was unlawfully in de facto control of Capital Bank, its assets and its business, and (iii) declare invalid the actions allegedly taken in the self interest of Abel Holtz.

     Certain of the governmental authorities having regulatory oversight for Capital Bank and Bancorp, as well as a Federal Grand Jury, investigated these matters among others. Bancorp was advised that neither it nor Capital Bank were targets of the Federal Grand Jury investigation, although Bancorp ultimately learned that Abel Holtz was a target. The independent accounting firm of Arthur Andersen & Co. was engaged to conduct an independent investigation of the matters investigated by the Audit Committee.

     The Audit Committee Action was voluntarily dismissed by the Audit Committee on November 24, 1992. On January 28, 1993, after conducting an investigation and reviewing the report from Arthur Anderson & Co., both the Audit Committee and Capital Bank's Board of Directors adopted resolutions which ratified the settlement of the sexual harassment claims, determined that there was no basis for requiring Abel Holtz to contribute to such settlement and concluded that certain travel and entertainment expenses and charitable contributions reviewed by the Audit Committee were ordinary business expenses of Capital Bank.

     On October 25, 1994, Bancorp was advised that the above-described Federal Grand Jury investigation terminated when Mr. Holtz entered a guilty plea to one count of giving misleading testimony in 1991 to a Federal Grand Jury in violation of 18 United States Code Section 1503, with respect to the purpose of certain payments made by Capital Bank, the Company and certain related parties to a public official. Bancorp was advised that this plea resolved all pending criminal investigations against Mr. Holtz being conducted or supervised by the United States Attorney's Office for the Southern District of Florida and that no charges would be filed against either Bancorp or Capital Bank with respect to the matters that were the subject of the Grand Jury investigation. On January 20, 1995, Abel Holtz was sentenced to a term of confinement of 45 days, to be followed by two years of supervised release, including 4 1/2 months of house confinement, to be followed by community service during the supervised release. Abel Holtz was also fined $20,000 and assessed certain costs.

     In approximately April 1994, Abel Holtz, pursuant to the terms of the irrevocable proxies, designated Fana Holtz, his wife, as successor proxyholder with respect to most of the irrevocable proxies within his control and transferred the remainder of such proxies in January 1995. Fana Holtz has designated her son, the current Chairman of the Board, President and Chief Executive Officer of Bancorp and Capital Bank, Daniel Holtz, as her successor proxyholder in the event of her death. On October 7, 1994, Abel Holtz resigned from all positions with Bancorp and it subsidiaries.

     On February 8, 1995, certain shareholders, including the removed member of the Audit Committee, commenced a derivative action against Bancorp, Daniel M. Holtz, the Chairman of the Board, President and Chief Executive Officer of Bancorp, Fana Holtz, the Vice Chairman of the Board, Javier Holtz, a director of Capital Bank, and Abel Holtz (the "Derivative Action"). The Derivative Action is entitled Nathan J. Esformes, Stanley I. Worton, M.D., and Leonard Wien, as individual shareholders and on behalf of all other shareholders of Capital Bancorp v. Abel Holtz, Fana Holtz,
Daniel M. Holtz, Javier J. Holtz, Capital Bank and Capital Bancorp., Circuit Court for the 11th Judicial District in and for Dade County, Florida, Case No. 95-02515. The Derivative Action was subsequently amended to add, among other things, the remaining members of the Board of Directors as defendants. Through the Derivative Action, the plaintiffs have alleged that certain defendants engaged in a series of illegal activities causing harm to Bancorp and Capital Bank, including (i) the settlement of the sexual harassment claims, (ii) the payment of excessive compensation and separation payments, (iii) the appointment of unqualified family members as officers, (iv) the withholding of information and (v) the misappropriation of Capital Bank funds for personal uses. The plaintiffs also alleged that such individuals engaged in a series of activities designed to improperly increase or maintain their interest in, and control of, Bancorp, including
(i) the unlawful use of proxies, (ii) the prevention of investigations and shareholder meetings, (iii) the unlawful alteration of the composition of Bancorp's Board of Directors and
(iv) the failure to obtain approval for a change in control.

     The Board of Directors of Bancorp established an independent committee to investigate the allegations contained in the Derivative Action and to retain independent legal counsel. Thereafter, the plaintiffs challenged the independence of the committee. Upon motion of the defendants, the complaint was dismissed without prejudice in November 1995 for containing legal argument, which the court ruled to be improper. The Court allowed for the filing of an amended complaint, but stayed the proceedings and any required response to an amended complaint until the independent committee has a reasonable period of time to complete its review. The plaintiffs appeal of the Court's decision to stay the proceedings was denied.

     An amended complaint was filed in December 1995 containing substantially the same allegations. A new director and former director of Bancorp were added as defendants, while another former director of Bancorp was removed as a defendant. The plaintiffs are seeking, on behalf of Bancorp, unspecified monetary damages, including treble damages, reasonable costs and attorneys' fees, and injunctive relief (i) precluding Fana Holtz from voting shares for which she has proxies, (ii) setting aside the February 27, 1995 annual shareholders' meeting, (iii) reinstating two former directors, (iv) precluding the current Board from taking any action and (v) returning certain shares to Bancorp. No monetary relief is sought from Bancorp and no count specifically seeks relief from Bancorp.

     Also on February 8, 1995, a shareholder of Bancorp, who was one of the members of the 1992 Audit Committee who was removed from Capital Bank's Board of Directors, commenced an individual action against Bancorp, Daniel Holtz, Fana Holtz, Javier Holtz and Abel Holtz (the "Individual Action"). Such action alleged that the defendants, other than Bancorp, breached fiduciary duties owed to the plaintiff by, among other things, improperly using proxies to vote shares of Bancorp owned by the plaintiff and another shareholder to engage in improper activity and to promote their personal interest to the detriment of the plaintiff. The Individual Action is entitled Stanley I. Worton, M.D. and Nathan Esformes v. Abel Holtz, Fana Holtz, Daniel Holtz, Alex Halberstein and Capital Bancorp, Circuit Court for the 11th Judicial District in and for Dade County, Florida, Case No. 95-02520-CA-09. In support of the complaint, the plaintiff asserted many of the same allegations contained in the Derivative Action. Thereafter, the plaintiff filed an amended complaint pursuant to which an additional plaintiff was added (both plaintiffs are named plaintiffs in the Derivative Action) and all the existing and certain former directors of Bancorp were added as defendants. The amended complaint alleged that certain of the defendants unlawfully solicited proxies for the February 27, 1995 annual shareholders' meeting and that the actions taken at this meeting, including the reduction in the size of the Board, were invalid. Although, the amended complaint also sought a court order directing Bancorp to hold a shareholders' meeting on or before May 29, 1995 to elect a board of directors, the court did not order Bancorp to hold a meeting prior to such date.

     Upon motion of the defendants in the Individual Action, the amended complaint was dismissed without prejudice for containing legal argument, which the court ruled to be improper. The Court dismissed with prejudice the plaintiff's request to terminate the proxies granted by the non-plaintiff shareholder. The Court allowed for the filing of an amended complaint, but stayed the proceedings as to certain claims until the independent committee has a reasonable period of time to complete its review. The Court also indicated that certain counts of the complaint did not properly plead the elements for injunctive relief. An amended complaint was filed in December 1995 containing substantially the same allegations. The plaintiffs seek unspecified monetary damages and costs and, in addition to the injunctive relief requested in the Derivative Action, plaintiffs seek relief regarding, among other things, the voting and/or termination of certain proxies, the establishment of a constructive trust for certain shares and options, the holding of a shareholders' meeting, the return to one of the plaintiffs of his percentage of any shares obtained by members of the Holtz family because of the control group created by the proxies and the reinstatement of one of the plaintiffs to the Board of Directors and invalidation of the actions of the current Board. Plaintiffs also seek declaratory relief invalidating the proxies and former actions with respect to which the proxies were voted. The plaintiffs have not indicated that they are seeking any monetary relief from Bancorp other than costs. Bancorp has filed a motion to dismiss the two counts of the complaint in the individual action in which it is named and has moved to stay certain other counts of the complaint on the grounds that those claims are derivative.

     Bancorp has advised the Company that it has not determined whether, if asked, it would indemnify directors and former directors named in these actions if the plaintiffs are successful, although it is currently advancing the legal expenses of the outside directors who were named as defendants. Such defendants have agreed to repay Bancorp for all or any portion of such advances which they are ultimately found not to be entitled to pursuant to applicable law.

     The Company is not a party to either of the current actions and management does not believe that the outcome of such actions will have a material adverse effect on the Company's financial condition, results of operations or liquidity.

     Administrative Proceedings

     As of February 14, 1996, Daniel Holtz, Chairman of the Board, President and Chief Executive Officer of Bancorp, Fana Holtz, the Vice-Chairman of the Board, and Javier Holtz, a director of Capital Bank, owned and/or had the power to vote, approximately 7%, 40% and 4% (51% in the aggregate), respectively, of Bancorp's Common Stock (including shares of Common Stock subject to options exercisable by such individuals within 60 days). Fana Holtz, Daniel Holtz, and Javier Holtz have advised Bancorp that they had discussions with the Florida Department of Banking and Finance (the "FDBF") as to whether one or more of them was required under Florida law to file an application to acquire and/or maintain a controlling interest in Capital Bank through their ownership and control of Bancorp. Fana Holtz, Daniel Holtz and Javier Holtz have advised Bancorp that, as a result of those discussions, they both individually and as a group, have voluntarily filed an application to acquire and/or maintain a controlling interest in Bancorp, although they do not believe such an application is legally required. Fana Holtz, Daniel Holtz and Javier Holtz are also having discussions with the FRB as to whether a change of control notice is required under federal law. The plaintiffs and another shareholder in the pending litigations described in "Legal and Administrative Proceedings-Bancorp and Capital Bank Legal Proceedings" have filed a Notice of Intent to Appear and Petition for a Formal Administrative Hearing with the FDBF in connection with the disposition of the Florida application. A hearing date has been set for August 1996. It cannot presently be determined what effect, if any, the FDBF's action on the application and the discussions with the FRB will have on the Company although if the control applications are denied, regulatory authorities could take various actions, including requiring that one or more members of the Holtz family divest sufficient shares of Bancorp so as not to have legal control of Bancorp as defined by regulatory authorities.

     Abel Holtz is subject to the restrictions of Section 19 of the Federal Deposit Insurance Act which precludes him from owning or controlling, or otherwise participating in, the affairs of Bancorp and Capital Bank without regulatory approval. Abel Holtz has advised Bancorp that he has orally agreed with the FDIC not to vote his shares in Bancorp at the present time. Federal bank regulatory authorities are also examining and investigating whether Abel Holtz and some or all of the persons discussed in this section, including Bancorp and its subsidiaries, as well as possibly other persons, are in compliance with applicable change in control laws and
Section 19. To date, the Company is unaware of any conclusions which may have resulted from these inquiries.

EMPLOYEES

     At December 31, 1995, the Company had 217 employees, of which 105 were employed in the Florida office, including 29 professional staff and 76 clerical staff, 45 were employed in the California office, including 22 professional staff and 23 clerical staff, 42 were employed in the New York office, including 22 professional staff and 20 clerical staff, and 25 were employed in the North Carolina Office, including 9 professional staff and 16 clerical staff. None of the Company's employees are covered by a collective bargaining agreement and the Company considers its employee relations to be good.








































                           MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

[CAPTION]


     Name               Age        Position with the Company

John W. Kiefer          49        President, Chief Executive
                                  Officer and Director
Stephen J. Donohue      51        Executive Vice President - New
                                  York Regional Manager
James L. Morrison       52        Executive Vice President -
                                  California Regional Manager
Michael J. Sullivan     47        Senior Vice President - North
                                  Carolina Regional Manager
Dennis A. McDermott     45        Senior Vice President - Chief
                                  Financial Officer
John B. Apgar           42        Senior Vice President -
                                  Healthcare
Javier J. Holtz         35        Executive Vice President and
                                  Chairman of the Board
Daniel M. Holtz         36        Director
Stephen N. Ashman       47        Director
Ronald S. Chase         51        Director
Harold L. Oshry         73        Director
Bruce Raiffe            38        Director
Jack Listanowsky        48        Director




     Mr. Kiefer has served as the Company's President and Chief Executive Officer and as a director since April 1987. Mr. Kiefer has also served as a Senior Vice President of Bancorp since January 1987 and as a director of Capital Bank since October 1992. From 1984 to 1986, Mr. Kiefer served as Senior Vice President-Regional Manager of Barclays American/Commercial Inc. and served as Vice President from 1981 to 1984.

     Mr. Donohue has served as the Company's New York Regional Manager since April 1990, and was promoted from a Senior Vice President to an Executive Vice President in January 1992. From 1970 to April 1990, Mr. Donohue was employed by Bankers Trust Factors in various positions, including Manager of Client Portfolio.

     Mr. Morrison has served as the Company's California Regional Manager since August 1989, and was promoted from a Senior Vice President to an Executive Vice President in January 1992. From 1984 to August 1989, Mr. Morrison served as Vice President-Regional Manager of the Los Angeles office of NatWest Commercial Services, Inc.

     Mr. McDermott has served as the Company's Senior Vice President-Chief Financial Officer since July 1991. Prior to joining the Company, Mr. McDermott served as Chief Accounting Officer from April 1990 to June 1991 at the request of the Resolution Trust Company with several troubled financial institutions, including AmeriFirst Bank, American Pioneer Savings Bank, and Centrust Bank. Mr. McDermott served as Vice President - Chief Financial Officer of Ambassador Financial Group, Inc., a savings and loan holding company, from July 1988 to March 1990, and as Executive Vice President - Chief Financial Officer of Crossland Savings from September 1983 to June 1988.

     Mr. Sullivan has served as the Company's Senior Vice President
- - - - North Carolina Regional Manager since March 1995. From August 1994 to February 1995, Mr. Sullivan served as the Head of Business Development for the CIT Group, the successor to Barclays Commercial Corporation. From November 1981 to February 1994, Mr. Sullivan served as Senior Vice President-Regional Executive of Barclays Commercial Corporation and, from March 1994 to August 1994, Mr. Sullivan served in the same capacity with the CIT Group. Prior to that and from June 1975 to December 1980, Mr. Sullivan was International Credit Director of the B.F. Goodrich Company. Mr. Sullivan performed independent consulting services from December
1980 to November 1981.

     Mr. Apgar has served as the Company's Senior Vice President - Healthcare since June 1994. From April 1992 to April 1993, Mr. Apgar was the head of the new business segment of Tower Financial Corporation. In April 1993, Tower Financial Corporation filed a petition seeking relief under the United States Bankruptcy Code.
In May 1993, Mr. Apgar was appointed Senior Vice President - Client Relations - Healthcare Division of Tower Financial Corporation by the trustee appointed to administer Tower Financial's bankruptcy estate and served in such position until April 1994. From July 1990 to March 1992, Mr. Apgar was Vice President-New Business of BancBoston Financial Company, a Trust of Bank of Boston.

     Mr. Javier Holtz has served as a director of the Company since August 1987 and as Executive Vice President since November 1994. Mr. Holtz was appointed Chairman of the Board of the Company in October 1994. In addition, Mr. Holtz has been employed by Capital Bank since 1983, most recently as an Executive Vice President. Mr. Holtz has been a director of Capital Bank since 1988. Mr. Holtz has also served as Senior Vice President of Bancorp since January 1990. Mr. Holtz is the brother of Daniel Holtz, a director of the Company and the Chairman of the Board, President and Chief Executive Officer of each of Bancorp and Capital Bank, and the son of Fana Holtz, the Vice Chairman of Bancorp's Board of Directors and the beneficial owner of approximately 40% of Bancorp common stock, and Abel Holtz, the beneficial owner of approximately 9.1% of Bancorp common stock. See "Principal Shareholder."

     Mr. Daniel Holtz has served as a director of the Company from 1985 to 1987 and from 1993 to the present. Mr. Holtz has been a director of Bancorp since June 1988 and also served as President of Bancorp since February 1994 and as Chairman of the Board and Chief Executive Officer since October 1994. In addition, Mr. Holtz has served as President of Capital Bank since October 1991 and as Chairman of the Board and Chief Executive Officer since October 1994. Mr. Holtz was President and Chief Executive Officer of Capital Bank of California from September 1987 to November 1991 and director from July 1985 until June 1993, when the bank was declared insolvent and closed by the California Superintendent of Banks.
Mr. Holtz is the brother of Javier Holtz and the son of Fana Holtz and Abel Holtz. See "Principal Shareholder."

     Mr. Ashman has been a director of the Company since May 1985. Mr. Ashman has served as President and Chief Executive Officer of Capital Bank, N.A., Washington branch since November 1991. Mr. Ashman served as Treasurer and Chief Financial Officer of Bancorp from February 1985 to November 1991, and as Executive Vice President and Chief Financial Officer of Capital Bank from February 1985 to November 1991.

     Mr. Chase has served as a director of the Company since September 1992. Mr. Chase has also served as a director of Capital Bank since July 1993. Mr. Chase has been the President and owner of Chase Holdings & Advisory Services, Inc., which provides financial advisory services to corporations and litigation attorneys, since June 1991. In addition, Mr. Chase is the owner and has served as President of each of RSC Development, Inc., a residential developer, and CFAT H20, Inc., a water treatment facility, both of which are located in Ocala, Florida, since approximately November 1993. Mr. Chase is a certified public accountant who served as Managing Partner for several offices of Deloitte & Touche, LLP for 14 of his 25 years with the firm. Mr. Chase also serves as a director of the Greater Miami Neighborhood, Inc., a not-for-profit affordable housing developer.

     Mr. Oshry has served as a director of the Company since
September 1992. Mr. Oshry served as Chairman, President and Chief Executive Officer of Sandgate Corp., a New York real estate developer, from 1955 until his retirement in 1985.

     Mr. Raiffe has served as a director of the Company since 1993. Mr. Raiffe has served as the President of Gund, Inc., a toy manufacturer, since March 1993. From 1980 to 1993, Mr. Raiffe served as an Executive Vice President of Gund, Inc. Mr. Raiffe also serves as a director of the United Cerebral Palsy Association.

     Mr. Listanowsky has served as a director of the Company since 1993. Mr. Listanowsky has served as the Vice President-Sourcing and Production of The Limited, Inc. since April 1995. From December 1989 to May 1995, Mr. Listanowsky served as the Executive Vice President of Manufacturing and Operations of Liz Claiborne, Inc. Prior to joining Liz Claiborne, Inc. in 1981, Mr. Listanowsky was the Vice President of Manufacturing and Operations of SKYR Sportswear from 1974 to 1981.

     The Company intends to add two additional directors to the Board.

     All directors hold office until the next annual meeting of shareholders of the Company and until their successors have been duly elected and qualified. Each officer serves at the discretion of the Board of Directors (and in the case of Messrs. Donohue and Morrison pursuant to employment agreements.)

DIRECTORS' COMPENSATION

     The Company pays all directors a monthly retainer of $1,000 and $250 for each meeting attended by the director. The Company also reimburses all directors for all travel-related expenses incurred in connection with their activities as directors. The Company also paid $94,000 in salary and bonus to Javier Holtz for his services as Executive Vice President of the Company during 1995.

     In addition, non-officer directors of the Company also have in the past received options to acquire Bancorp Common Stock for their service on the Company's Board of Directors. For the 1995 fiscal year, each outside director of the Company received options to acquire 5,000 shares of Bancorp Common Stock.

COMMITTEES OF THE BOARD OF DIRECTORS

     Messrs. Chase, Oshry, Listanowsky and Raiffe serve on the Company's Audit Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan and results of their audit of the financial statements and determining the independence of such accountants. In addition, Messrs. Chase, Oshry, Listanowsky and Raiffe serve on the Company's Compensation and Benefits Committee, which reviews and makes recommendations with respect to compensation of officers and key employees, including the grant of options under the Company's Stock Option Plan, and the Company's Conflict of Interest Committee, which, among other things, reviews and makes recommendations with respect to transactions between the Company and any of its affiliates, including those with Bancorp and Capital Bank.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company, for services rendered during the past year to the five most highly compensated officers (the "Named Officers") of the Company.

                   SUMMARY COMPENSATION TABLE


[CAPTION]


                          Annual Compensation
Name and
Principal        Fiscal                    Other Annual
Position          Year     Salary   Bonus  Compensation
                             ($)     ($)        ($)

John W. Kiefer    1995    275,000   300,000      --(2)
Chief Executive
Officer

Stephen J.
  Donohue         1995    210,000   262,171      --(2)
Executive Vice
President,
New York -
Regional Manager

James L.
  Morrison        1995    171,000   162,490      --(2)
Executive Vice
President,
California -
Regional Manager

Michael J.
  Sullivan        1995    125,577    70,000      --(2)
Senior Vice
President,
North Carolina -
Regional Manager(5)

Dennis A.         1995    100,000    60,000      --(2)
  McDermott
Senior Vice
President and
Chief Financial
Officer

(continued)


                          Long-Term
                        Compensation
                           No. of
Name and                 Securities      All Other
Principal                Underlying       Compen-
Position                 Options(1)       sation
                              #             ($)

John W. Kiefer              12,500         300,000(3)
Chief Executive Officer

Stephen J. Donohue           3,500           1,500(4)
Executive Vice President,
New York - Regional
Manager

James L. Morrison            3,475              --
Executive Vice President,
California - Regional
Manager

Michael J. Sullivan            700              --
Senior Vice President,
North Carolina -
Regional Manager(5)

Dennis A. McDermott          2,500           1,000(4)
Senior Vice President
and Chief Financial Officer




_______________________

(1) Represents options to purchase shares of Bancorp common stock granted under the Bancorp 1992 Stock Option Plan which options were granted in 1996.

(2) The aggregate amount of perquisites and other personal benefits provided to such Named Officer is less than 10% of the total annual salary and bonus of such officer.

(3) Represents a cash bonus which was paid to Mr. Kiefer pursuant to the terms of his employment agreement, which agreement terminated on December 31, 1995.

(4)  Reflects matching contributions to Bancorp's 401(k) plan.

(5) Mr. Sullivan was not employed by the Company for the full fiscal year. Represents the period commencing on February 28, 1995 and continuing through December 31, 1995.


EMPLOYMENT AGREEMENTS

     Subject to final execution, the Company is enterng into an employment agreement with John W. Kiefer, the President and Chief Executive Officer of the Company. The proposed employment agreement with Mr. Kiefer will expire in December 2000. Upon execution of the agreement, Mr. Kiefer will receive a signing bonus of $250,000 and a $100,000 loan expiring upon termination or expiration of the employment agreement, whichever is earlier. Twenty percent (20%) of the outstanding principal balance and all accrued interest attributable thereto shall be forgiven by the Company at the end of each calendar year during the term of the employment agreement, provided that Mr. Kiefer is still employed by the Company. The agreement provides for an annual base salary to Mr. Kiefer of $300,000 in the first year, subject to adjustment in the discretion of the Company's Board of Directors or Compensation and Benefits Committee. The employment agreement also provides for an annual bonus based on the Company's success in reaching certain targets for net revenues and income before income taxes. In the event the targets are reached, the portion of the bonus relating to net revenues would equal 20% of Mr. Kiefer's salary and the portion of the bonus relating to income before income taxes would equal 80% of his salary. Each portion of the bonus could be a smaller or larger percentage of his salary depending upon whether the targets are either not met or exceeded, with the aggregate maximum in any year being 185% of salary if both targets are doubled. Mr. Kiefer shall also receive deferred compensation equal to 67% of his salary for each year that (i) net revenues and income before income taxes exceed projected net revenues and income before income taxes as set forth in the Company's 5-year plan, (ii) net revenues increase by 13.5% over net revenues for the prior year and (iii) income before income taxes increases by 22.5% over income before income taxes for the prior year. The deferred compensation shall vest 50% after three years and 25% after each of the fourth and fifth years, provided that Mr. Kiefer is still employed by the Company, although the employment condition for vesting will lapse after the 5-year term of the employment agreement if Mr. Kiefer is employed at that time. If at the end of the 5-year term, Mr. Kiefer agrees to be employed by the Company for another five years, then all deferred compensation that has not yet vested shall immediately vest. In addition, on the effective date of this offering, Mr. Kiefer will receive options to purchase one (1%) percent of the Company's Common Stock outstanding after giving effect to such offering at the initial public offering price, subject to the terms and conditions of the Company's Stock Option Plan then in effect. Upon the Company's termination of Mr. Kiefer's employment agreement without cause, Mr. Kiefer shall be entitled to receive, among other things, (i) base salary through the date of such termination and
(ii) all previous bonuses and a pro-rata portion of the bonus payable, if any, for the year in which termination occurs, (iii) an acceleration of the vesting of all deferred compensation and (iv) subject to mitigation if he obtains subsequent employment, his base salary through the expiration date of his employment agreement. In the event of a change in control, Mr. Kiefer shall receive the same compensation as if terminated without cause except that in lieu of the compensation payable in (iv) above, Mr. Kiefer shall be entitled to receive a lump sum payment equal to two times his salary and prior year's bonus if he terminates his employment because of changes in his employment situation and an additional amount equal to two times his prior year's deferred compensation, if any, if he is terminated by the Company without cause within one year after a change in control. Upon termination for "cause" or upon voluntary resignation, Mr. Kiefer shall be entitled to receive his base salary through the date of such termination. Payment of the bonus and deferred compensation in certain years during the term that would not otherwise be deductible by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended, is subject to certain approvals, including shareholder approval. The Company's Compensation and Benefits Committee may, at its option, defer payment of amounts that would not otherwise be deductible under Section 162(m) until a time when it would be deductible. The stock option grant will also be conditioned upon approval of the Compensation and Benefits Committee and approval of the Company's Stock Option Plan by the Company's shareholder. The agreement also contains certain non-competition covenants and covenants against solicitation of clients and employees for a competitive business.

     The Company has entered into an employment agreement with Stephen J. Donohue, the Company's Executive Vice President and Regional Manager of the Company's New York office. The employment agreement with Mr. Donohue will expire in December 1997. The agreement provides for an annual base salary to Mr. Donohue of $170,000, subject to a 6% increase from the base salary paid in the previous year as well as an annual bonus based upon the Company's earnings before income taxes ("EBT") attributable to the Company's New York office. In particular, Mr. Donohue will receive 2.5% of such EBT in each of 1996 and 1997. Mr. Donohue will also receive an additional cash bonus of $250,000 if he is employed by the Company through the expiration date of his employment agreement, as well as additional bonuses in the sole discretion of the Company's Board of Directors. Pursuant to the Board's discretion, during the previous two years, Mr. Donohue received 3.0% of EBT attributable to the New York office. In addition, upon consummation of this offering, Mr. Donohue will receive options to purchase 0.5% of the Company's Common Stock outstanding after giving effect to such offering at the initial public offering price. Upon the Company's termination of Mr. Donohue's employment agreement without cause, Mr. Donohue shall be entitled to receive (i) his base salary through the date of such termination, (ii) all previous unpaid bonuses and a pro-rata portion of the bonus payable, if any, for the year in which termination occurs and (iii) subject to the obligation to seek subsequent employment, his base salary for one year following termination, but in no event beyond the expiration date of his employment agreement. In the event of a change in control, Mr. Donohue shall be entitled to terminate his employment agreement in the event of certain changes in his employment situation. Mr. Donohue shall be entitled to receive (i) his base salary through the date of such termination, (ii) all previous unpaid bonuses and a pro-rata portion of the bonus payable, if any, for the year in which termination occurs, (iii) his base salary for one year following termination but in no event beyond the expiration date of his employment agreement and (iv) a portion of his additional cash bonus. Upon termination for "cause" or upon voluntary resignation, Mr. Donohue shall be entitled to receive his base salary through the date of such termination.

     In addition, the Company has entered into an employment agreement with James L. Morrison, the Company's Executive Vice President and Regional Manager of the Company's California office. The employment agreement with Mr. Morrison will expire in December 1997. The agreement provides for an annual base salary to Mr. Morrison of $140,000, subject to a 6% increase from the base salary paid in the previous year as well as an annual bonus based upon the Company's EBT attributable to the Company's California office. In particular, Mr. Morrison will receive 2.5% of such EBT in each of 1996 and 1997. In addition, Mr. Morrison will receive an additional cash bonus of $150,000 if he is employed by the Company through the expiration date of the employment agreement, as well as additional bonuses in the sole discretion of the Company's Board of Directors. Pursuant to the Board's discretion, during the previous two years, Mr. Morrison received 3.0% of EBT attributable to the California office. In addition, upon consummation of this offering, Mr. Morrison will receive options to purchase 0.5% of the Common Stock outstanding after giving effect to such offering at the initial public offering price. Upon the Company's termination of Mr. Morrison's employment agreement without cause, Mr. Morrison shall be entitled to receive (i) base salary through the date of such termination, (ii) all previous unpaid bonuses and a pro-rata portion of the bonus payable, if any, for the year in which termination occurs and (iii) subject to the obligation to seek subsequent employment, his base salary for one year following termination, but in no event beyond the expiration date of his employment agreement. In the event of a change in control, Mr. Morrison shall be entitled to terminate his employment agreement in the event of certain changes in his employment situation. Upon Mr. Morrison's termination of the employment agreement as a result of a change in control, Mr. Morrison shall be entitled to receive (i) base salary through the date of such termination, (ii) all previous unpaid bonuses and a pro-rata portion of the bonus payable, if any, for the year in which termination occurs, (iii) his base salary for one year following termination but in no event beyond the expiration date of his employment agreement and (iv) a portion of his additional cash bonus. Upon termination for "cause" or upon voluntary resignation, Mr. Morrison shall be entitled to receive his base salary through the date of such termination.

COMPANY STOCK OPTION PLAN

     Under the Company's Stock Option Plan (the "Plan"), which will be effective upon the consummation of this offering, 700,000 shares of Common Stock will be reserved for issuance upon exercise of stock options. No more than 200,000 of such options may be granted without the restrictions set forth below. The remaining options, even if vested, may not be exercised without the written approval of Capital Bank during the Eighty Percent Period. Such shares may be convertible into stock appreciation rights at certain times during this term in the event that Capital Bank does not give such written approval. The Plan is designed as a means to retain and motivate key employees and directors. The Compensation and Benefits Committee of the Board of Directors will administer and interpret the Plan and be authorized to grant options thereunder to all eligible employees and directors of the Company, except that no incentive stock options (as defined in Section 422 of the Internal Revenue Code) may be granted to a director who is not also an employee of the Company or a subsidiary.

     The Plan will provide for the granting of both incentive stock options and nonqualified stock options. Options will be granted under the Plan on such terms and at such prices as determined by the Compensation and Benefits Committee, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of ten years from the date of grant. Options granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company or its subsidiary must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years. Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. The Plan also authorizes the Company to make or guarantee loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee,
(ii) bear interest at a rate no less than the prime rate of interest, and (iii) be secured by the shares of Common Stock purchased. The Board of Directors has the authority to amend or terminate the Plan, provided that no such action may impair the rights of the holder of any outstanding option without the written consent of such holder, and provided further that certain amendments of the Plan are subject to shareholder approval. Unless terminated sooner, the Plan will continue in effect until all options granted thereunder have expired or been exercised, provided that no options may be granted after _______________, 2006.

     The Plan will provide that (i) each director who is not an employee of the Company and who may be required to meet certain other criteria (a "Non-Employee Director") will receive, on the date of his or her appointment as a director or the date of this offering, whichever is earlier (but in no event earlier than the date of this offering), and, at the annual meeting each year commencing in 1997 (if such person continues to serve as a director of the Company on such date), an option to purchase that number of shares of Common Stock to be specified in the Plan, (ii) each option granted to Non-Employee Directors will become exercisable as to be provided in the Plan, although each such option shall be restricted as provided above, (iii) the unexercised portion of any option granted to Non-Employee Directors shall terminate a specified period of time after such director no longer serves on the Company's Board (or one year in the event of physical or mental disability or death), except that such period shall not begin until the restrictions listed above cease, or if the option is converted into a stock appreciation right, until such conversion, and
(iv) the per share exercise price of all options granted to Non-Employee Directors will be equal to the fair market value of the Common Stock on the date of grant.

     The following table sets forth information with respect to options granted under the Plan to (i) each Named Officer, (ii) each director, (iii) all executive officers as a group, and (iv) all other employees of the Company as a group. All of the options are nonstatutory, are being granted with an exercise price equal to the offering price, are subject to the consummation of this offering and are being granted in 1996.


[CAPTION]


                                         Number of
Name of Grantee or Group                  Shares

John W. Kiefer                             120,000
Stephen J. Donohue                          60,000
James L. Morrison                           60,000
Michael J. Sullivan
Dennis A. McDermott
John B. Apgar
Javier J. Holtz
Daniel M. Holtz
Stephen N. Ashman
Ronald S. Chase
Harold L. Oshry
Bruce Raiffe
Jack Listanowsky
All executive officers as a group
  (13 persons)
All other employees as a group
  (__ persons)




BANCORP PENSION PLAN

     Currently, all eligible officers of the Company participate in the Bancorp Employees Pension Plan which was established in 1983 (the "Bancorp Pension Plan"). The normal retirement age under the Bancorp Pension Plan is the later of age 65 or the age of the participant on the 5th anniversary of plan participation. The monthly pension benefit for normal retirement in 1.2% of average monthly compensation for the 5 consecutive years during the last 10 years of service that produce the highest average salary, plus an additional 0.6% of the portion of the average monthly compensation during these same 5 years in excess of the monthly social security integration level. The entire monthly pension benefit for normal retirement will be multiplied by each year of service at normal retirement age, not to exceed 25 years. The Bancorp Pension Plan provides for early retirement at age 55 with 10 years continuous employment as well as full vesting of benefits upon termination of employment before retirement age and after completion of 7 years continuous employment. In the event of the death of an active participant, the total value of the decedent's accrued pension benefit will be paid to the designated beneficiary by the method selected by the beneficiary and approved by the Bancorp Pension Plan administrator. The benefit will be based upon the years of service and number of years before normal retirement age. The Bancorp Pension Plan does not provide for disability benefits. The Company funds the Bancorp Pension Plan for its proportionate share of the costs of such plan, based on the number of its employee participants. During 1995, the Company paid $172,090 for its share of the Bancorp Pension Plan's costs. See "Certain Transactions."

     Annual amounts of normal retirement pension payable under the Bancorp Pension Plan are illustrated in the following table. The illustration assumes retirement as of December 31, 1995 at the normal retirement age of 65.

[CAPTION]


Five Year               Years of Service
Average
Compensation       10          15      20        25

 $ 125,000     $ 21,060    $ 31,590 $ 42,120   $ 52,650
   150,000       25,560      38,340   51,120     63,900
   175,000       25,560      38,340   51,120     63,900
   200,000       25,560      38,340   51,120     63,900
   225,000       25,560      38,340   51,120     63,900
   250,000       25,560      38,340   51,120     63,900
   275,000       25,560      38,340   51,120     63,900
   300,000       25,560      38,340   51,120     63,900



     As of December 31, 1995, each of the Named Officers and certain directors of the Company had credited service (to the nearest whole year) under the Bancorp Pension Plan as follows:


[CAPTION]



     Name                        Credited Service in Years

John W. Kiefer . . . . . . . .                9
Stephen J. Donohue . . . . . .                6
James L. Morrison. . . . . . .                6
Michael J. Sullivan. . . . . .                0
Dennis A. McDermott. . . . . .                4
Javier J. Holtz. . . . . . . .               13
Daniel M. Holtz. . . . . . . .               13



     In the event that Capital Bank's percentage ownership of the Common Stock of the Company drops below 80%, it is anticipated that the Company would adopt its own pension plan. At such time, the officers of the Company with years of credited service in the Bancorp Pension Plan would transfer such credit to the Company's pension plan.

BANCORP STOCK OPTION PLANS

     Certain of the Company's executive officers and all of the directors also participate in the Bancorp 1982 Employee Stock Option Plan and/or 1992 Employee Stock Option Plan (collectively, the "Bancorp Plans"). All of the directors and executive officers of the Company have participated in one or both of the Bancorp Plans. Messrs. John W. Kiefer, Daniel M. Holtz, Javier J. Holtz and Ronald S. Chase participate in the Bancorp Plans as a result of their relationship with Bancorp and Capital Bank and will continue to participate in such plans after the consummation of this offering. Mr. Kiefer's participation also relates to his employment by the Company. The participation of the officers of the Company in the 1992 Employee Stock Option Plan may continue after the consummation of this offering so long as the Company remains a subsidiary of Bancorp or Capital Bank.

     The following table sets forth certain information with respect to stock options outstanding under the Bancorp Plans held by (i) each Named Officer, (ii) each director of the Company and
(iii) all directors and executive officers of the Company as a group. All references to shares are to the Common Stock of Bancorp.

[CAPTION]


               Options                 Weighted
             unexercised    Granted   average per Exercised
             (in shares)      (in     share exer-    (in
                 at         shares)   cise price   shares)
            December 31,   for 1995      1995      during
                1995          (1)       options     1995

John W.
 Kiefer          46,501      12,500     $31.00    4,500
Stephen J.
  Donohue        12,000       3,500     $31.00    1,500
James L.
 Morrison        11,625       3,475     $31.00    1,500
Michael J.
 Sullivan             0         700     $31.00        0
Dennis A.
 McDermott        9,000       2,500     $31.00        0
Javier Holtz     90,001       6,000     $32.67        0
Daniel Holtz    150,001      18,000     $31.56        0
Stephen Ashman   15,000       5,000     $31.00    9,990
Ronald Chase     18,750       5,000     $31.00        0
Harold Oshry     15,000       5,000     $31.00        0
Bruce Raiffe     15,000       5,000     $31.00        0
Jack
 Listanowsky      7,500       5,000     $31.00        0
All executive
 officers and
 directors as
 a group (13
 persons)       391,878      72,275     $32.03   17,490

(continued)


                     Net value
                   realized for    Expired    outstand-
                    exercise of      (in       ing (in
                      options      shares)     shares)
                      during       during     at March
                       1995         1995      31, 1996

John W. Kiefer       $124,110           0       59,001
Stephen J. Donohue    $41,370           0       15,500
James L. Morrison     $41,370           0       15,100
Michael J. Sullivan         0           0          700
Dennis A. McDermott         0           0       11,500
Javier Holtz                0           0       96,001
Daniel Holtz                0           0      168,001
Stephen Ashman       $272,200           0       20,000
Ronald Chase                0           0       23,750
Harold Oshry                0           0       20,000
Bruce Raiffe                0           0       20,000
Jack Listanowsky            0           0       12,500
All executive officers
 and directors as
 a group (13
 persons)            $479,050           0      464,153


____________________

(1)  Granted in February 1996.














































                      CERTAIN TRANSACTIONS

LOANS FROM AFFILIATES

     The Company has a $125 million revolving line of credit facility with Capital Bank, the Company's sole shareholder prior to the Offering, pursuant to which the Company had outstanding borrowings of approximately $52 million as of December 31, 1995. The Capital Facility bears interest at the prime rate as published in the Wall Street Journal (8.75% at December 31, 1995). The Facility is subject to annual review by Capital Bank and is due on demand. The following table sets forth certain information with respect to amounts owed by the Company to Capital Bank since December 31, 1993:

[CAPTION]


                            1993      1994      1995
                                (Dollars in thousands)

Maximum amount out-
 standing at any
 month-end               $122,200   $118,000  $ 64,840
Average borrowings       $103,929   $ 84,095  $ 52,701
Interest expense for
 the period              $  6,845   $  6,090  $  4,732
Average interest rate        6.6%       7.2%      9.0%



PENSION PLAN

     Eligible employees of the Company participate in the Bancorp Pension Plan. The Company's share of the required contributions to the Bancorp Pension Plan are based on a fixed percentage of the Company's payroll and is remitted monthly to Capital Bank. Capital Bank is responsible for the actual contributions to the Bancorp Pension Plan. The Company remitted $113,420, $134,390 and $172,090 for the years ending 1993, 1994 and 1995, respectively, for its share of the Bancorp Pension Plan's costs.

GROUP MEDICAL AND LIFE PLANS

     Capital Bank obtains group medical, dental and life insurance coverage on behalf of the Company. Premiums are charged to the Company at the same amount as they are assessed by the insurance companies to Capital Bank with respect to the Company. During 1993, 1994 and 1995, the Company paid insurance premiums of $114,846, $533,843 and $527,669, respectively, for its actual portion of such insurance premiums.

ALLOCATED EXPENSES WITH AFFILIATES

     Capital Bank charges the Company for services rendered by Capital Bank's legal department. Charges are based upon internal time estimates prepared by Capital Bank for personnel costs and related overhead costs associated with such services. Legal costs paid by the Company to Capital Bank for 1993, 1994 and 1995 were $190,662, $102,543 and $80,048 respectively. The Company also reimburses Capital Bank for its portion of insurance expenses. Payments to Capital Bank for insurance expenses during 1993, 1994 and 1995 aggregated approximately $126,219, $97,384 and $149,302, respectively.

LETTERS OF CREDIT

     Capital Bank provided approximately $66.6 million, $79.5 million and $130.1 million during 1993, 1994 and 1995, respectively, of letters of credit for clients of the Company. For a fee, the Company guarantees the payment by its clients under these letters of credit. Fees charged for issuance of the letters of credit are paid directly to Capital Bank and amounted to $445,090, $389,571 and $462,013, during 1993, 1994 and 1995, respectively.

INCOME TAX PAYMENTS TO AFFILIATES

     The results of operations of the Company are included in the consolidated federal income tax returns filed by Bancorp. Capital Bank allocates income taxes to the Company calculated on a separate return basis, except that tax benefits are allocated to the Company to the extent such benefits are useable by the consolidated group. The Company pays to (or receives from) Capital Bank the amount of its estimated annual current tax provisions (benefits). The Company paid approximately $3.0 million and $4.9 million for income taxes related to its fiscal years ended December 31, 1993 and December 31, 1994, respectively. As of December 31, 1995, the Company had not paid Capital Bank the amounts due for taxes for the 1995 fiscal year.

TAX SHARING AND INDEMNITY AGREEMENT

     After this offering, the results of operations of the Company will continue to be included in the tax returns filed by Bancorp's affiliated, combined or unitary groups for federal, state and local income and franchise tax purposes. The members of those groups, including the Company, currently are parties to a tax allocation agreement that allocates the liability for those taxes among them. Effective on consummation of this offering, the Company, Bancorp and the other members of those tax reporting groups will enter into a new tax allocation and indemnity agreement. Under the new agreement, for periods ending after the offering, the tax liabilities of the group will be allocated between Bancorp and its direct and indirect wholly-owned subsidiaries ("Parent Group") and the Company and its direct and indirect wholly-owned subsidiaries ("Factors Group") pursuant to a method specified in regulations of the Treasury Department that would impose on Parent Group and Factors Group liability for an amount that corresponds (with various modifications) to the liability that Parent Group and Factors Group each would incur if Parent Group and Factors Group filed tax returns as separate affiliated, combined or unitary groups. In addition, the new agreement provides that the Factors Group will indemnify the Parent Group for any increase in the tax liability of the group that is attributable (under the prior agreement or the new agreement, as applicable) to the Factors Group, and the Factors Group will be entitled to receive any tax refund that is attributable to the Factors Group. The new agreement similarly provides that the Parent Group will indemnify the Factors Group for any increase in the tax liability of the group that is attributable to the Parent Group.

TRANSACTIONS WITH OPPENHEIMER & CO., INC.

     Craig L. Platt, a director of Bancorp since May 1993 and of Capital Bank since April 1993, has been a Senior Vice President with Oppenheimer & Co., Inc., the managing underwriter of this offering, since December 1994. In addition to Oppenheimer & Co., Inc.'s involvement with this offering, in July 1995, Oppenheimer & Co., was engaged by Capital Bank to provide advisory services, for which Oppenheimer & Co., Inc. received a fee of $30,000. In addition, Oppenheimer & Co., Inc. provided certain brokerage services to Capital Bank in connection with its sale of 120,000 shares of Bancorp common stock, for which it received its customary brokerage commission.

LOANS TO OFFICERS OF THE COMPANY

     From time to time, Capital Bank makes loans and extends credit to certain of the Company's officers and directors, including John
W. Kiefer, the President, Chief Executive Officer and a director of the Company. In the opinion of Capital Bank, all of such loans and extensions of credit were made in ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other third parties.

APPROVAL OF RELATED PARTY TRANSACTIONS

     The Company has adopted a policy whereby all transactions between the Company and one or more of its affiliates must be approved in advance by a majority of the Company's Conflict of Interest Committee.











                     PRINCIPAL SHAREHOLDERS

     Capital Bank, whose principal address is 1221 Brickell Avenue, Miami, Florida 33131, currently owns 10,000,000 shares of Common Stock (after giving effect to the 10,000-for-1 stock split), representing 100% of all the issued and outstanding Common Stock of the Company. After giving effect to issuance of the Common Stock pursuant to this offering, Capital Bank will own approximately 83% of the issued and outstanding Common Stock of the Company (approximately 81% if the Underwriters' over-allotment option is exercised in full).

     Bancorp is the sole shareholder of Capital Bank. The following table sets forth information, as of April 1, 1996, with respect to the beneficial ownership of the common stock of Bancorp by (i) each director of the Company, (ii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding common stock of Bancorp, and (iii) all directors and executive officers of the Company as a group.

[CAPTION]


                                        Percentage
                                         Ownership
                    Amount and         Attributable
Name of Individual   Nature of        to the Company
or Identity of      Beneficial     Before       After
Group                Ownership    Offering    Offering

Fana Holtz          2,942,616(1)    39.6%       33.0%
Daniel M. Holtz       546,166(2)     7.3%        6.1%
Javier J. Holtz       285,778(3)     3.8%        3.2%
John W. Kiefer         68,001(4)     *           *
Stephen N. Ashman      60,866(5)     *           *
Harold L. Oshry        42,500(6)     *           *
Ronald S. Chase        23,750(7)     *           *
Bruce Raiffe          107,834(8)     1.4%        1.2%
Jack Listanowsky       12,500(9)     *           *
Leon Simkins          712,399(10)    9.6%        8.0%
Abel Holtz            677,077(11)    9.1%        7.6%
Alex Halberstein      734,692(12)   10.0%        8.3%
All directors and
 executive officers
 of the Company as
 a group, including
 those listed above
 (13 persons)       1,195,305       15.1%       12.6%




___________________________

* Less than 1%

(1) Includes 1,527,565 shares held individually, 1,392,051 shares over which Mrs. Holtz claims voting power pursuant to various shareholder agreements and irrevocable proxies and 23,000 shares that Mrs. Holtz has the right to acquire upon exercise of presently exercisable options. Does not include an aggregate of 325,838 shares, nor presently exercisable options to purchase a total of 264,002 shares, owned by the adult sons of Mrs. Holtz, as to which shares Mrs. Holtz disclaims beneficial ownership and voting power. Also does not include 665,893 shares, nor presently exercisable options to purchase a total of 11,184 shares, owned by Mr. Abel Holtz, Mrs. Holtz's husband, as to which shares Mrs. Holtz disclaims beneficial ownership and voting power. Mrs. Holtz, individually, and together with her sons Daniel Holtz and Javier Holtz, filed an application with the FDBF to acquire and/or maintain control of Bancorp, although they do not believe that such an application is required. See "Business-Legal and Administrative Proceedings-Administrative Proceedings" and "Business-Regulation."

(2) Includes 162,919 shares held individually, 166,665 shares held by DH Associates, Ltd., a partnership of which Daniel Holtz is general partner, and 168,001 shares that Mr. Holtz has the right to acquire upon exercise of currently exercisable options. Mr. Holtz, individually and together with Fana Holtz and Javier Holtz, filed an application with the FDBF to acquire and/or maintain control of Bancorp, although they do not believe such an application is required. See "Business-Legal and Administrative Proceedings-Administrative Proceedings" and "Business-Regulation."

(3) Includes 162,919 shares held individually, 3,937 shares held jointly by Javier Holtz and his wife, 22,500 shares held by his wife individually and 421 shares over which Mr. Holtz claims voting power pursuant to various shareholder agreements and irrevocable proxies. Also includes 96,001 shares that Mr. Holtz has the right to acquire upon exercise of currently exercisable options. Mr. Holtz, individually and together with Fana Holtz and Daniel Holtz, filed an application with the FDBF to acquire and/or maintain control of Bancorp, although they do not believe such an application is required. See "Business-Legal and Administrative Proceedings-Administrative Proceedings" and "Business-Regulation."

(4) Includes 9,000 shares held individually and 59,001 shares that Mr. Kiefer has the right to acquire upon exercise of currently exercisable options.

(5) Includes 24,466 shares held jointly by Stephen Ashman and his wife, 7,000 shares held by his wife individually, 5,400 shares held by a trust of which Mr. Ashman is a co-trustee and presently exercisable options held by Mr. Ashman to purchase an aggregate of 20,000 shares.

(6) Includes 20,000 shares that Mr. Oshry has the right to acquire upon exercise of currently exercisable options.

(7) Represents presently exercisable options held by Mr. Chase to purchase 23,750 shares.

(8) Includes 20,000 shares that Mr. Raiffe has the right to acquire upon exercise of presently exercisable options.

(9) Represents 12,500 shares that Mr. Listanowsky has the right to acquire upon exercise of presently exercisable options.

(10) Includes 516,277 shares held by Mr. Simkins individually, 13 shares held as custodian for Mr. Simkins' son under the Florida Gifts to Minors Act, 170,109 shares held by a trust for the benefit of Mr. Simkins and 26,000 shares that Mr. Simkins has the right to acquire upon exercise of presently exercisable options.

(11) Based upon the Schedule 13G filed by Mr. Holtz on February 14, 1996 pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), includes presently exercisable options held by Abel Holtz to purchase an aggregate of 11,184 shares. Abel Holtz has advised Bancorp that he has orally agreed with the FDIC not to vote his shares in Bancorp at the present time.

(12) Based upon the Schedule 13G filed by Mr. Halberstein on February 14, 1996 pursuant to Rule 13d-1 of the Exchange Act, includes 527,814 shares held individually by Mr. Halberstein and 90,000 shares held jointly with his wife. Also includes 116,878 shares held by Mr. Halberstein as trustee for various trusts established for the benefit of Mr. Halberstein's family members.


                  DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, par value $.01 per share. After giving effect to 10,000 for-1 stock split to be effected by the Company prior to the effective date of this offering, an aggregate of 10,000,000 shares of Common Stock will be outstanding. See "Principal Shareholders." No shares of Preferred Stock have been issued to date. The following brief description of the Company's capital stock does not purport to be complete and is subject in all respects to applicable Florida law and the provisions of the Company's Articles of Incorporation (the "Articles") and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares voting for election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote of shareholders. Dividends may be paid to holders of Common Stock when and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon liquidation or dissolution of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company legally available for distribution to shareholders.

     Upon completion of this offering, the Company's existing shareholder will beneficially own approximately 83% of the outstanding shares of Common Stock (approximately 81% if the Underwriters' over-allotment option is exercised in full) and will therefore be able to elect the entire Board of Directors and control all matters submitted to shareholders for a vote.

     The holders of Common Stock, other than Capital Bank, have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. Capital Bank will have preemptive rights (the "Preemptive Rights") prior to the issuance of any shares, including shares issuable pursuant to outstanding options, other than options issued pursuant to the Plan which are exercisable without Capital Bank's approval. The Preemptive Rights shall be exercisable at the same price per share as the shares proposed to be issued. Such rights shall remain in effect during the Eighty Percent Period. During this period, no additional shares of Common Stock may be issued that would reduce Capital Bank's ownership interest in the Common Stock below 80% of the issued and outstanding shares of Common Stock without Capital Bank's written approval, and no shares of any other class of capital stock may be issued without Capital Bank's written approval. The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and non-assessable.

PREFERRED STOCK

     Although the Company has no present plans to issue shares of Preferred Stock, Preferred Stock may be issued from time to time in one or more classes or series with such designations, powers, preferences, rights, qualifications, limitations and restrictions as may be fixed by the Company's Board of Directors. The Board of Directors, without obtaining shareholder approval other than written approval from Capital Bank during the Eighty Percent Period, could issue the Preferred Stock with voting and/or conversion rights and thereby dilute the voting power and equity of the holders of Common Stock and adversely effect the market price of such stock. The issuance of Preferred Stock could also be used as an antitakeover measure by the Company without any further action by the shareholders.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF FLORIDA LAW
AND THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The Company is subject to (i) the Florida Control Share Act, which generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders and (ii) the Florida Fair Price Act, which generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a corporation and holders of more than 10% of the outstanding shares of the corporation (or their affiliates).

     In addition, certain provisions of the Company's Articles summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     Board of Directors. The Articles authorize the Board of Directors to fill vacant directorships or increase the size of the Board. This provision may deter a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

     Special Meeting of Shareholders. The Articles provide that special meetings of shareholders of the Company be called only by the Board of Directors or holders of not less than 30% of the votes entitled to be cast at the special meeting.

     Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Articles provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 80 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever is first. The Bylaws also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     Authorized But Unissued Shares. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval, except that during the Eighty Percent Period, written approval of Capital Bank is required for the issuance of shares of Common Stock that would reduce Capital Bank's ownership of Common Stock below 80% of the issued and outstanding shares of Common Stock or for the issuance of shares of any other class of capital stock. If issued, these additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors, with Capital Bank approval during the Eighty Percent Period and without such approval thereafter, to issue shares to persons friendly to current management or Capital Bank which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

     Preemptive Rights.  Capital Bank will have the Preemptive
Rights during the Eighty Percent Period.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of the Common Stock will be American Stock Transfer and Trust Company.








































                 SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, the Company will have 12,000,000 shares of Common Stock outstanding (12,300,000 shares if the Over-Allotment Option is exercised in full). Of those shares, the 2,000,000 shares sold in this offering (2,300,000 shares if the Over-Allotment Option is exercised in full) will be freely transferable without restriction or registration under the Act, unless purchased by persons deemed to be "affiliates" of the Company (as that term is defined under the Act). The remaining 10,000,000 shares of Common Stock to be outstanding immediately following the offering ("restricted shares") may only be sold in the public market if such shares are registered under the Act or sold in accordance with Rule 144 promulgated under the Act.

     In general, under Rule 144 a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned his shares for two years, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 120,000 shares immediately after this offering, 123,000 if the over-allotment option is exercised in full) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person and who has beneficially owned his shares for at least three years, may sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or availability of current information referred to above. Restricted shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Act, unless thereafter held by an "affiliate" of the Company.

     The Company has reserved an aggregate of 700,000 shares of Common Stock for issuance pursuant to the Plan and the Company intends to register such shares on Form S-8 following this offering. Subject to restrictions imposed pursuant to the Plans, shares of Common Stock issued pursuant to the Plans after the effective date of any Registration Statement on Form S-8 will be available for sale in the public market without restriction to the extent they are held by persons who are not affiliates of the Company, and by affiliates pursuant to Rule 144. See "Management-Stock Option Plan."

     Prior to this offering, there has been no trading market for the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares pursuant to Rule 144 or otherwise will have on the market price prevailing from time to time. Sales of substantial amounts of the Common Stock in the public market following this offering could adversely affect the then prevailing market price. The Company's existing sole shareholder has agreed that it will not sell or otherwise transfer any shares of Common Stock to the public for 180 days after this offering. See "Underwriting."
























































                          UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement between the Company and the Underwriters named below (the "Underwriting Agreement"), for whom Oppenheimer & Co., Inc. is acting as representative (the "Representative"), the Underwriters have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite their respective names:

[CAPTION]



                                             Number of
     Underwriter                              Shares

     Oppenheimer & Co., Inc. . . . . . . . .


                                              ________

          Total. . . . . . . . . . . . . . . 2,000,000




     The Underwriters will be obligated to purchase all of the shares of Common Stock offered (other than the shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and at such price less a concession not in excess of $__________ per share. The Underwriters may allow, and such dealers may reallow, concessions not in excess of $__________ per share on sales to other brokers or dealers. After the initial public offering, the public offering price, concession and reallowance to brokers or dealers may be changed by the Representative.

     The Underwriters have been granted a 30-day over-allotment option to purchase from the Company up to an aggregate of 300,000 additional shares of Common Stock exercisable from time to time at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will be obligated, subject to certain conditions, to purchase the same proportion thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to the shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses, including liabilities under the Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company, the sole shareholder of the Company prior to the offering and their respective officers and directors have agreed that they will not sell, offer to sell, contract to sell, distribute, transfer, grant any option for the sale of or otherwise dispose of, directly or indirectly, any shares of Common Stock, any securities convertible into, exercisable for or exchangeable for Common Stock or any rights to purchase or acquire Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representative, except for the shares offered hereby and the issuance of shares upon exercise of options granted under the Company's stock option plans. See "Shares Eligible for Future Sale."

     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock offered hereby has been determined by negotiation between the Company and the Representative. The matters considered in determining the initial public offering price include the history of and prospects for the industry in which the Company competes, the ability of the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for further earnings of the Company, the general condition of the securities markets at the time of the offering and the prices of similar securities of generally comparable companies. There can be no assurance that an active or orderly trading market will develop for Common Stock or that the Common Stock will trade in the public market subsequent to the offering at or above the initial public trading price. Application has been made for quotation of the Common Stock on the Nasdaq National Market System under the symbol "CAPF."

     Craig L. Platt, a director of Capital Bancorp since May 1993 and Capital Bank since April 1993, has been a Senior Vice President with Oppenheimer & Co., Inc., the managing underwriter of this offering, since December 1994. See "Certain Transactions."


                          LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida. Certain legal matters for the Underwriters will be passed upon by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.


                             EXPERTS

     The consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports thereon appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.






















































           INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


[CAPTION]


                                                     PAGE

THE COMPANY'S FINANCIAL STATEMENTS
Report of Independent Auditors . . . . . . . . . .   F-2

Consolidated Balance Sheets as of
  December 31, 1994 and 1995 . . . . . . . . . . .   F-3

Consolidated Statements of Income
  for the Years Ended December 31,
  1993, 1994 and 1995. . . . . . . . . . . . . . .   F-4

Consolidated Statements of
  Stockholders' Equity for the Years
  Ended December 31, 1993, 1994 and 1995 . . . . .   F-5

Consolidated Statements of Cash Flows
  for the Years Ended December 31, 1993,
  1994 and 1995. . . . . . . . . . . . . . . . . .   F-6

Notes to Consolidated Financial Statements . . . .   F-7




























INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Capital Factors Holding, Inc.:

We have audited the accompanying consolidated balance sheets of Capital Factors Holding, Inc. (a wholly owned subsidiary of Capital
Bank) and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Capital Factors Holding, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP
Ft. Lauderdale, Florida

February 28, 1996 (March 4, 1996 as to second paragraph of Note 13 and May __, 1996 as to the first paragraph of Note 13)










The accompanying consolidated financial statements reflect the 10,000-for-one stock split of Common Stock which is to be effected immediately prior to the effective date of the offering contemplated by this Prospectus. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon consummation of the 10,000-for-one stock split, as described in the first paragraph of Note 13 of Notes to Consolidated Financial Statements, assuming that from May 6, 1996 to the date of such split no other events shall have occurred that would affect the accompanying financial statements and notes thereto.



DELOITTE & TOUCHE LLP
Ft. Lauderdale, Florida

May 6, 1996
















































CAPITAL FACTORS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


[CAPTION]


                                       December 31,
                                   1994        1995
ASSETS
 Cash (Note 12)                $15,446,835 $20,326,814
 Restricted Cash (Notes
    5,12)                        4,687,500  16,187,500

 Receivables (Notes 3,5,12)    260,390,337 361,205,965
 Unearned discounts             (2,781,219) (3,404,016)
 Allowance for credit losses    (1,774,101) (2,980,778)
 Receivables, net              255,835,017 354,821,171
 Property and equipment, net
 (Note 4)                        3,026,155   3,285,049
 Other Assets (Notes 5,7)        3,884,422   4,850,831
TOTAL                         $282,879,929$399,471,365

LIABILITIES AND STOCKHOLDER'S
  EQUITY

LIABILITIES:
 Due to affiliates (Note 9)     $4,835,698  $6,452,964
 Capital Factors variable rate
   asset backed certificates
   (Notes 5,12)                125,000,000 175,000,000
 Notes payable to affiliates
   (Notes 6,12)                 34,540,000  52,260,000
 Due to factoring clients
   (Note 12)                    90,706,683 128,577,577
 Other liabilities               3,150,246   3,840,425

     Total liabilities         258,232,627 366,130,966

COMMITMENTS AND CONTINGENCIES
 (Notes 8,10,11,12)

STOCKHOLDER'S EQUITY (Note 1,13):
 Common stock, $0.0001 par
   value, 10,000,000 shares
  authorized, issued and
   outstanding                     100,000     100,000
 Additional paid-in capital      9,542,096   9,542,096
 Retained earnings              15,005,206  23,698,303
     Total stockholder's
        equity                  24,647,302  33,340,399

TOTAL                         $282,879,929$399,471,365

See notes to consolidated financial statements.








CAPITAL FACTORS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

[CAPTION]


                             Year Ended December 31,
REVENUES              1993         1994        1995
 Factoring fees   $15,375,900  $17,370,626 $19,518,541
 Interest income   13,511,324   17,628,230  28,210,599
 Letter of Credit
   and other fees   1,127,513    1,237,611   2,040,383
 Other              1,302,685    1,540,712   1,849,466
    Total revenue  31,317,422   37,777,179  51,618,989

EXPENSES (Note 9)
 Interest expense
   (Note 5,6)       7,841,958   10,329,116  16,361,059
 Salaries and
   benefits         7,773,626    8,698,858  11,240,046
 Provision for
   credit losses
   (Note 3)         2,645,000    2,235,000   2,234,721
 Occupancy and
   other office
   expenses         1,861,862    2,135,319   2,588,459
 Depreciation         565,311      591,554     632,739
 Professional fees  1,286,929    1,180,861     991,535
 Other              1,584,017    1,529,925   3,004,570

    Total expenses 23,558,703   26,700,633  37,053,129

INCOME BEFORE INCOME
 TAXES              7,758,719   11,076,546  14,565,860

PROVISION FOR INCOME
 TAXES (Note 7)     3,453,428    4,984,450   5,872,763

NET INCOME         $4,305,291   $6,092,096  $8,693,097

NET INCOME PER SHARE
  (Note 2)              $0.43        $0.61       $0.87




See notes to consolidated financial statements.








CAPITAL FACTORS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

[CAPTION]


                     Years Ended December 31, 1993, 1994 and 1995
                               Additional
                     Common      Paid-In     Retained
                     Stock       Capital     Earnings

BALANCE, DECEMBER
  31, 1992         $100,000   $9,542,096    $4,607,819
    Net Income            0            0     4,305,291

BALANCE, DECEMBER
  31, 1993          100,000    9,542,096     8,913,110
    Net Income            0            0     6,092,096

BALANCE, DECEMBER
  31, 1994          100,000    9,542,096    15,005,206
    Net Income            0            0     8,693,097

BALANCE, DECEMBER
  31, 1995         $100,000   $9,542,096   $23,698,303

See notes to consolidated financial statements.



























CAPITAL FACTORS HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


[CAPTION]


                                      Year Ended December 31,
OPERATING ACTIVITIES:  1993         1994       1995
    Net income     $4,305,291   $6,092,096  $8,693,097
    Adjustments to
      reconcile net
      income to net
      cash provided
      by operating
      activities:
      Depreciation    565,311      591,554     632,739
      Deferred income
       taxes         (259,664)     209,383    (399,986)
      Provision for
       credit losses2,645,000    2,235,000   2,234,721
      Increase in
       restricted cash      0   (4,687,500) (1,500,000)
      Loss on sale of
       assets               0       12,399       3,873
      Due to
       affiliates     456,869    3,936,578   1,617,266
      Other assets   (104,338)     343,208    (430,465)
      Other
       liabilities    688,899    1,052,788     690,179

        Net cash provided
         by operating
         activities 8,297,368    9,785,506  11,541,424

INVESTING ACTIVITIES:
    Loan to clients,
     net           (6,202,118)  (7,448,868) (3,053,589)
    Increase in asset
     backed loans           0  (10,473,533)(27,841,907)
    Net increase in
     factoring accounts
     receivable, net of
     due to factoring
     clients      (34,761,943)  (5,230,704)(32,940,825)
    Sales of
     participations11,545,936      334,570   1,238,287
    Payments on
     participations(2,000,000) (12,180,506)   (751,947)
    Purchase of
     property and
     equipment       (313,839)    (621,391)   (914,342)
    Disposal of
     property and
     equipment              0        2,821      18,836

        Net cash used
         in investing
         acti-
          vities  (31,731,964) (35,617,611)(64,245,487)

FINANCING ACTIVITIES:
    Issuance of senior
     certificates           0  125,000,000  50,000,000
    Restricted proceeds
     from senior
     certificates           0            0 (10,000,000)
    Proceeds from
     borrowings    50,700,000   51,900,000  53,522,033
    Payments on
     borrowings   (27,200,000)(140,360,000)(35,802,033)
    Payments of
     deferred
     financing costs        0   (2,700,761)   (744,802)
    Amortization of
     deferred costs         0      228,189     608,844

      Net cash provided
        by financing
        activities 23,500,000   34,067,428  57,584,042

NET INCREASE IN CASH   65,404    8,235,323   4,879,979
CASH, BEGINNING OF
  PERIOD            7,146,108    7,211,512  15,446,835
CASH, END OF PERIOD$7,211,512  $15,446,835 $20,326,814
SUPPLEMENTAL CASH
 FLOW INFORMATION
    Cash payments
      for interest $8,064,714   $9,375,978 $14,874,541

See notes to consolidated financial statements.
























CAPITAL FACTORS HOLDING, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND DESCRIPTION OF OPERATIONS


Capital Factors Holding, Inc. ("the Parent Company") is a wholly-owned subsidiary of Capital Bank (the "Bank"). The Bank is a wholly-owned subsidiary of Capital Bancorp ("Bancorp"). The Parent Company was incorporated in June 1994, in order to accommodate the issuance of Variable Rate Asset Backed Certificates (as further discussed in Note 5 to the financial statements), and issued 1000 shares (100%) of its stock to Capital Bank in exchange for 60 shares (100%) of the outstanding shares of Capital Factors, Inc. ("Factors"). Since the stock transaction has been between related parties, the results of operations have been presented as though the companies had been combined as of the earliest year presented. The Parent Company has two wholly-owned subsidiaries, Factors and CF One, Inc. ("CF One"). Factors has one wholly-owned subsidiary, CF Funding Corp. ("Funding").

Factors provides factoring and other services primarily to commercial businesses and generally purchases trade accounts receivables from clients and assumes all risks of collectibility for credit approved receivables, except as such risks result from fraud or invalid receivables, and dilution. Factors generally enters into advance factoring arrangements which allow clients to obtain cash advances against a stipulated percentage of the receivables before they are due or collected.

The Company provides services to its clients through four offices located in Fort Lauderdale, Florida; Los Angeles, California; New York, New York and Charlotte, North Carolina. The Company's clients primarily include manufacturers, importers, wholesalers and distributors in apparel and textile related industries and, to a lesser extent, clients in consumer goods related industries such as plastics, video game cartridges, paper and healthcare services.

The Company's factored accounts receivable are due from clients' customers geographically located throughout the United States, principally retailers, manufacturers and distributors. As of December 31, 1994 and 1995, the Company had factored accounts receivable aggregating approximately $114.1 million and $130.0 million, respectively, due from 34 and 37 customers, respectively, each with balances exceeding $1 million. These customers are primarily large national or regional department store chains or specialty retailers. The largest amount due from any one customer, a national department store chain, at December 31, 1995 was approximately $14.7 million.

The Company's asset backed loans represent loans provided to clients principally collateralized by accounts receivables. The
Company does not service the accounts receivables nor does it provide credit protection of the receivables.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements of Capital Factors Holding, Inc. and Subsidiaries (the "Company") include the accounts of the Parent Company, Factors and Funding, and CF One. All significant intercompany transactions and balances have been eliminated in consolidation.

INCOME RECOGNITION - Interest income on all loans and advances is calculated using the simple interest method on the daily balances of principal outstanding and is recorded as earned in accordance with the terms of the related factoring agreements with clients. Accrual of interest income is discontinued on troubled loans and advances to factoring clients when the loan balance and interest receivable exceeds the estimated value of the collateral securing the loan or advance. Factoring fees are recognized generally at the time of purchase of factored receivables due to the nature of the relationship with the factoring client and the relatively short term nature of the factored receivables. Commitment/closing fees related to asset based loans are amortized over the life of the loan as an adjustment of yield.

ALLOWANCE FOR CREDIT LOSSES - The allowance for credit losses is maintained at a level deemed adequate by management to absorb losses in the portfolio after evaluating the portfolio, current economic conditions, changes in the nature and the volume of the portfolio, past loss experience and other pertinent factors. Many of these factors involve a significant degree of estimation and are subject to rapid change which may be unforeseen by management. It is reasonably possible that changes in these factors could result in material adjustments to the allowance in the near term.

PROPERTY AND EQUIPMENT - Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives, primarily on the straight-line method. Estimated depreciable lives range from 3 - 8 years for furniture, equipment, software and leasehold improvements and 39 years for buildings.

UNEARNED AND EARNED DISCOUNTS - The Company deducts trade and cash discounts on all factoring invoices purchased. Discounts not taken by customers are recognized as income principally at the time of payment of the invoice.

UNALLOCATED CREDITS - The Company generally notifies the payor when unidentifiable payments or portions thereof are received. If the payor does not respond within 90 days, the Company generally records the unallocated credits as income. The Company maintains an allowance for unallocated credits recorded as income which may be subsequently repaid based upon its historical experience.

NET INCOME PER SHARE - Net income per share amounts are based on the average number of common shares outstanding for each period, after giving effect to the stock split discussed in Note 13.


3.  RECEIVABLES

    Receivables consist of the following:


[CAPTION]


                                       December 31,
                                   1994        1995
    Nonrecourse              $188,698,818 $226,916,598
    Recourse                   37,786,588   69,558,913
    Factored accounts
      receivables             226,485,406  296,475,511
    Loans to factoring client  23,431,398   26,415,014
    Asset based loans          10,473,533   38,315,440
                             $260,390,337 $361,205,965



     The Company also makes advances to factoring clients. Such advance payments, which are interest earning, are recorded as reductions to the amounts due to the factoring clients for the purchase of receivables.

     Changes in the Company's allowance for credit losses were as follows:


[CAPTION]


                                Year Ended December 31,
                           1993       1994     1995
    Beginning balance $2,174,844 $ 2,157,333 $1,774,101
    Provision for
      credit losses    2,645,000   2,235,000  2,234,721
    Charge-offs       (3,384,956) (3,148,281)(1,625,148)
    Recoveries           722,445     530,049    597,104
    Ending balance    $2,157,333 $ 1,774,101 $2,980,778


     The Company specifically considered $739,332 and $2,184,046 of its client advances impaired at December 31, 1994 and 1995, respectively and has discontinued the accrual of interest income. The allowance for credit losses related to these impaired loans for the same periods was $48,051 and $133,847, respectively.


4.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

[CAPTION]


                                  December 31,
                           1994            1995

    Land                 $479,581         $479,581
    Building            1,518,538        1,518,538
    Building
      improvements        744,909          744,909
    Furniture and
      equipment         2,311,602        3,007,122
    Computer software     191,486          267,666
    Leasehold
     improvements          53,447           59,140
                        5,299,563        6,076,956
    Less accumulated
     depreciation      (2,273,408)      (2,791,907)
                       $3,026,155       $3,285,049



5.  VARIABLE RATE ASSET-BASED CERTIFICATES

     On June 29, 1994, December 15, 1994 and July 28, 1995. Capital Factors, Inc., through its wholly owned subsidiary CF Funding Corp., issued $100,000,000, $25,000,000 and $50,000,000, respectively, of Variable Rate Asset Backed Certificates ("senior certificates") with maturity dates of December 1999, June 2000 and January 2001. The senior certificates bear an interest rate of LIBOR plus 1.25%. The interest rate on December 31, 1995 was 7.1875%. Interest is payable monthly. The senior certificates are collateralized by interest-earning advances to factoring clients which totaled $198,992,000 at December 31, 1995. Such advances are made on receivables before they are due or collected by the Company. Capital Factors, Inc., services and administers these advances and related receivables under an agreement entered into by Bankers Trust Company as Trustee, CF Funding Corp. and Capital Factors, Inc. The senior certificates may not be redeemed prior to their stated maturity and are subject to acceleration if certain collateral requirements are not maintained. Deferred issuance costs of $2.6 million are being amortized over the terms of the related series. Such costs are included in other assets on the balance sheets.

     RESTRICTED CASH - CF Funding Corporation is required to maintain a cash collateral account at Bankers Trust Company, pursuant to the terms of the aforementioned agreement. Such restricted cash collateral amounted to $6,187,500 at December 31, 1995.

     Of the $50,000,000 of senior certificates issued on July 28, 1995, CF Funding Corp. initially utilized $15,000,000, and a Pre-Funding account was created at Bankers Trust Company for the remaining $35,000,000. During 1995 CF Funding Corp. drewdown these funds as supported by interest earning advances to clients. At December 31, 1995, $10,000,000 remained in the Pre-Funding account. This remaining amount is also included in restricted cash.


6.   BORROWINGS

     Notes payable are summarized as follows:

[CAPTION]


                                    December 31,
                                1994          1995
    Affiliates

    A $125 million revolving
    line-of-credit payable to
    the Bank at prime (8.25%
    and 8.75% at December 31,
    1994 and December 31,
    1995) with interest
    payable monthly.  The
    loan matures on
    demand.                 $34,540,000    $52,260,000



     Supplemental information for the Company's borrowings including the Variable Rate Asset Backed Certificates (Note
     5), follows:


[CAPTION]


                             Year Ended December 31,
                         1993       1994         1995

    Maximum amount
     outstanding at
     any
     month-end  $137,200,000 $171,000,000  $221,871,000
    Average
     borrowings $118,929,000 $142,959,000  $191,264,000
    Interest
     expense for
     the period $  7,662,569 $  9,990,305  $ 15,140,324
    Average
     interest
     rate              6.44%        6.99%         7.92%
    Average
     interest
     rate, end
     of period         6.35%        7.67%         7.57%



7.  INCOME TAXES

     The results of operations of the Company are included in the consolidated Federal income tax return filed by Bancorp. Bancorp allocates income taxes to the Company principally calculated on a separate return basis. The Company pays to (or receives from) the Bank the amount of its estimated annual current tax provisions (benefits). The Company paid approximately $3,042,000, $0, and $4,929,000, for income taxes in the years ended December 31, 1993, 1994 and 1995, respectively, for income taxes related to its fiscal years ended December 31, 1993 and 1994 respectively. As of December 31, 1995, the Company had not paid the Bank the amounts due for taxes for the 1995 fiscal year. The amounts are included in the balance sheet as due to affiliates.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax asset, which is included in other assets in the balance sheet, as of December 31, 1994 and 1995 are as follows:


[CAPTION]


                                 1994           1995
    Deferred tax assets:
    Bad debts                  $684,359      $1,149,834
    Difference between
     book and tax basis
      of property               145,592         126,393
    Deferred compensation       138,870          92,580
      Deferred asset            968,821       1,368,807

    Deferred tax liability:
    Pension costs               (29,750)        (29,750)
    Difference between book and
      tax basis of assets        (6,099)         (6,099)
      Deferred liability        (35,849)        (35,849)
    Net deferred asset        $ 932,972     $ 1,332,958





The components of the provision for income taxes are as follows:


[CAPTION]


                                  Year Ended December 31,
                         1993        1994       1995
    Current taxes:
      Federal        $2,728,004  $3,436,645  $4,898,648
      State             985,088   1,338,422   1,374,101
                      3,713,092   4,775,067   6,272,749

    Deferred taxes
     (benefit):
      Federal and
      State            (259,664)    209,383    (399,986)
                     $3,453,428  $4,984,450  $5,872,763




The following is a reconciliation between the provision for income taxes included in the accompanying statements of income and the provision computed using the statutory federal tax rate:


[CAPTION]


                             Year Ended December 31,

                       1993                     1994
                                      % of
                                     Pretax
                      Amount         Income    Amount


Computed provision at
    statutory rate $2,715,552         35.0% $3,876,791
Benefit of graduated
    tax rate          (77,587)        (1.0%)  (110,765)
State taxes, net of
    Federal
    benefit           640,307          8.3%    889,379
Other               $ 175,156          2.3%    329,045
                   $3,453,428         44.6% $4,984,450

(continued)


                                      1995
                           % of                % of
                          Pretax                 Pretax
                          Income     Amount   Income

Computed provision at
    statutory rate        35.0%   $5,098,051      35.0%
Benefit of graduated
    tax rate              (1.0%)
State taxes, net of
    Federal
    benefit                8.0%      774,712      53.0%
Other                      3.0%
                          45.0%   $5,872,763      40.3%



8.   COMMITMENTS AND OFF-BALANCE SHEET RISK

     The Company is a lessee under operating leases for real estate and equipment. The real estate leases contain clauses which require additional rent for increases in operating expenses or a proportionate share of taxes and operating expenses. There are no options to renew the leases of the leased regional offices. The approximate future minimum rental payments under noncancellable leases (exclusive of additional amounts for taxes and operating expenses) as of December 31, 1995 are as follows:


[CAPTION]


    Years ending December 31,
    1996......................    $  702,277
    1997......................       817,049
    1998......................       817,049
    1999......................       817,049
    2000 and thereafter.......    $1,534,424
                                  $4,687,848




     Rental expense for the years ended December 31, 1993, 1994 and 1995 was approximately $428,000, $487,000, and $624,000, respectively.

     In the normal course of business, the Company utilizes certain financial instruments with off-balance sheet risk to meet the financing needs of its clients. These off-balance sheet activities include amounts available under the unused portion of approved customer and client credit limits, commercial letters of credit and standby letters of credit and financial guarantees. Letters of credit are issued by the Bank for the Company's clients and the Company guarantees the payment by its clients under these letters of credit. The credit and market risks associated with these financial instruments are generally managed in conjunction with the Company's balance sheet activities and are subject to normal credit policies, financial controls and risk limiting and monitoring procedures.

     Credit losses may be incurred when one of the parties fails to perform in accordance with the terms of the contract. The Company's exposure to credit loss is represented by the contractual amount of the commitments to extend credit, commercial letters of credit and standby letters of credit and financial guarantees. This is the maximum potential loss of principal in the event the commitment is drawn upon and the counterpart defaults. In addition, the measurements of the risks associated with these financial instruments is meaningful only when all related and offsetting transactions are considered.

     Amounts available under the unused portion of approved customer and client credit limits do not necessarily represent legally binding arrangements to factored sales or otherwise advance funds to clients. Generally, credit approvals and limits are modified or withdrawn based upon the Company's evaluation of the customer or client's credit or if the client violates the terms of the factoring agreement. Credit limits for clients and customers continually vary and do not necessarily represent future cash requirements to fund the factored sales or otherwise advance funds to clients.

     Commercial letters of credit are issued to facilitate certain trade transactions, principally the purchase of goods. The risks associated with these transactions are somewhat reduced since the contracts are generally for a short commitment period. Standby letters of credit and financial guarantees are conditional commitments issued to guarantee the performance of a customer to a third party. The Company issues standby letters of credit and financial guarantees to ensure contract performance or assure payment by its clients. The risk involved in issuing standby letters of credit to clients and financial guarantees is similar to the risk involved in extending credit to clients and they are subject to the same credit approvals and monitoring procedures. At December 31, 1994 and 1995, the Company had approximately $19,677,000 and $22,645,000, respectively, of letters of credit and financial guarantees outstanding. The Company usually guarantees letters of credit and financial guarantees only for clients with which the Company has factoring arrangements. Generally, the Company requires collateral to support these commitments and the collateral held varies but may include cash, merchandise, inventory, real estate and the client's reserve balance.

9.   RELATED PARTY TRANSACTIONS

     The Company expensed interest payments to the Bank of $6,845,000, $6,090,000 and $4,732,000 on its $125 million revolving line of credit facility with the Bank during the periods ended December 31, 1993, 1994 and 1995 respectively.

     The Bank obtained group medical, dental and life insurance coverage on behalf of the Company. Premiums are charged to the Company at the same amount as they are assessed by the insurance companies to the Bank with respect to the Company. During 1993, 1994 and 1995, the Company paid insurance premiums of $114,846, $533,843 and $527,669, respectively, for its actual portion of such insurance premiums.

     Capital Bank provided approximately $66.6 million, $79.5 million and $130.1 million during 1993, 1994 and 1995, respectively, of letters of credit for clients of the Company. For a fee, the Company guarantees the payment by its clients under these letters of credit. Fees charged for issuance of the letters of credit are paid directly to Capital Bank and amounted to $445,090, $389,571 and $462,013, during 1993, 1994 and 1995, respectively.

     The Bank charged the Company for services rendered by the Bank's legal department. Charges are based upon estimates prepared by the Bank. Payments to the Bank for these items during the periods ended December 31, 1993, 1994 and 1995 aggregated approximately, $190,663, $102,543, and $80,048, respectively. The Company also reimburses the Bank for its portion of commercial insurance expenses. Payments to the Bank for insurance expenses during 1993, 1994 and 1995 equaled $126,219, $97,384 and $149,302, respectively. In addition, the Company paid the Bank $136,100, $17,700, and $148,900
     during the periods ended December 31, 1993, 1994 and 1995, respectively, for bank service charges.

     Due to affiliate represents balances owed to the Bank at the end of the fiscal year, principally the unremitted portion of the Company's current tax liability.

10.  CONTINGENCIES

     From time to time, the Company has been a party to lawsuits and claims, including lender liability claims, which management considers incidental to normal operations. The Company is currently a party to one lawsuit that was dismissed after trial. The Plaintiff is currently appealing the dismissal. Management, after review, including consultation with counsel, believes that any ultimate liability which could arise from this current lawsuit would not materially affect the financial position of the Company.

11.  RETIREMENT PLAN

     Bancorp sponsors a noncontributory defined benefit pension plan (the "Plan") covering employees meeting certain eligibility requirements. The Company's employees are included in the Plan. The benefits are based on years of service and the employee's compensation for the five consecutive years during the last ten years of service that produce the highest average salary. The Plan provides for accumulation of full benefits equal to 30% of eligible compensation over a 25-year period. Full vesting will occur after completion of seven years of service. Bancorp's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. The Bank charged the Company pension costs of approximately $113,420, $134,390, and $172,090, for the years ended December 31, 1993, 1994 and 1995, respectively.



     The following items are components of the net periodic pension cost of the Plan:

[CAPTION]


                                            December 31,
                                 1993       1994        1995
Service cost-benefits earned
  during the year              $554,156   $704,851    $700,348
Interest cost-projected
 benefits obligation            307,955    370,261     525,785
Actual return on plan
  assets                       (390,959)  (102,875) (1,403,127)
Net amortization and
  deferral                           91   (300,215)  1,384,221
Net periodic pension cost      $471,243   $672,022  $1,207,227



     The funded status of the Plan is shown in the table below:

[CAPTION]


                                       December 31,
                                 1994           1995

Plan assets at fair value   $5,464,072      $7,176,298
Projected benefit
 obligation for
 services rendered          (6,271,120)     (8,635,263)
Plan assets less than
 projected benefit
 obligation                   (807,048)     (1,458,965)
Unrecognized prior
 service cost                  112,193         407,424
Unrecognized net loss          642,231         336,923
Adjustment to recognize
 minimum required
 liability                    (522,530)

Accrued pension cost
 (Bancorp)                   $(575,154)      $(714,618)



At December 31, 1994 and 1995, the Plan's assets consisted primarily of corporate obligations, mutual funds, U.S. Government securities and other cash equivalents.

The accumulated benefits obligation at December 31, 1994 and 1995 was approximately $6,039,000 and $7,097,000, respectively.
Included in these amounts were vested benefits of approximately
$5,422,000 and $6,454,000 at December 31, 1994 and 1995,
respectively.

The assumed weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.00% in 1994 and 1995. The assumed expected long-term rate of return on assets was 8.50% in 1994 and 1995. The assumed rate of salary progression was 5.50% in 1994 and 1995.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

In cases where quoted market prices are not available, fair value estimates are based on the quoted market price of a financial instrument with similar characteristics, the present value of expected future cash flows or other valuation techniques. Fair value estimates determined using other valuation techniques are significantly affected by the assumptions used and consequently may not reflect the proceeds that may be realizable from the sale of such financial instruments.

The estimated fair value disclosures related to the Company's financial instruments are as follows:

Cash: Since the Company's cash is maintained in demand deposit accounts, the carrying amount is equal to the fair value.

Accounts Receivable, Due to/from Factoring Clients: The Company's receivables turn over quickly and interest earning advances made to clients against such receivables and loans to factoring clients carry variable interest rates based upon the prime rate and reprice as the prime rate changes. Therefore, the Company believes the carrying amounts are reasonable estimates of fair value.

Notes and Certificates Payable: The Company's notes payable are short-term in nature and carry variable interest rates which reprice at least every 30 days. The Company believes the interest rates on the notes and certificates payable approximate rates currently available to the Company and consequently the carrying amount is a reasonable estimate of fair value.

Letters of Credit: As indicated in Note 8, the Company utilizes certain financial instruments with off-balance sheet risk to meet the financing needs of its clients. At December 31, 1994 and 1995 the Company had approximately $19,677,000 and $22,645,000 respectively, of letters of credit and financial guarantees for clients outstanding. The estimated fair value of these off-balance sheet instruments, based on discounting the fees to be charged on the unused portion of such facilities until their respective expiration dates is considered insignificant.


13.  SUBSEQUENT EVENTS

Effective        , 1996, the Parent Company executed a 10,000 for
1 stock split resulting in 10,000,000 common shares issued and outstanding. The stock split is retroactively reflected in the consolidated financial statements.

On March 4, 1996, Factors entered into a loan and security agreement with Fleet Capital Corporation ("Fleet"), under which Fleet agrees to make a total credit facility of up to $40,000,000, available upon Factors' request. The revolver loans bear an interest rate of LIBOR plus 2.15% (7.525% at March 31, 1996). Interest is payable monthly. The revolver loans are collateralized by interest-bearing advances to borrowers. Factors services and administers these advances under the agreement with Fleet. This agreement shall be in effect for a period of 3 years through March 4, 1999 and shall automatically renew itself for 1-year periods thereafter unless terminated by lender or borrower upon at least 90 days prior written notice. The revolver loans are subject to termination if certain events of default occur.


                           * * * * *








No dealer, salesman or other person has been authorized to give information or to make any representation in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

________________________

TABLE OF CONTENTS
_________________________

                                                             Page
Prospectus Summary
Risk Factors
Use of Proceeds
Dividend Policy
Capitalization
Selected Consolidated Financial Data
Management's Discussion and Analysis of
  Financial Condition and
  Results of Operations
Business
Management
Certain Transactions
Principal Shareholders
Description of Capital Stock
Shares Eligible for Future Sale
Underwriting
Legal Matters
 Experts
Index to Financial StatementsF-1
_________________

Until _______________, 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.








                        2,000,000 Shares




                  CAPITAL FACTORS HOLDING, INC.





                          Common Stock





                         _______________

                           PROSPECTUS
                         _______________





                     Oppenheimer & Co., Inc.









                                          , 1996





















                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

[CAPTION]


Securities and Exchange Commission
  registration fee                             $ 11,103.45
NASD filing fee                                   3,720.00
Nasdaq National Market listing fee               47,500.00
Printing and engraving expenses                       *
Accounting fees and expenses                          *
Legal fees and expenses                               *
Fees and expenses (including legal fees) for
  qualifications under state securities laws           *
Registrar and Transfer Agent's fees and
  expenses                                            *
Miscellaneous                                         *
          Total                                $      *



____________________

*  To be provided by amendment.

All amounts except the Securities and Exchange Commission registra-tion fee, the NASD filing fee and the Nasdaq listing fee are estimated.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant is also entering into an agreement with each of its directors and certain of its officers wherein it is agreeing to indemnify each of them to the fullest extent permitted by law. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws or state or Federal environmental laws.

     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought from the Registrant, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification from the Registrant by any officer or director. See "Business - Legal and Administrative Proceedings" for information regarding claims for indemnification asserted against Capital Bancorp.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

In May 1985, Capital Bank acquired 100% of the issued and outstanding common stock of Capital Factors, Inc. ("Factors"). In June 1994, Factors completed a reorganization in which Capital Factors Holding, Inc. ("Holding") was formed. In connection with this reorganization, Holding issued 1,000 shares (100%) of its common stock, representing all of the then-issued and outstanding shares of such capital stock to Capital Bank in exchange for 60 shares (100%) of Factors common stock. Prior to the effective date of this offering, as a result of a 10,000-for-1 stock split, the 1,000 shares of Holding Common Stock owned by Capital Bank will be converted into 10,000,000 shares of Common Stock. The original issuances of Factors and Holding Common Stock were exempt from the registration requirements of the Act pursuant to the exemption set forth in Section 4(2) thereof.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits:

[CAPTION]


Exhibit           Description

     1.1          Proposed form of Underwriting Agreement *
     3.1          Registrant's Amended and Restated Articles of
                  Incorporation *
     3.2          Registrant's Amended and Restated Bylaws *
     5.1          Opinion of Greenberg, Traurig, Hoffman, Lipoff,
                  Rosen & Quentel, P.A. as to the validity of the Common Stock being registered *
     10.1         Registrant's Stock Option Plan *
     10.2         Capital Bancorp Employees Pension Plan *
     10.3         Form of Indemnification Agreement between the
                  Registrant and each of its directors and certain executive officers **
     10.4         Capital Factors Financing Trust Pooling and
                  Servicing Agreement, dated as of June 1, 1994, among CF Funding Corp., the Registrant and
                  Bankers Trust Company **
     10.5 Contribution and Sale Agreement related to the Capital Factors Financing Trust Pooling and
                  Services Agreement.**
     10.6         Series 1994-1 Supplement, dated as of June 1,
                  1994, to Capital Factors Financing Trust Pooling and Servicing Agreement**
     10.7         Series 1994-2 Supplement, dated as of December
                  1, 1994, to Capital Factors Financing Trust
                  Pooling and Servicing Agreement**
     10.8         Series 1995-1 Supplement, dated as of July 1,
                  1995, to Capital Factors Financing Trust Pooling and Servicing Agreement**
     10.9         Promissory Note evidencing Credit Facility with
                  Capital Bank **
     10.10        Credit Facility with Fleet Capital Corporation**
     10.11 Lease Agreement dated as of April 30, 1990, between Hachette Filipacchi Magazines, Inc. and
                  Factors, as amended.*
     10.12        Lease Agreement dated April 19, 1995, between
                  Factors and H-C REIT, Inc.**
     10.13 Lease Agreement dated as of March 1, 1995, between Hope & Flowers B.P. Partnership and
                  Factors.**
     10.14        Tax Sharing and Indemnity Agreement *
     10.15        Form of Employment Agreement between John W.
                  Kiefer, the Registrant and Capital Factors
                  Inc.**
     10.16 Employment Agreement, dated January 1, 1993, between Stephen J. Donohue and the Registrant **
     10.17 Employment Agreement, dated January 1, 1993, between James L. Morrison and the Registrant **
     23.1         Consent of Greenberg, Traurig, Hoffman, Lipoff,
                  Rosen & Quentel, P.A. (to be included in its opinion to be filed as Exhibit 5.1) *
     23.2         Consent of Deloitte & Touche LLP**
     24.1 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein **



________________________

*     To be filed by amendment.
**    Filed herewith.


(b)   Financial Statement Schedules:

      All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.


Item 17.  UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registration of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c)   The undersigned registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
























































                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on May 9, 1996.

                                   CAPITAL FACTORS HOLDING, INC.


                                   By:/s/ John W. Kiefer
                                      John W. Kiefer, President
                                      and Chief Executive Officer


                        POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John W. Kiefer and Javier J. Holtz, his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      SIGNATURE                  TITLE                    DATE


/s/ John W. Kiefer        President, Chief           May 9, 1996
John W. Kiefer            Executive Officer
                          and Director (principal
                          executive officer)

/s/ Dennis A. McDermott   Senior Vice President--    May 9, 1996
Dennis A. McDermott       Finance and Chief
                          Financial Officer
                          (principal financial
                          officer and principal
                          accounting officer)

/s/ Javier J. Holtz       Chairman of the Board      May 9, 1996
Javier J. Holtz

/s/ Daniel M. Holtz       Director                   May 9, 1996
Daniel M. Holtz

/s/ Stephen N. Ashman     Director                   May 9, 1996
Stephen N. Ashman

/s/ Ronald S. Chase       Director                   May 9, 1996
Ronald S. Chase

/s/ Harold L. Oshry       Director                   May 9, 1996
Harold L. Oshry

/s/ Bruce Raiffe          Director                   May 9, 1996
Bruce Raiffe

/s/ Jack Listanowsky      Director                   May 9, 1996
Jack Listanowsky


































                          EXHIBIT 10.3


                    INDEMNIFICATION AGREEMENT



      THIS INDEMNIFICATION AGREEMENT ("Agreement"), is made and entered into as of the ____ day of ____________, 1996, by and between CAPITAL FACTORS HOLDING, INC. a Florida corporation (the "Company"), and ______________________ (the "Indemnitee").



                            Recitals

      A. The Company desires to retain the services of the Indemnitee as a director or executive officer of the Company.

      B. As a condition to the Indemnitee's agreement to serve the Company as such, the Indemnitee requires that he be indemnified from liability to the fullest extent permitted by law.

      C. The Company is willing to indemnify the Indemnitee to the fullest extent permitted by law in order to retain the services of the Indemnitee.

      NOW, THEREFORE, for and in consideration of the mutual prem-ises and covenants contained herein, the Company and the Indemnitee agree as follows:

      SECTION 1. MANDATORY INDEMNIFICATION IN PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE COMPANY. Subject to Section
4 hereof, the Company shall indemnify and hold harmless the Indemnitee from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines (including excise taxes assessed with respect to an employee benefit plan), amounts paid in settlement and all other liabilities actually and reasonably incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (other than an action by or in the right of the Company) and to which the Indemnitee was or is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an officer, director, shareholder, employee or agent of the Company, or is or was serving at the request of the Company as an officer, director, partner, trustee, employee or agent of another corpora-tion, partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of anything done or not done by the Indemnitee in any such capacity or capacities, provided that the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      SECTION 2. MANDATORY INDEMNIFICATION IN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY. Subject to Section 4 hereof, the Company shall indemnify and hold harmless the Indemnitee from and against any and all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding by or in the right of the Company to procure a judgment in its favor, whether civil, criminal, administrative, investigative or otherwise, and to which the Indemnitee was or is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an officer, director, shareholder, employee or agent of the Company, or is or was serving at the request of the Company as an officer, director, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of anything done or not done by the Indemnitee in any such capacity or capacities, provided that (i) the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and (ii) no indemnification shall be made under this
Section 2 in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Company for misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action, suit or proceeding was brought (or any other court of competent jurisdiction) shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      SECTION 3. REIMBURSEMENT OF EXPENSES FOLLOWING ADJUDICA-TION OF NEGLIGENCE. The Company shall reimburse the Indemnitee for any expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred or paid by him in connection with the investigation, defense, settlement or appeal of any action or suit described in Section 2 hereof that results in an adjudication that the Indemnitee was liable for negligence, gross negligence or recklessness (but not willful misconduct) in the performance of his duty to the Company; provided, however, that the Indemnitee acted in good faith and in a manner he believed to be in the best interests of the Company.

      SECTION 4. AUTHORIZATION OF INDEMNIFICATION. Any indemni-fication under Sections 1 and 2 hereof (unless ordered by a court) and any reimbursement made under Section 3 hereof shall be made by the Company only as authorized in the specific case upon a determination (the "Determination") that indemnification or reim-bursement of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in Section 1, 2 or 3 hereof, as the case may be. Subject to Sections 5.6, 5.7, 5.8 and 8 of this Agreement, the Determination shall be made in the following order of preference:

          (1) first, by the Company's Board of Directors (the "Board") by majority vote or consent of a quorum consisting of directors ("Disinterested Directors") who are not, at the time of the Determination, named parties to such action, suit or proceed-ing; or

          (2) next, if such a quorum of Disinterested Directors cannot be obtained, by majority vote or consent of a committee duly designated by the Board (in which designation all directors, whether or not Disinterested Directors, may participate) consisting solely of two or more Disinterested Directors; or

          (3) next, if such a committee cannot be designated, by any independent legal counsel (who may be any outside counsel reg-ularly employed by the Company); or

          (4) next, if such legal counsel determination cannot be obtained, by vote or consent of the holders of a majority of the Company's Common Stock that are represented in person or by proxy at a meeting called for such purpose.

          4.1 NO PRESUMPTIONS. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          4.2 BENEFIT PLAN CONDUCT. The Indemnitee's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and bene-ficiaries of the plan shall be deemed to be conduct that the Indemnitee reasonably believed to be not opposed to the best inter-ests of the Company.

          4.3 RELIANCE AS SAFE HARBOR. For purposes of any Determination hereunder, the Indemnitee shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on (i) the records or books of account of the Company or another enterprise, including financial statements, (ii) informa-tion supplied to him by the officers of the Company or another enterprise in the course of their duties, (iii) the advice of legal counsel for the Company or another enterprise, or (iv) information or records given or reports made to the Company or another enter-prise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term "another enterprise" as used in this Section 4.3 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which the Indemnitee is or was serving at the request of the Company as an officer, director, partner, trustee, employee or agent. The provisions of this Section 4.3 shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in Sections 1, 2 or 3 hereof, as the case may be.

          4.4 SUCCESS ON MERITS OR OTHERWISE. Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee has been successful on the merits or otherwise in de-fense of any action, suit or proceeding described in Section 1 or 2 hereof, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal thereof. For purposes of this Section 4.4, the term "successful on the merits or otherwise" shall include, but not be limited to, (i) any termina-tion, withdrawal, or dismissal (with or without prejudice) of any claim, action, suit or proceeding against the Indemnitee without any express finding of liability or guilt against him, (ii) the expiration of 120 days after the making of any claim or threat of an action, suit or proceeding without the institution of the same and without any promise or payment made to induce a settlement, or
(iii) the settlement of any action, suit or proceeding under
Section 1, 2 or 3 hereof pursuant to which the Indemnitee pays less than $25,000.

          4.5 PARTIAL INDEMNIFICATION OR REIMBURSEMENT. If the Indemnitee is entitled under any provision of this Agreement to indemnification and/or reimbursement by the Company for some or a portion of the claims, damages, expenses (including attorneys' fees), judgments, fines or amounts paid in settlement by the Indemnitee in connection with the investigation, defense, settle-ment or appeal of any action specified in Section 1, 2 or 3 hereof, but not, however, for the total amount thereof, the Company shall nevertheless indemnify and/or reimburse the Indemnitee for the portion thereof to which the Indemnitee is entitled. The party or parties making the Determination shall determine the portion (if less than all) of such claims, damages, expenses (including attorneys' fees), judgments, fines or amounts paid in settlement for which the Indemnitee is entitled to indemnification and/or reimbursement under this Agreement.

          4.6 LIMITATIONS ON INDEMNIFICATION. No indemnification pursuant to Sections 1 or 2 hereof shall be paid by the Company if a judgment (after exhaustion of all appeals) or other final adjudication determines that the Indemnitee's actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

               (a)  a violation of criminal law, unless the
Indemnitee had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

               (b) a transaction from which the Indemnitee derived an improper personal benefit within the meaning of Section
607.0850(7) of the Florida Business Corporation Act;

               (c) in the event that the Indemnitee is a director of the Company, a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act are applicable; or

               (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder of the Company.

      SECTION 5.    PROCEDURES FOR DETERMINATION OF WHETHER STAN-
DARDS HAVE BEEN SATISFIED.

          5.1 COSTS. All costs of making the Determination required by Section 4 hereof shall be borne solely by the Company, including, but not limited to, the costs of legal counsel, proxy solicitations and judicial determinations. The Company shall also be solely responsible for paying (i) all reasonable expenses incurred by the Indemnitee to enforce this Agreement, including, but not limited to, the costs incurred by the Indemnitee to obtain court-ordered indemnification pursuant to Section 8 hereof, regardless of the outcome of any such application or proceeding, and (ii) all costs of defending any suits or proceedings chal-lenging payments to the Indemnitee under this Agreement.

          5.2 TIMING OF THE DETERMINATION. The Company shall use its best efforts to make the Determination contemplated by Section 4 hereof promptly. In addition, the Company agrees:

               (a) if the Determination is to be made by the Board or a committee thereof, such Determination shall be made not later than 15 days after a written request for a Determination (a
"Request") is delivered to the Company by the Indemnitee;

               (b) if the Determination is to be made by indepen-dent legal counsel, such Determination shall be made not later than 30 days after a Request is delivered to the Company by the Indemnitee; and

               (c) if the Determination is to be made by the shareholders of the Company, such Determination shall be made not later than 90 days after a Request is delivered to the Company by the Indemnitee.

The failure to make a Determination within the above-specified time period shall constitute a Determination approving full indemnifica-tion or reimbursement of the Indemnitee. Notwithstanding anything herein to the contrary, a Determination may be made in advance of
(i) the Indemnitee's payment (or incurring) of expenses with respect to which indemnification or reimbursement is sought, and/or
(ii) final disposition of the action, suit or proceeding with respect to which indemnification or reimbursement is sought.

          5.3 REASONABLENESS OF EXPENSES. The evaluation and finding as to the reasonableness of expenses incurred by the Indemnitee for purposes of this Agreement shall be made (in the following order of preference) within 15 days after the Indemnitee's delivery to the Company of a Request that includes a reasonable accounting of expenses incurred:

               (a) first, by the Board by majority vote or consent of a quorum consisting of Disinterested Directors; or

               (b) next, if such a quorum cannot be obtained, by majority vote or consent of a committee duly designated by the Board (in which designation all directors, whether or not Disinterested Directors, may participate), consisting solely of two or more Disinterested Directors; or

               (c) next, if such a committee cannot be designated, by any independent legal counsel (who may be any outside counsel regularly employed by the Company);

provided, however, that if a determination as to reasonableness of expenses is not made under any of the foregoing subsections (a),
(b) and (c), such determination shall be made, not later than 90 days after the Indemnitee's delivery of such Request, by vote or consent of the holders of a majority of the Company's Common Stock that are represented in person or by proxy at a meeting called for such purpose.

All expenses shall be considered reasonable for purposes of this Agreement if the finding contemplated by this Section 5.3 is not made within the prescribed time. The finding required by this
Section 5.3 may be made in advance of the payment (or incurring) of the expenses for which indemnification or reimbursement is sought.

          5.4 PAYMENT OF INDEMNIFIED AMOUNT. Immediately following a Determination that the Indemnitee has met the appli-cable standard of conduct set forth in Section 1, 2 or 3 hereof, as the case may be, and the finding of reasonableness of expenses contemplated by Section 5.3 hereof, or the passage of time prescribed for making such determination(s), the Company shall pay to the Indemnitee in cash the amount to which the Indemnitee is entitled to be indemnified and/or reimbursed, as the case may be, without further authorization or action by the Board; provided, however, that the expenses for which indemnification or reimburse-ment is sought have actually been incurred by the Indemnitee.

          5.5 SHAREHOLDER VOTE ON DETERMINATION. Notwithstanding the provisions of Section 607.0850 of the Florida Business Corporation Act, the Indemnitee and any other shareholder who is a party to the proceeding for which indemnification or reimbursement is sought shall be entitled to vote on any Determination to be made by the Company's shareholders, including a Determination made pursuant to Section 5.7 hereof. In addition, in connection with each meeting at which a shareholder Determination will be made, the Company shall solicit proxies that expressly include a proposal to indemnify or reimburse the Indemnitee. Any Company proxy statement relating to a proposal to indemnify or reimburse the Indemnitee shall not include a recommendation against indemnification or reimbursement.

          5.6 SELECTION OF INDEPENDENT LEGAL COUNSEL. If the Determination required under Section 4 is to be made by independent legal counsel, such counsel shall be selected by the Indemnitee with the approval of the Board, which approval shall not be unreasonably withheld. The fees and expenses incurred by counsel in making any Determination (including Determinations pursuant to Section 5.8 hereof) shall be borne solely by the Company regardless of the results of any Determination and, if requested by counsel, the Company shall give such counsel an appropriate written agreement with respect to the payment of their fees and expenses and such other matters as may be reasonably requested by counsel.

          5.7 RIGHT OF INDEMNITEE TO APPEAL AN ADVERSE DETERMINA-TION BY BOARD. If a Determination is made by the Board or a committee thereof that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 3 hereof, upon the written request of the Indemnitee and the Indemnitee's delivery of $500 to the Company, the Company shall cause a new Determination to be made by the Company's shareholders at the next regular or special meeting of shareholders. Subject to Section 8 hereof, such Determination by the Company's shareholders shall be binding and conclusive for all purposes of this Agreement.

          5.8 RIGHT OF INDEMNITEE TO SELECT FORUM FOR DETERMINA-TION. If, at any time subsequent to the date of this Agreement, "Continuing Directors" do not constitute a majority of the members of the Board, or there is otherwise a change in control of the Com-pany (as contemplated by Item 403(c) of Regulation S-K), then upon the request of the Indemnitee, the Company shall cause the Deter-mination required by Section 4 hereof to be made by independent legal counsel selected by the Indemnitee and approved by the Board (which approval shall not be unreasonably withheld), which counsel shall be deemed to satisfy the requirements of clause (3) of
Section 4 hereof. If none of the legal counsel selected by the Indemnitee are willing and/or able to make the Determination, then the Company shall cause the Determination to be made by a majority vote or consent of a Board committee consisting solely of Continuing Directors. For purposes of this Agreement, a "Con-tinuing Director" means either a member of the Board at the date of this Agreement or a person nominated to serve as a member of the Board by a majority of the then Continuing Directors.

          5.9 ACCESS BY INDEMNITEE TO DETERMINATION. The Company shall afford to the Indemnitee and his representatives ample oppor-tunity to present evidence of the facts upon which the Indemnitee relies for indemnification or reimbursement, together with other information relating to any requested Determination. The Company shall also afford the Indemnitee the reasonable opportunity to include such evidence and information in any Company proxy state-ment relating to a shareholder Determination.

          5.10 JUDICIAL DETERMINATIONS IN DERIVATIVE SUITS. In each action or suit described in Section 2 hereof, the Company shall cause its counsel to use its best efforts to obtain from the Court in which such action or suit was brought (i) an express adjudication whether the Indemnitee is liable for negligence or misconduct in the performance of his duty to the Company, and, if the Indemnitee is so liable, (ii) a determination whether and to what extent, despite the adjudication of liability but in view of all the circumstances of the case (including this Agreement), the Indemnitee is fairly and reasonably entitled to indemnification.

      SECTION 6. SCOPE OF INDEMNITY. The actions, suits and proceedings described in Sections 1 and 2 hereof shall include, for purposes of this Agreement, any actions that involve, directly or indirectly, activities of the Indemnitee both in his official capacities as a Company director or officer and actions taken in another capacity while serving as director or officer, including, but not limited to, actions or proceedings involving (i) compen-sation paid to the Indemnitee by the Company, (ii) activities by the Indemnitee on behalf of the Company, including actions in which the Indemnitee is plaintiff, (iii) actions alleging a misappropria-tion of a "corporate opportunity," (iv) responses to a takeover attempt or threatened takeover attempt of the Company, (v) trans-actions by the Indemnitee in Company securities, and (vi) the Indemnitee's preparation for and appearance (or potential appear-ance) as a witness in any proceeding relating, directly or indirectly, to the Company. In addition, the Company agrees that, for purposes of this Agreement, all services performed by the Indemnitee on behalf of, in connection with or related to any subsidiary of the Company, any employee benefit plan established for the benefit of employees of the Company or any subsidiary, any corporation or partnership or other entity in which the Company or any subsidiary has a 5% ownership interest, or any other affiliate of the Company, shall be deemed to be at the request of the Com-pany.

      SECTION 7.    ADVANCE FOR EXPENSES.

          7.1 MANDATORY ADVANCE. Expenses (including attorneys' fees, court costs, judgments, fines, amounts paid in settlement and other payments) incurred by the Indemnitee in investigating, defending, settling or appealing any action, suit or proceeding described in Section 1 or 2 hereof shall be paid by the Company in advance of the final disposition of such action, suit or pro-ceeding. The Company shall promptly pay the amount of such expenses to the Indemnitee, but in no event later than 10 days following the Indemnitee's delivery to the Company of a written request for an advance pursuant to this Section 7, together with a reasonable accounting of such expenses.

          7.2 UNDERTAKING TO REPAY. The Indemnitee hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 7 if and to the extent that it shall ultimately be found that the Indemnitee is not entitled to be indemnified by the Company for such amounts.

          7.3 MISCELLANEOUS. The Company shall make the advances contemplated by this Section 7 regardless of the Indemnitee's financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this
Section 7 shall be unsecured and interest-free.

      SECTION 8. COURT-ORDERED INDEMNIFICATION. Regardless whether the Indemnitee has met the standard of conduct set forth in Sections 1, 2 or 3 hereof, as the case may be, and notwithstanding the presence or absence of any Determination whether such standards have been satisfied, the Indemnitee may apply for indemnification (and/or reimbursement pursuant to Section 3 or 12 hereof) to the court conducting any proceeding to which the Indemnitee is a party or to any other court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification (and/or reimbursement) if it determines the Indemnitee is fairly and reasonably entitled to indemnification (and/or reimbursement) in view of all the relevant circumstances (including this Agreement).

      SECTION 9. NONDISCLOSURE OF PAYMENTS. Except as expressly required by Federal securities laws, neither party shall disclose any payments under this Agreement unless prior approval of the other party is obtained. Any payments to the Indemnitee that must be disclosed shall, unless otherwise required by law, be described only in Company proxy or information statements relating to special and/or annual meetings of the Company's shareholders, and the Company shall afford the Indemnitee the reasonable opportunity to review all such disclosures and, if requested, to explain in such statement any mitigating circumstances regarding the events reported.

      SECTION 10. COVENANT NOT TO SUE, LIMITATION OF ACTIONS AND RELEASE OF CLAIMS. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company (or any of its subsidiaries) against the Indemnitee, his spouse, heirs, executors, personal representatives or administrators after the expiration of 2 years following the date the Indemnitee ceases (for any reason) to serve as either an executive officer or director of the Company, and any and all such claims and causes of action of the Company (or any of its subsidiaries) shall be extinguished and deemed released unless asserted by filing of a legal action within such 2-year period.

      SECTION 11. INDEMNIFICATION OF INDEMNITEE'S ESTATE. Not-withstanding any other provision of this Agreement, and regardless whether indemnification of the Indemnitee would be permitted and/or required under this Agreement, if the Indemnitee is deceased, the Company shall indemnify and hold harmless the Indemnitee's estate, spouse, heirs, administrators, personal representatives and executors (collectively the "Indemnitee's Estate") against, and the Company shall assume, any and all claims, damages, expenses (including attorneys' fees), penalties, judgments, fines and amounts paid in settlement actually incurred by the Indemnitee or the Indemnitee's Estate in connection with the investigation, defense, settlement or appeal of any action described in Section 1 or 2 hereof. Indemnification of the Indemnitee's Estate pursuant to this Section 11 shall be mandatory and not require a Determina-tion or any other finding that the Indemnitee's conduct satisfied a particular standard of conduct.

      SECTION 12. REIMBURSEMENT OF ALL LEGAL EXPENSES. Notwith-standing any other provision of this Agreement, and regardless of the presence or absence of any Determination, the Company promptly (but not later than 30 days following the Indemnitee's submission of a reasonable accounting) shall reimburse the Indemnitee for all attorneys' fees and related court costs and other expenses incurred by the Indemnitee (but not for judgments, penalties, fines or amounts paid in settlement) in connection with the investigation, defense, settlement or appeal of any action described in Section 1 or 2 hereof (including, but not limited to, the matters specified in Section 6 hereof).

      SECTION 13.   MISCELLANEOUS.

          13.1 NOTICE PROVISION. Any notice, payment, demand or communication required or permitted to be delivered or given by the provisions of this Agreement shall be deemed to have been effectively delivered or given and received on the date personally delivered to the respective party to whom it is directed, or when deposited by registered or certified mail, with postage and charges prepaid and addressed to the parties at the respective addresses set forth below opposite their signatures to this Agreement, or to such other address as to which notice is given.

          13.2 ENTIRE AGREEMENT. Except for the Company's Articles of Incorporation, this Agreement constitutes the entire understanding of the parties and supersedes all prior understand-ings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

          13.3 SEVERABILITY OF PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agree-ment; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

          13.4 APPLICABLE LAW. This Agreement shall be governed by and construed under the laws of the State of Florida.

          13.5 EXECUTION IN COUNTERPARTS. This Agreement and any amendment may be executed simultaneously or in two or more counterparts, each of which together shall constitute one and the same instrument.

          13.6 COOPERATION AND INTENT. The Company shall cooperate in good faith with the Indemnitee and use its best efforts to ensure that the Indemnitee is indemnified and/or reimbursed for liabilities described herein to the fullest extent permitted by law.

          13.7 AMENDMENT. No amendment, modification or alteration of the terms of this Agreement shall be binding unless in writing, dated subsequent to the date of this Agreement, and executed by the parties.

          13.8 BINDING EFFECT. The obligations of the Company to the Indemnitee hereunder shall survive and continue as to the Indemnitee even if the Indemnitee ceases to be a director, officer, employee and/or agent of the Company. Each and all of the cove-nants, terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors to the Company and, upon the death of the Indemnitee, to the benefit of the estate, heirs, executors, administrators and personal representatives of the Indemnitee.

          13.9 GENDER AND NUMBER. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural and all plural words shall include the singular.

          13.10 NONEXCLUSIVITY. The rights of indemnification and reimbursement provided in this Agreement shall be in addition to any rights to which the Indemnitee may otherwise be entitled by statute, bylaw, agreement, vote of shareholders or otherwise.

          13.11     EFFECTIVE DATE.  The provisions of this
Agreement shall cover claims, actions, suits and proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place.

                 (signatures on following page)














































      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


ADDRESS:                           THE COMPANY

Capital Factors Holding, Inc.      CAPITAL FACTORS HOLDING, INC.
1799 West Oakland Park Boulevard
Fort Lauderdale, Florida  33311
Attention:  President              By:
                                   Name:
                                   Title:


ADDRESS:                           THE INDEMNITEE:









































                          EXHIBIT 10.4








                        CF FUNDING CORP.,
                           Transferor,



                     CAPITAL FACTORS, INC.,
                            Servicer



                               and



                     BANKERS TRUST COMPANY,
                             Trustee

               on behalf of the Certificateholders



                 CAPITAL FACTORS FINANCING TRUST


                 POOLING AND SERVICING AGREEMENT

                    Dated as of June 1, 1994

























                        TABLE OF CONTENTS


                                                             Page

                            ARTICLE I

                           DEFINITIONS . . . . . . . . . . . .

      Section 1.01  Definitions. . . . . . . . . . . . . . . .
      Section 1.02  Other Definitional Provisions. . . . . . .
      Section 1.03  Calculations and Payments. . . . . . . . .

                           ARTICLE II

                CONVEYANCE OF ADVANCES; ISSUANCE
                         OF CERTIFICATES . . . . . . . . . . .

      Section 2.01   Conveyance of Advances. . . . . . . . . .
      Section 2.02   Declaration of Trust; Acceptance by
                     Trustee.. . . . . . . . . . . . . . . . .
      Section 2.03   Representations and Warranties of the
                    Transferor Relating to the Transferor,
                    the Agreement and any Supplement.. . . . .
      Section 2.04 Representations and Warranties of the Transferor Relating to the Advances and
                    the Receivables;  Reassignment of Advances
                    and Receivables. . . . . . . . . . . . . . .
      Section 2.05  Addition of Accounts; Removal of
                     Accounts. . . . . . . . . . . . . . . . . .
      Section 2.06   Covenants of the Transferor.. . . . . . . .
      Section 2.07   Authentication of Certificates. . . . . . .

                           ARTICLE III

                  ADMINISTRATION AND SERVICING
                   OF ADVANCES AND RECEIVABLES . . . . . . . . .

      Section 3.01  Acceptance of Appointment and Other
                     Matters Relating to the Servicer. . . . . .
      Section 3.02  Servicing Compensation.. . . . . . . . . . .
      Section 3.03  Representations, Warranties and
          Covenants
                     of the Servicer.. . . . . . . . . . . . . .
      Section 3.04  Records and Reports for the Trustee. . . . .
      Section 3.05  Annual Servicer's Certificate. . . . . . . .
      Section 3.06  Public Accountants' Servicing Reports. . . .
      Section 3.07  Tax Treatment. . . . . . . . . . . . . . . .
      Section 3.08  Notices to Transferor. . . . . . . . . . . .
      Section 3.09  Covenant to Maintain Privileges. . . . . . .
       Section 3.10 Servicer Principal Advance.. . . . . . . . .

                           ARTICLE IV

           RIGHTS OF CERTIFICATEHOLDERS AND ALLOCATION
                 AND APPLICATION OF COLLECTIONS. . . . . . . . .

      Section 4.01  Rights of Certificateholders.. . . . . . . .
      Section 4.02  Establishment of Interest Funding
                     Account, Excess Funding Account, Cash
                     Collateral Account, Accumulation Account,
                     Principal Funding Account and
                     Concentration Account.. . . . . . . . . . .
      Section 4.03  Collections and Allocations. . . . . . . . .
      Section 4.04  Payments of Interest Collections.. . . . . .
      Section 4.05  Payment of Principal Collections.. . . . . .
      Section 4.06  Payment of Recoveries. . . . . . . . . . . .
      Section 4.07  Funds Unrelated to Advances or
                     Receivables.. . . . . . . . . . . . . . . .

                            ARTICLE V

                  DISTRIBUTIONS AND REPORTS TO
                       CERTIFICATEHOLDERS. . . . . . . . . . . .

      Section 5.01  Distributions. . . . . . . . . . . . . . . .
      Section 5.02  Monthly Investor Certificateholders'
                     Statement; Annual Tax Statement.. . . . . .

                           ARTICLE VI
                        THE CERTIFICATES . . . . . . . . . . . .

      Section 6.01  The Certificates.. . . . . . . . . . . . . .
      Section 6.02  Authentication of Certificates.. . . . . . .
      Section 6.03  Registration of Transfer and Exchange
          of
                     Certificates. . . . . . . . . . . . . . . .
      Section 6.04  Mutilated, Destroyed, Lost or Stolen
                     Certificates. . . . . . . . . . . . . . . .
      Section 6.05  Persons Deemed Owners. . . . . . . . . . . .
      Section 6.06  Appointment of Paying Agent. . . . . . . . .
      Section 6.07  Access to List of Certificateholders'
                     Names and Addresses.. . . . . . . . . . . .
      Section 6.08  Authenticating Agent.. . . . . . . . . . . .
      Section 6.09  New Issuances. . . . . . . . . . . . . . . .
      Section 6.10  Book-Entry Certificates. . . . . . . . . . .
      Section 6.11  Notices to Clearing Agency.. . . . . . . . .
      Section 6.12  Definitive Certificates. . . . . . . . . . .
      Section 6.13  Letter of Representations. . . . . . . . . .

                           ARTICLE VII

                     OTHER MATTERS RELATING
                        TO THE TRANSFEROR. . . . . . . . . . . .

      Section 7.01  Liability of the Transferor. . . . . . . . .
      Section 7.02  Merger or Consolidation of, or
          Assumption
                     of the Obligations of, the Transferor.. . .
      Section 7.03  Limitation on Liability of the
                     Transferor. . . . . . . . . . . . . . . . .
      Section 7.04  Liabilities. . . . . . . . . . . . . . . . .

                          ARTICLE VIII

                     OTHER MATTERS RELATING
                         TO THE SERVICER . . . . . . . . . . . .

      Section 8.01  Liability of the Servicer. . . . . . . . . .
      Section 8.02  Merger or Consolidation of, or
          Assumption
                     of the Obligations of, the Servicer.. . . .
      Section 8.03  Limitation on Liability of the Servicer
                     and Others. . . . . . . . . . . . . . . . .
      Section 8.04  Servicer Indemnification of the Trust
          and
                     the Trustee.. . . . . . . . . . . . . . . .
      Section 8.05  The Servicer Not to Resign.. . . . . . . . .
      Section 8.06  Access to Certain Documentation and
                     Information Regarding the Advances and
                     Receivables.. . . . . . . . . . . . . . . .
      Section 8.07  Delegation of Duties.. . . . . . . . . . . .
      Section 8.08  Examination of Records.. . . . . . . . . . .

                           ARTICLE IX

                    EARLY AMORTIZATION EVENTS. . . . . . . . . .

      Section 9.01  Early Amortization Events with Respect
                    to any Series. . . . . . . . . . . . . . . .
      Section 9.02  Additional Rights Upon the Occurrence
                    of Certain Events. . . . . . . . . . . . . .

                            ARTICLE X

                        SERVICER DEFAULTS. . . . . . . . . . . .

      Section 10.01  Servicer Defaults.  . . . . . . . . . . . .
      Section 10.02  Trustee to Act; Appointment of
                     Successor.. . . . . . . . . . . . . . . . .
      Section 10.03  Notification to Certificateholders. . . . .
      Section 10.04  Waiver of Past Defaults.. . . . . . . . . .

                           ARTICLE XI

                           THE TRUSTEE . . . . . . . . . . . . .

      Section 11.01  Duties of Trustee.. . . . . . . . . . . . .
      Section 11.02  Certain Matters Affecting the
          Trustee. . . . . . . . . . . . . . . . . . . . . . . .
      Section 11.03  Trustee Not Liable for Recitals in
                     Certificates. . . . . . . . . . . . . . . .
      Section 11.04  Trustee May Own Certificates, Etc.  . . . .
      Section 11.05  Eligibility Requirements for Trustee. . . .
      Section 11.06  Resignation or Removal of Trustee.. . . . .
      Section 11.07  Successor Trustee.. . . . . . . . . . . . .
      Section 11.08  Merger or Consolidation of Trustee. . . . .
      Section 11.09  Appointment of Co-Trustee or Separate
                     Trustee.. . . . . . . . . . . . . . . . . .
      Section 11.10  Tax Returns.. . . . . . . . . . . . . . . .
      Section 11.11  Trustee May Enforce Claims Without
                     Possession of Certificates. . . . . . . . .
      Section 11.12  Suits for Enforcement.. . . . . . . . . . .
      Section 11.13  Rights of Certificateholders to Direct
          Trustee. . . . . . . . . . . . . . . . . . . . . . . .
      Section 11.14  Representations and Warranties of
                     Trustee.. . . . . . . . . . . . . . . . . .
      Section 11.15  Maintenance of Office or Agency.. . . . . .
      Section 11.16  Statements, Certificates and Reports. . . .
      Section 11.17  Trustee's Fees and Expenses.. . . . . . . .

                           ARTICLE XII

                           TERMINATION . . . . . . . . . . . . .

      Section 12.01  Termination of Trust. . . . . . . . . . . .
      Section 12.02  Optional Purchase and Series
          Termination
                     Date of Investor Certificates of any
                     Series. . . . . . . . . . . . . . . . . . .
      Section 12.03  Final Payment.. . . . . . . . . . . . . . .
      Section 12.04  Transferor's Termination Rights.. . . . . .
      Section 12.05  Defeasance. . . . . . . . . . . . . . . . .

                          ARTICLE XIII

                    MISCELLANEOUS PROVISIONS . . . . . . . . . .

      Section 13.01  Amendment.. . . . . . . . . . . . . . . . .
      Section 13.02  Protection of Right, Title and
          Interest
                     of Trust. . . . . . . . . . . . . . . . . .
      Section 13.03  Limitation on Rights of Certificate
          holders. . . . . . . . . . . . . . . . . . . . . . . .
      Section 13.04  Governing Law; Jurisdiction; Consent
          to
                     Service of Process. . . . . . . . . . . . .
      Section 13.05  Notices.. . . . . . . . . . . . . . . . . .
      Section 13.06  Severability of Provisions. . . . . . . . .
      Section 13.07  Assignment. . . . . . . . . . . . . . . . .
      Section 13.08  Certificates Nonassessable and Fully
                     Paid. . . . . . . . . . . . . . . . . . . .
      Section 13.09  Further Assurances. . . . . . . . . . . . .
      Section 13.10  No Waiver; Cumulative Remedies. . . . . . .
      Section 13.11  Counterparts. . . . . . . . . . . . . . . .
      Section 13.12  Third-Party Beneficiaries.. . . . . . . . .
      Section 13.13  Actions by Certificateholders.. . . . . . .
      Section 13.14  Merger and Integration. . . . . . . . . . .
      Section 13.15  Headings. . . . . . . . . . . . . . . . . .
      Section 13.16  Schedules and Exhibits. . . . . . . . . . .
      Section 13.17  Assignment of Related Property. . . . . . .
      Section 13.18  No Proceedings. . . . . . . . . . . . . . .
      Section 13.19  Obligations.. . . . . . . . . . . . . . . .
















     Exhibits:

     2.04(a)(v)     Eligible Pool Balance and aggregate Unpaid
                    Balance of Receivables as of Close of
                    Business on Initial Cut-Off Date.
     2.05(b)(ii)    Form of Removal Notice.
     2.05(b)(iii)   Form of Reassignment.
     2.06(j)        Additional Indebtedness.
     3.01(i)(A)     List of Post Office Banks, Lock-Box Banks
                      and Lock-Box Accounts.
     3.01(i)(D)-1   Form of Lock-Box Account Transfer Letter.
     3.01(i)(D)-2   Form of Post Office Box Transfer Instruction.
     3.03(k)(ii)    Loan and Credit Policy.
     3.03(m)        Modification of Systems.
     3.04(b)        Form of Daily Report.
     3.04(c)        Form of Settlement Statement.
     3.05           Form of Annual Servicer's Certificate.
     3.06(a)-1      Form of Public Accountants' Quarterly
                      Servicing Report.
     3.06(a)-2      Form of Public Accountants' Annual
                      Servicing Report.
     4.02(c)        Interest Funding Account.
     4.02(f)        Excess Funding Account.
     4.02(i)        Cash Collateral Account.
     4.02(l)        Accumulation Account.
     4.02(o)        Principal Funding Account.
     4.02(r)        Concentration Account.
     6.01-1         Form of Senior Certificate.
     6.01-2         Form of Transferor Certificate.
     6.06           Minimum Required Rating of Paying Agent.
     10.01-1        Form of Notification to Clients.
     10.01-2        Form of Notification to Customers.
     11.05          Minimum Required Rating of Trustee.
     13.02(c)(i)    Form of Opinion of Counsel in Respect of
                      Amendments.
     13.02(c)(ii)   Form of Annual Opinion of Counsel.

SCHEDULE 1          List of Advances and Related Receivables in
                    Designated Accounts.

ANNEX X             Definitions.
















          POOLING AND SERVICING AGREEMENT, dated as of June 1, 1994, by and among CF FUNDING CORP., a Delaware corporation, as Transferor, CAPITAL FACTORS, INC., a Florida corporation, individually and as Servicer, and BANKERS TRUST COMPANY, a New York banking corporation, as Trustee.

          This Pooling and Servicing Agreement shall be applicable to the formation of the Trust and the issuance of the Transferor Certificate and, upon the execution of any Supplement, shall apply also to the issuance of any Series of Certificates issued pursuant thereto.

          In consideration of the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties, for the benefit of the Certificateholders and for the benefit of any Enhancement Provider with respect to any Series to the extent provided herein:


ARTICLE I

DEFINITIONS

          Section 1.01 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Definitions attached hereto as Annex X which is incorporated by reference herein. All other capitalized terms used herein shall have the meanings specified herein.

          "AGREEMENT" shall mean this Pooling and Servicing
Agreement as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof, including by any Supplement.

          Section 1.02  OTHER DEFINITIONAL PROVISIONS.

          (a) All terms defined in any Supplement or this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

          (b) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Annex X or otherwise defined herein, and accounting terms partly defined in Annex X or otherwise defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP. To the extent that the definition of accounting terms herein or in Annex X are inconsistent with the meanings of such terms under GAAP, the definitions contained herein or in Annex X shall control.

          (c) The agreements, representations and warranties of Factors in this Agreement in its capacity as Servicer shall be deemed to be the agreements, representations and warranties of Factors solely in such capacity.

          (d) The words "HEREOF," "HEREIN" and "HEREUNDER" and words of similar import when used in this Agreement or any Supplement shall refer to such Supplement or this Agreement, as the case may be, as a whole and not to any particular provision of such Supplement or this Agreement, as the case may be; and Section, Schedule and Exhibit references contained in this Agreement or any Supplement are references to Sections, Schedules and Exhibits in or to this Agreement or such Supplement unless otherwise specified.

          (e)  The word "INCLUDING" (and with correlative meaning
"INCLUDE") means including without limiting the generality of any description preceding such term.

          Section 1.03 CALCULATIONS AND PAYMENTS. Except as may be otherwise provided in any Supplement, all computations of interest shall be made on the basis of a 360-day year comprising twelve 30-day months. Unless otherwise specified herein, expressions of a time of day refer to such time in New York, New York. Except as otherwise expressly provided herein, all amounts payable hereunder shall be paid in immediately available funds. Whenever any reference is made to an amount or time the determination or calculation of which is governed by this Section 1.03, the provisions of this Section 1.03 shall be applicable to such determination or calculation, whether or not reference is specifically made to this Section 1.03, unless some other method of determination or calculation is expressly specified in the particular provision.


ARTICLE II

CONVEYANCE OF ADVANCES; ISSUANCE OF CERTIFICATES

          Section 2.01 CONVEYANCE OF ADVANCES. By execution of this Agreement, the Transferor does hereby assign, transfer and otherwise convey to the Trustee for the benefit of the Certificateholders from time to time, without recourse (except as specifically provided herein), and without any other formal or other written instrument of assignment, all of the Transferor's right, title and interest in, to and under (i) all Advances outstanding under the Designated Accounts on the Initial Cut-Off Date, as identified in SCHEDULE 1 hereto, all installments in respect of Advances generated thereafter and prior to the Final Trust Termination Date under such Designated Accounts and Advances existing on the applicable Addition Date and all installments in respect thereof generated thereafter and prior to the Final Trust Termination Date under any Designated Accounts conveyed to the Trustee for the benefit of the Certificateholders from time to time pursuant to Section 2.05 (but excluding Advances in Removed Accounts unless and until such Removed Accounts become Additional Accounts pursuant to Section 2.05(b)(iv)), (ii) all related Receivables, (iii) all Related Property, (iv) all monies due or to become due with respect to any of the foregoing and (v) all proceeds (as defined in the UCC) of any of the foregoing. Such property, together with (x) all monies relating to the Advances and related Receivables on deposit in the Concentration Account, the Interest Funding Account, the Cash Collateral Account, the Excess Funding Account, the Accumulation Account, the Principal Funding Account and any other Series Accounts, (y) all investments of such monies as provided hereunder and (z) the benefits of any Enhancements, shall constitute the assets of the Trust (the "Trust Assets") held by the Trustee for the benefit of the Certificateholders from time to time. The foregoing transfer, assignment and conveyance does not constitute an assumption and is not intended to result in the creation, by the Trustee, any Enhancement Provider or any Investor Certificateholder, of any obligation of Factors, the Transferor or any other Person in connection with the Advances or related Receivables or under any agreement or instrument relating thereto (including any Advance Document or Receivable Document), including any obligation to any Obligors or any Affiliate of or other Person to whom the Servicer may delegate servicing duties hereunder or insurers.

          In connection with such transfer, the Transferor agrees to record and file, at its own expense, any financing statements (and continuation statements with respect to such financing statements when applicable) required to be filed with respect to the Advances now existing and hereafter created and the other Trust Assets meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary under the applicable UCC to perfect the transfer and assignment of the Advances and the other Trust Assets to the Trustee for the benefit of the Certificateholders from time to time, and to deliver to the Trustee on or prior to the Initial Closing Date evidence (which may be telephonic evidence, to be followed promptly by written evidence) that appropriate financing statements and, when applicable, continuation statements, have been filed. The Trustee shall be under no obligation whatsoever to file such financing or continuation statements or make any other filings under the UCC in connection with such transfer, but the Trustee shall be obligated pursuant to Section 13.02(c) to determine whether evidence of the filing of continuation statements is delivered to it on or prior to the respective expiration dates appearing in the most recent Client UCC List.

          In connection with such transfer, the Transferor further agrees, at its own expense, (a) on or prior to the Initial Closing Date and each Addition Date, to indicate on its books and records (including any computer files) that all Advances and the Transferor's interest in the other property described in clauses (ii), (iii), (iv) and (v) of the first paragraph of this Section 2.01 (the "OTHER PROPERTY") have been transferred to the Trustee pursuant to this Agreement for the benefit of the Certificateholders and (b) on or prior to the Initial Closing Date and on or prior to the Business Day immediately following each Addition Date, to deliver to the Trustee a computer file containing a true and complete list of all Advances and related Receivables specifying for each Designated Account, as of the Initial Cut-Off Date or such Addition Date, the Unpaid Balance of the Eligible Advance (as well as of the remaining portion of such Advance) relating to such Designated Account, the aggregate Unpaid Balance of the Eligible Receivables (as well as of any other Receivables) relating to such Designated Account and the internal Factors number and name identifying such Designated Account. Such computer file shall be marked as SCHEDULE 1 to this Agreement and is hereby incorporated into and made a part of this Agreement.
In addition, (i) on the third Business Day following the date on which the Servicer receives a Termination Notice pursuant to
Section 10.01, (ii) on the third Business Day following any Amortization Period Commencement Date, (iii) on the Initial Closing Date, (iv) on or before any Removal Date in accordance with Section 2.05(b)(ii) and (v) on any Business Day on which the Transferor desires to cause Removed Accounts to become eligible to generate Advances and related Receivables for transfer to the Trustee for the benefit of the Certificateholders from time to time in accordance with Section 2.05(b)(iv), the Servicer shall deliver to the Trustee a true and complete computer file in respect of each Advance outstanding on such date, specifying for each Designated Account (A) the Unpaid Balance of such Eligible Advance (as well as the remaining portion of such Advance) in such Designated Account and the aggregate Unpaid Balance of the related Receivables as of (i) the date on which the Servicer receives a Termination Notice pursuant to Section 10.01, (ii) such Amortization Period Commencement Date, (iii) the fourth Business Day immediately preceding the Initial Closing Date, (iv) the date of the Removal Notice in respect of Designated Accounts to be removed pursuant to Section 2.05(b)(ii) or (v) the third Business Day preceding the Business Day on which the Transferor desires to cause Advances and Receivables in Removed Accounts to become eligible for transfer to the Trustee for the benefit of the Certificateholders from time to time pursuant to Section 2.05(b)(iv), respectively, and (B) the internal Factors name and number identifying such Designated Account. Each such additional computer file shall be marked as SCHEDULE 1 hereto, shall replace the then existing SCHEDULE 1 hereto, and shall be incorporated into and made a part hereof.

          Section 2.02  DECLARATION OF TRUST; ACCEPTANCE BY
TRUSTEE.

          (a) In consideration of the premises and mutual covenants set forth herein, the Trustee hereby declares that it holds and will hold as trustee in trust under this Agreement all of its right, title and interest in, to and under, and hereby acknowledges its acceptance on behalf of the Trust of all right, title and interest in, to and under the property, now existing and hereafter created, conveyed to the Trustee for the benefit of the Certificateholders from time to time pursuant to Section 2.01; to have and to hold such property unto the Trustee and its successors in trust under this Agreement; in trust nevertheless, under and subject to the terms and conditions set forth in this Agreement, for the benefit of all Certificateholders. The Trustee further acknowledges that, prior to or simultaneously with the execution and delivery of this Agreement, the Transferor delivered to the Trustee a file that was represented as being the computer file described in the last paragraph of Section 2.01.

          (b) The Trustee hereby agrees not to disclose, except as may be required by law or regulation or as may be otherwise provided in any Supplement, to any Person any of the information contained in the computer files marked as SCHEDULE 1 or otherwise delivered to the Trustee by the Transferor pursuant to this Agreement except as is required in connection with the performance of its duties hereunder (including collecting, enforcing and/or realizing upon, any Advances, related Receivables or other Related Property or any Advance Document or Receivable Document and effecting the sale contemplated by
Section 12.02) or in enforcing the rights of the Certificateholders or to a Successor Servicer appointed pursuant to Section 10.02 or to a prospective Successor Servicer. The Trustee agrees to take such reasonable measures as shall be reasonably requested by the Transferor to protect and maintain the security and confidentiality of such information and, in connection therewith, shall allow the Transferor to inspect the Trustee's security and confidentiality arrangements from time to time during normal business hours. The Trustee shall use its best efforts to provide the Transferor with written notice at least five Business Days prior to any disclosure pursuant to this
Section 2.02(b) except that no notice shall be required of any disclosure expressly provided for in this Agreement or any Supplement.

          (c) It is intended by the Transferor that this Agreement constitute a security agreement under the UCC (as defined in the UCC as in effect in the State of New York). The Transferor hereby grants to the Trustee on the terms and conditions of this Agreement a perfected first priority security interest in and against all of the Transferor's right, title and interest in the Advances and the other Trust Assets, whether now owned or hereafter acquired, now existing or hereafter created and wherever located for the purpose of securing the rights of the Trustee for the benefit of the Certificateholders from time to time and any Enhancement Provider under this Agreement.

          (d) The Trustee hereby agrees not to use any information it obtains pursuant to this Agreement, including any of the information contained in the computer files marked as
SCHEDULE 1 or otherwise delivered by the Transferor to the Trustee pursuant to this Agreement, for any purpose unrelated to this Agreement or to compete or assist any Person in competing with the Transferor or Factors in its business, provided that if the Trustee becomes the Successor Servicer the Trustee may employ as a sub-servicer or collection agent any Person that qualifies as an Eligible Servicer.

          Section 2.03 REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR RELATING TO THE TRANSFEROR, THE AGREEMENT AND ANY SUPPLEMENT. The Transferor (x) hereby represents and warrants, as of the date of this Agreement and the Initial Closing Date and, with respect to any Series, as of the date of the related Supplement and the related Closing Date, unless otherwise stated in such Supplement, and (y) shall be deemed to represent and warrant on each day that any Advance is created, that:

          (a) ORGANIZATION AND GOOD STANDING. The Transferor is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has full corporate power, authority and legal right to execute, deliver and perform its obligations under the Contribution and Sale Agreement, this Agreement and any Supplement and to execute and deliver to the Trustee pursuant hereto the Certificates, to own its properties and conduct its business as such properties are presently owned and such business is presently conducted.

          (b) DUE QUALIFICATION. The Transferor is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements), and has obtained all necessary licenses and approvals with respect to the Transferor, in each jurisdiction in which the failure to be so qualified, to be in good standing or to obtain such licenses and approvals would render any Factoring Agreement or any Advance or related Receivable unenforceable by the Transferor or the Trust or would have a material adverse effect on the Certificateholders or any Enhancement Provider.

          (c) DUE AUTHORIZATION. The execution, delivery and performance of the Contribution and Sale Agreement, this Agreement and any Supplement and the execution and delivery to the Trustee of the Certificates by the Transferor and the consummation of the transactions provided for in this Agreement and any Supplement, have been duly authorized by the Transferor by all necessary corporate action on the part of the Transferor.

          (d) BINDING OBLIGATION. Each of the Contribution and Sale Agreement, this Agreement and each Supplement constitutes the legal, valid and binding obligation of the Transferor, enforceable against it in accordance with its terms, except (x) the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar rights now or hereinafter in effect relating to creditors' rights, and
(y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (e) NO CONFLICTS. The execution, delivery and performance of this Agreement and any Supplement and the Certificates and the Contribution and Sale Agreement, the performance of the transactions contemplated by this Agreement and any Supplement and the Contribution and Sale Agreement and the fulfillment of the terms hereof and thereof by the Transferor, will not (i) contravene its Certificate of Incorporation or By-Laws, (ii) violate any provision of, or require any filing (except for the filings under the UCC required by this Agreement, each of which has been duly made and is in full force and effect), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Transferor, except for such filings, registrations, consents or approvals as have already been obtained and are in full force and effect, (iii) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Transferor is a party or by which it or its properties may be bound or affected except those as to which a consent or waiver has been obtained and is in full force and effect and an executed copy of which has been delivered to the Trustee, or (iv) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Transferor other than as specifically contemplated by this Agreement or the Contribution and Sale Agreement.

          (f) TAXES. The Transferor has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision in accordance with GAAP for the payment of all taxes, assessments and other governmental charges due from the Transferor or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings.

          (g) NO PROCEEDINGS. There are no proceedings or investigations pending or, to the best knowledge of the Transferor, threatened against the Transferor, before any Governmental Authority (i) asserting the invalidity of the Contribution and Sale Agreement, this Agreement or any Supplement or the Certificates, (ii) seeking to prevent the issuance of the Certificates or the consummation of any of the transactions contemplated by this Agreement or any Supplement or the Certificates or the Contribution and Sale Agreement, (iii) seeking any determination or ruling that would materially and adversely affect the performance by the Transferor of its obligations under the Contribution and Sale Agreement, this Agreement or any Supplement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of the Contribution and Sale Agreement, this Agreement or any Supplement or the Certificates, or (v) seeking to assert any tax liability against the Trust under the United States Federal or Florida State or any other applicable income or property tax systems.

          (h)  ALL CONSENTS REQUIRED.  All approvals,
authorizations, consents, orders or other actions of any Person or of any Governmental Authority required to be obtained by the Transferor in connection with the execution and delivery by the Transferor of this Agreement, any Supplement, the Contribution and Sale Agreement and the Certificates, the performance by the Transferor of the transactions contemplated by this Agreement and any Supplement and the fulfillment by the Transferor of the terms hereof and thereof, have been obtained and are in full force and effect; PROVIDED, HOWEVER, that the Transferor makes no representation or warranty regarding state securities or "blue sky" laws in connection with the distribution of the Certificates.

          (i) ELIGIBLE ACCOUNTS. Each Advance is or will be an obligation of a Client of Factors in an Eligible Account arising out of the past, current or future performance by Factors in accordance with the terms of the Factoring Agreement giving rise to such Advance. The Transferor has no knowledge of any fact which should have led it to expect at the time of the initial creation of an interest in any Advance hereunder that such Advance would not be paid in full when due. Each Advance classified as an "Eligible Advance" by the Transferor in any document or report delivered hereunder will satisfy the requirements of eligibility contained in the definition of Eligible Advance.

          (j) BONA FIDE RECEIVABLES. Each Receivable is or will be an obligation of a Customer of a Client of Factors arising out of the past, current or future performance by such Client in accordance with the terms of the Contract giving rise to such Receivable. The Transferor has no knowledge of any fact which should have led it to expect at the time of the initial creation of an interest in any Receivable hereunder that such Receivable would not be paid in full when due. Each Receivable classified as an "Eligible Receivable" by the Transferor in any document or report delivered hereunder will satisfy the requirements of eligibility contained in the definition of Eligible Receivable.

          (k) PLACE OF BUSINESS. The principal place of business of the Transferor and its chief executive office (as that term is used in the UCC) is in Fort Lauderdale, Florida, and there are no other such locations, and the office where the Transferor keeps its records concerning the Advances, related Receivables and Related Property is in Fort Lauderdale, Florida, and there is no other such location and the location of such office has not changed in the preceding four months.

          (l) USE OF PROCEEDS. No proceeds of the issuance of any Certificate will be used by the Transferor to acquire any security in a transaction that is subject to sections 13 and 14 of the Securities Exchange Act of 1934, as amended, or to purchase or carry any margin security.

          (m) LOCK-BOX BANK AND ACCOUNTS. The Lock-Box Banks are the only institutions holding any lock-box account for the receipt of payments from Obligors in respect of Advances and Receivables (subject to such changes as may be made from time to time in accordance with Section 3.01(i)(E)). All Obligors of the Advances and Receivables have been instructed in writing to make payments only to a Post Office Box or by wire transfer to a Lock-Box Account and such instructions are in full force and effect.

          (n) EARLY AMORTIZATION EVENT. As of the Initial Closing Date, no Early Amortization Event, and no event or condition that with the giving of notice, the passage of time and/or the making of any declaration would constitute an Early Amortization Event (a "Prospective Early Amortization Event," which term shall not include any Accumulation Event), has occurred and is continuing.

          (o) NOT AN INVESTMENT COMPANY. The Transferor is not an "investment company" within the meaning of the Investment
Company Act of 1940, as amended, or is exempt from all provisions of such Act.

          (p) ERISA. No Plan maintained by the Transferor or any of its ERISA Affiliates has any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived. The Transferor and each ERISA Affiliate of the Transferor has timely made all contributions required to be made by it to any Plan and Multiemployer Plan to which contributions are or have been required to be made during the preceding five years by the Transferor or such ERISA Affiliate, and no event requiring notice to the PBGC under Section 302(f) of ERISA has occurred and is continuing or could reasonably be expected to occur with respect to any such Plan, in any case, that could reasonably be expected to result, directly or indirectly, in any lien being imposed on the property of the Transferor or the payment of any material amount to avoid such lien. No Plan Event with respect to the Transferor or any of its ERISA Affiliates has occurred or could reasonably be expected to occur that could reasonably be expected to result, directly or indirectly, in any lien being imposed on the property of the Transferor or the payment of any material amount to avoid such lien.

          (q) LEGAL NAME. The legal name of the Transferor has been since the date of its incorporation and is now "CF Funding
Corp.", and the Transferor does not do business under any different or additional names.

          The representations and warranties set forth in this
Section 2.03 shall survive the transfer and assignment of the Advances and Receivables to the Trust, and termination of the rights and obligations of the Servicer pursuant to Section 10.01. Upon discovery by the Transferor, any Enhancement Provider or the Servicer, or upon receipt of written notice by a Responsible Officer of the Trustee, of a breach of any of the foregoing representations and warranties, the party discovering or receiving notice of such breach shall give written notice thereof to the others and each Enhancement Provider promptly after such discovery or such receipt of notice.

          Section 2.04  REPRESENTATIONS AND WARRANTIES OF THE
TRANSFEROR RELATING TO THE ADVANCES AND THE RECEIVABLES;
REASSIGNMENT OF ADVANCES AND RECEIVABLES.

          (a)  REPRESENTATIONS AND WARRANTIES.  The Transferor
(x) hereby represents and warrants, as of the date of this Agreement and the Initial Closing Date with respect to the Advances created on or prior to, and outstanding on, each such date and with respect to the Receivables related thereto, and (y) shall be deemed to represent and warrant on each day thereafter that any Advance is created with respect to the Advance or Advances created on such date, that:

               (i) the Transferor is not insolvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Transferor is paying its debts when they are due, and the Transferor will have adequate capital to conduct its business after the consummation of the transactions contemplated hereby;

              (ii) the Transferor is the legal and beneficial owner of all right, title and interest in and to each such Advance, the Transferor has a perfected first priority security interest in each Receivable related to such Advance, the Transferor has the full right to transfer the Advances and its interest in the related Receivables to the Trustee for the benefit of the Certificateholders from time to time, and each such Advance and related Receivable has been or will be transferred to the Trustee for the benefit of the Certificateholders from time to time free and clear, with respect to each such Advance, of any Lien and, with respect to each such related Receivable, of any Lien created by or through Factors or the Transferor other than Liens for municipal or other local taxes if such taxes shall not at the time be due and payable or if the Transferor shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto;

             (iii)  all consents, licenses, approvals or
     authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Transferor in connection with the transfer of such Advances and the Other Property to the Trustee for the benefit of the Certificateholders from time to time have been duly obtained, effected or given and are in full force and effect and the transfer of such Trust Assets is in compliance with all Requirements of Law;

              (iv) (A) the Transferor has indicated on its books and records (including any computer files) that such Advances and the Other Property have been transferred to the Trustee for the benefit of the Certificateholders from time to time and shall maintain such records in a manner such that the Trustee shall have a first priority perfected security interest in the Advances and the Other Property. This Agreement either constitutes a valid transfer and assignment to the Trustee for the benefit of the Certificateholders from time to time of all right, title and interest of the Transferor in and to the Advances and related Receivables now existing and hereafter created and in the Related Property and all monies due or to become due with respect thereto, all proceeds (as defined in the UCC) of each Advance and related Receivable and Related Property and such funds as are deposited from time to time in the Concentration Account, the Interest Funding Account, the Principal Funding Account, the Excess Funding Account, the Accumulation Account, the Cash Collateral Account and the Series Accounts or constitutes a grant of a "security interest" (as defined in the UCC) in such property to the Trustee for the benefit of the Certificateholders from time to time as provided in Section 2.02(c), which, in the case of existing Advances, Receivables and the Related Property and all monies due or to become due with respect thereto and the proceeds thereof, is enforceable upon execution and delivery of this Agreement, and which will be enforceable with respect to such Advances, Receivables and Related Property hereafter created and the proceeds thereof upon such creation. The Contribution and Sale Agreement constitutes a valid sale or contribution to the Transferor of all right, title and interest of Factors in and to the Advances and the Other Property now existing or hereafter created;

               (B) upon the filing of any financing statements described in Section 2.01 and, in the case of the Advances and related Receivables hereafter created or transferred to the Trustee for the benefit of the Certificateholders from time to time and the proceeds thereof, upon the creation or transfer thereof, the Trustee for the benefit of the Certificateholders from time to time shall have a first priority perfected security interest (as such term is defined in the UCC) in such property free and clear, with respect to each such Advance, of any Lien or interest of any Person and, with respect to each such related Receivable, of any Lien or interest of any Person created by or through Factors or the Transferor, except as otherwise contemplated by this Agreement and except for Liens for municipal or other local taxes if such taxes shall not at the time be due and payable or if the Transferor shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto; PROVIDED, HOWEVER, that such security interest in proceeds shall remain perfected after 10 days from their receipt by the Transferor only to the extent that such proceeds are identifiable cash proceeds or they come into the Trustee's possession within the applicable 10-day period; and PROVIDED, FURTHER, that the Transferor makes no representation or warranty with respect to the effect of
     Section 9-306(4) of the UCC on the rights of the Trustee for the benefit of the Certificateholders from time to time to proceeds of Advances and proceeds of Other Property held by the Transferor at the time insolvency proceedings are instituted by or against the Transferor. Except as otherwise provided in this Agreement, neither the Transferor nor any Person claiming through or under the Transferor has any claim to or interest in the Concentration Account, Interest Funding Account, the Excess Funding Account, the Cash Collateral Account, the Accumulation Account, the Principal Funding Account or any Series Account;

               (v) on the Business Day following the date the Servicer receives a Termination Notice pursuant to Section 10.01, on the Business Day following any Amortization Period Commencement Date, on the Business Day immediately preceding the Initial Closing Date, on or before any Removal Date in accordance with Section 2.05(b)(ii) and on any Business Day on which the Transferor desires to cause Removed Accounts to become eligible to generate Advances and related Receivables for transfer to the Trustee for the benefit of the Certificateholders from time to time in accordance with
     Section 2.05(b)(iv), SCHEDULE 1 to this Agreement (as replaced pursuant to Section 2.01) is and will be an accurate and complete listing of all the Advances and related Receivables outstanding under the Designated Accounts in all material respects as of the respective date to which such Schedule relates and the information contained therein with respect to the identity of each Advance and each related Receivable and the Unpaid Balance existing thereunder is and will be true and correct in all material respects as of the respective date to which such Schedule relates; as of the close of business on the Initial Cut-Off Date, the Eligible Pool Balance and the aggregate Unpaid Balance of such Receivables, was equal to the amount set forth in EXHIBIT 2.04(A)(V);

              (vi) each such Advance, all of the Transferor's interest in the Other Property, and Collections with respect thereto have been or will be transferred to the Trustee for the benefit of the Certificateholders from time to time free and clear, with respect to each such Advance, of any Lien or interest of any Person and, with respect to such Other Property and such Collections, of any Lien or interest of any Person created by or through Factors or the Transferor except as otherwise contemplated by this Agreement;

             (vii) each obligation of a Client of Factors transferred pursuant to Section 2.01 is on the date of creation of such obligation an Eligible Advance and each Advance has arisen under an Eligible Account that is a Designated Account; and

           (viii) on the date on which such Advance is conveyed hereunder to the Trustee for the benefit of the Certificateholders from time to time, (A) the related Factoring Agreement limits the aggregate amount of the Advance which may be outstanding to the Client party to such Factoring Agreement at any time to a percentage (the "ADVANCE RATE") of the aggregate purchase price of such Client's Receivables outstanding at the time such Advance is made, less certain adjustments which may include (x) any such Receivables that are in dispute, (y) any such Receivables the credit risk of which has not been approved by Factors and (z) any fees chargeable to such Client's reserve account maintained by Factors; and such Advance Rate is not less than 70%; and (B) pursuant to the Loan and Credit Policy such Client is entitled to an Advance Rate of not less than 70%.

          (b) NOTICE OF BREACH. The representations and warranties set forth in this Section 2.04 shall survive the transfer and assignment of the Trust Assets to the Trustee for the benefit of the Certificateholders from time to time. Upon discovery by the Transferor, any Enhancement Provider or the Servicer, or upon receipt of written notice by a Responsible Officer of the Trustee, of a breach of any of the representations and warranties set forth in this Section 2.04, the Person discovering or receiving notice of such breach shall give written notice to the other parties hereto and to each Enhancement Provider promptly after such discovery or such receipt of notice.

          (c) TRANSFER UPON BREACH OF WARRANTY. In the event of a breach with respect to an Advance of any of the representations and warranties set forth in Sections 2.03(i) and 2.04(a) (ii),
(iii), (iv)(B), (v), (vi), (vii) and (viii), and (1) as a result thereof such Advance is no longer an Eligible Advance or was not an Eligible Advance at the time of the making of such representation or warranty, and after giving effect to the exclusion of such Advance from the Eligible Pool Balance the Participation Deficiency Amount would be greater than zero, or
(2) such breach has a material adverse effect on the interests of the holders of Certificates of any outstanding Series in any Advance, in each case without regard to any Enhancement with respect to any Series, and such material adverse effect continues for 30 days after the earlier to occur of the discovery of such breach by the Transferor or the Servicer or receipt of written notice of such breach by the Transferor or the Servicer pursuant to Section 2.03 or 2.04(b) (or such longer period as may be agreed to by the Majority Certificateholders of all outstanding Series), then the Transferor shall cause the Designated Account containing such Advance to be removed from the Trust, without the need of any formal or other instrument of assignment, prior to the second Business Day next following (x) the day on which such Participation Deficiency Amount exists or (y) such 30th day (or the end of such longer period agreed to by the Majority Certificateholders of all Series outstanding), as the case may be, by making or causing to be made a deposit in the Concentration Account in immediately available funds in an amount equal to the related Transfer Deposit Amount for such Removed Account. Such deposit shall be considered a payment in full of the Advance in such Removed Account during the Settlement Period to which such payment relates, shall be deemed to be a Principal Collection and shall be allocated in accordance with Section
4.03. Any necessary expense incidental to the reconveyance of a Removed Account pursuant to this Section 2.04(c) shall be for the account of the Transferor and the Transferor hereby agrees to cause any such expense to be duly paid when due. Upon the making of such a deposit in respect of the Advance in such Removed Account, the Trustee shall automatically and without further action be deemed to transfer, assign and otherwise convey to or upon the order of the Transferor, without recourse, representation or warranty, all the right, title and interest of the Trustee for the benefit of the Certificateholders from time to time in and to the Advance in such Removed Account, each related Receivable, all Related Property and Collections with respect thereto and all proceeds thereof, and to release and terminate the security interest granted pursuant to Section 2.02 in such property, without the need of any formal or other instrument of assignment. On and after the date of such removal, any defined term herein or in the applicable Supplement, the definition of which assumes that such Advance or each such related Receivable is not in a Removed Account, shall thereafter be computed on the basis of the assumption that such Advance or each such Receivable is no longer a Trust Asset. Notwithstanding anything to the contrary contained herein, the Trustee shall execute such documents and instruments of transfer or assignment and UCC termination statements as shall be prepared by the Transferor, and shall take such other actions as shall reasonably be requested by the Transferor, in connection with the conveyance of any Advance and the related Receivables in a Removed Account pursuant to this Section. The obligation of the Transferor to make a deposit in respect of any Advance in a Removed Account as set forth in this Section shall, subject to Article IX and
Section 13.19, constitute the sole remedy respecting any breach of the representations and warranties set forth in Sections 2.03(i) and 2.04(a)(ii), (iii), (iv)(B), (v), (vi), (vii) and
(viii) with respect to such Advance available to the Investor Certificateholders or the Trustee on behalf of the Investor Certificateholders. At the Transferor's option, this Section 2.04(c) shall apply to permit the remedy by the Transferor of a Prospective Early Amortization Event caused by a breach of representations and warranties set forth above in this sub-clause
(c), as more particularly described in Section 9.01(ii).

          (d) REASSIGNMENT OF TRUST PORTFOLIO. In the event of a breach of any of the representations and warranties set forth in Sections 2.03(a), (b), (c), (d) or (e), or Section 2.04(a)(iv)(A), and the effect of such breach is materially adverse to the interests of Certificateholders (without regard to any Enhancement with respect to any Series), the Majority Certificateholders of all Series outstanding, by notice then given in writing to the Transferor (with a copy thereof to the Rating Agencies and to the Trustee and the Servicer), may direct the Transferor to make the deposit described in the next sentence on or prior to the first Payment Date next succeeding 30 days after receipt by the Transferor of such notice, or within such longer period as may be specified in such notice, and the Transferor shall be obligated to make such deposit or cause such deposit to be made on or prior to such Payment Date on the terms and conditions set forth below; PROVIDED, HOWEVER, that no such deposit shall be required to be made if, at such Payment Date, the representations and warranties set forth in Section 2.03(a),
(b), (c), (d) or (e), or Section 2.04(a)(iv)(A), shall be true and correct in all material respects as if made on such date.
The Transferor shall deposit in the Concentration Account on any date permitted by the notice described in the preceding sentence an amount equal to the sum of (x) the Aggregate Invested Amount on such Payment Date, LESS (y) the aggregate principal amount on deposit in any Principal Funding Sub-Account established for the benefit of any Series pursuant to any Supplement, PLUS (z) an amount equal to interest at the applicable Certificate Rate accrued but unpaid on the Senior Certificates of each Series through such Payment Date on which the distribution of such deposit is scheduled to be made pursuant to Section 12.03. Notwithstanding anything to the contrary in this Agreement, the entire amount deposited in the Concentration Account pursuant to the preceding sentence shall be distributed to the Certificateholders on such Payment Date pursuant to Section
12.03. Payment of such deposit amount into the Concentration Account in immediately available funds shall otherwise be considered a payment in full of all of the Advances. The obligation of the Transferor to make the deposit specified in this Section 2.04(d) shall, except as provided in Article IX and
Section 13.19, constitute the sole remedy available to any of the Certificateholders or the Trustee on behalf of the Certificateholders for a breach of the representations and warranties contained in Sections 2.03(a), (b), (c), (d), (e) or
Section 2.04(a)(iv)(A).

          Section 2.05  ADDITION OF ACCOUNTS; REMOVAL OF
ACCOUNTS.

          (a) The Transferor may, but shall not be obligated to, designate from time to time any Eligible Account (an "ADDITIONAL ACCOUNT") as a Designated Account, PROVIDED, HOWEVER, that the requirements of Section 2.01 with respect to such Additional Account are met. The Advance, related Receivables and Related Property in such Account shall be transferred by the Transferor to the Trustee for the benefit of the Certificateholders from time to time on the date of the designation of such Account as a Designated Account (each such date of designation being referred to as an "ADDITION DATE"), except as provided in Section 2.05(b). For purposes of this Agreement, all Advances arising under Additional Accounts will be treated as Advances upon such designation. The Transferor hereby represents and warrants as of each applicable Addition Date that each related Additional Account is an Eligible Account, and that the addition to the Trust of the Advance arising in such Additional Account shall not result in the occurrence of an Early Amortization Event, a Prospective Early Amortization Event or an Accumulation Event.

          (b) (i) On any Business Day other than during the existence of an Early Amortization Event, the Transferor shall have the right to remove Designated Accounts, including all Advances, related Receivables and Related Property then existing and thereafter arising under such Designated Accounts, from the Trust in the manner prescribed in Section 2.05(b)(ii).

         (ii) To remove Designated Accounts, including all Advances, related Receivables and Related Property then existing in respect of or thereafter arising in respect of such Designated Accounts, the Transferor (or the Servicer on its behalf) shall take the following actions and make the following determinations:

               (A) furnish to the Trustee not less than five Business Days prior to the Removal Date, and furnish to the Rating Agencies and each Enhancement Provider, not less than 30 Business Days prior to the Removal Date, a written notice substantially in the form attached hereto as EXHIBIT 2.05(B)(II) (the "REMOVAL NOTICE") specifying the Business Day on which removal of one or more Designated Accounts will occur (a "REMOVAL DATE");

               (B)  represent and warrant (pursuant to the
     Reassignment) to the Trustee that after giving effect to the removal of such Designated Accounts on the Removal Date, and after giving effect to any contemporaneous designation of Additional Accounts pursuant to Section 2.05(a), (1) no Early Amortization Event, Prospective Early Amortization Event or Accumulation Event will exist and (2) the Participation Deficiency Amount will not exceed zero;

               (C)  represent and warrant (pursuant to the
     Reassignment) to the Trustee that no selection procedures reasonably believed by the Transferor to be adverse to the interests of the Certificateholders were utilized in selecting the proposed Removed Accounts;

               (D) no Rating Agency shall have notified the Transferor, within 30 Business Days after delivery by the Transferor of the Removal Notice, that, after giving effect to such removal, the then current rating of the Certificates would be downgraded or withdrawn (it being hereby understood that the Transferor agrees to use its best efforts during such 30 Business Day period to obtain from a Rating Agency confirmation that no downgrade or withdrawal of such rating will occur after giving effect to such removal);

               (E) on or before the Removal Date, furnish to the Trustee and each Enhancement Provider a computer file or other list in respect of the proposed Removed Accounts that are to be removed on the Removal Date, which computer file or other list shall specify for each such Removed Account, as of the date of the Removal Notice, the internal Factors name and number identifying such Removed Account and the Unpaid Balance of the Advance in respect of such Removed Account and the aggregate Unpaid Balance of the Receivables in respect of such Removed Account, and represent and warrant (pursuant to the Reassignment) that such computer file or other list is true and complete in all material respects;

               (F) on or before the Removal Date, furnish to the Trustee and each Enhancement Provider a computer file in respect of each Designated Account which will remain in the Trust after removal of the Removed Accounts, which computer file shall specify for each such Designated Account, as of the date of the Removal Notice, the internal Factors name and number identifying such Designated Account and the Unpaid Balance of the Advance in respect of such Designated Account and the aggregate Unpaid Balance of the Receivables in respect of such Designated Account, and represent and warrant (pursuant to the Reassignment) that such computer file is true and complete in all material respects.

No Designated Accounts shall be so removed if the Servicer, the Transferor or the Trustee determines that (1) after giving effect to the removal of such Designated Accounts on the Removal Date, and after giving effect to any contemporaneous designation of Additional Accounts pursuant to Section 2.05(a), (y) an Early Amortization Event, Prospective Early Amortization Event or Accumulation Event will exist or (z) the Participation Deficiency Amount will exceed zero or (2) any adverse selection procedures were used in selecting such Removed Accounts. Any such determination by the Servicer or the Transferor shall be promptly communicated to the Trustee.

        (iii) Subject to Section 2.05(b)(ii), on the Removal Date with respect to any such Removed Account, such Removed Account shall be deemed removed from the Trust for all purposes and the Transferor shall cease to transfer to the Trustee for the benefit of the Certificateholders from time to time any installment of the Advance or any related Receivables arising in such Removed Account. On the Removal Date the Trustee shall deliver to the Transferor a reassignment in substantially the form of EXHIBIT 2.05(B)(III) (the "REASSIGNMENT"). The Trustee may conclusively rely on the representations and warranties contained in the Reassignment and shall have no duty to make inquiries with regard to the matters set forth therein and shall incur no liability in so relying. Any necessary expense incidental to the reconveyance of a Removed Account pursuant to this Section 2.05(b) shall be for the account of the Transferor and the Transferor hereby agrees to pay or cause to be paid any such expense when due.

         (iv) At the option and direction of the Transferor, and provided that the requirements of Section 2.01 with respect to such Additional Account are met, any Removed Account removed pursuant to Section 2.05(b)(ii) which would otherwise constitute an Eligible Account shall be designated by the Servicer as being eligible to generate an Advance for transfer by the Transferor to the Trustee for the benefit of the Certificateholders from time to time pursuant to Section 2.05(a) by delivering a new computer file marked as SCHEDULE 1 hereto in accordance with Section 2.01, and delivering an executed instrument of assignment (and one or more UCC financing statements) in form and substance reasonably satisfactory to the Trustee, which instrument of assignment shall specify that the representations and warranties contained in Sections 2.03 and 2.04 are true and correct as of the date of transfer of such Advance and the related Receivables, and such designated Removed Account shall no longer be considered to be a Removed Account for purposes of this Agreement.

          Section 2.06  COVENANTS OF THE TRANSFEROR.  The
Transferor hereby covenants that:

          During the term of this Agreement, and until (i) the Aggregate Invested Amount is reduced to zero, (ii) the Investor Certificateholders shall have received all accrued interest on the applicable Certificates and (iii) all amounts owed by the Transferor pursuant to this Agreement have been paid, the Transferor covenants and agrees as follows:

          (a) COMPLIANCE WITH LAWS, ETC. The Transferor shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Advances and related Receivables, will maintain in effect all qualifications required under Requirements of Law in order to properly purchase and convey the Advances, related Receivables and other Trust Assets and will comply in all material respects with all Requirements of Law applicable to it.

          (b) PRESERVATION OF CORPORATE EXISTENCE. The Transferor (i) shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and (ii) shall qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would materially adversely affect the interests of the Investor Certificateholders hereunder or in the Advances or related Receivables, or the ability of the Transferor or the Servicer to perform its obligations hereunder.

          (c) AUDITS. At any time and from time to time during the Transferor's regular business hours, on reasonable prior notice and for a purpose reasonably related to this Agreement, the Transferor shall, in response to any reasonable request of the Trustee or any Enhancement Provider, permit such Person, or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Transferor relating to the Advances, the related Receivables, the Related Property and the related Factoring Agreements and Contracts and (ii) to visit the offices and properties of the Transferor for the purpose of examining such materials and to discuss matters relating to the Advances or related Receivables or the Transferor's performance hereunder with any of the officers or employees of the Transferor having knowledge thereof. The Trustee hereby agrees, and each Enhancement Provider shall be deemed to have agreed by its providing any Enhancement, not to disclose to any Person any information made available to the Trustee from time to time with respect to the Advances, related Receivables, Related Property and the related Factoring Agreements and Contracts or any Obligor except (i) to a Successor Trustee or successor Enhancement Provider, (ii) as required in the performance of the Trustee's duties hereunder or the Enhancement Provider's duties under the applicable Enhancement Agreement or (iii) as required in enforcing their rights hereunder or, in the case of the Trustee, the rights of the Certificateholders. The Trustee agrees, and each Enhancement Provider shall be deemed to have agreed by its providing any Enhancement, to take such measures as shall be reasonably requested by the Transferor to protect and maintain the security and confidentiality for such information and, in connection therewith, will allow the Transferor to inspect the Trustee's security arrangements from time to time during normal business hours. The Trustee agrees, and each Enhancement Provider shall be deemed to have agreed by its providing any Enhancement, to use its best efforts to provide the Transferor with notice at least five Business Days prior to any disclosure pursuant to this Section.

          (d) CONTINUOUS PERFECTION. The Transferor shall not change its name, identity or structure in any manner which might make any financing or continuation statement filed hereunder misleading within the meaning of Section 9-402(7) of the UCC (or any other then applicable provision of the UCC) unless the Transferor shall have given the Trustee at least 90 days' prior written notice thereof and shall have taken all action 60 days prior to making such change (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or advisable to amend such financing statement or continuation statement so that it is not misleading. The Transferor shall not change its chief executive office or change the location of its principal records concerning the Advances, the related Receivables, the Related Property or the Collections from the locations specified in Section 2.03(k) unless it has given the Trustee at least 60 days' prior written notice of its intention to do so and has taken such action as is necessary or advisable to cause the interest of the Trustee in the Advances and the other Trust Assets to continue to be perfected with the priority required by this Agreement. The Transferor will at all times maintain its principal executive office and any other office at which it maintains records relating to the Advances, related Receivables and Related Property within the United States of America.

          (e) EXTENSION OR AMENDMENT OF ADVANCES. In no event shall the Transferor extend, amend or otherwise modify the terms of any Advance or related Receivable, or amend, modify or waive any term or condition of any Factoring Agreements or Contracts, respectively.

          (f) REPORTS. The Transferor shall furnish to the Trustee and to each Rating Agency as soon as possible and in any event within five Business Days after the occurrence of each Early Amortization Event or the Transferor's knowledge of a Prospective Early Amortization Event or Accumulation Event, an Officer's Certificate of the Transferor setting forth the details of such Early Amortization Event, Prospective Early Amortization Event or Accumulation Event and the action taken, or which the Transferor proposes to take, with respect thereto.

          (g) CERTAIN DOCUMENTATION. The Transferor shall hold for the account of the Trust (to the extent of its interest therein) any document evidencing or securing an Advance and the related Factoring Agreement (including any Permitted Intercreditor Agreement with respect thereto) or evidencing or securing a Receivable and the related Contract, other than instruments (as such term is used in the UCC), if any, that shall have been delivered to the Trustee contemporaneously with the conveyance to the Trustee for the benefit of the Certificateholders from time to time hereunder. Such holding by the Transferor shall be deemed to be the holding thereof by the Trustee for purposes of perfecting the Trust's rights therein as provided in the UCC. On the Initial Closing Date and on each Addition Date the Transferor shall deliver to the Trustee for the benefit of the Certificateholders from time to time, to the extent not previously so delivered, a copy of any document evidencing or securing an Advance and a copy of the related Factoring Agreement (including any Permitted Intercreditor Agreement with respect thereto) with respect to each Designated Account. The Transferor shall also deliver to the Trustee for the benefit of the Certificateholders from time to time a copy of any amendment, modification or waiver of, or supplement to, any of the foregoing promptly after the Transferor's receipt of the original thereof. Upon the occurrence of any Servicer Default, the Transferor shall deliver to the Trustee for the benefit of the Certificateholders from time to time, to the extent not previously so delivered, an original of any document evidencing or securing each Advance and an original of the related Factoring Agreement (including any Permitted Intercreditor Agreement with respect thereto) and an original of any document evidencing or securing each Receivable and a copy of the related Contract, in each case with respect to each Designated Account. Upon the occurrence of any Servicer Default, the Transferor shall also deliver to the Trustee for the benefit of the Certificateholders from time to time any amendment, modification or waiver of, or supplement to, any of the foregoing promptly after the Transferor's receipt of the original thereof.

          (h) ASSESSMENTS. The Transferor will promptly pay and discharge all taxes, assessments, levies and other governmental charges imposed on it which may adversely affect any of the Advances or related Receivables or the Trust's rights with respect thereto and will not claim any credit on, or any deduction from, the principal of, or interest on, any of the Certificates by reason of the payment of any of such taxes, assessments, levies and other governmental charges.

          (i) FURTHER ACTION. The Transferor shall, from time to time, execute and deliver to the Trustee any instruments, financing or continuation statements or other writings reasonably necessary or desirable to maintain the perfection or priority of its ownership or security interest in the Advances, the related Receivables, the Related Property and the Collections under the UCC or other applicable law. The Transferor shall, from time to time, execute and deliver to the Obligors on the Advances and related Receivables any bills, statements and letters or other writings necessary to carry out the terms and provisions of this Agreement and to facilitate the collection of the Advances and related Receivables.

          (j) ADDITIONAL INDEBTEDNESS. The Transferor shall not create, incur, assume or suffer to exist any indebtedness (including any guaranty) or expense (whether or not accounted for as a liability) except (i) indebtedness hereunder, under the Contribution and Sale Agreement, the Investor Certificates, or any agreements, contracts or instruments which relate thereto,
(ii) indebtedness or other expense to its professional advisers and its counsel and (iii) other indebtedness and expenses in accordance with EXHIBIT 2.06(J); PROVIDED, that notwithstanding anything to the contrary in this Agreement but subject to Section 13.19, the obligations of the Transferor to Certificateholders or any Enhancement Provider shall be payable solely from the Trust Assets in accordance herewith and that the Certificateholders and any Enhancement Provider shall not look to any other property or assets of the Transferor in respect of such obligations, and such obligations shall not constitute a claim against the Transferor in the event that the Trust Assets are insufficient to pay in full such obligations, and the obligations of the Transferor to any Enhancement Provider are fully subordinated to the Transferor's obligations under the Certificates.

          (k) NO TRANSFER. The Transferor agrees that, except as permitted by this Agreement and the Contribution and Sale Agreement, it (i) shall not sell, assign, pledge, convey or otherwise transfer any Advance or any interest therein, any related Receivable or any interest therein or any other Trust Asset, (ii) shall not grant, create, incur, or suffer to exist any Lien on any Advance or any interest therein, any related Receivable or any interest therein or any other Trust Asset,
(iii) shall notify the Trustee and each Enhancement Provider upon becoming aware of any such Lien, and (iv) shall defend the interest of the Trust in the Advances, related Receivables and other Trust Assets against all claims of other Persons claiming through the Transferor.

          (l) NO OTHER BUSINESS. The Transferor agrees to engage in no business other than the business contemplated hereunder and under the Contribution and Sale Agreement.

          (m) ENFORCEMENT. The Transferor agrees to take all action necessary and appropriate to enforce its rights and claims under the Contribution and Sale Agreement. If, upon notice from the Trustee, the Transferor does not take such necessary and appropriate action, then, at the direction of the Majority Certificateholders of all Series outstanding, the Trustee shall take action.

          (n) SEPARATE BUSINESS. The Transferor will not permit its assets to be commingled with those of Factors or any Affiliate of Factors (except that funds may be commingled in the Lock-Box Accounts to the extent provided in this Agreement), the Transferor shall maintain separate corporate records and books of account from those of Factors and its Affiliates, and the Transferor shall conduct its business from an office separate from that of Factors and its Affiliates. The Transferor will conduct its business solely in its own name and will cause Factors and its Affiliates to conduct their business solely in their own names so as not to mislead others as to the identity with which those others are concerned. The Transferor will provide for its own operating expenses and liabilities from its own funds, except that the organizational expenses of the Transferor may be paid by Factors. Except as contemplated by the placement agency agreement or underwriting agreement in respect of any Series among the Transferor, Factors and the placement agent or underwriter(s) referred to therein, the Transferor will not hold itself out, or permit itself to be held out, as having agreed to pay, or as being liable for, the debts of Factors or any of its Affiliates, and the Transferor shall cause Factors and its Affiliates not to hold themselves out, or permit themselves to be held out, as having agreed to pay, or as being liable for, the debts of the Transferor. The Transferor will maintain an arm's length relationship with Factors and its Affiliates with respect to any transactions between the Transferor, on the one hand, and Factors or its Affiliates, on the other. The Transferor will not permit Factors to be involved with its "day-to-day" management and will not provide for or allow to exist an agency relationship between the Transferor and Factors, other than Factors' obligations as Servicer hereunder. The Transferor shall at all times maintain at least one director who shall not be an officer, director, employee or 10% or greater stockholder of Factors or any affiliate of Factors, which independent director's vote shall be required for all fundamental changes and material policy decisions of the Transferor, including the filing for relief under any bankruptcy or insolvency laws. The Transferor's financial statements shall reflect the separate corporate existence of the Transferor. The Transferor will conduct its business in an independent manner so that its assets should not be substantively consolidated with the assets, or deemed to be part of the bankruptcy estate, of any other entity by a court adjudicating the bankruptcy or insolvency of such other entity.

          (o) CORPORATE DOCUMENTS. The Transferor shall not amend or delete the Third, Fourth, Ninth, Tenth or Eleventh Articles of its Certificate of Incorporation without the prior consent of the Majority Certificateholders of all Series outstanding, and the Transferor shall notify each Rating Agency prior to the occurrence thereof.

          (p) ERISA. The Transferor shall promptly give the Trustee and each Enhancement Provider notice of the following events, as soon as possible and in any event within 30 days after the Transferor or any of its ERISA Affiliates knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan to which the Transferor or any of its ERISA Affiliates contributed, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan to which the Transferor or any of its ERISA Affiliates contributes or to which contributions have been required to be made by the Transferor or such ERISA Affiliate during the preceding five years or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Transferor or any of its ERISA Affiliates or any such Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any such Plan or Multiemployer Plan.

          (q)  CONTRIBUTION AND SALE AGREEMENT NOTICES, WAIVERS,
ETC. The Transferor shall promptly give the Trustee and each Enhancement Provider copies of any notices, reports or certificates given or delivered to the Transferor under the Contribution and Sale Agreement.

          (r) ISSUANCE OF CAPITAL STOCK, ETC. The Transferor shall not issue any capital stock except to Factors or create or otherwise have any Subsidiary. The Transferor shall not pay any dividends to Factors if such payment would be prohibited under the General Corporation Law of the State of Delaware. Factors shall deliver to the Trustee to hold for the benefit of Factors, on the Initial Closing Date, all certificates evidencing the capital stock issued by the Transferor to Factors.

          (s)  PERMITTED INTERCREDITOR AGREEMENTS.  The
Transferor shall not permit the aggregate Unpaid Balance of Advances subject to Permitted Intercreditor Agreements to exceed
19% of the Eligible Pool Balance at any time.

          (t) UCC FINANCING STATEMENTS. The Transferor shall deliver to the Trustee, on the Initial Closing Date with respect to the Designated Accounts on the Initial Closing Date and on each Addition Date with respect to Additional Accounts, unsigned amendments of UCC financing statements with respect to the Advances now existing and hereafter created and a power of attorney in favor of the Trustee authorizing the Trustee to sign and file such amendments upon the occurrence of an Early Amortization Event or Servicer Default and the Trustee shall so sign and file such amendments upon the occurrence of an Early Amortization Event or Servicer Default.

          Section 2.07 AUTHENTICATION OF CERTIFICATES. Pursuant to the request of the Transferor, the Trustee has caused Certificates in authorized denominations evidencing the entire beneficial ownership of the Trust to be duly authenticated and delivered to or upon the order of the Transferor pursuant to
Section 6.02.


                           ARTICLE III

                  ADMINISTRATION AND SERVICING
                   OF ADVANCES AND RECEIVABLES

          Section 3.01  ACCEPTANCE OF APPOINTMENT AND OTHER
MATTERS RELATING TO THE SERVICER.

          (a) Factors agrees to act, and is hereby appointed by the initial Holder of the Subordinated Certificate of the initial Series and the Transferor to act as the Servicer under this Agreement, and all Certificateholders, including the Transferor, by their acceptance of the Certificates consent to Factors acting as Servicer. The Servicer shall, on behalf of the Trust, the Transferor and the Holders of the Subordinated Certificates, and subject to the direction of the Majority Subordinated Certificateholders (such direction to be given in a manner not inconsistent with this Agreement), service and administer the Advances and related Receivables and shall collect payments due under the Advances and related Receivables in accordance with customary and usual servicing standards for institutional servicers and applicable law and, to the extent not inconsistent therewith, the Servicer's own customary and usual servicing procedures for servicing advances and receivables owned by it and comparable to the Advances and related Receivables and in accordance with the Loan and Credit Policy and shall have full power and authority, acting alone or through any party properly designated by it hereunder, to do any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing and subject to Section 10.01, the Servicer is hereby authorized and empowered (i) to instruct the Trustee, pursuant to a written certificate that shall have attached thereto or be included in the then most recent Daily Report and all other necessary supporting documentation with respect thereto, to make allocations, withdrawals and payments from the Concentration Account, the Interest Funding Account, the Principal Funding Account, the Excess Funding Account, the Accumulation Account, the Cash Collateral Account and any Series Account as set forth in this Agreement or any Supplement, (ii) to execute and deliver, on behalf of the Trust for the benefit of the Certificateholders, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Advances and related Receivables and, after the delinquency of any Advance and related Receivable and to the extent permitted under and in compliance with applicable law and regulations, to commence enforcement proceedings with respect to such Advance or related Receivable, and (iii) to make any filings, reports, notices, applications, registrations with, and to seek any consent or authorizations from, the Securities and Exchange Commission and any state securities authority on behalf of the Trust as may be necessary or advisable to comply with any federal or state securities or reporting requirements or laws. The Majority Subordinated Certificateholders or the Majority Certificateholders of all outstanding Series may remove Factors or any Successor Servicer and designate a Successor Servicer in accordance with Sections 10.01 and 10.02.

          (b) Except as otherwise expressly provided for herein, the Servicer shall not, and no Successor Servicer shall, be obligated to use separate servicing procedures, offices, employees or accounts for servicing the Advances and related Receivables from the procedures, offices, employees and accounts used by the Servicer or such Successor Servicer, as the case may be, in connection with servicing other advances and receivables of the same type.

          (c) The Servicer shall maintain fidelity bond coverage insuring against losses through wrongdoing of its officers and employees who are involved in the servicing of Advances or related Receivables covering such actions and in such amounts as the Servicer believes to be reasonable from time to time and as is consistent with sound business practice.

          (d) Subject to the rights retained by the Trustee pursuant to Section 10.01, each of (i) the initial Holder of the Subordinated Certificate of the initial Series and (ii) the Transferor hereby appoints the Servicer to enforce its respective rights and interest in and under the Advances and the related Factoring Agreements, the Receivables and the related Contracts and the Related Property, which enforcement shall be in compliance with all Requirements of Law. If Factors is not the Servicer, Factors shall promptly deliver to the Servicer, and the Servicer shall hold in trust for the Transferor and the Trustee in accordance with their respective interests, all documents, instruments and records (including computer tapes or disks) that evidence or relate to Advances or related Receivables. Nothing in this clause (d) shall limit or restrict the obligations of Factors under Section 10.01.

          (e) The Servicer may, in accordance with the Loan and Credit Policy and at the direction of the Majority Subordinated Certificateholders or the Transferor (such direction to be given in a manner not inconsistent with this Agreement), extend, amend or otherwise modify the terms of any Advance or related Receivable or amend, modify or waive any term or condition of any Factoring Agreement or Contract relating thereto provided no Early Amortization Event, Prospective Early Amortization Event or Accumulation Event shall have occurred and be continuing, except that the Servicer may make such an extension amendment or modification during the continuance of a Prospective Amortization Period if such extension, amendment or modification is in the ordinary course of its business, is in accordance with the Loan and Credit Policy and if the Servicer promptly notifies the Trustee thereof. The Servicer may not make any change to the Loan and Credit Policy (including changes in respect of credit approval criteria, extensions of payment terms, and aging and write-off policies), if such change would have a material adverse effect on the Advances or the related Receivables or the interests of the Certificateholders. If Factors is not the Servicer, Factors may not extend, amend or otherwise modify the terms of any Advance or related Receivable or amend, modify or waive any term or condition of any Factoring Agreement or Contract relating thereto. If Factors is not the Servicer, Factors may not make any change to the Loan and Credit Policy (including changes in respect of credit approval criteria, extensions of payment terms, and aging and write-off policies) as such Policy applies to any Designated Account, any Advance therein, any related Receivable with respect thereto or any Related Property in respect thereof.

          (f) Except as otherwise required by law, Collections shall be applied to the Advances and Receivables to which they relate.

          (g) The Servicer shall provide all reports and documentation required by Section 3.04.

          (h) In the event that the Transferor is unable for any reason to transfer Advances, installments of Advances and interests in related Receivables to the Trustee for the benefit of the Certificateholders from time to time in accordance with the provisions of this Agreement (including by reason of any court of competent jurisdiction ordering that the Transferor not transfer any additional Advances or interests in related Receivables to the Trustee for the benefit of the Certificateholders from time to time) then, in any such event,
(A) the Servicer agrees to allocate and pay to the Trustee for the benefit of the Certificateholders from time to time, after the date of such inability, all Collections with respect to Advances and related Receivables transferred to the Trustee for the benefit of the Certificateholders from time to time prior to the occurrence of such event, and all amounts that would have constituted Collections with respect to obligations of Clients of Factors that would have been Advances or obligations of Customers that would have been Receivables but for the Transferor's inability to transfer such obligations to the Trustee for the benefit of the Certificateholders from time to time (up to an aggregate amount equal to the amount of Advances in the Trust as of such date); and (B) the Servicer agrees to have such amounts applied as Collections in accordance with Section 4.03. For the purpose of the immediately preceding sentence of this Section 3.01(h), the Servicer shall treat the first received collections with respect to the advances and related receivables as allocable to the Trustee for the benefit of the Certificateholders from time to time, as provided above, for the benefit of all Certificateholders until the Trust shall have been allocated and paid collections in an amount sufficient to pay the aggregate amount of Advances in the Trust as of the date of occurrence of such event.

          (i) (A) The Servicer shall send, or shall cause to be sent, to each Obligor invoices in respect of the Advances of such Obligor and the Receivables related thereto instructing the Obligors to send payments thereon by mail to any Post Office Box or by wire transfer to any Lock-Box Account (as defined below).
EXHIBIT 3.01(I)(A) hereto lists (x) post office boxes which the Servicer maintains and to which Obligors are directed to send payments in respect of Advances and related Receivables (such post office boxes, together with any other post office boxes permitted hereunder, being referred to collectively as the "POST OFFICE BOXES") and (y) banks that are not Affiliates of Factors and are Eligible Institutions (such banks, together with any other such bank holding a Lock-Box Account in accordance with the terms hereof, being referred to collectively as the "Lock-Box Banks") which pursuant to the Lock-Box Agreements remove checks representing Collections from the Post Office Boxes and deposit the same in deposit accounts maintained at such banks in the name of the Servicer (the "LOCK-BOX ACCOUNTS") or accept wire transfers of such payments from such Obligors. All Collections on Advances and related Receivables transmitted by Obligors to the Post Office Boxes or the Servicer or directly by wire transfer to the Lock-Box Account will, pending remittance by the Servicer or by the Lock-Box Bank at the direction of the Servicer to the Concentration Account, be held for the benefit of the Trust and shall be payable (via wire transfer of immediately available funds) to the Concentration Account not later than the second Business Day after receipt of the instrument of payment or wire transfer in respect of such Collection by the Lock-Box Bank; PROVIDED, HOWEVER, that deduction from the amount of any such transfer shall be made in the amount of any debit to the related Lock-Box Account caused by the non-payment and return of any check by the payor bank in respect of any such Collection or any Collection funds in respect of which shall have been previously transferred to the Concentration Account. Any payments on the Advances or related Receivables made by Obligors directly to the Servicer or, if Factors is not the Servicer, to Factors shall be deposited in the Concentration Account not later than the Business Day following the date on which funds are available.

          (B) Pursuant to Section 4.02, the Trustee shall maintain the Concentration Account in accordance with the terms hereof into which account funds available for withdrawal from the Lock-Box Accounts are deposited on a daily basis. On each Business Day the Servicer shall direct the Lock-Box Bank to transfer funds from the Lock-Box Accounts to the Concentration Account in accordance with Section 3.01(i)(A) above. All Collections in the Concentration Account shall be held for the benefit of the Trust and applied in accordance with Article IV.

          (C) The Servicer agrees that it will not change the foregoing method of collection or its related instructions to Obligors except in accordance with this Agreement.

          (D) On or prior to the Initial Closing Date with respect to the initial Lock-Box Agreements and upon the entering into of Lock-Box Agreements with new Lock-Box Banks pursuant to
Section 3.01(i)(E), the Servicer shall provide to the Trustee (x) copies of such Lock-Box Agreements, (y) copies of all other agreements previously given or entered into with such Lock-Box Banks and (z) undated, duly executed letters (each, a "LOCK-BOX ACCOUNT TRANSFER LETTER") from the Servicer addressed to each such Lock-Box Bank substantially in the form of EXHIBIT 3.01(I)(D)-1 and undated, duly executed Post Office Box transfer instructions substantially in the form of EXHIBIT 3.01(I)(D)-2. The Servicer may amend, supplement, restate or otherwise modify such Lock-Box Agreements from time to time with the prior written consent of the Majority Certificateholders of all Series outstanding, which consent shall not be unreasonably withheld. The Servicer shall deliver to the Trustee a copy of any such amendment, supplement or restatement of any Lock-Box Agreement. Upon the occurrence and during the continuance of an Early Amortization Event or a Servicer Default, the Trustee, at the direction of the Majority Certificateholders of the affected Series in the case of an Early Amortization Event and at the direction of the Majority Certificateholders of all Series outstanding in the case of a Servicer Default, shall have the right to change the name in which such Lock-Box Accounts and Post Office Boxes are maintained and assume control over amounts deposited in such Lock-Box Accounts and Post Office Boxes by dating and delivering the Lock-Box Account Transfer Letter relating to such Lock-Box Account and Post Office Box, and the Servicer hereby irrevocably authorizes the Trustee to date and deliver a Lock-Box Account Transfer Letter to each Lock-Box Bank. Neither the Servicer nor Factors has given and neither shall give any instructions to any Lock-Box Bank inconsistent with the Lock-Box Account Transfer Letter, and the Servicer and Factors shall cooperate fully with the Trustee in effecting any such transfer of control. By its purchase or ownership of any Subordinated Certificate, each Subordinated Certificateholder shall be deemed to agree that it shall not give any instructions to any Lock-Box Bank inconsistent with the Lock-Box Account Transfer Letter and shall cooperate fully with the Trustee in effecting any such transfer of control. Neither the Servicer nor Factors shall enter into any Lock-Box Agreement or other lock-box servicing agreement which does not allow for the foregoing provisions and terms, unless such deviation is consented to by the Majority Certificateholders of all outstanding Series.

          (E) The Servicer may add or terminate any bank as a Lock-Box Bank from those listed in EXHIBIT 3.01(I)(A) hereto, or make any change in its instructions to Obligors regarding payments of Collections, including in respect of Post Office Boxes (so long as an Obligor remains instructed to make such payments directly to the Lock-Box Account or to a post office box to which a Lock-Box Bank party to a Lock-Box Agreement has access), but in each case only (i) upon written notice from the Servicer to the Trustee, the Transferor and the Senior Certificateholders of each outstanding Series and (ii) so long as no Early Amortization Event, Prospective Early Amortization Event, Accumulation Event or Servicer Default shall have occurred and be continuing. The Servicer shall give notice to the Trustee of the name and address of each new Lock-Box Bank, which notice shall identify the related Lock-Box Account and Post Office Box. The Servicer shall enter into a Lock-Box Agreement with each new Lock-Box Bank and shall deliver to the Trustee and the Senior Certificateholders of each outstanding Series a copy of the executed Lock-Box Agreement prior to instructing any Obligors to make payment to such new Lock-Box Bank or Lock-Box Account.

          (F) Prior to any grant by Factors of a Lien on obligations of clients of Factors other than Clients (other than obligations of the United States of America or any department or agency thereof so long as collections in respect of such governmental obligations are not deposited into the Concentration Account, the Lock-Box Account or any Post Office Box), Factors shall have requested that the Trustee enter, and the Trustee shall have entered, into such intercreditor agreements with the secured party to whom such Lien is granted as are customary and necessary to identify separately the rights of the Trust in the Trust Assets and the rights of such Person in such obligations of such clients; PROVIDED, HOWEVER, that (i) the Trustee shall not be required to enter into any intercreditor agreement which would adversely affect the interests of any Series of Certificateholders or the Trustee and, upon the request of the Trustee, Factors will cause an Opinion of Counsel to be delivered to the Trustee relating to such intercreditor agreement, in form and substance reasonably satisfactory to the Trustee and the Majority Certificateholders of all outstanding Series and (ii) the Majority Certificateholders of all outstanding Series shall have consented to the form and substance of each such intercreditor agreement, which consent shall not be unreasonably withheld. Neither the Servicer nor the Transferor will grant a Lien to any third party on the Lock-Box Account, the Advances or the related Receivables.

          Section 3.02 SERVICING COMPENSATION. As compensation for its servicing activities hereunder and reimbursement for its expenses as set forth in the immediately following paragraph, the Servicer shall be entitled to receive an annual servicing fee prior to the termination of the Trust pursuant to Section 12.01 (the "SERVICING FEE"), payable on the dates specified in the applicable Supplement, equal to the product of (i) the weighted average Servicing Fee Percentage (based upon the Servicing Fee Percentage for each Series and the Invested Amount thereof), and
(ii) the daily average Unpaid Balance of Advances in the Trust over the term of the applicable measuring period. The share of the Servicing Fee allocable to each Series with respect to any date of payment shall be equal to the product of (i) the applicable Servicing Fee Percentage for such Series and (ii) the Invested Amount of such Series as of the date of determination for such payment as specified in the applicable Supplement. The portion, if any, of the Servicing Fee not allocated to any Series shall be paid by the Transferor, or retained by the Servicer as provided in Article IV and any Supplement, and in no event shall the Trust, the Trustee, any Enhancement Provider or the Investor Certificateholders be liable for the share of the Servicing Fee to be paid by the Transferor. Any Servicing Fees shall be payable to the Servicer solely pursuant to the terms of, and to the extent amounts are available for payment as provided in,
Article IV and any Supplement. In the event a Successor Servicer is appointed pursuant to Section 10.02, the Servicing Fee Percentage for each outstanding Series with respect to such Successor Servicer shall be equal to the Servicing Fee Percentage for such Series in effect immediately prior to the appointment of such Successor Servicer or such other percentage as is reasonable at such time in the reasonable judgment of the Trustee and the Majority Certificateholders of such Series.

          The Servicer's expenses include the fees and disbursements of independent accountants, all other expenses incurred by the Servicer in connection with its activities hereunder, and all other fees and expenses of the Trust (including all fees and expenses due to any Lock-Box Bank relating to a Lock-Box Account or Post Office Box) not expressly stated herein to be for the account of the Certificateholders; PROVIDED that in no event shall the Servicer be liable for any federal, state or local income or franchise tax, or any interest or penalties with respect thereto, assessed on the Trust, the Trustee or the Certificateholders except as expressly provided herein. The Servicer shall be required to pay expenses for its own account and shall not be entitled to any payment or reimbursement therefor other than the Servicing Fee.

          Section 3.03 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SERVICER. Factors as initial Servicer, and any Successor Servicer by its acceptance of appointment hereunder, hereby represents, warrants and covenants, in the case of the initial Servicer, as of the date of this Agreement and the Initial Closing Date and, with respect to any Series as of the date of any Supplement and the related Closing Date, and in the case of any Successor Servicer, as of the date of its appointment (except that, as of such date of appointment, no representation, warranty or covenant is made by such Successor Servicer with respect to paragraphs (l) and (q) below) and, with respect to any Series issued after such date, as of the date of the related Supplement and the related Closing Date, in each case unless otherwise stated in such Supplement:

          (a) ORGANIZATION AND GOOD STANDING. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has full corporate power as a corporation organized under the laws of its state of incorporation and authority granted by its board of directors, any committees thereof and otherwise granted or permitted by applicable law to execute, deliver and perform its obligations under this Agreement and any Supplement, and has the legal right to execute, deliver and perform its obligations under this Agreement and any Supplement and in all material respects has the legal right to own its property and conduct its business as such properties are presently owned and as such business is presently conducted.

          (b) DUE QUALIFICATION. The Servicer is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements), and has obtained all necessary licenses and approvals, in each jurisdiction in which the failure to be so qualified, to be in good standing or to obtain such licenses and approvals would have a material adverse effect on the Certificateholders (without regard to Enhancement) or upon the ability of the Servicer to perform its obligations under this Agreement.

          (c) DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and any Supplement, and the consummation of the transactions provided in this Agreement and any Supplement, have been duly authorized by the Servicer by all necessary corporate action on the part of the Servicer.

          (d) BINDING OBLIGATION. This Agreement and any Supplement constitute legal, valid and binding obligations of the Servicer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, relating to the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

          (e) NO VIOLATION. The execution and delivery of this Agreement and any Supplement by the Servicer, and the performance of the transactions contemplated by this Agreement and any Supplement and the fulfillment of the terms hereof applicable to the Servicer, will not conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, or require any consent, approval or registration under, any Requirement of Law applicable to the Servicer or any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it is bound, except where the violation, breach, default or failure to obtain such consent, approval or registration would not have a material adverse effect upon the Certificateholders (without regard to Enhancement for any Series) or upon the ability of the Servicer to perform its obligations under this Agreement or upon the collectibility of the Advances and related Receivables as a whole.

          (f) NO PROCEEDING. There are no proceedings or investigations pending or, to the best knowledge of the Servicer, threatened against the Servicer before any Governmental Authority
(i) seeking to prevent the issuance of the Certificates or the consummation of any of the transactions contemplated by this Agreement or any Supplement, (ii) seeking any determination or ruling that, in the reasonable judgment of the Servicer, would materially and adversely affect the performance by the Servicer of its obligations under this Agreement or any Supplement, or
(iii) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any Supplement.

          (g) COMPLIANCE WITH REQUIREMENTS OF LAW. The Servicer shall (i) duly satisfy all obligations on its part to be fulfilled under or in connection with the Advances, the related Receivables and the Related Property; (ii) maintain in effect all qualifications to do business required under Requirements of Law in order to service properly the Advances, the related Receivables and the Related Property; and (iii) comply in all material respects with all Requirements of Law applicable to the Advances and related Receivables and in connection with servicing the Advances, the related Receivables and the Related Property.

          (h) NO RESCISSION OR CANCELLATION. The Servicer shall not permit any rescission or cancellation of an Advance or related Receivable or any Factoring Agreement or Contract related thereto except (i) as ordered by a court of competent jurisdiction or other Governmental Authority or (ii) in the ordinary course of its business and in accordance with the Loan and Credit Policy.

          (i) PROTECTION OF CERTIFICATEHOLDERS' RIGHTS. The Servicer shall take no action which, nor omit to take any action the omission of which, in any material respect would impair the rights of Certificateholders or any Enhancement Provider in any Advance, the related Receivables or the Related Property.

          (j)  ALL CONSENTS REQUIRED.  All approvals,
authorizations, consents, orders or other actions of any Person or of any Governmental Authority required in connection with the execution and delivery by the Servicer of this Agreement and any Supplement, the performance by the Servicer of the transactions contemplated by this Agreement and any Supplement and the fulfillment by the Servicer of the terms hereof and thereof, have been obtained or have been completed and are in full force and effect (other than approvals, authorizations, consents, orders or other actions which if not obtained or completed or in full force and effect would not have a material adverse effect on Certificateholders (without regard to Enhancement for any Series)). Notwithstanding anything to the contrary in this Agreement, the Servicer makes no representation or warranty regarding state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement or any Supplement.

          (k) LOAN AND CREDIT POLICY. The Servicer, (i) except as otherwise permitted in Section 3.01(e), shall not extend, amend or otherwise modify the terms of any Advance or any related Receivable, or amend, modify or waive any term or condition of any Factoring Agreement or Contract, respectively, related thereto, in any manner which would have a material adverse effect on the interests of the Certificateholders or any Enhancement Provider or the Trust, including extending the due dates, or impairing the collectibility of the Advances and related Receivables and (ii) shall comply in all material respects with the Loan and Credit Policy in regard to each Advance and the related Factoring Agreement and each Receivable and the related Contract.

          (l) NO CHANGE IN ABILITY TO SERVICE. With respect to the initial Servicer only, since the Initial Closing Date there has been no material adverse change in the ability of the Servicer to service and collect the Advances, the related
Receivables and the Related Property.

          (m)  MODIFICATION OF SYSTEMS.  Except as described in
Exhibit 3.03(m), the Servicer agrees, promptly after the replacement or any material modification of any computer, automation or other operating systems (in respect of hardware or software) used to provide the Servicer's services as Servicer or to make any calculations or reports hereunder, to give notice of any such replacement or modification to the Trustee, each Enhancement Provider and each of the Rating Agencies.

          (n) BUSINESS DAYS. No later than December 1 of each year, the Servicer shall furnish the Trustee with a list of days other than Saturday and Sunday on which the office of the Servicer listed in Section 13.05 shall be closed during the immediately succeeding year, and the Servicer shall furnish a list of such days to the Trustee on or before the Initial Closing Date with respect to the calendar year 1994.

          (o) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Servicer shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Advances and related Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, computer records and other information, reasonably necessary or advisable for the collection of all the Advances and related Receivables and the Related Property. Such documents, books and computer records shall reflect all facts giving rise to the Advances and related Receivables and the Related Property, all payments and credits with respect thereto, and the computer records shall indicate the interests of the Trust in the Advances and related Receivables and Related Property.

          (p) PERFORMANCE AND COMPLIANCE WITH FACTORING AGREEMENTS. The Servicer shall or, if Factors is no longer the Servicer, Factors shall timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Factoring Agreements related to the Advances.

          (q) NO SERVICER DEFAULT. No Servicer Default has occurred or is continuing.

          (r)  NO EARLY AMORTIZATION EVENT.  No Early
Amortization Event, Prospective Early Amortization Event or
Accumulation Event has occurred or is continuing, except for any such event that has been properly disclosed in each applicable
Daily Report or Settlement Statement.

          In the event there is any breach of any of the representations, warranties or covenants of the Servicer contained in Section 3.03(g), (h), (i) or (k) with respect to any Advance or related Receivable or the related Designated Account and as a result thereof, such Advance or related Receivable has been charged off as uncollectible or the proceeds of any such Advance or Receivable are not available to the Trustee for the benefit of the Certificateholders from time to time, then upon the expiration of 30 days from the earlier to occur of the discovery of any such event by the Servicer or receipt by the Servicer of written notice of such event given by the Trustee (such notice to be given by a Responsible Officer of the Trustee promptly after the receipt by such Responsible Officer of written notice thereof), the Servicer shall accept the transfer of each Designated Account containing any Advance as to which such event relates on the terms and conditions set forth below; PROVIDED, HOWEVER, that no such removal shall be required to be made with respect to a Designated Account if, within such 30-day period, such representations, warranties or covenants with respect to such Advance, such related Receivables and such Designated Account shall be true and correct or shall have been complied with, in all material respects. The Servicer shall accept the transfer of the Advance in such Removed Account, each related Receivable and the Related Property and all monies due or to become due with respect thereto by making or causing to be made a deposit into the Concentration Account in immediately available funds on or prior to the Determination Date following the Settlement Period during which such obligation arises in an amount equal to the Transfer Deposit Amount for such Removed Account, which deposit shall be deemed a Principal Collection and allocated in accordance with Section 4.03. Upon each such transfer of a Removed Account to the Servicer, the Trustee shall automatically and without further action be deemed to transfer, assign and otherwise convey to or upon the order of the Servicer, without recourse, representation or warranty, all right, title and interest of the Trust in and to the Advance in such Removed Account, each related Receivable, the Related Property and all monies due or to become due with respect thereto and all proceeds thereof, and to release and terminate the security interest granted pursuant to Section 2.02(c) to the extent it covers such property; and such Advance shall be treated by the Trustee as collected in full as of the date on which such Transfer Deposit Amount in respect of such Removed Account is deposited in the Concentration Account. The Trustee shall execute such documents and instruments of transfer or assignment as shall be prepared by the Servicer, and shall take such other actions as shall be reasonably requested by the Servicer, to effect the conveyance of any Removed Account pursuant to this Section. The obligation of the Servicer to accept the transfer of any such Advance, the related Receivables, the Related Property and all monies due or to become due shall, except as provided in Article IX, Article X or Section 13.19, constitute the sole remedy with respect to any breach of the representations, warranties and covenants set forth in Section 3.03(g), (h), (i) or (k) available to Certificateholders or the Trustee on behalf of Certificate-holders.

          Section 3.04  RECORDS AND REPORTS FOR THE TRUSTEE.

          (a) DAILY RECORDS. Upon reasonable prior notice by the Trustee, the Servicer shall make available at an office of the Servicer selected by the Servicer for inspection by the Trustee on a Business Day during the Servicer's normal business hours a record setting forth (i) the Collections on each Advance and each Receivable and (ii) the amount of Advances and Receivables for the Business Day preceding the date of the inspection. The Servicer shall, at all times, maintain its computer files with respect to the Advances and Receivables in such a manner so that each Advance and each of its related Receivables may be specifically identified and related to one another and, upon reasonable prior request of the Trustee, shall make available to the Trustee at an office of the Servicer selected by the Servicer on any Business Day during the Servicer's normal business hours any computer programs necessary to make such identification. The Transferor and Factors shall, at all times, maintain their respective computer files with respect to the Advances and Receivables in such a manner so that each Advance and each of its related Receivables may be specifically identified and related to one another and, upon reasonable prior request of the Servicer or Trustee, shall make available to the Servicer or Trustee at an office of Transferor or Factors selected by the Transferor or Factors, as the case may be, on any Business Day during the normal business hours any computer programs necessary to make such identification. Nothing in this Section 3.04 shall affect the obligations of the Servicer in Section 10.01.

          (b)  DAILY REPORT.

               (i) On each Business Day, the Servicer shall prepare, or, if Factors is not the Servicer, Factors shall cooperate with the Successor Servicer in preparing, a completed Daily Report.

              (ii) The Servicer shall, or if Factors is not the Servicer, the Successor Servicer shall (with information provided by Factors prior to 12:00 noon (New York City time) on such day and Factors hereby agrees to so supply such information), deliver to the Trustee and each Enhancement Provider the Daily Report by 12:00 noon (New York City time) on each Business Day with respect to (A) activity in the Advances and Receivables for the prior Business Day (or, in the case of a Daily Report delivered on the second Business Day following a Saturday, Sunday or other non-Business Day, the aggregate activity for the preceding Business Day and such non-Business Days) and (B) the funds that the Servicer has directed the Lock-Box Banks to transfer from the Lock-Box Accounts to the Concentration Account on such Business Day. In the event a Daily Report is delivered to the Trustee after 12:00 noon on any Business Day, the Trustee shall use its best efforts to act in accordance with the instructions contained therein, but the Trustee shall not be liable in such event for failing to fully comply with such instructions on such Business Day.

             (iii) Upon discovery of any error or receipt of notice of any error in any Daily Report, the Servicer, the Transferor and the Trustee shall arrange to confer and shall agree upon any adjustments necessary to correct any such errors. Until correction of such error, the Trustee shall retain all Collections (or such lesser amount as the Trustee and the Servicer shall agree to be necessary to cover any error) in the Concentration Account. Unless the Trustee has received actual notice of any error in a Daily Report, the Trustee may rely on such Daily Report for all purposes hereunder.

          (c) SETTLEMENT STATEMENT. On each Determination Date, the Servicer shall, or if Factors is not the Servicer, the Successor Servicer shall (with information provided by Factors prior to 12:00 noon (New York City time) on such day and Factors hereby agrees to so supply such information), deliver to the Trustee, the Paying Agent, each Enhancement Provider and the Rating Agencies the Settlement Statement for the related Settlement Period.

          Section 3.05 ANNUAL SERVICER'S CERTIFICATE. The Servicer will deliver to the Trustee, each Enhancement Provider and each of the Rating Agencies on or before March 31 of each calendar year, beginning with March 31, 1995, an Officer's Certificate substantially in the form of EXHIBIT 3.05 stating that (a) a review of the activities of the Servicer during the preceding fiscal year of the Servicer and of its performance under this Agreement and any Supplement was made under the supervision of the officer signing such certificate and (b) to the best of such officer's knowledge, based on such review, the Servicer has fully performed or has caused to be fully performed all of its obligations under this Agreement and any Supplement throughout such year, or, if there has been a default in the performance of any such obligation, specifying each such default known to such officer and the nature and status thereof.

          Section 3.06  PUBLIC ACCOUNTANTS' SERVICING REPORTS.

          (a) On or before 45 days after the end of each calendar quarter, beginning with the calendar quarter ending September 30, 1994, the Servicer shall cause Deloitte & Touche or another firm of Independent Public Accountants (who may also render other services to the Servicer or the Transferor) to furnish a report (which report shall cover such calendar quarter) to the Trustee, each Enhancement Provider and each Rating Agency, in substantially the form of EXHIBIT 3.06(A)-1 hereto, to the effect that they have applied certain agreed upon procedures and examined certain documents and records relating to the servicing of Advances and related Receivables under this Agreement and setting forth their findings, based upon such agreed-upon procedures, with respect to the servicing (including the allocation of Collections) conducted pursuant to the terms and conditions set forth in Sections 3.01, 3.02, 3.04, 3.05, 4.02, 4.03, 4.04, 4.05, 4.06, and 12.01 of this Agreement and any
Supplement. The quarterly report for the quarter for which each annual audit of the Servicer is performed shall be in the expanded form of EXHIBIT 3.06(A)-2.

          (b) The Servicer shall cause Deloitte & Touche or another firm of Independent Public Accountants (who may also render other services to the Servicer or the Transferor) to furnish a report to the Trustee and each Enhancement Provider, on or prior to the fifteenth Business Day after the first Determination Date following the Initial Closing Date, to the effect that they have compared the mathematical calculations of each amount set forth in the Settlement Statements and Daily Reports forwarded by the Servicer pursuant to Sections 3.04(b) and (c) during the period covered by such report (which shall be the period from the Initial Closing Date to and including the first Determination Date after the Initial Closing Date) with the Servicer's computer reports which were the source of such amounts and that on the basis of such comparison, such accountants have found that such amounts are in agreement, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement. The Servicer shall promptly forward a copy of such report to each Rating Agency. In the event that such accountants' report contains material exceptions, the Servicer shall have 30 days from the date of such report to correct the basis of the calculations which resulted in such exception.

          (c) On or before March 31 of each calendar year, beginning with March 31, 1995, the Servicer shall cause Deloitte & Touche or another firm of Independent Public Accountants (who may also render other services to the Servicer or the Transferor) to furnish a report to the Trustee and each Enhancement Provider to the effect that they have compared the mathematical calculations of each amount set forth in the Settlement Statements forwarded by the Servicer pursuant to Section 3.04(c) during the period covered by such report (which shall be the period from and including January 1 of the prior calendar year to and including December 31 of the prior calendar year) with the Servicer's computer reports which were the source of such amounts and that on the basis of such comparison, such accountants have found that such amounts are in agreement, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement. The Servicer shall promptly forward a copy of such report to each Rating Agency.

          Section 3.07 TAX TREATMENT. The Transferor and the initial Holder of the Subordinated Certificates have entered into this Agreement, and the Senior Certificates have been (or will be) issued, with the intention that such Senior Certificates will qualify under applicable tax law as indebtedness secured by the Advances and the related Receivables. The Transferor, each Subordinated Certificateholder and each Senior Certificateholder by acceptance of its Senior Certificate and each Certificate Owner acquiring an interest in a Senior Certificate by reason of such acquisition agrees to treat the Senior Certificates as indebtedness for purposes of federal, state and local income or franchise taxes and for any other tax imposed on or measured by income. The Trustee hereby agrees to treat the Trust as a security device only, and shall not file tax returns or obtain an employer identification number on behalf of the Trust. The Transferor covenants and agrees to pay when due any AD VALOREM tax imposed upon it or the Trust as owner of the Advances or interests in related Receivables.

          Section 3.08  NOTICES TO TRANSFEROR.  The Servicer
shall deliver or make available to the Transferor each certificate and report required to be prepared, forwarded or delivered pursuant to Sections 3.04, 3.05 and 3.06.

          Section 3.09  COVENANT TO MAINTAIN PRIVILEGES.  The
Servicer shall maintain all of its rights, powers and privileges material to the collectibility of the Advances and the related
Receivables.

           Section 3.10 SERVICER PRINCIPAL ADVANCE. The Servicer may, at its option, advance funds (a "SERVICER PRINCIPAL ADVANCE") in respect of any Advance; PROVIDED that the Servicer certifies that it reasonably believes such Servicer Principal Advance is recoverable and PROVIDED, FURTHER, that the Servicer shall not be permitted to make any Servicer Principal Advance on any date if the sum of (x) the amount of such proposed Servicer Principal Advance and (y) the amount of all prior Servicer Principal Advances relating to Eligible Accounts at the time of the proposed Servicer Principal Advance (less any amount received by the Servicer in repayment of such Servicer Principal Advances) shall exceed 10% of the aggregate amount of all Eligible Advances on such date. The amount of such Servicer Principal Advance shall bear interest at the rate applicable in respect of such Advance and the Supplement for each Series shall provide that such Series shall pay its Series Allocation Percentage of such accrued interest out of the Interest Collections allocated to such Series pursuant to Section 4.03. Upon any Collection on such Advance received by the Trustee, the Trustee shall first reimburse the Servicer in such manner as may be specified in any Supplement. If the Servicer elects to make such Servicer Principal Advance it shall notify the Trustee and the Servicer will deposit or cause to be deposited into the Concentration Account on such day the Servicer Principal Advance. Any Servicer Principal Advance so deposited in the Concentration Account shall be deemed to constitute Principal Collections.


                           ARTICLE IV

           RIGHTS OF CERTIFICATEHOLDERS AND ALLOCATION
                 AND APPLICATION OF COLLECTIONS

          Section 4.01 RIGHTS OF CERTIFICATEHOLDERS. The Senior Certificates of each Series shall evidence an interest in the Trust Assets representing the right to receive Collections and other amounts at the times and in the amounts specified in this
Article IV to be deposited in such Series' Interest Funding Sub-Account, Principal Funding Sub-Account, Excess Funding Sub-Account, Accumulation Sub-Account, Cash Collateral Sub-Account or any other Series Account or paid to or on behalf of the Holders of the Senior Certificates (the "SENIOR INVESTORS' INTEREST"). The Subordinated Certificates, if any, of each Series shall evidence an interest in the Trust Assets representing the right to receive Collections and other amounts at the times and in the amounts specified in this Article IV to be deposited in such Series' Interest Funding Sub-Account, Principal Funding Sub-Account, Accumulation Sub-Account, Cash Collateral Sub-Account or any other Series Account or paid to or on behalf of the Holders of the Subordinated Certificates (the "SUBORDINATED INVESTORS' INTEREST"). The Transferor Certificate shall represent the remaining interest in the Trust Assets, including (i) the right to receive Collections and other amounts at the times and in the amounts specified in this Article IV to be paid to or on behalf of the Holder of the Transferor Certificate and (ii) the right to receive any funds remaining on deposit in the Series Accounts of any Series after the payment in full of all amounts owing to the Investor Certificateholders of such Series (the "TRANSFEROR'S INTEREST"); PROVIDED, HOWEVER, that such certificate shall not represent any interest in the Concentration Account (except to the extent provided in this Agreement) and neither the Transferor nor the Servicer shall have the right to withdraw funds from the Concentration Account or to receive funds on deposit therein except as and when provided by this Agreement.

          Section 4.02  ESTABLISHMENT OF INTEREST FUNDING
ACCOUNT, EXCESS FUNDING ACCOUNT, CASH COLLATERAL ACCOUNT,
ACCUMULATION ACCOUNT, PRINCIPAL FUNDING ACCOUNT AND CONCENTRATION
ACCOUNT.

          (a) THE INTEREST FUNDING ACCOUNT. The Trustee, for the benefit of the Certificateholders, shall establish or shall cause to be established and maintained in the name of the Trustee, on behalf of the Trust, a segregated trust account (the "INTEREST FUNDING ACCOUNT") that shall be an Eligible Trust Account, bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Certificateholders and shall establish within the Interest Funding Account a sub-account (each, a "INTEREST FUNDING SUB-ACCOUNT") for each Series. The Interest Funding Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders from time to time; each Interest Funding Sub-Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders from time to time of the Series to which it relates. If, at any time, the Interest Funding Account and Interest Funding Sub-Accounts cease to be Eligible Trust Accounts, the Trustee shall within 10 Business Days of a Responsible Officer learning of such event establish a new Interest Funding Account with Interest Funding Sub-Accounts meeting the conditions specified above as Eligible Trust Accounts, transfer any cash and/or any investments to such new Interest Funding Account and Interest Funding Sub-Accounts and from the date such new Interest Funding Account and Interest Funding Sub-Accounts are established, they shall be the "Interest Funding Account" and its "Interest Funding Sub-Accounts". Neither the Transferor nor the Servicer, nor any Person claiming by, through or under the Transferor or Servicer, shall have any right, title or interest in, or any right to withdraw any amount from, the Interest Funding Account or its Interest Funding Sub-Accounts except to the extent provided in this Agreement. Pursuant to the authority granted to the Servicer pursuant to Section 3.01(a), the Servicer shall have the revocable power to instruct the Trustee to make allocations, withdrawals and payments from or within, as the case may be, the Interest Funding Account and its Interest Funding Sub-Accounts for the purposes of carrying out the Servicer's, and, where applicable, the Trustee's duties hereunder. Unless otherwise specified, all references to the Interest Funding Account herein shall be references to the general account.

          (b) ADMINISTRATION OF THE INTEREST FUNDING ACCOUNT. Funds on deposit in the Interest Funding Account and its Interest Funding Sub-Accounts (other than interest, investment earnings and amounts deposited pursuant to Sections 2.04(c), 3.03, 9.02 or
Article XII) shall at the direction of the Servicer be invested by the Trustee in Eligible Investments that will mature so that such funds will be available prior to the applicable Payment Date following such investment. Any funds on deposit in the Interest Funding Account and its Interest Funding Sub-Accounts to be so invested shall be invested solely in Eligible Investments. Any request by the Servicer to invest funds on deposit in the Interest Funding Account or its Interest Funding Sub-Accounts shall be in writing and shall certify that the requested investment is an Eligible Investment which matures at or prior to the time required hereby. The Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing the Eligible Investments described in clause (a) of the definition thereof from the time of purchase thereof until maturity. All interest and investment earnings (net of losses and investment expenses) on funds on deposit in the Interest Funding Account and its Interest Funding Sub-Accounts shall remain on deposit in said Interest Funding Account or Interest Funding Sub-Account and be treated as Interest Collections in respect thereof. Neither the Transferor nor the Servicer shall deposit any of their funds in the Interest Funding Account or any Interest Funding Sub-Account at any time except for funds unconditionally required to be paid on account of the purchase price of Advances pursuant to this Agreement or as specified in any Supplement.

          (c)  IDENTIFICATION OF INTEREST FUNDING ACCOUNT.
EXHIBIT 4.02(C) identifies the Interest Funding Account by setting forth the account number of such account, the account designation of such account and the name and location of the institution with which such account has been established. Each Interest Funding Sub-Account of the Interest Funding Account in respect of a Series shall be identified in the Supplement related thereto.

          (d) THE EXCESS FUNDING ACCOUNT. The Trustee, for the benefit of the Certificateholders, shall establish or shall cause to be established and maintained in the name of the Trustee, on behalf of the Trust, a segregated trust account (the "EXCESS FUNDING ACCOUNT") that shall be an Eligible Trust Account, bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Certificateholders and shall establish for each Series its own designated sub-account (each, an "EXCESS FUNDING SUB-ACCOUNT") within the Excess Funding Account. On each Business Day, all amounts (excluding interest and other investment earnings (net of losses and investment expenses)) on deposit in any Excess Funding Sub-Account shall be applied as set forth in the Supplement related to such Series. The Excess Funding Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders from time to time; each Excess Funding Sub-Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders from time to time of the Series to which it relates. If, at any time, the Excess Funding Account and its Excess Funding Sub-Accounts cease to be Eligible Trust Accounts, the Trustee shall within 10 Business Days of a Responsible Officer learning of such event establish a new Excess Funding Account (together with all necessary Excess Funding Sub-Accounts in respect thereof) meeting the conditions specified above as Eligible Trust Accounts, transfer any cash and/or any investments to such new Excess Funding Account and its Excess Funding Sub-Accounts and from the date such new Excess Funding Account and its Excess Funding Sub-Accounts are established, they shall be the "Excess Funding Account" and its "Excess Funding Sub-Accounts". Neither the Transferor nor the Servicer, nor any Person claiming by, through or under the Transferor or the Servicer, shall have any right, title or interest in, or any right to withdraw any amount from, the Excess Funding Account or its Excess Funding Sub-Accounts except to the extent provided in this Agreement. Pursuant to the authority granted to the Servicer pursuant to Section 3.01(a), the Servicer shall have the revocable power to instruct the Trustee to make allocations, withdrawals and payments from or within the Excess Funding Account and its Excess Funding Sub-Accounts, as the case may be, for the purposes of carrying out the Servicer's duties under this Agreement. Unless otherwise specified, all references to the Excess Funding Account herein shall be references to the general account.

          (e) ADMINISTRATION OF THE EXCESS FUNDING ACCOUNT. Funds on deposit in the Excess Funding Account and its Excess Funding Sub-Accounts (other than interest and investment earnings) shall be invested by the Trustee at the direction of the Servicer in Eligible Investments that will mature on each Business Day on a daily basis. Any funds on deposit in the Excess Funding Account and its Excess Funding Sub-Accounts to be so invested shall be invested solely in Eligible Investments. Any request by the Servicer to invest funds on deposit in the Excess Funding Account and its Excess Funding Sub-Accounts shall be in writing and shall certify that the requested investment is an Eligible Investment which matures at or prior to the time required hereby. The Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing the Eligible Investments described in clause (a) of the definition thereof from the time of purchase thereof until maturity. All interest and investment earnings (net of losses and investment expenses) on funds on deposit in the Excess Funding Sub-Account for any Series shall on each Business Day be withdrawn from such Excess Funding Sub-Account, be deposited in the Interest Funding Sub-Account for such Series and be treated as Interest Collections allocable to such Series.

          (f) IDENTIFICATION OF EXCESS FUNDING ACCOUNT. EXHIBIT 4.02(F) identifies the Excess Funding Account by setting forth the account number of such account, the account designation of such account and the name and location of the institution with which such account has been established. Each Excess Funding Sub-Account shall be identified in the Supplement related thereto.

          (g) THE CASH COLLATERAL ACCOUNT. The Trustee, for the benefit of the Certificateholders, shall establish or shall cause to be established and maintained in the name of the Trustee, on behalf of the Trust, a segregated trust account (the "CASH COLLATERAL ACCOUNT") that shall be an Eligible Trust Account, bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Certificateholders and shall establish for each Series of Certificates its own designated sub-account (each, a "CASH COLLATERAL SUB-ACCOUNT") within the Cash Collateral Account. The Cash Collateral Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders; each Cash Collateral Sub-Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders of the Series to which it relates. If, at any time, the Cash Collateral Account and the Cash Collateral Sub-Accounts cease to be Eligible Trust Accounts, the Trustee shall within 10 Business Days of a Responsible Officer learning of such event establish a new Cash Collateral Account and new Cash Collateral Sub-Accounts meeting the conditions specified above as Eligible Trust Accounts, transfer any cash and/or any investments to such new Cash Collateral Account and Cash Collateral Sub-Accounts and from the date such new Cash Collateral Account and new Cash Collateral Sub-Accounts are established, they shall be the "Cash Collateral Account" and the "Cash Collateral Sub-Accounts." Neither the Servicer nor any Person claiming by, through or under the Servicer shall have any right, title or interest in, or any right to withdraw any amount from, the Cash Collateral Account or its Cash Collateral Sub-Accounts except to the extent provided in this Agreement. Pursuant to the authority granted to the Servicer pursuant to Section 3.01(a), the Servicer shall have the revocable power to instruct the Trustee to make withdrawals and payments from the Cash Collateral Account and the Cash Collateral Sub-Accounts for the purposes of carrying out the Servicer's,
and, where applicable, the Trustee's duties hereunder.   Unless
otherwise specified, all references to the Cash Collateral Account herein shall be references to the general account.

          (h) ADMINISTRATION OF THE CASH COLLATERAL ACCOUNT. Funds on deposit in the Cash Collateral Account and the Cash Collateral Sub-Accounts (other than interest and investment earnings) shall at the direction of the Servicer be invested by the Trustee in Eligible Investments that will mature so that such funds will be available prior to the next applicable Payment Date following such investment. Any funds on deposit in the Cash Collateral Account and the Cash Collateral Sub-Accounts to be so invested shall be invested solely in Eligible Investments. Any request by the Servicer to invest funds on deposit in the Cash Collateral Account and the Cash Collateral Sub-Accounts shall be in writing and shall certify that the requested investment is an Eligible Investment which matures at or prior to the time required hereby. The Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing the Eligible Investments described in clause (a) of the definition thereof from the time of purchase thereof until maturity. All interest and investment earnings (net of losses and investment expenses) on funds on deposit in the Cash Collateral Sub-Account for any Series shall on each Business Day be withdrawn from such Cash Collateral Sub-Account, be deposited in the Interest Funding Sub-Account for such Series and be treated as Interest Collections allocable to such Series.

          (i)  IDENTIFICATION OF CASH COLLATERAL ACCOUNT.
EXHIBIT 4.02(I) identifies the Cash Collateral Account by setting forth the account number of such account, the account designation of such account and the name and location of the institution with which such account has been established. The Cash-Collateral Sub-Account of a Series shall be identified in the Supplement related thereto.

          (j) THE ACCUMULATION ACCOUNT. The Trustee, for the benefit of the Certificateholders, shall establish or shall cause to be established and maintained in the name of the Trustee, on behalf of the Trust, a segregated trust account (the "ACCUMULATION ACCOUNT") that shall be an Eligible Trust Account, bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Certificateholders and shall establish for each Series of Certificates its own designated sub-account (each, an "ACCUMULATION SUB-ACCOUNT") within the Accumulation Account. The Accumulation Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders from time to time; each Accumulation Sub-Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders from time to time of the Series to which it relates. If, at any time, the Accumulation Account and its Accumulation Sub-Accounts cease to be Eligible Trust Accounts, the Trustee shall within 10 Business Days of a Responsible Officer learning of such event establish a new Accumulation Account and Accumulation Sub-Accounts meeting the conditions specified above as Eligible Trust Accounts, transfer any cash and/or any investments to such new Accumulation Account and its Accumulation Sub-Accounts and from the date such new Accumulation Account and such new Accumulation Sub-Accounts are established, they shall be the "Accumulation Account" and its "Accumulation Sub-Accounts". Neither the Transferor nor the Servicer, nor any Person claiming by, through or under the Transferor or the Servicer, shall have any right, title or interest in, or any right to withdraw any amount from, the Accumulation Account or its Accumulation Sub-Accounts except to the extent provided in this Agreement. Pursuant to the authority granted to the Servicer pursuant to Section 3.01(a), the Servicer shall have the revocable power to instruct the Trustee to make allocations, withdrawals and payments from or within the Accumulation Account and its Accumulation Sub-Accounts, as the case may be, for the purposes of carrying out the Servicer's duties under this Agreement. Unless otherwise specified, all references to the Accumulation Account herein shall be references to the general account.

          (k) ADMINISTRATION OF THE ACCUMULATION ACCOUNT. Funds on deposit in the Accumulation Account and its Accumulation Sub-Accounts shall be invested by the Trustee at the direction of the Servicer in Eligible Investments that will mature so that such funds will be available prior to the applicable Payment Date following such investment. Any funds on deposit in the Accumulation Account and its Accumulation Sub-Accounts to be so invested shall be invested solely in Eligible Investments. Any request by the Servicer to invest funds on deposit in the Accumulation Account and its Accumulation Sub-Accounts shall be in writing and shall certify that the requested investment is an Eligible Investment which matures at or prior to the time required hereby. The Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing the Eligible Investments described in clause (a) of the definition thereof from the time of purchase thereof until maturity. All interest and investment earnings (net of losses and investment expenses) on funds on deposit in the Accumulation Sub-Account for any Series shall remain on deposit in such Accumulation Sub-Account and be treated as Principal Collections allocable to such Series.

          (l) IDENTIFICATION OF ACCUMULATION ACCOUNT. EXHIBIT 4.02(L) identifies the Accumulation Account by setting forth the account number of such account, the account designation of such account and the name and location of the institution with which such account has been established. Each Accumulation Sub-Account shall be identified in the Supplement related thereto.

          (m) THE PRINCIPAL FUNDING ACCOUNT. The Trustee, for the benefit of the Certificateholders, shall establish or shall cause to be established and maintained in the name of the Trustee, on behalf of the Trust, a segregated trust account (the "PRINCIPAL FUNDING ACCOUNT") that shall be an Eligible Trust Account, bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Certificateholders and shall establish within the Principal Funding Account a sub-account (each, a "PRINCIPAL FUNDING SUB-ACCOUNT") for each Series. The Principal Funding Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders from time to time; each Principal Funding Sub-Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders from time to time of the Series to which it relates. If, at any time, the Principal Funding Account and its Principal Funding Sub-Accounts cease to be Eligible Trust Accounts, the Trustee shall within 10 Business Days after a Responsible Officer has learned of such event establish a new Principal Funding Account and its Principal Funding Sub-Accounts meeting the conditions specified above as Eligible Trust Accounts, transfer any cash and/or any investments to such new Principal Funding Account and its Principal Funding Sub-Accounts and from the date such new Principal Funding Account and its Principal Funding Sub-Accounts is established, they shall be the "Principal Funding Account" and its "Principal Funding Sub-Accounts". Neither the Transferor nor the Servicer, nor any Person claiming by, through or under the Transferor or Servicer, shall have any right, title or interest in, or any right to withdraw any amount from, the Principal Funding Account or its Principal Funding Sub-Accounts except to the extent provided in this Agreement. Pursuant to the authority granted to the Servicer pursuant to Section 3.01(a), the Servicer shall have the revocable power to instruct the Trustee to make allocations, withdrawals and payments from or within, as the case may be, the Principal Funding Account and its Principal Funding Sub-Accounts for the purposes of carrying out the Servicer's duties under the Agreement. Unless otherwise specified, all references to the Principal Funding Account herein shall be references to the general account.

          (n) ADMINISTRATION OF THE PRINCIPAL FUNDING ACCOUNT. Funds on deposit in the Principal Funding Account and its Principal Funding Sub-Accounts shall be invested by the Trustee at the direction of the Servicer in Eligible Investments that will mature so that such funds will be available prior to the applicable Payment Date following such investment. Any funds on deposit in the Principal Funding Account and its Principal Funding Sub-Accounts to be so invested shall be invested solely in Eligible Investments. Any request by the Servicer to invest funds on deposit in the Principal Funding Account or its Principal Funding Sub-Accounts shall be in writing and shall certify that the requested investment is an Eligible Investment which matures at or prior to the time required hereby. The Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing the Eligible Investments described in clause (a) of the definition thereof from the time of purchase thereof until maturity. All interest and investment earnings (net of losses and investment expenses) on funds on deposit in the Principal Funding Sub-Account for any Series shall remain on deposit in such Principal Funding Sub-Account and be treated as Principal Collections allocable to such Series.

          (o)  IDENTIFICATION OF PRINCIPAL FUNDING ACCOUNT.
EXHIBIT 4.02(O) identifies the Principal Funding Account by setting forth the account number of such account, the account designation of such account and the name and location of the institution with which such account has been established. Each Principal Funding Sub-Account shall be identified in the Supplement related thereto.

          (p) THE CONCENTRATION ACCOUNT. The Trustee, for the benefit of all Certificateholders, shall establish or shall cause to be established and maintained in the name of the Trustee, on behalf of the Trust, a segregated trust account (the "CONCENTRATION ACCOUNT") that shall be an Eligible Trust Account, bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Certificateholders. The Concentration Account shall be under the sole dominion and control of the Trustee for the benefit of the Certificateholders from time to time. If, at any time, the Concentration Account ceases to be an Eligible Trust Account, the Trustee shall within 10 Business Days of a Responsible Officer learning of such event establish a new Concentration Account meeting the conditions specified above as an Eligible Trust Account, transfer any cash and/or any investments to such new Concentration Account and from the date such new Concentration Account is established, it shall be the "Concentration Account". Neither the Transferor nor the Servicer, nor any Person claiming by, through or under the Transferor or Servicer, shall have any right, title or interest in, or any right to withdraw any amount from, the Concentration Account except to the extent provided in this Agreement.
Pursuant to the authority granted to the Servicer pursuant to
Section 3.01(a), the Servicer shall have the revocable power to instruct the Trustee to make allocations, withdrawals and payments from or within, as the case may be, the Concentration Account for the purposes of carrying out the Servicer's, and, where applicable, the Trustee's duties hereunder.

          (q) ADMINISTRATION OF THE CONCENTRATION ACCOUNT. On each Business Day the Trustee shall allocate funds on deposit in the Concentration Account in accordance with this Article IV, each Supplement hereto and the Daily Report received by it on such day. Neither the Transferor nor the Servicer shall deposit any of their funds in the Concentration Account at any time except for funds unconditionally required to be paid on account of the purchase price of Advances pursuant to this Agreement or as specified in any Supplement.

          (r) IDENTIFICATION OF CONCENTRATION ACCOUNT. EXHIBIT 4.02(R) identifies the Concentration Account by setting forth the account number of such account, the account designation of such account and the name and location of the institution with which such account has been established.

          Section 4.03  COLLECTIONS AND ALLOCATIONS.

          (a) COLLECTIONS. The Servicer will direct the allocation, deposit and payment of all Collections with respect to the Advances and related Receivables for each Business Day as described in this Article IV. On each Business Day the Servicer shall direct the Lock-Box Banks to wire funds in respect of such Collections from the Lock-Box Accounts to the Concentration Account as provided in Section 3.01(i)(A). In the Daily Report for such Business Day the Servicer shall direct, and shall provide such information with respect to such Collections as shall enable, the Trustee to allocate and pay such Collections as indicated in Section 4.03(b).

          (b) PAYMENTS AND ALLOCATIONS. On each Business Day, the Trustee, at the written direction of the Servicer, shall allocate the aggregate amount of Collections available in the Concentration Account on such Business Day as provided in this clause (b). "INTEREST COLLECTIONS" for such Business Day shall mean an amount equal to the sum of (A) collections received from any Client in respect of interest on such Client's Advance, to the extent of accrued and unpaid interest thereon, (B) collections on any Receivable to the extent of accrued and unpaid interest on the related Advance after application of clause (A),
(C) collections in respect of factoring fees, commissions, interest or other financing charges or fees pursuant to the Factoring Agreements and (D) any interest or investment earnings on amounts on deposit on such Business Day in the Excess Funding Account, the Cash Collateral Account and the Interest Funding Account. "PRINCIPAL COLLECTIONS" for such Business Day shall mean an amount equal to the sum of (A) all collections on the Advances that are not Recoveries or Interest Collections, (B) all collections on the Receivables to the extent of the Unpaid Balance of the Advances related thereto less the amount allocated to Interest Collections in respect thereof, (C) any interest or investment earnings on amounts on deposit on such Business Day in the Accumulation Account and Principal Funding Account and
(D) the amount of any Servicer Principal Advance pursuant to
Section 3.10. On each Business Day, the Servicer shall calculate the amounts or percentages of the Collections to be withdrawn from the Concentration Account on such Business Day as provided below and shall instruct the Trustee to so pay or allocate such Collections as provided below.

          (i) Allocate to each outstanding Series an amount equal to its Series Allocation Percentage of Interest Collections for such Business Day (except that all interest or investment earnings on amounts on deposit in the Excess Funding Sub-Account, Cash Collateral Sub-Account and Interest Funding Sub-Account for any Series shall be allocable solely to such Series).

         (ii) Allocate to each outstanding Series an amount equal to its Series Allocation Percentage of Principal Collections for such Business Day (except that all interest or investment earnings on amounts on deposit in the Accumulation Sub-Account and Principal Funding Sub-Account for any Series shall be allocable solely to such Series).

        (iii) Allocate to each outstanding Series an amount equal to its Series Allocation Percentage of the Recoveries for such Business Day.

         (iv)  Allocate and pay to the Holder of the Transferor
     Certificate an amount equal to Receivables Collections for such Business Day.

          Section 4.04  PAYMENTS OF INTEREST COLLECTIONS.
Payments of Interest Collections allocated to a Series shall be made in the manner set forth in the related Supplement.

          Section 4.05  PAYMENT OF PRINCIPAL COLLECTIONS.
Payments of Principal Collections allocated to a Series shall be made in the manner set forth in the related Supplement.

          Section 4.06 PAYMENT OF RECOVERIES; ALLOCATION OF CHARGEOFFS. Payments of Recoveries allocated to a Series shall be made in the manner set forth in the related Supplement. Each Series shall be allocated its Series Allocation Percentage of each Chargeoff which shall then be allocated among the Classes of such Series pursuant to the Supplement in respect thereof.

          Section 4.07  FUNDS UNRELATED TO ADVANCES OR
RECEIVABLES. In the event that the Trustee shall have received amounts in respect of payments made by any Person on an obligation of a Client of Factors, a Client's Customer or other obligation, in each case which has not been transferred to the Trustee for the benefit of the Certificateholders from time to time, the Trustee shall, as soon as practicable and as instructed in the most recently delivered Daily Report or Settlement Statement, forward such amounts, in the manner specified in writing by Factors, to Factors or such other Person as Factors designates and, pending the forwarding of such amounts, hold such amounts in trust for Factors or such other Person designated by Factors. The Trustee will, if requested in writing by Factors, acknowledge and confirm the foregoing to any Person designated by Factors. On each Business Day, the Servicer shall withdraw from amounts on deposit in the Concentration Account all funds not related to Trust Assets and pay such funds to Factors.


                            ARTICLE V

                  DISTRIBUTIONS AND REPORTS TO
                       CERTIFICATEHOLDERS

          Section 5.01 DISTRIBUTIONS. On each Payment Date for any Series and on each Special Payment Date for any Series, the Paying Agent shall distribute (in accordance with the Settlement Statement delivered by the Servicer to the Trustee on the preceding Determination Date pursuant to Section 3.04(c)) to each Investor Certificateholder of any Class of such Series of record on the preceding Record Date (other than as provided in Section 2.04(d) hereof in respect of a reassignment of the Trust portfolio) such Investor Certificateholder's pro rata share (based on the aggregate Undivided Interests represented by Investor Certificates of such Class of such Series held by such Investor Certificateholder) of amounts on deposit in the applicable Series Accounts of such Series specified in the applicable Supplement as are payable to the Investor Certificateholders of such Class of such Series pursuant to Sections 4.04, 4.05 or 4.06. Such distribution shall be made by check mailed to each Certificateholder or, if so stated in any Supplement, by wire transfer to each Certificateholder so qualified as stated therein, except that if all Investor Certificates are registered in the name of Cede & Co., the nominee registrar for The Depository Trust Company, such distribution to Investor Certificateholders shall be made in immediately available funds to The Depository Trust Company. All payments on account of principal and interest to Certificateholders of any Series shall be made from amounts on deposit in the applicable Series Accounts as specified herein or in the applicable Supplement.

          Section 5.02  MONTHLY INVESTOR CERTIFICATEHOLDERS'
STATEMENT; ANNUAL TAX STATEMENT.

          (a) On or before each Payment Date, the Paying Agent shall forward to each Investor Certificateholder of each Series the Settlement Statement received by the Paying Agent pursuant to
Section 3.04(c).

          (b) On or before March 31 of each calendar year, beginning with calendar year 1995, the Servicer shall deliver to the Paying Agent, which shall thereupon furnish to each Person who at any time during the preceding calendar year was a Certificateholder, a statement prepared by the Servicer containing the information which is required to be contained in the regular monthly report to Investor Certificateholders as set forth in Section 5.02(a), aggregated for such calendar year or the applicable portion thereof during which such person was a Certificateholder, together with such other information as is required to be provided by an issuer of indebtedness under the Code and such other customary information as the Servicer deems necessary or desirable, or as may be reasonably requested by any Certificateholder, to enable the Certificateholders to prepare their tax returns. Such obligation of the Servicer shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Paying Agent pursuant to this Agreement or pursuant to any requirements of the Code as from time to time in effect. Notwithstanding anything to the contrary in this Agreement, the Trustee shall from time to time after the date hereof furnish to the appropriate Persons a Form 1099-INT within the periods required by applicable law.


                           ARTICLE VI

                        THE CERTIFICATES

          Section 6.01  THE CERTIFICATES.  The Senior
Certificates of each Series and the Transferor Certificate shall be substantially in the form of EXHIBITS 6.01-1 and 6.01-2, respectively, hereto (with such changes as may be specified in the relevant Supplement). Any Series may have a Class of Subordinated Certificates and each such Subordinated Certificate shall be in the form set forth in the Supplement for such Series. Each Certificate shall, upon its issuance pursuant hereto or to
Section 6.09, be executed and delivered by the Transferor to the Trustee for authentication and redelivery as provided in Section
6.02. Investor Certificates shall be issued in the minimum denominations, if any, indicated in the related Supplement. The Transferor Certificate shall initially be issued in one certificate to the Transferor. Each Certificate shall be executed by manual or facsimile signature on behalf of the Transferor by its Chairman of the Board, its President, its Vice Chairman of the Board or any Vice President. Certificates bearing the signature of the individual who was, at the time when such signature was affixed, authorized to sign on behalf of the Transferor or the Trustee shall not be rendered invalid, notwithstanding that such individual has ceased to be so authorized prior to the authentication and delivery of such Certificates or does not hold such office at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement or any applicable Supplement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by or on behalf of the Trustee by the manual signature of a duly authorized signatory, and such certificate upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

          Section 6.02 AUTHENTICATION OF CERTIFICATES. Contemporaneously with the initial assignment and transfer of the Advances, whether now existing or hereafter created, and the other components of the Trust to the Trustee for the benefit of the Certificateholders from time to time, the Trustee shall authenticate and deliver the Transferor Certificate to the Transferor and, upon the execution of any Supplement and the satisfaction of the conditions provided in Section 6.09, shall authenticate and deliver the Series of Investor Certificates to be issued thereunder as provided in Section 6.09. The Certificates of each Series shall be duly authenticated by or on behalf of the Trustee as provided for herein and in the applicable Supplement, in authorized denominations equal to (in the aggregate) the Initial Invested Amount of such Series specified in such Supplement. As provided in any Supplement, Investor Certificates of any Series may be issued and sold pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption therefrom. In such former case, such Series of Certificates may be delivered in book-entry form as provided in Sections 6.10 and 6.11 and, in the latter, may not be so delivered. Further, if any such Series is sold pursuant to an exemption from registration under the Securities Act pursuant to Section 4(2) of the Securities Act or its substantial equivalent (the "PRIVATE PLACEMENT EXEMPTION") as stated in the applicable Supplement, the Certificates of such Series may only be transferred as provided in Section 6.03(e).

          Section 6.03  REGISTRATION OF TRANSFER AND EXCHANGE OF
CERTIFICATES.

          (a) The Trustee shall cause to be kept at the office or agency to be maintained by a transfer agent and registrar (which may be the Trustee) (the "TRANSFER AGENT AND REGISTRAR") a register (the "CERTIFICATE REGISTER") in which, subject to such reasonable regulations as it may prescribe, the Transfer Agent and Registrar shall provide for the registration of each Series of Investor Certificates and the Transferor Certificate and of transfers and exchanges of such Certificates as herein provided. The Trustee is hereby initially appointed Transfer Agent and Registrar for the purpose of registering each Series of Investor Certificates and the Transferor Certificate and of registering transfers and exchanges of the Investor Certificates and the Transferor Certificate as herein provided. The Trustee shall be permitted to resign as Transfer Agent and Registrar upon 30 days' written notice to the Transferor and the Servicer; PROVIDED, HOWEVER, that such resignation shall not be effective and the Trustee shall continue to perform its duties as Transfer Agent and Registrar until the Servicer has appointed a successor Transfer Agent and Registrar acceptable to the Transferor and the Majority Certificateholders of all outstanding Series. The Trustee shall initially register the Transferor Certificate in the name of the Transferor.

          Upon surrender for registration of transfer of any Investor Certificate of a Series at any office or agency of the Transfer Agent and Registrar maintained for such purpose, the Transferor shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more Investor Certificates of such Series in authorized denominations evidencing the same aggregate Undivided Interests; PROVIDED, HOWEVER, that any Investor Certificate of any Series sold pursuant to the Private Placement Exemption shall satisfy the conditions provided in Section 6.03(e) prior to such registration of transfer.

          At the option of an Investor Certificateholder, Investor Certificates of a Class of any Series may be exchanged for one or more Investor Certificates of such Class and Series of authorized denominations evidencing the same aggregate Undivided Interests, upon surrender of the Investor Certificates to be exchanged at any office or agency of the Transfer Agent and Registrar maintained for such purpose. Whenever any Investor Certificates are so surrendered for exchange, the Transferor shall execute, and the Trustee shall authenticate and deliver, the Investor Certificates which the Investor Certificateholder making the exchange is entitled to receive. Every Investor Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in a form reasonably satisfactory to the Trustee and the Transfer Agent and Registrar (which, unless otherwise specified by the Trustee, shall be in the form attached as Exhibit A to
EXHIBIT 6.01-2 hereto) duly executed by the Certificateholder thereof or its attorney duly authorized in writing.

          No service charge shall be imposed for any registration of transfer or exchange of Investor Certificates, but the Transfer Agent and Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Investor Certificates.

          All Investor Certificates surrendered for registration of transfer or exchange shall be cancelled by the Transfer Agent and Registrar and disposed of in a manner satisfactory to the Trustee or retained by the Trustee in accordance with its standard retention policy.

          (b)  Reserved.

          (c) Notwithstanding Section 6.03(a) or any other provision of this Agreement, no Subordinated Certificate nor any interest represented thereby shall be sold, transferred, assigned, exchanged, pledged or otherwise conveyed unless (i) the Holders of 100% of the Transferor Certificates and the Majority Certificateholders of all outstanding Series shall, in their sole discretion have consented to such transfer, assignment, exchange, pledge or conveyance and (ii) the Trustee shall have received a Tax Opinion.

          (d) The Transfer Agent and Registrar will maintain at its expense in the Borough of Manhattan, the City of New York, an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange.

          (e) Until the earlier of (i) such time as the Trustee shall receive an Officer's Certificate of the Transferor certifying that a Series of Investor Certificates has been registered under the Securities Act and qualified under all applicable state securities laws or (ii) the later of three years from (A) the Closing Date of such Series and (B) the date an Investor Certificate (or any predecessor Investor Certificate) of such Series was last acquired from an "affiliate" of the Transferor within the meaning of Rule 144, neither the Trustee nor the Transfer Agent and Registrar shall register a transfer of such Investor Certificates of such Series or any interest therein unless such transfer is to be made in a transaction that does not require such registration or qualification and such Series of Investor Certificates shall bear a legend to such effect. Any Investor Certificate of any Series as to which such restrictions on transfer shall have expired or terminated may, upon surrender of such Investor Certificate for exchange to the Trustee in accordance with the provisions hereof, be exchanged for a new Investor Certificate of the same Series and Class, of like tenor and aggregate principal amount, which shall not bear the legend required by the first sentence of this Section 6.03(e). During such time as such legend is required to be on an Investor Certificate, in the event that such Investor Certificate is presented for registration of a transfer the Trustee, in order to assure compliance with the Securities Act, shall require either
(i) the transferee to deliver to the Trustee and the Transferor an Opinion of Counsel reasonably satisfactory to the Transferor and the Trustee that such transfer may be made pursuant to an exemption from the Securities Act and applicable state securities laws or (ii) (A) the transferring Certificateholder to deliver to the Trustee and the Transferor an officer's certificate reasonably satisfactory to the Trustee stating that such transferring Certificateholder is a "qualified institutional buyer" within the meaning of Rule 144A and that such officer reasonably believes the transferee to be a "qualified institutional buyer" within the meaning of Rule 144A and (B) the transferee to deliver to the Trustee and the Transferor an officer's certificate reasonably satisfactory to the Trustee stating that such transferee is a "qualified institutional buyer" within the meaning of Rule 144A and that such transferee is acquiring such Certificate for its own account or for the account of a "qualified institutional buyer" within the meaning of Rule 144A and that such transferee understands that such Certificate has been sold or transferred to it in reliance upon Rule 144A. Any such Opinion of Counsel or officer's certificate shall be obtained at the expense of the prospective transferor or transferee, and not at the expense of the Trustee or the Transferor, and shall be delivered to the Trustee and the Transferor prior to or contemporaneously with any such transfer. Neither the Transferor nor the Trustee shall be obligated to register any Series of Investor Certificates under any state securities laws or under the Securities Act or to take any other action not otherwise required under this Agreement to permit the transfer of such Series without registration.

          The Transferor covenants to furnish or cause to be furnished promptly upon the request of a Certificateholder, at any time when the Transferor is not subject to Section 13 or 15(d) of the Exchange Act, Rule 144A Information (as defined below) to such Certificateholder or to a prospective transferee of a Certificate or interests in such Certificate designated by such Certificateholder, as the case may be, in connection with the resale pursuant to Rule 144A of such Certificate or such interests by such Certificateholder; PROVIDED, HOWEVER, that the Transferor shall not be required to furnish such information in connection with any request made after the date which is the earlier to occur of (a) the date three years after the later to occur of (i) the Closing Date with respect to such Certificate and (ii) the date such Certificate (or any Predecessor Certificate) was last acquired from an "affiliate" of the Transferor within the meaning of Rule 144 or (b) the date on which the Certificates have been sold pursuant to an effective registration statement filed with the Securities and Exchange Commission. "Rule 144A Information" shall mean the information specified in Rule 144A(d)(4)(i) and (ii) under the Securities Act.

          Notwithstanding anything to the contrary contained herein, in no event shall an Investor Certificate of any Series which is either (a) not sold pursuant to an effective registration statement under the Securities Act or (b) so sold but not intended to be sold to more than 100 Persons, as evidenced by disclosure in the disclosure document with respect thereto or any interest therein, be transferred to an employee benefit plan, trust or account subject to ERISA, or described in
Section 4975(e)(1) of the Code. No Holder of an Investor Certificate of any Series shall be permitted to transfer its Investor Certificate, nor shall the Trustee register any such transfer, unless the Trustee has received an investor letter (an "INVESTOR LETTER") from the transferee (1) representing and warranting that it is not a Benefit Plan and (2) if it is acquiring such Investor Certificate on behalf of more than one beneficial owner, confirming on behalf of each such beneficial owner that each such beneficial owner is not a Benefit Plan. As used in this Section 6.03, "BENEFIT PLAN" shall mean (i) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a plan described in Section 4975(e)(1) of the Code or (iii) an entity whose underlying assets include plan assets by reason of a plan's investment in such entity (as contemplated in 29 C.F.R. Section 2510.3-101). By accepting and holding an Investor Certificate by transfer, the holder of such Investor Certificate represents and warrants that it is not a Benefit Plan. By acquiring any interest in an Investor Certificate by transfer, the applicable Certificate Owner or Owners shall be deemed to have represented and warranted that it or they are not Benefit Plans. The Trustee shall not be under any obligation to investigate the truth or falsity of any Investor Letter.

          The Transferor may, on advice of counsel, instruct the Trustee to take, and the Trustee upon receipt of such instruction and satisfaction of the further provisions of this paragraph shall take, all reasonable action necessary, including, without limitation, requiring Holders of Investor Certificates of any Series (or, if such Series shall have 2 or more Classes, of any Class of such Series), which Holders are Benefit Plans, to sell (on a basis that is equitable, taking into account the relevant facts and circumstances) Investor Certificates of such Series or Class, as the case may be, to a third party selected by such Holder (or, if such Holder shall not have selected such third-party within a reasonable time, selected by the Trustee) to ensure that less than 25% of the value of the Investor Certificates of such Series or Class, as the case may be, are owned by Benefit Plans, provided that the Transferor may not so instruct the Trustee if there shall be any other provision under ERISA or the regulations promulgated in connection therewith that would otherwise ameliorate or resolve any possible violation of ERISA by virtue of the ownership of such Investor Certificate or Investor Certificates of such Series or Class by a Benefit Plan. The Trustee shall take no action under this paragraph unless it shall have been provided with an Opinion of Counsel confirming the proviso in the immediately preceding sentence and shall have also been provided with written evidence that the aforesaid 25% threshold in respect of such Series or Class has been exceeded. Any actions to be taken by the Trustee under this paragraph shall be communicated to each Holder of an Investor Certificate in each affected Series or Class, as the case may be.

          Section 6.04 MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES. If (a) any mutilated Certificate is surrendered to the Transfer Agent and Registrar, or the Transfer Agent and Registrar receives evidence to its satisfaction of the destruction, loss or theft of any such Certificate (provided that any Certificateholder's affidavit with respect to such destruction, loss or theft shall be satisfactory evidence thereof) and (b) there is delivered to the Transfer Agent and Registrar, the Trustee and the Transferor such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Trustee that such Certificate has been acquired by a BONA FIDE purchaser, the Transferor shall execute and the Trustee shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and aggregate Undivided Interest, if applicable. In connection with the issuance of any new Certificate under this
Section 6.04, the Trustee or the Transfer Agent and Registrar may require the payment by the Certificateholder of a sum sufficient to cover any tax or expense (including the fees and expenses of the Trustee and Transfer Agent and Registrar) connected therewith. Any duplicate Certificate issued pursuant to this
Section 6.04 shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

          Section 6.05 PERSONS DEEMED OWNERS. Prior to due presentation of a Certificate for registration of transfer, the Trustee, the Paying Agent, the Transfer Agent and Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions (including the final distribution with respect to any Series, unless otherwise provided in the related Supplement and such Certificate) pursuant to Section 5.01 and for all other purposes whatsoever, and neither the Trustee, the Paying Agent, the Transfer Agent and Registrar nor any agent of any of them shall be affected by any notice to the contrary; PROVIDED, HOWEVER, that in determining whether the holders of the requisite Undivided Interests or the Majority Certificateholders have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Certificates owned by the Transferor, the Servicer or any Affiliate thereof shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Certificates which a Responsible Officer of the Trustee knows to be so owned shall be so disregarded.

          Section 6.06 APPOINTMENT OF PAYING AGENT. The Paying Agent shall be the Trustee or shall (i) have a rating by Fitch of at least that specified in EXHIBIT 6.06 or be approved by Fitch and (ii) have a rating by Duff & Phelps of at least that specified in EXHIBIT 6.06 or be approved by Duff & Phelps and
(iii) be approved by the Servicer, and (iv) be a depositary institution organized under the laws of the United States or any one of the states thereof, including the District of Columbia. The Paying Agent shall make distributions to Certificateholders from the applicable Series Accounts as contemplated by Section
5.01. Any Paying Agent shall have the revocable power to withdraw funds from the applicable Series Account for the purpose of making distributions referred to above. The Trustee may revoke such power and remove any Paying Agent if the Trustee determines in its sole discretion that the Paying Agent shall have failed to perform its obligations under this Agreement in any material respect. The Paying Agent shall initially be the Trustee. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Trustee, the Servicer and the Transferor; PROVIDED, HOWEVER, that such resignation shall not be effective and the Paying Agent shall continue to perform its duties until the Trustee has appointed, and such appointment has been accepted by, a successor Paying Agent and approved by the Majority Certificateholders of all outstanding Series. The Trustee shall cause the resigning Paying Agent and each successor Paying Agent to execute and deliver to the Trustee an instrument in which such resigning or successor Paying Agent or additional Paying Agent shall agree with the Trustee that, as Paying Agent, such resigning or successor Paying Agent or additional Paying Agent will hold all sums, if any, held by it for payment to the Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums shall be paid to such Certificateholders. The Paying Agent shall return all unclaimed funds to the Trustee and upon removal shall also return all funds in its possession to the Trustee. The provisions of Sections 11.01, 11.02 and 11.03 shall apply to the Paying Agent in its role as Paying Agent.

          Section 6.07 ACCESS TO LIST OF CERTIFICATEHOLDERS' NAMES AND ADDRESSES. The Trustee shall furnish or instruct the Transfer Agent and Registrar to furnish to the Servicer, the Paying Agent or any Senior Certificateholder, within five Business Days after receipt by the Trustee of a request therefor from any such Person, a list in such form as such Person may reasonably require, of the names and addresses of the Certificateholders. Every Certificateholder agrees with the Trustee that neither the Trustee, the Transfer Agent and Registrar, nor any of their respective agents shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Certificateholders hereunder, regardless of the sources from which such information was derived.

          Section 6.08  AUTHENTICATING AGENT.

          (a) The Trustee may appoint one or more authenticating agents with respect to the Certificates which shall be authorized to act on behalf of the Trustee in authenticating the Certificates in connection with the issuance, delivery, registration of transfer, exchange or repayment of the Certificates. Whenever reference is made in this Agreement to the authentication of Certificates by the Trustee or the Trustee's certificate of authentication, such reference shall be deemed to include authentication on behalf of the Trustee by an authenticating agent and a certificate of authentication executed on behalf of the Trustee by an authenticating agent. Each authenticating agent must be acceptable to the Transferor.

          (b) Any institution succeeding to all or substantially all of the corporate agency business of an authenticating agent shall continue to be an authenticating agent without the execution or filing of any paper or any further act on the part of the Trustee or such authenticating agent.

          (c) An authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Transferor. The Trustee may at any time terminate the agency of an authenticating agent by giving notice of termination to such authenticating agent and to the Transferor. Upon receiving such a notice of resignation or upon such a termination, or in case at any time an authenticating agent shall cease to be acceptable to the Trustee or the Transferor, the Trustee promptly may appoint a successor authenticating agent. Any successor authenticating agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an authenticating agent. No successor authenticating agent shall be appointed unless acceptable to the Trustee and the Transferor.

          (d) The Trustee agrees to pay, out of the fees payable to it hereunder, to each authenticating agent from time to time reasonable compensation for its services under this Section 6.08.

          (e) The provisions of Sections 11.01, 11.02 and 11.03 shall be applicable to any authenticating agent.

          (f)  Pursuant to an appointment made under this Section
6.08, the Certificates may have endorsed thereon, in lieu of the Trustee's certificate of authentication, an alternate certificate of authentication in substantially the following form:

          This is one of the Certificates referred to in the Pooling and Servicing Agreement.



                              as Authenticating Agent
                              for the Trustee,

                              by


                              Authorized Signatory


          Section 6.09 NEW ISSUANCES. (a) The Transferor may from time to time direct the Trustee, on behalf of the Trust, to issue one or more new Series of Investor Certificates pursuant to a Supplement. The Investor Certificates of all outstanding Series shall be equally and ratably entitled as provided herein to the benefits of this Agreement without preference, priority or distinction, all in accordance with the terms and provisions of this Agreement and the applicable Supplement except that, with respect to any Series or Class, the Supplement giving rise to such Series or Class may subordinate such Series or Class with respect to other Series or Classes.

          (b) On or before the Series Issuance Date relating to any new Series, the parties hereto will execute and deliver a Supplement which will specify the Principal Terms of such new Series. The terms of such Supplement may modify or amend the terms of this Agreement solely as applied to such new Series and no such modification or amendment shall have any effect as to any other Series. The Trustee shall have no obligation to, and shall not, authenticate (or cause any authenticating agent to authenticate) the Investor Certificates of such new Series and shall have no obligation to, and shall not, execute and deliver the related Supplement unless all of the following conditions shall have been satisfied:

               (i)  on or before the fifth Business Day
     immediately preceding the Series Issuance Date (other than with respect to the initial Series issued hereunder), the Transferor shall have given the Trustee, the Servicer, each Rating Agency and each Enhancement Provider written notice of such issuance and the Series Issuance Date (the "ISSUANCE NOTICE");

              (ii) the Transferor shall have delivered to the Trustee the related Supplement, in form satisfactory to the Trustee, executed by each party hereto other than the Trustee;

             (iii) the Transferor shall have delivered to the Trustee the form of any Enhancement relating to such Series and any related Enhancement Agreement executed by each of the parties thereto, other than the Trustee;

              (iv) the Rating Agency Condition shall have been satisfied with respect to such issuance;

               (v)  such issuance will not result in the
     occurrence of an Early Amortization Event, Prospective Early Amortization Event or Accumulation Event and the Transferor shall have delivered to the Trustee and any Enhancement Provider an Officer's Certificate, dated the Series Issuance Date, to the effect that the Transferor reasonably believes that such issuance will not result in the occurrence of an Early Amortization Event, Prospective Early Amortization Event or Accumulation Event and is not reasonably expected to result in the occurrence of an Early Amortization Event, Prospective Early Amortization Event or Accumulation Event at any time in the future;

              (vi) the Transferor shall have delivered to the Trustee and any Enhancement Provider a Tax Opinion, dated the Series Issuance Date, with respect to such issuance; and

             (vii)  the Aggregate Transferor's Current
     Participation Amount shall not be less than the Aggregate Transferor's Required Participation Amount, in each case as of the Series Issuance Date and after giving effect to such issuance and the Transferor shall have delivered to the Trustee an Officer's Certificate to such effect.

Upon satisfaction of the above conditions, the Trustee shall execute the Supplement and issue to the Transferor the Investor Certificates of such Series for execution and redelivery to the Trustee for authentication. Without limiting the generality of the foregoing, the Trustee will hold any Enhancement provided pursuant to any Supplement only on behalf of each Series (or related Class) to which such Enhancement relates.

     (c) The Transferor Certificate will at all times be legally and beneficially owned by the Transferor.

          Section 6.10 BOOK-ENTRY CERTIFICATES. If provided in any Supplement, the Investor Certificates of any Series, upon original issuance, will be issued in the form of one or more typewritten Certificates representing the Book-Entry Certificates, to be delivered to The Depository Trust Company, the initial Clearing Agency, by, or on behalf of, the Transferor. The Investor Certificates of such Series shall initially be registered on the Certificate Register in the name of Cede & Co., the nominee of the initial Clearing Agency, and no Certificate Owner will receive a Definitive Certificate representing such Certificate Owner's interest in the Investor Certificates, except as provided in Section 6.12. Unless and until certificated, fully registered Investor Certificates (the "DEFINITIVE CERTIFICATES") have been issued to Certificate Owners pursuant to
Section 6.12:

          (i) the provision of this Section 6.10 shall be in full force and effect;

         (ii) the Transferor, the Servicer, the Paying Agent, the Transfer Agent and Registrar and the Trustee may deal with the Clearing Agency and the Clearing Agency Participants for all purposes (including the making of distributions on the Investor Certificates) as the authorized representatives of the Certificate Owners;

        (iii)  to the extent that the provisions of this Section
6.10 conflict with any other provisions of this Agreement, the provisions of this Section 6.10 shall control; and

         (iv) the rights of Certificate Owners shall be exercised only through the Clearing Agency and the Clearing Agency Participants and shall be limited to those established by law and agreements between such Certificate Owners and the Clearing Agency and/or the Clearing Agency Participants. Unless and until Definitive Certificates are issued pursuant to Section 6.12, the initial Clearing Agency will make book-entry transfers among the Clearing Agency Participants and receive and transmit distributions of principal and interest on the Investor Certificates to such Clearing Agency Participants.

          Section 6.11 NOTICES TO CLEARING AGENCY. Whenever notice or other communication to the Investor Certificateholders of any Series delivered as provided in Section 6.10 is required under this Agreement, unless and until Definitive Certificates shall have been issued to Certificate Owners pursuant to Section 6.12, the Trustee, the Servicer and the Paying Agent shall give all such notices and communications specified herein to be given to Holders of the Investor Certificates of such Series to the Clearing Agency.

          Section 6.12 DEFINITIVE CERTIFICATES. If (i) (A) the Transferor advises the Trustee in writing that the Clearing Agency is no longer willing or able to properly discharge its responsibilities under any Letter of Representations, and (B) the Transferor is unable to locate a qualified successor, (ii) the Transferor, at its option, advises the Trustee in writing that, with respect to any Series, it elects to terminate the book-entry system through the Clearing Agency or (iii) after the occurrence of a Servicer Default of any Series, Certificate Owners representing beneficial interests aggregating not less than 50% of the Invested Amount of such Series advise the Trustee and the Clearing Agency through the Clearing Agency Participants in writing that the continuation of a book-entry system through the Clearing Agency is no longer in the best interests of the Certificate Owners of such Series, the Trustee shall notify the Clearing Agency of the occurrence of any such event and of the availability of Definitive Certificates of such Series to Certificate Owners of such Series requesting the same. Upon surrender to the Trustee of the Investor Certificates of such Series by the Clearing Agency accompanied by registration instructions from such Clearing Agency for registration, the Trustee shall authenticate and deliver Definitive Certificates of such Series. Neither the Transferor, the Transfer Agent and Registrar nor the Trustee shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates of any Series, all references herein to obligations with respect to such Series imposed upon or to be performed by the Clearing Agency shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder.

          Section 6.13  LETTER OF REPRESENTATIONS.
Notwithstanding anything to the contrary in this Agreement or any Supplement, the parties hereto shall comply with the terms of each Letter of Representations.


                           ARTICLE VII

                     OTHER MATTERS RELATING
                        TO THE TRANSFEROR

          Section 7.01  LIABILITY OF THE TRANSFEROR.  The
Transferor shall be liable for each obligation, covenant, representation and warranty of the Transferor arising under or related to this Agreement or any Supplement and shall, in its capacity as Transferor hereunder, be liable only to the extent of the obligations specifically undertaken hereunder in such capacity.

          Section 7.02  MERGER OR CONSOLIDATION OF, OR ASSUMPTION
OF THE OBLIGATIONS OF, THE TRANSFEROR.

          (a) The Transferor shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless:

               (i) the corporation formed by such consolidation or into which the Transferor is merged or the Person which acquires by conveyance or transfer the properties and assets of the Transferor substantially as an entirety shall be, if the Transferor is not the surviving entity, organized and existing under the laws of the United States of America or any state or the District of Columbia, and, if the Transferor is not the surviving entity, shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the performance of every covenant and obligation of the Transferor hereunder;

              (ii) the Transferor shall have delivered to the Trustee, each Enhancement Provider and each Certificateholder an Officer's Certificate of the Transferor and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer complies with this Section 7.02 and that all conditions precedent herein provided for relating to such transaction have been complied with;

             (iii) the Rating Agency Condition shall have been satisfied with respect to such action; and

              (iv)  the Majority Certificateholders of all
     outstanding Series shall have consented to such action.

          (b) The obligations of the Transferor hereunder shall not be assignable nor shall any Person succeed to the obligations of the Transferor hereunder except in each case in accordance with the provisions of Section 7.02(a).

          Section 7.03  LIMITATION ON LIABILITY OF THE
TRANSFEROR. Subject to Sections 7.01 and 7.04, except as specifically provided herein or in any Supplement, neither the Transferor nor any of the directors or officers or employees or agents of the Transferor in its capacity as Transferor shall be under any liability to the Trust, the Trustee, the Certificateholders, any Enhancement Provider or any other Person for any action taken or for refraining from the taking of any action in its capacity as Transferor in good faith whether arising from express or implied duties under this Agreement or any Supplement or otherwise; PROVIDED, HOWEVER, that this provision shall not protect the Transferor or any such Person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Transferor and any director or officer or employee or agent of the Transferor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Each of the Trustee and the Servicer agrees that the obligations of the Transferor to the Trustee, the Servicer, the Certificateholders and the Trust hereunder, including the obligation of the Transferor in respect of indemnities pursuant to Section 7.04 hereof, shall be payable solely from the Trust Assets in accordance with the provisions of this Agreement and any Supplement and that the Trustee, the Servicer, the Certificateholders and the Trust shall not look to any other property or assets of the Transferor in respect of such obligations and that such obligations shall not constitute a claim against the Transferor in the event that the Transferor's assets are insufficient to pay in full such obligations.

          Section 7.04 LIABILITIES. The holder of the Transferor Certificate agrees to pay, directly to the injured party, subject to the next sentence, the entire amount of any losses, claims, damages or liabilities (other than those incurred by an Investor Certificateholder of any Series as a result of defaults on the Advances or related Receivables and other than any losses, claims, damages or liabilities arising out of the imposition by any taxing authority of any federal, state or local income or franchise taxes or any other taxes imposed on or measured by the income of (including any interest, penalties or additions with respect thereto) the Investor Certificateholders or the Certificate Owners (including any liabilities, costs or expenses with respect thereto) with respect to the Advances or related Receivables not specifically indemnified or represented to hereunder) arising out of or based on the arrangements created by this Agreement or any Supplement or the actions of the Servicer taken pursuant to this Agreement or any Supplement as though this Agreement and each Supplement created a partnership among the holder of the Transferor Certificate and the Certificateholders under the Uniform Partnership Act in effect in the State of New York in which the Transferor is a general partner. The holder of the Transferor Certificate agrees to pay, indemnify and hold harmless each Investor Certificateholder of any Series and the Trustee (and its officers, directors, employees and agents) against and from any and all such losses, claims, damages and liabilities including litigation, and including the fees and expenses of Trustee's Counsel except, with respect to Investor Certificateholders to the extent that they arise from any action (including the disposition of an Investor Certificate or any interest therein) by any such Investor Certificateholder causing such losses, claims, damages or liabilities, or, with respect to the Trustee, except to the extent that they were caused by the gross negligence or willful misconduct of the Trustee. The provisions of this Section 7.04 shall survive the resignation or removal of the Trustee and the termination of the Trust and payment in full of the Investor Certificates.

                          ARTICLE VIII

                     OTHER MATTERS RELATING
                         TO THE SERVICER

          Section 8.01 LIABILITY OF THE SERVICER. The Servicer shall be liable under this Agreement only to the extent of the obligations specifically undertaken by the Servicer in its capacity as Servicer.

          Section 8.02  MERGER OR CONSOLIDATION OF, OR ASSUMPTION
OF THE OBLIGATIONS OF, THE SERVICER.

          (a) The Servicer shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

               (i) the corporation formed by such consolidation or into which the Servicer is merged or the Person which acquires by conveyance or transfer the properties and assets of the Servicer substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and, if the Servicer is not the surviving entity, such corporation shall qualify as an Eligible Servicer and shall expressly assume, by an agreement supplemental hereto executed and delivered to the Trustee in a form satisfactory to the Trustee, the performance of every covenant and obligation of the Servicer hereunder;

              (ii) the Servicer has delivered to the Trustee, each Enhancement Provider and each Certificateholder an Officer's Certificate of the Servicer and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer complies with this Section 8.02 and that all conditions precedent herein provided for relating to such transaction have been complied with.

             (iii) the Rating Agency Condition shall have been satisfied with respect to such action; and

              (iv)  the Majority Certificateholders of all
     outstanding Series shall have consented to such action, such consent not to be unreasonably withheld.

          Section 8.03 LIMITATION ON LIABILITY OF THE SERVICER AND OTHERS. Subject to Sections 8.01 and 8.04 with respect to the Servicer, except as otherwise specifically provided herein or in any Supplement, neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to the Trust, the Trustee, the Certificateholders, any Enhancement Provider or any other Person for any action taken or for refraining from the taking of any action in its capacity as Servicer in good faith, whether arising from express or implied duties under this Agreement or any Supplement or otherwise; PROVIDED, HOWEVER, that this provision shall not protect the Servicer or any such Person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligation and duties hereunder. The Servicer and any director or officer or employee or agent of the Servicer may rely in good faith on any document of any kind PRIMA FACIE properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Advances and related Receivables in accordance with this Agreement or any Supplement. The Servicer may undertake any legal action which it may deem necessary or desirable for the benefit of Certificateholders with respect to this Agreement and any Supplement and the rights and duties of the parties thereto and the interest of the Certificateholders thereunder.

          Section 8.04 SERVICER INDEMNIFICATION OF THE TRUST AND THE TRUSTEE. The Servicer shall indemnify and hold harmless the Trustee (which shall include its respective directors, officers, employees and agents) and the Trust, for the benefit of the Certificateholders, from and against any loss, liability, expense (including the reasonable fees and expenses of counsel), damage or injury suffered or sustained by reason of: (1) any acts or omissions of the Servicer pursuant to this Agreement or any Supplement, or (2) otherwise arising out of the performance by the Trustee of its duties under this Agreement or any Supplement (other than any such acts or omissions permitted under this Agreement or any Supplement), including any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual action, proceeding or claim; PROVIDED, HOWEVER, that the Servicer shall not indemnify the Trustee or the Trust if such acts or omissions were attributable to fraud, gross negligence, or willful misconduct by the Trustee; and PROVIDED, FURTHER, that the Servicer shall not indemnify the Trust or the Investor Certificateholders (x) for any liabilities, costs or expenses of the Trust with respect to any action taken by the Trustee at the request of any Investor Certificateholder or (y) with respect to any federal, state or local income or franchise taxes or any other taxes imposed on or measured by income (or any interest or penalties or additions with respect thereto) required to be paid by the Trust or the Investor Certificateholders in connection herewith to any taxing authority, or (z) with respect to any liabilities, losses, costs or expenses incurred by any Certificateholder in the Investor Certificates of any Series as a result of defaults or other losses with respect to the Advances or related Receivables not specifically indemnified or represented to hereunder arising out of or based on the arrangement created by this Agreement or any Supplement. Subject to Sections 8.01 and 10.02(b), any indemnification pursuant to this Section shall be had only from the assets of the Servicer. The provisions of such indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof. The provisions of this Section 8.04 shall survive the resignation or removal of the Trustee and the termination of the Trust and payment in full of the Certificates.

          Section 8.05 THE SERVICER NOT TO RESIGN. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law, regulation or order and (ii) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable law, regulation or order. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Trustee, each Enhancement Provider, each Rating Agency and each Certificateholder. No such resignation shall become effective until the Trustee or a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 10.02 hereof; PROVIDED, that if within ninety (90) days of the date that the Servicer notifies the Trustee of its resignation in accordance with this Section 8.05 the Trustee does not receive any bids from Eligible Servicers in accordance with Section 10.02(c) to act as Successor Servicer, then the Trustee shall automatically be appointed Successor Servicer in accordance with
Section 10.02.

          Section 8.06 ACCESS TO CERTAIN DOCUMENTATION AND INFORMATION REGARDING THE ADVANCES AND RECEIVABLES. The Servicer shall provide to the Trustee, each Enhancement Provider and each Rating Agency, and their respective representatives, access to the documents, books, computer records and other information regarding the Advances, the related Receivables and the other Trust Assets, such access being afforded without charge but only
(i) upon reasonable request, (ii) during normal business hours,
(iii) subject to the Servicer's normal security and confidentiality procedures and (iv) at the offices of the Servicer in Fort Lauderdale, Florida. Nothing in this Section
8.06 shall derogate from the obligation of the Transferor, the Trustee or the Servicer to observe any applicable law prohibiting disclosure of information regarding the Obligors and the failure of the Servicer to provide access as provided in this Section
8.06 as a result of such obligation shall not constitute a breach of this Section 8.06.

          Section 8.07 DELEGATION OF DUTIES. In the ordinary course of business, the Servicer may at any time delegate any duties hereunder to any Person who agrees to conduct such duties in accordance with the Loan and Credit Policy and this Agreement or any Supplement. Any delegation shall not relieve the Servicer of its liability and responsibility with respect to such duties and shall not constitute a resignation within the meaning of
Section 8.05 hereof.

          Section 8.08 EXAMINATION OF RECORDS. The Transferor, the Servicer and Factors shall, prior to the sale or transfer to a third party of any advance, receivable, contract or invoice held in its custody, examine its computer and other records to determine that such advance, receivable, contract or invoice is not part of the Trust Assets.


                           ARTICLE IX

                    EARLY AMORTIZATION EVENTS

          Section 9.01  EARLY AMORTIZATION EVENTS WITH RESPECT TO
ANY SERIES. If any one of the following events shall occur at such time as there shall be at least one outstanding Investor
Certificate:

          (i) failure (A) on the part of the Transferor, the Trustee, Factors or the Servicer to make any payment or deposit required by the terms of this Agreement, any Supplement or the Contribution and Sale Agreement on or before two Business Days after the date such payment or deposit is required to be made herein or therein; or (B) on the part of the Transferor to duly observe or perform in any material respect the covenant of the Transferor set forth in Section 2.06(b)(i); or (C) on the part of the Transferor to duly observe or perform the covenant of the Transferor set forth in Section 2.06(l) or Section 7.02; or (D) on the part of the Transferor to duly observe or perform the covenants of the Transferor set forth in Sections 2.06(b)(ii) or 2.06(n), in each case if such failure shall remain unremedied for a period of 30 days, or the covenants of the Transferor set forth in Sections 2.06(c), 2.06(j), 2.06(k), 2.06(o) and the first sentence of Section 2.06(r), in each case if such failure shall remain unremedied for a period of three Business Days; or (E) on the part of the Transferor duly to observe or perform the covenants of the Transferor set forth in Section 2.06(e) or 2.06(f) or the second sentence of Section 2.06(r) if such failure would materially and adversely affect the interests of the Certificateholders without regard to any Enhancement for any Series, and in the case of the second sentence of Section 2.06(r), such failure continues unremedied for a period of two Business Days; or (F) on the part of the Transferor or Factors duly to observe or perform in any material respect any other covenants or agreements of the Transferor or Factors, as the case may be, set forth in this Agreement or any Supplement (or the Contribution and Sale Agreement, to the extent assigned to the Trustee for the benefit of the Certificateholders from time to time hereunder), which, in the case of clause (F), continues unremedied for a period of 30 days after the earlier of (x) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Transferor and the Trustee or Factors by the Majority Certificateholders of any Series or (y) the date on which any officer of the Transferor or Factors has knowledge of such failure and as a result of which the interests of the Certificateholders of any Series would be materially and adversely affected without regard to any Enhancement for any Series and which continues to materially and adversely affect the interests of such Certificateholders without regard to any Enhancement for any Series for such period;

         (ii) any representation or warranty made by the Transferor in this Agreement or any Supplement (or Factors in the Contribution and Sale Agreement) or any information required to be delivered by the Transferor to the Trustee shall prove to have been incorrect in any material respect when made, which continues to be incorrect in any material respect for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Transferor and the Trustee by the Majority Certificateholders of the affected Series and as a result of which the interests of the Certificateholders of such Series are materially and adversely affected without regard to any Enhancement for any Series and which continues to materially and adversely affect the interests of such Certificateholders without regard to any Enhancement for any Series for such period; PROVIDED, HOWEVER, that a declarable Early Amortization Event under clause (a) below pursuant to this
Section 9.01(ii) shall not be deemed to have occurred hereunder with respect to any such Series if the Transferor has accepted the transfer of the affected Designated Account and paid the applicable Transfer Deposit Amount related thereto, all in accordance with Section 2.04(c), during such 30-day period (or such longer period as the Majority Certificateholders of the affected Series may specify, not to exceed an additional 30 days) and if such incorrect misrepresentation, warranty or other information which caused this Section 9.01(ii) to be activated relates to one or more of the representations and warranties set forth in said Section 2.04(c); and PROVIDED FURTHER that a declarable Early Amortization Event under clause (a) below pursuant to this Section 9.01(ii) shall not be deemed to have occurred hereunder with respect to any such Series if the Transferor has accepted the transfer of the affected Designated Account and paid the applicable Transfer Deposit Amount related thereto, all in accordance with Section 2.05(b), during such 30-day period (or such longer period as the Majority Certificateholders of the affected Series may specify, not to exceed an additional 30 days);

        (iii) Factors or the Transferor voluntarily seeks, consents to or acquiesces in the benefit or benefits of any Debtor Relief Law or becomes a party to (or is made the subject of or any of their respective property is made the subject of) any proceeding provided for by any Debtor Relief Law, other than as creditor or claimant, and in the event such proceeding is involuntary, the petition instituting same is not dismissed within 60 days of its filing; or the Transferor shall become unable for any reason, or shall otherwise fail, to transfer Advances or Receivables to the Trustee for the benefit of the Certificateholders from time to time in accordance with the provisions of this Agreement, or Factors shall become unable for any reason, or shall otherwise fail, to sell Advances or Receivables to the Transferor in accordance with the provisions of the Contribution and Sale Agreement;

         (iv) the Trust shall be required to register as an "investment company" within the meaning of the Investment Company
Act of 1940, as amended;

          (v) this Agreement, any Supplement or the Contribution and Sale Agreement shall cease to be in full force and effect except in accordance with the terms thereof; provided that in the case of any Supplement ceasing to be in full force and effect, an Early Amortization Event shall exist only with respect to the Series established by such Supplement;

         (vi) the security interest of the Trustee in the Advances and related Receivables shall cease to be effective or shall cease to be a first priority security interest by law or by contract;

        (vii) the Senior Invested Amount of a Series is not paid in full on the related Scheduled Maturity Date;

       (viii) the occurrence of a Servicer Default if such Servicer Default would materially and adversely affect the interests of the Senior Certificateholders of any Series without regard to any Enhancement for any Series; or

        (ix) the Servicer fails to deliver to the Trustee any Daily Report or Settlement Statement on the date such report or statement is due and such failure continues for 3 Business Days; provided that such failure shall not constitute a declarable Early Amortization Event under clause (a) below if it is the result of an act of God, the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes;

then, an "Early Amortization Event" shall exist

          (a)  in the case of any event described in
subparagraphs (i), (ii), (vi), (viii) and (ix), after the expiration of any applicable grace period set forth in such subparagraphs, if the Trustee or the Majority Certificateholders of any affected Series give notice thereof in writing to the Transferor, the Trustee and the Servicer and in such notice declare that an Early Amortization Event has occurred as of the date of such notice with respect to such affected Series;

          (b)  in the case of any event described in
subparagraphs (iii), (iv) or (v), immediately upon the occurrence of such event and without any notice or other action on the part of the Majority Certificateholders of any Series, the Trustee or the Servicer, and

          (c)  in the case of an event described in subparagraph
(vii) with respect to a Series, immediately upon the occurrence of such event and without any notice or other action on the part of the Majority Certificateholders of such Series, the Trustee or the Servicer, PROVIDED that the Supplement related to such Series expressly provides for the treatment of subparagraph (vii) as set forth in this clause (c).

          Notwithstanding anything to the contrary herein, the Trustee shall not be responsible for independently calculating whether the Aggregate Transferor's Current Participation Amount is less than the Aggregate Transferor's Required Participation Amount. Promptly after receiving written notice of the existence of any Early Amortization Event, Prospective Early Amortization Event or Accumulation Event with respect to any Series, the Trustee shall notify the Rating Agencies and all Certificateholders. In addition, on each Payment Date the Trustee shall provide to each Rating Agency notification as to whether, to the Trustee's knowledge based upon information contained in the Daily Reports, Settlement Statement or other written notice contemplated by this Agreement, in each case delivered to it with respect to the related Settlement Period, an Early Amortization Event, Prospective Early Amortization Event or Accumulation Event has occurred during the related Settlement Period with respect to any Series that is rated by such Rating Agencies.

          Section 9.02  ADDITIONAL RIGHTS UPON THE OCCURRENCE OF
CERTAIN EVENTS.

          (a) If any Holder of a Subordinated Certificate of any Series (i) voluntarily seeks, consents to or acquiesces in the benefit or benefits of any Debtor Relief Law or becomes a party to (or is made the subject of) any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, or (ii) goes into liquidation or any other Person shall be appointed as a bankruptcy trustee or receiver or conservator of such Holder of a Subordinated Certificate, the Transferor shall on the day of any event described in clause (i) or clause (ii) of this Section 9.02(a) (the "APPOINTMENT DATE") immediately cease to transfer Advances and Receivables to the Trustee for the benefit of the Certificateholders from time to time and shall promptly give notice to the Trustee of such event. Notwithstanding any cessation of the transfer to the Trustee for the benefit of the Certificateholders from time to time of additional Advances and Receivables, Advances and Receivables transferred to the Trustee for the benefit of the Certificateholders from time to time prior to the occurrence of such event and collections in respect of such Advances and Receivables whenever created, accrued in respect of such Advances, shall continue to be a part of the Trust. The Trustee shall proceed within 60 days of the Appointment Date to sell, dispose of, or otherwise liquidate the Advances and related Receivables in accordance with directions from the Majority Certificateholders of all outstanding Series and in a commercially reasonable manner and, to the best of its ability, on commercially reasonable terms, which shall include the solicitation of competitive bids. The Trustee may obtain, and shall be fully protected in relying on, a prior determination from such bankruptcy trustee or receiver or conservator that the terms and manner of any proposed sale, disposition or liquidation hereunder are commercially reasonable. The provisions of Sections 9.01 and 9.02 shall not be deemed to be mutually exclusive.

          (b) The proceeds from the sale, disposition or liquidation of the Advances and related Receivables pursuant to subsection (a) above, net of all reasonable expenses incurred by the Trustee in connection with such sale, disposition or liquidation, which shall be paid to the Trustee from such proceeds, shall be treated as Collections of the Advances and related Receivables and shall be allocated in accordance with the provisions of Section 4.03, and, subject to such sale, disposition or liquidation having been completed, the Trust shall be dissolved effective 90 days after the Appointment Date.

          (c) Notwithstanding anything in this Agreement to the contrary, this Section 9.02 shall not limit the obligations of any Enhancement Provider to make payments in respect of the applicable Series in a timely manner and, to the extent required, in accordance with the applicable Enhancement Agreement.

                            ARTICLE X

                        SERVICER DEFAULTS

          Section 10.01  SERVICER DEFAULTS.  If any one of the
following events (a "SERVICER DEFAULT") shall occur and be continuing:

          (a) failure by the Servicer to make any payment, transfer or deposit or to give instructions or to give notice to the Trustee to make such payment, transfer or deposit on or before the date occurring two Business Days after the date such payment, transfer or deposit or such instruction or notice is required to be made or given, as the case may be, under the terms of this Agreement or any Supplement;

          (b) failure on the part of the Servicer duly to observe or perform (I) the covenants set forth in Sections 3.03(g), (h), (i), (k) and (l), (II) any other covenants or agreements of the Servicer set forth in this Agreement or any Supplement which if unremedied would have a material adverse effect on the Investor Certificateholders of any Series and which failure continues unremedied for a period of 30 days after the earlier to occur of (x) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Majority Certificateholders of an affected Series or (y) the date on which any senior officer of the Servicer has actual knowledge of such failure, (III) failure on the part of the Servicer to duly observe Section 8.02 or 8.05;

          (c) any representation, warranty or certification made by the Servicer in this Agreement, any Supplement or in any certificate delivered pursuant to this Agreement or any Supplement shall prove to have been incorrect when made, which has a material adverse effect on the Investor Certificateholders of any Series and which material adverse effect continues unremedied for a period of 30 days after
     (x) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Majority Certificateholders of an affected Series or (y) the date on which any senior officer of the Servicer has actual knowledge of such failure,;

          (d) the Servicer shall voluntarily seek, consent to or acquiesce in the benefit or benefits of any Debtor Relief Law or becomes a party to (or be made the subject of) any proceeding provided for under any Debtor Relief Law, other than as creditor or claimant, and in the event such proceeding is involuntary, the petition instituting same is not dismissed within 60 days of its filing; or the Servicer shall assign its duties under this Agreement, except as permitted by this Agreement;

          (e) if Factors is the Servicer, Factors shall on any date pay any dividend in respect of its capital stock if, immediately after giving effect to such payment the consolidated net worth of Factors and its Subsidiaries determined as of such date in accordance with GAAP shall be less than the amount of the consolidated net worth of the Factors and its Subsidiaries determined as of December 31, 1993 in accordance with GAAP;

          (f) if Factors is the Servicer, the consolidated net worth of Factors and its Subsidiaries, determined in accordance with GAAP, shall on any date be less than $14,000,000;

          (g) if Factors is the Servicer, the ratio of (x) the consolidated tangible shareholders' equity of Factors and its Subsidiaries determined in accordance with GAAP plus the allowances for credit losses to (y) the consolidated tangible assets of Factors and its Subsidiaries determined in accordance with GAAP on such date shall be less than 6%;

          (h) if Factors is the Servicer, the making of any loans or advances by Factors or any of its Subsidiaries to Capital Bank or any of Capital Bank's Affiliates (other than Factors or any of Factors' Subsidiaries), which loans or advances, at any time in the aggregate, exceed 10% of consolidated net worth of Factors and its Subsidiaries, determined at such time in accordance with GAAP; PROVIDED, HOWEVER, that such 10% limit shall not apply to any loan by Factors to Holding when the proceeds of such loan are used by Holding to invest in a subsidiary of Holding for the purpose of enabling such subsidiary to purchase a Subordinated Certificate or Subordinated Certificates of any Series;

          (i) if Factors is the Servicer, the entering into by Capital Bank with the FDIC of a written agreement under the Financial Institution Supervisory Act, as amended, which has a material adverse effect on the ability of Factors to act as Servicer under this Agreement;

          (j) Capital Bancorp voluntarily seeks, consents to or acquiesces in the benefit or benefits of any Debtor Relief Law or becomes a party to (or is made the subject of) any proceeding provided for by any Debtor Relief Law, other than as creditor or claimant, and in the event such proceeding is involuntary, the petition or order instituting same is not dismissed, revoked or withdrawn within 60 days of its filing; or

          (k) Capital Bank becomes a party to (or is made the subject of) any proceeding provided for by any Debtor Relief
     Law, other than as creditor or claimant,

then, in the event of any Servicer Default, so long as the Servicer Default shall not have been remedied, the Majority Subordinated Certificateholders (with the consent of the Trustee, which consent shall be given at the direction of the Majority Certificateholders of all outstanding Series), or the Majority Certificateholders of all outstanding Series, by notice then given in writing to the Servicer, the Trustee and the Transferor (with a copy thereof to each Rating Agency) (a "Termination Notice"), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement and in and to the Advances, related Receivables and the proceeds thereof.

          After receipt by the Servicer of a Termination Notice, and on the date that a Successor Servicer shall have been appointed pursuant to Section 10.02:

          (l) all authority and power of the Servicer under this Agreement and each Supplement shall pass to and be vested in a Successor Servicer (a "SERVICE TRANSFER"); and, without limiting the generality of the foregoing, the Trustee is hereby authorized and empowered (upon the failure of the Servicer to cooperate) to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of the Servicer to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such Service Transfer; and

          (m) the Servicer agrees to cooperate with the Trustee, the Transferor and such Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing hereunder, including the transfer to such Successor Servicer of all authority of the Servicer to service the Advances, the related Receivables and the Related Property provided for under this Agreement, including all authority over all Collections which shall on the date of the transfer be held by the Servicer for deposit, or which have been deposited by the Servicer in the Concentration Account or other applicable Series Account, or which shall thereafter be received with respect to the Advances and the Related Property, and in assisting the Successor Servicer; and without limiting the generality of the foregoing, the Servicer shall assist and cooperate with the Successor Servicer in transferring all material and data (other than software) used by the Servicer and necessary to service the Advances and related Receivables effectively in accordance with the terms of this Agreement.

          The Servicer (including Factors as the initial Servicer) will, without any charge, license to the Trustee all computer software used by the Servicer (including Factors as the initial Servicer) and necessary to service the Advances and related Receivables effectively in accordance with the terms of this Agreement but only for such purpose, provided that such license shall not take effect for any Person other than the Trustee unless a Servicer Default has occurred and is continuing. Once such license takes effect, such license shall remain effective for so long as any Certificate remains outstanding hereunder. Factors will deliver a licensing agreement effecting the above to the Trustee on the Initial Closing Date and will keep such licensing agreement current with respect to any computer software it may use in the future to service the Advances and the related Receivables. The Servicer (including Factors as the initial Servicer) shall use its best efforts to obtain sublicenses in favor of the Trustee of all third-party computer software used by the Servicer (including Factors as the initial Servicer) and necessary to service the Advances and related Receivables effectively in accordance with the terms of this Agreement. Factors shall use its best efforts to obtain sublicenses in favor of the Trustee of all third-party computer software used by Factors and necessary to service the Advances and related Receivables effectively in accordance with the terms of this Agreement.

          On the Initial Closing Date and weekly thereafter, the Servicer shall deliver, whether or not a Servicer Default shall have occurred, to the Corporate Trust Office of the Trustee all computer software, electronic data files compatible therewith and all other information in respect of the Advances, the related Receivables and the Related Property (in each case current as of the time of dispatch and in the form of magnetic cartridges, tapes or other electronic media commonly used by institutional servicers) that would be necessary for a Successor Servicer to service the Advances and related Receivables in accordance with the terms of this Agreement in the event of a Service Transfer. The Trustee shall hold such computer software, electronic data files and other information as it shall be in receipt of from time to time in a separate trust for the following uses and purposes: to hold and manage such property (including the installation thereof) for the exclusive benefit of the Servicer but only for such time as no Service Transfer shall have occurred and prior to the Final Trust Termination Date. The Trustee once each month shall return to, or dispose of in a manner agreed upon with, the Servicer the cartridges, tapes or other physical storage devices previously delivered to the Trustee. The separate trust with respect to such computer software, electronic data files and other information shall terminate upon the earlier to occur of a Service Transfer pursuant to this Section 10.01 and the Final Trust Termination Date. In the event such separate trust terminates by reason of a Service Transfer, the Trustee shall transfer and convey such property to the Successor Servicer. In the event such separate trust terminates by reason of the occurrence of the Final Trust Termination Date, the Trustee shall transfer and convey such property to the Servicer.

          To the extent that compliance with this Section 10.01 shall require the Servicer to disclose to the Successor Servicer or the Trustee information of any kind which the Servicer reasonable deems to be confidential, the Successor Servicer and the Trustee shall enter into such customary licensing and confidentiality agreements as the Servicer shall deem necessary to protect its interest.

          Notwithstanding anything to the contrary in this Agreement, (x) a delay in or failure of performance under Section 10.01(a) for a period of ten Business Days after the expiration of the grace period provided therein, and (y) a delay in or failure of performance under Section 10.01(b) or 10.01(c) for a period of 30 Business Days after the expiration of the grace period provided therein, shall not constitute a Servicer Default until the expiration of such additional period of Business Days if such delay or failure could not be prevented by the exercise of reasonable diligence by the Servicer and such delay or failure was caused by an act of God, the public enemy, acts of declared or undeclared war, public disorder, rebellion or sabotage, epidemics, landslides, lightning, fire, hurricanes, earthquakes, floods or similar causes. The preceding sentence shall not relieve the Servicer from using its best efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement and each Supplement, and the Servicer shall provide the Trustee, the Rating Agencies, the Transferor, each Enhancement Provider and the Investor Certificateholders with an Officer's Certificate giving prompt notice of such failure or delay by it, together with a description of its efforts to so perform its obligations. The Servicer shall immediately notify the Trustee in writing of any Servicer Default. In connection with any Service Transfer, all reasonable costs and expenses (including attorneys' fees) incurred in connection with transferring the Advances, the related Receivables and the Related Property to the Successor Servicer and amending this Agreement to reflect such succession as Successor Servicer pursuant to this Section 10.01 and Section 10.02 shall be paid by the Servicer being replaced by such Successor Servicer.

          Notwithstanding anything to the contrary in this Agreement, during the continuance of a Servicer Default, the Majority Certificateholders of all Series shall have the right to instruct the Trustee to take other actions acceptable to the Majority Certificateholders of all outstanding Series with respect to the servicing of the Advances, including (x) notification of Clients and Customers in substantially the forms attached hereto as EXHIBIT 10.01-1 and EXHIBIT 10.01-2, respectively, and (y) initiation of lawsuits against Obligors with respect to Advances and Receivables which have not been paid for at least 20 days after the Due Date for such Advances and Receivables.

          Section 10.02  TRUSTEE TO ACT; APPOINTMENT OF
SUCCESSOR.

          (a) On and after the receipt by the Servicer of a Termination Notice pursuant to Section 10.01, the Servicer shall continue to perform all servicing functions under this Agreement and any Supplement until the date specified in the Termination Notice or as otherwise specified by the Trustee in writing or, if no such date is specified in such Termination Notice, or as otherwise specified by the Trustee, until a date mutually agreed upon by the Servicer and Trustee. After the giving of a Termination Notice by the Majority Subordinated Certificateholders, the Majority Subordinated Certificateholders shall appoint (with the consent of the Trustee, which consent shall be given at the direction of the Majority Certificateholders of all outstanding Series), and after the giving of a Termination Notice by the Majority Certificateholders of all outstanding Series, the Majority Certificateholders of all outstanding Series shall appoint, an Eligible Servicer as a successor servicer (the "SUCCESSOR SERVICER"), PROVIDED that (i) the Rating Agency Condition shall have occurred with respect to such appointment and (ii) such Successor Servicer shall have accepted its appointment by a written assumption and agreement to perform all of the duties, obligations and liabilities of the Servicer hereunder in a form acceptable to the Trustee. In the event that a Successor Servicer has not been appointed or has not accepted its appointment at the time when the Servicer ceases to act as Servicer, or upon the occurrence of the events specified in Section 8.05, the Trustee without further action shall automatically be appointed the Successor Servicer. Upon any such automatic appointment of the Trustee as Successor Servicer, the Trustee shall use its best efforts to promptly locate an Eligible Servicer that is not an Affiliate of Factors and is ready, willing and able to act as Successor Servicer. Upon the appointment of a Successor Servicer, the Servicing Fee Percentage for any Series having a Servicing Fee Percentage below 1% shall automatically increase to 1% without the need for any amendment of the related Supplement. Notwithstanding the foregoing, the Trustee shall, if it is legally unable or is unwilling to act as Successor Servicer or desires that a Person other than itself be appointed as Successor Servicer pursuant to this Section 10.02(a), petition a court of competent jurisdiction to appoint as Successor Servicer any established institution having a net worth of not less than $10,000,000. The Trustee shall promptly give notice to each Rating Agency and the Certificateholders of the appointment of a Successor Servicer upon such appointment.

          (b) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement and any Supplement to the Servicer shall be deemed to refer to the Successor Servicer except for the references in Sections 3.03 (which shall continue to refer to both Factors and the Successor Servicer to the extent provided therein) and 8.04 (which shall refer to both Factors and the Successor Servicer).

          (c) Prior to any Service Transfer, if a Termination Notice shall have been delivered but such Termination Notice shall not have contained an appointment of a Successor Servicer, or if the Person named does not accept such appointment or is not an Eligible Servicer, the Trustee will seek to obtain bids from Eligible Servicers and shall be permitted to appoint, at the direction of the Majority Subordinated Certificateholders with the consent of the Majority Certificateholders of all outstanding Series, any Eligible Servicer submitting such a bid as a Successor Servicer for servicing compensation not in excess of the Servicing Fee permitted for a Successor Servicer pursuant to
Section 3.02; PROVIDED, HOWEVER, that if no such bids not in excess of the Servicing Fee are received, the Trustee may appoint, at the direction of the Majority Subordinated Certificateholders, the Eligible Servicer submitting the lowest such bid and Factors shall be responsible for payment of all servicing compensation in excess of such permitted Servicing Fee, and PROVIDED FURTHER that no such monthly compensation paid out of Interest Collections shall be in excess of the Servicing Fee permitted to a Successor Servicer pursuant to Section 3.02. In the event that the Trustee fails to obtain a satisfactory bid from an Eligible Servicer, then the Transferor shall have the option, upon satisfaction of the terms of Section 12.02(a), to acquire all the Advances and related Receivables.

          (d) All authority and power granted to the Successor Servicer under this Agreement shall automatically cease and terminate upon termination of the Trust pursuant to Section 12.01, and shall pass to and be vested in the Transferor and, without limiting the generality of the foregoing, the Transferor is hereby authorized and empowered to execute and deliver, on behalf of the Successor Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Successor Servicer agrees to cooperate with the Transferor in effecting the termination of the responsibilities and rights of the Successor Servicer to conduct servicing of the Advances, the related Receivables and the Related Property, including all authority over Collections then held by the Successor Servicer or which shall thereafter be received by the Successor Servicer.
The Successor Servicer shall promptly transfer its electronic records relating to the Advances and the related Receivables to the Transferor in such electronic form as the Transferor may reasonable request and shall promptly transfer all other records, correspondence and documents to the Transferor in the manner and at such times as the Transferor shall reasonably request. To the extent that compliance with this Section 10.02 shall require the Successor Servicer to disclose to the Transferor information of any kind which the Successor Servicer deems confidential, the Transferor shall be required to enter into such customary licensing and confidentiality agreements as the Successor Servicer shall deem necessary to protect its interests.

          Section 10.03 NOTIFICATION TO CERTIFICATEHOLDERS. Upon the occurrence of any Servicer Default, the Servicer shall give prompt written notice thereof to the Trustee and each Enhancement Provider and, upon receipt of such written notice, the Trustee shall give notice to each Rating Agency and the Investor Certificateholders at their respective addresses appearing in the Certificate Register. Upon any termination or appointment of a Successor Servicer pursuant to this Article X, the Trustee shall give prompt written notice thereof to the Investor Certificateholders at their respective addresses appearing in the Certificate Register.

          Section 10.04 WAIVER OF PAST DEFAULTS. The Majority Certificateholders of each affected Series, on behalf of all Certificateholders of such affected Series, may waive any default by the Servicer or the Transferor in the performance of their obligations hereunder for such Series and its consequences, except a default in the failure to make any required deposits or payments of interest or principal with respect to such Series of Certificates. The Trustee, upon receipt by a Responsible Officer of written notice of such waiver, shall promptly give notice thereof to each Rating Agency. Upon any such waiver of a past default, such default shall cease to exist as to such Series, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.


                           ARTICLE XI

                           THE TRUSTEE

          Section 11.01 DUTIES OF TRUSTEE. (a) The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The provisions of this
Article XI (other than the last sentence of this Section 11.01(a)) shall apply to the Trustee solely in its capacity as Trustee, and not to the Trustee in its capacity as Successor Servicer if it is acting as the Successor Servicer. If a Responsible Officer of the Trustee has received written notice or otherwise has actual knowledge that a Servicer Default has occurred (which has not been cured or waived), and if, pursuant to Section 10.02, the Trustee shall become the Successor Servicer, the Trustee shall, pursuant to Section 10.02, assume the duties of Successor Servicer and shall exercise, or cause to be exercised, such of the rights and powers vested in it, as Successor Servicer, by this Agreement or any Supplement, as the case may be in a manner consistent with customary and usual servicing standards for institutional servicers.

          (b) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement or any Supplement, shall examine them to determine whether they substantially conform to the requirements of this Agreement or any Supplement. The Trustee shall give prompt written notice to the Certificateholders and each Rating Agency of any material lack of conformity of any such instrument to the applicable requirements of this Agreement or any Supplement discovered by the Trustee which would entitle the Trustee or the Majority Certificateholders of any Series to take any action pursuant to this Agreement or any Supplement. The Trustee, upon receipt of each Daily Report and Settlement Statement, shall examine promptly such Daily Report or Settlement Statement to determine whether it substantially conforms to the forms set forth as Exhibits 3.04(b) or 3.04(c) hereto, respectively, in each case as such forms may be supplemented or modified by any Supplement in respect of a Series, shall confirm the mathematical accuracy of all calculations set forth therein, shall determine on the basis of the information set forth therein whether an Early Amortization Event, Prospective Early Amortization Event or Accumulation Event in respect of any Series shall have occurred, and, if the Trustee so determines that any such event shall have occurred, shall act pursuant to the terms of this Agreement and any applicable Supplement with respect to such occurrence.

          (c) Subject to Section 11.01(a), no provision of this Agreement or any Supplement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; PROVIDED, HOWEVER, that:

               (i) The Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

              (ii) The Trustee shall not be personally liable or liable in its capacity as Trustee with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with, unless otherwise specified herein, the direction of the Transferor, the Servicer, any Enhancement Provider or the Majority Certificateholders of any Series entitled to so direct, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement or any Supplement;

             (iii)  The Trustee shall not be charged with
     knowledge of the occurrence of any Servicer Default, Early Amortization Event, Prospective Early Amortization Event or Accumulation Event, unless a Responsible Officer of the Trustee obtains actual knowledge of such occurrence or the Trustee receives written notice, including through any Daily Report or Settlement Statement, of such occurrence from the Servicer, the Transferor, an Enhancement Provider or any Holders of Investor Certificates evidencing Undivided Interests aggregating not less than 10% of the Invested Amount of any Series adversely affected thereby; and

              (iv) Prior to the occurrence of a Servicer Default of which a Responsible Officer has received written notice or has actual knowledge, and after the curing or waiver of such Servicer Defaults that may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement and any Supplements; the Trustee shall not be liable except for the performance of such duties and obligations as shall be specifically set forth in this Agreement and any Supplement; no implied covenants or obligations shall be read into this Agreement or any Supplement against the Trustee and, in the absence of bad faith on the part of the trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and, if specifically required to be furnished pursuant to any provision of this Agreement or any Supplement, conforming to the requirements of this Agreement or such Supplement.

          (d) The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement or any Supplement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any obligations of the Servicer under this Agreement or any Supplement except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Agreement or any Supplement and except that the Trustee shall be obligated to examine each Daily Report, Settlement Statement, Termination Notice and each other notice delivered to a Responsible Officer pursuant to this Agreement and act in accordance with this Agreement and any applicable Supplement with respect thereto.

          (e) Except for actions expressly authorized by this Agreement or any Supplement, the Trustee shall take no action reasonably likely to impair the interests of the Trust in any Advance or related Receivable now existing or hereafter created or to impair the value of any Advance or related Receivable now existing or hereafter created.

          (f) Except as specifically provided in this Agreement or any Supplement, the Trustee shall have no power to vary the corpus of the Trust.

          (g) If, to the actual knowledge of a Responsible Officer of the Trustee, the Paying Agent or the Transfer Agent and Registrar shall fail to perform any obligation, duty or agreement in the manner or on the day required to be performed by the Paying Agent or the Transfer Agent and Registrar, as the case may be, under this Agreement, the Trustee shall be obligated as soon as possible after such Responsible Officer obtains actual knowledge thereof and receives appropriate records, if any, to perform such obligation, duty or agreement in the manner so required.

          (h) Except as specifically otherwise provided in this Agreement, any action, suit or proceeding brought in respect of one or more particular Series shall have no effect on the Trustee's rights, duties and obligations hereunder with respect to any one or more Series not the subject of such action, suit or proceeding.

          Section 11.02  CERTAIN MATTERS AFFECTING THE TRUSTEE.
Except as otherwise provided in Section 11.01:

          (a) The Trustee may rely on and shall be protected in acting on, or in refraining from acting in accordance with, any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented to it pursuant to this Agreement or any Supplement by the proper party or parties;

          (b) The Trustee may consult with counsel and other experts deemed appropriate by the Trustee and any advice from such counsel or Opinion of Counsel or written advice from such other experts shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

          (c) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or any Supplement, or to institute, conduct or defend any litigation hereunder or in relation hereto or any Supplement, at the request, order or direction of any Person or Persons, pursuant to the provisions of this Agreement or any Supplement, unless such Person or Persons shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby;

          (d) The Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or any Supplement;

          (e) The Trustee shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Majority Certificateholders of any Series which could be adversely affected if the Trustee does not perform such acts; PROVIDED, HOWEVER, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Servicer or, if paid by the Trustee, shall be reimbursed by the Servicer upon demand;

          (f) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or custodians, and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney or custodian appointed with due care by it hereunder;

          (g) Except as may be required by Section 11.01(b) hereof, the Trustee shall not be required to make any initial or periodic examination of any documents or records related to the Advances or related Receivables for the purpose of establishing the presence or absence of defects, the compliance by the Transferor or the Servicer with their representations and warranties or for any other purpose;

          (h)  The right of the Trustee to perform any
discretionary act enumerated in this Agreement or any Supplement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of any such act.

          Section 11.03 TRUSTEE NOT LIABLE FOR RECITALS IN CERTIFICATES. The Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates (other than the certificate of authentication on the Certificates). Except as set forth in Section 11.14, the Trustee makes no representations as to the validity or sufficiency of this Agreement or any Supplement or of the Certificates (other than the certificate of authentication on the Certificates) or of any Advance or Receivable or related document. The Trustee shall not be accountable for the use or application by the Transferor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Transferor in respect of the Advances or related Receivables.

          The Trustee shall have no duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Advance or Receivable by the Transferor or the Servicer pursuant to this Agreement or any Supplement or the eligibility of any Advance or Receivable for purposes of this Agreement or any Supplement. The Trustee shall have no responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the Successor Servicer or unless such security interest or lien pertains to the possession of any instrument evidencing an Advance) or to prepare or file any Securities and Exchange Commission filing for the Trust or to record this Agreement or any Supplement.

          Section 11.04 TRUSTEE MAY OWN CERTIFICATES, ETC. Each of the Trustee, the Transferor, the Servicer, and each of such Person's respective Affiliates in its individual or any other capacity may become the owner or pledgee of Investor Certificates; PROVIDED, that any Investor Certificates so held shall not be entitled to participate in any decisions made or instructions given to the Trustee by the Certificateholders as a group. The Trustee (and its Affiliates) may deal with the Transferor and the Servicer (and their respective Affiliates) in banking and trustee transactions with the same rights as it would have if it were not the Trustee.

          Section 11.05 ELIGIBILITY REQUIREMENTS FOR TRUSTEE. The Trustee hereunder shall at all times be a corporation organized and doing business under the laws of the United States or any state thereof, including the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000, and whose senior unsecured debt is rated at least the applicable rating specified in EXHIBIT 11.05 by Fitch or at least the applicable rating specified in EXHIBIT 11.05 by Duff & Phelps or be approved by the Rating Agencies, and be subject to supervision or examination by Federal or state authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purpose of this
Section 11.05, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 11.05, the Trustee shall resign immediately in the manner and with the effect specified in Section 11.06.

          Section 11.06  RESIGNATION OR REMOVAL OF TRUSTEE.

          (a) The Trustee may at any time resign and be discharged from the trust hereby created by giving written notice thereof to the Transferor and the Servicer. Upon receiving such notice of resignation, the Servicer (with the consent of the Majority Certificateholders of all outstanding Series) shall promptly appoint a successor trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

          (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 11.05 hereof and shall fail to resign after written request therefor by the Servicer, or if at any time the Trustee shall be legally unable to act, or shall be adjudged a bankrupt or insolvent, or if a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Servicer may remove the Trustee with the consent of the Majority Certificateholders of all outstanding Series, and, with the same such consent, promptly appoint a successor trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee.

          (c) Any resignation or removal of the Trustee and appointment of successor trustee pursuant to any of the provisions of this Section 11.06 shall not become effective until acceptance of appointment by the successor trustee as provided in
Section 11.07.

          Section 11.07  SUCCESSOR TRUSTEE.

          (a)  Any successor trustee appointed as provided in
Section 11.06 hereof shall execute, acknowledge and deliver to the Transferor and to its predecessor Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder and under any Supplement with like effect as if originally named as Trustee herein. The predecessor Trustee shall deliver to the successor trustee all documents or copies thereof, at the expense of the Servicer, and statements held by it hereunder; and the Transferor and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties and obligations. The Servicer shall immediately give notice to the Rating Agencies upon the appointment of a successor trustee.

          (b) No successor trustee shall accept appointment as provided in this Section 11.07 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 11.05 hereof.

          (c) Upon acceptance of appointment by a successor trustee as provided in this Section 11.07 hereof, such successor trustee shall mail notice of such succession hereunder to all Certificateholders at their addresses as shown in the Certificate Register.

          Section 11.08 MERGER OR CONSOLIDATION OF TRUSTEE. Any Person into which the Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be eligible under the provisions of Section 11.05 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Trustee, upon any such merger, conversion or consolidation, shall give notice to the Rating Agencies, the Servicer and the Certificateholders.

          Section 11.09  APPOINTMENT OF CO-TRUSTEE OR SEPARATE
TRUSTEE.

          (a) Notwithstanding any other provisions of this Agreement or any Supplement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust may at the time be located, the Trustee shall have the power and may execute and deliver all instruments to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, of all or any part of the Trust, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 11.09, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 11.05 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 11.07 hereof. Any such appointment of a co-trustee shall not relieve the Trustee of its duties under this Agreement.

          (b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

               (i) All rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Assets or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the discretion of the Trustee;

              (ii) No trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

             (iii)  The Trustee may at any time accept the
     resignation of or remove any separate trustee or co-trustee.

          (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article XI. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement or any Supplement, specifically including every provision of this Agreement or any Supplement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Servicer.

          (d) Any separate trustee or co-trustee may at any time constitute the Trustee, its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect to this Agreement or any Supplement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

          Section 11.10 TAX RETURNS. No federal or state income tax return shall be filed on behalf of the Trust unless either
(i) the Trustee or the Servicer shall receive an Opinion of Counsel based on a change in applicable law occurring after the date hereof that the Code or applicable state law requires such a filing or (ii) the Internal Revenue Service or applicable state taxation authority shall determine that the Trust is required to file such a return. In the event the Trust shall be required to file tax returns, the Servicer shall prepare or shall cause to be prepared any tax returns required to be filed by the Trust and shall remit such returns to the Trustee for signature at least five days before such returns are due to be filed; the Trustee shall promptly sign such returns and deliver such returns after signature to the Servicer and such returns shall be filed by the Servicer. Subject to the responsibilities of the Trustee set forth in Section 5.02(b), the Servicer in accordance with Section 5.02(b) shall also prepare or shall cause to be prepared all tax information required by law to be distributed to Investor Certificateholders. The Trustee, upon request, will furnish the Servicer with all such information known to the Trustee as may be reasonably required in connection with the preparation of all tax returns of the Trust, and shall, upon request, execute such returns. In no event shall the Trustee, the Servicer or the Transferor be liable for any liabilities, costs or expenses of the Trust, the Investor Certificateholders or the Certificate Owners arising out of the application of any tax law, including federal, state or local income or excise taxes or any other tax imposed on or measured by income (or any interest, penalty or addition with respect thereto or arising from a failure to comply therewith).

          Section 11.11 TRUSTEE MAY ENFORCE CLAIMS WITHOUT POSSESSION OF CERTIFICATES. All rights of action and claims under this Agreement or any Supplement or the Certificates may be prosecuted and enforced by the Trustee without the possession of any of the Certificates or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Certificateholders in respect of which such judgment has been obtained.

          Section 11.12 SUITS FOR ENFORCEMENT. If a Servicer Default of which a Responsible Officer has received written notice or actual knowledge shall occur and be continuing, the Trustee, in its discretion may, subject to the provisions of
Article X, proceed to protect and enforce its rights and the rights of the Certificateholders under this Agreement or any Supplement by suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Agreement or any Supplement or in aid of the execution of any power granted in this Agreement or any Supplement or for the enforcement of any other legal, equitable or other remedy as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of the Trustee or the Certificateholders. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Certificateholder any plan of reorganization, arrangement, adjustment or composition affecting the Certificates or the rights of any holder thereof, or authorize the Trustee to vote in respect of the claim of any Certificateholder in any such proceeding.

          Section 11.13 RIGHTS OF CERTIFICATEHOLDERS TO DIRECT TRUSTEE. The Majority Certificateholders of any Series with respect to matters only affecting the related Series, or the Holders of Senior Certificates aggregating together more than 50% of the affected Undivided Interests with respect to matters affecting more than one Series shall have the right to direct the time, method and place at or by which the Trustee conducts any proceeding for any remedy available to the Trustee, or exercises any such trust or power conferred upon the Trustee; PROVIDED that to the extent that the Trustee fails to make a demand for payment pursuant to or under any Enhancement Agreement then any Holder of an Investor Certificate shall have the right to direct the Trustee to make such demand for payment; PROVIDED, HOWEVER, that, subject to Section 11.01, the Trustee shall have the right to decline to follow any such direction if the Trustee being advised by counsel determines that the action so directed may not lawfully be taken, or if the Trustee in good faith shall, by a Responsible Officer or Responsible Officers of the Trustee, determine that the proceedings so directed would be illegal or involve it in personal liability or be unduly prejudicial to the rights of Certificateholders not parties to such direction; and PROVIDED, FURTHER, that nothing in this Agreement or any Supplement shall impair the right of the Trustee to take any action deemed proper by the Trustee and which is not inconsistent with such direction of the Certificateholders.

          Section 11.14  REPRESENTATIONS AND WARRANTIES OF
TRUSTEE.  The Trustee represents and warrants, as of the Initial
Closing Date and, with respect to any Series, as of the related
Closing Date, that:

               (i)  The Trustee is a banking corporation
     organized, existing and in good standing under the laws of the State of New York;

              (ii) The Trustee has full power, authority and right to execute, deliver and perform this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement;

             (iii) This Agreement has been duly executed and delivered by the Trustee; and

              (iv) This Agreement constitutes the legal, valid and binding obligation of the Trustee, enforceable in accordance with its terms (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally).

          Section 11.15 MAINTENANCE OF OFFICE OR AGENCY. The Trustee will maintain at its expense in the Borough of Manhattan, The City of New York, an office or offices or agency or agencies where notices and demands to or upon the Trustee in respect of the Certificates and this Agreement may be served. The Trustee initially appoints the Corporate Trust Office as its office for such purposes in New York. The Trustee will give prompt written notice to the Servicer and to Certificateholders of any change in the location of the Certificate Register or any such office or agency.

          Section 11.16 STATEMENTS, CERTIFICATES AND REPORTS. A copy of each statement, certificate and report furnished to the Trustee pursuant to this Agreement shall be provided to any Certificateholder or Rating Agency requesting the same in a writing to the Trustee addressed to the Corporate Trust Office.

          Section 11.17 TRUSTEE'S FEES AND EXPENSES. The Trustee shall be entitled to receive reasonable compensation (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by it in the execution of the Trust hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder or under any Supplement and the Trustee shall also be entitled to Documented Trustee Expenses. The share of the aforesaid Trustee's compensation allocable to each Series with respect to any date of payment shall be as set forth in the Supplement related thereto. The remainder, if any, of the aforesaid Trustee's compensation shall be paid by the Transferor, and in no event shall any Investor Certificateholders be liable for the payment of such remainder. Each Series shall pay its pro rata share of the Documented Trustee Expenses that relate to such Series; for purposes of this sentence, "pro rata share" shall be determined based on the aggregate amount of the Invested Amounts of all Series to which such Documented Trustee Expenses relate. The provisions of this paragraph shall survive the termination of the Trust and the resignation or removal of the Trustee.


                           ARTICLE XII

                           TERMINATION

          Section 12.01 TERMINATION OF TRUST. (a) The respective obligations and responsibilities of the Transferor, the Servicer and the Trustee created hereby (other than the obligation of the Trustee to make payments to Certificateholders as hereafter set forth) shall terminate, except with respect to the duties described in Sections 7.04, 8.04, 11.17 and 12.03(a), upon the earlier of (i) the Business Day after the day on which
(x) the Aggregate Invested Amount is zero or (y) available funds shall have been deposited in Series Accounts at the times and in the amounts provided for in this Agreement (including Sections 2.04, 12.01(b), 12.02 and Article IV hereof) and any applicable Supplement sufficient to pay the Aggregate Invested Amount plus interest accrued at the applicable Certificate Rates through the last day of the month preceding the next Payment Date in full with respect to each Series of Certificates; and (ii) the expiration of 21 years from the death of the last survivor of the descendants of George H. W. Bush living on the date of this Agreement (the "FINAL TRUST TERMINATION DATE").

          (b) If on the Determination Date in the month immediately preceding the month in which the Final Trust Termination Date occurs (after giving effect to all transfers, withdrawals, deposits and drawings to occur on such date and the payment of principal on any Series of Investor Certificates to be made on the related Payment Date pursuant to Section 4.05) the Invested Amount of any Series would be greater than zero, the Servicer on behalf of the Trust shall sell in a commercially reasonable manner within 30 days of such Determination Date all of the Advances, the related Receivables and the Related Property. The proceeds of such sale, net of all reasonable expenses of the Trustee incurred in connection with such sale, which shall be paid to the Trustee from such proceeds, shall be treated as Collections of the Advances, the Related Receivables and shall be allocated in accordance with Section 4.03. During such 30-day period, the Servicer shall continue to collect Collections on the Advances and related Receivables and allocate such payments in accordance with the provisions of Section 4.03.

          Section 12.02  OPTIONAL PURCHASE AND SERIES TERMINATION
DATE OF INVESTOR CERTIFICATES OF ANY SERIES.

          (a) If provided in any Supplement, on a Payment Date the Transferor may, but shall not be obligated to, purchase any Series of Investor Certificates on the next following Payment Date by depositing into a Series Account specified in such Supplement, prior to such Payment Date, an amount equal to the sum of (i) the Invested Amount of such Series plus (ii) interest accrued and unpaid thereof at the applicable Certificate Rate through the end of the interest accrual period preceding such Payment Date, plus (iii) any amounts owing to Enhancement Providers or the Trustee with respect to such Series (the "SERIES REPURCHASE AMOUNT").

          In the event that the Trustee obtains no satisfactory bid from an Eligible Servicer in the circumstances described in
Section 10.02, and the Servicer delivers an Officer's Certificate to the Trustee to the effect that the Servicer cannot in good faith cure the applicable Servicer Default, then the Transferor may, but shall not be obligated to, purchase any Series of Investor Certificates on the next following Payment Date by depositing the related Series Repurchase Amount, prior to such Payment Date, into a Series Account specified in the Supplement relating to such Series.

          No purchase of any Certificates contemplated by the preceding two paragraphs shall occur (i) unless the Transferor shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee to the effect that such purchase of any Certificates would not constitute a fraudulent conveyance of the Transferor or (ii) if the Transferor is party to a proceeding provided under a Debtor Relief Law (other than as a creditor or a claimant).

          (b)  The Series Repurchase Amount deposited pursuant to
Section 12.02(a) shall be paid to the Investor Certificateholders of the related Series and the Enhancement Provider or the Trustee with respect to such Series pursuant to Article IV and the related Supplement on the Payment Date following the date of such deposit. All Certificates which are purchased by the Transferor pursuant to Section 12.02(a) shall be delivered by the Transferor upon such purchase to, and be cancelled by, the Transfer Agent and Registrar and be disposed of in a manner satisfactory to the Trustee and the Transferor.

          (c) All principal or interest with respect to any Series of Investor Certificates shall be due and payable no later than the Series Termination Date with respect to such Series. Unless otherwise provided in a Supplement (e.g., providing for Enhancement to cover payment of such principal and interest), in the event that the Invested Amount of any Series of Certificates is greater than zero on its Series Termination Date, the Trustee will use its best efforts to sell or cause to be sold in a commercially reasonable manner, and pay the proceeds (net of all reasonable expenses of the Trustee incurred in connection with such sale, which shall be paid to the Trustee from such proceeds), to the extent necessary, to all Senior Certificateholders of such Series pro rata, in final payment of all principal of and accrued interest on such Series of Certificates, an amount of Advances up to such Series' Series Allocation Percentage of Advances, together with the related Receivables and other Related Property, at the close of business on such date. Any proceeds of such sale in excess of such principal and interest paid and such expenses of the Trustee shall be paid FIRST in respect of any amounts owing to the Enhancement Provider for such Series, SECOND to the Subordinated Certificateholders of such Series in an amount up to the remaining Subordinated Invested Amount plus any accrued and unpaid interest thereon and THIRD to the Transferor. Upon payment of the proceeds of such sale as provided in this Section 12.02(c), all principal of and accrued interest on such Series shall be deemed for all purposes to have been paid in full. Upon such Series Termination Date, or (if applicable) on the first Payment Date following the sale of Advances, related Receivables and Related Property called for above in this Section 12.02(c), with respect to the applicable Series of Certificates, final payment of all amounts allocable to any Investor Certificates of such Series shall be made in the manner provided in Section 12.03.

          Section 12.03  FINAL PAYMENT.

          (a) Written notice of any termination, specifying the Special Payment Date upon which the Investor Certificateholders of any Series will receive payment of the final distribution with respect to such Series, shall be given (subject to at least ten days' prior notice from the Servicer to the Trustee) by the Trustee to the Investor Certificateholders of such Series mailed not later than the fifth day of the month of such final distribution specifying (i) the Payment Date (which shall be the Payment Date in the month in which the deposit is made pursuant to Section 2.04(d) or 12.02(a)) upon which final payment of such Investor Certificates will be made to the Certificateholders of record on the Record Date immediately preceding such Payment Date and (ii) the amount of any such final payment. Each Certificateholder by its purchase of a Certificate shall be deemed to agree to use its best efforts to return its Certificate for cancellation by the Trustee within 60 Business Days after the final distribution with respect thereto. The Servicer's notice to the Trustee in accordance with the preceding sentence shall be accompanied by an Officer's Certificate setting forth the information specified in Section 5.02(a), as applicable, covering the period during the then current calendar year through the date of such notice and setting forth the date of such final distribution. The Trustee shall give such notice to the Transfer Agent and Registrar and the Paying Agent at the time such notice is given to such Certificateholders. The Paying Agent or the Trustee shall pay out of funds then on deposit in the Concentration Account and Series Accounts to the Certificateholders of such Series of record in the Certificate Register on the Record Date all amounts then due and payable to such Certificateholders. In the event that all of the Investor Certificateholders of all, or the applicable, Series, shall not surrender their Certificates for cancellation within one month after the date specified in the above-mentioned written notice, the Trustee shall give a second written notice to the remaining Investor Certificateholders, upon receipt of the appropriate records from the Transfer Agent and Registrar, to surrender their Certificates for cancellation.

          (b) All Certificates surrendered for cancellation in connection with the final distribution with respect to such Certificates, shall be cancelled by the Transfer Agent and Registrar and be disposed of in a manner satisfactory to the Trustee. Upon the termination of the Trust, the Transferor shall return the Transferor Certificate to the Trustee, and the Trustee shall dispose of such Certificates in a manner satisfactory to the Trustee.

          Section 12.04 TRANSFEROR'S TERMINATION RIGHTS. Upon the termination of the Trust pursuant to this Article XII and the surrender of the Transferor Certificate, the Trustee shall assign, transfer and otherwise convey to the Transferor or its designee (without recourse, representation or warranty) all right, title and interest of the Trust in the Advances, related Receivables and the other Trust Assets, whether then existing or thereafter created, all moneys due or to become due with respect thereto, and all proceeds thereof, and release and terminate the security interest granted pursuant to Section 2.01. The Trustee shall execute and deliver such instruments of transfer and assignment, and UCC termination statements, in each case prepared by the Transferor and without recourse, representation or warranty, as shall be reasonably requested by the Transferor to vest in the Transferor or its designee all right, title and interest which the Trust had in the Advances, related Receivables and other Trust Assets and to evidence the release and termination of such security interest.

          Section 12.05  DEFEASANCE.  Except as may be expressly
provided to the contrary with respect to any Series in the Supplement related thereto:

          (a) The Transferor may at its option be discharged from its obligations with respect to the Investor Certificates on the date the applicable conditions set forth in Section 12.05(c) are satisfied ("DEFEASANCE"); PROVIDED, HOWEVER, that the following rights, obligations, powers, duties and immunities shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of Investor Certificates to receive, solely from the trust fund provided for in Section 12.05(c), payments in respect of principal of and interest on such Investor Certificates when such payments are due; (B) the Transferor's obligations with respect to such Certificates under Sections 6.03 and 6.04; (C) the rights, powers, trusts, duties and immunities of the Trustee, the Paying Agent and the Transfer Agent and Registrar hereunder; and
     (D) this Section 12.05.

          (b) Subject to Section 12.05(c), the Transferor at its option may use Interest Collections, Principal Collections and Recoveries that would otherwise be allocated to the Series being defeased pursuant to Sections 4.04, 4.05 and
     4.06 to purchase Eligible Investments rather than additional Advances and related Receivables for transfer to the Trustee for the benefit of the Certificateholders of such Series from time to time until such time as no Advances and related Receivables remain in the Trust.

          (c) The following shall be the conditions to Defeasance under Section 12.05(a): (1) the Transferor irrevocably shall have deposited or caused to be deposited with the Trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, as trust funds in trust for making the payments described below, (A) Dollars in an amount, or (B) Eligible Investments which through the scheduled payment of principal and interest in respect thereof will provide, not later than the due date of payment thereon, money in an amount, or (C) a combination thereof, in each case sufficient to pay and discharge, and, which shall be applied by the Trustee to pay and discharge, all remaining scheduled interest and principal payments on all outstanding Investor Certificates of the Series being defeased on the dates scheduled for such payments in this Agreement and the applicable Supplements;
     (2) prior to its first exercise of its right pursuant to this Section 12.05 to substitute money or Eligible Investments for Advances and related Receivables, the Transferor shall have delivered to the Trustee one or more Opinions of Counsel to the effect that such deposit and termination of obligations will not result in (x) the Holders of such Investor Certificates recognizing income, gain, or loss for federal income or Florida or New York income tax purposes or an adverse effect on the characterization of such Certificates as indebtedness for federal income or Florida, New York or income tax purposes or (y) the Trust being required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended; (3) the Transferor shall have delivered to the Trustee an Officer's Certificate stating that such deposit and termination of obligations will not result in an Early Amortization Event for any Series; (4) the Transferor shall have delivered to the Rating Agencies an Opinion of Counsel in form and substance satisfactory to the Rating Agencies to the effect that the deposit pursuant to clause (1) of this paragraph (c) shall not constitute a preferential transfer within the meaning of the Bankruptcy Code of the United State of America; and (5) the Transferor shall have delivered to the Rating Agencies and the Trustee a certificate of Deloitte & Touche or another nationally recognized independent public accountants (who may also render services to the Servicer or the Transferor), in form and substance satisfactory to the Rating Agencies, to the effect that the deposit pursuant to clause (1) of this paragraph (c) will be sufficient to pay and discharge all remaining scheduled interest and principal payments on all outstanding Investor Certificates of such Series.


                          ARTICLE XIII

                    MISCELLANEOUS PROVISIONS

          Section 13.01  AMENDMENT.

          (a) This Agreement may be amended from time to time by the Servicer, the Transferor and the Trustee, without the consent of any of the Certificateholders as shall not have consented thereto, to cure any ambiguity which may be inconsistent with any other provisions herein or any patent error herein, or to improve the position of the Senior Certificateholders, provided that such action shall not adversely affect the interests of any of the Investor Certificateholders, as specifically addressed by the Opinion of Counsel required to be delivered in connection therewith pursuant to Section 13.01(f).

          (b) This Agreement (including any Supplement) may also be amended or the provisions thereof waived from time to time by the Transferor, the Servicer and the Trustee with the consent of the Holders of Investor Certificates aggregating not less than 66-2/3% of the Invested Amount of each Class of each Series adversely affected for the purpose of adding any provisions to, changing in any manner or eliminating any of the provisions of this Agreement (including any Supplement) or of modifying in any manner the rights of Certificateholders of any Class of any Series then issued and outstanding. No such amendment or waiver, however, may (i) reduce in any manner the amount of or delay the timing of, distributions required to be made with respect of such Class of such Series or impair the right to institute suit for the enforcement of any such distribution, (ii) change the definition or the manner of calculating interest in respect of any Investor Certificate of such Class of such Series, (iii) modify any of the covenants set forth in Section 2.06 or, except as expressly provided herein, terminate the security interest of this Agreement on any Trust Assets at any time subject thereto or deprive any Certificateholder of the benefit afforded thereby,
(iv) reduce the aforesaid percentage of Invested Amounts the Holders of which are required to consent to any such amendment or waiver, in each case without the consent of all Certificateholders of such Class or such Series adversely affected.

          (c) Promptly after the execution of any amendment or waiver in respect of this Agreement, the Trustee shall furnish a copy of such amendment to each Investor Certificateholder (or, with respect to an amendment or waiver of a Supplement, to the Holders of the Certificates of the related Series) and to each Rating Agency.

          (d) Any Supplement and any amendments necessary to effectuate the addition or removal of Advances and related Receivables pursuant to the terms of this Agreement executed in accordance with the provisions hereof shall not be considered amendments to this Agreement or any Supplement, including for the purpose of Sections 13.01(a), (b) and (c).

          (e) Prior to the execution of any amendment or waiver to this Agreement or any Supplement, the Trustee shall receive and be entitled to rely upon an Opinion of Counsel of Milbank, Tweed, Hadley & McCloy, or other nationally recognized securitization counsel, stating that the execution of such amendment or waiver is authorized or permitted by this Agreement. The Trustee may, but shall not obligated to, enter into any such amendment or waiver which affects the Trustee's own rights, duties or immunities under this Agreement, any Supplement or otherwise.

          Section 13.02  PROTECTION OF RIGHT, TITLE AND INTEREST
OF TRUST.

          (a) The Servicer shall cause this Agreement, any Supplement, all amendments hereto or thereto and/or all financing statements and continuation statements and any other necessary documents covering the Certificateholders and the Trustee's right, title and interest to the Trust Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee hereunder to all property comprising the Trust Assets. The Servicer shall deliver to the Trustee file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Transferor shall cooperate fully with the Servicer in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 13.02(a).

          (b) The Servicer and Factors, if it is not the Servicer, will give the Trustee and each Enhancement Provider prompt written notice of any relocation of any office from which it services Advances or keeps records concerning the Advances or Receivables or of its principal place of business or chief executive office and whether, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall file such financing statements or amendments as may be necessary to perfect or to continue the perfection of the Trust's ownership or security interest in the Advances, the related Receivables and the other Trust Assets. The Servicer and Factors, if it is not the Servicer, will at all times maintain each office from which it services, or maintains records in respect of, Advances, the related Receivables and the Related Property and its principal executive office within the United States of America.

         (c) The Servicer will deliver to the Trustee: (i) upon the execution and delivery of each amendment of Article I, II, III or IV hereto, an Opinion of Counsel, substantially in the form of EXHIBIT 13.02(C)(I) hereto, (ii) on or before March 31 of each year, beginning with March 31, 1995, an Opinion of Counsel, substantially in the form of EXHIBIT 13.02(C)(II) hereto, dated as of a date between January 1 and March 31 of such year, (iii) on or before March 31 of each calendar year, beginning with March 31, 1995, an Opinion of Counsel from independent counsel of the Transferor or the Servicer, which counsel shall be reasonably acceptable to the Trustee (with the consent of the Majority Certificateholders of all outstanding Series), stating that
(x) such counsel has reviewed (1) a list prepared by the Servicer setting forth the Designated Accounts, the names of the Clients in respect of such Designated Accounts and each UCC financing statement filed in respect of each such Client and/or Designated Account hereunder, under the Contribution and Sale Agreement or pursuant to the relevant Factoring Agreement (together with the date of recordation, place or recordation and recordation number thereof), (2) the UCC financing statements filed hereunder, under the Contribution and Sale Agreement and under each relevant Factoring Agreement showing (aa) Transferor as "debtor" and the Trustee as "secured party," (bb) Factors as "debtor" and "Transferor" as "original secured party" (whether or not assigned to the Trustee) and (cc) any Client under a Designated Account as "debtor" and "Factors" as "original secured party" (whether or not assigned to Transferor and/or Trustee) and (3) a report from a UCC reporting service of national reputation in respect of any local, state or federal income tax lien filing against Factors, Transferor, CF One, Holding, Capital Bank or Capital Bancorp recorded with the Secretary of State of Florida, the Secretary of State of New York and/or the Secretary of State of California,
(y) all action has been taken with respect to the recording, filing, registering, re-recording, refiling, re-registering or continuing of all UCC financing statements required to be filed hereunder in order for the Trustee to have and continue to have a perfected first priority security interest in and to the Advances and to have a perfected first priority security interest in and to the Receivables securing the Advances under the Designated Accounts or, if any such action is required to be so taken, the specific actions that must be so taken and when such actions should be so taken and (z) no local, state or federal tax lien shall have appeared of record in the report referred to in sub-clause (x)(3) above or, if such a tax lien shall have so appeared of record, the description of such lien and the amount of delinquent taxes secured thereby, (iv) on or before the last day of each calendar quarter, beginning with September 30, 1994, a report from a UCC reporting service of national reputation in respect of any local, state or federal income tax lien filing against Factors, Transferor, CF One, Holding, Capital Bank or Capital Bancorp recorded with the Secretary of State of Florida, the Secretary of State of New York and/or the Secretary of State of California, and (v) on or before each Determination Date, a master list or lists (the "CLIENT UCC LIST") containing the name of each Client in a Designated Account as of the last day of the prior Settlement Period, the date the most recent UCC financing statement or continuation statement in favor of Factors was filed with respect to such Client and the date on which such financing statement or continuation statement shall expire. The Trustee shall from time to time determine whether evidence of the filing of a continuation statement shall have been delivered to it pursuant to Section 2.01 prior to the expiration date for each Client as reported in the Client UCC List.

          (d) If at any time the Servicer is no longer Factors, the Transferor shall deliver to the Successor Servicer powers-of-attorney such that such Successor Servicer may perform the obligations set forth in Sections 13.02(a), 13.02(b) and 13.02(c).

          Section 13.03  LIMITATION ON RIGHTS OF CERTIFICATE-
HOLDERS.

          (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor shall such death or incapacity entitle such Certificateholders' legal representatives or heirs to claim an accounting or to take any action or commence any proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

          (b) No Certificateholder shall have any right to vote (except as specifically provided in this Agreement or any Supplement) or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed (other than for tax purposes) so as to constitute the Certificateholders from time to time as partners; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof, except as expressly provided for herein.

          (c) No Certificateholder shall have any right by virtue of any provisions of this Agreement or any Supplement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless the Majority Certificateholders of any Series which may be materially adversely affected but for the institution of such suit, action or proceeding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 30 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Certificateholders shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement or any Supplement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder (except pursuant to the priorities established in the applicable Supplement), or to enforce any right under this Agreement or any Supplement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders in accordance with any priorities established in the applicable Supplements. For the protection and enforcement of the provisions of this Section 13.03, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

          Section 13.04  GOVERNING LAW; JURISDICTION; CONSENT TO
SERVICE OF PROCESS.

          (a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          (b) JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (c) CONSENT TO SERVICE OF PROCESS. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.05. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          Section 13.05 NOTICES. All demands, notices, directions, instructions and communications hereunder shall be in writing and shall be deemed to have been duly given (i) if personally delivered, (ii) if sent by facsimile transmission,
(iii) the next day after dispatch by overnight courier to other than a post office box or (iv) five days after mailing by certified or registered mail, return receipt requested, (a) in the case of the Servicer, to Capital Factors, Inc., 1799 West Oakland Park Boulevard, Fort Lauderdale, FL 33311, Attention:
John W. Kiefer and Dennis A. McDermott, telephone: 305-730-2900, facsimile: 305-730-2920; (b) in the case of the Trustee, to the Corporate Trust Office; (c) in the case of the Transferor, to CF Funding Corp., P.O. Box 8457, Fort Lauderdale, FL 33310-8457,
Attention: President, telephone: 305-677-9931, facsimile: 305-730-2918, with a copy to: Capital Factors, Inc., 1799 West Oakland Park Boulevard, Fort Lauderdale, FL 33311, Attention:
John W. Kiefer and Dennis A. McDermott, telephone: 305-730-2900, facsimile: 305-730-2920; or, as to each such Person, at such other address as shall be designated by such Person in a written notice to each other party. Any notice required or permitted to be mailed to a Certificateholder shall be given by first-class registered mail, postage prepaid, at the address of such Certificateholder as shown in the Certificate Register (with a copy thereof to one such other Person as such Certificateholder may have requested in writing, the address of such other Person to receive such copy also to be shown in the Certificate Register). Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given after the fifth Business Day after such mailing, whether or not the Certificateholder receives such notice.

          Copies of all notices, reports, certificates and amendments required to be delivered to the Rating Agencies hereunder shall be mailed to the Rating Agencies as follows:
Fitch Investors Service, Inc., One State Street Plaza, 32nd Floor, New York, New York 10004, Attention: Asset Backed Securities Group and Duff & Phelps Credit Rating Co., 55 East Monroe Street, Chicago, Illinois 60603, Attention: Structured Finance--Research and Monitoring.

          The Trustee shall promptly deliver to the Transferor, the Servicer and each Rating Agency any notices it receives in connection with this Agreement which are not otherwise delivered to such parties unless a Responsible Officer of the Trustee reasonably believes that a copy of such notice has previously been so delivered.

          Section 13.06 SEVERABILITY OF PROVISIONS. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or rights of the Certificateholders thereof.

          Section 13.07 ASSIGNMENT. Notwithstanding anything to the contrary contained herein, except as provided in Sections
8.02 or 8.05, this Agreement, including any Supplement, may not be assigned by the Servicer without the prior consent of the Majority Certificateholders of all outstanding Series.

          Section 13.08 CERTIFICATES NONASSESSABLE AND FULLY PAID. It is the intention of the parties to this Agreement that the Investor Certificateholders shall not be personally liable for obligations of the Trust, that the interests in the Trust represented by the Certificates shall be nonassessable for any losses or expenses of the Trust or for any reason whatsoever, and that Certificates upon authentication thereof by the Trustee pursuant to Sections 2.07 and 6.02 are and shall be deemed fully paid.

          Section 13.09 FURTHER ASSURANCES. The Transferor and the Servicer agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Trustee more fully to effect the purposes of this Agreement, including the execution of any financing statements or continuation statements relating to the Advances, the related Receivables and the other Trust Assets for filing under the provisions of the UCC of any applicable jurisdiction.

          Section 13.10 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of any Certificateholder or any party hereto, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

          Section 13.11 COUNTERPARTS. This Agreement and any Supplement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

          Section 13.12 THIRD-PARTY BENEFICIARIES. This Agreement and any Supplement will inure to the benefit of and be binding upon the parties hereto, and, in addition, shall inure to the benefit of the Certificateholders and their respective successors and permitted assigns. Except as otherwise provided in this Article XIII or Section 7.04, no other Person will have any right or obligation hereunder.

          Section 13.13  ACTIONS BY CERTIFICATEHOLDERS.

          (a) Wherever in this Agreement or any Supplement, a provision is made that an action may be taken or a notice, demand or instruction given by Investor Certificateholders, such action, notice or instruction may be taken or given by any Investor Certificateholder of any Series, unless such provision requires a specific percentage of Investor Certificateholders of a certain Series or all Series or certain Classes.

          (b) Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind such Certificateholder and every subsequent holder of such Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done or omitted to be done by the Trustee or the Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

          (c) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement or any Supplement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by an agent duly appointed in writing; and except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, when required, to the Transferor or the Servicer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement or any Supplement and conclusive in favor of the Trustee, the Transferor and the Servicer, if made in the manner provided in this Section.

          (d) The fact and date of the execution by any Certificateholder of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

          (e) The Trustee may require such additional proof of any matter referred to in this Section as it shall reasonably deem necessary.

          Section 13.14 MERGER AND INTEGRATION. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

          Section 13.15  HEADINGS.  The headings herein are for
purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

          Section 13.16  SCHEDULES AND EXHIBITS.  The schedules,
exhibits and annexes attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

          Section 13.17 ASSIGNMENT OF RELATED PROPERTY. (a) Notwithstanding the Transferor's assignment of the Related Property hereunder and for so long as no Early Amortization Event shall exist, the Transferor shall be permitted to give all consents, requests, notices, directions, approvals, extensions or waivers, if any, which are required by the specific terms of the Contribution and Sale Agreement to be given by it to Factors.
The assignment of the Related Property hereunder shall not relieve the Transferor or Factors from the performance of any term, covenant, condition or agreement on the part of the Transferor or Factors to be performed or observed under or in connection with the Contribution and Sale Agreement.

          (b) Promptly following a request from the Majority Certificateholders of an affected Series or the Trustee, acting at the direction of such Majority Certificateholders, to do so, and at the Transferor's own expense, the Transferor, prior to an Early Amortization Event, and the Trustee, after an Early Amortization Event, agree to exercise any and all rights, remedies, powers and privileges lawfully available to the Transferor under or in connection with the Contribution and Sale Agreement to the extent and in the manner directed by the Majority Certificateholders of all affected Series or the Trustee, acting at the direction of such Majority Certificateholders, including the transmission of notices of default on the part of the Transferor thereunder and the institution of legal or administrative action or proceedings to compel or secure performance by Factors of its obligations under the Contribution and Sale Agreement. The Transferor, prior to an Early Amortization Event, and the Trustee, after an Early Amortization Event, further agrees that it will not, without the prior written consent of the Majority Certificateholders of all outstanding Series or the Trustee, acting at the direction of such Majority Certificateholders, exercise any right, remedy, power or privilege available to it under the Contribution and Sale Agreement or take any action to compel or secure performance or observance by Factors of its obligations thereunder, or give any consent, request, notice, direction, approval, extension or waiver to Factors under the Contribution and Sale Agreement not required to be exercised, taken, observed or given by the Transferor pursuant to the terms of the Contribution and Sale Agreement.

          (c) The Transferor agrees to give the Trustee and the Investor Certificateholders of all outstanding Series prompt written notice of any default on the part of Factors under the Contribution and Sale Agreement that comes to the Transferor's attention.

          (d)  The Majority Certificateholders of all outstanding
Series shall have the right to direct the time and manner at or in which the Trustee exercises any right, remedy, power or privilege available to it under the Contribution and Sale
Agreement.

          Section 13.18 NO PROCEEDINGS. The Trustee and the Servicer each hereby agrees that it will not institute against the Transferor, or join any other Person in instituting against the Transferor, any proceeding under any Debtor Relief Law so long as any Investor Certificates shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Investor Certificates shall have been outstanding.

          Section 13.19  OBLIGATIONS.   Anything contained in
this Agreement to the contrary notwithstanding, the Trustee shall not be precluded from having recourse to, and pursuing any rights or remedies it may have hereunder, under any document related hereto or at law or in equity against, the Transferor, Factors or any Servicer due to, or arising out of, (i) any fraud perpetrated by any such person in connection with transactions described in, or contemplated by, this Agreement, any Supplement or the Contribution and Sale Agreement, (ii) any failure by any such person, respectively, to deposit money required by such Person to be so deposited pursuant to Section 2.04(c), Section 2.04(d) or
Section 3.03 or (iii) any breach by any such person, respectively, in respect of any indemnity given by such person hereunder, under any document related hereto or in any Supplement.


                       [SIGNATURES FOLLOW]

















































          IN WITNESS WHEREOF, CF Funding Corp., Capital Factors,
Inc. and Bankers Trust Company have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.


                                   CF FUNDING CORP.,
                                   as Transferor


                                   By: /s/ Dennis McDermott
                                   Name: Dennis McDermott
                                   Title: Treasurer



                                   CAPITAL FACTORS, INC.,
                                   individually and as Servicer


                                   By: /s/ Dennis McDermott
                                   Name: Dennis McDermott
                                   Title:  Senior Vice President



                                   BANKERS TRUST COMPANY,
                                   as Trustee


                                   By: /s/ Marie C. Rasch
                                   Name: Marie C. Rasch
                                   Title: Vice President




























                          EXHIBIT 10.5












                        CF FUNDING CORP.,
                              Buyer



                               and



                     CAPITAL FACTORS, INC.,
                             Seller








                 CONTRIBUTION AND SALE AGREEMENT
                    Dated as of June 1, 1994
























                        TABLE OF CONTENTS


                                                             Page

                            ARTICLE I

                           DEFINITIONS


Section 1.1  Definitions . . . . . . . . . . . . . . . . . . .

Section 1.2  Other Definitional Provisions . . . . . . . . . .

                           ARTICLE II

         PURCHASE, CONVEYANCE AND SERVICING OF ADVANCES


Section 2.1  Sale. . . . . . . . . . . . . . . . . . . . . . .

Section 2.2  Addition of Accounts. . . . . . . . . . . . . . .

                           ARTICLE III

                    CONSIDERATION AND PAYMENT


Section 3.1  Purchase Price. . . . . . . . . . . . . . . . . .

Section 3.2  Payment of Purchase Price . . . . . . . . . . . .

Section 3.3  Settlement. . . . . . . . . . . . . . . . . . . .

Section 3.4  Capital Contribution. . . . . . . . . . . . . . .

                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES


Section 4.1  Seller's Representations and Warranties . . . . .

Section 4.2  Seller's Representations and Warranties
               Regarding Advances and Receivables. . . . . . . .

Section 4.3  Representations and Warranties of the Buyer . . . .

Section 4.4  Survival of Representations and Warranties. . . . .

                            ARTICLE V

                  COVENANTS OF SELLER AND BUYER


Section 5.1  Seller Covenants. . . . . . . . . . . . . . . . . .

Section 5.2  Buyer Covenants . . . . . . . . . . . . . . . . . .

Section 5.3  Service Covenants . . . . . . . . . . . . . . . . .

                           ARTICLE VI

                      REPURCHASE OBLIGATION


Section 6.1  Mandatory Repurchase. . . . . . . . . . . . . . . .

Section 6.2  Conveyance of Repurchased Advances. . . . . . . . .

                           ARTICLE VII

                      CONDITIONS PRECEDENT


Section 7.1  Conditions to the Buyer's Obligations
               Regarding Advances. . . . . . . . . . . . . . . .

Section 7.2  Conditions Precedent to the Seller's
               Obligations . . . . . . . . . . . . . . . . . . .

                          ARTICLE VIII

                      TERM AND TERMINATION


Section 8.1  Term. . . . . . . . . . . . . . . . . . . . . . . .

Section 8.2  Effect of Termination . . . . . . . . . . . . . . .

                           ARTICLE IX

                    MISCELLANEOUS PROVISIONS


Section 9.1  Amendment . . . . . . . . . . . . . . . . . . . . .

Section 9.2  Governing Law; Jurisdiction; Consent
               to Service of Process . . . . . . . . . . . . . .

Section 9.3  Notices . . . . . . . . . . . . . . . . . . . . . .

Section 9.4  Severability of Provisions. . . . . . . . . . . . .

Section 9.5  Assignment. . . . . . . . . . . . . . . . . . . . .

Section 9.6  Further Assurances. . . . . . . . . . . . . . . . .

Section 9.7  No Waiver; Cumulative Remedies. . . . . . . . . . .

Section 9.8  Counterparts. . . . . . . . . . . . . . . . . . . .

Section 9.9  Binding Effect; Third-Party Beneficiaries . . . . .

Section 9.10  Merger and Integration . . . . . . . . . . . . . .

Section 9.11  Headings . . . . . . . . . . . . . . . . . . . . .

Section 9.12  Schedules and Exhibits . . . . . . . . . . . . . .






















































                 CONTRIBUTION AND SALE AGREEMENT

          CONTRIBUTION AND SALE AGREEMENT, dated as of June 1,
1994, by and between CAPITAL FACTORS, INC., a Florida corporation
(the "Seller"), and CF FUNDING CORP., a Delaware corporation (the
"Buyer"), a wholly-owned subsidiary of the Seller.

                      W I T N E S S E T H:

          WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell or contribute to the Buyer (i) Advances (hereinafter defined) outstanding under Designated Accounts (hereinafter defined) on the Initial Cut-Off Date (hereinafter defined) and (ii) Advances in Designated Accounts generated from time to time after the Initial Cut-Off Date by the Seller, all upon the terms and conditions hereinafter set forth;

          WHEREAS, the Seller and the Buyer are entering into this Agreement with the intention that the transactions contemplated hereby will be executed;

          WHEREAS, the Buyer is a wholly-owned subsidiary of the Seller;

          NOW, THEREFORE, it is hereby agreed by and between the Buyer and the Seller as follows:


                            ARTICLE I

                           DEFINITIONS

          Section 1.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Definitions attached hereto as Annex X. All other capitalized terms used herein shall have the meanings specified herein.

          "ADDITION DATE" shall have the meaning specified in
Section 2.2.

          "ADDITIONAL ACCOUNTS" shall have the meaning specified in Section 2.2.

          "AGREEMENT" shall mean this Contribution and Sale
Agreement as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof.

          "BUYER" shall have the meaning specified in the introductory paragraph.

          "CONVEYANCE PAPERS" shall have the meaning specified in
Section 4.1(b).

          "INVOLUNTARY CASE" shall have the meaning specified in
Section 2.1(c).

          "PERMITTED ASSIGNEE" shall have the meaning specified in Section 9.5.

          "PURCHASE PRICE" shall have the meaning specified in
Section 3.1.

          "OTHER PROPERTY" shall have the meaning specified in
Section 2.1(b).

          "RECONVEYANCE" shall have the meaning specified in
Section 6.2.

          "RELATED PROPERTY" shall mean with respect to any Advance or Receivable, (a) all of the Seller's right, title and interest in, to and under the Factoring Agreement or Contract relating to such Advance or Receivable and any Permitted Inter-creditor Agreement, (b) all guarantees, insurance, assignments of any nature and other collateral supporting or securing payment of such Advance or Receivable whether pursuant to the Factoring Agreement or Contract relating to such Advance or Receivable or otherwise, including without limitation, cash, letters of credit, inventory (including Pre-Sold Inventory), receivables and credit balances, (c) all factoring fees, commissions, interest or other financing charges or fees arising under the Factoring Agreement relating to such Advance or Receivable and (d) all other instruments and all rights under, and all books, records (including computer tapes) in respect of, the Advance Documents or Receivable Documents relating to such Advance or Receivable and all rights (but not obligations) relating to such Advance, Receivable, Advance Documents or Receivable Documents.

          "REMOVED ACCOUNT" shall have the meaning specified in
Section 6.1(a).

          "SECURED OBLIGATIONS" shall have the meaning specified in Section 2.1(g).

          "SELLER" shall have the meaning specified in the introductory paragraph.

          "TERMINATION DATE" shall have the meaning specified in
Section 8.1.

          Section 1.2 OTHER DEFINITIONAL PROVISIONS. The words "HEREOF", "HEREIN" and "HEREUNDER" and words of similar import when used in this Agreement or any Conveyance Paper shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word "INCLUDING" (and with correlative meaning "INCLUDE") means including without limiting the generality of any description preceding such term; and Section, Subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, Subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.


                           ARTICLE II

         PURCHASE, CONVEYANCE AND SERVICING OF ADVANCES

          Section 2.1  SALE.

          (a) Upon the terms and subject to the conditions set forth herein, the Seller hereby sells, assigns, transfers and conveys to the Buyer, and the Buyer hereby purchases from the Seller, on the terms and subject to the conditions specifically set forth herein, all of the Seller's respective right, title and interest in, to and under (i) all Advances outstanding under the Designated Accounts on the Initial Cut-Off Date, as identified in
Schedule I hereto, installments in respect of Advances generated thereafter and prior to the Final Trust Termination Date under such Designated Accounts and Advances existing on the applicable Addition Date and installments thereof generated thereafter and prior to the Final Trust Termination Date under Designated Accounts added to the Trust from time to time pursuant to Section
2.2 (but excluding Advances in Removed Accounts unless and until such Removed Accounts become Additional Accounts pursuant to
Section 2.2), (ii) all related Receivables, (iii) all Related Property, (iv) all monies due or to become due with respect to any of the foregoing and (v) all proceeds (as defined in the UCC) of any of the foregoing. The foregoing sale, assignment, transfer and conveyance does not constitute an assumption by the Buyer of any obligations of the Seller or any other Person to Obligors or to any other Person in connection with the Advances, related Receivables or Related Property or other agreement and instrument relating thereto (including any Advance Document or Receivable Document).

          (b) In connection with the foregoing sale, the Seller agrees to record and file, at its own expense, any financing statements and continuation statements with respect to such financing statements (when applicable) required to be filed with respect to the Advances and the Seller's interest in the other property described in clauses (ii), (iii), (iv) and (v) of
Section 2.1(a) (the "OTHER PROPERTY") sold or to be sold by the Seller hereunder meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary under the applicable UCC to perfect and protect the interests of the Buyer created hereby against all creditors of and purchasers from the Seller, and to deliver file-stamped copies of such financing statements or other evidence (which may be telephonic evidence) of such filings to the Buyer on or prior to the Initial Closing Date. The Seller agrees that if a third party, including a potential purchaser of the Advances and the Seller's interest in the Other Property, inquires, the Seller will promptly state that the Seller has sold, contributed, or otherwise made an absolute transfer of the Advances and its interest in the Other Property to the Buyer, and will claim no ownership interest in the Advances or the Other Property.

          (c) The Buyer shall not purchase Advances or installments of Advances hereunder if the Seller shall become an involuntary party to (or be made the subject of) any proceeding provided for by any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Seller or relating to all or substantially all of its property (an "INVOLUNTARY CASE") upon receipt by the Seller at its chief executive office of notice of such Involuntary Case. The Seller shall give prompt notice to the Buyer of any Involuntary Case.

          (d) The Buyer shall not purchase Advances or installments of Advances hereunder if the Seller shall admit in writing its inability to pay its debts as they are due, or the Seller shall commence a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any present or future federal or state bankruptcy, insolvency or similar law, or the Seller shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Seller or of any substantial part of its property or the Seller shall make an assignment for the benefit of creditors or the Seller shall fail generally to pay its debts as such debts become due or the Seller shall take corporate action in furtherance of any of the foregoing. The Seller shall give prompt notice to the Buyer of any of the events in this Section 2.1(d).

          (e) In connection with the sales and conveyances hereunder, the Seller agrees, at its own expense, on or prior to the Initial Closing Date, to indicate in its computer files that all Advances and the Seller's interest in the Other Property has been sold and conveyed to the Buyer pursuant to this Agreement as of the Initial Cut-Off Date. Such indication shall be sufficient to show each of the Advances being sold and conveyed hereunder and to permit differentiation between such Advances and any Advances in Removed Accounts.

          (f) In connection with the sales and conveyances hereunder, the Seller further agrees, at its own expense, on or prior to the Initial Closing Date and each Addition Date
(i) to indicate on its books and records (including any computer files) that all Advances and the Seller's interest in the related Receivables have been sold to the Buyer pursuant to this Agreement and (ii) to deliver to the Buyer a computer file containing a true and complete list of all Advances and related Receivables specifying for each Designated Account, as of the Initial Cut-Off Date or such Addition Date, the Aggregate Unpaid Balance of the Advances relating to such Designated Account, the aggregate Unpaid Balance of the Receivables relating to such Designated Account and the internal Seller number and name of such Designated Account. Such computer file shall be marked as
Schedule I hereto and shall be incorporated into and made a part hereof.

          (g) It is the express intent of the Seller and the Buyer that the conveyance of the Advances and the Seller's interest in the Other Property by the Seller to the Buyer pursuant to this Agreement be construed as a sale and absolute conveyance, without recourse, of the Advances and the Seller's interest in the Other Property by the Seller to the Buyer. It is, further, not the intention of the Seller and the Buyer that such conveyance be deemed a grant of a security interest in the Advances and the Seller's interest in the Other Property by the Seller to the Buyer to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Advances and the Seller's interest in the Other Property are held to continue to be property of the Seller, then (x) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and (y) the sale and conveyance by the Seller provided for in this Agreement shall be deemed to be and hereby is a grant by the Seller to the Buyer of a security interest in and to all of the Seller's right, title and interest in, to and under (i) all Advances outstanding under the Designated Accounts on the Initial Cut-Off Date, as identified in Schedule I hereto, Advances generated thereafter under such Designated Accounts and Advances existing on the applicable Addition Date and generated thereafter and prior to the Final Trust Termination Date under Designated Accounts added to the Trust from time to time pursuant to Section 2.2 (but excluding Advances in Removed Accounts) and (ii) all Other Property to secure (A) the right and ability of the Buyer to require the Seller to sell Advances or installments thereof as set forth in this Agreement and (B) all other rights of the Buyer under this Agreement (collectively, the "SECURED OBLIGATIONS"). The Seller and the Buyer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Advances, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. The Seller and the Buyer may rely upon an Opinion of Counsel addressed to them as to what is required to provide the Buyer with such security interest and any such Opinion of Counsel shall permit the Certificateholders and the Rating Agencies to rely on it.

          Section 2.2  ADDITION OF ACCOUNTS.

          The Seller may, but shall not be obligated to, designate any Eligible Account created by the Seller during any Settlement Period after the Initial Cut-Off Date (the "ADDITIONAL ACCOUNTS") as a Designated Account. The Advance and the Seller's interest in the Other Property in such Account shall be sold by the Seller to the Buyer on the date of the designation of such Account as a Designated Account (each such date of designation being referred to as an "ADDITION DATE"). For purposes of this Agreement, all Advances arising under the Designated Accounts will be treated as Advances upon such designation. The Seller hereby represents and warrants as of each applicable Addition Date that each related Additional Account is an Eligible Account, and that the addition to the Trust of the Advance arising in such Additional Account shall not result in the occurrence of an Early Amortization Event or Prospective Early Amortization Event.


                           ARTICLE III

                    CONSIDERATION AND PAYMENT

          Section 3.1 PURCHASE PRICE. The "PURCHASE PRICE" for the Advances and the Seller's interest in the Other Property conveyed to the Buyer under this Agreement shall be a dollar amount equal to (a) for Advances transferred on the Initial Closing Date, one hundred twenty-seven million two hundred ninety-seven thousand seventy-six Dollars and twenty-five cents ($127,297,076.25) plus 100% of the ownership of the capital stock of the Buyer pursuant to Section 3.4, and (b) for Advances and installments of Advances transferred on any date thereafter, the aggregate Unpaid Balance of all such Advances or such installments.

          Section 3.2 PAYMENT OF PURCHASE PRICE. The Purchase Price for the Advances and installments thereof and the Seller's interest in the Other Property shall be paid on the Initial Closing Date with respect to the Advances existing on the Initial Cut-Off Date and on each Business Day thereafter on which Advances or installments thereof are transferred hereunder, by payment in cash in immediately available funds to the extent available and the remainder of the Purchase Price shall be deemed a capital contribution by the Seller to the Buyer pursuant to
Section 3.4.

          Section 3.3 SETTLEMENT. On each Business Day, the Seller shall deliver to the Buyer a Daily Report showing the aggregate Purchase Price of Advances or installments thereof generated on the preceding Business Day and the aggregate repurchase price of Advances to be repurchased on such Business Day pursuant to Section 6.1.

          Section 3.4 CAPITAL CONTRIBUTION. The Advances and the Seller's interest in the Other Property transferred as of the Initial Closing Date other than for Dollars pursuant to
Section 3.1 are to be conveyed by the Seller to the Buyer as a capital contribution to the Buyer in exchange for 1,000 shares of common stock of the Buyer, which shares represent all of the outstanding common stock of the Buyer.


                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES

          Section 4.1 SELLER'S REPRESENTATIONS AND WARRANTIES. The Seller represents and warrants to the Buyer (x) as of the date hereof and as of the Initial Closing Date, and, as of the date of any Supplement and the related Closing Date, and
(y) shall be deemed to represent and warrant as of the date of the creation of any Advance sold to the Buyer hereunder, that:

          (a) ORGANIZATION, GOOD STANDING AND DUE QUALIFICATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full corporate power as a corporation organized under the laws of the State of Florida, authority granted by its board of directors, any committee thereof or otherwise granted or permitted by applicable law and legal right (i) to execute, deliver and perform its obligations under this Agreement and the Conveyance Papers and (ii) in all material respects, to own its property and conduct its business as such properties are presently owned and as such business is presently conducted. The Seller is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements), and has obtained all necessary licenses and approvals with respect to the Seller, in each jurisdiction in which the failure to be so qualified, to be in good standing, or to obtain such licenses and approvals would render any Factoring Agreement or any Advance or related Receivable unenforceable by the Seller or the Buyer or would have a material adverse effect on the Buyer or on the ability of the Seller to perform its obligations under this Agreement.

          (b) DUE AUTHORIZATION; BINDING AGREEMENT. The execution, delivery and performance of this Agreement, each Factoring Agreement relating to a Designated Account and each other document or instrument to be delivered by the Seller hereunder (collectively, the "CONVEYANCE PAPERS"), have been duly authorized by all necessary corporate action on the part of the Seller, and each of this Agreement, such Factoring Agreements, and the Conveyance Papers constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, relating to the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

          (c) NO CONFLICTS. The execution and delivery by the Seller of this Agreement and the Conveyance Papers, and the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof applicable to the Seller, will not (i) contravene its Articles of Incorporation or By-laws, (ii) violate any provision of, or require any filing (except for the filings under the UCC required by this Agreement, each of which has been duly made and is in full force and effect), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Seller, except for such filings, registrations, consents or approvals as have already been obtained and are in full force and effect, (iii) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Seller is a party or by which it or its properties may be bound or affected except those as to which a consent or waiver has been obtained and is in full force and effect, or (iv) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Seller other than as specifically contemplated by this Agreement or the Pooling and Servicing Agreement.

          (d) NO PROCEEDINGS. There are no proceedings or investigations pending or, to the best knowledge of the Seller, threatened against the Seller before any Governmental Authority
(i) asserting the invalidity of this Agreement or any of the Conveyance Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Conveyance Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of the Seller, would materially and adversely affect the performance by the Seller of its obligations under this Agreement or any of the Conveyance Papers, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any of the Conveyance Papers or the rights of the Seller hereunder or thereunder. No event has occurred which materially adversely affects the Seller's ability to perform its obligations under this Agreement.

          (e)  ALL CONSENTS REQUIRED.  All approvals,
authorizations, consents, orders or other actions of any Person or of any Governmental Authority required in connection with the execution and delivery by the Seller of this Agreement or any of the Conveyance Papers, the performance by the Seller of the transactions contemplated by this Agreement or any of the Conveyance Papers and the fulfillment by the Seller of the terms hereof and thereof, have been obtained or have been completed and are in full force and effect (other than approvals, authorizations, consents, orders or other actions which if not obtained or completed or in full force and effect would not have a material adverse effect on the Seller or upon the collectability of the Advances as a whole or upon the ability of the Seller to perform its obligations under this Agreement).

          (f) ELIGIBLE ACCOUNTS. Each Advance is or will be an obligation of a Client of the Seller in an Eligible Account arising out of the Seller's past, current or future performance in accordance with the terms of the Factoring Agreement giving rise to such Advance. The Seller has no knowledge of any fact which should have led it to expect at the time of the initial creation of an interest in any Advance hereunder that such Advance would not be paid in full when due. Each Advance classified as an "Eligible Advance" by the Seller in any document or report delivered hereunder will satisfy the requirements of eligibility contained in the definition of Eligible Advance.

          (g) BONA FIDE RECEIVABLES. Each Receivable is or will be an obligation of a Customer of a Client of the Seller arising out of the past, current or future performance by such Client in accordance with the terms of the Contract giving rise to such Receivable. The Seller has no knowledge of any fact which should have led it to expect at the time of the initial creation of an interest in any Receivable hereunder that such Receivable would not be paid in full when due. Each Receivable classified as an "Eligible Receivable" by the Seller in any document or report delivered hereunder will satisfy the requirements of eligibility contained in the definition of Eligible Receivable.

          (h) TAXES. The Seller has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision in all material respects for the payment of all taxes, assessments and other governmental charges due from the Seller or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings except in which the failure to make such filings, payments or provisions would not have a material adverse effect on the business, operations or financial condition of the Seller. The Seller knows of no basis for any material additional tax assessment for any fiscal year for which adequate reserves have not been established.

          (i) PLACE OF BUSINESS. The chief executive office (as that term is used in the UCC) of the Seller is in Fort Lauderdale, Florida and the offices where the Seller keeps its records concerning the Advances, related Receivables and Related Property are in Fort Lauderdale, Florida, Los Angeles, California and New York, New York and the locations of such offices have not changed in the preceding four months.

          (j) USE OF PROCEEDS. No proceeds of the sale of any Advance hereunder received by the Seller will be used by the Seller to acquire any security in a transaction that is subject to Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, or to purchase or carry any margin security.

          (k) LOCK-BOX BANKS AND ACCOUNTS. The Lock-Box Banks are the only institutions holding any lock-box accounts for the receipt of payments from Obligors in respect of Advances and Receivables (subject to such changes as may be made from time to time in accordance with Section 3.01(i)(E) of the Pooling and Servicing Agreement). All Obligors have been instructed in writing to make payments only to the Post Office Box or by wire transfer to the Lock-Box Account and such instructions are in full force and effect.

          (l) ERISA. No Plan of the Seller or any of its ERISA Affiliates has any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. The Seller and each ERISA Affiliate of the Seller has timely made all contributions required to be made by it to any Plan and Multiemployer Plan to which contributions are or have been required to be made during the preceding five years by the Seller or such ERISA Affiliates, and no event requiring notice to the PBGC under Section 302(f) of ERISA has occurred and is continuing or could reasonably be expected to occur with respect to any such Plan, in each case that could reasonably be expected to result, directly or indirectly, in any lien being imposed on the property of the Seller or the payment of any material amount to avoid such lien. No Plan Event with respect to the Seller or any of its ERISA Affiliates has occurred or could reasonably be expected to occur that could reasonably be expected to result, directly or indirectly, in any lien being imposed on the property of the Seller or the payment of any material amount to avoid such lien.

          (m) LEGAL NAME. The Seller's legal name is "Capital Factors, Inc." and the Seller has not changed its name in the preceding six years. The Seller does not do business under any different or additional names, other than "Capital Factors Northeast".

          (n) VALID BUSINESS REASON. The Seller has a valid business reason for selling, contributing or otherwise effecting absolute transfers of the Advances and the Seller's interest in the Other Property rather than obtaining a loan by using such Advances and Other Property as collateral or otherwise. The transfers of the Advances and the Seller's interest in the Other Property constitute a practical and reasonable course of action designed to improve the Seller's financial condition without impairing the rights of the Seller's creditors.

          Section 4.2 SELLER'S REPRESENTATIONS AND WARRANTIES REGARDING ADVANCES AND RECEIVABLES. The Seller represents and warrants to the Buyer (x) as of the date of this Agreement and the Initial Closing Date with respect to the Advances outstanding on each such date and with respect to the Receivables related thereto, and (y) shall be deemed to represent and warrant on each day thereafter that the amount of any Advance is increased, that:

               (a) the Seller is not insolvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Seller is paying its debts when they are due, and the Seller will have adequate capital to conduct its business after the consummation of the transactions contemplated hereby;

               (b) the Seller is the legal and beneficial owner of all right, title and interest in and to each such Advance, the Seller has a perfected first priority security interest in each Receivable related to such Advance, the Seller has the full right to transfer the Advances and its interest in the related Receivables to the Buyer, and each such Advance and related Receivable has been or will be transferred to the Buyer free and clear, in the case of each such Advance, of any Lien and, in the case of each such Receivable, of any Lien created by or through the Seller, other than Liens for municipal or other local taxes if such taxes shall not at the time be due and payable or if the Seller shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto;

               (c)  all consents, licenses, approvals or
     authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Seller in connection with the transfer of such Advances and the Other Property to the Buyer have been duly obtained, effected or given and are in full force and effect and the transfer of such Advances and the Other Property is in compliance with all Requirements of Law;

0              (d) (i) the Seller has indicated on its books and
     records (including any computer files) that such Advances and the Other Property have been transferred to the Buyer and shall maintain such records in a manner such that the Buyer shall have a perfected security interest in the Advances and the Other Property; this Agreement constitutes a valid sale and contribution to the Buyer of all right, title and interest of the Seller in and to the Advances and the Other Property now existing and hereafter created;

               (ii) upon the filing of any financing statements described in Section 7.1(d) and, in the case of the Advances, related Receivables and Related Property hereafter created or transferred to the Buyer and the proceeds thereof, upon the creation or transfer thereof, the Buyer shall have an ownership interest, and, to the extent contemplated by Section 9-102(1)(b) of the UCC, a first priority security interest, in such property free and clear, in the case of each such Advance, of any Lien or interest of any Person and, in the case of each such Receivable, of any Lien or interest of any Person created by or through the Seller, except as otherwise contemplated by this Agreement and except for Liens for municipal or other local taxes if such taxes shall not at the time be due and payable or if the Seller shall currently be contesting the validity thereof in good faith by appropriate proceedings and shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto; PROVIDED, HOWEVER, that such security interest in proceeds shall remain perfected after 10 days from their receipt by the Seller only to the extent that such proceeds are identifiable cash proceeds or they come into the Buyer's possession within the applicable 10-day period; and PROVIDED, FURTHER that the Seller makes no representation or warranty with respect to the effect of
     Section 9-306(4) of the UCC on the rights of the Buyer to proceeds held by the Seller at the time insolvency proceedings are instituted by or against the Seller of the Advances and the Seller's interest in the Other Property to which the proceeds relate;

               (iii) such Advances are subject to no defense, counterclaim or right of rescission, offset or set-off;

               (e) on the Business Day following the date the Servicer receives a Termination Notice pursuant to Section
     10.01 of the Pooling and Servicing Agreement, on the Business Day following any Amortization Period Commencement Date and as of the Business Day immediately preceding the Initial Closing Date, Schedule I to this Agreement (as replaced pursuant to Section 2.01 of the Pooling and Servicing Agreement) is and will be an accurate and complete listing of all the Advances and related Receivables outstanding under the Designated Accounts in all material respects as of the respective date to which such Schedule relates and the information contained therein with respect to the identity of each Advance and each related Receivable and the Unpaid Balance existing thereunder is and will be 0true and correct in all material respects as of the respective date to which such Schedule relates; as of the close of business on the Initial Cut-Off Date, the Aggregate Unpaid Balance for all such Advances and the aggregate Unpaid Balance of such Receivables was equal to the amount set forth in Exhibit 2.04(a)(v) to the Pooling and Servicing Agreement;

               (f) each such Advance and the Seller's interest in the Other Property has been or will be transferred to the Buyer free and clear of any Lien or interest of any Person created by or through the Seller, except as otherwise contemplated by this Agreement; none of such Advances has been satisfied, subordinated or rescinded;

               (g) each obligation of a Client of the Seller transferred pursuant to Section 2.1(a) hereof is on the date of creation of such obligation an Eligible Advance; and

               (h)  on the date on which such Advance was
     conveyed to the Buyer hereunder, (A) the related Factoring Agreement limits the aggregate amount of the Advance which may be outstanding to the Client party to such Factoring Agreement at any time to a percentage (the "Advance Rate") of the aggregate purchase price of the related Client's receivables outstanding at the time such Advance is made, less certain adjustments which may include (x) any such receivables that are in dispute, (y) any such receivables not credit approved by the Seller and (z) any fees chargeable to such Client's reserve account; and such Advance Rate is not less than 70%; and (B) pursuant to the Loan and Credit Policy such Client was entitled to an Advance Rate of not less than 70%.

          Section 4.3 REPRESENTATIONS AND WARRANTIES OF THE BUYER. As of the date hereof and as of the Initial Closing Date, the Buyer hereby represents and warrants to, and agrees with, the Seller and shall be deemed to represent and warrant as of the date of an increase in the amount of any Advance sold to the Buyer hereunder that:

          (a) ORGANIZATION, GOOD STANDING AND DUE QUALIFICATION. The Buyer is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has full corporate power, authority, and right to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver, and perform its obligations hereunder and under the Conveyance Papers. The Buyer is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements), and has obtained all necessary licenses and approvals with respect to the Buyer, in each jurisdiction in which the failure to be so qualified, to be in good standing or to obtain such licenses and approvals would render any Factoring Agreement or any Advance or related Receivable unenforceable by the Buyer.

          (b) DUE AUTHORIZATION; BINDING AGREEMENT. The execution, delivery and performance of this Agreement and the Conveyance Papers have been duly authorized by the Buyer by all necessary corporate action on the part of the Buyer, and each of this Agreement and the Conveyance Papers constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, affecting the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

          (c) NO CONFLICTS. The execution and delivery by the Buyer of this Agreement and the Conveyance Papers, the performance of the transactions contemplated and the fulfillment of the terms hereof and thereof applicable to the Buyer, will not
(i) contravene its Certificate of Incorporation or By-laws,
(ii) violate any provision of, or require any filing (except for the filings under the UCC required by this Agreement, each of which has been duly made and is in full force and effect), registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Buyer, except for such filings, registrations, consents or approvals as have already been obtained and are in full force and effect, (iii) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Buyer is a party or by which it or its properties may be bound or affected except those as to which a consent or waiver has been obtained and is in full force and effect, or (iv) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Buyer other than as specifically contemplated by this Agreement or the Pooling and Servicing Agreement.

          (d) NO PROCEEDINGS. There are no proceedings or investigations pending or, to the best knowledge of the Buyer, threatened against the Buyer before any Governmental Authority
(i) asserting the invalidity of this Agreement or any of the Conveyance Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the Conveyance Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of the Buyer, would materially and adversely affect the performance by the Buyer of its obligations under this Agreement or any of the Conveyance Papers, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or any of the Conveyance Papers or the rights of the Buyer hereunder or thereunder.

          (e)  ALL CONSENTS REQUIRED.  All approvals,
authorizations, consents, orders or other actions of any Person or of any Governmental Authority required in connection with the execution and delivery by the Buyer of this Agreement or any of 0the Conveyance Papers, the performance by the Buyer of the transactions contemplated by this Agreement or any of the Conveyance Papers, and the fulfillment by the Buyer of the terms hereof or thereof have been obtained or have been completed and are in full force and effect (other than approvals, authorizations, consents, orders or other actions which if not obtained or completed or in full force and effect would not have a material adverse effect on the Buyer or upon the collectability of the Advances as a whole or upon the ability of the Buyer to perform its obligations under this Agreement).

          Section 4.4  SURVIVAL OF REPRESENTATIONS AND
WARRANTIES.  The representations and warranties set forth in this
Article IV shall survive the sale and conveyance of the Advances and the Seller's interest in the Other Property to the Buyer, and termination of the rights and obligations of the Buyer and the Seller under this Agreement. Upon discovery by the Buyer or the Seller of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties hereto within three Business Days of such discovery.


                            ARTICLE V

                  COVENANTS OF SELLER AND BUYER

          Section 5.1  SELLER COVENANTS.  The Seller hereby
covenants and agrees with the Buyer as follows:

          During the term of this Agreement, and until all Advances sold to the Buyer shall have been paid in full, written-off or otherwise reduced to zero, and all amounts owed by the Seller pursuant to this Agreement have been paid, unless the Buyer otherwise consents, in writing, the Seller covenants and agrees as follows:

          (a) COMPLIANCE WITH LAWS, ETC. The Seller shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Advances and the Other Property, will maintain in effect all qualifications required under Requirements of Law in order to properly convey the Advances and the Seller's interest in the Other Property to be conveyed hereunder and will comply in all material respects with all Requirements of Law applicable to it.

          (b)  PRESERVATION OF CORPORATE EXISTENCE.  The Seller
(i) shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and (ii) shall qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interests of the Buyer or its interest in the Advances and the Other Property, or the ability of the Seller to perform its obligations hereunder.

          (c) AUDITS. At any time and from time to time during the Seller's regular business hours, on reasonable prior notice and for a purpose reasonably related to this Agreement, the Seller shall, in response to any reasonable request of the Buyer, permit the Buyer, or its agents or representatives, (a) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller relating to the Advances, the related Receivables, the Related Property and the related Factoring Agreements and Contracts and (b) to visit the offices and properties of the Seller for the purpose of examining such materials and to discuss matters relating to the Advances or related Receivables, the related Receivables, the Related Property and the related Factoring Agreements and Contracts or the Seller's performance hereunder with any of the officers of employees of the Seller having knowledge thereof.

          (d) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Seller shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Advances, the related Receivables and the Related Property conveyed hereunder in the event of the destruction of the originals thereof), and keep and maintain all documents, books, computer records and other information, reasonably necessary or advisable for the collection of all the Advances, the related Receivables and the Related Property. Such documents, books and computer records shall reflect all facts giving rise to the Advances, the related Receivables and the Related Property, all payments and credits with respect thereto, and the Seller shall indicate in its computer files the interest of the Buyer in the Advances, the related Receivables and the Related Property.

          (e)  PERFORMANCE AND COMPLIANCE WITH ADVANCES AND
FACTORING AGREEMENTS. At its expense the Seller shall timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Factoring
Agreements related to the Advances.

          (f) CONTINUOUS PERFECTION. The Seller shall not change its name, identity or structure in any manner which might make any financing or continuation statement filed hereunder misleading within the meaning of Section 9-402(7) of the UCC (or any other then applicable provision of the UCC) unless the Seller shall have given the Buyer at least 90 days' prior written notice thereof and shall have taken all action 60 days prior to making such change (or made arrangements to take such action substantially simultaneously with such change if it is impossible to take such action in advance) necessary or advisable to amend such financing statement or continuation statement so that it is not misleading. The Seller shall not change its chief executive office or change the location of its principal records concerning the Advances, related Receivables and Related Property from the locations specified in Section 4.1(i) unless it has given the Buyer at least 60 days' prior written notice of its intention to do so and has taken such action as is necessary or advisable to cause the interest of the Buyer in the Advances, the related Receivables and the Related Property to continue to be perfected with the priority required by this Agreement. The Seller will at all times maintain its principal executive office and any other office at which it maintains records relating to the Advances, the related Receivables and the Related Property within the United States of America.

          (g) LOAN AND CREDIT POLICY; EXTENSION OR AMENDMENT OF ADVANCES. The Seller shall not extend, amend or otherwise modify the terms of any Advance or related Receivable, or amend, modify or waive any term or condition of any Factoring Agreement or Contract related thereto, in any manner without the consent of the of the Buyer or any Enhancement Provider, including extending the due dates, or impairing the collectability of the Advances, (ii) the Seller shall comply in all respects with the Loan and Credit Policy with respect to each Advance and related Receivable and the Factoring Agreement or Contract related thereto, and (iii) the Seller shall not make any change in the Loan and Credit Policy without the consent of the Buyer or any Enhancement Provider (including changes in credit approval criteria, extensions of payment terms and aging and write-off policies); PROVIDED, HOWEVER, that if no Early Amortization Event shall have occurred and be continuing, the Seller may, in accordance with the Loan and Credit Policy and at the direction of the Buyer, extend, amend or otherwise modify the terms of any Advance or related Receivable or amend, modify or waive any term or condition of any Factoring Agreement or Contract relating thereto.

          (h)  MODIFICATION OF SYSTEMS.  Except as described in
Exhibit 3.03(m) to the Pooling and Servicing Agreement, the Seller agrees, promptly after the replacement or any material modification of any computer, automation or other operating systems (in respect of hardware or software) used to make any calculations or reports hereunder, to give notice of any such replacement or modification to the Buyer.

          (i) CHANGE IN BUSINESS. The Seller may not make any change in the character of its business, which change would have a material adverse effect on the collectability of the Advances or related Receivables in the Trust, taken as a whole.

          (j) ASSESSMENTS. The Seller will promptly pay and discharge all taxes, assessments, levies and other governmental charges imposed on it which may materially and adversely affect any of the Advances or related Receivables or the Buyer's rights with respect thereto.

          (k) CHANGE IN LOCK-BOX BANKS OR INSTRUCTIONS. The Seller may add or terminate any bank as a Lock-Box Bank or Concentration Account Bank from those listed in Exhibit 5.1(k) hereto, or make any change in its existing instructions to Obligors regarding payments of Collections, including in respect of Post Office Boxes (so long as an Obligor remains instructed to make such payments to the Lock-Box Account or a post office box to which a Lock-Box Bank party to a Lock-Box Agreement has access), but in each case (i) only upon written notice from the Seller to the Buyer, and (ii) so long as no Early Amortization Event, Prospective Early Amortization Event or Servicer Default shall have occurred and be continuing; provided that any bank, other than those banks listed on Exhibit 5.1(k) hereto (including their successors), added as a Lock-Box Bank shall have been consented to by the Buyer (which consent shall not be unreasonably withheld). The Seller shall give notice to the Buyer of the name and address of each additional Lock-Box Bank and Concentration Account Bank, which notice shall identify the related Lock-Box Account, Concentration Account and Post Office Box, as the case may be. The Seller shall enter into a Lock-Box Agreement with each Lock-Box Bank and shall deliver to the Buyer a copy of the executed Lock-Box Agreement prior to instructing any Obligors to make payment to such Lock-Box Bank.

          (l) FURTHER ACTION. The Seller shall make, execute or endorse, acknowledge, and file or deliver to the Buyer from time to time such schedules, confirmatory assignments, conveyances, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Advances, the Other Property and other rights covered by this Agreement, as the Buyer may request and reasonably require including executing and delivering to the Buyer any instruments, financing or continuation statements or other writings reasonably necessary or desirable to maintain the perfection or priority of its interest in the Advances and the Other Property under the UCC or other applicable law. At any time at the request of the Buyer, the Seller shall, from time to time, deliver to, and sign any bills, statements and letters directed to the Obligors on the Advances or the related Receivables or other writings necessary to carry out the terms and provisions of this Agreement and to facilitate the collection of the Advances and the related Receivables.

          (m) NO TRANSFER. The Seller, except as contemplated by this Agreement or the Pooling and Servicing Agreement,
(i) shall not sell, assign, pledge, convey or otherwise transfer any Advance or its interest in the Other Property except for the transfer of such Advance and its interest in the Other Property to the Buyer as provided herein, (ii) shall not grant, create, incur, assume or suffer to exist any Lien on any such Advance or its interest in the Other Property, (iii) shall notify the Buyer upon becoming aware of any such Lien and (iv) shall defend the right, title and interest of the Buyer in such Advances and its interest in the Other Property against all claims of other Persons claiming through the Seller.

          (n) INDEMNIFICATION. The Seller agrees to indemnify, defend and hold the Buyer harmless from and against any and all loss, liability, damage, judgment, claim, deficiency, or expense (including interest, penalties, reasonable attorneys' fees and amounts paid in settlement) to which the Buyer may become subject insofar as such loss, liability, damage, judgment, claim, deficiency, or expense arises out of or is based upon a breach by the Seller of its representations, warranties and covenants contained herein, or any information certified in any Schedule delivered by the Seller hereunder, being untrue in any respect at any time. The obligations of the Seller under this
Section 5.1(n) shall be considered to have been relied upon by the Buyer and shall survive the execution, delivery, performance and termination of this Agreement regardless of any investigation made by the Buyer or on its behalf.

          (o) SALE. The Seller agrees to treat this conveyance for all purposes (including, without limitation, for federal income tax, other tax and financial accounting purposes) as a sale on all relevant books, records, tax returns, financial statements and other applicable documents, except to the extent such conveyance is made in the form of a capital contribution pursuant to Article III in which case the Seller agrees to treat and report such conveyance for all purposes (including, without limitation, for federal income tax, other tax and financial accounting purposes) as a capital contribution by the Seller to the Buyer on all relevant books, records, tax returns, financial statements and other applicable documents.

          (p) ERISA. The Seller will promptly give the Buyer notice of the following events, as soon as possible and in any event within 30 days after the Seller or any ERISA Affiliate knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan to which the Seller or any ERISA Affiliate contributed, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan to which the Seller or any ERISA Affiliates contributes or to which contributions have been required to be made by the Seller or any such ERISA Affiliates during the preceding five years or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Seller or any ERISA Affiliates or any such Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any such Plan or Multiemployer Plan.

          (q) PERFORMANCE. The Seller agrees that its obligations to make all payments hereunder are absolute and unconditional and are independent of the performance by the Buyer of any of its obligations hereunder or the realization by the Seller of the benefits sought by the transaction contemplated hereby and that the Seller will make all payments hereunder regardless of (i) the validity of the organization of the Buyer, the termination of the existence of the Buyer or the illegality, invalidity or unenforceability of this Agreement, (ii) any defense, claim, set-off, recoupment, abatement or other right, existing or future, which the Seller may have against the Buyer or (iii) any inaccuracy of any representation, warranty or statement made by or on behalf of Buyer.

          (r) CONDUCT OF BUSINESS. The Seller will conduct its business in an independent manner so that its assets should not be substantively consolidated with the assets, or deemed to be part of the bankruptcy or receivership estate, of any other entity by a court adjudicating the bankruptcy, receivership or insolvency of such other entity.

          (s) ABSOLUTE TRANSFER. Pursuant to the transfers of the Advances and the Other Property, the Seller intends to relinquish all rights to possess, control and monitor the Advances and the Other Property, except as necessary for the Seller to perform its duties as Servicer. The Seller will not take any action inconsistent with the Buyer's ownership of the Advances and Other Property. Upon the inquiry of a third party (including a potential purchaser of the Advances and Other Property), the Seller will promptly state that it has sold, contributed or otherwise made an absolute transfer of the Advances and Other Property to the Buyer, and will claim no ownership interest in the Advances and Other Property.

          (t) SEPARATE BUSINESS. Except as contemplated by the placement agency agreement or underwriting agreement in respect of any Series among the Seller, the Buyer and the placement agent or underwriter(s) referred to therein, the Seller will not hold itself out, or permit itself to be held out, as having agreed to pay, or as being liable for, the debts of the Buyer, and the Seller will not hold out the Buyer or CF One as having agreed to pay, or as being liable for, the debts of the Seller. The Seller will at all times hold the Buyer and CF One out to the public (including any creditors of the Buyer, CF One or the Seller) under the Buyer's or CF One's own name as separate and distinct corporate entities. The Seller conducts its business solely in its own name so as not to mislead others as to the identity of the entity with which those others are concerned. Without limiting the generality of the foregoing, all oral and written communications are made solely in the name of the Seller if they relate to the Seller. The Seller will ensure that its annual financial statements (including the consolidated financial statements of Capital Bancorp) will disclose the effects of the transactions contemplated hereby and by the Pooling and Servicing Agreement and any Supplement (the "TRANSACTIONS") in accordance with GAAP. The resolutions, agreements and other instruments made by the Seller underlying the Transactions will be continuously maintained by the Seller as official records.

          Section 5.2  BUYER COVENANTS.  The Buyer hereby
covenants and agrees with the Seller as follows:

          (a) RECEIVABLES COLLECTIONS. The Buyer agrees that upon its receipt of amounts in respect of Receivables Collections pursuant to Section 4.03(b) of the Pooling and Servicing Agreement, it shall as soon as practicable forward such amounts to the Seller and, pending the forwarding of such amounts, hold such amounts in trust for the Seller.

          (b) SALE. The Buyer agrees to treat this conveyance for all purposes (including, without limitation, for federal income tax, other tax and financial accounting purposes) as a sale on all relevant books, records, tax returns, financial statements and other applicable documents, except to the extent such conveyance is made in the form of a capital contribution pursuant to Article III in which case the Buyer agrees to treat and report such conveyance for all purposes (including, without limitation, for federal income tax, other tax and financial accounting purposes) as a capital contribution to the Buyer by the Seller on all relevant books, records, tax returns, financial statements and other applicable documents.

          Section 5.3  SERVICE COVENANTS.

          (a) CERTAIN DOCUMENTATION. The Servicer shall hold in trust for the account of the Buyer (to the extent of its interest therein) any document evidencing or securing an Advance and the Advance Documents, other than instruments (as such term is used in the UCC), if any, that shall have been delivered to the Buyer hereunder. Such holding in trust by the Servicer shall be deemed to be the holding thereof by the Buyer for purposes of perfecting the Buyer's rights therein as provided in the UCC. The Servicer shall, upon the Buyer's request, deliver to the Buyer any document held by the Servicer in trust hereunder.

          (b) NO RESCISSION OR CANCELLATION. The Servicer shall not permit any rescission or cancellation of an Advance or related Receivable or any Factoring Agreement or Contract related thereto except (i) as ordered by a court of competent jurisdiction or other Governmental Authority or (ii) in the ordinary course of its business or in accordance with the Loan and Credit Policy.


                           ARTICLE VI

                      REPURCHASE OBLIGATION

          Section 6.1  MANDATORY REPURCHASE.

          (a) TRANSFER UPON BREACH OF WARRANTY. In the event of a breach with respect to an Advance of any of the representations and warranties set forth in Section 4.1(f) or 4.2(b), (c),
(d)(ii), (e), (f), (g) or (h), and as a result of a breach with respect to such Advance of the corresponding representation or warranty of the Buyer set forth in the Pooling and Servicing Agreement the Designated Account containing such Advance (the "Removed Account") is removed from the Trust and conveyed to the Buyer pursuant to Section 2.04(c) of the Pooling and Servicing Agreement, then such Removed Account shall be reconveyed (without further action) from the Buyer to the Seller on the date such Removed Account is removed from the Trust pursuant to Section 2.04(c) of the Pooling and Servicing Agreement and on such date the Seller shall pay to the Buyer (or, upon the Buyer's instructions, into the Collection Account on behalf of the Buyer), in immediately available funds, an amount equal to the Transfer Deposit Amount with respect to each such Removed Account. Upon each reconveyance of a Removed Advance from the Buyer, the Buyer shall automatically and without further action be deemed to transfer, assign, set-over and otherwise convey to or upon the order of the Seller, without recourse, representation or warranty, all the right, title and interest of the Buyer in and to the Advance in such Removed Account and the Other Property related thereto. The Buyer shall execute such documents and instruments of transfer, assignment, release or termination and take such other actions as shall reasonably be requested by the Seller in connection with the conveyance of such Removed Account pursuant to this Section. Except to the extent provided in
Section 5.1(n), the obligations of the Seller set forth in this Section, and the reconveyance of such Removed Account from the Buyer shall constitute the sole remedy respecting any breach of the representations and warranties set forth in the above-referenced Sections with respect to such Advance available to the Buyer.

          (b) REASSIGNMENT OF THE SOLD ASSETS. In the event of a breach of any of the representations and warranties set forth in Section 4.1(a), (b), (c) or 4.2(d)(i), and the effect of such breach is materially adverse to the interests of Certificateholders (without regard to any Enhancement with respect to any Series), the Buyer by notice given in writing to the Seller may direct the Seller to make the payment described in the next sentence on or prior to the first Payment Date next succeeding 30 days after receipt by the Seller of such notice, or within such longer period as may be specified in such notice, and the Seller shall be obligated to make such payment or cause such payment to be made on such Payment Date on the terms and conditions set forth below; PROVIDED, HOWEVER, that no such payment shall be required to be made if, at such Payment Date, the representations and warranties contained in Section 4.1(a),
(b), (c) or 4.2(d)(i) are then true and correct in all material respects as if made on such date. The Seller shall pay to the Buyer on any date permitted by the notice described in the preceding sentence an amount equal to the sum of (x) the Aggregate Invested Amount at the end of the day on the Record Date preceding the date such deposit is made, LESS (y) the aggregate principal amount on deposit in any Principal Funding Sub-Account established for the benefit of any Series pursuant to any Supplement, PLUS (z) an amount equal to interest at the applicable Certificate Rate accrued but unpaid on the Senior Investor Certificates of each Series through the Record Date for such Payment Date. On the day on which such amount has been paid, each Advance and the Other Property related thereto shall be released to the Seller, and the Buyer shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as shall be reasonably requested by the Seller to vest in the Seller, or its designee or assignee, all right, title and interest of the Buyer in and to each Advance and the Other Property related thereto. The obligation of the Seller to make the payment specified in this Section 6.1(b) shall constitute the sole remedy available to the Buyer for a breach of any of the representations and warranties contained in Section 4.1(a), (b), (c) or 4.2(d)(i).

          Section 6.2 CONVEYANCE OF REPURCHASED ADVANCES. Upon the request of the Seller, the Buyer shall execute and deliver to the Seller a Reconveyance substantially in the form and upon the terms of EXHIBIT 6.2 hereto, pursuant to which the Buyer evidences the conveyance to the Seller of all of the Buyer's right, title, and interest in any Advances reconveyed of the Seller pursuant to Section 6.1 (a "RECONVEYANCE"). The Buyer shall (and shall cause the Trustee to) execute such other documents or instruments of conveyance or take such other actions as the Seller may reasonably require to effect any repurchase of Advances pursuant to this Article VI.


                           ARTICLE VII

                      CONDITIONS PRECEDENT

          Section 7.1 CONDITIONS TO THE BUYER'S OBLIGATIONS REGARDING ADVANCES. The obligations of the Buyer to purchase the Advances on the Initial Closing Date and on any Business Day shall be subject to the satisfaction of the following conditions:

          (a) All representations and warranties of the Seller contained in this Agreement shall be true and correct on the Initial Closing Date and the date hereof, and, with respect to the representations and warranties of the Seller contained in this Agreement relating to Advances, shall also be true and correct on the day of creation of such Advance with the same effect as though such representations and warranties had been made on such date;

          (b) All information concerning the Advances provided to the Buyer shall be true and correct in all material respects as of the Initial Cut-Off Date, in the case of Advances transferred on the Initial Closing Date, or on the date the Advance is created, in the case of Advances created after the Initial Closing Date;

          (c) At the Initial Closing Date, the Seller shall have delivered to the Buyer a computer file containing a true and complete list of all Advances identified by account number and account name and by Unpaid Balance and shall have substantially performed all other obligations required to be performed by the provisions of this Agreement;

          (d) The Seller shall have recorded and filed, at its expense, any financing statement with respect to the Advances now existing and hereafter created, and the Other Property, meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary under the applicable UCC to perfect the sale of the Advances, and the Seller's interest in the Other Property, from the Seller to the Buyer, and shall deliver (or have previously delivered) a file-stamped copy of such financing statements or other evidence of such filings (which may, for purposes of this paragraph, consist of telephone confirmations of such filings) to the Buyer; and

          (e) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buyer, and the Buyer shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Buyer may reasonably have requested.

          Section 7.2  CONDITIONS PRECEDENT TO THE SELLER'S
OBLIGATIONS. The obligations of the Seller to sell Advances on the Initial Closing Date and on any Business Day shall be subject to the satisfaction of the following conditions:

          (a) All representations and warranties of the Buyer contained in this Agreement shall be true and correct on the Initial Closing Date and the date hereof with the same effect as though such representations and warranties had been made on such date;

          (b)  Payment or provision for payment of the Purchase
Price in accordance with the provisions of Article III hereof shall have been made; and

          (c) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Seller, and the Seller shall have received from the Buyer copies of all documents (including records of corporate proceedings) relevant to the transactions herein contemplated as the Seller may reasonably have requested.


                          ARTICLE VIII

                      TERM AND TERMINATION

          Section 8.1 TERM. This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the earlier of (a) the Final Trust Termination Date and (b) the occurrence of any of the following events: the Buyer or the Seller shall (i) become insolvent, (ii) fail to pay its debts generally as they become due, (iii) voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law, (iv) become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, and, in the event such proceeding is involuntary, the petition instituting same is not dismissed within 60 days after its filing, PROVIDED, HOWEVER, that the Buyer shall have no duty to continue to purchase Advances from and after the filing of an involuntary petition but prior to dismissal, or (v) become unable for any reason to convey or reconvey Advances in accordance with the provisions of this Agreement (any such date set forth in clause
(a) or (b) hereof being a "TERMINATION DATE"); PROVIDED, HOWEVER, that the termination of this Agreement pursuant to this subsection 8.1(b) shall not discharge any Person from any obligations incurred prior to such termination, including, without limitation, any obligations to repurchase Advances sold prior to such termination pursuant to Section 6.1.

          Section 8.2 EFFECT OF TERMINATION. No termination or rejection or failure to assume the executory obligations of this Agreement in the bankruptcy of the Seller or the Buyer shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pretermination breaches of representations and warranties by the Seller or the Buyer. Without limiting the foregoing, prior to termination, the failure of the Seller to deliver computer records of Advances or Settlement Statements shall not render such transfer or obligation executory, nor shall the continued duties of the parties pursuant to Section 5 or 9.1 render an executed sale executory.


                           ARTICLE IX

                    MISCELLANEOUS PROVISIONS

          Section 9.1 AMENDMENT. This Agreement and any of the Conveyance Papers and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by the Buyer and the Seller and consented to in writing by the Trustee. This Agreement and any of the Conveyance Papers may be amended from time to time by the Buyer and the Seller to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or in any of the Conveyance Papers or to add any other provisions with respect to matters or questions arising under this Agreement or any of the Conveyance Papers which shall not be inconsistent with the provisions of this Agreement or any of the Conveyance Papers.
Any repurchase pursuant to Section 6.1 executed in accordance with the provisions hereof shall not be considered amendments to this Agreement.

          Section 9.2  GOVERNING LAW; JURISDICTION; CONSENT TO
SERVICE OF PROCESS.  (a) THIS AGREEMENT AND THE CONVEYANCE PAPERS
SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE
INTERNAL LAWS OF THE STATE OF NEW YORK.

               (b) JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (c) CONSENT TO SERVICE OF PROCESS. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.05 of the Pooling and Servicing Agreement. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          Section 9.3  NOTICES.  All demands, notices and
communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, to:

          (a)  in the case of the Buyer, to:

               CF Funding Corp.
               P.O. Box 8457
               Fort Lauderdale, Florida  33310-8457
               Attention:  President

               Telephone:  305-677-9931
               Telecopy:   305-730-2920

          with a copy to:

               Milbank, Tweed, Hadley & McCloy
               One Chase Manhattan Plaza
               New York, NY  10005
               Attention:  Trayton M. Davis, Esq.

               Telephone:  (212) 530-5349
               Telecopy:   (212) 530-5219

          (provided that the failure to deliver any such copy shall in no way affect the validity or effectiveness of any demand, notice or communication given to the Buyer)

          (b)  in the case of the Seller, to:

               Capital Factors, Inc.
               1799 West Oakland Park Boulevard
               Fort Lauderdale, Florida  33311
               Attention:  John W. Kiefer and
                           Dennis A. McDermott

               Telephone:  305-730-2900
               Telecopy:   305-730-2920

          with a copy to:

               Milbank, Tweed, Hadley & McCloy
               One Chase Manhattan Plaza
               New York, NY  10005
               Attention:  Trayton M. Davis, Esq.

               Telephone:  (212) 530-5349
               Telecopy:   (212) 530-5219

          (provided that the failure to deliver any such copy shall in no way affect the validity or effectiveness of any demand, notice or communication given to the Seller)

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

          Section 9.4 SEVERABILITY OF PROVISIONS. If any one or more of the covenants, agreements, provisions or terms of this Agreement or any other Conveyance Paper shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement or any of the Conveyance Papers and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of any of the Conveyance Papers.

          Section 9.5 ASSIGNMENT. Neither this Agreement nor any of the Conveyance Papers may be assigned by the parties hereto except (i) by the Buyer to a Person contemplated by
Section 7.02 of the Pooling and Servicing Agreement (the "PERMITTED ASSIGNEE") or (ii) as otherwise provided in the Pooling and Servicing Agreement. The Seller, however, expressly acknowledges and consents to the Buyer's assignment of its rights hereunder to the Trust.

          Section 9.6 FURTHER ASSURANCES. The Buyer and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement and the Conveyance Papers, including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Advances or the Other Property for filing under the provisions of the UCC or other laws of any applicable jurisdiction.

          Section 9.7 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Buyer or the Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

          Section 9.8 COUNTERPARTS. This Agreement and all of the Conveyance Papers may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

          Section 9.9 BINDING EFFECT; THIRD-PARTY BENEFICIARIES. This Agreement and all of the Conveyance Papers will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Any Permitted Assignee shall be considered a third-party beneficiary of this Agreement.

          Section 9.10 MERGER AND INTEGRATION. Except as specifically stated otherwise herein, this Agreement and all of the Conveyance Papers set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and all of the Conveyance Papers. This Agreement and all of the Conveyance Papers may not be modified, amended, waived or supplemented except as provided herein.

          Section 9.11  HEADINGS.  The headings herein are for
purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

          Section 9.12  SCHEDULES AND EXHIBITS.  The schedules
and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.














































          IN WITNESS WHEREOF, the Buyer and the Seller each have caused this Contribution and Sale Agreement to be duly executed by their respective officers as of the day and year first above written.

                              CAPITAL FACTORS, INC.,
                                as Seller



                              By: /s/ Dennis McDermott
                              Name: Dennis McDermott
                              Title: Unreadable







                              CF FUNDING CORP.,
                                as Buyer



                              By: /s/ Dennis McDermott
                              Name: Dennis McDermott
                              Title: Unreadable







                              For the purposes of Section 5.3
                                only:

                              CAPITAL FACTORS, INC.,
                                as Servicer



                              By: /s/ Dennis McDermott
                              Name: Dennis McDermott
                              Title: Senior Vice President












                          EXHIBIT 10.6






                        CF FUNDING CORP.,
                           Transferor,

                     CAPITAL FACTORS, INC.,
                  individually and as Servicer,

                               and

                     BANKERS TRUST COMPANY,
                             Trustee

               on behalf of the Certificateholders



                    SERIES 1994-1 SUPPLEMENT

                    Dated as of June 1, 1994

                               to

                 CAPITAL FACTORS FINANCING TRUST

                 POOLING AND SERVICING AGREEMENT

                    Dated as of June 1, 1994



                          $115,000,000

             VARIABLE RATE ASSET BACKED CERTIFICATES
 SERIES 1994-1

                      $100,000,000 CLASS A
                               AND
                       $15,000,000 CLASS B














          Series 1994-1 SUPPLEMENT, dated as of June 1, 1994 (this "SUPPLEMENT") among CF FUNDING CORP., a Delaware corporation, as Transferor (the "TRANSFEROR"), CAPITAL FACTORS, INC., a Florida corporation, individually and as Servicer (the "SERVICER"), and BANKERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors in trust thereunder as provided in the Pooling and Servicing Agreement referred to below, the "TRUSTEE"), under the Pooling and Servicing Agreement, dated as of June 1, 1994 (the "AGREEMENT") among the Transferor, the Servicer and the Trustee.

                      PRELIMINARY STATEMENT

          Section 6.09 of the Agreement provides, among other things, that the Transferor and the Trustee may at any time and from time to time enter into a supplement to the Agreement for the purpose of authorizing the issuance of the Investor Certificates. The Transferor hereby enters into this Supplement with the Servicer and the Trustee as required by Section 6.09(b) of the Agreement to provide for the issuance, authentication and delivery of its Variable Rate Asset Backed Certificates, Series 1994-1, Class A (the "SERIES 1994-1 SENIOR CERTIFICATES") and Variable Rate Asset Backed Certificates, Series 1994-1, Class B (the "SERIES 1994-1 SUBORDINATED CERTIFICATES" and together with the Series 1994-1 Senior Certificates, the "SERIES 1994-1 INVESTOR CERTIFICATES"). In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Agreement, the terms and provisions of this Supplement shall govern.

          All capitalized terms not otherwise defined herein are defined in the Agreement. All Article, Section or Subsection references herein shall mean Article, Section or Subsections of the Agreement as modified by this Supplement, except as otherwise provided herein.

          Any reference to the Early Amortization Period,
Scheduled Amortization Period, Amortization Period or the
Revolving Period in this Supplement shall refer only to such periods as they relate to the Series 1994-1 Investor
Certificates.

SECTION 1.     DESIGNATION.

          The Series 1994-1 Investor Certificates shall be designated as the Variable Rate Asset Backed Certificates, Series
1994-1, Class A and Variable Rate Asset Backed Certificates,
Series 1994-1, Class B or, collectively, the Series 1994-1
Investor Certificates.  No other classes in respect of the Series
1994-1 Investor Certificates shall be designated.

SECTION 2.     AGREEMENT MODIFICATIONS.

          The following terms of the Agreement are hereby modified only with respect to this Supplement and the Series
1994-1 Investor Certificates as follows:

          Section 3.06(b) of the Agreement is modified to add the following sentence at the end thereof:

          The report required by this Section 3.06(b) shall also state that such Independent Public Accountants have randomly selected at least 25 Clients representing at least 35% of the Pool Balance (including the ten Clients with the largest Advances) and recalculated the computations required by clauses
(iii), (iv) and (v) of the definition of "Series 1994-1 Secondary Eligible Advance" in the Series 1994-1 Supplement to the extent applicable to each such Client and agreed to summarized records or reports produced by Factors' computer system. In addition, such report shall state that such Independent Public Accountants recalculated for all Designated Accounts the computations required by clauses (ii), (iii) and (iv) of the definition of "Series 1994-1 Secondary Eligible Receivable" in the Series 1994-1 Supplement and agreed to summarized records or reports produced by Factors' computer system.

          Section 4.04 is modified to add the following at the end thereof:

PAYMENTS AND DEPOSITS OF INTEREST COLLECTIONS WITH RESPECT TO THE
SERIES 1994-1 INVESTOR CERTIFICATES.

          DAILY SETTLEMENT

          On each Business Day during a Settlement Period, the Servicer shall instruct (which instruction shall be certified by the Servicer to be true and accurate and shall be accompanied by a Daily Report and back-up information required thereby) the Trustee to, and the Trustee shall, withdraw from the Concentration Account an amount equal to the aggregate amount of Interest Collections allocated to Series 1994-1 pursuant to
Section 4.03 of the Agreement and not previously withdrawn from the Concentration Account and allocate, apply, deposit or pay, as the case may be, such amount in the following priority.

          (a)  TRUSTEE FEES AND SUCCESSOR SERVICER FEES.

               To the payment to the Trustee of the sum of (x) the Daily Trustee Fees (as defined in this Supplement) accrued for such Business Day and for each non-Business Day, if any, since the immediately preceding Business Day plus (y) the Series 1994-1 Investor Certificate's pro rata share of the Documented Trustee Expenses incurred and not previously paid that relate to such Series; for purposes of this sub-clause (y), "pro rata share" shall be determined based on the aggregate amount of the Invested Amounts of all Series to which such Documented Trustee Expenses relate.

               If the Servicer is not Factors on such Business Day, to the payment to the Servicer of the Daily Servicing Fees (as defined in this Supplement) accrued for such Business Day and for each non-Business Day on which Factors was not the Servicer, if any, since the immediately preceding Business Day.

          (b)  SERVICER PRINCIPAL ADVANCE INTEREST.

                If any Interest Collection for such Business Day relates to an Advance that is the subject of a Servicer Principal Advance, to pay the Servicer an amount equal to the lesser of (x) the Series 1994-1 Allocation Percentage of the Daily Servicer Principal Advance Interest for each Servicer Principal Advance outstanding on such day accrued for such Business Day and for each non-Business Day, if any, since the immediately preceding Business Day and (y) the Series 1994-1 Allocation Percentage of the amount of such Interest Collection in respect of such Advance.

          (c)  SPECIAL AUDIT FEES.

               If, on such Business Day, amounts are due and payable to a firm of Independent Public Accountants in respect of a Special Audit, then to pay such amounts to such firm.

          (d)  SERIES 1994-1 CERTIFICATEHOLDER INTEREST
               COLLECTIONS.

                To deposit into the Series 1994-1 Interest
          Funding Sub-Account for the exclusive benefit of the Series 1994-1 Investor Certificateholders an amount equal to the Series 1994-1 Floating Allocation Percentage of the remainder for such Business Day.

          (e)  TRANSFEROR'S INTEREST COLLECTIONS.

                Pay to the Transferor the remainder as interest on the Transferor Certificate for such Business Day.

          PAYMENTS AND DEPOSITS ON PAYMENT DATES

          On or before the Determination Date immediately prior to each Payment Date or Special Payment Date, in addition to the deposits and payments required pursuant to the other provisions of this Article IV, the Servicer shall instruct (which instruction shall be certified by the Servicer to be true and accurate and shall be accompanied by a Settlement Statement and back-up information required thereby) the Trustee to withdraw from the Series 1994-1 Interest Funding Sub-Account certain amounts on deposit therein on such Payment Date or Special Payment Date and, to the extent required by clause (f)(i) below, from the Series 1994-1 Cash Collateral Sub-Account and pay or deposit on such Payment Date or Special Payment Date, and the Trustee acting in accordance with such instructions shall so withdraw and pay or deposit or cause to be so withdrawn and paid or deposited, in the priority set forth below in clause (f), the amounts referred to below in clause (f), all pursuant to such clause (f).

               (f) MONTHLY INTEREST AND CASH COLLATERAL. The Trustee, acting in accordance with instructions from the Servicer, shall pay, deposit or apply (as the case may be) the following amounts in the following priority out of the amounts deposited into the Series 1994-1 Interest Funding Sub-Account pursuant to Sections 4.02, 4.03, 4.04(d) and 4.05(a)(ii):

                    (i)  pay to the Series 1994-1 Senior
               Certificateholders an amount equal to the Monthly Senior Interest; to the extent such amounts on deposit in the Series 1994-1 Interest Funding Sub-Account are not sufficient to pay such Monthly Senior Interest in full, the Trustee, acting in accordance with instructions from the Servicer, shall withdraw from the Series 1994-1 Cash Collateral Sub-Account an amount sufficient to cover such deficiency and shall pay such amount to the Series 1994-1 Senior Certificateholders;

                    (ii)  during the Revolving Period, if the
               balance in the Series 1994-1 Cash Collateral Sub-Account is less than the Cash Collateral Maintenance Amount (as defined in this Supplement), deposit into such Cash Collateral Sub-Account an amount as shall cause the balance in such Cash Collateral Sub-Account to equal the Cash Collateral Maintenance Amount; and

                    (iii)     (A)  during the Revolving Period,
               pay FIRST if there is a Subordination Deficiency Amount (as defined in this Supplement), to the Transferor an amount equal to such Subordination Deficiency Amount to purchase Advances from the Transferor pursuant to Section 6.09, SECOND if Factors is the Servicer, to the Servicer in the amount of the sum of the Daily Servicing Fees (as defined in this Supplement) for each day in such Settlement Period, and THIRD to the Series 1994-1 Subordinated Certificateholders in the amount of Monthly Subordinated Interest for the related Settlement Period,

                              (B)  during an Amortization Period,
               FIRST if Factors is the Servicer, to the Servicer in the amount of the sum of the Daily Servicing Fees (as defined in this Supplement) for each day in such Settlement Period, SECOND to the Series 1994-1 Senior Certificateholders in respect of principal on the Senior Certificates in an aggregate amount up to the Senior Invested Amount in respect of the Series 1994-1 Senior Certificates and THIRD to the Series 1994-1 Subordinated Certificateholders in the amount of Monthly Subordinated Interest for the related Settlement Period.

          Section 4.05 is modified to add the following at the end thereof:

PAYMENT AND DEPOSIT OF PRINCIPAL COLLECTIONS WITH RESPECT TO THE
SERIES 1994-1 INVESTOR CERTIFICATES.

          DAILY PAYMENTS AND DEPOSITS

               (a) On each Business Day, the Servicer shall instruct the Trustee (which instruction shall be certified by the Servicer to be true and accurate and shall be accompanied by a Daily Report and back-up information required thereby) to withdraw from the Concentration Account an amount (the "SECTION
4.05 AMOUNT") equal to the sum of the (x) Daily Transferor Principal Collections, plus (y) amounts deposited in the Concentration Account by the Series 1994-1 Subordinated Certificateholder to purchase additional Subordinated Certificates, plus, (z) only during the Revolving Period (except with respect to clause (i) below), Available Certificateholder Principal Collections, and apply and pay or deposit such Business Day's Section 4.05 Amount to the extent available in the following order of priority (and the Trustee shall so withdraw, apply and pay or deposit such amounts):

               (i) if any Principal Collection for such Business Day relates to an Advance that is or has been the subject of a Servicer Principal Advance, pay from the
          Section 4.05 Amount to the Servicer an amount equal to the lesser of (x) the Series 1994-1 Allocation Percentage of the amount of such Principal Collection and (y) the Series 1994-1 Allocation Percentage of the sum of the balance remaining on such Servicer Principal Advance plus any interest accrued thereon and remaining unpaid (after giving effect to the application of Sections 4.04(b) and 4.06(a) to the Series 1994-1 Allocation Percentage of such interest);

               (ii) if the Servicer determines that a Negative Spread Shortfall for Series 1994-1 exists on such Business Day, deposit into the Series 1994-1 Interest Funding Sub-Account an amount equal to the lesser of
          (x) the Section 4.05 Amount (after giving effect to sub-clause (i) above) and (y) the amount of such Negative Spread Shortfall;

               (iii) if on such Business Day the Series 1994-1 Participation Deficiency Amount exceeds zero, deposit in the Series 1994-1 Excess Funding Sub-Account an amount equal to the lesser of (y) such Series 1994-1 Participation Deficiency Amount and (x) the Section
          4.05 Amount (after giving effect to sub-clauses (i) and (ii) above); during the Amortization Period, any amount to be deposited in the Series 1994-1 Excess Funding Sub-Account shall be subject to redirection as provided in clause (c)(ii) below;

               (iv) if, on such Business Day, an Accumulation Event but no Early Amortization Event (other than an Early Amortization Event caused by the continuation of an Accumulation Event described in clause (a) or (b) of the definition of "Accumulation Event") shall have occurred or be continuing, deposit in the Series 1994-1 Accumulation Sub-Account the remainder, if any, of the
          Section 4.05 Amount;

               (v) pay to the Transferor the remainder, if any, of the Section 4.05 Amount; pay to the Transferor the amounts under clause (c)(i) below and pay to the Transferor the amounts under clause (d) below;

               (b)  Notwithstanding anything to the contrary in
Section 4.05(a), commencing on the first Business Day in an Amortization Period with respect to Series 1994-1 and on each Business Day thereafter until the end of such Amortization Period, the Servicer shall instruct (which instructions shall be certified by the Servicer to be true and accurate and shall be accompanied by a Settlement Statement and back-up information required thereby) the Trustee to withdraw

               (w) from amounts on deposit in the Concentration
          Account, the Available Certificateholder Principal
          Collections (after payment of clause (a)(i) above),

               (x) all amounts on deposit in the Series 1994-1
          Excess Funding Sub-Account, if any,

               (y) all amounts on deposit in the Series 1994-1
          Accumulation Sub-Account, if any, and

               (z) any portion of the Section 4.05 Amount consisting of moneys paid by the Series 1994-1 Subordinated Certificateholders to purchase additional Subordinated Certificates (allocations and/or utilizations of said Section 4.05 Amount being deemed first to come from Principal Collections allocated to Series 1994-1 and second from such moneys paid by the Series 1994-1 Subordinated Certificateholders to purchase additional Subordinated Certificates), and deposit all of such amounts in the Series 1994-1 Principal Funding Sub-Account in an aggregate amount not to exceed the Invested Amount. Any such amount in excess of such Invested Amount will be applied in accordance with clauses (i) through (v) of Section 4.05(a).

          (c) (i) On each Business Day during the Revolving Period, the Trustee, at the Servicer's direction and certification, will withdraw amounts on deposit in the Series 1994-1 Excess Funding Sub-Account and pay such amounts to the Transferor to the extent that, prior to and immediately after giving effect to such withdrawal and payment, the Transferor's Current Participation Amount exceeds the Transferor's Required Participation Amount.

          (ii) On each Business Day of an Amortization Period, the Trustee, at the Servicer's direction and certification, will redirect amounts which would otherwise be deposited in the Series 1994-1 Excess Funding Sub-Account pursuant to Section 4.05(a)(iii), and deposit such redirected amounts directly in the Series 1994-1 Principal Funding Sub-Account; PROVIDED, HOWEVER, that such amounts will no longer be so redirected and deposited during such Amortization Period after such time as an amount of funds equal to the Senior Invested Amount for Series 1994-1 shall have been deposited in such Series 1994-1 Principal Funding Sub-Account.

          (d) If during the Revolving Period on any of the three immediately succeeding Determination Dates after the date on which an Accumulation Event shall have occurred, such Accumulation Event shall not be continuing, the Trustee, at the Servicer's written direction and certification, shall withdraw all amounts on deposit in the Series 1994-1 Accumulation Sub-Account in respect of such Accumulation Event and if a Series 1994-1 Participation Deficiency Amount exists, deposit all or a portion of such amounts to the extent of such Series 1994-1 Participation Deficiency Amount in the Series 1994-1 Excess Funding Sub-Account and pay the remainder to the Transferor or, if a Series 1994-1 Participation Deficiency Amount does not exist, pay such amounts to the Transferor.

          PAYMENTS ON EACH SPECIAL PAYMENT DATE

               (e)  On each Special Payment Date in an
Amortization Period, after giving effect to the payments and deposits required pursuant to Sections 4.05(a), (b), (c) and (d) the Trustee, acting in accordance with instructions from the Servicer, shall pay the amount on deposit in the Series 1994-1 Principal Funding Sub-Account to the Holders of the Series 1994-1 Investor Certificates in the following priority:

               (i)  to the Series 1994-1 Senior
          Certificateholders until the Senior Invested Amount of the Series 1994-1 equals zero, and

               (ii)  to the Series 1994-1 Subordinated
          Certificateholders until the Subordinated Invested
          Amount of Series 1994-1 equals zero.

          Section 4.06 is modified to add the following at the end thereof:

          DAILY SETTLEMENT

          On each Business Day on which a Charge-off occurs, the Subordinated Invested Amount shall be reduced by the full amount of the Series 1994-1 Allocation Percentage of each such Charge-off occurring on such Business Day.

          On each Business Day, the Servicer shall instruct the Trustee to withdraw the Series 1994-1 Allocation Percentage of
Recoveries on deposit in the Concentration Account and apply, pay or deposit them in the following priority.

                    (a)  To the extent any such Recovery on
               deposit in the Concentration Account relates to an Advance that is the subject of a Servicer Principal Advance, pay to the Servicer an amount equal to the lesser of (x) the Series 1994-1 Allocation Percentage of the amount of such Recovery relating to such Servicer Principal Advance and (y) the Series 1994-1 Allocation Percentage of the sum of the balance remaining on such Servicer Principal Advance plus any accrued and unpaid interest thereon.

                    (b)  During the Revolving Period, if the
               balance in the Cash Collateral Sub-Account for Series 1994-1 is less than the Cash Collateral Maintenance Amount for Series 1994-1 after application of Section 4.04(f)(ii), deposit into such Cash Collateral Sub-Account an amount as shall cause the balance in such Cash Collateral Sub-Account to equal such Cash Collateral Maintenance Amount; and

                    (c)  (i)  during the Revolving Period, pay
               FIRST if there is a Subordination Deficiency
               Amount, to the Transferor an amount equal to such Subordination Deficiency Amount to purchase Advances from the Transferor pursuant to Section
               6.09 of the Agreement and SECOND to the Series 1994-1 Subordinated Certificateholders in respect of interest on the Series 1994-1 Subordinated Certificates to the extent of any remainder after application of the foregoing clauses in this
               Section 4.06,

                         (ii)  during an Amortization Period,
               FIRST to the Series 1994-1 Senior
               Certificateholders in respect of principal on the Series 1994-1 Senior Certificates in an aggregate amount up to the Senior Invested Amount for Series 1994-1 and SECOND to the Series 1994-1 Subordinated Certificateholders in respect of interest on the Series 1994-1 Subordinated Certificates to the extent of any remainder after application of the foregoing clauses in this
               Section 4.06.

          Article IV is further amended by adding the following section:

          Section 4.10 TRANSFEROR'S OR SERVICER'S FAILURE TO MAKE A DEPOSIT OR PAYMENT. (a) If the Servicer or the Transferor fails to make, or give instructions to make, any payment or deposit (other than as required by Section 2.04(d) or the last paragraph of Section 3.03) required to be made or given by the Servicer or Transferor, respectively, at the time specified in the Agreement (including applicable grace periods), the Trustee shall make such payment or deposit from the applicable Series Account or the Excess Funding Account without instruction from the Servicer or Transferor. The Trustee shall be required to make any such payment or deposit hereunder only to the extent that the Trustee has sufficient information in a Settlement Statement or other writing furnished by the Servicer or the Majority Certificateholders of the Series affected to allow the Trustee to determine the amount thereof; PROVIDED, HOWEVER, that, to the extent that the Trustee has actual knowledge of the principal balance of the Series 1994-1 Investor Certificates as of the close of business on the last day of the preceding Settlement Period, the Trustee shall be deemed to have sufficient information to determine the amount of Monthly Interest payable to the Series 1994-1 Investor Certificateholders on such Payment Date. The Servicer shall, upon request of the Trustee, promptly provide the Trustee with all information necessary to allow the Trustee to make such payment or deposit. Such funds or the proceeds of such withdrawal shall be applied by the Trustee in the manner in which such payment or deposit should have been made by the Transferor or the Servicer, as the case may be.

          Section 6.04 MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES. With respect to clause (b) of Section 6.04, the delivery of an unsecured agreement of indemnity, in form and substance reasonably satisfactory to the Trustee or the Transfer Agent and Registrar, by any Holder of a Series 1994-1 Certificate, which Holder is an institutional holder with a claims paying ability or long-term debt rating of at least investment grade or its equivalent, shall satisfy the requirement under said Section of the delivery of security or indemnity.

          Section 6.09 is modified to add the following:

          (d) Any Holder of the Series 1994-1 Subordinated Certificate may from time to time give written notice to the Trustee, the Servicer and the Transferor of its desire to purchase an additional Series 1994-1 Subordinated Certificate ("ADDITIONAL SERIES 1994-1 SUBORDINATED CERTIFICATE"). Following receipt of such notice, the Transferor may direct the Trustee, on behalf of the Trust, to issue an Additional Series 1994-1 Subordinated Certificate pursuant to the Series 1994-1 Supplement and this Section 6.09(d). Any Additional Series 1994-1 Subordinated Certificate shall be equally and ratably entitled as provided herein and in the Series 1994-1 Supplement to the benefits of this Agreement accorded to the Series 1994-1 Subordinated Certificates without preference, priority or distinction, all in accordance with the terms and provisions of this Agreement and the Series 1994-1 Supplement. The obligation of the Trustee to issue an Additional Series 1994-1 Subordinated Certificate is subject to the satisfaction of the following conditions:

               (i)  on or before the fifth Business Day
     immediately preceding the issuance date ("ADDITIONAL ISSUANCE DATE") of the Additional Series 1994-1 Subordinated Certificate, the Transferor shall have delivered to the Trustee, the Servicer and each Rating Agency written notice of such issuance, including the Additional Issuance Date, the principal amount thereof and the name of the person in whose name the Additional Series 1994-1 Subordinated Certificate shall be registered (the "ADDITIONAL ISSUANCE NOTICE"), and

              (ii) the Servicer shall have certified to the Trustee that the Holder of the existing Series 1994-1 Subordinated Certificate has deposited in the Concentration Account immediately available funds in the amount of the purchase price (at par) of the Additional Series 1994-1 Subordinated Certificate. Any such funds so deposited by such Holder in such Concentration Account shall be deemed to constitute Principal Collections allocable solely to Series 1994-1 and shall be applied in accordance with Section 4.05.

Upon satisfaction of the above conditions, the Trustee shall deliver to the Transferor the Additional Series 1994-1 Subordinated Certificate for execution and redelivery to the Trustee for authentication thereof. The Trustee shall deliver such executed and authenticated Additional Series 1994-1 Subordinated Certificate to such Holder.

          Section 12.05  DEFEASANCE.  Section 12.05 of the
Agreement shall not be applicable with respect to the Series
1994-1 Investor Certificates.

SECTION 3.     INSPECTION RIGHTS; IN-DEPTH AUDITS; REPORTING
REQUIREMENTS; CONFIDENTIALITY.

     (a) INSPECTION. At any time and from time to time during the Transferor's, Factors' or the Servicer's regular business hours, on reasonable prior notice and for a purpose reasonably related to the Agreement, the Transferor, Factors and the Servicer shall, in response to any reasonable request of any Series 1994-1 Certificateholder or the Trustee or in connection with the Independent Public Accountants' preparation of any report required by Section 3.06 of the Agreement, permit such Certificateholder or its agents or representatives, the Trustee or its agents or representatives and such Independent Public Accountants (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Transferor, Factors or the Servicer relating to the Advances, the related Receivables, the Related Property and the related Factoring Agreements and Contracts, (ii) to visit the offices and properties of the Transferor, Factors and the Servicer for the purpose of examining such materials and to discuss matters relating to the Advances or related Receivables or the Transferor's, Factors' and the Servicer's performance under the Agreement with any of the officers or employees of the Transferor, Factors and the Servicer having knowledge thereof and with the independent public accountants of the Transferor, Factors and the Servicer (and by this provision the Transferor, Factors and the Servicer each authorize their respective accountants to discuss their respective finances and affairs).

     (b) IN-DEPTH AUDITS. (1) Upon the delivery of an Audit Request to Factors or the Transferor by any Series 1994-1 Senior Certificateholder holding 10% or more of the Invested Amount of such Series, and provided that no other audit under this clause
(b)(1) shall have been performed during the then current fiscal quarter, the Servicer shall cause a firm of Independent Public Accountants (who may also render other services to the Servicer, the Transferor or Factors) to promptly perform a Special Audit and furnish to the Trustee, each Series 1994-1 Senior Certificateholder and each Rating Agency a report thereon. The Servicer hereby authorizes and directs such firm of Independent Public Accountants to deliver a copy of such report directly to the Trustee. To the extent that the Independent Public Accountants report to the Servicer any material negative findings prior to the issuance of their report, the Servicer shall inform, in writing, the Trustee of the same. The Servicer will use its best efforts to cause the Independent Public Accountants to complete their Special Audit within 60 days of the commencement of the same and will otherwise cooperate and assist the Independent Public Accountants in connection therewith.

          (2) In addition, upon the delivery of an Audit Request to Factors or the Transferor by any Series 1994-1 Senior Certificateholder, and provided that such Certificateholder shall not have previously exercised its rights under this clause (b)(2) during the then current fiscal quarter, such Series 1994-1 Senior Certificateholder shall be entitled, at its own expense, to dispatch its own designated representative or representatives to perform such investigations and review of such records of the Servicer as such Certificateholder or such representative or representatives may reasonably determine (the scope as well as the plan of such investigation and review to be determined by such Certificateholder in its sole discretion); such investigation and review to include, without limitation, the silent participation by such representative or representatives in the telephonic verifications performed by the Independent Public Accountants in respect of a randomly selected sampling of at least 25 Clients representing at least 35% of the Pool Balance and of 100 Customers whose Advances and Receivables constitute Trust Assets.

     (c) REPORTING REQUIREMENTS. Factors and the Transferor will deliver to the Trustee, and the Trustee will deliver to each Holder of outstanding Series 1994-1 Senior Certificates and to each Rating Agency:

          (i) CAPITAL BANK QUARTERLY CALL REPORTS -- within forty-five days after the end of each quarterly fiscal period in each fiscal year of Capital Bank, duplicate copies of the Quarterly Consolidated Reports of Condition and Income as filed with the appropriate federal banking regulatory agency.

          (ii) HOLDING QUARTERLY STATEMENTS -- within forty-five days after the end of each quarterly fiscal period in each fiscal year of Holding (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

               (A) a consolidated balance sheet of Holding and its consolidated subsidiaries as at the end of such quarter, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Holding and its consolidated subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the immediately preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and accompanied by a certificate signed by a principal financial officer of Holding stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

          (iii) HOLDING ANNUAL STATEMENTS -- within ninety days after the end of each fiscal year of Holding, duplicate copies of

               (A) a consolidated balance sheet of Holding and its consolidated subsidiaries as at the end of such year, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Holding its consolidated subsidiaries for such year,

     setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

          (iv) FACTORS QUARTERLY STATEMENTS -- within forty-five days after the end of each quarterly fiscal period in each fiscal year of Factors (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

               (A) a consolidated balance sheet of Factors and its consolidated subsidiaries as at the end of such quarter, accompanied by supplemental consolidating schedules, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Factors and its consolidated subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, accompanied by supplemental consolidating schedules, setting forth in each case in comparative form the figures for the corresponding periods in the immediately preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and accompanied by a certificate signed by a principal financial officer of Factors stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

          (v) FACTORS ANNUAL STATEMENTS -- within ninety days after the end of each fiscal year of Factors, duplicate copies of

               (A) a consolidated balance sheet of Factors and its consolidated subsidiaries as at the end of such year, accompanied by supplemental consolidating schedules, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Factors its consolidated subsidiaries for such year, accompanied by supplemental consolidating schedules,

     setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

         (vi) AUDIT REPORTS -- promptly upon receipt thereof, one copy of each other report submitted to Holding, Factors or the Transferor or any of their respective subsidiaries by independent accountants in connection with any annual, interim, or special audit made by such accountants of the books of Holding, Factors or the Transferor or any of their respective subsidiaries;

        (vii) SEC AND OTHER REPORTS -- promptly upon their becoming available, a copy of each financial statement, report (including, without limitation, each Quarterly Report on Form 10-Q, each Annual Report on Form 10-K and each Current Report on Form 8-K), notice or proxy statement sent by Capital Bancorp, Capital Bank, Holding, Factors or the Transferor or any of their respective subsidiaries to stockholders generally and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters), and each amendment thereto, together in each case with a copy of any document incorporated by reference therein, in respect thereof filed by Capital Bancorp, Capital Bank, Holding, Factors or the Transferor or any of their respective subsidiaries with, or received by, such Person in connection therewith from, the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency;

       (viii) REPORT ON PROCEEDINGS -- promptly upon Factors or the Transferor becoming aware of (A) any proposed or pending investigation of Capital Bancorp, Capital Bank, Holding, Factors or the Transferor or any of their respective subsidiaries by any governmental authority or agency or (B) any court or administrative proceeding, that in either case involves the possibility of materially and adversely affecting the ability of any of Factors, the Servicer or the Transferor to perform their respective obligations under the Agreement, this Supplement or the Contribution and Sale Agreement, a notice specifying its nature and the action being taking with respect thereto;

         (ix) NOTICES OF REGULATORY ACTION -- promptly upon receipt thereof, copies of any notices received from any Federal or state regulatory agencies relating to an order, ruling, statute, or other law or information that might materially and adversely affect the ability of any of Factors, the Servicer or the Transferor to perform their respective obligations under the Agreement, this Supplement or the Contribution and Sale Agreement; PROVIDED that delivery of such copies shall not be prohibited by any Requirements of Law; and

          (x) REQUESTED INFORMATION -- with reasonable promptness, any other data and information that may be reasonably requested from time to time by any Holder of Series 1994-1 Senior Certificates.

     (d) TRUSTEE DISCLOSURE. The Trustee may disclose to each holder of Series 1994-1 Investor Certificates the information referred to in Section 2.02(b) of the Agreement.

     (e) CONFIDENTIALITY. Each 1994-1 Certificateholder agrees that any information furnished to it under this Section will be held in confidence and not disclosed, all in accordance with and pursuant to its current procedures and practices for maintaining the confidentiality of similar "confidential" information (provided that such information neither (y) was previously publicly known, or otherwise known to such Certificateholder, at the time of disclosure nor (z) subsequently became publicly known other than through any act or omission by such Holder), provided that such Certificateholder may disclose the aforesaid information (i) to its officers, directors, trustees, internal counsel, internal investment advisers and employees (and the officers, directors, trustees, internal counsel, internal investment advisers and employees of any parent or holding company, if any, and of any other of their affiliates) in the ordinary course of its respective duties; (ii) when required by law or regulation or to the extent necessary to comply with any summons, subpoena or notice of discovery or in connection with any litigation or legal proceeding or in connection with any formal or informal governmental investigative demand; (iii) to the extent necessary to comply with the request of, or as otherwise customarily disclosed to, any regulatory body having (or claiming to have) jurisdiction over them, to the United States National Association of Insurance Commissioners or similar organizations or their successors; (iv) to its independent auditors and accountants, counsel and other professional advisers (or the independent auditors and accountants, counsel and other professional advisers of its parent or holding company, if any, and of any other of their affiliates) in the course of its respective duties, provided that they consent to the provisions of this Section; (v) as may be required or appropriate in connection with (a) the enforcement of its rights under the Certificates, the Agreement, the Supplement or any related agreement or (b) any contemplated transfer of any Certificates owned by it (provided that any potential transferee agrees to be bound by the provisions of this Section); and (vi) to any other Certificateholder, the Trustee, the Servicer, the Transferor or the Paying Agent.

SECTION 4.     SERIES 1994-1 SENIOR CERTIFICATE RATE.

          The "SERIES 1994-1 SENIOR CERTIFICATE RATE" for the Series 1994-1 Senior Certificates shall be equal to a per annum rate equal to LIBOR, determined as of two LIBOR Business Days prior to the commencement of any Interest Accrual Period, plus 1.2500%. For purposes of the first Interest Accrual Period in respect of the Series 1994-1 Senior Certificates, LIBOR shall be determined two LIBOR Business Days prior to the Initial Closing Date. Interest shall be calculated monthly and shall accrue at the Series 1994-1 Senior Certificate Rate as determined on the related LIBOR Determination Date for each Interest Accrual Period.

          "LIBOR" for each Interest Accrual Period shall be established by the Trustee as follows:

          (i) on each LIBOR Determination Date, the Trustee shall determine LIBOR for the next succeeding Interest Accrual Period on the basis of the 30 day offered LIBOR quotations, appearing on Telerate Page 3750 as of 11:00 a.m., London Time, on such LIBOR Determination Date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London Time, on the LIBOR Determination Date to prime banks in the London interbank market for a period of one month commencing on that day.
     The Trustee will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Servicer, at approximately 11:00 a.m., New York City time, on that date for loans in U.S. Dollars to leading European banks for a period of one month commencing on that day.

          (ii) For purposes of this Section 4, the initial Reference Banks shall be Bankers Trust Company, The Chase Manhattan Bank, N.A. and National Westminster Bank, PLC. If any of the foregoing Banks (or any of their replacements as provided for in this clause (ii)) shall no longer qualify as a Reference Bank, then the Servicer shall promptly designate a replacement Reference Bank and shall notify the Trustee of such replacement. The Trustee may conclusively rely and shall be protected in relying upon the offered quotations (whether electronic, written or oral) of the selected Reference Banks.

          The establishment of LIBOR and the subsequent calculation of the interest rate for each Interest Accrual Period by the Trustee, in the absence of manifest error, will be final and binding. The Trustee shall telephone the Servicer and send written notice to each Certificateholder within two Business Days after each LIBOR Determination Date specifying the interest rate determined on such LIBOR Determination Date and the Interest Accrual Period to which it applies.

SECTION 5.     SERVICING FEE PERCENTAGE AND DAILY TRUSTEE FEE.

          The "SERVICING FEE PERCENTAGE" applicable to the Series
1994-1 Investor Certificates shall be .50%.  The "DAILY TRUSTEE
FEE" applicable to the Series 1994-1 Investor Certificates shall be $205.48.

SECTION 6.     NOTIFICATIONS.

          The Trustee shall provide to each Certificateholder a copy of each notice or other information listed in Exhibit 6 and any other notice or information relating to the Trust received by the Trustee as any Certificateholder may request.

SECTION 7.     SERIES TERMINATION DATE.

          The "SERIES TERMINATION DATE" for the Series 1994-1
Investor Certificates shall be the Special Payment Date in June,
2000.

SECTION 8.     REPURCHASE TERMS.

          (a) The Series 1994-1 Investor Certificates may be repurchased by the Transferor on any Payment Date on or after the day on which the Senior Invested Amount is reduced to an amount less than or equal to $10,000,000 upon the satisfaction of the conditions described in Section 12.02(a). The repurchase price shall be equal to the sum of the Senior Invested Amount and the Subordinated Invested Amount plus accrued (or otherwise payable) and unpaid interest on the Series 1994-1 Investor Certificates through the Business Day immediately preceding the Payment Date on which the repurchase occurs. Other than as set forth in this
Section 8(a), the Transferor may not repurchase the Series 1994-1 Investor Certificates.

          (b) Any Series Repurchase Amount to be paid pursuant to the first or second paragraph of Section 12.02(a) shall be deposited into the Series 1994-1 Principal Funding Sub-Account.

SECTION 9.     DELIVERY AND PAYMENT FOR THE SERIES 1994-1
               INVESTOR CERTIFICATES.

          The Trustee shall deliver the Series 1994-1 Investor
Certificates to the Transferor when authenticated upon the written direction of the Transferor.

SECTION 10.    MINIMUM AUTHORIZED DENOMINATIONS.

          The Series 1994-1 Investor Certificates shall be issued in fully registered, certificated form. The Series 1994-1 Senior Certificates shall be issued in denominations of $500,000 (except as may be necessary to reflect any principal amount not evenly divisible by $500,000) or in any integral multiples of $100,000 in excess thereof.

SECTION 11.    SUBORDINATION OF SUBORDINATED INVESTORS' INTEREST.

          The Subordinated Investors' Interest in the Trust Assets will be subordinated to the Senior Investors' Interest to the extent provided herein and shall be required to be maintained at the Required Subordinated Amount as contemplated by Section 4.04(f)(iii)(A). Unless otherwise consented to by the Majority Certificateholders of Series 1994-1, no Series 1994-1 Subordinated Certificate shall be initially issued to any Person other than CF One and the Trustee shall not authenticate any such Series 1994-1 Subordinated Certificate if issued to a Person other than CF One. The Series 1994-1 Subordinated Certificates shall be substantially in the form of Exhibit 11 hereto.

SECTION 12.    ADDITIONAL EARLY AMORTIZATION EVENTS WITH RESPECT
               TO SERIES 1994-1; WAIVER OF EARLY AMORTIZATION
               EVENTS; CONTINUOUS RATING.

          (a) Without limiting the application of Section 9.01 of the Agreement to Series 1994-1, if any one of the following events shall occur at such time as there shall be at least one outstanding Series 1994-1 Senior Certificate:

          (i)  at any time Fitch shall then be rating
          the Series 1994-1 Senior Certificates below
          "A" (or the equivalent thereof) or shall have withdrawn its rating of the Series 1994-1
          Senior Certificates;

          (ii) any results of any audit prepared as a result of an Audit Request shall demonstrate the existence of a material discrepancy from the Loan and Credit Policy or from reports previously rendered pursuant to Section 3.06;

          (iii) the Required Subordinated Percentage shall at any time exceed 25%;

          (iv) the Transferor's Current Participation Amount is less than the Transferor's Required Participation
          Amount for any three consecutive Determination Dates;

          (v)  the Series 1994-1 Allocation Percentage of the
          Aggregate Unpaid Balance of Series 1994-1 Secondary
          Eligible Advances shall be less than $103,500,000 for any three consecutive Determination Dates;

          (vi) during the Revolving Period, there shall be less than 125 Designated Accounts with outstanding Series 1994-1 Secondary Eligible Advances each with Unpaid Balances of at least $50,000 in the Trust; for purposes of this clause (vi), all Designated Accounts of Clients that are affiliated with each other shall be deemed to be a single Designated Account;

          (vii)  (a) the Servicer is terminated pursuant to
          Section 10.01 of the Agreement without the consent of the Majority Certificateholders of Series 1994-1 or (b) the Servicer is not terminated pursuant to such Section under circumstances constituting any Servicer Default in respect of which such Majority Certificateholders have requested such termination or (c) the Servicer is terminated pursuant to Section 10.01 of the Agreement with the consent of the Majority Certificateholders of Series 1994-1 and a Successor Servicer (including, without limitation, the Trustee acting as such Successor Servicer 30 days after a Servicer Default) is appointed pursuant to Section 10.02 of the Agreement without the consent of the Majority Certificateholders of Series 1994-1 or (d) the Servicer is terminated pursuant to Section 10.01 of the Agreement with the consent of the Majority Certificateholders of Series 1994-1 and no Successor Servicer is appointed pursuant to Section 10.02 of the Agreement within 30 days of such termination;

          (viii)  the Required Receivable Coverage for Series
          1994-1 shall exceed the Actual Receivable Coverage for any three consecutive Determination Dates;

          (ix)  the Settlement Statement due on any Determination
          Date reports that, or facts shall exist such that, Actual Receivables Nonpayment exceeds 18% for the related Settlement Period;

          (x)  the aggregate Unpaid Balance of Series 1994-1
          Secondary Eligible Receivables shall be less than 135% of the Senior Invested Amount for Series 1994-1 on any Determination Date;

          (xi) the Settlement Statement due on any Determination Date reports that, or facts shall exist such that, as of the last day of the related Settlement Period (A) the aggregate Unpaid Balance of Receivables that are at least 60 days past due on such date exceeds 10% of the Unpaid Balance of all Eligible Receivables on such date, (B) the average of the aggregate Unpaid Balances of Receivables that are at least 60 days past due on the last days of such Settlement Period and the two immediately preceding Settlement Periods exceeds 7% of the average of the Unpaid Balances of all Eligible Receivables on such dates, (C) the aggregate Unpaid Balance of Receivables that are at least 90 days past due on such date exceeds 4.5% of the Unpaid Balance of all Eligible Receivables on such date or (D) the average of the aggregate Unpaid Balances of Receivables that are at least 90 days past due on the last days of such Settlement Period and the two immediately preceding Settlement Periods exceeds 3.25% of the average of the Unpaid Balances of all Eligible Receivables on such dates;

          (xii) the Subordinated Invested Amount for Series 1994-1 equals (a) less than 13% of the Senior Invested Amount for Series 1994-1 for any three consecutive Determination Dates or (b) less than 10% of the Senior Invested Amount for Series 1994-1 on any Determination Date;

          (xiii)  on the next succeeding Payment Date after
          (A) any withdrawal from the Series 1994-1 Cash Collateral Sub-Account or (B) any increase in the Cash Collateral Maintenance Amount for Series 1994-1, the amount on deposit in such Cash Collateral Sub-Account is less than the Cash Collateral Maintenance Amount for Series 1994-1, after giving effect to any refunding of such Cash Collateral Sub-Account on such Payment Date;

          (xiv) the Aggregate Certificateholder Interest Collections for Series 1994-1 received during any two consecutive Settlement Periods shall be in each case less than the Required Monthly Payment Amount due for Series 1994-1 on the Payment Date immediately following each such Settlement Period;

          (xv) the Weighted Average Factoring Fee shall be less than .75%;

          (xvi) any Settlement Statement due on any Determina-tion Date shall state that, or facts shall exist such that, the Weighted Average Receivable Life of all Receivables in Designated Accounts at any time during the three-month period ended on the last day of the immediately preceding Settlement Period exceeds 70 days;

          (xvii) the Settlement Statement due on any Determina-tion Date reports that, or facts shall exist such that, Actual Receivables Dilution Nonpayment exceeds 11% for the related Settlement Period;

          (xviii) the Accumulation Event described in clause (e) of the definition of "Accumulation Event" shall have existed for 30 consecutive Business Days;

          (xix) on any Determination Date, the average of the Receivable Payment Ratios for the three immediately preceding Settlement Periods shall be less than 40%;

          (xx) the Settlement Statement due on any Determination Date reports that, or facts shall exist such that, as of the last day of the related Settlement Period
          (A) the aggregate Unpaid Balance of Receivables that are at least 60 days past due on such date exceeds 30% of the Unpaid Balance of all Eligible Receivables on such date; or (B) the aggregate Unpaid Balance of Receivables that are at least 90 days past due on such date exceeds 10% of the Unpaid Balance of all Eligible Receivables on such date; or

          (xxi) on any Determination Date, the average of the Subordinated Invested Amount for Series 1994-1 as of such Determination Date and the two immediately preceding Determination Dates shall be less than 13% of the average of the Senior Invested Amount for Series 1994-1 as of such Determination Dates;

PROVIDED that the events described in clauses (x) and (xv) above shall not constitute declarable Early Amortization Events under clause (a) at the end of Section 9.01 of the Agreement or Prospective Early Amortization Events unless such events shall have occurred on three consecutive Determination Dates; and PROVIDED FURTHER that the events described in clauses (iv), (v),
(viii) and (xii)(a) above shall not constitute Prospective Early Amortization Events unless such events shall have occurred on three consecutive Determination Dates, it being understood that this proviso as to Prospective Early Amortization Events shall not limit the status of the events in such clauses as declarable Early Amortization Events;

then,

in the case of any event described in subparagraphs (i) through
(xxi) above, the Trustee or the Majority Certificateholders of Series 1994-1 by notice then given in writing to the Transferor, the Trustee and the Servicer may declare that an Early Amortization Event has occurred as of the date of such notice with respect to Series 1994-1.

          (b)  No Early Amortization Event with respect to the
Series 1994-1 Certificates may be waived without the consent of each Series 1994-1 Certificateholder.

          (c) So long as any Series 1994-1 Senior Certificate shall remain outstanding, the Transferor shall cause Fitch to reconfirm its rating of the Series 1994-1 Senior Certificates at least annually and at such other times as may be requested by the Majority Certificateholders of Series 1994-1. The Transferor shall pay all fees of such Rating Agency related to the rating of the Series 1994-1 Senior Certificates.

          (d) With respect to Section 9.01(c) of the Agreement, this Supplement hereby provides for the treatment of subparagraph
(vii) of Section 9.01 of the Agreement as set forth in such
Section 9.01(c).

SECTION 13.    FUNDING OF CASH COLLATERAL SUB-ACCOUNT.

          On or prior to the Initial Closing Date the Transferor shall deposit into the Cash Collateral Sub-Account for Series
1994-1 an amount equal to $3,750,000 out of the proceeds of the issuance of the Series 1994-1 Certificates.

SECTION 14.    DEFINITIONS.

          For the purposes of the Agreement and this Supplement, the following terms shall be defined as follows and shall supersede, with respect to the Series 1994-1 Investor
Certificates, any definitions stated in Article I of the Agreement or Annex X thereto:

          "ACCUMULATION EVENT", for Series 1994-1, shall mean (a) the occurrence on any one Determination Date of any event described in clauses (x) or (xv) of Section 12(a) of this Supplement or the occurrence on any day of any event described in clauses (xi)(A) or (xi)(C) of Section 12(a) of this Supplement,
(b) the occurrence on any day of a withdrawal from the Cash Collateral Sub-Account for Series 1994-1 which reduces the amount on deposit in such Cash Collateral Sub-Account below the Cash Collateral Maintenance Amount for Series 1994-1, (c) the termination of Factors as the Servicer for any reason pursuant to
Section 10.01 of the Agreement, (d) the occurrence of a breach of the Transferor's covenants in Section 2.06(h) or (k) of the Agreement or (e) on any Business Day there are not at least 300 Customers each with Receivables having an aggregate Unpaid Balance of at least $50,000.

          "AGGREGATE CERTIFICATEHOLDER INTEREST COLLECTIONS" means, for any Settlement Period, the aggregate amount of Collections deposited into the Interest Funding Sub-Account for Series 1994-1 pursuant to Sections 4.04(d) and 4.05 (a)(ii) during such Settlement Period.

          "AUDIT REQUEST" shall mean a written request delivered by any Series 1994-1 Class A Certificateholder to Factors or the Transferor, as the case may be, stating that such Certificateholder (i) is reasonably concerned about its investment in its Certificates and (ii) requests the performance of a Special Audit in accordance with Section 3(b)(1) or Section 3(b)(2), as the case may be.

          "AVAILABLE CERTIFICATEHOLDER PRINCIPAL COLLECTIONS" means for any Business Day the product of (a) the Series 1994-1 Allocation Percentage of Principal Collections for such Business Day times either (b) if such Business Day is during the Revolving Period, the Series 1994-1 Floating Allocation Percentage on such Business Day times or (c) if such Business Day is during an Amortization Period, the Series 1994-1 Principal Allocation Percentage on such Business Day.

          "CASH COLLATERAL MAINTENANCE AMOUNT" for Series 1994-1 shall at any time be the greater of (a) $3,750,000 and (b) three times the sum of Monthly Senior Interest plus Monthly Servicing
Fee.

          "CERTIFICATE RATE" for the Series 1994-1 Senior Certificates has the meaning specified for "Series 1994-1 Senior Certificate Rate" in Section 4 of this Supplement. Interest on the Series 1994-1 Subordinated Certificates will not accrue at the Certificate Rate, but the Holders of the Series 1994-1 Subordinated Certificates shall, in certain cases, be entitled on each Payment Date to payment of the Monthly Subordinated Interest for the related Settlement Period.

          "DAILY SERVICER PRINCIPAL ADVANCE INTEREST" means, for any day, in respect of a Servicer Principal Advance, 1/365th of the product of (i) the rate of interest applicable to the Advance to which such Servicer Principal Advance relates and (ii) the balance of such Servicer Principal Advance on such day.

          "DAILY SERVICING FEE" means for any day, 1/365th of the product of (i) the Servicing Fee Percentage and (ii) the amount of the Invested Amount of the Series 1994-1 Certificates on such day.

          "DAILY TRANSFEROR PRINCIPAL COLLECTIONS" means the product of (i) the Series 1994-1 Transferor's Percentage on any Business Day times (ii) the Series 1994-1 Allocation Percentage of Principal Collections for such Business Day.

          "DAILY TRUSTEE FEE", with respect to the Series 1994-1
Investor Certificates, has the meaning set forth in Section 5 of this Supplement.

          "INITIAL INVESTED AMOUNT" means the sum of the Initial
Senior Invested Amount and the Initial Subordinated Invested
Amount.

          "INITIAL SENIOR INVESTED AMOUNT" means $100,000,000
(the aggregate initial amount of the Series 1994-1 Senior
Certificates).

          "INITIAL SUBORDINATED INVESTED AMOUNT" means
$15,000,000 (the aggregate initial amount of the Series 1994-1
Subordinated Certificates).

          "INTEREST ACCRUAL PERIOD" means, for the Series 1994-1 Senior Certificates, the period from and including the Initial Closing Date to and including the calendar day immediately preceding the initial Payment Date, and each period from and including a Payment Date to and including the calendar day immediately preceding the next Payment Date.

          "LIBOR" shall mean the London interbank offered quotations rate for one-month U.S. dollar deposits as determined by the Trustee in accordance with Section 4 of this Supplement.

          "LIBOR BUSINESS DAY" shall mean any day other than
(a) a Saturday or a Sunday, (b) any other day on which the Servicer is closed, as specified on the list furnished by the Servicer pursuant to Section 3.03(n) of the Pooling and Servicing Agreement or (c) another day on which dealings in deposits in United States Dollars are not transacted in the London interbank market.

          "LIBOR DETERMINATION DATE" for the Initial Closing Date or for any Interest Accrual Period, as the case may be, shall mean the second LIBOR Business Day immediately preceding the commencement of such Interest Accrual Period.

          "LIMITED RECOURSE PROMISSORY NOTE" shall mean a limited recourse promissory note issued by the Transferor to a Series
1994-1 Senior Certificateholder pursuant to which the Transferor promises to pay to such Certificateholder the amounts such Certificateholder is entitled to receive pursuant to the Agreement, this Supplement and the Series 1994-1 Senior
Certificates.

          "MONTHLY SENIOR INTEREST" for any Payment Date shall mean an amount equal to one-twelfth of the product of (a) the Certificate Rate and (b) the outstanding principal amount of the Series 1994-1 Senior Certificates as of the close of business on the preceding Payment Date after giving effect to all repayments of principal made to the Holders thereof on such preceding Payment Date, if any; provided, however, that, with respect to the first Payment Date, Monthly Senior Interest shall be equal to $255,555.56.

          "MONTHLY SERVICING FEE" for any Payment Date shall mean an amount equal to the sum of the Daily Servicing Fees on each day in the immediately preceding Settlement Period.

          "MONTHLY SUBORDINATED INTEREST" for any Payment Date shall mean an amount, which shall in no event be less than zero, equal to the difference between the Aggregate Certificateholder Interest Collections for the related Settlement Period minus the amounts, if any, paid on such Payment Date pursuant to Sections 4.04(f)(i), (ii), (iii)(A) first and second, and (iii)(B) first and second.

          "NEGATIVE SPREAD SHORTFALL" shall mean, with respect to the Series 1994-1 Senior Certificates, the shortfall occurring when the amount of Interest Collections in the Series 1994-1 Interest Funding Sub-Account to be applied on any Payment Date is less than the amount of the Monthly Senior Interest due on such Payment Date, but only to the extent such shortfall is attributable to the Certificate Rate for the Series 1994-1 Senior Certificates of such Series being in excess of the weighted average interest rate on the underlying Eligible Advances.

          "PAYMENT DATE" shall mean, for each Settlement Period, the fifteenth day of the next succeeding month (or if such day is not a Business Day, the next succeeding Business Day) commencing
July 15, 1994.

          "RECEIVABLE PAYMENT RATIO, for any Settlement Period, shall mean a fraction, expressed as a percentage, the numerator of which is the aggregate of all Collections received during such Settlement Period and the denominator of which is the aggregate Unpaid Balance of all Receivables on the first day of such Settlement Period.

          "RECORD DATE" shall mean, with respect to any Payment
Date or Special Payment Date, the last Business Day of the immediately preceding Settlement Period, except that with respect to the first Payment Date the Record Date shall be the Initial
Closing Date.

          "REFERENCE BANKS" shall mean the three leading banks, selected by the Servicer in accordance with Section 4 hereof, quoting London interbank offered quotations rates for one-month
U.S. dollar deposits in the City of New York, New York.

          "REQUIRED MONTHLY PAYMENT AMOUNT" for any Settlement
Period shall mean the Monthly Senior Interest due on the following Payment Date or Special Payment Date.

          "REQUIRED RECEIVABLE COVERAGE" shall mean, for Series 1994-1, a percentage amount, initially 135%, that shall be increased by 2% for each 1% that the Required Subordinated Percentage of Series 1994-1 is increased on any Determination Date other than as a result of the purchase by any Series 1994-1 Subordinated Certificateholder of additional Series 1994-1 Subordinated Certificates.

          "REQUIRED SUBORDINATED AMOUNT" shall mean, with respect to Series 1994-1, the product of the Required Subordinated
Percentage for such Series and $100,000,000.

          "REQUIRED SUBORDINATED PERCENTAGE", with respect to Series 1994-1, shall be reset on each Determination Date and shall mean the sum of 15% plus the greatest of (x) and (y) and
(z), where (x) is the percentage amount by which the average Series 1994-1 Actual Receivables Nonpayment for any three consecutive Settlement Periods shall have exceeded 13% and (y) is the percentage amount by which the average Series 1994-1 Actual Receivables Dilution Nonpayment for any three consecutive Settlement Periods shall have exceeded 9% and (z) is the percentage amount, if any, by which the average of the aggregate Unpaid Balances of Receivables that are at least 60 days past due on the last days of such Settlement Period and the two immediately preceding Settlement Periods exceeds 5% of the average of the Unpaid Balances of all Receivables that are not Aged Receivables on such dates. In no case shall the Required Subordinated Percentage decrease once it has increased.

          "SCHEDULED AMORTIZATION PERIOD COMMENCEMENT DATE", with respect to the Series 1994-1 Investor Certificates, means
June 29, 1999.

          "SCHEDULED MATURITY DATE", with respect to the Series
1994-1 Investor Certificates, means the Payment Date in December,
1999.

          "SERIES 1994-1 ACTUAL RECEIVABLE COVERAGE" shall be determined on each Business Day and shall be a percentage amount determined by dividing the aggregate Unpaid Balance of Series 1994-1 Secondary Eligible Receivables by the aggregate of the Initial Senior Invested Amounts of all Series then outstanding.

          "SERIES 1994-1 ACTUAL RECEIVABLES NONPAYMENT" shall be determined on any Determination Date for the immediately preceding Settlement Period and shall be a percentage amount determined by dividing the aggregate Unpaid Balance of Receivables that became Aged Receivables during such Settlement Period by the sum of such aggregate Unpaid Balance and the aggregate Unpaid Balance of Receivables that were paid during such Settlement Period but were not Aged Receivables when so paid.

          "SERIES 1994-1 ACTUAL RECEIVABLES DILUTION NONPAYMENT" shall be determined on any Determination Date for the immediately preceding Settlement Period and shall be a percentage amount determined by dividing the aggregate Unpaid Balance of Receivables that were charged back by Factors to the applicable Client during such Settlement Period by the sum of such aggregate Unpaid Balance and the aggregate Unpaid Balance of Receivables that were paid during such Settlement Period but had not been so charged back when so paid.

          "SERIES 1994-1 ALLOCATION PERCENTAGE" means, for any date, the percentage equivalent of a fraction, the numerator of which is the Invested Amount for Series 1994-1 as of the last day of the immediately preceding Settlement Period and the denominator of which is the Aggregate Invested Amount as of such last day.

          "SERIES 1994-1 CRP-RELIANT DESIGNATED ACCOUNT" shall mean any Designated Account (that is an Eligible Account) the Series 1994-1 Secondary Eligible Advance of which (after giving effect to the first test of the Series 1994-1 Ratio Test) shall exceed the product of .9 and the sum of the Unpaid Balances of all Eligible Receivables in such Designated Account.

          "SERIES 1994-1 DISPERSION CONCENTRATION LIMIT" shall mean that (a) the maximum aggregate Unpaid Balance for all Advances of the 5 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1994-1 Secondary Eligible Advances" shall not exceed 25% of the Eligible Pool Balance as of the applicable date of determination and (b) the maximum aggregate Unpaid Balance for all Advances of the 10 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1994-1 Secondary Eligible Advances" shall not exceed 40% of the Eligible Pool Balance as of the applicable date of determination and (c) the maximum aggregate Unpaid Balance for all Advances of the 15 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1994-1 Secondary Eligible Advances" shall not exceed 50% of the Eligible Pool Balance as of the applicable date of determination and (d) the maximum aggregate Unpaid Balance for all Advances of the 20 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1994-1 Secondary Eligible Advances" shall not exceed 60% of the Eligible Pool Balance as of the applicable date of determination and (e) the maximum aggregate Unpaid Balance for all Advances of the 50 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1994-1 Secondary Eligible Advances" shall not exceed 80% of the Eligible Pool Balance as of the applicable date of determination.

          "SERIES 1994-1 FIRST RECEIVABLES CONCENTRATION LIMIT" shall mean at any time with respect to each Receivable, a maximum Unpaid Balance for all Receivables of a single Customer that may be included in the calculation of "Series 1994-1 Secondary Eligible Receivables" and shall be an amount equal to a certain percentage (set forth in the next sentence) of the aggregate Unpaid Balance of all Eligible Receivables in Designated Accounts as of the date of determination. If the related Customer's senior unsecured debt rating as published by the Rating Agencies shall be: (i) at least "AA" or the equivalent, such percentage shall be 10%, (ii) at least "A" or the equivalent but below "AA" or the equivalent, such percentage shall be 5%, (iii) at least "BBB" or the equivalent but below "A" or the equivalent, such percentage shall be 3% and (iv) below BBB or unrated, such percentage shall be 1%, except that, at the option of the Servicer, (a) for an additional 5 Customers rated below "BBB" or the equivalent or unrated, such percentage shall be 1.5%, (b) for an additional 10 Customers rated below "BBB" or the equivalent or unrated, such percentage shall be 2% and (c) for any Customer rated below "BBB" or the equivalent or unrated that is wholly owned by a company rated "BBB" or the equivalent or above, such percentage shall be 2%, PROVIDED, HOWEVER, that the maximum Unpaid Balance for all Series 1994-1 Secondary Eligible Receivables of such Customer, when aggregated with the Series 1994-1 Secondary Eligible Receivables of any of such Customer's direct or indirect parent companies, shall not exceed the highest Series 1994-1 First Receivables Concentration Limit on any of such Customer's direct or indirect parent companies. Notwith-standing any of the foregoing, on the Initial Closing Date and during the first 10 Business Days thereafter, the foregoing percentage limits may be calculated against Receivables rather than Eligible Receivables.

          "SERIES 1994-1 FLOATING ALLOCATION PERCENTAGE" for any day means the percentage equivalent (which shall never exceed 100%) of a fraction, the numerator of which is the Invested Amount of Series 1994-1 as of the end of the last day of the immediately preceding Settlement Period, and the denominator of which is the sum of (a) the product of the Eligible Pool Balance as of the end of the last day of the immediately preceding Settlement Period multiplied by the Series 1994-1 Allocation Percentage for such date plus (b) amounts on deposit in the Series 1994-1 sub-account of the Excess Funding Account as of the end of the last day of the immediately preceding Settlement Period PROVIDED, HOWEVER, that, with respect to the first Settlement Period, the Series 1994-1 Floating Allocation Percentage shall mean 88.0654%.

          "SERIES 1994-1 HIGHER CONCENTRATION ACCOUNT" shall mean no more than ten Designated Accounts identified by the Transferor that shall not be subject to the Series 1994-1 Normal Concentration Limit but shall be subject to the Series 1994-1 Higher Concentration Limit and the Series 1994-1 Dispersion Concentration Limit.

          "SERIES 1994-1 HIGHER CONCENTRATION LIMIT" shall mean at any time with respect to the Advance in each Series 1994-1 Higher Concentration Account, the maximum Unpaid Balance for the Advance in such Series 1994-1 Higher Concentration Account that may be included in the calculation of "Series 1994-1 Secondary Eligible Advances" and shall be an amount equal to 5% of the Eligible Pool Balance as of the applicable date of determination.

          "SERIES 1994-1 INVESTOR CERTIFICATES" shall have the meaning set forth in the preliminary statement to this Supplement.

          "SERIES 1994-1 NORMAL CONCENTRATION LIMIT" shall mean at any time with respect to each Advance, the maximum Unpaid Balance for the Advance of a single Client Obligor that may be included in the calculation of "Series 1994-1 Secondary Eligible Advances" and shall be an amount equal to 3% of the Eligible Pool Balance as of the applicable date of determination.

          "SERIES 1994-1 PARTICIPATION DEFICIENCY AMOUNT" shall mean, for any Business Day, the amount (if any) by which the Transferor's Required Participation Amount exceeds the
Transferor's Current Participation Amount.

          "SERIES 1994-1 PRINCIPAL ALLOCATION PERCENTAGE" for any date means the percentage equivalent (which shall never exceed 100%) of a fraction, the numerator of which is the Invested Amount of Series 1994-1 as of the last day of the Revolving Period or, in the event that an Early Amortization Event has occurred prior to the end of the Revolving Period, the last day of the Settlement Period occurring in the month immediately preceding the month in which such Early Amortization Event occurred, and the denominator of which is (a) the product of the Eligible Pool Balance as of the end of the last day of the immediately preceding Settlement Period multiplied by the Series 1994-1 Allocation Percentage for such date plus (b) amounts on deposit in the Series 1994-1 sub-account of the Excess Funding Account as of the end of the last day of the immediately preceding Settlement Period.

          "SERIES 1994-1 PRINCIPAL FUNDING SUB-ACCOUNT" shall mean the Principal Funding Sub-Account established by the Trustee pursuant to this Supplement for the benefit of the Series 1994-1 Investor Certificateholders in accordance with Section 4.02(m).

          "SERIES 1994-1 RATIO TEST" shall mean the following four tests that determine the extent to which an Advance or Receivable is an "Series 1994-1 Secondary Eligible Advance" or
"Series 1994-1 Secondary Eligible Receivable".

          FIRST, the Series 1994-1 Ratio Test requires that the Advance in each Designated Account that is an Eligible Account shall satisfy this first test only to the extent that the aggregate amount of such Advance does not exceed "EA" as calculated pursuant to the following formula for such Designated Account (the aggregate amount of such Advance in excess of such "EA" shall be excluded from the further determinations under the second, third and fourth tests set forth below):

[CAPTION]


          EA = (R X F) + {the lesser of (R X F) and CRP}

               EA   =    the amount of the Advance in such
                         Designated Account that is available to
                         satisfy the second test;

               R    =    the sum of the Unpaid Balances of all
                         Eligible Receivables in such Designated
                         Account; provided, however, that on the
                         Initial Closing Date and for the first
                         10 Business Days thereafter "R" shall
                         equal the sum of the Unpaid Balances of
                         all Receivables in such Designated
                         Account;

               F    =    .85 if such Designated Account is a
                         Series 1994-1 Higher Concentration
                         Account and .9 if such Designated
                         Account is not a Series 1994-1 Higher
                         Concentration Account, and

               CRP  =    the sum of all of the following property
                         which constitutes Certain Related
                         Property in respect of such Designated
                         Account for which the Trustee has a
                         first priority security therein subject
                         to no other Liens except lower priority
                         Liens in favor of a creditor or
                         creditors of Factors under Permitted
                         Intercreditor Agreements:  40% of
                         Presold Inventory constituting such
                         Certain Related Property + 100% of all
                         cash and cash equivalents constituting
                         such Certain Related Property + 80% of
                         marketable debt securities constituting
                         such Certain Related Property;



     SECOND, the Series 1994-1 Ratio Test requires that the sum of all Series 1994-1 Secondary Eligible Advances (after giving effect to the first test of the Series 1994-1 Ratio
     Test) of all Series 1994-1 CRP-Reliant Designated Accounts shall not exceed 30% of the Eligible Pool Balance. If such sum of all Series 1994-1 Secondary Eligible Advances for such Series 1994-1 CRP-Reliant Designated Accounts exceeds 30% of the Eligible Pool Balance on any date of determina-tion, Advances and Receivables in such Series 1994-1 CRP-Reliant Designated Accounts with the highest ratios of {EA / ((R X .9) + CRP)} as of such date shall be excluded from Series 1994-1 Secondary Eligible Advances and Series 1994-1 Secondary Eligible Receivables respectively, until the aforesaid sum does not exceed 30%. For purposes of this second test,

[CAPTION]


               R    =    has the same definition as in the first
                         test of the Series 1994-1 Ratio Test;

               EA   =    has the same definition as in the first
                         test of the Series 1994-1 Ratio Test,
                         and

               CRP  =    has the same definition as in the first
                         test of the Series 1994-1 Ratio Test.



     The amounts of the Series 1994-1 Secondary Eligible Advance and Series 1994-1 Secondary Eligible Receivables remaining in each such Designated Account shall be used in the third test below.

     THIRD, after the calculation of EA for each Designated Account that is an Eligible Account and after giving effect to the second test of the Series 1994-1 Ratio Test, a weighted ratio for each such Designated Account shall be calculated as follows:

     Weighted Ratio = {EA' / ((R X F) + CRP)} X EA' / Eligible
     Pool Balance

[CAPTION]


               EA'  =    the amount of Series 1994-1 Secondary
                         Eligible Advance calculated for such
                         Designated Account after giving effect
                         to the first and second tests of the
                         Series 1994-1 Ratio Test;

               R    =    has the same definition as in the first
                         test of the Series 1994-1 Ratio Test;

               F    =    .85 if such Designated Account is a
                         Series 1994-1 Higher Concentration
                         Account and .9 if such Designated
                         Account is not a Series 1994-1 Higher
                         Concentration Account, and

               CRP  =    has the same definition as in the first
                         test of the Series 1994-1 Ratio Test.


     The Weighted Ratios (each expressed as a percentage) for each Designated Account shall be summed and if such sum for all such Designated Accounts exceeds 85% on any date of determination, Series 1994-1 Secondary Eligible Advances and Series 1994-1 Secondary Eligible Receivables in Designated Accounts with the highest ratios of {EA' / ((R X F) + CRP)} as of such date shall be excluded from Series 1994-1 Secondary Eligible Advances and Series 1994-1 Secondary Eligible Receivables respectively, until the aforesaid sum of Weighted Ratios equals 85%.

     FOURTH, after giving effect to the first three tests of the Series 1994-1 Ratio Test, the following ratio (expressed as a percentage) shall be calculated for each Designated
     Account as follows:

                    Ratio = EA" / (R + CRP')

[CAPTION]


               EA"  =    the amount of Series 1994-1 Secondary
                         Eligible Advance calculated for such
                         Designated Account after giving effect
                         to the first three tests of the Series
                         1994-1 Ratio Test;

               R    =    has the same definition as in the first
                         test of the Series 1994-1 Ratio Test,
                         and

               CRP' =    100% of Certain Related Property for
                         such Designated Account.


     To the extent such Ratio exceeds 85%, an amount of Series 1994-1 Secondary Eligible Advances equal to such excess over 85% shall be summed with such excess from all other Designated Accounts and if such total from all Designated Accounts exceeds 3.5% of the Eligible Pool Balance before giving effect to this fourth test, then Series 1994-1 Secondary Eligible Advances from the Designated Accounts having the highest Ratios under this fourth test shall be excluded in whole or in part from Series 1994-1 Secondary Eligible Advances until such total for all Designated Accounts equals 3.5%.

          "SERIES 1994-1 SECOND RECEIVABLES CONCENTRATION LIMIT" shall mean that (a) the maximum aggregate Unpaid Balance for all Receivables of the five Customers with the largest Unpaid Balances of Receivables that may be included in the calculation of "Series 1994-1 Secondary Eligible Receivables" shall not exceed 25% of the Unpaid Balance of all Eligible Receivables as of the applicable date of determination and (b) the maximum aggregate Unpaid Balance for all Receivables of the ten Customers with the largest Unpaid Balances of Receivables that may be included in the calculation of "Series 1994-1 Secondary Eligible Receivables" shall not exceed 40% of the Unpaid Balance of all Eligible Receivables as of the applicable date of determination and (c) the maximum aggregate Unpaid Balance for all Receivables of any three Customers that may be included in the calculation of "Series 1994-1 Secondary Eligible Receivables" shall not exceed 15% of the Unpaid Balance of all Eligible Receivables as of the applicable date of determination. For purposes of each of the foregoing limits, any resulting ineligibility shall, in the case of clause (c), be applied to the Customer with the highest aggre-gate Unpaid Balance of Receivables, and in each case be taken into account for subsequent calculations under this definition. Notwithstanding any of the foregoing on the Initial Closing Date and for the first 10 Business Days thereafter, the foregoing percentage limits may be calculated against Receivables rather than Eligible Receivables.

          "SERIES 1994-1 SECONDARY ELIGIBLE ADVANCE" shall mean an Advance under a Designated Account that is an Eligible
Account:

          (i) that is an Eligible Advance as defined in Annex X to the Agreement;

         (ii) if such Designated Account is a Series 1994-1 CRP-Reliant Designated Account, as to which the Trustee has a fully perfected first priority security interest (as defined in the UCC) in the Certain Related Property related to such Designated Account;

        (iii) that complies with the Series 1994-1 Normal Concentration Limit or, in the case of an Advance in a Series 1994-1 Higher Concentration Account, complies with the Series 1994-1 Higher Concentration Limit (provided that any Advance that partially complies with the Series 1994-1 Higher Concentration Limit shall be an "Series 1994-1 Secondary Eligible Advance" in the amount of such compliance);

         (iv)  that complies with the Series 1994-1 Dispersion
Concentration Limit;

          (v)  that meets the Series 1994-1 Ratio Test; and

         (vi) that is secured by Eligible Receivables not subject to a Lien or security interest other than the Lien or security interest therein of the Trustee, provided that a Lien or security interest lower in priority shall be permitted for purposes of this clause (vi) if (y) such Lien or security interest is in favor of a creditor or creditors of the related Client under Permitted Intercreditor Agreements and (z) the aggregate Unpaid Balance of such Eligible Advance and all other Eligible Advances secured by Receivables and subject to a Permitted Intercreditor Agreement shall not exceed 19% of the Eligible Pool Balance at any time.

          "SERIES 1994-1 SECONDARY ELIGIBLE RECEIVABLE" shall mean a Receivable under a Designated Account that is an Eligible
Account:

          (i)  that is an Eligible Receivable as defined in Annex
X to the Agreement;

         (ii)  that complies with the Series 1994-1 First
Receivables Concentration Limit (provided that any Receivable that partially conforms with the Series 1994-1 First Receivables
Concentration Limit shall be a "Series 1994-1 Secondary Eligible
Receivable" in the amount of such conformance);

        (iii)  that complies with the Series 1994-1 Second
Receivables Concentration Limit (provided that any Receivable that partially conforms with the Series 1994-1 Second Receivables
Concentration Limit shall be a "Series 1994-1 Secondary Eligible
Receivable" in the amount of such conformance);

         (iv)  that meets the Series 1994-1 Ratio Test; and

          (v) that is not subject to a Lien or security interest other than the Lien or security interest therein of the Trustee, provided that a Lien or security interest lower in priority shall be permitted for purposes of this clause (vi) if (y) such Lien or security interest is in favor of a creditor or creditors of the related Client under Permitted Intercreditor Agreements and (z) the aggregate Unpaid Balance of the Eligible Advance secured by such Receivable and all other Eligible Advances secured by Receivables and subject to a Permitted Intercreditor Agreement shall not exceed 19% of the Eligible Pool Balance at any time.

          "SERIES 1994-1 TRANSFEROR'S PERCENTAGE" for any date in a Revolving Period means 100% minus the Series 1994-1 Floating
Allocation Percentage for such date and for any date in an Amortization Period means 100% minus the Series 1994-1 Principal
Allocation Percentage for such date.

          "SERIES TERMINATION DATE" has the meaning set forth in
Section 7 of this Supplement.

          "SERVICING FEE PERCENTAGE" has the meaning set forth in
Section 5 of this Supplement.

          "SPECIAL AUDIT" means an audit of the Servicer conducted by a firm of Independent Public Accountants selected by the Servicer upon the issuance of an Audit Request and consisting of the procedures set forth in EXHIBIT A hereto.

          "SPECIAL PAYMENT DATE" means each Payment Date during an Amortization Period or following the Scheduled Maturity Date.

          "Subordinated Invested Amount" shall mean, with respect to Series 1994-1 for any day, an amount equal to (a) the Initial Subordinated Invested Amount MINUS (b) the aggregate amount of Principal Collections paid with respect to the Series 1994-1 Subordinated Certificates prior to such day MINUS (c) the aggregate amount of Charge-offs allocated to the Series 1994-1 Subordinated Certificates pursuant to Section 4.06 prior to such day PLUS (d) the initial Unpaid Balance of any additional Advance purchased as a result of the existence of any Subordination Deficiency Amount pursuant to Sections 4.04(f)(iii) and 4.06(c)(i) prior to such day PLUS (e) the purchase price (at par) of any Additional Series 1994-1 Subordinated Certificates purchased by any Holder of a Series 1994-1 Subordinated Certificate pursuant to Section 6.09(d) of the Agreement.

          "SUBORDINATION DEFICIENCY AMOUNT" shall mean, with respect to Series 1994-1 for any Business Day, the amount (if any) by which the Required Subordinated Amount for Series 1994-1 exceeds the Subordinated Invested Amount for Series 1994-1.

          "TELERATE PAGE 3750" shall mean the display page so designed by the Dow Jones Telerate Service, or any other page as may replace that page on that service for the purpose of displaying comparable rates or prices.

          "TRANSFEROR'S CURRENT PARTICIPATION AMOUNT" for any date shall mean an amount equal to (a) the product of the Eligible Pool Balance multiplied by the Series 1994-1 Allocation Percentage, minus (b) the Invested Amount of Series 1994-1 on such date, plus (c) the amount on deposit on such date in the Series 1994-1 Excess Funding Sub-Account.

          "TRANSFEROR'S REQUIRED PARTICIPATION AMOUNT" shall mean
$8,050,000.

          The words "HEREOF," "HEREIN" and "HEREUNDER" and words of similar import when used in this Supplement shall refer to this Supplement or the Agreement as a whole and not to any particular provision of this Supplement or the Agreement, as the case may be; the word "INCLUDING" (and with correlative meaning "INCLUDE") means including without limiting the generality of any description preceding such term; and Section, Schedule and Exhibit references contained in this Agreement or this Supplement are references to Sections, Schedules and Exhibits in or to the Agreement or this Supplement unless otherwise specified.

           Unless otherwise specified in this Supplement, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for immaterial changes or changes concurred in by the independent public accountants of Factors) with the most recent audited consolidated financial statements of Factors and its consolidated Subsidiaries.

SECTION 15.    ACCRUAL OF INTEREST ON THE SERIES 1994-1 INVESTOR
               CERTIFICATES.

          Interest shall accrue on the Series 1994-1 Investor Certificates from the Initial Closing Date. Notwithstanding anything to the contrary in the Agreement or this Supplement, neither the Transferor, the Servicer nor the Trust shall have any interest in Collections received prior to May 31, 1994.

SECTION 16.    DISTRIBUTIONS.

          The Trustee shall send distributions to the Series 1994-1 Investor Certificateholders under Section 5.01 of the Agreement to each Series 1994-1 Certificateholder by 12:00 P.M. (New York City time) on each Payment Date by wire transfer of immediately available funds to an account or accounts designated by such Series 1994-1 Certificateholders, by written notice to the Trustee and the Paying Agent given at least five days prior to any Payment Date (such notice to remain effective with respect to a Holder until different instructions from such Holder are received by the Trustee and the Paying Agent), or if no such notice is given, by check mailed as provided in Section 5.01 of the Agreement.

SECTION 17.    RATIFICATION OF AGREEMENT.

          As supplemented by this Supplement, the Agreement is in all respects ratified and confirmed and the Agreement as so supplemented by his Supplemental shall be read, taken, and construed as one and the same instrument.

SECTION 18.    THE TRUSTEE.

          The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the Preliminary Statement contained herein, all of which recitals are made solely by the Transferor. The Trustee hereby represents and warrants that this Supplement has been duly executed and delivered by it and that this Supplement constitutes the legal, valid and binding obligation of the Trustee, enforceable in accordance with its terms (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally)

SECTION 19.    INSTRUCTIONS IN WRITING.

          All instructions given by the Servicer to the Trustee pursuant to this Supplement shall be in writing, and may be included in a Daily Report or Settlement Statement.

SECTION 20.    COUNTERPARTS.

          This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 21.    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF
               PROCESS.

          (a)  THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          (b) JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Supplement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (c) CONSENT TO SERVICE OF PROCESS. Each party to this Supplement irrevocably consents to service of process in the manner provided for notices in Section 13.05 of the Agreement. Nothing in this Supplement will affect the right of any party to this Supplement to serve process in any other manner permitted by law.

SECTION 22.    SERIES 1994-1 SUB-ACCOUNTS.

     The Trustee shall establish within the Interest Funding Account, Principal Funding Account, Excess Funding Account, Cash Collateral Account and Accumulation Account an Interest Funding Sub-Account, Principal Funding Sub-Account, Excess Funding Sub-Account, Cash Collateral Sub-Account and Accumulation Sub-Account, respectively, in each case in accordance with Section
4.02 of the Agreement and for the benefit of the Certificateholders of Series 1994-1.

SECTION 23.    SCHEDULE 1.

          Notwithstanding anything to the contrary in the Agreement or this Supplement, the Schedule 1 required to be delivered by the Transferor to the Trustee on the Initial Closing Date shall not be required to specify the aggregate Unpaid Balance of Eligible Receivables for each Designated Account, but the Transferor shall be required to deliver to the Trustee within 10 Business Days after the Initial Closing Date an updated
Schedule 1 that specifies such information.

SECTION 24.    DEBT SECURITIES.

          Notwithstanding anything contained herein to the con-trary (including, without limitation, the form of the Series 1994-1 Investor Certificates), the parties hereto agree, and by its acceptance of a Certificate each Certificateholder shall be deemed to agree, that the Investor Certificates evidence debt and such debt is further evidenced by the Limited Recourse Promissory Notes. Nothing in this Section 24 or in any Limited Recourse Promissory Note shall be deemed to diminish or otherwise adversely affect in any way the rights of, and benefits to be afforded to, the Holder of any Certificate as provided in the Agreement, this Supplement and such Certificate, regardless of whether or not such Holder of such Certificate shall at any time also hold a Limited Recourse Promissory Note.


























          IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

                                   CF FUNDING CORP.,
                                     as Transferor


                                   By: /s/ Dennis McDermott
                                   Name: Dennis McDermot
                                   Title: Treasurer


                                   CAPITAL FACTORS, INC.,
                                     individually and as Servicer


                                   By: /s/ Dennis McDermott
                                   Name: Dennis McDermott
                                   Title: Senior Vice President


                                   BANKERS TRUST COMPANY,
                                     as Trustee


                                   By: /s/ Marie C. Rasch
                                   Name: Marie C. Rasch
                                   Title: Vice President





























                          EXHIBIT 10.7








                        CF FUNDING CORP.,
                           Transferor,

                     CAPITAL FACTORS, INC.,
                  individually and as Servicer,

                               and

                     BANKERS TRUST COMPANY,
                             Trustee

               on behalf of the Certificateholders



                    SERIES 1994-2 SUPPLEMENT

                  Dated as of December 1, 1994

                               to

                 CAPITAL FACTORS FINANCING TRUST

                 POOLING AND SERVICING AGREEMENT

                    Dated as of June 1, 1994



                              up to
                           $57,500,000

             VARIABLE RATE ASSET BACKED CERTIFICATES
 SERIES 1994-2

                    up to $50,000,000 CLASS A
                               AND
                    up to $7,500,000 CLASS B











          Series 1994-2 SUPPLEMENT, dated as of December 1, 1994 (this "SUPPLEMENT") among CF FUNDING CORP., a Delaware corporation, as Transferor (the "TRANSFEROR"), CAPITAL FACTORS, INC., a Florida corporation, individually and as Servicer (the "SERVICER"), and BANKERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors in trust thereunder as provided in the Pooling and Servicing Agreement referred to below, the "TRUSTEE"), under the Pooling and Servicing Agreement, dated as of June 1, 1994 (the "Agreement") among the Transferor, the Servicer and the Trustee.

                      PRELIMINARY STATEMENT

          Section 6.09 of the Agreement provides, among other things, that the Transferor and the Trustee may at any time and from time to time enter into a supplement to the Agreement for the purpose of authorizing the issuance of the Investor Certificates. The Transferor has delivered the Issuance Notice required by Section 6.09 of the Agreement and hereby enters into this Supplement with the Servicer and the Trustee as required by
Section 6.09(b) of the Agreement to provide for the issuance, authentication and delivery of its Variable Rate Asset Backed Certificates, Series 1994-2, Class A in the initial aggregate amount of $25,000,000, which amount may be increased through a Second Takedown to a maximum of $50,000,000 (the "SERIES 1994-2 SENIOR CERTIFICATES") and Variable Rate Asset Backed Certificates, Series 1994-2, Class B in the initial aggregate amount of $3,750,000, which amount may be increased through a Second Takedown to a maximum of $7,500,000 (the "SERIES 1994-2 SUBORDINATED CERTIFICATES" and together with the Series 1994-2 Senior Certificates, the "SERIES 1994-2 INVESTOR CERTIFICATES"). In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Agreement, the terms and provisions of this Supplement shall govern.

          All capitalized terms not otherwise defined herein are defined in the Agreement. All Article, Section or Subsection references herein shall mean Article, Section or Subsections of the Agreement as modified by this Supplement, except as otherwise provided herein.

          Any reference to the Early Amortization Period,
Scheduled Amortization Period, Amortization Period or the
Revolving Period in this Supplement shall refer only to such periods as they relate to the Series 1994-2 Investor
Certificates, except as otherwise provided herein.

SECTION 1.     DESIGNATION.

          The Series 1994-2 Investor Certificates shall be designated as the Variable Rate Asset Backed Certificates, Series
1994-2, Class A and Variable Rate Asset Backed Certificates,
Series 1994-2, Class B or, collectively, the Series 1994-2
Investor Certificates.  No other classes in respect of the Series
1994-2 Investor Certificates shall be designated.

SECTION 2.     AGREEMENT MODIFICATIONS.

          The following terms of the Agreement are hereby modified only with respect to this Supplement and the Series
1994-2 Investor Certificates as follows:

          Section 4.04 is modified to add the following at the end thereof:

PAYMENTS AND DEPOSITS OF INTEREST COLLECTIONS WITH RESPECT TO THE
SERIES 1994-2 INVESTOR CERTIFICATES.

          DAILY SETTLEMENT

          On each Business Day during a Settlement Period, the Servicer shall instruct (which instruction shall be certified by the Servicer to be true and accurate and shall be accompanied by a Daily Report and back-up information required thereby) the Trustee to, and the Trustee shall, withdraw from the Concentration Account an amount equal to the aggregate amount of Interest Collections allocated to Series 1994-2 pursuant to
Section 4.03 of the Agreement and not previously withdrawn from the Concentration Account and allocate, apply, deposit or pay, as the case may be, such amount in the following priority.

          (a)  TRUSTEE FEES AND SUCCESSOR SERVICER FEES.

               To the payment to the Trustee of the sum of (x) the Daily Trustee Fees (as defined in this Supplement) accrued for such Business Day and for each non-Business Day, if any, since the immediately preceding Business Day plus (y) the Series 1994-2 Investor Certificate's pro rata share of the Documented Trustee Expenses incurred and not previously paid that relate to such Series; for purposes of this sub-clause (y), "pro rata share" shall be determined based on the aggregate amount of the Invested Amounts of all Series to which such Documented Trustee Expenses relate.

               If the Servicer is not Factors on such Business Day, to the payment to the Servicer of the Daily Servicing Fees (as defined in this Supplement) accrued for such Business Day and for each non-Business Day on which Factors was not the Servicer, if any, since the immediately preceding Business Day.

          (b)  SERVICER PRINCIPAL ADVANCE INTEREST.

                If any Interest Collection for such Business Day relates to an Advance that is the subject of a Servicer Principal Advance, to pay the Servicer an amount equal to the lesser of (x) the Series 1994-2 Allocation Percentage of the Daily Servicer Principal Advance Interest for each Servicer Principal Advance outstanding on such day accrued for such Business Day and for each non-Business Day, if any, since the immediately preceding Business Day and (y) the Series 1994-2 Allocation Percentage of the amount of such Interest Collection in respect of such Advance.

          (c)  SPECIAL AUDIT FEES.

               If, on such Business Day, amounts are due and payable to a firm of Independent Public Accountants in respect of a Special Audit, then to pay such amounts to such firm.

          (d)  SERIES 1994-2 CERTIFICATEHOLDER INTEREST
               COLLECTIONS.

                To deposit into the Series 1994-2 Interest
          Funding Sub-Account for the exclusive benefit of the Series 1994-2 Investor Certificateholders an amount equal to the Series 1994-2 Floating Allocation Percentage of the remainder for such Business Day.

          (e)  TRANSFEROR'S INTEREST COLLECTIONS.

                Pay to the Transferor the remainder as interest on the Transferor Certificate for such Business Day.

          PAYMENTS AND DEPOSITS ON PAYMENT DATES

          On or before the Determination Date immediately prior to each Payment Date or Special Payment Date, in addition to the deposits and payments required pursuant to the other provisions of this Article IV, the Servicer shall instruct (which instruction shall be certified by the Servicer to be true and accurate and shall be accompanied by a Settlement Statement and back-up information required thereby) the Trustee to withdraw from the Series 1994-2 Interest Funding Sub-Account certain amounts on deposit therein on such Payment Date or Special Payment Date and, to the extent required by clause (f)(i) below, from the Series 1994-2 Cash Collateral Sub-Account and pay or deposit on such Payment Date or Special Payment Date, and the Trustee acting in accordance with such instructions shall so withdraw and pay or deposit or cause to be so withdrawn and paid or deposited, in the priority set forth below in clause (f), the amounts referred to below in clause (f), all pursuant to such clause (f).

               (f) MONTHLY INTEREST AND CASH COLLATERAL. The Trustee, acting in accordance with instructions from the Servicer, shall pay, deposit or apply (as the case may be) the following amounts in the following priority out of the amounts deposited into the Series 1994-2 Interest Funding Sub-Account pursuant to Sections 4.02, 4.03, 4.04(d) and 4.05(a)(ii):

                    (i)  pay to the Series 1994-2 Senior
               Certificateholders an amount equal to the Monthly Senior Interest; to the extent such amounts on deposit in the Series 1994-2 Interest Funding Sub-Account are not sufficient to pay such Monthly Senior Interest in full, the Trustee, acting in accordance with instructions from the Servicer, shall withdraw from the Series 1994-2 Cash Collateral Sub-Account an amount sufficient to cover such deficiency and shall pay such amount to the Series 1994-2 Senior Certificateholders;

                    (ii)  during the Revolving Period, if the
               balance in the Series 1994-2 Cash Collateral Sub-Account is less than the Cash Collateral Maintenance Amount (as defined in this Supplement), deposit into such Cash Collateral Sub-Account an amount as shall cause the balance in such Cash Collateral Sub-Account to equal the Cash Collateral Maintenance Amount; and

                    (iii)     (A)  during the Revolving Period,
               pay FIRST if there is a Subordination Deficiency Amount (as defined in this Supplement), to the Transferor an amount equal to such Subordination Deficiency Amount to purchase Advances from the Transferor pursuant to Section 6.09, SECOND if Factors is the Servicer, to the Servicer in the amount of the sum of the Daily Servicing Fees (as defined in this Supplement) for each day in such Settlement Period, and THIRD to the Series 1994-2 Subordinated Certificateholders in the amount of Monthly Subordinated Interest for the related Settlement Period,

                              (B)  during an Amortization Period,
               FIRST if Factors is the Servicer, to the Servicer in the amount of the sum of the Daily Servicing Fees (as defined in this Supplement) for each day in such Settlement Period, SECOND to the Series 1994-2 Senior Certificateholders in respect of principal on the Senior Certificates in an aggregate amount up to the Senior Invested Amount in respect of the Series 1994-2 Senior Certificates, THIRD if the Amortization Period is a Special Premium Amortization Period, to the Series 1994-2 Senior Certificateholders in payment of the Special Premium until such Special Premium has been paid in full and FOURTH to the Series 1994-2 Subordinated Certificateholders in the amount of Monthly Subordinated Interest for the related Settlement Period.

          Section 4.05 is modified to add the following at the end thereof:

PAYMENT AND DEPOSIT OF PRINCIPAL COLLECTIONS WITH RESPECT TO THE
SERIES 1994-2 INVESTOR CERTIFICATES.

          DAILY PAYMENTS AND DEPOSITS

               (a) On each Business Day, the Servicer shall instruct the Trustee (which instruction shall be certified by the Servicer to be true and accurate and shall be accompanied by a Daily Report and back-up information required thereby) to withdraw from the Concentration Account an amount (the "Section
4.05 Amount") equal to the sum of the (x) Daily Transferor Principal Collections, plus (y) amounts deposited in the Concentration Account by the Series 1994-2 Subordinated Certificateholder to purchase additional Subordinated Certificates, plus, (z) only during the Revolving Period (except with respect to clause (i) below), Available Certificateholder Principal Collections, and apply and pay or deposit such Business Day's Section 4.05 Amount to the extent available in the following order of priority (and the Trustee shall so withdraw, apply and pay or deposit such amounts):

               (i) if any Principal Collection for such Business Day relates to an Advance that is or has been the subject of a Servicer Principal Advance, pay from the
          Section 4.05 Amount to the Servicer an amount equal to the lesser of (x) the Series 1994-2 Allocation Percentage of the amount of such Principal Collection and (y) the Series 1994-2 Allocation Percentage of the sum of the balance remaining on such Servicer Principal Advance plus any interest accrued thereon and remaining unpaid (after giving effect to the application of Sections 4.04(b) and 4.06(a) to the Series 1994-2 Allocation Percentage of such interest);

               (ii) if the Servicer determines that a Negative Spread Shortfall for Series 1994-2 exists on such Business Day, deposit into the Series 1994-2 Interest Funding Sub-Account an amount equal to the lesser of
          (x) the Section 4.05 Amount (after giving effect to sub-clause (i) above) and (y) the amount of such Negative Spread Shortfall;

               (iii) if on such Business Day the Series 1994-2 Participation Deficiency Amount exceeds zero, deposit in the Series 1994-2 Excess Funding Sub-Account an amount equal to the lesser of (y) such Series 1994-2 Participation Deficiency Amount and (x) the Section
          4.05 Amount (after giving effect to sub-clauses (i) and (ii) above); during the Amortization Period, any amount to be deposited in the Series 1994-2 Excess Funding Sub-Account shall be subject to redirection as provided in clause (c)(ii) below;

               (iv) if, on such Business Day, an Accumulation Event but no Early Amortization Event (other than an Early Amortization Event caused by the continuation of an Accumulation Event described in clause (a) or (b) of the definition of "Accumulation Event") shall have occurred or be continuing, deposit in the Series 1994-2 Accumulation Sub-Account the remainder, if any, of the
          Section 4.05 Amount; and

               (v) pay to the Transferor the remainder, if any, of the Section 4.05 Amount; pay to the Transferor the amounts under clause (c)(i) below and pay to the Transferor the amounts under clause (d) below.

               (b)  Notwithstanding anything to the contrary in
Section 4.05(a), commencing on the first Business Day in an Amortization Period with respect to Series 1994-2 and on each Business Day thereafter until the end of such Amortization Period, the Servicer shall instruct (which instructions shall be certified by the Servicer to be true and accurate and shall be accompanied by a Settlement Statement and back-up information required thereby) the Trustee to withdraw

               (w) from amounts on deposit in the Concentration
          Account, the Available Certificateholder Principal
          Collections (after payment of clause (a)(i) above),

               (x) all amounts on deposit in the Series 1994-2
          Excess Funding Sub-Account, if any,

               (y) all amounts on deposit in the Series 1994-2
          Accumulation Sub-Account, if any, and

               (z) any portion of the Section 4.05 Amount consisting of moneys paid by the Series 1994-2 Subordinated Certificateholders to purchase additional Subordinated Certificates (allocations and/or utilizations of said Section 4.05 Amount being deemed first to come from Principal Collections allocated to Series 1994-2 and second from such moneys paid by the Series 1994-2 Subordinated Certificateholders to purchase additional Subordinated Certificates), and deposit all of such amounts in the Series 1994-2 Principal Funding Sub-Account in an aggregate amount not to exceed the Invested Amount. Any such amount in excess of such Invested Amount will be applied in accordance with clauses (i) through (v) of Section 4.05(a).

          (c) (i) On each Business Day during the Revolving Period, the Trustee, at the Servicer's direction and certification, will withdraw amounts on deposit in the Series 1994-2 Excess Funding Sub-Account and pay such amounts to the Transferor to the extent that, prior to and immediately after giving effect to such withdrawal and payment, the Transferor's Current Participation Amount exceeds the Transferor's Required Participation Amount.

          (ii) On each Business Day of an Amortization Period, the Trustee, at the Servicer's direction and certification, will redirect amounts which would otherwise be deposited in the Series 1994-2 Excess Funding Sub-Account pursuant to Section 4.05(a)(iii), and deposit such redirected amounts directly in the Series 1994-2 Principal Funding Sub-Account; PROVIDED, HOWEVER, that such amounts will no longer be so redirected and deposited during such Amortization Period after such time as an amount of funds equal to the Senior Invested Amount for Series 1994-2 shall have been deposited in such Series 1994-2 Principal Funding Sub-Account.

          (d) If during the Revolving Period on any of the three immediately succeeding Determination Dates after the date on which an Accumulation Event shall have occurred (or, in the case of a Special Premium Accumulation Event, on any of the two immediately succeeding Determination Dates after the date on which such Special Premium Accumulation Event initially shall have occurred or on the last Business Day of the Settlement Period in which the second such succeeding Determination Date occurs), such Accumulation Event shall not be continuing, the Trustee, at the Servicer's written direction and certification, shall withdraw all amounts on deposit in the Series 1994-2 Accumulation Sub-Account in respect of such Accumulation Event and if a Series 1994-2 Participation Deficiency Amount exists, deposit all or a portion of such amounts to the extent of such Series 1994-2 Participation Deficiency Amount in the Series 1994-2 Excess Funding Sub-Account and pay the remainder to the Transferor or, if a Series 1994-2 Participation Deficiency Amount does not exist, pay such amounts to the Transferor.

          PAYMENTS ON EACH SPECIAL PAYMENT DATE

               (e)  On each Special Payment Date in an
Amortization Period (and on the first Business Day of any Special Premium Amortization Period), after giving effect to the payments and deposits required pursuant to Sections 4.05(a), (b), (c) and
(d), the Trustee, acting in accordance with instructions from the Servicer, shall pay the amount on deposit in the Series 1994-2 Principal Funding Sub-Account to the Holders of the Series 1994-2 Investor Certificates in the following priority:

               (i)  to the Series 1994-2 Senior
          Certificateholders until the Senior Invested Amount of the Series 1994-2 equals zero;

               (ii) if the Amortization Period is a Special Premium Amortization Period, to the Series 1994-2 Senior Certificateholders in payment of the Special Premium until such Special Premium shall have been paid in full; and

               (iii)  to the Series 1994-2 Subordinated
          Certificateholders until the Subordinated Invested
          Amount of Series 1994-2 equals zero.

          Section 4.06 is modified to add the following at the end thereof:

          DAILY SETTLEMENT

          On each Business Day on which a Charge-off occurs, the Subordinated Invested Amount shall be reduced by the full amount of the Series 1994-2 Allocation Percentage of each such Charge-off occurring on such Business Day.

          On each Business Day, the Servicer shall instruct the Trustee to withdraw the Series 1994-2 Allocation Percentage of
Recoveries on deposit in the Concentration Account and apply, pay or deposit them in the following priority.

                    (a)  To the extent any such Recovery on
               deposit in the Concentration Account relates to an Advance that is the subject of a Servicer Principal Advance, pay to the Servicer an amount equal to the lesser of (x) the Series 1994-2 Allocation Percentage of the amount of such Recovery relating to such Servicer Principal Advance and (y) the Series 1994-2 Allocation Percentage of the sum of the balance remaining on such Servicer Principal Advance plus any accrued and unpaid interest thereon.

                    (b)  During the Revolving Period, if the
               balance in the Cash Collateral Sub-Account for Series 1994-2 is less than the Cash Collateral Maintenance Amount for Series 1994-2 after application of Section 4.04(f)(ii), deposit into such Cash Collateral Sub-Account an amount as shall cause the balance in such Cash Collateral Sub-Account to equal such Cash Collateral Maintenance Amount; and

                    (c)  (i)  during the Revolving Period, pay
               FIRST if there is a Subordination Deficiency
               Amount, to the Transferor an amount equal to such Subordination Deficiency Amount to purchase Advances from the Transferor pursuant to Section
               6.09 of the Agreement and SECOND to the Series 1994-2 Subordinated Certificateholders in respect of interest on the Series 1994-2 Subordinated Certificates to the extent of any remainder after application of the foregoing clauses in this
               Section 4.06,

                         (ii)  during an Amortization Period,
               FIRST to the Series 1994-2 Senior
               Certificateholders in respect of principal on the Series 1994-2 Senior Certificates in an aggregate amount up to the Senior Invested Amount for Series 1994-2, SECOND if the Amortization Period is a Special Premium Amortization Period, to the Series 1994-2 Senior Certificateholders in payment of the Special Premium until such Special Premium shall have been paid in full and THIRD to the Series 1994-2 Subordinated Certificateholders in respect of interest on the Series 1994-2 Subordinated Certificates to the extent of any remainder after application of the foregoing clauses in this
               Section 4.06.

          Article IV is further amended by adding the following section:

          Section 4.10 TRANSFEROR'S OR SERVICER'S FAILURE TO MAKE A DEPOSIT OR PAYMENT. (a) If the Servicer or the Transferor fails to make, or give instructions to make, any payment or deposit (other than as required by Section 2.04(d) or the last paragraph of Section 3.03) required to be made or given by the Servicer or Transferor, respectively, at the time specified in the Agreement (including applicable grace periods), the Trustee shall make such payment or deposit from the applicable Series Account or the Excess Funding Account without instruction from the Servicer or Transferor. The Trustee shall be required to make any such payment or deposit hereunder only to the extent that the Trustee has sufficient information in a Settlement Statement or other writing furnished by the Servicer or the Majority Certificateholders of the Series affected to allow the Trustee to determine the amount thereof; PROVIDED, HOWEVER, that, to the extent that the Trustee has actual knowledge of the principal balance of the Series 1994-2 Investor Certificates as of the close of business on the last day of the preceding Settlement Period, the Trustee shall be deemed to have sufficient information to determine the amount of Monthly Interest payable to the Series 1994-2 Investor Certificateholders on such Payment Date. The Servicer shall, upon request of the Trustee, promptly provide the Trustee with all information necessary to allow the Trustee to make such payment or deposit. Such funds or the proceeds of such withdrawal shall be applied by the Trustee in the manner in which such payment or deposit should have been made by the Transferor or the Servicer, as the case may be.

          Section 6.04 MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES. With respect to clause (b) of Section 6.04, the delivery of an unsecured agreement of indemnity, in form and substance reasonably satisfactory to the Trustee or the Transfer Agent and Registrar, by any Holder of a Series 1994-2 Certificate, which Holder is an institutional holder with a claims paying ability or long-term debt rating of at least investment grade or its equivalent, shall satisfy the requirement under said Section of the delivery of security or indemnity.

          Section 6.09 is modified to add the following:

          (d) Any Holder of the Series 1994-2 Subordinated Certificate may from time to time give written notice to the Trustee, the Servicer and the Transferor of its desire to purchase an additional Series 1994-2 Subordinated Certificate ("ADDITIONAL SERIES 1994-2 SUBORDINATED CERTIFICATE"). Following receipt of such notice, the Transferor may direct the Trustee, on behalf of the Trust, to issue an Additional Series 1994-2 Subordinated Certificate pursuant to the Series 1994-2 Supplement and this Section 6.09(d). Any Additional Series 1994-2 Subordinated Certificate shall be equally and ratably entitled as provided herein and in the Series 1994-2 Supplement to the benefits of this Agreement accorded to the Series 1994-2 Subordinated Certificates without preference, priority or distinction, all in accordance with the terms and provisions of this Agreement and the Series 1994-2 Supplement. The obligation of the Trustee to issue an Additional Series 1994-2 Subordinated Certificate is subject to the satisfaction of the following conditions:

               (i)  on or before the fifth Business Day
     immediately preceding the issuance date ("ADDITIONAL ISSUANCE DATE") of the Additional Series 1994-2 Subordinated Certificate, the Transferor shall have delivered to the Trustee, the Servicer and each Rating Agency written notice of such issuance, including the Additional Issuance Date, the principal amount thereof and the name of the person in whose name the Additional Series 1994-2 Subordinated Certificate shall be registered (the "ADDITIONAL ISSUANCE NOTICE"), and

              (ii) the Servicer shall have certified to the Trustee that the Holder of the existing Series 1994-2 Subordinated Certificate has deposited in the Concentration Account immediately available funds in the amount of the purchase price (at par) of the Additional Series 1994-2 Subordinated Certificate. Any such funds so deposited by such Holder in such Concentration Account shall be deemed to constitute Principal Collections allocable solely to Series 1994-2 and shall be applied in accordance with Section 4.05.

Upon satisfaction of the above conditions, the Trustee shall deliver to the Transferor the Additional Series 1994-2 Subordinated Certificate for execution and redelivery to the Trustee for authentication thereof. The Trustee shall deliver such executed and authenticated Additional Series 1994-2 Subordinated Certificate to such Holder.

          Section 12.05  DEFEASANCE.  Section 12.05 of the
Agreement shall not be applicable with respect to the Series
1994-2 Investor Certificates.

SECTION 3.     INSPECTION RIGHTS; IN-DEPTH AUDITS; REPORTING
REQUIREMENTS; CONFIDENTIALITY.

     (a) INSPECTION. At any time and from time to time during the Transferor's, Factors' or the Servicer's regular business hours, on reasonable prior notice and for a purpose reasonably related to the Agreement, the Transferor, Factors and the Servicer shall, in response to any reasonable request of any Series 1994-2 Certificateholder or the Trustee or in connection with the Independent Public Accountants' preparation of any report required by Section 3.06 of the Agreement, permit such Certificateholder or its agents or representatives, the Trustee or its agents or representatives and such Independent Public Accountants (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Transferor, Factors or the Servicer relating to the Advances, the related Receivables, the Related Property and the related Factoring Agreements and Contracts, (ii) to visit the offices and properties of the Transferor, Factors and the Servicer for the purpose of examining such materials and to discuss matters relating to the Advances or related Receivables or the Transferor's, Factors' and the Servicer's performance under the Agreement with any of the officers or employees of the Transferor, Factors and the Servicer having knowledge thereof and with the independent public accountants of the Transferor, Factors and the Servicer (and by this provision the Transferor, Factors and the Servicer each authorize their respective accountants to discuss their respective finances and affairs).

     (b) IN-DEPTH AUDITS. (1) Upon the delivery of an Audit Request to Factors or the Transferor by any Series 1994-2 Senior Certificateholder holding 10% or more of the Invested Amount of such Series, and provided that no other audit under this clause
(b)(1) shall have been performed during the then current fiscal quarter, the Servicer shall cause a firm of Independent Public Accountants (who may also render other services to the Servicer, the Transferor or Factors) to promptly perform a Special Audit and furnish to the Trustee, each Series 1994-2 Senior Certificateholder and each Rating Agency a report thereon. The Servicer hereby authorizes and directs such firm of Independent Public Accountants to deliver a copy of such report directly to the Trustee. To the extent that the Independent Public Accountants report to the Servicer any material negative findings prior to the issuance of their report, the Servicer shall inform, in writing, the Trustee of the same. The Servicer will use its best efforts to cause the Independent Public Accountants to complete their Special Audit within 60 days of the commencement of the same and will otherwise cooperate and assist the Independent Public Accountants in connection therewith.

          (2) In addition, upon the delivery of an Audit Request to Factors or the Transferor by any Series 1994-2 Senior Certificateholder, and provided that such Certificateholder shall not have previously exercised its rights under this clause (b)(2) during the then current fiscal quarter, such Series 1994-2 Senior Certificateholder shall be entitled, at its own expense, to dispatch its own designated representative or representatives to perform such investigations and review of such records of the Servicer as such Certificateholder or such representative or representatives may reasonably determine (the scope as well as the plan of such investigation and review to be determined by such Certificateholder in its sole discretion); such investigation and review to include, without limitation, the silent participation by such representative or representatives in the telephonic verifications performed by the Independent Public Accountants in respect of a randomly selected sampling of at least 25 Clients representing at least 35% of the Pool Balance and of 100 Customers whose Advances and Receivables constitute Trust Assets.

     (c) REPORTING REQUIREMENTS. Factors and the Transferor will deliver to the Trustee, and the Trustee will deliver to each Holder of outstanding Series 1994-2 Senior Certificates and to each Rating Agency:

          (i) CAPITAL BANK QUARTERLY CALL REPORTS -- within forty-five days after the end of each quarterly fiscal period in each fiscal year of Capital Bank, duplicate copies of the Quarterly Consolidated Reports of Condition and Income as filed with the appropriate federal banking regulatory agency.

          (ii) HOLDING QUARTERLY STATEMENTS -- within forty-five days after the end of each quarterly fiscal period in each fiscal year of Holding (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

               (A) a consolidated balance sheet of Holding and its consolidated subsidiaries as at the end of such quarter, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Holding and its consolidated subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the immediately preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and accompanied by a certificate signed by a principal financial officer of Holding stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

          (iii) HOLDING ANNUAL STATEMENTS -- within ninety days after the end of each fiscal year of Holding, duplicate copies of

               (A) a consolidated balance sheet of Holding and its consolidated subsidiaries as at the end of such year, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Holding its consolidated subsidiaries for such year,

     setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

          (iv) FACTORS QUARTERLY STATEMENTS -- within forty-five days after the end of each quarterly fiscal period in each fiscal year of Factors (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

               (A) a consolidated balance sheet of Factors and its consolidated subsidiaries as at the end of such quarter, accompanied by supplemental consolidating schedules, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Factors and its consolidated subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, accompanied by supplemental consolidating schedules, setting forth in each case in comparative form the figures for the corresponding periods in the immediately preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and accompanied by a certificate signed by a principal financial officer of Factors stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

          (v) FACTORS ANNUAL STATEMENTS -- within ninety days after the end of each fiscal year of Factors, duplicate copies of

               (A) a consolidated balance sheet of Factors and its consolidated subsidiaries as at the end of such year, accompanied by supplemental consolidating schedules, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Factors its consolidated subsidiaries for such year, accompanied by supplemental consolidating schedules,

     setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

         (vi) AUDIT REPORTS -- promptly upon receipt thereof, one copy of each other report submitted to Holding, Factors or the Transferor or any of their respective subsidiaries by independent accountants in connection with any annual, interim, or special audit made by such accountants of the books of Holding, Factors or the Transferor or any of their respective subsidiaries;

        (vii) SEC AND OTHER REPORTS -- promptly upon their becoming available, a copy of each financial statement, report (including, without limitation, each Quarterly Report on Form 10-Q, each Annual Report on Form 10-K and each Current Report on Form 8-K), notice or proxy statement sent by Capital Bancorp, Capital Bank, Holding, Factors or the Transferor or any of their respective subsidiaries to stockholders generally and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters), and each amendment thereto, together in each case with a copy of any document incorporated by reference therein, in respect thereof filed by Capital Bancorp, Capital Bank, Holding, Factors or the Transferor or any of their respective subsidiaries with, or received by, such Person in connection therewith from, the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency;

       (viii) REPORT ON PROCEEDINGS -- promptly upon Factors or the Transferor becoming aware of (A) any proposed or pending investigation of Capital Bancorp, Capital Bank, Holding, Factors or the Transferor or any of their respective subsidiaries by any governmental authority or agency or (B) any court or administrative proceeding, that in either case involves the possibility of materially and adversely affecting the ability of any of Factors, the Servicer or the Transferor to perform their respective obligations under the Agreement, this Supplement or the Contribution and Sale Agreement, a notice specifying its nature and the action being taking with respect thereto;

         (ix) NOTICES OF REGULATORY ACTION -- promptly upon receipt thereof, copies of any notices received from any Federal or state regulatory agencies relating to an order, ruling, statute, or other law or information that might materially and adversely affect the ability of any of Factors, the Servicer or the Transferor to perform their respective obligations under the Agreement, this Supplement or the Contribution and Sale Agreement; PROVIDED that delivery of such copies shall not be prohibited by any Requirements of Law; and

          (x) REQUESTED INFORMATION -- with reasonable promptness, any other data and information that may be reasonably requested from time to time by any Holder of Series 1994-2 Senior Certificates.

     (d) TRUSTEE DISCLOSURE. The Trustee may disclose to each holder of Series 1994-2 Investor Certificates the information referred to in Section 2.02(b) of the Agreement.

     (e) CONFIDENTIALITY. Each 1994-2 Certificateholder agrees that any information furnished to it under this Section will be held in confidence and not disclosed, all in accordance with and pursuant to its current procedures and practices for maintaining the confidentiality of similar "confidential" information (provided that such information neither (y) was previously publicly known, or otherwise known to such Certificateholder, at the time of disclosure nor (z) subsequently became publicly known other than through any act or omission by such Holder), provided that such Certificateholder may disclose the aforesaid information (i) to its officers, directors, trustees, internal counsel, internal investment advisers and employees (and the officers, directors, trustees, internal counsel, internal investment advisers and employees of any parent or holding company, if any, and of any other of their affiliates) in the ordinary course of its respective duties; (ii) when required by law or regulation or to the extent necessary to comply with any summons, subpoena or notice of discovery or in connection with any litigation or legal proceeding or in connection with any formal or informal governmental investigative demand; (iii) to the extent necessary to comply with the request of, or as otherwise customarily disclosed to, any regulatory body having (or claiming to have) jurisdiction over them, to the United States National Association of Insurance Commissioners or similar organizations or their successors; (iv) to its independent auditors and accountants, counsel and other professional advisers (or the independent auditors and accountants, counsel and other professional advisers of its parent or holding company, if any, and of any other of their affiliates) in the course of its respective duties, provided that they consent to the provisions of this Section; (v) as may be required or appropriate in connection with (a) the enforcement of its rights under the Certificates, the Agreement, the Supplement or any related agreement or (b) any contemplated transfer of any Certificates owned by it (provided that any potential transferee agrees to be bound by the provisions of this Section); and (vi) to any other Certificateholder, the Trustee, the Servicer, the Transferor or the Paying Agent.

SECTION 4.     SERIES 1994-2 SENIOR CERTIFICATE RATE.

          The "SERIES 1994-2 SENIOR CERTIFICATE RATE" for the Series 1994-2 Senior Certificates shall be equal to a per annum rate equal to LIBOR, determined as of two LIBOR Business Days prior to the commencement of any Interest Accrual Period, plus 1.2500%. For purposes of the first Interest Accrual Period in respect of the Series 1994-2 Senior Certificates, LIBOR shall be determined two LIBOR Business Days prior to the Closing Date. Interest shall be calculated monthly and shall accrue at the Series 1994-2 Senior Certificate Rate as determined on the related LIBOR Determination Date for each Interest Accrual Period.

          "LIBOR" for each Interest Accrual Period shall be established by the Trustee as follows:

          (i) on each LIBOR Determination Date, the Trustee shall determine LIBOR for the next succeeding Interest Accrual Period on the basis of the 30 day offered LIBOR quotations, appearing on Telerate Page 3750 as of 11:00 a.m., London Time, on such LIBOR Determination Date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London Time, on the LIBOR Determination Date to prime banks in the London interbank market for a period of one month commencing on that day.
     The Trustee will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Servicer, at approximately 11:00 a.m., New York City time, on that date for loans in U.S. Dollars to leading European banks for a period of one month commencing on that day.

          (ii) For purposes of this Section 4, the initial Reference Banks shall be Bankers Trust Company, The Chase Manhattan Bank, N.A. and National Westminster Bank, PLC. If any of the foregoing Banks (or any of their replacements as provided for in this clause (ii)) shall no longer qualify as a Reference Bank, then the Servicer shall promptly designate a replacement Reference Bank and shall notify the Trustee of such replacement. The Trustee may conclusively rely and shall be protected in relying upon the offered quotations (whether electronic, written or oral) of the selected Reference Banks.

          The establishment of LIBOR and the subsequent calculation of the interest rate for each Interest Accrual Period by the Trustee, in the absence of manifest error, will be final and binding. The Trustee shall telephone the Servicer and send written notice to each Certificateholder within two Business Days after each LIBOR Determination Date specifying the interest rate determined on such LIBOR Determination Date and the Interest Accrual Period to which it applies.

SECTION 5.     SERVICING FEE PERCENTAGE AND DAILY TRUSTEE FEE.

          The "SERVICING FEE PERCENTAGE" applicable to the Series 1994-2 Investor Certificates shall be .50%. The "DAILY TRUSTEE FEE" applicable to the Series 1994-2 Investor Certificates shall be $47.95 plus, in the event of a Second Takedown, an additional $47.95.

SECTION 6.     NOTIFICATIONS.

          The Trustee shall provide to each Certificateholder a copy of each notice or other information listed in Exhibit 6 and any other notice or information relating to the Trust received by the Trustee as any Certificateholder may request.

SECTION 7.     SERIES TERMINATION DATE.

          The "SERIES TERMINATION DATE" for the Series 1994-2
Investor Certificates shall be the Special Payment Date in
November, 2000.

SECTION 8.     REPURCHASE TERMS.

          (a) The Series 1994-2 Investor Certificates may be repurchased by the Transferor on any Payment Date on or after the day on which the Senior Invested Amount is reduced to an amount less than or equal to 10% of the Initial Senior Invested Amount upon the satisfaction of the conditions described in Section 12.02(a). The repurchase price shall be equal to the sum of the Senior Invested Amount and the Subordinated Invested Amount plus accrued (or otherwise payable) and unpaid interest on the Series 1994-2 Investor Certificates through the Business Day immediately preceding the Payment Date on which the repurchase occurs. Other than as set forth in this Section 8(a), the Transferor may not repurchase the Series 1994-2 Investor Certificates.

          (b) Any Series Repurchase Amount to be paid pursuant to the first or second paragraph of Section 12.02(a) shall be deposited into the Series 1994-2 Principal Funding Sub-Account.

SECTION 9.     DELIVERY AND PAYMENT FOR THE SERIES 1994-2
               INVESTOR CERTIFICATES; SECOND TAKEDOWN.

          (a) The Trustee shall deliver Series 1994-2 Senior Certificates in the aggregate amount of the First Takedown Senior Invested Amount and Series 1994-2 Subordinated Certificates in the aggregate amount of the Initial Subordinated Invested Amount to the Transferor when authenticated upon the written direction of the Transferor.

          (b) The Trustee shall authenticate and deliver to the Transferor Series 1994-2 Senior Certificates in the aggregate amount of the Second Takedown Senior Amount and a Series 1994-2 Subordinated Certificate in the Second Takedown Subordinated Amount in accordance with the Second Takedown Order, but only if all the following conditions shall have been satisfied:

               (i)  on or before the fifth Business Day
     immediately preceding the Second Takedown Date, the Transferor shall have given the Trustee, the Servicer and each Rating Agency (if any) written notice (substantially in the form of Exhibit 9(b)(i) hereto) of such Second Takedown
     (the "SECOND TAKEDOWN NOTICE");

              (ii) the Rating Agency Condition shall have been satisfied with respect to such Second Takedown;

             (iii) such Second Takedown will not result in the occurrence of an Early Amortization Event, Prospective Early Amortization Event or Accumulation Event and the Transferor shall have delivered to the Trustee an Officer's Certificate, dated the Second Takedown Date, to the effect that the Transferor reasonably believes that such Second Takedown will not result in the occurrence of an Early Amortization Event, Prospective Early Amortization Event or Accumulation Event and is not reasonably expected to result in the occurrence of an Early Amortization Event, Prospective Early Amortization Event or Accumulation Event at any time in the future;

              (iv) the Transferor shall have delivered to the Trustee a Tax Opinion, dated the Second Takedown Date, with respect to such Second Takedown;

               (v)  the Aggregate Transferor's Current
     Participation Amount shall not be less than the Aggregate Transferor's Required Participation Amount, in each case as of the Second Takedown Date and after giving effect to such Second Takedown and the Transferor shall have delivered to the Trustee an Officer's Certificate to such effect;

              (vi) the Transferor shall have delivered to the Trustee a written instruction substantially in the form of
     Exhibit 9(b)(vi) hereto (the "SECOND TAKEDOWN ORDER") to authenticate and deliver Series 1994-2 Senior Certificates in the aggregate amount of the Second Takedown Senior Amount and a Series 1994-2 Subordinated Certificate in the Second Takedown Subordinated Amount;

             (vii) the Transferor shall have delivered to the Trustee for authentication and redelivery Series 1994-2 Senior Certificates in the aggregate amount of the Second Takedown Senior Amount and a Series 1994-2 Subordinated Certificate in the Second Takedown Subordinated Amount, in each case duly executed by the Transferor;

            (viii) in the event that any of the Series 1994-2 Senior Certificates to be issued in connection with the Second Takedown are to be initially registered in the name of any Person who was not a Holder of Series 1994-2 Senior Certificates on the Record Date next preceding (but not coinciding with) the Second Takedown Date, the Trustee shall have received unanimous written consent to such issuance from the Senior Certificateholders of Series 1994-2 as of the Record Date next preceding (but not coinciding with) the Second Takedown Date;

              (ix) the Transferor shall have certified to the Trustee that the Transferor has received immediately available funds in the aggregate amounts of the Second
     Takedown Senior Amount and the Second Takedown Subordinated
     Amount; and

               (x) the Transferor shall have deposited into the Cash Collateral Sub-Account for Series 1994-2 an amount sufficient to cause the amounts on deposit therein to equal the Cash Collateral Maintenance Amount that will be required after giving effect to the Second Takedown.

          Any Series 1994-2 Investor Certificates issued in connection with a Second Takedown shall be equally and ratably entitled as provided in the Agreement and this Supplement to the benefits of the Agreement and this Supplement accorded to Series 1994-2 Investor Certificates without preference, priority or distinction, all in accordance with the terms and provisions of the Agreement and this Supplement, except that no Series 1994-2 Investor Certificate that may be issued on the Second Takedown Date shall be entitled to any distribution due on any Payment Date occurring prior to the Second Takedown Date, whether or not such distribution is actually made on such prior Payment Date.

SECTION 10.    MINIMUM AUTHORIZED DENOMINATIONS.

          The Series 1994-2 Investor Certificates shall be issued in fully registered, certificated form. The Series 1994-2 Senior Certificates shall be issued in minimum denominations of $500,000 (except as may be necessary to reflect any principal amount not evenly divisible by $500,000) or in any integral multiples of $100,000 in excess thereof.

SECTION 11.    SUBORDINATION OF SUBORDINATED INVESTORS' INTEREST.

          The Subordinated Investors' Interest in the Trust Assets will be subordinated to the Senior Investors' Interest to the extent provided herein and shall be required to be maintained at the Required Subordinated Amount as contemplated by Section 4.04(f)(iii)(A). Unless otherwise consented to by the Majority Certificateholders of Series 1994-2, no Series 1994-2 Subordinated Certificate shall be initially issued to any Person other than CF One and the Trustee shall not authenticate any such Series 1994-2 Subordinated Certificate if issued to a Person other than CF One. The Series 1994-2 Subordinated Certificates shall be substantially in the form of EXHIBIT 11 hereto.

SECTION 12.    ADDITIONAL EARLY AMORTIZATION EVENTS WITH RESPECT
               TO SERIES 1994-2; WAIVER OF EARLY AMORTIZATION
               EVENTS.

          (a) Without limiting the application of Section 9.01 of the Agreement to Series 1994-2, if any one of the following events shall occur at such time as there shall be at least one outstanding Series 1994-2 Senior Certificate:

          (i)  at any time Fitch shall then be rating
          the Series 1994-1 Senior Certificates below
          "A" (or the equivalent thereof) or shall have withdrawn its rating of the Series 1994-1
          Senior Certificates;

          (ii) any results of any audit prepared as a result of an Audit Request shall demonstrate the existence of a material discrepancy from the Loan and Credit Policy or from reports previously rendered pursuant to Section 3.06;

          (iii) the Required Subordinated Percentage shall at any time exceed 25%;

          (iv) the Transferor's Current Participation Amount is less than the Transferor's Required Participation
          Amount for any three consecutive Determination Dates;

          (v) the Series 1994-2 Allocation Percentage of the Aggregate Unpaid Balance of Series 1994-2 Secondary Eligible Advances shall be less than 90% of the Initial Invested Amount for Series 1994-2 on any two consecutive Determination Dates and on the last Business Day of the Settlement Period in which the second such consecutive Determination Date occurs;

          (vi) during the Revolving Period, there shall be less than 125 Designated Accounts in the Trust; for purposes of this clause (vi), all Designated Accounts of Clients that are Affiliates of each other shall be deemed to be a single Designated Account;

          (vii)  (a) the Servicer is terminated pursuant to
          Section 10.01 of the Agreement without the consent of the Majority Certificateholders of Series 1994-2 or (b) the Servicer is not terminated pursuant to such Section under circumstances constituting any Servicer Default in respect of which such Majority Certificateholders have requested such termination or (c) the Servicer is terminated pursuant to Section 10.01 of the Agreement with the consent of the Majority Certificateholders of Series 1994-2 and a Successor Servicer (including, without limitation, the Trustee acting as such Successor Servicer 30 days after a Servicer Default) is appointed pursuant to Section 10.02 of the Agreement without the consent of the Majority Certificateholders of Series 1994-2 or (d) the Servicer is terminated pursuant to Section 10.01 of the Agreement with the consent of the Majority Certificateholders of Series 1994-2 and no Successor Servicer is appointed pursuant to Section 10.02 of the Agreement within 30 days of such termination;

          (viii)  the Required Receivable Coverage for Series
          1994-2 shall exceed the Series 1994-2 Actual Receivable
          Coverage for any three consecutive Determination Dates;

          (ix)  the Settlement Statement due on any Determination
          Date reports that, or facts shall exist such that, Series 1994-2 Actual Receivables Nonpayment exceeds 18% for the related Settlement Period;

          (x) the Series 1994-2 Allocation Percentage of the aggregate Unpaid Balance of Series 1994-2 Secondary Eligible Receivables shall be less than 135% of the Senior Invested Amount for Series 1994-2 on any two consecutive Determination Dates and on the last Business Day of the Settlement Period in which the second such consecutive Determination Date occurs;

          (xi) the Settlement Statement due on any Determination Date reports that, or facts shall exist such that, as of the last day of the related Settlement Period (A) the aggregate Unpaid Balance of Receivables that are at least 60 days past due on such date exceeds 10% of the Unpaid Balance of all Eligible Receivables on such date, (B) the average of the aggregate Unpaid Balances of Receivables that are at least 60 days past due on the last days of such Settlement Period and the two immediately preceding Settlement Periods exceeds 7% of the average of the Unpaid Balances of all Eligible Receivables on such dates, (C) the aggregate Unpaid Balance of Receivables that are at least 90 days past due on such date exceeds 4.5% of the Unpaid Balance of all Eligible Receivables on such date or (D) the average of the aggregate Unpaid Balances of Receivables that are at least 90 days past due on the last days of such Settlement Period and the two immediately preceding Settlement Periods exceeds 3.25% of the average of the Unpaid Balances of all Eligible Receivables on such dates;

          (xii) the Subordinated Invested Amount for Series 1994-2 equals (a) less than 13% of the Senior Invested Amount for Series 1994-2 for any three consecutive Determination Dates or (b) less than 10% of the Senior Invested Amount for Series 1994-2 on any Determination Date;

          (xiii)  on the next succeeding Payment Date after
          (A) any withdrawal from the Series 1994-2 Cash Collateral Sub-Account or (B) any increase in the Cash Collateral Maintenance Amount for Series 1994-2, the amount on deposit in such Cash Collateral Sub-Account is less than the Cash Collateral Maintenance Amount for Series 1994-2, after giving effect to any refunding of such Cash Collateral Sub-Account on such Payment Date;

          (xiv) the Aggregate Certificateholder Interest Collections for Series 1994-2 received during any two consecutive Settlement Periods shall be in each case less than the Required Monthly Payment Amount due for Series 1994-2 on the Payment Date immediately following each such Settlement Period;

          (xv) the Weighted Average Factoring Fee shall be less than .75%;

          (xvi) any Settlement Statement due on any Determina-tion Date shall state that, or facts shall exist such that, the Weighted Average Receivable Life of all Receivables in Designated Accounts at any time during the three-month period ended on the last day of the immediately preceding Settlement Period exceeds 70 days;

          (xvii) the Settlement Statement due on any Determina-tion Date reports that, or facts shall exist such that, Series 1994-2 Actual Receivables Dilution Nonpayment exceeds 11% for the related Settlement Period;

          (xviii) the Accumulation Event described in clause (e) of the definition of "Accumulation Event" shall have existed for 30 consecutive Business Days;

          (xix) on any Determination Date, the average of the Receivable Payment Ratios for the three immediately preceding Settlement Periods shall be less than 40%;

          (xx) the Settlement Statement due on any Determination Date reports that, or facts shall exist such that, as of the last day of the related Settlement Period
          (A) the aggregate Unpaid Balance of Receivables that are at least 60 days past due on such date exceeds 30% of the Unpaid Balance of all Eligible Receivables on such date; or (B) the aggregate Unpaid Balance of Receivables that are at least 90 days past due on such date exceeds 10% of the Unpaid Balance of all Eligible Receivables on such date; or

          (xxi) on any Determination Date, the average of the Subordinated Invested Amount for Series 1994-2 as of such Determination Date and the two immediately preceding Determination Dates shall be less than 13% of the average of the Senior Invested Amount for Series 1994-2 as of such Determination Dates;

PROVIDED that the event described in clause (xv) above shall not constitute a declarable Early Amortization Event or Prospective Early Amortization Event under this Section 12(a) unless such event shall have occurred on three consecutive Determination Dates; and PROVIDED that the events described in clauses (iv),
(viii) and (xii)(a) above shall not constitute Prospective Early Amortization Events unless such events shall have occurred on three consecutive Determination Dates; and PROVIDED FURTHER that the events described in clauses (v) and (x) above shall not constitute Prospective Early Amortization Events unless such events shall have occurred on two consecutive Determination Dates and on the last Business Day of the Settlement Period in which the second such consecutive Determination Date occurs, it being understood that these provisos as to Prospective Early Amortization Events shall not limit the status of the events in such clauses as declarable Early Amortization Events;

then, an "Early Amortization Event" shall exist,

in the case of any event described in subparagraphs (i) through
(iv), (vi) through (ix) and (xi) through (xxi) above, if the Trustee or the Majority Certificateholders of Series 1994-2 give notice thereof in writing to the Transferor, the Trustee and the Servicer and in such notice declare that an Early Amortization Event has occurred as of the date of such notice with respect to Series 1994-2, and in the case of any event described in subparagraphs (v) and (x), immediately upon the occurrence of such event and without any notice or other action on the part of the Majority Certificateholders of Series 1994-2, the Trustee or the Servicer.

          (b)  No Early Amortization Event with respect to the
Series 1994-2 Certificates may be waived without the consent of each Series 1994-2 Certificateholder.

          (c) With respect to Section 9.01(c) of the Agreement, this Supplement hereby provides for the treatment of subparagraph
(vii) of Section 9.01 of the Agreement as set forth in such
Section 9.01(c).

          (d) On or before the fifth Business Day next preceding the potential commencement of a Special Premium Amortization Period, the Servicer shall instruct the Trustee to, and the Trustee shall, give notice by telecopier or facsimile device to each Series 1994-2 Senior Certificateholder of the possible commencement of a Special Premium Amortization Period, and, if it is not possible to give such notice to any such Holder on such Business Day, then the Trustee shall dispatch such notice by overnight courier on such Business Day to such Holder.

SECTION 13.    FUNDING OF CASH COLLATERAL SUB-ACCOUNT.

          On or prior to the Closing Date the Transferor shall deposit into the Cash Collateral Sub-Account for Series 1994-2 an amount equal to $937,500. In the event of a Second Takedown, on the Second Takedown Date the Transferor shall deposit into the Cash Collateral Sub-Account for Series 1994-2 funds sufficient to cause the amounts on deposit in such Sub-Account to equal the Cash Collateral Maintenance Amount that will be required after giving effect to the Second Takedown.

SECTION 14.    DEFINITIONS.

          For the purposes of the Agreement and this Supplement, the following terms shall be defined as follows and shall supersede, with respect to the Series 1994-2 Investor
Certificates, any definitions stated in Article I of the Agreement or Annex X thereto:

          "125TH ACCOUNT MULTIPLIER" for any Business Day shall mean (a) 1.0000 if the 125th Account Rolling Average for such day is equal to or greater than 1.0000 or (b) the 125th Account Rolling Average for such day if the 125th Account Rolling Average for such day is less than 1.0000.

          "125TH ACCOUNT ROLLING AVERAGE" for any Business Day shall mean the average (rounded to the fourth decimal place) of the 125th Account Daily Fractions for such Business Day and each of the 9 immediately preceding Business Days.

          "125TH ACCOUNT DAILY FRACTION" for any Business Day shall mean a fraction (rounded to the fourth decimal place) the numerator of which is equal to the 125th Account Advance Amount and the denominator of which is equal to $50,000.

          "125TH ACCOUNT ADVANCE AMOUNT" for any Business Day shall have the meaning set forth in the two immediately succeeding sentences. On each Business Day, the Servicer shall list all Designated Accounts in descending order according to the amount of outstanding Series 1994-2 Secondary Eligible Advances in each Designated Account. The "125th Account Advance Amount" for such Business Day shall be the amount of outstanding Series 1994-2 Secondary Eligible Advances in the 125th Designated Account on such list. For purposes of this definition, all Designated Accounts of Clients that are affiliated with each other shall be deemed to be a single Designated Account.

          "ACCUMULATION EVENT", for Series 1994-2, shall mean (a) the occurrence on any one Determination Date of the event described in clause (xv) of Section 12(a) of this Supplement or the occurrence on any day of any event described in clauses
(xi)(A) or (xi)(C) of Section 12(a) of this Supplement, (b) the occurrence on any day of a withdrawal from the Cash Collateral Sub-Account for Series 1994-2 which reduces the amount on deposit in such Cash Collateral Sub-Account below the Cash Collateral Maintenance Amount for Series 1994-2, (c) the termination of Factors as the Servicer for any reason pursuant to Section 10.01 of the Agreement, (d) the occurrence of a breach of the Transferor's covenants in Section 2.06(h) or (k) of the Agreement, (e) on any Business Day there are not at least 300 Customers each with Receivables having an aggregate Unpaid Balance of at least $50,000, (f) the Series 1994-2 Allocation Percentage of the Aggregate Unpaid Balance of Series 1994-2 Secondary Eligible Advances shall be less than 90% of the Initial Invested Amount for Series 1994-2 on any one Determination Date, or (g) the Series 1994-2 Allocation Percentage of the aggregate Unpaid Balance of Series 1994-2 Secondary Eligible Receivables shall be less than 135% of the Senior Invested Amount for Series 1994-2 on any one Determination Date.

          "AGGREGATE CERTIFICATEHOLDER INTEREST COLLECTIONS" means, for any Settlement Period, the aggregate amount of Collections deposited into the Interest Funding Sub-Account for Series 1994-2 pursuant to Sections 4.04(d) and 4.05(a)(ii) during such Settlement Period.

          "ASSUMPTIONS" means the following assumptions that shall be used in calculating any Special Premium: (i) the Senior Invested Amount is assumed to be the Senior Invested Amount as of the first day of the relevant Early Amortization Period, prior to giving effect to any payment of principal on such day, (ii) the Certificate Rate for the calculation of Monthly Senior Interest is assumed to be the Certificate Rate calculated as of the first day of the relevant Early Amortization Period (with the LIBOR Determination Date being for such purpose the second LIBOR Business Day immediately preceding the first day of the relevant Early Amortization Period), (iii) the discount rate for calculating present values is equal to the sum of LIBOR as of the first day of the Early Amortization Period (with the LIBOR Determination Date being for such purpose the second LIBOR Business Day immediately preceding the first day of the Early Amortization Period) plus, in the case of any Special Premium Amortization Period beginning within the first nine months after the Closing Date, 1% and, in the case of any Special Premium Amortization Period beginning thereafter, .75%, and (iv) the Senior Invested Amount is assumed to be fully repaid on December 15, 1999.

          "AUDIT REQUEST" shall mean a written request delivered by any Series 1994-2 Class A Certificateholder to Factors or the Transferor, as the case may be, stating that such Certificateholder (i) is reasonably concerned about its investment in its Certificates and (ii) requests the performance of a Special Audit in accordance with Section 3(b)(1) or Section 3(b)(2), as the case may be.

          "AVAILABLE CERTIFICATEHOLDER PRINCIPAL COLLECTIONS" means for any Business Day the product of (a) the Series 1994-2 Allocation Percentage of Principal Collections for such Business Day times either (b) if such Business Day is during the Revolving Period, the Series 1994-2 Floating Allocation Percentage on such Business Day or (c) if such Business Day is during an Amortization Period, the Series 1994-2 Principal Allocation Percentage on such Business Day.

          "CASH COLLATERAL MAINTENANCE AMOUNT" for Series 1994-2 shall at any time be the greater of (a) the product of 3.75% times the Initial Senior Invested Amount and (b) three times the sum of Monthly Senior Interest plus Monthly Servicing Fee.

          "CERTIFICATE RATE" for the Series 1994-2 Senior Certificates has the meaning specified for "Series 1994-2 Senior Certificate Rate" in Section 4 of this Supplement. Interest on the Series 1994-2 Subordinated Certificates will not accrue at the Certificate Rate, but the Holders of the Series 1994-2 Subordinated Certificates shall, in certain cases, be entitled on each Payment Date to payment of the Monthly Subordinated Interest for the related Settlement Period.

          "CLOSING DATE", with respect to the Series 1994-2
Investor Certificates, shall mean December 15, 1994.

          "DAILY SERVICER PRINCIPAL ADVANCE INTEREST" means, for any day, in respect of a Servicer Principal Advance, 1/365th of the product of (i) the rate of interest applicable to the Advance to which such Servicer Principal Advance relates and (ii) the balance of such Servicer Principal Advance on such day.

          "DAILY SERVICING FEE" means for any day, 1/365th of the product of (i) the Servicing Fee Percentage and (ii) the amount of the Invested Amount of the Series 1994-2 Certificates on such day.

          "DAILY TRANSFEROR PRINCIPAL COLLECTIONS" means the product of (i) the Series 1994-2 Transferor's Percentage on any Business Day times (ii) the Series 1994-2 Allocation Percentage of Principal Collections for such Business Day.

          "DAILY TRUSTEE FEE", with respect to the Series 1994-2
Investor Certificates, has the meaning set forth in Section 5 of this Supplement.

          "FIRST TAKEDOWN" means the issuance on the Closing Date of Series 1994-2 Senior Certificates in the aggregate amount of the First Takedown Senior Invested Amount and a Series 1994-2 Subordinated Certificate in the Initial Subordinated Invested Amount.

          "FIRST TAKEDOWN SENIOR INVESTED AMOUNT" means
$25,000,000 (the aggregate initial amount of the Series 1994-2
Senior Certificates).

          "GROWTH TEST ADDITIONAL ACCOUNT" means an Additional Account as to which both (a) the related Client shall not have been a Client of Factors for a continuous period of at least three months immediately preceding the Addition Date for such Additional Account and (b) Factors shall not have had in its underwriting files on such Addition Date historical financial and receivables performance data, including dilution and chargeoff data, covering a period of at least one year immediately preceding such Addition Date.

          "INITIAL INVESTED AMOUNT" means the sum of the Initial
Senior Invested Amount plus the Initial Subordinated Invested
Amount plus any Second Takedown Subordinated Amount.

          "INITIAL SENIOR INVESTED AMOUNT" means the sum of the First Takedown Senior Invested Amount plus any Second Takedown
Senior Invested Amount.

          "INITIAL SUBORDINATED INVESTED AMOUNT" means $3,750,000
(the aggregate initial amount of the Series 1994-2 Subordinated
Certificates).

          "INTEREST ACCRUAL PERIOD" means, for the Series 1994-2 Senior Certificates, the period from and including the Closing Date to and including the calendar day immediately preceding the initial Payment Date, and each period from and including a Payment Date to and including the calendar day immediately preceding the next Payment Date.

          "LIBOR" shall mean the London interbank offered quotations rate for one-month U.S. dollar deposits as determined by the Trustee in accordance with Section 4 of this Supplement.

          "LIBOR BUSINESS DAY" shall mean any day other than
(a) a Saturday or a Sunday, (b) any other day on which the Servicer is closed, as specified on the list furnished by the Servicer pursuant to Section 3.03(n) of the Pooling and Servicing Agreement or (c) another day on which dealings in deposits in United States Dollars are not transacted in the London interbank market.

          "LIBOR DETERMINATION DATE" for the Closing Date or for any Interest Accrual Period, as the case may be, shall mean the second LIBOR Business Day immediately preceding the commencement of such Interest Accrual Period.

          "LIMITED RECOURSE PROMISSORY NOTE" shall mean a limited recourse promissory note issued by the Transferor to a Series
1994-2 Senior Certificateholder pursuant to which the Transferor promises to pay to such Certificateholder the amounts such Certificateholder is entitled to receive pursuant to the Agreement, this Supplement and the Series 1994-2 Senior
Certificates.

          "MONTHLY SENIOR INTEREST" for any Payment Date shall mean an amount equal to one-twelfth of the product of (a) the Certificate Rate TIMES (b) the outstanding principal amount of the Series 1994-2 Senior Certificates as of the close of business on the preceding Payment Date after giving effect to all repayments of principal made to the Holders thereof on such preceding Payment Date, if any; PROVIDED, HOWEVER, that, with respect to the first Payment Date, Monthly Senior Interest shall be equal to $154,947.92, and PROVIDED, FURTHER, with respect to the first Payment Date after any Second Takedown Date, Monthly Senior Interest shall be an amount equal to one-twelfth of the product of (a) the Certificate Rate TIMES (b) the outstanding principal amount of the Series 1994-2 Senior Certificates as of the close of business on the Second Takedown Date after giving effect to the Second Takedown.

          "MONTHLY SERVICING FEE" for any Payment Date shall mean an amount equal to the sum of the Daily Servicing Fees on each day in the immediately preceding Settlement Period.

          "MONTHLY SUBORDINATED INTEREST" for any Payment Date shall mean an amount, which shall in no event be less than zero, equal to the difference between the Aggregate Certificateholder Interest Collections for the related Settlement Period minus the amounts, if any, paid on such Payment Date pursuant to Sections 4.04(f)(i), (ii), (iii)(A) first and second, and (iii)(B) first, second and third.

          "NEGATIVE SPREAD SHORTFALL" shall mean, with respect to the Series 1994-2 Senior Certificates, the shortfall occurring when the amount of Interest Collections in the Series 1994-2 Interest Funding Sub-Account to be applied on any Payment Date is less than the amount of the Monthly Senior Interest due on such Payment Date, but only to the extent such shortfall is attributable to the Certificate Rate for the Series 1994-2 Senior Certificates of such Series being in excess of the weighted average interest rate on the underlying Eligible Advances.

          "PAYMENT DATE" shall mean, for each Settlement Period, the fifteenth day of the next succeeding month (or if such day is not a Business Day, the next succeeding Business Day) commencing
January 15, 1995.

          "RECEIVABLE PAYMENT RATIO, for any Settlement Period, shall mean a fraction, expressed as a percentage, the numerator of which is the aggregate of all Collections received during such Settlement Period and the denominator of which is the aggregate Unpaid Balance of all Receivables on the first day of such Settlement Period.

          "RECORD DATE" shall mean, with respect to any Payment
Date or Special Payment Date, the last Business Day of the immediately preceding Settlement Period, except that with respect to the first Payment Date the Record Date shall be the Closing
Date.

          "REFERENCE BANKS" shall mean the three leading banks, selected by the Servicer in accordance with Section 4 hereof, quoting London interbank offered quotations rates for one-month
U.S. dollar deposits in the City of New York, New York.

          "REQUIRED MONTHLY PAYMENT AMOUNT" for any Settlement
Period shall mean the Monthly Senior Interest due on the following Payment Date or Special Payment Date.

          "REQUIRED RECEIVABLE COVERAGE" shall mean, for Series 1994-2, a percentage amount, initially 135%, that shall be increased by 2% for each 1% that the Required Subordinated Percentage of Series 1994-2 is increased on any Determination Date other than as a result of the purchase by any Series 1994-2 Subordinated Certificateholder of additional Series 1994-2 Subordinated Certificates.

          "REQUIRED SUBORDINATED AMOUNT" shall mean, with respect to Series 1994-2, the product of the Required Subordinated
Percentage for such Series times the Initial Senior Invested
Amount for such Series.

          "REQUIRED SUBORDINATED PERCENTAGE", with respect to Series 1994-2, shall be reset on each Determination Date and shall mean the sum of 15% plus the greatest of (x) and (y) and
(z), where (x) is the percentage amount by which the average Series 1994-2 Actual Receivables Nonpayment for any three consecutive Settlement Periods shall have exceeded 13% and (y) is the percentage amount by which the average Series 1994-2 Actual Receivables Dilution Nonpayment for any three consecutive Settlement Periods shall have exceeded 9% and (z) is the percentage amount, if any, by which the average of the aggregate Unpaid Balances of Receivables that are at least 60 days past due on the last days of such Settlement Period and the two immediately preceding Settlement Periods exceeds 5% of the average of the Unpaid Balances of all Receivables that are not Aged Receivables on such dates. In no case shall the Required Subordinated Percentage decrease once it has increased.

          "SCHEDULED AMORTIZATION PERIOD COMMENCEMENT DATE", with respect to the Series 1994-2 Investor Certificates, means
December 15, 1999.

          "SCHEDULED MATURITY DATE", with respect to the Series
1994-2 Investor Certificates, means the Payment Date in June,
2000.

          "SECOND TAKEDOWN" means the issuance on the Second Takedown Date of Series 1994-2 Senior Certificates in the aggregate amount of the Second Takedown Senior Amount and a Series 1994-2 Subordinated Certificate in the Second Takedown Subordinated Amount in accordance with Section 9(b) of this Supplement.

          "SECOND TAKEDOWN AMOUNT" means the sum of the Second
Takedown Senior Amount plus the Second Takedown Subordinated
Amount.

          "SECOND TAKEDOWN DATE" means the date, which may only occur on the last Business Day of a Settlement Period, on which the Trustee shall have authenticated and delivered additional Series 1994-2 Investor Certificates in accordance with Section 9(b) of this Supplement.

          "SECOND TAKEDOWN NOTICE" shall have the meaning specified in Section 9(b) of this Supplement.

          "SECOND TAKEDOWN ORDER" shall have the meaning specified in Section 9(b) of this Supplement.

          "SECOND TAKEDOWN SENIOR AMOUNT" means the aggregate amount of Series 1994-2 Senior Certificates that the Trustee authenticates and delivers on the Second Takedown Date pursuant to the Second Takedown Order.

          "SECOND TAKEDOWN SUBORDINATED AMOUNT" means the amount of Series 1994-2 Subordinated Certificate that the Trustee authenticates and delivers on the Second Takedown Date pursuant to the Second Takedown Order.

          "SENIOR INVESTED AMOUNT", when used in the Agreement with respect to Series 1994-2 and when used in this Supplement, shall mean for any day an amount equal to (a) the First Takedown Senior Invested Amount MINUS (b) the aggregate amount of payments of principal paid with respect to the Series 1994-2 Senior Certificates prior to such day PLUS (c) in the event a Second Takedown shall have occurred, the Second Takedown Senior Amount.

          "SERIES 1994-2 ACTUAL RECEIVABLE COVERAGE" shall be determined on each Business Day and shall be a percentage amount determined by dividing the aggregate Unpaid Balance of Series 1994-2 Secondary Eligible Receivables by the aggregate of the Senior Invested Amounts of all Series then outstanding.

          "SERIES 1994-2 ACTUAL RECEIVABLES DILUTION NONPAYMENT" shall be determined on any Determination Date for the immediately preceding Settlement Period and shall be a percentage amount determined by dividing the aggregate Unpaid Balance of Receivables that were charged back by Factors to the applicable Client during such Settlement Period by the sum of such aggregate Unpaid Balance and the aggregate Unpaid Balance of Receivables that were paid during such Settlement Period but had not been so charged back when so paid.

          "SERIES 1994-2 ACTUAL RECEIVABLES NONPAYMENT" shall be determined on any Determination Date for the immediately preceding Settlement Period and shall be a percentage amount determined by dividing the aggregate Unpaid Balance of Receivables that became Aged Receivables during such Settlement Period by the sum of such aggregate Unpaid Balance and the aggregate Unpaid Balance of Receivables that were paid during such Settlement Period but were not Aged Receivables when so paid.

          "SERIES 1994-2 ALLOCATION PERCENTAGE" means, for any date, the percentage equivalent of a fraction, the numerator of which is the Invested Amount for Series 1994-2 as of the last day of the immediately preceding Settlement Period (and in the event the Second Takedown shall have occurred on such day, after giving effect thereto) and the denominator of which is the Aggregate Invested Amount as of such last day (and in the event the Second Takedown shall have occurred on such day, after giving effect thereto).

          "SERIES 1994-2 CRP-RELIANT DESIGNATED ACCOUNT" shall mean any Designated Account (that is an Eligible Account) the Series 1994-2 Secondary Eligible Advance of which (after giving effect to the first test of the Series 1994-2 Ratio Test) shall exceed the product of .9 and the sum of the Unpaid Balances of all Eligible Receivables in such Designated Account.

          "SERIES 1994-2 DISPERSION CONCENTRATION LIMIT" shall mean that (a) the maximum aggregate Unpaid Balance for all Advances of the 5 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1994-2 Secondary Eligible Advances" shall not exceed an amount equal to the product of the 125th Account Multiplier TIMES 25% of the Eligible Pool Balance as of the applicable date of determination and (b) the maximum aggregate Unpaid Balance for all Advances of the 10 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1994-2 Secondary Eligible Advances" shall not exceed an amount equal to the product of the 125th Account Multiplier TIMES 40% of the Eligible Pool Balance as of the applicable date of determination and (c) the maximum aggregate Unpaid Balance for all Advances of the 15 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1994-2 Secondary Eligible Advances" shall not exceed an amount equal to the product of the 125th Account Multiplier TIMES 50% of the Eligible Pool Balance as of the applicable date of determination and (d) the maximum aggregate Unpaid Balance for all Advances of the 20 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1994-2 Secondary Eligible Advances" shall not exceed an amount equal to the product of the 125th Account Multiplier TIMES 60% of the Eligible Pool Balance as of the applicable date of determination and (e) the maximum aggregate Unpaid Balance for all Advances of the 50 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1994-2 Secondary Eligible Advances" shall not exceed an amount equal to the product of the 125th Account Multiplier TIMES 80% of the Eligible Pool Balance as of the applicable date of determination.

          "SERIES 1994-2 FIRST RECEIVABLES CONCENTRATION LIMIT" shall mean at any time with respect to each Receivable, a maximum Unpaid Balance for all Receivables of a single Customer that may be included in the calculation of "Series 1994-2 Secondary Eligible Receivables" and shall be an amount equal to a certain percentage (set forth in the next sentence) of the aggregate Unpaid Balance of all Eligible Receivables in Designated Accounts as of the date of determination. If the related Customer's senior unsecured debt rating as published by the Rating Agencies shall be: (i) at least "AA" or the equivalent, such percentage shall be 10%, (ii) at least "A" or the equivalent but below "AA" or the equivalent, such percentage shall be 5%, (iii) at least "BBB" or the equivalent but below "A" or the equivalent, such percentage shall be 3% and (iv) below BBB or unrated, such percentage shall be 1%, except that, at the option of the Servicer, (a) for an additional 5 Customers rated below "BBB" or the equivalent or unrated, such percentage shall be 1.5%, (b) for an additional 10 Customers rated below "BBB" or the equivalent or unrated, such percentage shall be 2% and (c) for any Customer rated below "BBB" or the equivalent or unrated that is wholly owned by a company rated "BBB" or the equivalent or above, such percentage shall be 2%, PROVIDED, HOWEVER, that the maximum Unpaid Balance for all Series 1994-2 Secondary Eligible Receivables of such Customer, when aggregated with the Series 1994-2 Secondary Eligible Receivables of any of such Customer's direct or indirect parent companies, shall not exceed the highest Series 1994-2 First Receivables Concentration Limit on any of such Customer's direct or indirect parent companies.

          "SERIES 1994-2 FLOATING ALLOCATION PERCENTAGE" for any day means the percentage equivalent (which shall never exceed 100%) of a fraction, the numerator of which is the Invested Amount of Series 1994-2 as of the end of the last day of the immediately preceding Settlement Period (and in the event the Second Takedown shall have occurred on such day, after giving effect thereto), and the denominator of which is the sum of (a) the product of the Eligible Pool Balance as of the end of the last day of the immediately preceding Settlement Period multiplied by the Series 1994-2 Allocation Percentage for such date plus (b) amounts on deposit in the Series 1994-2 sub-account of the Excess Funding Account as of the end of the last day of the immediately preceding Settlement Period PROVIDED, HOWEVER, that, with respect to the first Settlement Period, the Series 1994-2 Floating Allocation Percentage shall mean 92.7887%.

          "SERIES 1994-2 GROWTH TEST" shall mean that, for each Business Day, if the sum on such Business Day of all Eligible Advances in the Growth Test Additional Accounts that were added to the Trust pursuant to Section 2.05 of the Agreement in the preceding 90 days exceeds 7.5% of the Eligible Pool Balance on such Business Day, then such excess Eligible Advances shall not constitute "Series 1994-2 Secondary Eligible Advances" on such Business Day.

          "SERIES 1994-2 HIGHER CONCENTRATION ACCOUNT" shall mean no more than ten Designated Accounts identified by the Transferor that shall not be subject to the Series 1994-2 Normal Concentration Limit but shall be subject to the Series 1994-2 Higher Concentration Limit and the Series 1994-2 Dispersion Concentration Limit.

          "SERIES 1994-2 HIGHER CONCENTRATION LIMIT" shall mean at any time with respect to the Advance in each Series 1994-2 Higher Concentration Account, the maximum Unpaid Balance for the Advance in such Series 1994-2 Higher Concentration Account that may be included in the calculation of "Series 1994-2 Secondary Eligible Advances" and shall be an amount equal to the product of the 125th Account Multiplier TIMES 5% of the Eligible Pool Balance as of the applicable date of determination.

          "SERIES 1994-2 INVESTOR CERTIFICATES" shall have the meaning set forth in the preliminary statement to this Supplement.

          "Series 1994-2 Normal Concentration Limit" shall mean at any time with respect to each Advance, the maximum Unpaid Balance for the Advance of a single Client Obligor that may be included in the calculation of "Series 1994-2 Secondary Eligible Advances" and shall be an amount equal to the product of the 125th Account Multiplier TIMES 3% of the Eligible Pool Balance as of the applicable date of determination.

          "SERIES 1994-2 PARTICIPATION DEFICIENCY AMOUNT" shall mean, for any Business Day, the amount (if any) by which the Transferor's Required Participation Amount exceeds the
Transferor's Current Participation Amount.

          "SERIES 1994-2 PRINCIPAL ALLOCATION PERCENTAGE" for any date means the percentage equivalent (which shall never exceed 100%) of a fraction, the numerator of which is the Invested Amount of Series 1994-2 as of the last day of the Revolving Period or, in the event that an Early Amortization Event has occurred prior to the end of the Revolving Period, the last day of the Settlement Period occurring in the month immediately preceding the month in which such Early Amortization Event occurred, and the denominator of which is (a) the product of the Eligible Pool Balance as of the end of the last day of the immediately preceding Settlement Period multiplied by the Series 1994-2 Allocation Percentage for such date plus (b) amounts on deposit in the Series 1994-2 sub-account of the Excess Funding Account as of the end of the last day of the immediately preceding Settlement Period.

          "SERIES 1994-2 PRINCIPAL FUNDING SUB-ACCOUNT" shall mean the Principal Funding Sub-Account established by the Trustee pursuant to this Supplement for the benefit of the Series 1994-2 Investor Certificateholders in accordance with Section 4.02(m).

          "SERIES 1994-2 RATIO TEST" shall mean the following four tests that determine the extent to which an Advance or Receivable is a "Series 1994-2 Secondary Eligible Advance" or
"Series 1994-2 Secondary Eligible Receivable".

          FIRST, the Series 1994-2 Ratio Test requires that the Advance in each Designated Account that is an Eligible Account shall satisfy this first test only to the extent that the aggregate amount of such Advance does not exceed "EA" as calculated pursuant to the following formula for such Designated Account (the aggregate amount of such Advance in excess of such "EA" shall be excluded from the further determinations under the second, third and fourth tests set forth below):

[CAPTION]


          EA = (R X F) + {the lesser of (R X F) and CRP}

               EA   =    the amount of the Advance in such
                         Designated Account that is available to
                         satisfy the second test;

               R    =    the sum of the Unpaid Balances of all
                         Eligible Receivables in such Designated
                         Account;

               F    =    .85 if such Designated Account is a
                         Series 1994-2 Higher Concentration
                         Account and .9 if such Designated
                         Account is not a Series 1994-2 Higher
                         Concentration Account, and

               CRP  =    the sum of all of the following property
                         which constitutes Certain Related
                         Property in respect of such Designated
                         Account for which the Trustee has a
                         first priority security therein subject
                         to no other Liens except lower priority
                         Liens in favor of a creditor or
                         creditors of Factors under Permitted
                         Intercreditor Agreements:  40% of
                         Presold Inventory constituting such
                         Certain Related Property + 100% of all
                         cash and cash equivalents constituting
                         such Certain Related Property + 80% of
                         marketable debt securities constituting
                         such Certain Related Property;



     SECOND, the Series 1994-2 Ratio Test requires that the sum of all Series 1994-2 Secondary Eligible Advances (after giving effect to the first test of the Series 1994-2 Ratio
     Test) of all Series 1994-2 CRP-Reliant Designated Accounts shall not exceed 30% of the Eligible Pool Balance. If such sum of all Series 1994-2 Secondary Eligible Advances for such Series 1994-2 CRP-Reliant Designated Accounts exceeds 30% of the Eligible Pool Balance on any date of determina-tion, Advances and Receivables in such Series 1994-2 CRP-Reliant Designated Accounts with the highest ratios of {EA / ((R X .9) + CRP)} as of such date shall be excluded from Series 1994-2 Secondary Eligible Advances and Series 1994-2 Secondary Eligible Receivables respectively, until the aforesaid sum does not exceed 30%. For purposes of this second test,

[CAPTION]


               R    =    has the same definition as in the first
                         test of the Series 1994-2 Ratio Test;

               EA   =    has the same definition as in the first
                         test of the Series 1994-2 Ratio Test,
                         and

               CRP  =    has the same definition as in the first
                         test of the Series 1994-2 Ratio Test.


     The amounts of the Series 1994-2 Secondary Eligible Advance and Series 1994-2 Secondary Eligible Receivables remaining in each such Designated Account shall be used in the third test below.

     THIRD, after the calculation of EA for each Designated Account that is an Eligible Account and after giving effect to the second test of the Series 1994-2 Ratio Test, a weighted ratio for each such Designated Account shall be calculated as follows:

     Weighted Ratio = {EA' / ((R X F) + CRP)} X EA' / Eligible
     Pool Balance

[CAPTION]


               EA'  =    the amount of Series 1994-2 Secondary
                         Eligible Advance calculated for such
                         Designated Account after giving effect
                         to the first and second tests of the
                         Series 1994-2 Ratio Test;

               R    =    has the same definition as in the first
                         test of the Series 1994-2 Ratio Test;

               F    =    .85 if such Designated Account is a
                         Series 1994-2 Higher Concentration
                         Account and .9 if such Designated
                         Account is not a Series 1994-2 Higher
                         Concentration Account, and

               CRP  =    has the same definition as in the first
                         test of the Series 1994-2 Ratio Test.



     The Weighted Ratios (each expressed as a percentage) for each Designated Account shall be summed and if such sum for all such Designated Accounts exceeds 85% on any date of determination, Series 1994-2 Secondary Eligible Advances and Series 1994-2 Secondary Eligible Receivables in Designated Accounts with the highest ratios of {EA' / ((R X F) + CRP)} as of such date shall be excluded from Series 1994-2 Secondary Eligible Advances and Series 1994-2 Secondary Eligible Receivables respectively, until the aforesaid sum of Weighted Ratios equals 85%.

     FOURTH, after giving effect to the first three tests of the Series 1994-2 Ratio Test, the following ratio (expressed as a percentage) shall be calculated for each Designated
     Account as follows:

                    Ratio = EA" / (R + CRP')

[CAPTION]


               EA"  =    the amount of Series 1994-2 Secondary
                         Eligible Advance calculated for such
                         Designated Account after giving effect
                         to the first three tests of the Series
                         1994-2 Ratio Test;

               R    =    has the same definition as in the first
                         test of the Series 1994-2 Ratio Test,
                         and

               CRP' =    100% of Certain Related Property for
                         such Designated Account.



     To the extent such Ratio exceeds 85%, an amount of Series 1994-2 Secondary Eligible Advances equal to such excess over 85% shall be summed with such excess from all other Designated Accounts and if such total from all Designated Accounts exceeds 3.5% of the Eligible Pool Balance before giving effect to this fourth test, then Series 1994-2 Secondary Eligible Advances from the Designated Accounts having the highest Ratios under this fourth test shall be excluded in whole or in part from Series 1994-2 Secondary Eligible Advances until such total for all Designated Accounts equals 3.5%.

          "SERIES 1994-2 SECOND RECEIVABLES CONCENTRATION LIMIT" shall mean that (a) the maximum aggregate Unpaid Balance for all Receivables of the five Customers with the largest Unpaid Balances of Receivables that may be included in the calculation of "Series 1994-2 Secondary Eligible Receivables" shall not exceed 25% of the Unpaid Balance of all Eligible Receivables as of the applicable date of determination and (b) the maximum aggregate Unpaid Balance for all Receivables of the ten Customers with the largest Unpaid Balances of Receivables that may be included in the calculation of "Series 1994-2 Secondary Eligible Receivables" shall not exceed 40% of the Unpaid Balance of all Eligible Receivables as of the applicable date of determination and (c) the maximum aggregate Unpaid Balance for all Receivables of any three Customers that may be included in the calculation of "Series 1994-2 Secondary Eligible Receivables" shall not exceed 15% of the Unpaid Balance of all Eligible Receivables as of the applicable date of determination. For purposes of each of the foregoing limits, any resulting ineligibility shall, in the case of clause (c), be applied to the Customer with the highest aggre-gate Unpaid Balance of Receivables, and in each case be taken into account for subsequent calculations under this definition.

          "SERIES 1994-2 SECONDARY ELIGIBLE ADVANCE" shall mean an Advance under a Designated Account that is an Eligible
Account:

          (i) that is an Eligible Advance as defined in Annex X to the Agreement;

         (ii) if such Designated Account is a Series 1994-2 CRP-Reliant Designated Account, as to which the Trustee has a fully perfected first priority security interest (as defined in the UCC) in the Certain Related Property related to such Designated Account;

        (iii) that complies with the Series 1994-2 Normal Concentration Limit or, in the case of an Advance in a Series 1994-2 Higher Concentration Account, complies with the Series 1994-2 Higher Concentration Limit (provided that any Advance that partially complies with the Series 1994-2 Higher Concentration Limit shall be a "Series 1994-2 Secondary Eligible Advance" in the amount of such compliance);

         (iv)  that complies with the Series 1994-2 Dispersion
Concentration Limit;

          (v)  that meets the Series 1994-2 Ratio Test;

         (vi) that is secured by Eligible Receivables not subject to a Lien or security interest other than the Lien or security interest therein of the Trustee, provided that a Lien or security interest lower in priority shall be permitted for purposes of this clause (vi) if (y) such Lien or security interest is in favor of a creditor or creditors of the related Client under Permitted Intercreditor Agreements and (z) the aggregate Unpaid Balance of such Eligible Advance and all other Eligible Advances secured by Receivables and subject to a Permitted Intercreditor Agreement shall not exceed 19% of the Eligible Pool Balance at any time; and

        (vii)  that meets the Series 1994-2 Growth Test.

          "SERIES 1994-2 SECONDARY ELIGIBLE RECEIVABLE" shall mean a Receivable under a Designated Account that is an Eligible
Account:

          (i)  that is an Eligible Receivable as defined in Annex
X to the Agreement;

         (ii)  that complies with the Series 1994-2 First
Receivables Concentration Limit (provided that any Receivable that partially conforms with the Series 1994-2 First Receivables
Concentration Limit shall be a "Series 1994-2 Secondary Eligible
Receivable" in the amount of such conformance);

        (iii)  that complies with the Series 1994-2 Second
Receivables Concentration Limit (provided that any Receivable that partially conforms with the Series 1994-2 Second Receivables
Concentration Limit shall be a "Series 1994-2 Secondary Eligible
Receivable" in the amount of such conformance);

         (iv)  that meets the Series 1994-2 Ratio Test; and

          (v) that is not subject to a Lien or security interest other than the Lien or security interest therein of the Trustee, provided that a Lien or security interest lower in priority shall be permitted for purposes of this clause (vi) if (y) such Lien or security interest is in favor of a creditor or creditors of the related Client under Permitted Intercreditor Agreements and (z) the aggregate Unpaid Balance of the Eligible Advance secured by such Receivable and all other Eligible Advances secured by Receivables and subject to a Permitted Intercreditor Agreement shall not exceed 19% of the Eligible Pool Balance at any time.

          "SERIES 1994-2 TRANSFEROR'S PERCENTAGE" for any date in a Revolving Period means 100% minus the Series 1994-2 Floating
Allocation Percentage for such date and for any date in an Amortization Period means 100% minus the Series 1994-2 Principal
Allocation Percentage for such date.

          "SERIES TERMINATION DATE" has the meaning set forth in
Section 7 of this Supplement.

          "SERVICING FEE PERCENTAGE" has the meaning set forth in
Section 5 of this Supplement.

          "SPECIAL AUDIT" means an audit of the Servicer conducted by a firm of Independent Public Accountants selected by the Servicer upon the issuance of an Audit Request and consisting of the procedures set forth in EXHIBIT A hereto.

          "SPECIAL PAYMENT DATE" means each Payment Date during an Amortization Period or following the Scheduled Maturity Date.

          "SPECIAL PREMIUM" means an aggregate amount payable, as provided elsewhere herein, pro rata to the Series 1994-2 Senior Certificateholders as a result of Series 1994-2 entering a Special Premium Amortization Period and shall be an amount equal to the difference, if positive, between (a) the sum of (i) the present value on the first Business Day of such Special Premium Amortization Period of the Monthly Senior Interest payments to and including December 15, 1999 plus (ii) the present value on the first Business Day of such Special Premium Amortization Period of the Senior Invested Amount paid on December 15, 1999 and (b) the Senior Invested Amount; provided, however, that all of the preceding calculations shall be based on the Assumptions.

          "SPECIAL PREMIUM ACCUMULATION EVENT" means either of the Accumulation Events defined in clauses (f) or (g) of the definition of "Accumulation Event" in this Supplement.

          "SPECIAL PREMIUM AMORTIZATION PERIOD" means an Early Amortization Period resulting in whole or in part from the occurrence of an Early Amortization Event described in Section 12(a)(v) or (x) of this Supplement, except that such Early Amortization Period shall not be a "Special Premium Amortization Period" if on the first day of such Early Amortization Period an Early Amortization Event shall have been declared or be declarable by reason of the occurrence or continuation on such day of any event described in Section 12(a)(i), (iii), (viii),
(ix), (xi) through (xiv) or (xvi) through (xxi) of this Supplement, PROVIDED that the foregoing exception shall not apply to any such event caused by Factors or the Transferor with the intent to prevent any Special Premium from being payable hereunder.

          "SUBORDINATED INVESTED AMOUNT" shall mean, with respect to Series 1994-2 for any day, an amount equal to (a) the Initial Subordinated Invested Amount MINUS (b) the aggregate amount of Principal Collections paid with respect to the Series 1994-2 Subordinated Certificates prior to such day MINUS (c) the aggregate amount of Charge-offs allocated to the Series 1994-2 Subordinated Certificates pursuant to Section 4.06 prior to such day PLUS (d) the initial Unpaid Balance of any additional Advance purchased as a result of the existence of any Subordination Deficiency Amount pursuant to Sections 4.04(f)(iii) and 4.06(c)(i) prior to such day PLUS (e) the purchase price (at par) of any Additional Series 1994-2 Subordinated Certificates purchased by any Holder of a Series 1994-2 Subordinated Certificate pursuant to Section 6.09(d) of the Agreement PLUS (f) in the event a Second Takedown shall have occurred, the Second Takedown Subordinated Amount MINUS (g) the amount of any Special Premium paid hereunder.

          "SUBORDINATION DEFICIENCY AMOUNT" shall mean, with respect to Series 1994-2 for any Business Day, the amount (if any) by which the Required Subordinated Amount for Series 1994-2 exceeds the Subordinated Invested Amount for Series 1994-2.

          "TELERATE PAGE 3750" shall mean the display page so designed by the Dow Jones Telerate Service, or any other page as may replace that page on that service for the purpose of displaying comparable rates or prices.

          "TRANSFEROR'S CURRENT PARTICIPATION AMOUNT" for any date shall mean an amount equal to (a) the product of the Eligible Pool Balance multiplied by the Series 1994-2 Allocation Percentage, minus (b) the Invested Amount of Series 1994-2 on such date, plus (c) the amount on deposit on such date in the Series 1994-2 Excess Funding Sub-Account.

          "TRANSFEROR'S REQUIRED PARTICIPATION AMOUNT", at any time, shall mean a dollar amount equal to 7% of the Initial
Invested Amount for Series 1994-2 at such time.

          The words "HEREOF," "HEREIN" and "HEREUNDER" and words of similar import when used in this Supplement shall refer to this Supplement or the Agreement as a whole and not to any particular provision of this Supplement or the Agreement, as the case may be; the word "INCLUDING" (and with correlative meaning "INCLUDE") means including without limiting the generality of any description preceding such term; and Section, Schedule and Exhibit references contained in this Agreement or this Supplement are references to Sections, Schedules and Exhibits in or to the Agreement or this Supplement unless otherwise specified.

           Unless otherwise specified in this Supplement, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for immaterial changes or changes concurred in by the independent public accountants of Factors) with the most recent audited consolidated financial statements of Factors and its consolidated Subsidiaries.

SECTION 15.    ACCRUAL OF INTEREST ON THE SERIES 1994-2 INVESTOR
               CERTIFICATES.

          Interest shall accrue on the Series 1994-2 Investor Certificates from the Closing Date, except that for any Series 1994-2 Senior Certificates issued on the Second Takedown Date, interest shall accrue from the first day of the Interest Accrual Period in which the Second Takedown Date occurs. Interest shall accrue on the unpaid amount of any Special Premium at the Certificate Rate from and including the first Business Day of any Special Premium Amortization Period to but excluding the date of payment. Notwithstanding anything to the contrary in the Agreement or this Supplement, no Series 1994-2 Senior Certificateholder in its capacity as such shall have any interest in Collections received prior to the Closing Date.

SECTION 16.    DISTRIBUTIONS.

          The Trustee shall send distributions to the Series 1994-2 Investor Certificateholders under Section 5.01 of the Agreement to each Series 1994-2 Certificateholder by 12:00 P.M. (New York City time) on each Payment Date by wire transfer of immediately available funds to an account or accounts designated by such Series 1994-2 Certificateholders, by written notice to the Trustee and the Paying Agent given at least five days prior to any Payment Date (such notice to remain effective with respect to a Holder until different instructions from such Holder are received by the Trustee and the Paying Agent), or if no such notice is given, by check mailed as provided in Section 5.01 of the Agreement.

SECTION 17.    RATIFICATION OF AGREEMENT.

          As supplemented by this Supplement, the Agreement is in all respects ratified and confirmed and the Agreement as so supplemented by this Supplement shall be read, taken, and construed as one and the same instrument.

SECTION 18.    THE TRUSTEE.

          The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the Preliminary Statement contained herein, all of which recitals are made solely by the Transferor. The Trustee hereby represents and warrants that this Supplement has been duly executed and delivered by it and that this Supplement constitutes the legal, valid and binding obligation of the Trustee, enforceable in accordance with its terms (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally)

SECTION 19.    INSTRUCTIONS IN WRITING.

          All instructions given by the Servicer to the Trustee pursuant to this Supplement shall be in writing, and may be included in a Daily Report or Settlement Statement.

SECTION 20.    COUNTERPARTS.

          This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 21.    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF
               PROCESS.

          (a)  THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          (b) JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Supplement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (c) CONSENT TO SERVICE OF PROCESS. Each party to this Supplement irrevocably consents to service of process in the manner provided for notices in Section 13.05 of the Agreement. Nothing in this Supplement will affect the right of any party to this Supplement to serve process in any other manner permitted by law.

SECTION 22.    SERIES 1994-2 SUB-ACCOUNTS.

     The Trustee shall establish within the Interest Funding Account, Principal Funding Account, Excess Funding Account, Cash Collateral Account and Accumulation Account an Interest Funding Sub-Account, Principal Funding Sub-Account, Excess Funding Sub-Account, Cash Collateral Sub-Account and Accumulation Sub-Account, respectively, in each case in accordance with Section
4.02 of the Agreement and for the benefit of the Certificateholders of Series 1994-2.

SECTION 23.    DEBT SECURITIES.

          Notwithstanding anything contained herein to the con-trary (including, without limitation, the form of the Series 1994-2 Investor Certificates), the parties hereto agree, and by its acceptance of a Certificate each Certificateholder shall be deemed to agree, that the Investor Certificates evidence debt and such debt is further evidenced by the Limited Recourse Promissory Notes. Nothing in this Section 23 or in any Limited Recourse Promissory Note shall be deemed to diminish or otherwise adversely affect in any way the rights of, and benefits to be afforded to, the Holder of any Certificate as provided in the Agreement, this Supplement and such Certificate, regardless of whether or not such Holder of such Certificate shall at any time also hold a Limited Recourse Promissory Note.

               (TESTIMONIUM AND SIGNATURES FOLLOW)



















          IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

                                   CF FUNDING CORP.,
                                     as Transferor


                                   By: /s/ Dennis McDermott
                                   Name: Dennis McDermott
                                   Title: Treasurer


                                   CAPITAL FACTORS, INC.,
                                     individually and as Servicer


                                   By: /s/ Dennis McDermott
                                   Name: Dennis McDermott
                                   Title: Senior Vice President


                                   BANKERS TRUST COMPANY,
                                     as Trustee


                                   By: /s/ Kevin J. Healey
                                   Name: Kevin J. Healey
                                   Title:    Administrative Vice
                                             President





























                          EXHIBIT 10.8





                        CF FUNDING CORP.,
                           Transferor,

                     CAPITAL FACTORS, INC.,
                  individually and as Servicer,

                               and

                     BANKERS TRUST COMPANY,
                             Trustee

               on behalf of the Certificateholders



                    SERIES 1995-1 SUPPLEMENT

                    Dated as of July 1, 1995

                               to

                 CAPITAL FACTORS FINANCING TRUST

                 POOLING AND SERVICING AGREEMENT

                    Dated as of June 1, 1994



                        up to $57,500,000

             VARIABLE RATE ASSET BACKED CERTIFICATES
 SERIES 1995-1


                       $50,000,000 CLASS A
                               AND
                    up to $7,500,000 CLASS B














          Series 1995-1 SUPPLEMENT, dated as of July 1, 1995 (this "SUPPLEMENT") among CF FUNDING CORP., a Delaware corporation, as Transferor (the "TRANSFEROR"), CAPITAL FACTORS, INC., a Florida corporation, individually and as Servicer (the "SERVICER"), and BANKERS TRUST COMPANY, a New York banking corporation, as trustee (together with its successors in trust thereunder as provided in the Pooling and Servicing Agreement referred to below, the "TRUSTEE"), under the Pooling and Servicing Agreement, dated as of June 1, 1994 (the "AGREEMENT") among the Transferor, the Servicer and the Trustee.

                      PRELIMINARY STATEMENT

          Section 6.09 of the Agreement provides, among other things, that the Transferor and the Trustee may at any time and from time to time enter into a supplement to the Agreement for the purpose of authorizing the issuance of the Investor Certificates. The Transferor has delivered the Issuance Notice required by Section 6.09 of the Agreement and hereby enters into this Supplement with the Servicer and the Trustee as required by
Section 6.09(b) of the Agreement to provide for the issuance, authentication and delivery of its $50,000,000 Variable Rate Asset Backed Certificates, Series 1995-1, Class A (the "SERIES 1995-1 SENIOR CERTIFICATES") and Variable Rate Asset Backed Certificates, Series 1995-1, Class B in the initial aggregate amount of $2,250,000, which amount may be increased through the issuance and sale of one or more Additional Series 1995-1 Subordinated Certificates to a maximum of $7,500,000 (the "SERIES 1995-1 SUBORDINATED CERTIFICATES" and together with the Series 1995-1 Senior Certificates, the "SERIES 1995-1 INVESTOR CERTIFICATES"). The Series 1995-1 Senior Certificates have an initial Full Senior Invested Amount of $50,000,000, with $35,000,000 of such Full Senior Invested Amount being deposited in the Pre-Funding Account on the Closing Date. The Transferor may increase the Senior Invested Amount through Drawdowns from the Pre-Funding Account from time to time to a maximum of $50,000,000 pursuant to Section 9(b) of this Supplement. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Agreement, the terms and provisions of this Supplement shall govern.

          All capitalized terms not otherwise defined herein are defined in the Agreement. All Article, Section or Subsection references herein shall mean Article, Section or Subsections of the Agreement as modified by this Supplement, except as otherwise provided herein.

          Any reference to the Early Amortization Period,
Scheduled Amortization Period, Amortization Period or the
Revolving Period in this Supplement shall refer only to such periods as they relate to the Series 1995-1 Investor
Certificates, except as otherwise provided herein.




SECTION 1.     DESIGNATION.

          The Series 1995-1 Investor Certificates shall be designated as the Variable Rate Asset Backed Certificates, Series
1995-1, Class A and Variable Rate Asset Backed Certificates,
Series 1995-1, Class B or, collectively, the Series 1995-1
Investor Certificates.  No other classes in respect of the Series
1995-1 Investor Certificates shall be designated.

SECTION 2.     AGREEMENT MODIFICATIONS.

          The following terms of the Agreement are hereby modified only with respect to this Supplement and the Series
1995-1 Investor Certificates as follows:

          Section 4.04 is modified to add the following at the end thereof:

PAYMENTS AND DEPOSITS OF INTEREST COLLECTIONS WITH RESPECT TO THE
SERIES 1995-1 INVESTOR CERTIFICATES.

          DAILY SETTLEMENT

          On each Business Day during a Settlement Period, the Servicer shall instruct (which instruction shall be certified by the Servicer to be true and accurate and shall be accompanied by a Daily Report and back-up information required thereby) the Trustee to, and the Trustee shall, withdraw from the Concentration Account an amount equal to the aggregate amount of Interest Collections allocated to Series 1995-1 pursuant to
Section 4.03 of the Agreement and not previously withdrawn from the Concentration Account and allocate, apply, deposit or pay, as the case may be, such amount in the following priority.

          (a)  TRUSTEE FEES AND SUCCESSOR SERVICER FEES.

               To the payment to the Trustee of the sum of (x) the Daily Trustee Fees (as defined in this Supplement) accrued for such Business Day and for each non-Business Day, if any, since the immediately preceding Business Day plus (y) the Series 1995-1 Investor Certificate's pro rata share of the Documented Trustee Expenses incurred and not previously paid that relate to such Series; for purposes of this sub-clause (y), "pro rata share" shall be determined based on the aggregate amount of the Invested Amounts of all Series to which such Documented Trustee Expenses relate.

               If the Servicer is not Factors on such Business Day, to the payment to the Servicer of the Daily Servicing Fees (as defined in this Supplement) accrued for such Business Day and for each non-Business Day on which Factors was not the Servicer, if any, since the immediately preceding Business Day.

          (b)  SERVICER PRINCIPAL ADVANCE INTEREST.

                If any Interest Collection for such Business Day relates to an Advance that is the subject of a Servicer Principal Advance, to pay the Servicer an amount equal to the lesser of (x) the Series 1995-1 Allocation Percentage of the Daily Servicer Principal Advance Interest for each Servicer Principal Advance outstanding on such day accrued for such Business Day and for each non-Business Day, if any, since the immediately preceding Business Day and (y) the Series 1995-1 Allocation Percentage of the amount of such Interest Collection in respect of such Advance.

          (c)  SPECIAL AUDIT FEES.

               If, on such Business Day, amounts are due and payable to a firm of Independent Public Accountants in respect of a Special Audit, then to pay such amounts to such firm.

          (d)  SERIES 1995-1 CERTIFICATEHOLDER INTEREST
               COLLECTIONS.

                To deposit into the Series 1995-1 Interest
          Funding Sub-Account for the exclusive benefit of the Series 1995-1 Investor Certificateholders an amount equal to the Series 1995-1 Floating Allocation Percentage of the remainder for such Business Day.

          (e)  TRANSFEROR'S INTEREST COLLECTIONS.

                If the Transferor is in default on its obligation to make payments in respect of a Negative Carry Amount pursuant to Section 13(b) of this Supplement, then deposit to the Negative Carry Account until such amounts are paid in full, from whatever source; and then if the Transferor is in default on its obligation to make payment in respect of a Prepayment Premium pursuant to Section 22(e) of this Supplement, then deposit to the Pre-Funding Account until such Prepayment Premium is paid in full, from whatever source; and then pay to the Transferor the remainder as interest on the Transferor Certificate for such Business Day.

          PAYMENTS AND DEPOSITS ON PAYMENT DATES

          On or before the Determination Date immediately prior to each Payment Date or Special Payment Date, in addition to the deposits and payments required pursuant to the other provisions of this Article IV, the Servicer shall instruct (which instruction shall be certified by the Servicer to be true and accurate and shall be accompanied by a Settlement Statement and back-up information required thereby) the Trustee to withdraw from the Series 1995-1 Interest Funding Sub-Account certain amounts on deposit therein on such Payment Date or Special Payment Date and, to the extent required by clause (f)(i) below, from the Negative Carry Account and Series 1995-1 Cash Collateral Sub-Account and pay or deposit on such Payment Date or Special Payment Date, and the Trustee acting in accordance with such instructions shall so withdraw and pay or deposit or cause to be so withdrawn and paid or deposited, in the priority set forth below in clause (f), the amounts referred to below in clause (f), all pursuant to such clause (f).

               (f) MONTHLY INTEREST AND CASH COLLATERAL. The Trustee, acting in accordance with instructions from the Servicer, shall pay, deposit or apply (as the case may be) the following amounts in the following priority out of the amounts deposited into the Series 1995-1 Interest Funding Sub-Account pursuant to Section 22(c) of this Supplement and Sections 4.02, 4.03, 4.04(d) and 4.05(a)(ii):

                    (i)  pay to the Series 1995-1 Senior
               Certificateholders an amount equal to the Monthly Senior Interest; during the Funding Period, to the extent such amounts on deposit in the Series 1995-1 Interest Funding Sub-Account are not sufficient to pay such Monthly Senior Interest in full (such shortfall being the "NEGATIVE CARRY AMOUNT"), the Trustee, acting in accordance with instructions from the Servicer, shall withdraw from the Negative Carry Account an amount sufficient to cover such deficiency and shall pay such amount to the Series 1995-1 Senior Certificateholders; to the extent the amount on deposit in the Series 1995-1 Interest Funding Sub-Account (and, during the Funding Period, the Negative Carry Account) is not sufficient to pay such Monthly Senior Interest in full, the Trustee, acting in accordance with instructions from the Servicer, shall withdraw from the Series 1995-1 Cash Collateral Sub-Account an amount sufficient to cover such deficiency and shall pay such amount to the Series 1995-1 Senior Certificateholders;

                    (ii)  during the Revolving Period, if the
               balance in the Series 1995-1 Cash Collateral Sub-Account is less than the Cash Collateral Maintenance Amount (as defined in this Supplement), deposit into such Cash Collateral Sub-Account an amount as shall cause the balance in such Cash Collateral Sub-Account to equal the Cash Collateral Maintenance Amount; and

                    (iii)     (A)  during the Revolving Period,
               pay FIRST if there is a Subordination Deficiency Amount (as defined in this Supplement), to the Transferor an amount equal to such Subordination Deficiency Amount to purchase Advances from the Transferor pursuant to Section 6.09, SECOND if Factors is the Servicer, to the Servicer in the amount of the sum of the Daily Servicing Fees (as defined in this Supplement) for each day in such Settlement Period, THIRD if a Prepayment Premium is due and unpaid after application thereto of any available amounts in the Negative Carry Account pursuant to Section 22(e) of this Supplement, to the Series 1995-1 Senior Certificateholders an amount equal to the unpaid amount of such Prepayment Premium, and FOURTH to the Series 1995-1 Subordinated Certificateholders in the amount of Monthly Subordinated Interest for the related Settlement Period,

                              (B)  during an Amortization Period,
               FIRST if Factors is the Servicer, to the Servicer in the amount of the sum of the Daily Servicing Fees (as defined in this Supplement) for each day in such Settlement Period, SECOND to the Series 1995-1 Senior Certificateholders in respect of principal on the Senior Certificates in an aggregate amount up to the Senior Invested Amount in respect of the Series 1995-1 Senior Certificates, THIRD to the Series 1995-1 Subordinated Certificateholders in the amount of Monthly Subordinated Interest for the related Settlement Period.

          Section 4.05 is modified to add the following at the end thereof:

PAYMENT AND DEPOSIT OF PRINCIPAL COLLECTIONS WITH RESPECT TO THE
SERIES 1995-1 INVESTOR CERTIFICATES.

          DAILY PAYMENTS AND DEPOSITS

               (a) On each Business Day, the Servicer shall instruct the Trustee (which instruction shall be certified by the Servicer to be true and accurate and shall be accompanied by a Daily Report and back-up information required thereby) to withdraw from the Concentration Account an amount (the "SECTION
4.05 AMOUNT") equal to the sum of the (x) Daily Transferor Principal Collections, plus (y) amounts deposited in the Concentration Account by the Series 1995-1 Subordinated Certificateholder to purchase additional Subordinated Certificates, plus, (z) only during the Revolving Period (except with respect to clause (i) below), Available Certificateholder Principal Collections, and apply and pay or deposit such Business Day's Section 4.05 Amount to the extent available in the following order of priority (and the Trustee shall so withdraw, apply and pay or deposit such amounts):

               (i) if any Principal Collection for such Business Day relates to an Advance that is or has been the subject of a Servicer Principal Advance, pay from the
          Section 4.05 Amount to the Servicer an amount equal to the lesser of (x) the Series 1995-1 Allocation Percentage of the amount of such Principal Collection and (y) the Series 1995-1 Allocation Percentage of the sum of the balance remaining on such Servicer Principal Advance plus any interest accrued thereon and remaining unpaid (after giving effect to the application of Sections 4.04(b) and 4.06(a) to the Series 1995-1 Allocation Percentage of such interest);

               (ii) if the Servicer determines that a Negative Spread Shortfall for Series 1995-1 exists on such Business Day, deposit into the Series 1995-1 Interest Funding Sub-Account an amount equal to the lesser of
          (x) the Section 4.05 Amount (after giving effect to sub-clause (i) above) and (y) the amount of such Negative Spread Shortfall;

               (iii) if on such Business Day the Series 1995-1 Participation Deficiency Amount exceeds zero, deposit in the Series 1995-1 Excess Funding Sub-Account an amount equal to the lesser of (y) such Series 1995-1 Participation Deficiency Amount and (x) the Section
          4.05 Amount (after giving effect to sub-clauses (i) and (ii) above); during the Amortization Period, any amount to be deposited in the Series 1995-1 Excess Funding Sub-Account shall be subject to redirection as provided in clause (c)(ii) below;

               (iv) if, on such Business Day, an Accumulation Event but no Early Amortization Event (other than an Early Amortization Event caused by the continuation of an Accumulation Event described in clause (a) or (b) of the definition of "Accumulation Event") shall have occurred and be continuing (and, if such Accumulation Event was caused by the occurrence on any one Determination Date of an event described in clause (x) of Section 12(a) of this Supplement, an Accumulation Continuation Event also shall be continuing), deposit in the Series 1995-1 Accumulation Sub-Account the remainder, if any, of the Section 4.05 Amount; and

               (v) pay to the Transferor the remainder, if any, of the Section 4.05 Amount; pay to the Transferor the amounts under clause (c)(i) below and pay to the Transferor the amounts under clause (d) below.

               (b)  Notwithstanding anything to the contrary in
Section 4.05(a), commencing on the first Business Day in an Amortization Period with respect to Series 1995-1 and on each Business Day thereafter until the end of such Amortization Period, the Servicer shall instruct (which instructions shall be certified by the Servicer to be true and accurate and shall be accompanied by a Settlement Statement and back-up information required thereby) the Trustee to withdraw

               (w) from amounts on deposit in the Concentration
          Account, the Available Certificateholder Principal
          Collections (after payment of clause (a)(i) above),

               (x) all amounts on deposit in the Series 1995-1
          Excess Funding Sub-Account, if any,

               (y) all amounts on deposit in the Series 1995-1
          Accumulation Sub-Account, if any, and

               (z) any portion of the Section 4.05 Amount consisting of moneys paid by the Series 1995-1 Subordinated Certificateholders to purchase additional Subordinated Certificates (allocations and/or utilizations of said Section 4.05 Amount being deemed first to come from Principal Collections allocated to Series 1995-1 and second from such moneys paid by the Series 1995-1 Subordinated Certificateholders to purchase additional Subordinated Certificates), and deposit all of such amounts in the Series 1995-1 Principal
Funding Sub-Account to the extent that such amounts in the aggregate do not exceed the Invested Amount. Any such amount in excess of such Invested Amount will be applied in accordance with clauses (i) through (v) of Section 4.05(a).

          (c) (i) On each Business Day during the Revolving Period, the Trustee, at the Servicer's direction and certification, will withdraw amounts on deposit in the Series 1995-1 Excess Funding Sub-Account and pay such amounts to the Transferor to the extent that, prior to and immediately after giving effect to such withdrawal and payment, the Transferor's Current Participation Amount exceeds the Transferor's Required Participation Amount.

          (ii) On each Business Day of an Amortization Period, the Trustee, at the Servicer's direction and certification, will redirect amounts which would otherwise be deposited in the Series 1995-1 Excess Funding Sub-Account pursuant to Section 4.05(a)(iii), and deposit such redirected amounts directly in the Series 1995-1 Principal Funding Sub-Account; PROVIDED, HOWEVER, that such amounts will no longer be so redirected and deposited during such Amortization Period after such time as an amount of funds equal to the Senior Invested Amount for Series 1995-1 shall have been deposited in such Series 1995-1 Principal Funding Sub-Account.

          (d) If during the Revolving Period on any of the three immediately succeeding Determination Dates after the date on which an Accumulation Event shall have occurred, such Accumulation Event shall not be continuing, the Trustee, at the Servicer's written direction and certification, shall withdraw all amounts on deposit in the Series 1995-1 Accumulation Sub-Account in respect of such Accumulation Event and if a Series 1995-1 Participation Deficiency Amount exists, deposit all or a portion of such amounts to the extent of such Series 1995-1 Participation Deficiency Amount in the Series 1995-1 Excess Funding Sub-Account and pay the remainder to the Transferor or, if a Series 1995-1 Participation Deficiency Amount does not exist, pay such amounts to the Transferor.

          PAYMENTS ON EACH SPECIAL PAYMENT DATE

               (e)  On each Special Payment Date in an
Amortization Period, after giving effect to the payments and deposits required pursuant to Section 22(e) of this Supplement and Sections 4.05(a), (b), (c) and (d), the Trustee, acting in accordance with instructions from the Servicer, shall pay the amount on deposit in the Series 1995-1 Principal Funding Sub-Account to the Holders of the Series 1995-1 Investor Certificates in the following priority:

               (i)  to the Series 1995-1 Senior
          Certificateholders until the Senior Invested Amount of
          Series 1995-1 equals zero and any Prepayment Amount on deposit therein is fully distributed pursuant to
          Section 22(e) of this Supplement; and

               (ii)  to the Series 1995-1 Subordinated
          Certificateholders until the Subordinated Invested
          Amount of Series 1995-1 equals zero.

          Section 4.06 is modified to add the following at the end thereof:

          DAILY SETTLEMENT

          On each Business Day on which a Charge-off occurs, the Subordinated Invested Amount shall be reduced by the full amount of the Series 1995-1 Allocation Percentage of each such Charge-off occurring on such Business Day.

          On each Business Day, the Servicer shall instruct the Trustee to withdraw the Series 1995-1 Allocation Percentage of
Recoveries on deposit in the Concentration Account and apply, pay or deposit them in the following priority.

                    (a)  To the extent any such Recovery on
               deposit in the Concentration Account relates to an Advance that is the subject of a Servicer Principal Advance, pay to the Servicer an amount equal to the lesser of (x) the Series 1995-1 Allocation Percentage of the amount of such Recovery relating to such Servicer Principal Advance and (y) the Series 1995-1 Allocation Percentage of the sum of the balance remaining on such Servicer Principal Advance plus any accrued and unpaid interest thereon.

                    (b)  During the Revolving Period, if the
               balance in the Cash Collateral Sub-Account for Series 1995-1 is less than the Cash Collateral Maintenance Amount for Series 1995-1 after application of Section 4.04(f)(ii), deposit into such Cash Collateral Sub-Account an amount as shall cause the balance in such Cash Collateral Sub-Account to equal such Cash Collateral Maintenance Amount; and

                    (c)  (i)  during the Revolving Period, pay
               FIRST if there is a Subordination Deficiency
               Amount, to the Transferor an amount equal to such Subordination Deficiency Amount to purchase Advances from the Transferor pursuant to Section
               6.09 of the Agreement and SECOND to the Series 1995-1 Subordinated Certificateholders in respect of interest on the Series 1995-1 Subordinated Certificates to the extent of any remainder after application of the foregoing clauses in this
               Section 4.06,

                         (ii)  during an Amortization Period,
               FIRST to the Series 1995-1 Senior
               Certificateholders in respect of principal on the Series 1995-1 Senior Certificates in an aggregate amount up to the Senior Invested Amount for Series 1995-1 and SECOND to the Series 1995-1 Subordinated Certificateholders in respect of interest on the Series 1995-1 Subordinated Certificates to the extent of any remainder after application of the foregoing clauses in this
               Section 4.06.

          Article IV is further amended by adding the following section:

          Section 4.10 TRANSFEROR'S OR SERVICER'S FAILURE TO MAKE A DEPOSIT OR PAYMENT. (a) If the Servicer or the Transferor fails to make, or give instructions to make, any payment or deposit (other than as required by Section 13(b) or the penultimate sentence of Section 22(e) of this Supplement or by Section 2.04(d) or the last paragraph of Section 3.03) required to be made or given by the Servicer or Transferor, respectively, at the time specified in the Agreement (including applicable grace periods), the Trustee shall make such payment or deposit from the applicable Series Account or the Excess Funding Account without instruction from the Servicer or Transferor. The Trustee shall be required to make any such payment or deposit hereunder only to the extent that the Trustee has sufficient information in a Settlement Statement or other writing furnished by the Servicer or the Majority Certificateholders of the Series affected to allow the Trustee to determine the amount thereof; PROVIDED, HOWEVER, that, to the extent that the Trustee has actual knowledge of the principal balance of the Series 1995-1 Investor Certificates as of the close of business on the last day of the preceding Settlement Period, the Trustee shall be deemed to have sufficient information to determine the amount of Monthly Interest payable to the Series 1995-1 Investor Certificateholders on such Payment Date. The Servicer shall, upon request of the Trustee, promptly provide the Trustee with all information necessary to allow the Trustee to make such payment or deposit. Such funds or the proceeds of such withdrawal shall be applied by the Trustee in the manner in which such payment or deposit should have been made by the Transferor or the Servicer, as the case may be.

          Section 6.04 MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES. With respect to clause (b) of Section 6.04, the delivery of an unsecured agreement of indemnity, in form and substance reasonably satisfactory to the Trustee or the Transfer Agent and Registrar, by any Holder of a Series 1995-1 Certificate, which Holder is an institutional holder with a claims paying ability or long-term debt rating of at least investment grade or its equivalent, shall satisfy the requirement under said Section of the delivery of security or indemnity.

          Section 6.09 is modified to add the following:

          (d) Any Holder of the Series 1995-1 Subordinated Certificate may from time to time give written notice to the Trustee, the Servicer and the Transferor of its desire to purchase an additional Series 1995-1 Subordinated Certificate ("ADDITIONAL SERIES 1995-1 SUBORDINATED CERTIFICATE"). Following receipt of such notice, the Transferor may direct the Trustee, on behalf of the Trust, to issue an Additional Series 1995-1 Subordinated Certificate pursuant to the Series 1995-1 Supplement and this Section 6.09(d). Any Additional Series 1995-1 Subordinated Certificate shall be equally and ratably entitled as provided herein and in the Series 1995-1 Supplement to the benefits of this Agreement accorded to the Series 1995-1 Subordinated Certificates without preference, priority or distinction, all in accordance with the terms and provisions of this Agreement and the Series 1995-1 Supplement. The obligation of the Trustee to issue an Additional Series 1995-1 Subordinated Certificate is subject to the satisfaction of the following conditions:

               (i)  on or before the second Business Day
     immediately preceding the issuance date ("ADDITIONAL ISSUANCE DATE") of the Additional Series 1995-1 Subordinated Certificate, the Transferor shall have delivered to the Trustee, the Servicer and each Rating Agency written notice of such issuance, including the Additional Issuance Date, the principal amount thereof and the name of the person in whose name the Additional Series 1995-1 Subordinated Certificate shall be registered (the "ADDITIONAL ISSUANCE NOTICE"), and

              (ii) the Servicer shall have certified to the Trustee that the Holder of the existing Series 1995-1 Subordinated Certificate has deposited in the Concentration Account immediately available funds in the amount of the purchase price (at par) of the Additional Series 1995-1 Subordinated Certificate. Any such funds so deposited by such Holder in such Concentration Account shall be deemed to constitute Principal Collections allocable solely to Series 1995-1 and shall be applied in accordance with Section 4.05.

Upon satisfaction of the above conditions, the Trustee shall deliver to the Transferor the Additional Series 1995-1 Subordinated Certificate for execution and redelivery to the Trustee for authentication thereof. The Trustee shall deliver such executed and authenticated Additional Series 1995-1 Subordinated Certificate to such Holder.

          Section 12.05  DEFEASANCE.  Section 12.05 of the
Agreement shall not be applicable with respect to the Series
1995-1 Investor Certificates.

SECTION 3.     INSPECTION RIGHTS; IN-DEPTH AUDITS; REPORTING
REQUIREMENTS; CONFIDENTIALITY.

     (a) INSPECTION. At any time and from time to time during the Transferor's, Factors' or the Servicer's regular business hours, on reasonable prior notice and for a purpose reasonably related to the Agreement, the Transferor, Factors and the Servicer shall, in response to any reasonable request of any Series 1995-1 Certificateholder or the Trustee or in connection with the Independent Public Accountants' preparation of any report required by Section 3.06 of the Agreement, permit such Certificateholder or its agents or representatives, the Trustee or its agents or representatives and such Independent Public Accountants (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Transferor, Factors or the Servicer relating to the Advances, the related Receivables, the Related Property and the related Factoring Agreements and Contracts, (ii) to visit the offices and properties of the Transferor, Factors and the Servicer for the purpose of examining such materials and to discuss matters relating to the Advances or related Receivables or the Transferor's, Factors' and the Servicer's performance under the Agreement with any of the officers or employees of the Transferor, Factors and the Servicer having knowledge thereof and with the independent public accountants of the Transferor, Factors and the Servicer (and by this provision the Transferor, Factors and the Servicer each authorize their respective accountants to discuss their respective finances and affairs).

     (b) IN-DEPTH AUDITS. (1) Upon the delivery of an Audit Request to Factors or the Transferor by any Series 1995-1 Senior Certificateholder holding 10% or more of the Invested Amount of such Series, and provided that no other audit under this clause
(b)(1) shall have been performed during the then current fiscal quarter, the Servicer shall cause a firm of Independent Public Accountants (who may also render other services to the Servicer, the Transferor or Factors) to promptly perform a Special Audit and furnish to the Trustee, each Series 1995-1 Senior Certificateholder and each Rating Agency a report thereon. The Servicer hereby authorizes and directs such firm of Independent Public Accountants to deliver a copy of such report directly to the Trustee. To the extent that the Independent Public Accountants report to the Servicer any material negative findings prior to the issuance of their report, the Servicer shall inform, in writing, the Trustee of the same. The Servicer will use its best efforts to cause the Independent Public Accountants to complete their Special Audit within 60 days of the commencement of the same and will otherwise cooperate and assist the Independent Public Accountants in connection therewith.

          (2) In addition, upon the delivery of an Audit Request to Factors or the Transferor by any Series 1995-1 Senior Certificateholder, and provided that such Certificateholder shall not have previously exercised its rights under this clause (b)(2) during the then current fiscal quarter, such Series 1995-1 Senior Certificateholder shall be entitled, at its own expense, to dispatch its own designated representative or representatives to perform such investigations and review of such records of the Servicer as such Certificateholder or such representative or representatives may reasonably determine (the scope as well as the plan of such investigation and review to be determined by such Certificateholder in its sole discretion); such investigation and review to include, without limitation, the silent participation by such representative or representatives in the telephonic verifications performed by the Independent Public Accountants in respect of a randomly selected sampling of at least 25 Clients representing at least 35% of the Pool Balance and of 100 Customers whose Advances and Receivables constitute Trust Assets.

     (c) REPORTING REQUIREMENTS. Factors and the Transferor will deliver to the Trustee, and the Trustee will deliver to each Holder of outstanding Series 1995-1 Senior Certificates and to each Rating Agency:

          (i) CAPITAL BANK QUARTERLY CALL REPORTS -- within forty-five days after the end of each quarterly fiscal period in each fiscal year of Capital Bank, duplicate copies of the Quarterly Consolidated Reports of Condition and Income as filed with the appropriate federal banking regulatory agency.

          (ii) HOLDING QUARTERLY STATEMENTS -- within forty-five days after the end of each quarterly fiscal period in each fiscal year of Holding (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

               (A) a consolidated balance sheet of Holding and its consolidated subsidiaries as at the end of such quarter, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Holding and its consolidated subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the immediately preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and accompanied by a certificate signed by a principal financial officer of Holding stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

          (iii) HOLDING ANNUAL STATEMENTS -- within ninety days after the end of each fiscal year of Holding, duplicate copies of

               (A) a consolidated balance sheet of Holding and its consolidated subsidiaries as at the end of such year, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Holding its consolidated subsidiaries for such year,

     setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

          (iv) FACTORS QUARTERLY STATEMENTS -- within forty-five days after the end of each quarterly fiscal period in each fiscal year of Factors (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

               (A) a consolidated balance sheet of Factors and its consolidated subsidiaries as at the end of such quarter, accompanied by supplemental consolidating schedules, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Factors and its consolidated subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, accompanied by supplemental consolidating schedules, setting forth in each case in comparative form the figures for the corresponding periods in the immediately preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and accompanied by a certificate signed by a principal financial officer of Factors stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

          (v) FACTORS ANNUAL STATEMENTS -- within ninety days after the end of each fiscal year of Factors, duplicate copies of

               (A) a consolidated balance sheet of Factors and its consolidated subsidiaries as at the end of such year, accompanied by supplemental consolidating schedules, and

               (B)  consolidated statements of operations,
          stockholders' equity and cash flows of Factors its consolidated subsidiaries for such year, accompanied by supplemental consolidating schedules,

     setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of a firm of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the companies being reported upon and have been prepared in accordance with GAAP;

         (vi) AUDIT REPORTS -- promptly upon receipt thereof, one copy of each other report submitted to Holding, Factors or the Transferor or any of their respective subsidiaries by independent accountants in connection with any annual, interim, or special audit made by such accountants of the books of Holding, Factors or the Transferor or any of their respective subsidiaries;

        (vii) SEC AND OTHER REPORTS -- promptly upon their becoming available, a copy of each financial statement, report (including, without limitation, each Quarterly Report on Form 10-Q, each Annual Report on Form 10-K and each Current Report on Form 8-K), notice or proxy statement sent by Capital Bancorp, Capital Bank, Holding, Factors or the Transferor or any of their respective subsidiaries to stockholders generally and of each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters), and each amendment thereto, together in each case with a copy of any document incorporated by reference therein, in respect thereof filed by Capital Bancorp, Capital Bank, Holding, Factors or the Transferor or any of their respective subsidiaries with, or received by, such Person in connection therewith from, the National Association of Securities Dealers, any securities exchange or the Securities and Exchange Commission or any successor agency;

       (viii) REPORT ON PROCEEDINGS -- promptly upon Factors or the Transferor becoming aware of (A) any proposed or pending investigation of Capital Bancorp, Capital Bank, Holding, Factors or the Transferor or any of their respective subsidiaries by any governmental authority or agency or (B) any court or administrative proceeding, that in either case involves the possibility of materially and adversely affecting the ability of any of Factors, the Servicer or the Transferor to perform their respective obligations under the Agreement, this Supplement or the Contribution and Sale Agreement, a notice specifying its nature and the action being taking with respect thereto;

         (ix) NOTICES OF REGULATORY ACTION -- promptly upon receipt thereof, copies of any notices received from any Federal or state regulatory agencies relating to an order, ruling, statute, or other law or information that might materially and adversely affect the ability of any of Factors, the Servicer or the Transferor to perform their respective obligations under the Agreement, this Supplement or the Contribution and Sale Agreement; PROVIDED that delivery of such copies shall not be prohibited by any Requirements of Law; and

          (x) REQUESTED INFORMATION -- with reasonable promptness, any other data and information that may be reasonably requested from time to time by any Holder of Series 1995-1 Senior Certificates.

     (d) TRUSTEE DISCLOSURE. The Trustee may disclose to each holder of Series 1995-1 Investor Certificates the information referred to in Section 2.02(b) of the Agreement.

     (e) CONFIDENTIALITY. Each 1995-1 Certificateholder agrees that any information furnished to it under this Section will be held in confidence and not disclosed, all in accordance with and pursuant to its current procedures and practices for maintaining the confidentiality of similar "confidential" information (provided that such information neither (y) was previously publicly known, or otherwise known to such Certificateholder, at the time of disclosure nor (z) subsequently became publicly known other than through any act or omission by such Holder), provided that such Certificateholder may disclose the aforesaid information (i) to its officers, directors, trustees, internal counsel, internal investment advisers and employees (and the officers, directors, trustees, internal counsel, internal investment advisers and employees of any parent or holding company, if any, and of any other of their affiliates) in the ordinary course of its respective duties; (ii) when required by law or regulation or to the extent necessary to comply with any summons, subpoena or notice of discovery or in connection with any litigation or legal proceeding or in connection with any formal or informal governmental investigative demand; (iii) to the extent necessary to comply with the request of, or as otherwise customarily disclosed to, any regulatory body having (or claiming to have) jurisdiction over them, to the United States National Association of Insurance Commissioners or similar organizations or their successors; (iv) to its independent auditors and accountants, counsel and other professional advisers (or the independent auditors and accountants, counsel and other professional advisers of its parent or holding company, if any, and of any other of their affiliates) in the course of its respective duties, provided that they consent to the provisions of this Section; (v) as may be required or appropriate in connection with (a) the enforcement of its rights under the Certificates, the Agreement, the Supplement or any related agreement or (b) any contemplated transfer of any Certificates owned by it (provided that any potential transferee agrees to be bound by the provisions of this Section); and (vi) to any other Certificateholder, the Trustee, the Servicer, the Transferor or the Paying Agent.

SECTION 4.     SERIES 1995-1 SENIOR CERTIFICATE RATE.

          The "SERIES 1995-1 SENIOR CERTIFICATE RATE" for the Series 1995-1 Senior Certificates shall be equal to a per annum rate equal to LIBOR, determined as of two LIBOR Business Days prior to the commencement of any Interest Accrual Period, plus 1.2500%. For purposes of the first Interest Accrual Period in respect of the Series 1995-1 Senior Certificates, LIBOR shall be determined two LIBOR Business Days prior to the Closing Date. Interest shall be calculated monthly and shall accrue at the Series 1995-1 Senior Certificate Rate as determined on the related LIBOR Determination Date for each Interest Accrual Period.

          "LIBOR" for each Interest Accrual Period shall be established by the Trustee as follows:

          (i) on each LIBOR Determination Date, the Trustee shall determine LIBOR for the next succeeding Interest Accrual Period on the basis of the 30 day offered LIBOR quotations, appearing on Telerate Page 3750 as of 11:00 a.m., London Time, on such LIBOR Determination Date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London Time, on the LIBOR Determination Date to prime banks in the London interbank market for a period of one month commencing on that day.
     The Trustee will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Servicer, at approximately 11:00 a.m., New York City time, on that date for loans in U.S. Dollars to leading European banks for a period of one month commencing on that day.

          (ii) For purposes of this Section 4, the initial Reference Banks shall be Bankers Trust Company, The Chase Manhattan Bank, N.A. and National Westminster Bank, PLC. If any of the foregoing Banks (or any of their replacements as provided for in this clause (ii)) shall no longer qualify as a Reference Bank, then the Servicer shall promptly designate a replacement Reference Bank and shall notify the Trustee of such replacement. The Trustee may conclusively rely and shall be protected in relying upon the offered quotations (whether electronic, written or oral) of the selected Reference Banks.

          The establishment of LIBOR and the subsequent calculation of the interest rate for each Interest Accrual Period by the Trustee, in the absence of manifest error, will be final and binding. The Trustee shall telephone the Servicer and send written notice to each Certificateholder within two Business Days after each LIBOR Determination Date specifying the interest rate determined on such LIBOR Determination Date and the Interest Accrual Period to which it applies.

SECTION 5.     SERVICING FEE PERCENTAGE AND DAILY TRUSTEE FEE.

          The "SERVICING FEE PERCENTAGE" applicable to the Series 1995-1 Investor Certificates shall be .50%. The "DAILY TRUSTEE FEE" applicable to the Series 1995-1 Investor Certificates shall be the greater of (a) $47.95 or (b) $95.90 times a fraction the numerator of which is the Senior Invested Amount of Series 1995-1 at the time of determination and the denominator of which is $50,000,000.

SECTION 6.     NOTIFICATIONS.

          The Trustee shall provide to each Certificateholder a copy of each notice or other information listed in Exhibit 6 and any other notice or information relating to the Trust received by the Trustee as any Certificateholder may request.

SECTION 7.     SERIES TERMINATION DATE.

          The "Series Termination Date" for the Series 1995-1
Investor Certificates shall be the Special Payment Date in July,
2001.

SECTION 8.     REPURCHASE TERMS.

          (a) The Series 1995-1 Investor Certificates may be repurchased by the Transferor on any Payment Date on or after the day on which the Senior Invested Amount is reduced to an amount less than or equal to 10% of the Initial Senior Invested Amount upon the satisfaction of the conditions described in Section 12.02(a). The repurchase price shall be equal to the sum of the Senior Invested Amount and the Subordinated Invested Amount plus accrued (or otherwise payable) and unpaid interest on the Series 1995-1 Investor Certificates through the Business Day immediately preceding the Payment Date on which the repurchase occurs. Other than as set forth in this Section 8(a), the Transferor may not repurchase the Series 1995-1 Investor Certificates.

          (b) Any Series Repurchase Amount to be paid pursuant to the first or second paragraph of Section 12.02(a) shall be deposited into the Series 1995-1 Principal Funding Sub-Account.

SECTION 9.     DELIVERY AND PAYMENT FOR THE SERIES 1995-1
               INVESTOR CERTIFICATES; DRAWDOWNS.

          (a) The Trustee shall deliver Series 1995-1 Senior Certificates in an aggregate initial amount equal to the Beginning Senior Invested Amount and Series 1995-1 Subordinated Certificates in the aggregate initial amount equal to the Initial Subordinated Invested Amount to the Transferor when authenticated upon the written direction of the Transferor.

          (b) At any time during the Funding Period when, but only when, all the following conditions are satisfied, the Trustee shall withdraw a Drawdown Senior Amount from the Pre-Funding Account and pay such amount to the Transferor on the last Business Day of a Settlement Period (the date of such withdrawal and payment being a "DRAWDOWN DATE"):

               (i)  on or before the second Business Day
     preceding the Drawdown Date the Transferor shall have delivered a Drawdown Certificate to the Trustee, each Rating
     Agency and the Servicer;

              (ii)  such Drawdown will not result in the
     occurrence of an Early Amortization Event, Prospective Early
     Amortization Event or Accumulation Event;

             (iii)  the Aggregate Transferor's Current
     Participation Amount shall not be less than the Aggregate
     Transferor's Required Participation Amount, in each case as of such Drawdown Date and after giving effect to such Drawdown;

              (iv) the Transferor shall have deposited into the Cash Collateral Sub-Account for Series 1995-1 an amount sufficient to cause the amounts on deposit therein to equal the Cash Collateral Maintenance Amount that will be required after giving effect to such Drawdown;

               (v)  on or before the Drawdown Date the
     Subordinated Certificateholder shall have purchased
     Additional Series 1995-1 Subordinated Certificates in the
     Drawdown Subordinated Amount in accordance with Section
     6.09(d); and

              (vi)  no Accumulation Event or Prospective Early
     Amortization Event shall have occurred and be continuing.

SECTION 10.    MINIMUM AUTHORIZED DENOMINATIONS.

          The Series 1995-1 Investor Certificates shall be issued in fully registered, certificated form. The Series 1995-1 Senior Certificates shall be issued in minimum denominations of $500,000 (except as may be necessary to reflect any principal amount not evenly divisible by $500,000) or in any integral multiples of $100,000 in excess thereof.

SECTION 11.    SUBORDINATION OF SUBORDINATED INVESTORS' INTEREST.

          The Subordinated Investors' Interest in the Trust Assets will be subordinated to the Senior Investors' Interest to the extent provided herein and shall be required to be maintained at the Required Subordinated Amount as contemplated by Section 4.04(f)(iii)(A). Unless otherwise consented to by the Majority Certificateholders of Series 1995-1, no Series 1995-1 Subordinated Certificate shall be initially issued to any Person other than CF One and the Trustee shall not authenticate any such Series 1995-1 Subordinated Certificate if issued to a Person other than CF One. The Series 1995-1 Subordinated Certificates shall be substantially in the form of EXHIBIT 11 hereto.

SECTION 12.    ADDITIONAL EARLY AMORTIZATION EVENTS WITH RESPECT
               TO SERIES 1995-1; WAIVER OF EARLY AMORTIZATION
               EVENTS.

          (a) Without limiting the application of Section 9.01 of the Agreement to Series 1995-1, if any one of the following events shall occur at such time as there shall be at least one outstanding Series 1995-1 Senior Certificate:

          (i)  at any time Fitch shall then be rating
          the Series 1994-1 Senior Certificates below
          "A" (or the equivalent thereof) or shall have withdrawn its rating of the Series 1994-1
          Senior Certificates;

          (ii) any results of any audit prepared as a result of an Audit Request shall demonstrate the existence of a material discrepancy from the Loan and Credit Policy or from reports previously rendered pursuant to Section 3.06;

          (iii) the Required Subordinated Percentage shall at any time exceed 25%;

          (iv) the Transferor's Current Participation Amount is less than the Transferor's Required Participation
          Amount for any three consecutive Determination Dates;

          (v)  the Series 1995-1 Allocation Percentage of the
          Aggregate Unpaid Balance of Series 1995-1 Secondary
          Eligible Advances shall be less than 90% of the Initial
          Invested Amount for Series 1995-1 for any three consecutive Determination Dates;

          (vi) during the Revolving Period, there shall be less than 125 Designated Accounts in the Trust; for purposes of this clause (vi), all Designated Accounts of Clients that are Affiliates of each other shall be deemed to be a single Designated Account;

          (vii)  (a) the Servicer is terminated pursuant to
          Section 10.01 of the Agreement without the consent of the Majority Certificateholders of Series 1995-1 or (b) the Servicer is not terminated pursuant to such Section under circumstances constituting any Servicer Default in respect of which such Majority Certificateholders have requested such termination or (c) the Servicer is terminated pursuant to Section 10.01 of the Agreement with the consent of the Majority Certificateholders of Series 1995-1 and a Successor Servicer (including, without limitation, the Trustee acting as such Successor Servicer 30 days after a Servicer Default) is appointed pursuant to Section 10.02 of the Agreement without the consent of the Majority Certificateholders of Series 1995-1 or (d) the Servicer is terminated pursuant to Section 10.01 of the Agreement with the consent of the Majority Certificateholders of Series 1995-1 and no Successor Servicer is appointed pursuant to Section 10.02 of the Agreement within 30 days of such termination;

          (viii)  the Required Receivable Coverage for Series
          1995-1 shall exceed the Series 1995-1 Actual Receivable
          Coverage for any three consecutive Determination Dates;

          (ix)  the Settlement Statement due on any Determination
          Date reports that, or facts shall exist such that, Series 1995-1 Actual Receivables Nonpayment exceeds 18% for the related Settlement Period;

          (x) the Series 1995-1 Allocation Percentage of the aggregate Unpaid Balance of Series 1995-1 Secondary Eligible Receivables shall, for any three consecutive Determination Dates, be less than 135% of the difference of (a) the Senior Invested Amount for Series 1995-1 MINUS (b) the sum of all amounts on deposit in the Series 1995-1 Excess Funding Sub-Account and Series 1995-1 Accumulation Sub-Account;

          (xi) the Settlement Statement due on any Determination Date reports that, or facts shall exist such that, as of the last day of the related Settlement Period (A) the aggregate Unpaid Balance of Receivables that are at least 60 days past due on such date exceeds 10% of the Unpaid Balance of all Eligible Receivables on such date, (B) the average of the aggregate Unpaid Balances of Receivables that are at least 60 days past due on the last days of such Settlement Period and the two immediately preceding Settlement Periods exceeds 7% of the average of the Unpaid Balances of all Eligible Receivables on such dates, (C) the aggregate Unpaid Balance of Receivables that are at least 90 days past due on such date exceeds 4.5% of the Unpaid Balance of all Eligible Receivables on such date or (D) the average of the aggregate Unpaid Balances of Receivables that are at least 90 days past due on the last days of such Settlement Period and the two immediately preceding Settlement Periods exceeds 3.25% of the average of the Unpaid Balances of all Eligible Receivables on such dates;

          (xii) the Subordinated Invested Amount for Series 1995-1 equals (a) less than 13% of the Senior Invested Amount for Series 1995-1 for any three consecutive Determination Dates or (b) less than 10% of the Senior Invested Amount for Series 1995-1 on any Determination Date;

          (xiii)  on the next succeeding Payment Date after
          (A) any withdrawal from the Series 1995-1 Cash Collateral Sub-Account or (B) any increase in the Cash Collateral Maintenance Amount for Series 1995-1, the amount on deposit in such Cash Collateral Sub-Account is less than the Cash Collateral Maintenance Amount for Series 1995-1, after giving effect to any refunding of such Cash Collateral Sub-Account on such Payment Date;

          (xiv) for any two consecutive Settlement Periods, the sum of (a) the amount of funds on deposit in the Negative Carry Account on the Payment Date immediately following each such Settlement Period PLUS (b) the Aggregate Certificateholder Interest Collections for Series 1995-1 received during each such Settlement Period shall be less than the Required Monthly Payment Amount due for Series 1995-1 on the Payment Date immediately following each such respective Settlement Period;

          (xv) the Weighted Average Factoring Fee shall be less than .75%;

          (xvi) any Settlement Statement due on any Determina-tion Date shall state that, or facts shall exist such that, the Weighted Average Receivable Life of all Receivables in Designated Accounts at any time during the three-month period ended on the last day of the immediately preceding Settlement Period exceeds 70 days;

          (xvii) the Settlement Statement due on any Determina-tion Date reports that, or facts shall exist such that, Series 1995-1 Actual Receivables Dilution Nonpayment exceeds 11% for the related Settlement Period;

          (xviii) the Accumulation Event described in clause (e) of the definition of "Accumulation Event" shall have existed for 30 consecutive Business Days;

          (xix) on any Determination Date, the average of the Receivable Payment Ratios for the three immediately preceding Settlement Periods shall be less than 40%;

          (xx) the Settlement Statement due on any Determination Date reports that, or facts shall exist such that, as of the last day of the related Settlement Period
          (A) the aggregate Unpaid Balance of Receivables that are at least 60 days past due on such date exceeds 30% of the Unpaid Balance of all Eligible Receivables on such date; or (B) the aggregate Unpaid Balance of Receivables that are at least 90 days past due on such date exceeds 10% of the Unpaid Balance of all Eligible Receivables on such date; or

          (xxi) on any Determination Date, the average of the Subordinated Invested Amount for Series 1995-1 as of such Determination Date and the two immediately preceding Determination Dates shall be less than 13% of the average of the Senior Invested Amount for Series 1995-1 as of such Determination Dates;

PROVIDED that the event described in clause (xv) above shall not constitute a declarable Early Amortization Event or Prospective Early Amortization Event under this Section 12(a) unless such event shall have occurred on three consecutive Determination Dates; and PROVIDED that the events described in clauses (iv),
(viii) and (xii)(a) above shall not constitute Prospective Early Amortization Events unless such events shall have occurred on three consecutive Determination Dates; and PROVIDED FURTHER that the events described in clauses (v) and (x) above shall not constitute Prospective Early Amortization Events unless such events shall have occurred on three consecutive Determination Dates, it being understood that these provisos as to Prospective Early Amortization Events shall not limit the status of the events in such clauses as declarable Early Amortization Events;

then, an "Early Amortization Event" shall exist,

in the case of any event described in subparagraphs (i) through
(iv), (vi) through (ix) and (xi) through (xxi) above, if the Trustee or the Majority Certificateholders of Series 1995-1 give notice thereof in writing to the Transferor, the Trustee and the Servicer and in such notice declare that an Early Amortization Event has occurred as of the date of such notice with respect to Series 1995-1, and in the case of any event described in subparagraphs (v) and (x), immediately upon the occurrence of such event and without any notice or other action on the part of the Majority Certificateholders of Series 1995-1, the Trustee or the Servicer.

          (b)  No Early Amortization Event with respect to the
Series 1995-1 Certificates may be waived without the consent of each Series 1995-1 Certificateholder.

          (c) With respect to Section 9.01(c) of the Agreement, this Supplement hereby provides for the treatment of subparagraph
(vii) of Section 9.01 of the Agreement as set forth in such
Section 9.01(c).

SECTION 13.    FUNDING OF CASH COLLATERAL SUB-ACCOUNT AND
               NEGATIVE CARRY ACCOUNT.

          (a) On or prior to the Closing Date the Transferor shall deposit into the Cash Collateral Sub-Account for Series 1995-1 an amount equal to $562,500. On or before each Drawdown Date the Transferor shall deposit into the Cash Collateral Sub-Account for Series 1995-1 funds sufficient to cause the amounts on deposit in such Sub-Account to equal the Cash Collateral Maintenance Amount that will be required after giving effect to the Drawdown occurring on such Drawdown Date.

          (b) On or prior to the Closing Date the Transferor shall deposit or cause to be deposited into the Negative Carry Account an amount equal to $250,000. On or before the Business Day preceding each Payment Date, the Transferor shall pay to the Trustee for deposit into the Negative Carry Account funds equal to any Negative Carry Amount for such Payment Date, and if the amounts on deposit in such Account, after giving effect to any withdrawal therefrom on such Payment Date, are less than double the Negative Carry Amount for such Payment Date, the Transferor on or before such Payment Date shall pay to the Trustee for deposit into the Negative Carry Account funds in the amount of such insufficiency; if the amounts on deposit in such Account, after giving effect to any withdrawal therefrom on such Payment Date, are greater than double the Negative Carry Amount for such Payment Date, the Trustee, at the Servicer's direction and certification, shall withdraw the amount of such excess from the Negative Carry Account and pay such amount to the Transferor.

SECTION 14.    DEFINITIONS.

          For the purposes of the Agreement and this Supplement, the following terms shall be defined as follows and shall supersede, with respect to the Series 1995-1 Investor
Certificates, any definitions stated in Article I of the Agreement or Annex X thereto:

          "125TH ACCOUNT MULTIPLIER" for any Business Day shall mean (a) 1.0000 if the 125th Account Rolling Average for such day is equal to or greater than 1.0000 or (b) the 125th Account Rolling Average for such day if the 125th Account Rolling Average for such day is less than 1.0000.

          "125TH ACCOUNT ROLLING AVERAGE" for any Business Day shall mean the average (rounded to the fourth decimal place) of the 125th Account Daily Fractions for such Business Day and each of the 9 immediately preceding Business Days.

          "125TH ACCOUNT DAILY FRACTION" for any Business Day shall mean a fraction (rounded to the fourth decimal place) the numerator of which is equal to the 125th Account Advance Amount and the denominator of which is equal to $50,000.

          "125TH ACCOUNT ADVANCE AMOUNT" for any Business Day shall have the meaning set forth in the two immediately succeeding sentences. On each Business Day, the Servicer shall list all Designated Accounts in descending order according to the amount of outstanding Series 1995-1 Secondary Eligible Advances in each Designated Account. The "125th Account Advance Amount" for such Business Day shall be the amount of outstanding Series 1995-1 Secondary Eligible Advances in the 125th Designated Account on such list. For purposes of this definition, all Designated Accounts of Clients that are affiliated with each other shall be deemed to be a single Designated Account.

          "ACCUMULATION CONTINUATION EVENT" means, solely for purposes of the second parenthetical clause in Section 4.05(a)(iv), that on any Business Day the Series 1995-1 Allocation Percentage of the aggregate Unpaid Balance of Series 1995-1 Secondary Eligible Receivables shall be less than the difference of (a) 135% of the Senior Invested Amount for Series 1995-1 minus (b) the sum of all amounts on deposit in the Series 1995-1 Excess Funding Sub-Account and Series 1995-1 Accumulation Sub-Account.

          "ACCUMULATION EVENT", for Series 1995-1, shall mean (a) the occurrence on any one Determination Date of an event described in clause (x) or (xv) of Section 12(a) of this Supplement or the occurrence on any day of any event described in clauses (xi)(A) or (xi)(C) of Section 12(a) of this Supplement,
(b) the occurrence on any day of a withdrawal from the Cash Collateral Sub-Account for Series 1995-1 which reduces the amount on deposit in such Cash Collateral Sub-Account below the Cash Collateral Maintenance Amount for Series 1995-1, (c) the termination of Factors as the Servicer for any reason pursuant to
Section 10.01 of the Agreement, (d) the occurrence of a breach of the Transferor's covenants in Section 2.06(h) or (k) of the Agreement or (e) on any Business Day there are not at least 300 Customers each with Receivables having an aggregate Unpaid Balance of at least $50,000.

          "AGGREGATE CERTIFICATEHOLDER INTEREST COLLECTIONS" means, for any Settlement Period, the aggregate amount of Collections deposited into the Interest Funding Sub-Account for Series 1995-1 pursuant to Sections 4.04(d) and 4.05(a)(ii) during such Settlement Period.

          "AUDIT REQUEST" shall mean a written request delivered by any Series 1995-1 Class A Certificateholder to Factors or the Transferor, as the case may be, stating that such Certificateholder (i) is reasonably concerned about its investment in its Certificates and (ii) requests the performance of a Special Audit in accordance with Section 3(b)(1) or Section 3(b)(2), as the case may be.

          "AVAILABLE CERTIFICATEHOLDER PRINCIPAL COLLECTIONS" means for any Business Day the product of (a) the Series 1995-1 Allocation Percentage of Principal Collections for such Business Day times either (b) if such Business Day is during the Revolving Period, the Series 1995-1 Floating Allocation Percentage on such Business Day or (c) if such Business Day is during an Amortization Period, the Series 1995-1 Principal Allocation Percentage on such Business Day.

          "BEGINNING SENIOR INVESTED AMOUNT" means $15,000,000.

          "CASH COLLATERAL MAINTENANCE AMOUNT" for Series 1995-1 shall at any time be the greater of (a) the product of 3.75% times the Initial Senior Invested Amount and (b) three times the sum of Monthly Senior Interest plus Monthly Servicing Fee.

          "CERTIFICATE RATE" for the Series 1995-1 Senior Certificates has the meaning specified for "Series 1995-1 Senior Certificate Rate" in Section 4 of this Supplement. Interest on the Series 1995-1 Subordinated Certificates will not accrue at the Certificate Rate, but the Holders of the Series 1995-1 Subordinated Certificates shall, in certain cases, be entitled on each Payment Date to payment of the Monthly Subordinated Interest for the related Settlement Period.

          "CLOSING DATE", with respect to the Series 1995-1
Investor Certificates, shall mean July 28, 1995.

          "DAILY SERVICER PRINCIPAL ADVANCE INTEREST" means, for any day, in respect of a Servicer Principal Advance, 1/365th of the product of (i) the rate of interest applicable to the Advance to which such Servicer Principal Advance relates and (ii) the balance of such Servicer Principal Advance on such day.

          "DAILY SERVICING FEE" means for any day, 1/365th of the product of (i) the Servicing Fee Percentage and (ii) the amount of the Invested Amount of the Series 1995-1 Certificates on such day.

          "DAILY TRANSFEROR PRINCIPAL COLLECTIONS" means the product of (i) the Series 1995-1 Transferor's Percentage on any Business Day times (ii) the Series 1995-1 Allocation Percentage of Principal Collections for such Business Day.

          "DAILY TRUSTEE FEE", with respect to the Series 1995-1
Investor Certificates, has the meaning set forth in Section 5 of this Supplement.

          "DRAWDOWN" means the funding from time to time of increases of the Senior Invested Amount through withdrawals from the Pre-Funding Account pursuant to Section 9(b) hereof.

          "DRAWDOWN CERTIFICATE" means a certificate signed by the Chairman of the Board, President, Treasurer, Controller, Chief Financial Officer or any Vice President of the Transferor substantially in the form of Exhibit 9(b)(i) to this Supplement.

          "DRAWDOWN DATE" has the meaning set forth in Section
9(b) of this Supplement.

          "DRAWDOWN SENIOR AMOUNT" for any Drawdown means an amount not exceeding the Pre-Funded Amount and not less than $5,000,000 (unless the Pre-Funded Amount is less than $5,000,000) specified in the applicable Drawdown Certificate to be withdrawn from the Pre-Funding Account and paid to the Transferor.

          "DRAWDOWN SUBORDINATED AMOUNT" for any Drawdown means an amount sufficient to cause the Subordinated Deficiency Amount not to exceed zero on the related Drawdown Date after giving effect to the funding of the Drawdown Senior Amount.

          "FULL SENIOR INVESTED AMOUNT" means for any day an amount equal to (a) the Senior Invested Amount on such day plus
(b) the Pre-Funded Amount on such day.

          "FUNDING PERIOD" means the period beginning on the Closing Date and ending on the earlier of (a) the last Business Day of the Settlement Period in which the first anniversary of the Closing Date occurs and (b) the day on which an Early Amortization Event occurs.

          "GROWTH TEST ADDITIONAL ACCOUNT" means an Additional Account as to which both (a) the related Client shall not have been a Client of Factors for a continuous period of at least three months immediately preceding the Addition Date for such Additional Account and (b) Factors shall not have had in its underwriting files on such Addition Date historical financial and receivables performance data, including dilution and chargeoff data, covering a period of at least one year immediately preceding such Addition Date.

          "INITIAL INVESTED AMOUNT" means the sum of the Initial
Senior Invested Amount plus the Initial Subordinated Invested
Amount plus all Drawdown Subordinated Amounts.

          "INITIAL SENIOR INVESTED AMOUNT" means the sum of the Beginning Senior Invested Amount plus all Drawdown Senior
Amounts.

          "INITIAL SUBORDINATED INVESTED AMOUNT" means $2,250,000
(the initial amount of the Series 1995-1 Subordinated
Certificate).

          "INTEREST ACCRUAL PERIOD" means, for the Series 1995-1 Senior Certificates, the period from and including the Closing Date to and including the calendar day immediately preceding the initial Payment Date, and each period from and including a Payment Date to and including the calendar day immediately preceding the next Payment Date.

          "LIBOR" shall mean the London interbank offered quotations rate for one-month U.S. dollar deposits as determined by the Trustee in accordance with Section 4 of this Supplement.

          "LIBOR BUSINESS DAY" shall mean any day other than
(a) a Saturday or a Sunday, (b) any other day on which the Servicer is closed, as specified on the list furnished by the Servicer pursuant to Section 3.03(n) of the Pooling and Servicing Agreement or (c) another day on which dealings in deposits in United States Dollars are not transacted in the London interbank market.

          "LIBOR DETERMINATION DATE" for the Closing Date or for any Interest Accrual Period, as the case may be, shall mean the second LIBOR Business Day immediately preceding the commencement of such Interest Accrual Period.

          "LIMITED RECOURSE PROMISSORY NOTE" shall mean a limited recourse promissory note issued by the Transferor to a Series
1995-1 Senior Certificateholder pursuant to which the Transferor promises to pay to such Certificateholder the amounts such Certificateholder is entitled to receive pursuant to the Agreement, this Supplement and the Series 1995-1 Senior
Certificates.

          "MONTHLY SENIOR INTEREST" for any Payment Date shall mean an amount equal to one-twelfth of the product of (a) the Certificate Rate times (b) the Full Senior Invested Amount as of the close of business on the preceding Payment Date after giving effect to all repayments of principal made to the Holders thereof on such preceding Payment Date, if any; PROVIDED, HOWEVER, that, with respect to the first Payment Date, Monthly Senior Interest shall be equal to $178,125.

          "MONTHLY SERVICING FEE" for any Payment Date shall mean an amount equal to the sum of the Daily Servicing Fees on each day in the immediately preceding Settlement Period.

          "MONTHLY SUBORDINATED INTEREST" for any Payment Date shall mean an amount, which shall in no event be less than zero, equal to the difference between the Aggregate Certificateholder Interest Collections for the related Settlement Period minus the amounts, if any, paid on such Payment Date pursuant to Sections 4.04(f)(i), (ii), (iii)(A) first, second and third, and (iii)(B) first and second.

          "NEGATIVE CARRY ACCOUNT" has the meaning set forth in
Section 22(f) of this Supplement.

          "NEGATIVE CARRY AMOUNT" has the meaning set forth in
Section 4.04(f)(i).

          "NEGATIVE SPREAD SHORTFALL" shall mean, with respect to the Series 1995-1 Senior Certificates, the shortfall occurring when the amount of Interest Collections in the Series 1995-1 Interest Funding Sub-Account to be applied on any Payment Date is less than the amount of the Monthly Senior Interest due on such Payment Date, but only to the extent such shortfall is attributable to the Certificate Rate for the Series 1995-1 Senior Certificates of such Series being in excess of the weighted average interest rate on the underlying Eligible Advances.

          "OFFICER'S CERTIFICATE" of the Transferor means a certificate signed by the Chairman of the Board, President, Treasurer, Controller, Chief Financial Officer or any Vice
President of the Transferor.

          "PAYMENT DATE" shall mean, for each Settlement Period, the fifteenth day of the next succeeding month (or if such day is not a Business Day, the next succeeding Business Day) commencing
August 15, 1995.

          "PRE-FUNDED AMOUNT" means on any day (a) $35,000,000 minus (b) the sum of all Drawdown Senior Amounts on or prior to such day minus (c) any Prepayment Amount distributed pursuant to
Section 22(e) of this Supplement and Section 4.05(e)(i).

          "PRE-FUNDING ACCOUNT" has the meaning set forth in
Section 22 of this Supplement.

          "PREPAYMENT AMOUNT" has the meaning set forth in
Section 22(e) of this Supplement

          "PREPAYMENT ASSUMPTIONS" means the following assumptions that shall be used in calculating any Prepayment
Premium: (i) for purposes of calculating Monthly Senior Interest, the Full Senior Invested Amount is assumed to be replaced by the Prepayment Amount, (ii) the Certificate Rate for the calculation of Monthly Senior Interest is assumed to be the Certificate Rate calculated as of the Prepayment Date (with the LIBOR Determination Date being for such purpose the second LIBOR Business Day immediately preceding such Prepayment Date), and
(iii) the discount rate for calculating present values is equal to the sum of LIBOR as of the Prepayment Date (with the LIBOR Determination Date being for such purpose the second LIBOR Business Day immediately preceding such Prepayment Date) plus
 .50%.

          "PREPAYMENT DATE" has the meaning set forth in Section
22(e) of this Supplement.

          "PREPAYMENT PREMIUM" means an aggregate amount payable pro rata to the Series 1995-1 Senior Certificateholders pursuant to Section 22(e) of this Supplement and shall be an amount equal to the difference, if positive, of (a) the sum of (i) the present value on the Prepayment Date of the Monthly Senior Interest payments in respect of the Prepayment Amount to and including August 15, 2000 plus (ii) the present value on the Prepayment Date of the Prepayment Amount paid on August 15, 2000 MINUS (b) the Prepayment Amount; provided, however, that all of the preceding calculations shall be based on the Prepayment Assumptions.

          "RECEIVABLE PAYMENT RATIO", for any Settlement Period, shall mean a fraction, expressed as a percentage, the numerator of which is the aggregate of all Collections received during such Settlement Period and the denominator of which is the aggregate Unpaid Balance of all Receivables on the first day of such Settlement Period.

          "RECORD DATE" shall mean, with respect to any Payment
Date or Special Payment Date, the last Business Day of the immediately preceding Settlement Period, except that with respect to the first Payment Date the Record Date shall be the Closing
Date.

          "REFERENCE BANKS" shall mean the three leading banks, selected by the Servicer in accordance with Section 4 hereof, quoting London interbank offered quotations rates for one-month
U.S. dollar deposits in the City of New York, New York.

          "REQUIRED MONTHLY PAYMENT AMOUNT" for any Settlement
Period shall mean the Monthly Senior Interest due on the following Payment Date or Special Payment Date.

          "REQUIRED RECEIVABLE COVERAGE" shall mean, for Series 1995-1, a percentage amount, initially 135%, that shall be increased by 2% for each 1% that the Required Subordinated Percentage of Series 1995-1 is increased on any Determination Date other than as a result of (a) the purchase by any Series 1995-1 Subordinated Certificateholder of additional Series 1995-1 Subordinated Certificates or (b) a Drawdown.

          "REQUIRED SUBORDINATED AMOUNT" shall mean, with respect to Series 1995-1, the product of the Required Subordinated
Percentage for such Series times the Initial Senior Invested
Amount for such Series.

          "REQUIRED SUBORDINATED PERCENTAGE", with respect to Series 1995-1, shall be reset on each Determination Date and shall mean the sum of 15% plus the greatest of (x) and (y) and
(z), where (x) is the percentage amount by which the average Series 1995-1 Actual Receivables Nonpayment for any three consecutive Settlement Periods shall have exceeded 13% and (y) is the percentage amount by which the average Series 1995-1 Actual Receivables Dilution Nonpayment for any three consecutive Settlement Periods shall have exceeded 9% and (z) is the percentage amount, if any, by which the average of the aggregate Unpaid Balances of Receivables that are at least 60 days past due on the last days of such Settlement Period and the two immediately preceding Settlement Periods exceeds 5% of the average of the Unpaid Balances of all Receivables that are not Aged Receivables on such dates. In no case shall the Required Subordinated Percentage decrease once it has increased.

          "SCHEDULED AMORTIZATION PERIOD COMMENCEMENT DATE", with respect to the Series 1995-1 Investor Certificates, means July
28, 2000.

          "SCHEDULED MATURITY DATE", with respect to the Series
1995-1 Investor Certificates, means the Payment Date in January,
2001.

          "SENIOR INVESTED AMOUNT", when used in the Agreement with respect to Series 1995-1 and when used in this Supplement, shall mean for any day an amount equal to (a) the Beginning Senior Invested Amount MINUS (b) the aggregate amount of payments of principal paid with respect to the Series 1995-1 Senior Certificates prior to such day (other than payments in respect of a Prepayment Amount from the Pre-Funding Account) PLUS (c) the sum of all Drawdown Senior Amounts.

          "SERIES 1995-1 ACTUAL RECEIVABLE COVERAGE" shall be determined on each Business Day and shall be a percentage amount determined by dividing the aggregate Unpaid Balance of Series 1995-1 Secondary Eligible Receivables by the difference of (a) the aggregate of the Senior Invested Amounts of all Series then outstanding MINUS (b) the sum of all amounts on deposit on such Business Day in the Excess Funding Account and Accumulation Account (including in each case the sub-accounts thereof for all Series).

          "SERIES 1995-1 ACTUAL RECEIVABLES DILUTION NONPAYMENT" shall be determined on any Determination Date for the immediately preceding Settlement Period and shall be a percentage amount determined by dividing the aggregate Unpaid Balance of Receivables that were charged back by Factors to the applicable Client during such Settlement Period by the sum of such aggregate Unpaid Balance and the aggregate Unpaid Balance of Receivables that were paid during such Settlement Period but had not been so charged back when so paid.

          "SERIES 1995-1 ACTUAL RECEIVABLES NONPAYMENT" shall be determined on any Determination Date for the immediately preceding Settlement Period and shall be a percentage amount determined by dividing the aggregate Unpaid Balance of Receivables that became Aged Receivables during such Settlement Period by the sum of such aggregate Unpaid Balance and the aggregate Unpaid Balance of Receivables that were paid during such Settlement Period but were not Aged Receivables when so paid.

          "SERIES 1995-1 ALLOCATION PERCENTAGE" means, for any date, the percentage equivalent of a fraction, the numerator of which is the Invested Amount for Series 1995-1 as of the last day of the immediately preceding Settlement Period (and in the event a Drawdown shall have occurred on such day, after giving effect thereto) and the denominator of which is the Aggregate Invested Amount as of such last day (and in the event a Drawdown shall have occurred on such day, after giving effect thereto).

          "SERIES 1995-1 CRP-RELIANT DESIGNATED ACCOUNT" shall mean any Designated Account (that is an Eligible Account) the Series 1995-1 Secondary Eligible Advance of which (after giving effect to the first test of the Series 1995-1 Ratio Test) shall exceed the product of .9 and the sum of the Unpaid Balances of all Eligible Receivables in such Designated Account.

          "SERIES 1995-1 DISPERSION CONCENTRATION LIMIT" shall mean that (a) the maximum aggregate Unpaid Balance for all Advances of the 5 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1995-1 Secondary Eligible Advances" shall not exceed an amount equal to the product of the 125th Account Multiplier TIMES 25% of the Eligible Pool Balance as of the applicable date of determination and (b) the maximum aggregate Unpaid Balance for all Advances of the 10 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1995-1 Secondary Eligible Advances" shall not exceed an amount equal to the product of the 125th Account Multiplier TIMES 40% of the Eligible Pool Balance as of the applicable date of determination and (c) the maximum aggregate Unpaid Balance for all Advances of the 15 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1995-1 Secondary Eligible Advances" shall not exceed an amount equal to the product of the 125th Account Multiplier TIMES 50% of the Eligible Pool Balance as of the applicable date of determination and (d) the maximum aggregate Unpaid Balance for all Advances of the 20 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1995-1 Secondary Eligible Advances" shall not exceed an amount equal to the product of the 125th Account Multiplier TIMES 60% of the Eligible Pool Balance as of the applicable date of determination and (e) the maximum aggregate Unpaid Balance for all Advances of the 50 Clients with the largest Unpaid Balances of Advances that may be included in the calculation of "Series 1995-1 Secondary Eligible Advances" shall not exceed an amount equal to the product of the 125th Account Multiplier TIMES 80% of the Eligible Pool Balance as of the applicable date of determination.

          "SERIES 1995-1 FIRST RECEIVABLES CONCENTRATION LIMIT" shall mean at any time with respect to each Receivable, a maximum Unpaid Balance for all Receivables of a single Customer that may be included in the calculation of "Series 1995-1 Secondary Eligible Receivables" and shall be an amount equal to a certain percentage (set forth in the next sentence) of the aggregate Unpaid Balance of all Eligible Receivables in Designated Accounts as of the date of determination. If the related Customer's senior unsecured debt rating as published by the Rating Agencies shall be: (i) at least "AA" or the equivalent, such percentage shall be 10%, (ii) at least "A" or the equivalent but below "AA" or the equivalent, such percentage shall be 5%, (iii) at least "BBB" or the equivalent but below "A" or the equivalent, such percentage shall be 3% and (iv) below BBB or unrated, such percentage shall be 1%, except that, at the option of the Servicer, (a) for an additional 5 Customers rated below "BBB" or the equivalent or unrated, such percentage shall be 1.5%, (b) for an additional 10 Customers rated below "BBB" or the equivalent or unrated, such percentage shall be 2% and (c) for any Customer rated below "BBB" or the equivalent or unrated that is wholly owned by a company rated "BBB" or the equivalent or above, such percentage shall be 2%, PROVIDED, HOWEVER, that the maximum Unpaid Balance for all Series 1995-1 Secondary Eligible Receivables of such Customer, when aggregated with the Series 1995-1 Secondary Eligible Receivables of any of such Customer's direct or indirect parent companies, shall not exceed the highest Series 1995-1 First Receivables Concentration Limit on any of such Customer's direct or indirect parent companies.

          "SERIES 1995-1 FLOATING ALLOCATION PERCENTAGE" for any day means the percentage equivalent (which shall never exceed 100%) of a fraction, the numerator of which is the Invested Amount of Series 1995-1 as of the end of the last day of the immediately preceding Settlement Period (and in the event a Drawdown shall have occurred on such day, after giving effect thereto), and the denominator of which is the sum of (a) the product of the Eligible Pool Balance as of the end of the last day of the immediately preceding Settlement Period multiplied by the Series 1995-1 Allocation Percentage for such date plus (b) amounts on deposit in the Series 1995-1 sub-account of the Excess Funding Account as of the end of the last day of the immediately preceding Settlement Period PROVIDED, HOWEVER, that, with respect to the first Settlement Period, the Series 1995-1 Floating Allocation Percentage shall mean 88.3599%.

          "SERIES 1995-1 GROWTH TEST" shall mean that, for each Business Day, if the sum on such Business Day of all Eligible Advances in the Growth Test Additional Accounts that were added to the Trust pursuant to Section 2.05 of the Agreement in the preceding 90 days exceeds 7.5% of the Eligible Pool Balance on such Business Day, then such excess Eligible Advances shall not constitute "Series 1995-1 Secondary Eligible Advances" on such Business Day.

          "SERIES 1995-1 HIGHER CONCENTRATION ACCOUNT" shall mean no more than ten Designated Accounts identified by the Transferor that shall not be subject to the Series 1995-1 Normal Concentration Limit but shall be subject to the Series 1995-1 Higher Concentration Limit and the Series 1995-1 Dispersion Concentration Limit.

          "Series 1995-1 Higher Concentration Limit" shall mean at any time with respect to the Advance in each Series 1995-1 Higher Concentration Account, the maximum Unpaid Balance for the Advance in such Series 1995-1 Higher Concentration Account that may be included in the calculation of "Series 1995-1 Secondary Eligible Advances" and shall be an amount equal to the product of the 125th Account Multiplier TIMES 5% of the Eligible Pool Balance as of the applicable date of determination.

          "SERIES 1995-1 INVESTOR CERTIFICATES" shall have the meaning set forth in the preliminary statement to this Supplement.

          "SERIES 1995-1 NORMAL CONCENTRATION LIMIT" shall mean at any time with respect to each Advance, the maximum Unpaid Balance for the Advance of a single Client Obligor that may be included in the calculation of "Series 1995-1 Secondary Eligible Advances" and shall be an amount equal to the product of the 125th Account Multiplier TIMES 3% of the Eligible Pool Balance as of the applicable date of determination.

          "SERIES 1995-1 PARTICIPATION DEFICIENCY AMOUNT" shall mean, for any Business Day, the amount (if any) by which the Transferor's Required Participation Amount exceeds the
Transferor's Current Participation Amount.

          "SERIES 1995-1 PRINCIPAL ALLOCATION PERCENTAGE" for any date means the percentage equivalent (which shall never exceed 100%) of a fraction, the numerator of which is the Invested Amount of Series 1995-1 as of the last day of the Revolving Period or, in the event that an Early Amortization Event has occurred prior to the end of the Revolving Period, the last day of the Settlement Period occurring in the month immediately preceding the month in which such Early Amortization Event occurred, and the denominator of which is (a) the product of the Eligible Pool Balance as of the end of the last day of the immediately preceding Settlement Period multiplied by the Series 1995-1 Allocation Percentage for such date plus (b) amounts on deposit in the Series 1995-1 sub-account of the Excess Funding Account as of the end of the last day of the immediately preceding Settlement Period.

          "SERIES 1995-1 PRINCIPAL FUNDING SUB-ACCOUNT" shall mean the Principal Funding Sub-Account established by the Trustee pursuant to this Supplement for the benefit of the Series 1995-1 Investor Certificateholders in accordance with Section 4.02(m).

          "SERIES 1995-1 RATIO TEST" shall mean the following four tests that determine the extent to which an Advance or Receivable is a "Series 1995-1 Secondary Eligible Advance" or
"Series 1995-1 Secondary Eligible Receivable".

          FIRST, the Series 1995-1 Ratio Test requires that the Advance in each Designated Account that is an Eligible Account shall satisfy this first test only to the extent that the aggregate amount of such Advance does not exceed "EA" as calculated pursuant to the following formula for such Designated Account (the aggregate amount of such Advance in excess of such "EA" shall be excluded from the further determinations under the second, third and fourth tests set forth below):

[CAPTION]


          EA = (R X F) + {the lesser of (R X F) and CRP}

               EA   =    the amount of the Advance in such
                         Designated Account that is available to
                         satisfy the second test;

               R    =    the sum of the Unpaid Balances of all
                         Eligible Receivables in such Designated
                         Account;

               F    =    .85 if such Designated Account is a
                         Series 1995-1 Higher Concentration
                         Account and .9 if such Designated
                         Account is not a Series 1995-1 Higher
                         Concentration Account, and

               CRP  =    the sum of all of the following property
                         which constitutes Certain Related
                         Property in respect of such Designated
                         Account for which the Trustee has a
                         first priority security therein subject
                         to no other Liens except lower priority
                         Liens in favor of a creditor or
                         creditors of Factors under Permitted
                         Intercreditor Agreements:  40% of
                         Presold Inventory constituting such
                         Certain Related Property + 100% of all
                         cash and cash equivalents constituting
                         such Certain Related Property + 80% of
                         marketable debt securities constituting
                         such Certain Related Property;



     SECOND, the Series 1995-1 Ratio Test requires that the sum of all Series 1995-1 Secondary Eligible Advances (after giving effect to the first test of the Series 1995-1 Ratio
     Test) of all Series 1995-1 CRP-Reliant Designated Accounts shall not exceed 30% of the Eligible Pool Balance. If such sum of all Series 1995-1 Secondary Eligible Advances for such Series 1995-1 CRP-Reliant Designated Accounts exceeds 30% of the Eligible Pool Balance on any date of determina-tion, Advances and Receivables in such Series 1995-1 CRP-Reliant Designated Accounts with the highest ratios of {EA / ((R X .9) + CRP)} as of such date shall be excluded from Series 1995-1 Secondary Eligible Advances and Series 1995-1 Secondary Eligible Receivables respectively, until the aforesaid sum does not exceed 30%. For purposes of this second test,

[CAPTION]


               R    =    has the same definition as in the first
                         test of the Series 1995-1 Ratio Test;

               EA   =    has the same definition as in the first
                         test of the Series 1995-1 Ratio Test,
                         and

               CRP  =    has the same definition as in the first
                         test of the Series 1995-1 Ratio Test.



     The amounts of the Series 1995-1 Secondary Eligible Advance and Series 1995-1 Secondary Eligible Receivables remaining in each such Designated Account shall be used in the third test below.

     THIRD, after the calculation of EA for each Designated Account that is an Eligible Account and after giving effect to the second test of the Series 1995-1 Ratio Test, a weighted ratio for each such Designated Account shall be calculated as follows:

     Weighted Ratio = {EA' / ((R X F) + CRP)} X EA' / Eligible
     Pool Balance

[CAPTION]


               EA'  =    the amount of Series 1995-1 Secondary
                         Eligible Advance calculated for such
                         Designated Account after giving effect
                         to the first and second tests of the
                         Series 1995-1 Ratio Test;

               R    =    has the same definition as in the first
                         test of the Series 1995-1 Ratio Test;

               F    =    .85 if such Designated Account is a
                         Series 1995-1 Higher Concentration
                         Account and .9 if such Designated
                         Account is not a Series 1995-1 Higher
                         Concentration Account, and

               CRP  =    has the same definition as in the first
                         test of the Series 1995-1 Ratio Test.



     The Weighted Ratios (each expressed as a percentage) for each Designated Account shall be summed and if such sum for all such Designated Accounts exceeds 85% on any date of determination, Series 1995-1 Secondary Eligible Advances and Series 1995-1 Secondary Eligible Receivables in Designated Accounts with the highest ratios of {EA' / ((R X F) + CRP)} as of such date shall be excluded from Series 1995-1 Secondary Eligible Advances and Series 1995-1 Secondary Eligible Receivables respectively, until the aforesaid sum of Weighted Ratios equals 85%.

     FOURTH, after giving effect to the first three tests of the Series 1995-1 Ratio Test, the following ratio (expressed as a percentage) shall be calculated for each Designated
     Account as follows:

                    Ratio = EA" / (R + CRP')


[CAPTION]


               EA"  =    the amount of Series 1995-1 Secondary
                         Eligible Advance calculated for such
                         Designated Account after giving effect
                         to the first three tests of the Series
                         1995-1 Ratio Test;

               R    =    has the same definition as in the first
                         test of the Series 1995-1 Ratio Test,
                         and

               CRP' =    100% of Certain Related Property for
                         such Designated Account.



     To the extent such Ratio exceeds 85%, an amount of Series 1995-1 Secondary Eligible Advances equal to such excess over 85% shall be summed with such excess from all other Designated Accounts and if such total from all Designated Accounts exceeds 3.5% of the Eligible Pool Balance before giving effect to this fourth test, then Series 1995-1 Secondary Eligible Advances from the Designated Accounts having the highest Ratios under this fourth test shall be excluded in whole or in part from Series 1995-1 Secondary Eligible Advances until such total for all Designated Accounts equals 3.5%.

          "SERIES 1995-1 SECOND RECEIVABLES CONCENTRATION LIMIT" shall mean that (a) the maximum aggregate Unpaid Balance for all Receivables of the five Customers with the largest Unpaid Balances of Receivables that may be included in the calculation of "Series 1995-1 Secondary Eligible Receivables" shall not exceed 25% of the Unpaid Balance of all Eligible Receivables as of the applicable date of determination and (b) the maximum aggregate Unpaid Balance for all Receivables of the ten Customers with the largest Unpaid Balances of Receivables that may be included in the calculation of "Series 1995-1 Secondary Eligible Receivables" shall not exceed 40% of the Unpaid Balance of all Eligible Receivables as of the applicable date of determination and (c) the maximum aggregate Unpaid Balance for all Receivables of any three Customers that may be included in the calculation of "Series 1995-1 Secondary Eligible Receivables" shall not exceed 15% of the Unpaid Balance of all Eligible Receivables as of the applicable date of determination. For purposes of each of the foregoing limits, any resulting ineligibility shall, in the case of clause (c), be applied to the Customer with the highest aggre-gate Unpaid Balance of Receivables, and in each case be taken into account for subsequent calculations under this definition.

          "SERIES 1995-1 SECONDARY ELIGIBLE ADVANCE" shall mean an Advance under a Designated Account that is an Eligible
Account:

          (i) that is an Eligible Advance as defined in Annex X to the Agreement;

         (ii) if such Designated Account is a Series 1995-1 CRP-Reliant Designated Account, as to which the Trustee has a fully perfected first priority security interest (as defined in the UCC) in the Certain Related Property related to such Designated Account;

        (iii) that complies with the Series 1995-1 Normal Concentration Limit or, in the case of an Advance in a Series 1995-1 Higher Concentration Account, complies with the Series 1995-1 Higher Concentration Limit (provided that any Advance that partially complies with the Series 1995-1 Higher Concentration Limit shall be a "Series 1995-1 Secondary Eligible Advance" in the amount of such compliance);

         (iv)  that complies with the Series 1995-1 Dispersion
Concentration Limit;

          (v)  that meets the Series 1995-1 Ratio Test;

         (vi) that is secured by Eligible Receivables not subject to a Lien or security interest other than the Lien or security interest therein of the Trustee, provided that a Lien or security interest lower in priority shall be permitted for purposes of this clause (vi) if (y) such Lien or security interest is in favor of a creditor or creditors of the related Client under Permitted Intercreditor Agreements and (z) the aggregate Unpaid Balance of such Eligible Advance and all other Eligible Advances secured by Receivables and subject to a Permitted Intercreditor Agreement shall not exceed 19% of the Eligible Pool Balance at any time; and

        (vii)  that meets the Series 1995-1 Growth Test.

          "SERIES 1995-1 SECONDARY ELIGIBLE RECEIVABLE" shall mean a Receivable under a Designated Account that is an Eligible
Account:

          (i)  that is an Eligible Receivable as defined in Annex
X to the Agreement;

         (ii)  that complies with the Series 1995-1 First
Receivables Concentration Limit (provided that any Receivable that partially conforms with the Series 1995-1 First Receivables
Concentration Limit shall be a "Series 1995-1 Secondary Eligible
Receivable" in the amount of such conformance);

        (iii)  that complies with the Series 1995-1 Second
Receivables Concentration Limit (provided that any Receivable that partially conforms with the Series 1995-1 Second Receivables
Concentration Limit shall be a "Series 1995-1 Secondary Eligible
Receivable" in the amount of such conformance);

         (iv)  that meets the Series 1995-1 Ratio Test; and

          (v) that is not subject to a Lien or security interest other than the Lien or security interest therein of the Trustee, provided that a Lien or security interest lower in priority shall be permitted for purposes of this clause (vi) if (y) such Lien or security interest is in favor of a creditor or creditors of the related Client under Permitted Intercreditor Agreements and (z) the aggregate Unpaid Balance of the Eligible Advance secured by such Receivable and all other Eligible Advances secured by Receivables and subject to a Permitted Intercreditor Agreement shall not exceed 19% of the Eligible Pool Balance at any time.

          "SERIES 1995-1 TRANSFEROR'S PERCENTAGE" for any date in a Revolving Period means 100% minus the Series 1995-1 Floating
Allocation Percentage for such date and for any date in an Amortization Period means 100% minus the Series 1995-1 Principal
Allocation Percentage for such date.

          "SERIES TERMINATION DATE" has the meaning set forth in
Section 7 of this Supplement.

          "SERVICING FEE PERCENTAGE" has the meaning set forth in
Section 5 of this Supplement.

          "SPECIAL AUDIT" means an audit of the Servicer conducted by a firm of Independent Public Accountants selected by the Servicer upon the issuance of an Audit Request and consisting of the procedures set forth in EXHIBIT A hereto.

          "SPECIAL PAYMENT DATE" means each Payment Date during an Amortization Period or following the Scheduled Maturity Date.

          "SUBORDINATED INVESTED AMOUNT" shall mean, with respect to Series 1995-1 for any day, an amount equal to (a) the Initial Subordinated Invested Amount MINUS (b) the aggregate amount of Principal Collections paid with respect to the Series 1995-1 Subordinated Certificates prior to such day MINUS (c) the aggregate amount of Charge-offs allocated to the Series 1995-1 Subordinated Certificates pursuant to Section 4.06 prior to such day PLUS (d) the initial Unpaid Balance of any additional Advance purchased as a result of the existence of any Subordination Deficiency Amount pursuant to Sections 4.04(f)(iii) and 4.06(c)(i) prior to such day PLUS (e) the purchase price (at par) of any Additional Series 1995-1 Subordinated Certificates purchased by any Holder of a Series 1995-1 Subordinated Certificate pursuant to Section 6.09(d) of the Agreement PLUS (f) the sum of all Drawdown Subordinated Amounts.

          "SUBORDINATION DEFICIENCY AMOUNT" shall mean, with respect to Series 1995-1 for any Business Day, the amount (if any) by which the Required Subordinated Amount for Series 1995-1 exceeds the Subordinated Invested Amount for Series 1995-1.

          "TELERATE PAGE 3750" shall mean the display page so designed by the Dow Jones Telerate Service, or any other page as may replace that page on that service for the purpose of displaying comparable rates or prices.

          "TRANSFEROR'S CURRENT PARTICIPATION AMOUNT" for any date shall mean an amount equal to (a) the product of the Eligible Pool Balance multiplied by the Series 1995-1 Allocation Percentage, minus (b) the Invested Amount of Series 1995-1 on such date, plus (c) the amount on deposit on such date in the Series 1995-1 Excess Funding Sub-Account.

          "TRANSFEROR'S REQUIRED PARTICIPATION AMOUNT", at any time, shall mean a dollar amount equal to 7% of the Initial
Invested Amount for Series 1995-1 at such time.

          The words "HEREOF," "HEREIN" and "HEREUNDER" and words of similar import when used in this Supplement shall refer to this Supplement or the Agreement as a whole and not to any particular provision of this Supplement or the Agreement, as the case may be; the word "INCLUDING" (and with correlative meaning "INCLUDE") means including without limiting the generality of any description preceding such term; and Section, Schedule and Exhibit references contained in this Agreement or this Supplement are references to Sections, Schedules and Exhibits in or to the Agreement or this Supplement unless otherwise specified.

           Unless otherwise specified in this Supplement, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for immaterial changes or changes concurred in by the independent public accountants of Factors) with the most recent audited consolidated financial statements of Factors and its consolidated Subsidiaries.

SECTION 15.    ACCRUAL OF INTEREST ON THE SERIES 1995-1 INVESTOR
               CERTIFICATES.

          Interest shall accrue on the Series 1995-1 Investor Certificates from the Closing Date. Notwithstanding anything to the contrary in the Agreement or this Supplement, no Series 1995-1 Senior Certificateholder in its capacity as such shall have any interest in Collections received prior to the Closing Date.

SECTION 16.    DISTRIBUTIONS.

          The Trustee shall send distributions to the Series 1995-1 Investor Certificateholders under Section 5.01 of the Agreement to each Series 1995-1 Certificateholder by 12:00 P.M. (New York City time) on each Payment Date by wire transfer of immediately available funds to an account or accounts designated by such Series 1995-1 Certificateholders, by written notice to the Trustee and the Paying Agent given at least five days prior to any Payment Date (such notice to remain effective with respect to a Holder until different instructions from such Holder are received by the Trustee and the Paying Agent), or if no such notice is given, by check mailed as provided in Section 5.01 of the Agreement.

SECTION 17.    RATIFICATION OF AGREEMENT.

          As supplemented by this Supplement, the Agreement is in all respects ratified and confirmed and the Agreement as so supplemented by this Supplement shall be read, taken, and construed as one and the same instrument.

SECTION 18.    THE TRUSTEE.

          The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplement or for or in respect of the Preliminary Statement contained herein, all of which recitals are made solely by the Transferor. The Trustee hereby represents and warrants that this Supplement has been duly executed and delivered by it and that this Supplement constitutes the legal, valid and binding obligation of the Trustee, enforceable in accordance with its terms (subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally)

SECTION 19.    INSTRUCTIONS IN WRITING.

          All instructions given by the Servicer to the Trustee pursuant to this Supplement shall be in writing, and may be included in a Daily Report or Settlement Statement.

SECTION 20.    COUNTERPARTS.

          This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 21.    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF
               PROCESS.

          (a)  THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED
IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          (b) JURISDICTION. Each of the parties hereto hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of New York State court or federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Supplement, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (c) CONSENT TO SERVICE OF PROCESS. Each party to this Supplement irrevocably consents to service of process in the manner provided for notices in Section 13.05 of the Agreement. Nothing in this Supplement will affect the right of any party to this Supplement to serve process in any other manner permitted by law.

SECTION 22.    SERIES 1995-1 SUB-ACCOUNTS; PRE-FUNDING ACCOUNT;
               PREPAYMENTS; NEGATIVE CARRY ACCOUNT.

          (a) The Trustee shall establish within the Interest Funding Account, Principal Funding Account, Excess Funding Account, Cash Collateral Account and Accumulation Account an Interest Funding Sub-Account, Principal Funding Sub-Account, Excess Funding Sub-Account, Cash Collateral Sub-Account and Accumulation Sub-Account, respectively, in each case in accordance with Section 4.02 of the Agreement and for the benefit of the Certificateholders of Series 1995-1.

          (b)  The Trustee, for the benefit of the
Certificateholders, shall establish or shall cause to be established and maintained in the name of the Trustee, on behalf of the Trust, a segregated trust account (the "PRE-FUNDING ACCOUNT") that shall be an Eligible Trust Account, bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Series 1995-1 Senior Certificateholders. The Pre-Funding Account shall be under the sole dominion and control of the Trustee for the benefit of the Series 1995-1 Senior Certificateholders from time to time. If, at any time, the Pre-Funding Account ceases to be an Eligible Trust Account, the Trustee shall within 10 Business Days of a Responsible Officer learning of such event establish a new Pre-Funding Account meeting the conditions specified above as an Eligible Trust Account, transfer any cash and/or any investments to such new Pre-Funding Account and from the date such new Pre-Funding Account is established, it shall be the "Pre-Funding Account". Neither the Transferor nor the Servicer, nor any Person claiming by, through or under the Transferor or Servicer, shall have any right, title or interest in, or any right to withdraw any amount from, the Pre-Funding Account except to the extent provided in this Supplement. The Transferor shall have the revocable power to instruct the Trustee to make withdrawals and payments from the Pre-Funding Account pursuant to Section 9(b) of this Supplement. Pursuant to the authority granted to the Servicer pursuant to Section 3.01(a), the Servicer shall have the revocable power to instruct the Trustee to make allocations, withdrawals and payments from the Pre-Funding Account for the purposes of carrying out the Servicer's, and, where applicable, the Trustee's duties under Section 22(c) and (e) of this Supplement.

          (c) Funds on deposit in the Pre-Funding Account (other than interest and investment earnings thereon) shall at the direction of the Servicer be invested by the Trustee in Eligible Investments that will mature so that such funds will be available prior to the last Business Day of the Settlement Period in which such investment is made. Any funds on deposit in the Pre-Funding Account to be so invested shall be invested solely in Eligible Investments. Any request by the Servicer to invest funds on deposit in the Pre-Funding Account shall be in writing and shall certify that the requested investment is an Eligible Investment which matures at or prior to the time required hereby. The Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing the Eligible Investments described in clause (a) of the definition thereof from the time of purchase thereof until maturity. All interest and investment earnings (net of losses and investment expenses) on funds on deposit in the Pre-Funding Account shall be transferred to the Interest Funding Sub-Account for Series 1995-1 and be treated as Interest Collections in respect thereof. Neither the Transferor nor the Servicer shall deposit any of their funds in the Pre-Funding Account at any time, except as provided in Section 22(e) of this Supplement.

          (d) EXHIBIT 22(D) identifies the Pre-Funding Account by setting forth the account number of such account, the account designation of such account and the name and location of the institution with which such account has been established.

          (e) If on the last day of the Funding Period (after giving effect to any Drawdown occurring on such day) the Pre-Funded Amount is greater than zero, the Servicer shall instruct (which instruction shall be certified by the Servicer to be true and accurate and shall be accompanied by a Settlement Statement) the Trustee to, and the Trustee shall, withdraw the Pre-Funded Amount (the "PREPAYMENT AMOUNT") then on deposit in the Pre-Funding Account and deposit such Amount in the Series 1995-1 Principal Funding Sub-Account for distribution to the Series 1995-1 Senior Certificateholders pro rata on the next succeeding Payment Date (the "PREPAYMENT DATE") after the end of the Funding Period. If the Prepayment Amount is greater than $100,000, the Transferor shall pay to the Trustee for deposit in the Pre-Funding Account on or before the Business Day immediately preceding the Prepayment Date an amount equal to the Prepayment Premium, provided that the Transferor shall not be obligated to pay any Prepayment Premium if the Funding Period ended due to the occurrence of an Early Amortization Event. The Trustee shall distribute such Prepayment Premium to the Series 1995-1 Senior Certificateholders pro rata on the Prepayment Date. If by the opening of business on the Prepayment Date the Trustee shall not have received such Prepayment Premium in full, the Trustee shall, without direction from the Servicer, withdraw from funds remaining in the Negative Carry Account after application of
Section 13(b) of this Supplement and Section 4.04(f)(i) an amount equal to the lesser of (i) the unpaid amount of such Prepayment Premium and (ii) the amount of funds so remaining in the Negative Carry Account.

          (f)  The Trustee, for the benefit of the
Certificateholders, shall establish or shall cause to be established and maintained in the name of the Trustee, on behalf of the Trust, a segregated trust account (the "NEGATIVE CARRY ACCOUNT") that shall be an Eligible Trust Account, bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Series 1995-1 Senior Certificateholders. The Negative Carry Account shall be under the sole dominion and control of the Trustee for the benefit of the Series 1995-1 Senior Certificateholders from time to time. If, at any time, the Negative Carry Account ceases to be an Eligible Trust Account, the Trustee shall within 10 Business Days of a Responsible Officer learning of such event establish a new Negative Carry Account meeting the conditions specified above as an Eligible Trust Account, transfer any cash and/or any investments to such new Negative Carry Account and from the date such new Negative Carry Account is established, it shall be the "Negative Carry Account". Neither the Transferor nor the Servicer, nor any Person claiming by, through or under the Transferor or Servicer, shall have any right, title or interest in, or any right to withdraw any amount from, the Negative Carry Account except to the extent provided in this Supplement. Pursuant to the authority granted to the Servicer pursuant to
Section 3.01(a), the Servicer shall have the revocable power to instruct the Trustee to make allocations, withdrawals and payments from the Negative Carry Account for the purposes of carrying out the Servicer's, and, where applicable, the Trustee's duties under this Supplement.

          (g) Funds on deposit in the Negative Carry Account (other than interest and investment earnings thereon) shall at the direction of the Servicer be invested by the Trustee in Eligible Investments that will mature so that such funds will be available prior to the applicable Payment Date following such investment. Any funds on deposit in the Negative Carry Account to be so invested shall be invested solely in Eligible Investments. Any request by the Servicer to invest funds on deposit in the Negative Carry Account shall be in writing and shall certify that the requested investment is an Eligible Investment which matures at or prior to the time required hereby. The Trustee shall maintain possession of the negotiable instruments or securities, if any, evidencing the Eligible Investments described in clause (a) of the definition thereof from the time of purchase thereof until maturity. All interest and investment earnings (net of losses and investment expenses) on funds on deposit in the Negative Carry Account shall remain on deposit in the Negative Carry Account and be applied as provided in Sections 13(b) and 22(e) of this Supplement and Section 4.04(f)(i). Neither the Transferor nor the Servicer shall deposit any of their funds in the Negative Carry Account at any time, except as provided in Section 13(b) of this Supplement.

          (h) EXHIBIT 22(H) identifies the Negative Carry Account by setting forth the account number of such account, the account designation of such account and the name and location of the institution with which such account has been established.

SECTION 23.    DEBT SECURITIES.

          Notwithstanding anything contained herein to the con-trary (including, without limitation, the form of the Series 1995-1 Investor Certificates), the parties hereto agree, and by its acceptance of a Certificate each Certificateholder shall be deemed to agree, that the Investor Certificates evidence debt and such debt is further evidenced by the Limited Recourse Promissory Notes. Nothing in this Section 23 or in any Limited Recourse Promissory Note shall be deemed to diminish or otherwise adversely affect in any way the rights of, and benefits to be afforded to, the Holder of any Certificate as provided in the Agreement, this Supplement and such Certificate, regardless of whether or not such Holder of such Certificate shall at any time also hold a Limited Recourse Promissory Note.

               (TESTIMONIUM AND SIGNATURES FOLLOW)
















          IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

                                   CF FUNDING CORP.,
                                     as Transferor


                                   By: /s/ Dennis McDermott
                                   Name: Dennis McDermott
                                   Title: Treasurer


                                   CAPITAL FACTORS, INC.,
                                     individually and as Servicer


                                   By: /s/ Dennis McDermott
                                   Name: Dennis McDermott
                                   Title: Senior Vice President


                                   BANKERS TRUST COMPANY,
                                     as Trustee


                                   By: /s/ Marie C. Rasch
                                   Name: Marie C. Rasch
                                   Title: Vice President


















































                          EXHIBIT 10.9


                          CAPITAL BANK


                                     PROMISSORY NOTE

Customer No.: 1353772
   Note No.:  9001
$125,000,000.00
       Date:
                       Maturity Date:  On Demand

[x]  IF CHECKED, THIS NOTE IS A MASTER NOTE (See Section 5)
[x]  IF CHECKED, THIS NOTE IS A RENEWAL


     FOR VALUE RECEIVED, the undersigned ("Borrower") promise(s) to pay to the order of CAPITAL BANK, a Florida commercial bank ("Bank"), at the office of Bank at 1221 Brickell Avenue, Miami, Florida 33131, or at such other place or places as the holder of this Note from time to time may designate in writing, the principal sum of ONE HUNDRED TWENTY-FIVE MILLION AND NO/100 DOLLARS ($125,000,000.00) in lawful money of the United States (the "Loan"), together with interest in like lawful money from the date funds are advanced under this Note at the applicable annual rate set forth below, to be computed on the basis of the actual number of days elapsed and a year of 360 days. Borrower and all endorsers, sureties, guarantors and any other persons liable or to become liable with respect to the Loan are each included in the term "Obligor" as used in this Note.

     1. PAYMENTS. Borrower shall pay the interest and principal of this Note as follows:

          (a)  PRINCIPAL: due and payable on Demand


          (b) INTEREST: due and payable monthly commencing on October 30, 1994



     Borrower shall pay all amounts owing under this Note in full when due without set-off, counterclaim, deduction or withholding for any reason whatsoever. If any payment falls due on a day other than a day on which Bank is open for business (a "Business Day"), then such payment shall instead be made on the next succeeding Business Day, and interest shall accrue accordingly.

     2. INTEREST RATE. The unpaid principal balance of the Loan shall bear interest at:

     [x] A floating rate of interest equal to zero percent ( 0 %) over The Wall Street Journal Prime Rate per annum, subject to provisions of Section 4 of this Note, with the floating interest rate under the Note to be adjusted on the first day of each month; or [ ] A fixed interest rate of --------- percent (------
- - - -%) per annum.

     3. SECURITY INTEREST. As security for the payment of this Note, and any renewals, extensions or modifications hereof, and any other liabilities, indebtedness or obligations of Borrower to Bank, however or whenever created, Borrower hereby grants to Bank a security interest in any and all collateral pledged to the Bank as set forth below and any and all other collateral now or hereafter pledged to the Bank pursuant to a security agreement which provides for such security interest:


     See Schedule "A" attched hereto and by this reference made a part hereof.



including all proceeds and products thereof and rights in connection therewith.

     Whether or not specific property is described above, as additional security for the payment of this Note, any renewals, extensions or modifications thereof, and any other liabilities of Borrower to Bank, however or whenever created, Borrower hereby pledges, assigns and grants to Bank, a security interest in and lien on any and all property of Borrower of every kind (whether tangible or intangible) now or hereafter delivered to or left in or coming into the actual or constructive possession, control or custody of Bank, whether expressly as collateral security or for any other purpose (including cash, deposits, accounts, bills, checks, drafts, collections, balances, notes, stocks, dividends and all rights to subscribe for securities incident to, declared, or granted in connection with such property), and property described in collateral receipts or other documents signed or furnished by Borrower, and any and all replacements of any of the foregoing, whether or not in the possession of Bank. All such property and all other property securing Borrower's liabilities to Bank will hereinafter be referred to as the "Collateral". The Collateral shall also serve as security for all other liabilities (primary, secondary, direct, contingent, sole, joint or several), due or to become due or which may be hereafter contracted or acquired, of each Obligor (as defined above) to Bank, whether such liabilities arise in the ordinary course of business or not. It is expressly agreed that if the Collateral or a portion thereof is real estate, all covenants, conditions and agreements contained in the mortgage are hereby made a part of this Note and a default thereunder is a default under this Note. It is further agreed that if a separate security agreement is executed by any Obligor, all covenants, conditions and agreements contained in the security agreement are made a part of this Note to the extent that the terms of the security agreement are consistent with the terms of this Note and a default thereunder is a default under this Note. Bank may continue to hold any Collateral after the payment of this Note, if at the time of the payment and discharge hereof, Borrower or any other Obligor shall be then directly or contingently liable to Bank, as borrower, endorser, surety or guarantor of any other note, draft, bill of exchange, or other instrument, or otherwise, and Bank may thereafter exercise the rights with respect to the Collateral granted herein even though this Note shall have been surrendered to Borrower. Any married person who signs this Note hereby expressly agrees that recourse may be had against his or her separate property for any obligation secured by the Collateral under this Note.

          (a) Additions to, releases, reductions or exchanges of, or substitutions for the Collateral, payments on account of the Loan or increases of the same, or other loans made partially or wholly upon the Collateral, may from time to time be made without affecting the provisions of this Note or liabilities of any Obligor hereto. Bank shall have no responsibility for ascertaining any maturities, calls, conversions, exchanges, offers, tenders or similar matters relating to any of the Collateral, nor for informing the undersigned with respect to any thereof. Bank shall not be bound to take any steps necessary to preserve any rights in the Collateral against prior parties, and Borrower shall take all necessary steps for such purposes. Bank or its nominee need not collect dividends or interest on or principal of any Collateral or give any notice with respect to it.

          (b) Bank shall have, without limitation, the following rights, each of which may be exercised at Bank's sole discretion at any time whether or not this Note is due: (i) to pledge, assign, sell, transfer or otherwise dispose of this Note and the Collateral, whereupon Bank shall be relieved of all duties and responsibilities and relieved from any and all liability with respect to any Collateral so pledged or transferred, and any pledgee or transferee shall for all purposes stand in the place of Bank hereunder and have all the rights of Bank hereunder; (ii) to transfer the whole or any part of the Collateral into the name of itself or its nominee; (iii) to notify the obligors on any Collateral to make payment to Bank of any amounts due or to become due on any Collateral and hold same as additional Collateral and upon an occurrence of an Event of Default (as defined in Section 6 of this Note) apply it to the principal or interest hereon or to any liabilities secured hereby; (iv) to demand, sue for, collect, or make any compromise or settlement it deems desirable with reference to the Collateral; and (v) to take possession or control of any proceeds of the Collateral.

     4. MAXIMUM INTEREST RATE. In no event shall any agreed or actual exaction charged, reserved or taken as an advance or forbearance by Bank as consideration for the Loan exceed the limits (if any) imposed or provided by the law applicable from time to time to the Loan for the use or detention of money or for forbearance in seeking its collection, and Bank hereby waives any right to demand such excess. If the floating rate of interest based on the Prime Rate (as set forth in Section 2 of this Note) should increase above such maximum interest rate permitted by applicable law (if any), then notwithstanding any contrary provision in this Note or any other Loan Document (as defined in Section 6 of this Note) and without necessity of further agreement or notice by Bank or any Obligor, the unpaid principal balance of the Loan, shall thereupon bear interest at such maximum lawful rate. If the floating interest rate should thereafter decrease below such maximum lawful rate, the Loan shall nevertheless continue to bear interest at such maximum lawful rate until Bank receives the full amount of interest delayed by application of such maximum lawful rate under this paragraph, at which time the Loan shall once again bear interest at the then applicable floating interest rate under Section 2.
In the event that the interest provisions of this Note or any exactions provided for in this Note or any other Loan Document (as defined in Section 6 of this Note) shall result at any time or for any reason in an effective rate of interest that transcends the maximum interest rate permitted by applicable law (if any), then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by Bank in excess of those lawfully collectible as interest shall be applied against the principal of the Loan immediately upon Bank's receipt thereof, with the same force and effect as though the payor had specifically designated such extra sums to be so applied to principal and Bank had agreed to accept such extra payments(s) as a premium-free prepayment or prepayments. During any time that the Loan bears interest at the maximum lawful rate (whether by application of this paragraph, the Default Rate provisions of this Note or otherwise), interest shall be computed on the basis of the actual number of days elapsed and the actual number of days in the respective calendar year.

     5. MASTER NOTE. If this Note is a Master Note, Borrower is extended a non-binding, discretionary line of credit up to but not to exceed the amount shown herein. Bank, in its sole discretion, may make advances pursuant to this Note from time to time and it is therefore contemplated that the outstanding balance may fluctuate accordingly. Nothing herein shall be construed as a warranty or representation by Bank that it will at any time make advances to Borrower. Any request for an advance under this Note shall be subject to review and approval by Bank.

     6. EVENTS OF DEFAULT. The entire unpaid principal balance of the Loan, together with all unpaid interest accrued thereon and all other sums owing under this Note or any other instrument or document executed by any Obligor in connection with the Loan (this Note and all such instruments and documents, including, without limitation, any guaranties, agreements, undertakings, contracts, mortgages, security agreements, assignments and other documents executed to secure the Loan being referred to in this Note as the "Loan Documents"), shall at the option of Bank become immediately due and payable without notice or demand upon the occurrence of any one or more of the following events ("Events of Default"), regardless of the cause thereof and whether within or beyond the control of any Obligor: (a) the failure of any Obligor to pay any sum when due under this Note, or the failure of any Obligor to pay any other sum when due under any other Loan Document (and the expiration of any applicable grace period provided in such Loan Document for that payment); (b) the failure of any Obligor to observe or perform any covenant or agreement in any Loan Document, or the occurrence of any other default (whether concerned with the payment of money or otherwise) under any Loan Document, and the expiration of any applicable grace period provided in such Loan Document for the cure of that failure or default; (c) if any representation, warranty, affidavit, certificate or statement made or delivered to Bank by any Obligor or on any Obligor's behalf from time to time in connection with the Loan shall be deemed by Bank to be false, incorrect or misleading; (d) the death or mental or physical incapacity of any Obligor who is a natural person, or the dissolution or merger or consolidation or termination of existence of any other Obligor, or the failure or cessation or liquidation of the business of any obligor, or a material change in the business of any Obligor, or if the person(s) controlling any Obligor which is a business entity shall take any action authorizing or leading to the same; (e) if any Obligor shall default in the payment of any indebtedness for borrowed money (whether direct or contingent or whether matured or accelerated) to Bank or to any person whomsoever, including, without limitation, any affiliate or subsidiary of Bank, or if any Obligor shall become insolvent or unable to pay such Obligor's debts as they become due; (f) the anticipatory repudiation by any Obligor of that Obligor's obligations under the Loan Documents, or any declaration by any Obligor of intention not to perform any such obligations as and when the same become due; (g) the disposition, sale, transfer or exchange of all or a substantial part of any Obligor's assets, or the entry of any judgment against any Obligor, or the issuance of any levy, attachment, charging order, garnishment or other process against any property of any Obligor or the filing of any lien against any such property (and the expiration of any grace period provided in any Loan Document for the discharge of such lien); (h) if any Obligor shall make an assignment for the benefit of creditors, file a petition in bankruptcy, apply to or petition any tribunal for the appointment of a custodian, receiver, intervenor or trustee for such Obligor or a substantial part of such Obligor's assets, or if any Obligor shall commence any proceeding under any bankruptcy, arrangement, readjustment or debt, dissolution or liquidation under any law or statute of any jurisdiction, whether now or hereinafter in effect, or if any such petition or application shall have been filed or proceeding commenced against any Obligor, or if any such custodian, receiver, intervenor or trustee shall have been appointed; (i) if any Obligor shall have concealed, transferred, removed or permitted to be concealed or transferred or removed, any part of such Obligor's property with intent to hinder, delay or defraud any such obligor's creditors, or if any Obligor shall have made or suffered a transfer of any such Obligor's properties which may be invalid under any bankruptcy, fraudulent conveyance, preference or similar law, or if any Obligor shall have made any transfer of such Obligor's properties to or for the benefit of any creditor at a time when other creditors similarly situated have not been paid; (j) the failure to obtain any permit, license, approval or consent from, or to make any filing with, any federal, state or municipal governmental authority (or the lapse or revocation or rescission thereof once obtained or made) which is necessary in connection with the execution or delivery of any Loan Document, the making of the Loan, the performance of any of Obligor's obligations under any Loan Document, or the enforcement of any Loan Document;
(k) if it shall become unlawful for Bank to extend credit to Borrower, or to maintain any credit so extended, or for any Obligor to perform any of such Obligor's obligations under any Loan Document; (l) if any governmental authority (or any person acting or purporting to act under governmental authority) shall take any action to condemn, assume custody or control of, seize or appropriate all or any part of any Obligor's property in which the value taken is equal to or greater than ten percent (10%) of the fair market value of the property, or displace the management of such Obligor's business; (m) in the case of any Obligor then residing or located in any jurisdiction outside the United States, if such jurisdiction shall impose any moratorium or suspension on the repayment of its foreign indebtedness or any substantial portion thereof, or if such jurisdiction shall declare that it is not liable or responsible for or will not honor its foreign indebtedness or any substantial portion thereof; (n) the failure of any Obligor, after request by Bank, to furnish financial information or additional financial information or to permit examination and inspection of the Collateral and/or of Obligor's books and records; (o) in the case of any Obligor that is a corporation, the payment of any dividends, or the distribution of earnings, by such Obligor to its stockholders without the prior written consent of Bank; (p) the further granting by any Obligor of a security interest in any of the Collateral without the prior written consent of Bank; (q) the failure to do all things necessary to preserve and maintain the value and collectibility of the Collateral, including, but not limited to, the payment of taxes and premiums on policies of insurance on the due date without benefit of the grace period; or
(r) if at any time Bank deems itself insecure for any reason whatsoever (notwithstanding any grace period in any Loan Document), or if any change or event shall occur which in Bank's exclusive judgment impairs any security for the Loan, increases Bank's risk in connection with the Loan, or indicates that any Obligor may be unable to perform such Obligor's obligations under any Loan Document.

     7. LATE PENALTY AND DEFAULT RATE OF INTEREST. Borrower shall pay to Bank a late charge of five percent (5%) of any payment not received by Bank within fifteen (15) days of its due date; provided, however, if said fifteen (15) day period ends on a day other than a Business Day, then the aforedescribed late charge shall be payable if the payment is not received by the last Business Day within said fifteen (15) day period. At Bank's sole option, the entire unpaid principal balance of the Loan and any other sums owing under any Loan Document shall bear interest until paid at an augmented annual rate (the "Default Rate") from and after the occurrence and during the continuation of any Event of Default, regardless of whether Bank also elects to accelerate the maturity of the Loan; provided, however, that after judgment all such sums shall bear interest at the greater of the Default Rate or the rate prescribed by applicable law for judgments. At Bank's sole option, all interest which accrues at the Default Rate shall be due and payable on Bank's demand from time to time, but absent such demand shall be due and payable on the regularly scheduled dates for interest payments under this Note. The Default Rate shall equal the lesser of (i) twenty-five percent (25%) per annum or (ii) the maximum interest rate permitted by applicable law, if any.

     8. RIGHTS AND REMEDIES OF BANK. Bank shall be entitled to pursue any and all rights and remedies provided by applicable law and/or under the terms of this Note or any other Loan Document, all of which shall be cumulative and may be exercised successively or concurrently. Upon the occurrence and during the continuation of any Event of Default, Bank, at its option, may at any time declare any or all other liabilities of any Obligor to Bank immediately due and payable (notwithstanding any contrary provisions thereof) without demand or notice of any kind. In addition, Bank shall have the right to set off any and all sums owed to any Obligor by Bank in any capacity (whether or not then due) against the Loan and/or against any other liabilities of any Obligor to Bank. Bank's delay in exercising or failure to exercise any rights or remedies to which Bank may be entitled if any Event of Default occurs shall not constitute a waiver of any rights or remedies of Bank with respect to that or any subsequent Event of Default, whether of the same or a different nature, nor shall any single or partial exercise of any right or remedy by Bank preclude any other or further exercise of that or any other right or remedy. No waiver of any right or remedy by Bank shall be effective unless made in writing and signed by Bank nor shall any waiver on one occasion apply to any future occasion, but shall be effective only with respect to the specific occasion addressed in that signed writing.

     9.   WAIVER AND CONSENT.  The Obligors hereby severally:
(a) waive demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold any Obligor liable with respect to the Loan; (b) waive any right to immunity from any such action or proceeding; and waive any immunity or exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of debts; (c) waive any right to interpose any set-off or non-compulsory counterclaim or to plead laches or any statute of limitations as a defense in any such action or proceeding, and waive (to the extent lawfully waivable) all provisions and requirements of law for the benefit of any obligor now or hereafter in force; (d) submit to the jurisdiction of the state and federal courts in the State of Florida for purposes of any such action or proceeding; (e) agree that the venue of any such action or proceeding may be laid in Dade County (in addition to any county in which any collateral for the Loan is located) and waive any claim that the same is an inconvenient forum; and (f) stipulate that service of process in any such action or proceeding shall be properly made if mailed by any form of registered or certified mail (airmail if international), postage prepaid, to the address then registered in Bank's records for the Obligor(s) so served and that any process so served shall be effective ten (10) days after mailing. No provision of this Note shall limit Bank's right to serve legal process in any other manner permitted by law or to bring any such action or proceeding in any other competent jurisdiction. The Obligors hereby severally consent and agree that, at any time and from time to time without notice, (i) Bank and the owner(s) of any Collateral then securing the Loan may agree to release, increase, change, substitute or exchange all or any part of such Collateral, and
(ii) Bank and any person(s) then primarily liable for the Loan may agree to renew, extend or compromise the Loan in whole or in part or to modify the terms of the Loan in any respect whatsoever; no such release, increase, change, substitution, exchange, renewal extension, compromise or modification shall release or affect in any way the liability of any Obligor, and the Obligors hereby severally waive any and all defenses and claims whatsoever based thereon. Until Bank receives all sums due under this Note and all other Loan Documents in immediately available funds, no Obligor shall be released from liability with respect to the Loan unless Bank expressly releases such Obligor in a writing signed by Bank, and Bank's release of any Obligor(s) shall not release any other person liable with respect to the Loan.

     10. COSTS, INDEMNITIES AND EXPENSES. The Obligors jointly and severally agree to pay all filing fees and similar charges and all costs incurred by Bank in collecting or securing or attempting to collect or secure the Loan and such right shall extend beyond the entry of a Final Judgment including attorneys' fees, whether or not involving litigation and/or appellate, administrative or bankruptcy proceedings. Such entitlement to attorneys' fees shall not merge with the entry of a Final Judgment and shall continue post-judgment unless and/or until any and all indebtedness due Capital Bank is fully satisfied. The Obligors jointly and severally agree to pay any documentary stamp taxes, intangible taxes or other taxes (except for federal or Florida franchise or income taxes based on Bank's net income) which may now or hereafter apply to this Note or the Loan or any security therefor, and the Obligors jointly and severally agree to indemnify and hold Bank harmless from and against any liability, costs, attorneys' fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred. The Obligors jointly and severally agree to pay on demand, and to indemnify and hold Bank harmless from and against, any and all present or future taxes, levies, imposts, deductions, charges and withholdings imposed in connection with the Loan by the laws or governmental authorities of any jurisdiction other than the State of Florida or the United States of America, and all payments to Bank under this Note shall be made free and clear thereof and without deduction therefor. Notwithstanding the existence of Florida Statute 57.105(2) or any statute of a like or similar nature each Borrower and/or Obligor hereby waives any right to any attorneys' fees thereunder and each Borrower and/or Obligor agrees that the Bank exclusively shall be entitled to indemnification and recovery of any and all attorneys' fees in respect of any litigation based hereon, or arising out of, or related hereto whether, under or in connection with this Note and/or any agreement contemplated to be executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party.

     11. GOVERNING LAW. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, except that federal law shall govern to the extent that it may permit Bank to charge, from time to time, interest on the Loan at a rate higher than may be permissible under applicable Florida law.

     12. INVALIDITY. Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent that the Obligors may lawfully waive any law that would otherwise invalidate any provision of this Note, each of them hereby waives the same, to the end that this Note shall be valid and binding and enforceable against each of them in accordance with all of its terms.

     13. INTERPRETATION. If this Note is signed by more than one person, then the term "Borrower" as used in this Note shall refer to all such persons jointly and severally, and all promises, agreements, covenants, waivers, consents, representations, warranties and other provisions in this Note are made by and shall be binding upon each and every undersigned person, jointly and severally. The term "Bank" shall be deemed to include any subsequent holder(s) of this Note. As used in Sections 3 and 8 of this Note, the term "Bank" shall also be deemed to include each affiliate and subsidiary of Bank. Each affiliate and subsidiary of Bank shall have the same rights and remedies granted to Bank under Sections 3 and 8 of this Note. Whenever used in this note, the term "person" means any individual, firm, corporation, trust or other organization or association or other enterprise or any governmental or political subdivision, agency, department or instrumentality thereof. Whenever used in this Note, words in the singular include the plural, words in the plural include the singular, and pronouns of any gender include the other genders, all as may be appropriate. Captions and paragraph headings in this Note are for convenience only and shall not affect its interpretation. The "Prime Rate" is a base reference rate of interest adopted by Bank as a general benchmark from which Bank determines the floating interest rates chargeable on various loans to borrowers with varying degrees of creditworthiness, and Borrower acknowledges and agrees that Bank has made no representations whatsoever that the "Prime Rate" is the interest rate actually offered by Bank to borrowers of any particular creditworthiness.

     14. MISCELLANEOUS. Time shall be of the essence with respect to the terms of this Note. This Note cannot be changed or modified orally. Bank shall have the right unilaterally to correct patent errors or omissions in this Note or any other Loan Document. This Note may be prepaid in whole or in part at any time without penalty. Except as otherwise required by law or by the provisions of this Note or any other Loan Document, payments received by Bank hereunder shall be applied first against expenses and indemnities, next against interest accrued on the Loan, and next in reduction of the outstanding principal balance of the Loan, except that during the continuance of any Event of Default, Bank may apply such payments in any order of priority determined by Bank in its exclusive judgment. Borrower shall receive immediate credit on payments if made in immediately available funds; otherwise, said payments shall be credited after clearance. If any payment required to be made pursuant to the
Note is not received on the due date, Bank shall have the right, at its election, to charge any of Borrower's accounts at Bank with the amount of such payment. Except as otherwise required by the provisions of this Note or any other Loan Document, any notice required to be given to any Obligor shall be deemed sufficient if made personally or if mailed, postage prepaid, to such Obligor's address as it appears in this Note (or, if none appears, to any address for such Obligor then registered in Bank's records). Bank may grant participations in all or any portion of, and may assign all or any part of Bank's rights under, this Note. Bank may disclose to any such participant or assignee any and all information held by or known to Bank at any time with respect to any Obligor. Borrower shall furnish Bank such financial information of Borrower as Bank may from time to time request and shall permit Bank to inspect its books and records. All of the terms of this Note shall inure to the benefit of Bank and its successors and assigns and shall be binding upon each and every of the Obligors and their respective heirs, executors, administrators, personal representatives, successors and assigns, jointly and severally.

     15. WAIVER OF JURY TRIAL. BANK AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, ARISING OUT OF OR RELATED HERETO WHETHER, UNDER OR IN CONNECTION WITH THIS NOTE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.

     The Obligors have subscribed their names to the respective Loan Documents (as defined in Section 6 of this Note) without condition that anyone else should sign the same or become bound thereunder, and without any other condition whatsoever. The failure of any witness to sign as witness or the failure of this Note to be notarized shall not affect the validity of this Note. This Note is signed, sealed and delivered as of the date first written above.

WITNESS:                          BORROWER:

- - - -------------------------------   CAPITAL FACTORS, HOLDING,
                                  INC.,
                                  a Florida corporation

- - - -------------------------------

                                  By:/s/ Javier J. Holtz
10/18/94                            ---------------------------
                                    Javier J. Holtz, Executive
                                    Vice President

- - - --------------------------------  (Address) Hold Mail -
                                  Lee Ann Hall
- - - --------------------------------  BRC - 6B

- - - --------------------------------

CITY OF WASHINGTON             )
                               ) SS:
DISTRICT OF COLUMBIA           )


    The foregoing instrument was subscribed, sworn to and acknowledged before me this 18th day of October, 1994 by Javier
J. Holtz.

                                  /s/ Yvette A. Galvez
                                  -----------------------------
My Commission Expires:            Notary Public, City of
                                  Washington

April 30, 1998











                          SCHEDULE "A"

                   ADDENDUM TO PROMISSORY NOTE


    THIS IS AN ADDENDUM to that certain Promissory Note (the "Note") dated October ----, 1994, executed by CAPITAL FACTORS HOLDING, INC., a Florida corporation (the "Borrower") in favor of CAPITAL BANK, a Florida banking corporation (the "Bank") in the original principal amount of ONE HUNDRED TWENTY-FIVE MILLION AND NO/100 DOLLARS ($125,000,000.00).

    THIS NOTE IS UNSECURED.

    Prime Rate shall mean, at any time, the rate of interest quoted in the Wall Street Journal, Money Rates Section as the "Prime Rate" (currently defined as the base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks), with the Prime Rate in effect on the first day of a month being applicable to the entire month. In the event that the Wall Street Journal quotes more than one rate, or a range of rates as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that the Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the three largest U.S. money center commercial banks, as determined by Bank.

    Borrower shall receive immediate credit on payments only if made in the form of either a federal wire transfer of cleared funds or a check drawn on an account maintained with Bank containing sufficient available funds. Otherwise, Borrower shall receive credit on payments after clearance, which shall be no sooner than the first Business Day after receipt of payment by Bank. For purpose of determining interest accruing under this Note, principal shall be deemed outstanding on the date payment is credited by Bank.

    This Note is subject to the terms and conditions of any loan documentation entered into in connection therewith, and a default under any of the foregoing shall constitutes a default under this Note, and shall entitle Bank to exercise any and all of its rights and remedies as provided for herein.

    THE MONEY RECEIVED BY MAKER IN EXCHANGE FOR THIS NOTE IS
BEING USED FOR A BUSINESS OR COMMERCIAL PURPOSE.

                                  CAPITAL FACTORS HOLDING,
                                  INC., a Florida corporation

                                  By:  /s/ Javier J. Holtz
10/18/94                             --------------------------
                                     Javier J. Holtz, Executive
                                     Vice President

DISTRICT OF COLUMBIA             )
                                 ) SS:
                                 )

    The foregoing representations and warranties was
acknowledged before the undersigned authority in the District of Columbia, this 18th day of October, 1994 by Javier J. Holtz, as Executive Vice President of CAPITAL FACTORS HOLDINGS, INC., a
Florida corporation, on behalf of the corporation.   He [x] is
personally known to me or [ ] has produced ----------------------
- - - --------- as identification.

                                  /s/ Yvette A. Galvez

                                  -----------------------------
                                  Notary Public District of
                                  Columbia

                                  Print Name:  Yvette A. Galvez
                                  -----------------------------

                                  Commission Number: Not
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                          EXHIBIT 10.10




                      CAPITAL FACTORS, INC.










                   LOAN AND SECURITY AGREEMENT

                   Dated:  As of March 4, 1996

                         $40,000,000.00












                    FLEET CAPITAL CORPORATION
























                        TABLE OF CONTENTS


                                                             Page

SECTION 1.     CREDIT  FACILITY. . . . . . . . . . . . . . . .
    1.1.       Revolver Loans. . . . . . . . . . . . . . . . .

SECTION 2.     INTEREST,  FEES  AND  CHARGES . . . . . . . . .
    2.1.       Interest. . . . . . . . . . . . . . . . . . . .
    2.2.       Computation of Interest and Fees. . . . . . . .
    2.3.       Closing Fee . . . . . . . . . . . . . . . . . .
    2.4.       Annual Administration Fee . . . . . . . . . . .
    2.5.       Unused Line Fee . . . . . . . . . . . . . . . .
    2.6.       Audit and Appraisal Fees. . . . . . . . . . . .
    2.7.       Reimbursement of Expenses . . . . . . . . . . .
    2.8.       Bank Charges. . . . . . . . . . . . . . . . . .

SECTION 3.     LOAN  ADMINISTRATION. . . . . . . . . . . . . .
    3.1.       Manner of Borrowing Revolver Loans. . . . . . .
    3.2.       Payments. . . . . . . . . . . . . . . . . . . .
    3.3.       Application of Payments and Collections . . . .
    3.4.       All Loans to Constitute One Obligation. . . . .
    3.5.       Loan Account. . . . . . . . . . . . . . . . . .
    3.6.       Statements of Account . . . . . . . . . . . . .

SECTION 4.     TERM  AND  TERMINATION. . . . . . . . . . . . .
    4.1.       Term of Agreement . . . . . . . . . . . . . . .
    4.2.       Termination . . . . . . . . . . . . . . . . . .

SECTION 5.     SECURITY INTERESTS. . . . . . . . . . . . . . .
    5.1.       Security Interest in Collateral . . . . . . . .
    5.2.       Lien Perfection; Further Assurances . . . . . .

SECTION 6.     PROVISIONS RELATING TO BORROWER ADVANCES;
               COLLATERAL ADMINISTRATION . . . . . . . . . . .
    6.1.       Representations and Warranties Regarding
               Borrower Advances . . . . . . . . . . . . . . .
    6.2.       Administration of Borrower Advances . . . . . .
    6.3.       Payment of Charges. . . . . . . . . . . . . . . .

SECTION 7.     REPRESENTATIONS AND WARRANTIES. . . . . . . . . .
    7.1.       General Representations and Warranties. . . . . .
    7.2.       Continuous Nature of Representations and
               Warranties. . . . . . . . . . . . . . . . . . . .
    7.3.       Survival of Representations and Warranties. . . .

SECTION 8.     COVENANTS AND CONTINUING AGREEMENTS . . . . . . .
    8.1.       Affirmative Covenants . . . . . . . . . . . . . .
    8.2.       Negative Covenants. . . . . . . . . . . . . . . .
    8.3.       Specific Financial Covenants. . . . . . . . . . .

SECTION 9.     CONDITIONS PRECEDENT. . . . . . . . . . . . . . .
    9.1.       Conditions Precedent to Initial Loans . . . . . .
    9.2.       Conditions Precedent to all Credit
               Extensions. . . . . . . . . . . . . . . . . . . .

SECTION 10.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON
               DEFAULT . . . . . . . . . . . . . . . . . . . . .
    10.1.      Events of Default . . . . . . . . . . . . . . . .
    10.2.      Acceleration of the Obligations . . . . . . . . .
    10.3.      Other Remedies. . . . . . . . . . . . . . . . . .
    10.4.      Setoff. . . . . . . . . . . . . . . . . . . . . .
    10.5.      Remedies Cumulative; No Waiver. . . . . . . . . .

SECTION 11.    MISCELLANEOUS . . . . . . . . . . . . . . . . . .
    11.1.      Agency Agreement. . . . . . . . . . . . . . . . .
    11.2.      Indemnity . . . . . . . . . . . . . . . . . . . .
    11.3.      Modification of Agreement; Sale of
               Interest. . . . . . . . . . . . . . . . . . . . .
    11.4.      Severability. . . . . . . . . . . . . . . . . . .
    11.5.      Successors and Assigns. . . . . . . . . . . . . .
    11.6.      Cumulative Effect; Conflict of Terms. . . . . . .
    11.7.      Execution in Counterparts . . . . . . . . . . . .
    11.8.      Notice. . . . . . . . . . . . . . . . . . . . . .
    11.9.      Confidentiality.. . . . . . . . . . . . . . . . .
    11.10.     Reserved. . . . . . . . . . . . . . . . . . . . .
    11.11.     Time of Essence . . . . . . . . . . . . . . . . .
    11.12.     Entire Agreement; Appendix A and Exhibits . . . .
    11.13.     Interpretation. . . . . . . . . . . . . . . . . .
    11.14.     Governing Law; Consent To Forum . . . . . . . . .
    11.15.     Waivers by Borrower . . . . . . . . . . . . . . .


































                 LIST OF SCHEDULES AND EXHIBITS


Appendix A          General Definitions
Schedule 7.1.1      Jurisdictions in which Borrower and each
                    Subsidiary is Authorized to do Business
Schedule 7.1.4      Capital Structure of Borrower
Schedule 7.1.5      Corporate Names
Schedule 7.1.6      Borrower's and each Subsidiary's Business
                    Locations
Schedule 7.1.11     Surety Bonds
Schedule 7.1.12     Tax Identification Numbers of Subsidiaries
Schedule 7.1.14     Patents, Trademarks, Copyrights and Licenses
Schedule 7.1.17     Contracts Restricting Borrower's Right to
                    Incur Debts
Schedule 7.1.18     Litigation
Schedule 7.1.20     Capitalized Leases
Schedule 7.1.21     Pension Plans
Schedule 7.1.22     Collective Bargaining
Schedule 8.2.5      Permitted Liens
Exhibit A           Compliance Certificate
Exhibit B           Borrower's Counsel's Legal Opinion to Lender

Exhibit C           Schedule of Designated Obligors
Exhibit D           Accounts That Are Not Deposit Accounts


































                   LOAN AND SECURITY AGREEMENT


    THIS LOAN AND SECURITY AGREEMENT is made as of March 4,
1996, by and between FLEET CAPITAL CORPORATION ("Lender"), a Connecticut corporation with an office at 300 Galleria Parkway, N.W., Suite 800, Atlanta, Georgia 30339; and CAPITAL FACTORS, INC. ("Borrower"), a Florida corporation with its chief executive office and principal place of business at 1799 West Oakland Park Boulevard, Fort Lauderdale, Florida 33311. Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1.  CREDIT  FACILITY

     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lender agrees to make a total credit facility of up to $40,000,000 available upon Borrower's request therefor, as follows:

     1.1. REVOLVER LOANS. Lender agrees, during the term of this Agreement and for so long as no Default or Event of Default exists, to make Revolver Loans to Borrower from time to time, as requested by Borrower in the manner set forth in Section 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the Borrowing Base at such time. The Revolver Loans shall be used solely for Permitted Uses. In no event shall any proceeds of any Revolver Loans be used to purchase or to carry, reduce, retire or refinance any Debt incurred to purchase or carry any Margin Stock. The initial Revolver Loan shall be for an amount in excess of $250,000. If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base at such time, such Revolver Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Loan Documents. In the event that Lender is willing in its sole and absolute discretion to make Out-of-Formula Loans, such Out-of-Formula Loans shall be payable ON DEMAND, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolver Loans generally or at such higher rate of interest as Lender may require as a condition to making any such Out-of-Formula Loans.

SECTION 2.  INTEREST, FEES AND CHARGES

     2.1.   INTEREST.

                      2.1.1.    RATES OF INTEREST.  Interest
shall accrue on the principal amount of the Revolver Loans outstanding at the end of each day at a variable rate per annum equal to 2.15% PLUS the LIBOR Rate in effect from time to time. On the date hereof the LIBOR Rate in effect for such day is 5.3125% and therefore the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms, is 7.4625%. The rate of interest shall increase or decrease by an amount equal to any increase or decrease in the LIBOR Rate, effective as of the opening of business on the day that any such change in the LIBOR Rate occurs.

                      2.1.2.    DEFAULT RATE OF INTEREST.  Upon
and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Revolver Loans (and, to the extent permitted by Applicable Law, all accrued interest that is past due) shall, at the election of Lender at any time without notice, bear interest at a variable rate per annum equal to 4.15% plus the LIBOR Rate in effect from time to time (the "Default Rate").

     2.2. COMPUTATION OF INTEREST AND FEES. Interest, unused line fees and collection charges hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all Payment Items or other forms of payment received by Lender shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) on the Business Day received by Lender in Lender's account located in Chicago, Illinois, and Lender shall be deemed to have received such Payment Items or other forms of payment on the date specified in Section 3.3 hereof.

     2.3. CLOSING FEE. Borrower shall pay to Lender a closing fee of $135,000, which shall be fully earned and (except to the extent otherwise required by Applicable Law) nonrefundable on the Closing Date and shall be paid concurrently with the initial Revolver Loan hereunder.

     2.4. ANNUAL ADMINISTRATION FEE. Borrower shall pay to Lender an annual administration fee of $25,000, which shall be fully earned and (except to the extent otherwise required by Applicable Law) nonrefundable. The annual administration fee shall be payable annually, in arrears, on March 4 (or, if March 4 is not a Business Day, on the next succeeding Business Day) each year, with the first such annual administration fee payable on March 4, 1997.

     2.5. UNUSED LINE FEE. Borrower agrees that if the Average Monthly Loan Balance for any month is less than $40,000,000, then, to the extent of the difference (the "Deficiency"), Borrower shall pay to Lender a fee equal to (i) .25% per annum of the Deficiency if the Deficiency is not greater than $24,000,000, or (ii) .50% per annum of the Deficiency if the Deficiency is in excess of $24,000,000. The unused line fee shall be payable monthly, in arrears, on the first day of each calendar month hereafter.

     2.6.   AUDIT AND APPRAISAL FEES.  Borrower shall reimburse
Lender for all reasonable costs and expenses incurred in connection with audits and appraisals of Borrower's books and records and such other matters as Lender shall deem reasonable and appropriate.

     2.7. REIMBURSEMENT OF EXPENSES. If, at any time or times regardless of whether or not an Event of Default then exists, Lender or any Qualified Participant incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (i) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any sale or attempted sale of any interest herein to a Qualified Participant; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs; (iv) any attempt to enforce any rights of Lender or any Qualified Participant against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including the Account Debtors; or (v) any attempt to inspect, verify, protect, preserve, perfect or continue the perfection of Lender's Liens upon, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other reasonable costs and out of pocket expenses of Lender shall be charged to Borrower. All amounts chargeable to Borrower under this Section 2.7 shall be Obligations secured by all of the Collateral, shall be payable on demand to Lender or to such Qualified Participant, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolver Loans from time to time. Borrower shall also reimburse Lender for reasonable expenses incurred by Lender in its administration of the Collateral to the extent and in the manner provided in
Section 6 hereof.

     2.8. BANK CHARGES. Borrower shall pay to Lender, ON DEMAND, any and all reasonable fees, costs or expenses which Lender or any Qualified Participant pays to a bank or other similar institution (including, any fees paid by Lender to any Qualified Participant) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender or any Qualified Participant, of proceeds of Revolver Loans made by Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Lender or any Qualified Participant, of any check or item of payment received or delivered to Lender or any Qualified Participant on account of the Obligations.

     2.9. MAXIMUM INTEREST. Regardless of any provision contained in this Agreement or any of the other Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as "Interest") in excess of the Maximum Rate and in no event shall Borrower be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received in excess of the Maximum Rate ("Excess"), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of any such acceleration. Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 2.1.1 of this Agreement and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law. By the execution of this Agreement, Borrower covenants that
(i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received from Borrower in connection with any of the Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrower and Lender shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

SECTION 3.  LOAN ADMINISTRATION

     3.1. MANNER OF BORROWING REVOLVER LOANS. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

                      3.1.1.    LOAN REQUESTS.  A request for a
Revolver Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 11:00 a.m. on the proposed borrowing date; PROVIDED, HOWEVER, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other Loan Documents, as principal, accrued interest, fees or other charges, shall be deemed irrevocably to be a request by Borrower from Lender for a Revolver Loan on the due date of, and in an aggregate amount required to pay, such principal, accrued interest, fees or other charges and the proceeds of each such Revolver Loan may be disbursed by Lender by way of direct payment of the relevant Obligation and shall bear interest at the rate of interest applicable to Revolver Loans (whether or not any Default, Event of Default or Out-of-Formula Condition exists at the time of or would result from such Revolver Loan). As an accommodation to Borrower, Lender may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Lender telephonically or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it.

                      3.1.2.    DISBURSEMENT.  Borrower hereby
irrevocably authorizes Lender to disburse the proceeds of each Revolver Loan requested, or deemed to be requested, pursuant to
Section 3.1.1 as follows: (i) the proceeds of each Revolver Loan requested under Section 3.1.1(i) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Revolver Loan requested under Section 3.1.1(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

     3.2. PAYMENTS. All payments with respect to any of the Obligations shall be made to Lender on the date when due, in Dollars and in immediately available funds, without any offset or counterclaim. Except where evidenced by notes or other instruments issued or made by Borrower to Lender specifically containing payment provisions which are in conflict with this
Section 3.2 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

                      3.2.1.    PRINCIPAL.  Principal payable on
account of Revolver Loans shall be payable by Borrower to Lender immediately upon the earliest of (i) the receipt by Lender or Borrower of any proceeds of any of the Collateral (other than proceeds of Collateral that are not required to be placed in the Dominion Account or other account designated by Lender in connection with the issuance of a Payment Direction Notice pursuant to Section 6.2.5 of this Agreement or the Deposit Accounts Assignments, or both), to the extent of said proceeds,
(ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to
Section 4 hereof; PROVIDED, HOWEVER, that if an Out-of-Formula Condition shall exist at any time, Borrower shall, ON DEMAND, repay the Obligations to the extent necessary to eliminate the Out-of-Formula Condition.

                      3.2.2.    INTEREST.  Interest accrued on
the Revolver Loans shall be due on the earliest of (i) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month,
(ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of the Obligations or (iii) termination of this Agreement pursuant to
Section 4 hereof.

                      3.2.3.    COSTS, FEES AND CHARGES.  Costs,
fees and charges payable pursuant to this Agreement shall be payable by Borrower as and when provided in Section 2 hereof, to Lender or to any other Person designated by Lender in writing.

                      3.2.4.    OTHER OBLIGATIONS.  The balance
of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Lender as and when provided in this Agreement, the Other Agreements or the Security Documents, or, if no date of payment is otherwise specified in the Loan Documents, ON DEMAND.

                      3.2.5.    PAYMENT RIGHTS OF BORROWER.
Subject to Sections 2.5 and 4.2.3 of this Agreement, nothing contained in this Agreement shall be deemed to limit the right of Borrower, at its discretion, to pay or reduce the amount of Obligations at any time or times outstanding under this Agreement.

     3.3. APPLICATION OF PAYMENTS AND COLLECTIONS. All Payment Items or other forms of payment received by Lender by 12:00 noon, Chicago, Illinois time, on any Business Day shall be deemed received on that Business Day. All Payment Items or other forms of payment received after 12:00 noon, Chicago, Illinois time, on any Business Day shall be deemed received on the following Business Day. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable. If as the result of collections of Borrower Advances and related Payment Rights as authorized by Section 6.2.6 hereof a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists.

     3.4. ALL LOANS TO CONSTITUTE ONE OBLIGATION. The Revolver Loans shall constitute one general Obligation of Borrower, and (unless and to the extent otherwise expressly provided in any of the Security Documents) shall be secured by Lender's Lien upon all of the Collateral.

     3.5. LOAN ACCOUNT. Lender shall establish an account on its books (the "Loan Account") and shall enter all Revolver Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

     3.6. STATEMENTS OF ACCOUNT. Lender will account to Borrower monthly with a statement of Revolver Loans, charges and payments made pursuant to this Agreement, and such accounting rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within 30 days after the date each accounting is deemed to have been sent pursuant to Section 11.8. Such notice shall only be deemed an objection to those items specifically objected to therein.

SECTION 4.  TERM AND TERMINATION

     4.1. TERM OF AGREEMENT. Subject to Lender's right to cease making Revolver Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect for a period of 3 years from the date hereof, through March 4, 1999 (the "Original Term"), and this Agreement shall automatically renew itself for 1-year periods thereafter (each a "Renewal Term"), unless terminated as provided in Section
4.2 hereof.

     4.2.   TERMINATION.

                      4.2.1.    TERMINATION BY LENDER.  Upon at
least 90 days prior written notice to Borrower, Lender may terminate this Agreement as of the last day of the Original Term or the then current Renewal Term and Lender may terminate this Agreement without notice upon or after the occurrence of an Event of Default.

                      4.2.2.    TERMINATION BY BORROWER.  Upon at
least 90 days prior written notice to Lender, Borrower may, at its option, terminate this Agreement; PROVIDED, HOWEVER, that no such termination by Borrower shall be effective until Borrower has satisfied all of the Obligations in immediately available funds. Any notice of termination given by Borrower shall be irrevocable unless Lender otherwise agrees in writing. Borrower may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

                      4.2.3.    TERMINATION CHARGES.  On the
effective date of termination of this Agreement by Borrower for any reason, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents), as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to 3% of the highest of the Average Monthly Loan Balances prior to the effective date of termination if termination occurs during the first 12-month period of the Original Term (March 4, 1996 through March 4,
1997); 2% of the highest of the Average Monthly Loan Balances prior to the effective date of termination if termination occurs during the second twelve-month period of the Original Term (March 5, 1997 through March 4, 1998); and 1% of the highest of the Average Monthly Loan Balances prior to the effective date of termination if termination occurs during the third twelve-month period of the Original Term (March 5, 1998 through March 4,
1999). If termination occurs on the last day of the Original Term or the last day of any Renewal Term, no termination charge shall be payable.

                      4.2.4.    EFFECT OF TERMINATION.  All of
the Obligations shall be immediately due and payable upon the effective date of termination by Lender or, in the case of a termination by Borrower, upon the date specified in Borrower's notice of termination of this Agreement as the effective date of such termination, and on the effective date of any termination (whether by Lender or Borrower) Lender shall have no obligation to make any Revolver Loans to or for the direct or indirect benefit of Borrower. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds, together with the applicable termination charge, if any. Notwithstanding the payment in full of the Obligations, Lender shall not be required to terminate its security interests in the Collateral unless, with respect to any loss or damage Lender may incur as a result of dishonored checks, Payment Items or other forms of payment received by Lender from Borrower or any Designated Obligor and applied to the Obligations, Lender shall, at its option, (i) have received a written agreement, executed by Borrower and by any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) have retained such monetary reserves and Liens on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage. All obligations of any party to this Agreement to indemnify Lender shall survive any termination of this Agreement.

SECTION 5.  SECURITY INTERESTS

     5.1. SECURITY INTEREST IN COLLATERAL. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon all of the following Property of Borrower and all of Borrower's right, title and interest therein, whether such Property is now owned or existing or hereafter created, acquired or arising and wheresoever located:

                      (i)  All Borrower Advances;

                      (ii) All Payment Rights;

                      (iii) All Transaction Documents and all
     Remedies;

                      (iv) All Equipment;

                      (v)  All Deposit Accounts;

                      (vi) All monies and other Property of any kind now or at any time or times hereafter in the possession or under the control of Lender or a bailee or Affiliate of Lender;

                      (vii)     All accessions to, substitutions
     for and all replacements, products and cash and non-cash proceeds of (i) through (vi) above, including proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

                      (viii)    All books and records (including
     customer lists, credit files, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (i) through (vii) above.

     5.2. LIEN PERFECTION; FURTHER ASSURANCES. Borrower shall execute such Code-1 financing statements as are required by the Code or other Applicable Law and such other instruments, assignments or documents as are necessary to perfect Lender's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Lender's Lien upon the Collateral, including (i) the pledge and delivery to Lender of all Instruments evidencing a Payment Right to Borrower and (ii) promptly upon Lender's request therefor, the assignment of record to Lender of all UCC-1 financing statements naming a Designated Obligor as debtor and Borrower as secured party. To the extent that any of the Transaction Documents evidence a Payment Right and a security interest in or lease of specific goods (and, therefore, constitute Chattel Paper) Borrower shall either cause to be inscribed on the face of each such Transaction Document a conspicuous legend indicating that the same is at all times subject to the Liens in favor of Lender or deliver possession thereof to Lender. For so long as no Default or Event of Default exists, upon Borrower's request therefor Lender will deliver to Borrower any Instrument evidencing a Payment Right theretofore delivered by Borrower pursuant to this Section 5.2 for the purpose of enabling Borrower
(a) to enforce payment of, or otherwise exercise its rights and remedies with respect to, such Payment Right, or (b) to administer such Instrument in the ordinary course of Borrower's business operations, which, by way of example, may include modifications, amendments, extensions, renewals or consolidations of such Instrument. Unless prohibited by Applicable Law, Borrower hereby authorizes Lender to execute and file any such financing statement on Borrower's behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Lender's reasonable request, Borrower shall also promptly execute or cause to be executed and shall deliver to Lender any and all documents, instruments and agreements deemed reasonably necessary by Lender to give effect to or carry out the terms or intent of the Loan Documents.

SECTION 6.  PROVISIONS RELATING TO BORROWER ADVANCES; COLLATERAL
            ADMINISTRATION

     6.1. REPRESENTATIONS AND WARRANTIES REGARDING BORROWER ADVANCES. Lender may rely, in determining which Borrower Advances are Qualified Borrower Advances, on all statements and representations made by Borrower with respect to any Borrower Advance. Unless otherwise indicated in writing to Lender, with respect to each Borrower Advance:

                      (i)  It is genuine and in all respects what
     it purports to be, and it is not evidenced by a judgment;

                      (ii) It arises out of a completed, bona
     fide extension of credit by Borrower in the ordinary course of its business and in accordance with the terms and conditions of Transaction Documents relating thereto that, to the best of Borrower's knowledge, is secured by a Senior Security Interest;

                      (iii)     Such Borrower Advance, and
     Lender's security interest therein, is not, and will not (by voluntary act or omission of the Designated Obligor or Borrower) be in the future, subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition, and each such Borrower Advance is absolutely owing to Borrower and is not contingent in any respect or for any reason;

                      (iv) Borrower has made no agreement with any Designated Obligor for any extension, compromise, settlement or modification of any such Borrower Advance or any deduction therefrom;

                      (v)  To the best of Borrower's knowledge
     and belief there are no facts, events or occurrences which in any way impair the validity or enforceability of any Borrower Advances or tend to reduce the amount payable with respect thereto from the full amount provided in the Transaction Documents relating thereto;

                      (vi) To the best of Borrower's knowledge, the Designated Obligor thereunder (1) had the capacity to contract at the time any Transaction Documents giving rise to the Borrower Advance were executed and (2) such Designated Obligor is Solvent;

                      (vii)     To the best of Borrower's
     knowledge, there are no proceedings or actions which are threatened or pending against any Designated Obligor which might result in any material adverse change in such Designated Obligor's financial condition or the collectibility of such Borrower Advance;

                      (viii)    The Borrower Advance, all
     Transaction Documents relating to such Borrower Advance and all Remedies in connection therewith are freely assignable by Borrower to Lender without violation of any Transaction Document or any Applicable Law and Lender's Lien therein is valid and enforceable.

     6.2.   ADMINISTRATION OF BORROWER ADVANCES.

                      6.2.1.    RECORDS, SCHEDULES, ASSIGNMENTS
OF BORROWER ADVANCES AND REPORTING. Borrower shall keep accurate and complete records of all Borrower Advances and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall reasonably request an advance and payments and collections report for the preceding period, in form satisfactory to Lender. On or before the third Business Day of each week from and after the date hereof, Borrower shall deliver to Lender, in form acceptable to Lender, a detailed schedule or report of all Borrower Advances existing as of the last day of the preceding week, specifying the names and addresses for each Designated Obligor obligated on a Borrower Advance so listed, the outstanding amount of each Borrower Advance, the aggregate face amount of all Accounts of each Designated Obligor and the aggregate Value of all Inventory of each Designated Obligor, in each case multiplied by the applicable advance rates under the relevant Transaction Document, the existence and type of participations in each Borrower Advance sold or conveyed by Borrower to any other Person and present status reports relating to the Borrower Advances so scheduled ("Schedule of Borrower Advances"), and, upon Lender's reasonable request therefor, copies of all Transaction Documents, repayment histories and such other matters and information relating to the status of then existing Borrower Advances as Lender shall reasonably request.
In addition, if Borrower Advances in an aggregate face amount in excess of $100,000 cease to be Qualified Borrower Advances in whole or in part, Borrower shall notify Lender of such occurrence promptly (and in any event within 2 Business Days) after Borrower's having obtained knowledge of such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. In addition to other reports that Borrower is required to deliver to Lender hereunder, Borrower shall deliver to Lender, or cause to be delivered to Lender, in a form reasonably satisfactory to Lender, the following: (i) on a monthly basis from and after the date hereof, Trend Cards with respect to each Designated Obligor; and (ii) promptly after the rendition and receipt thereof, true and correct copies of the results of internal audits of Borrower's operations conducted by Capital Bank. Reports, records and other information required to be delivered by Borrower to Lender upon Lender's written request as set forth in this Section 6.2.1 shall be delivered to Lender not later than the fifth Business Day following Lender's request therefor. In the event that Borrower is incapable of delivering the Schedule of Borrower Advances or any other reports required under this Section 6.2.1 or other provisions of this Agreement due to the occurrence of a natural disaster, Borrower shall take all steps necessary to deliver such Schedule of Borrower Advances or other reports to Lender as soon as possible under the circumstances.

                      6.2.2.    DISCOUNTS, ALLOWANCES, DISPUTES.
If an Obligor grants any allowances or credits that are not embodied in the Transaction Documents governing the Borrower Advance involved, Borrower shall report such discounts, allowances or credits, as the case may be, to Lender as part of the next required Schedule of Borrower Advances. If any amounts due and owing in excess of $100,000 are in dispute between Borrower and any Designated Obligor, upon Lender's written request Borrower shall provide Lender with written notice thereof at the time of submission of the next Schedule of Borrower Advances, explaining in detail the reason for the dispute, all claims related thereto and the amount in controversy. Upon and after the occurrence of an Event of Default, Lender shall have the right to settle or adjust all disputes and claims directly with the Designated Obligor and to compromise the amount or extend the time for payment of the Borrower Advances upon such terms and conditions as Lender may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorney's fees, to Borrower.

                      6.2.3.    TAXES.  If a Borrower Advance
includes a charge for any Tax payable to any governmental taxing authority, Lender is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; PROVIDED, HOWEVER, that Lender shall not be liable for any Taxes that may be due by any Obligor or Borrower.

                      6.2.4.    BORROWER ADVANCE VERIFICATION.
Whether or not a Default or an Event of Default has occurred, any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Borrower Advances by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

                      6.2.5.    MAINTENANCE OF DOMINION ACCOUNT.
Upon or after the occurrence of an Event of Default, (i) Borrower shall, if requested by Lender, establish and maintain a Dominion Account pursuant to lockbox arrangement acceptable to Lender with such banks as may be selected by Borrower and be acceptable to Lender, and in connection therewith Borrower shall issue to any such banks an irrevocable letter of instruction directing such banks to deposit all payments or other remittances received in the lockbox to the Dominion Account for application on account of the Obligations, or (ii) pursuant to the Deposit Accounts Assignment, Lender may issue to any or all of the banks at which Deposit Accounts are maintained a Payment Direction Notice directing such bank or banks to directly deposit all payments, remittances or other deposits received in the Deposit Accounts to an account designated by Lender for application on account of the Obligations. All funds deposited in the Dominion Account or in any Deposit Account subsequent to the issuance by Lender of a Payment Direction Notice, shall immediately become the property of Lender and Borrower shall obtain the agreement by such banks in favor of Lender to waive any offset rights against the funds so deposited. Lender assumes no responsibility for any such lockbox arrangement or any Deposit Account including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Borrower shall not be obligated to deposit any proceeds of Collateral into a Dominion Account unless an Event of Default has occurred and Lender has requested that Borrower establish and maintain a Dominion Account and Lender shall not be entitled to issue a Payment Direction Notice unless an Event of Default then exists. If any Event of Default in consequence of which Lender required the establishment of a Dominion Account or issued a Payment Direction Notice is subsequently cured within any period of cure expressly provided for in this Agreement or otherwise to the satisfaction of Lender or is waived in writing pursuant to this Agreement by Lender, then Borrower thereafter shall not be obligated to deposit any proceeds of Collateral into a Dominion Account and Lender shall rescind any Payment Direction Notice. The preceding sentence shall not be deemed to limit Lender's rights under this Section
6.2.5 or the Deposit Accounts Assignments in respect of any Event of Default or Events of Default that occur after the Dominion Account has been discontinued or Lender has rescinded a Payment Direction Notice.

                      6.2.5.    COLLECTION OF BORROWER ADVANCES;
PROCEEDS OF COLLATERAL. Borrower shall endeavor in the first instance to make collection of the Borrower Advances and related Payment Rights for Lender. When any Event of Default exists, Borrower agrees that all remittances received by Borrower in respect of Borrower Advances and related Payment Rights, together with the proceeds of any other Collateral, shall be held as Lender's property by Borrower as trustee of an express trust for Lender's benefit. Lender retains the right at all times after the occurrence of a Default or an Event of Default (i) to notify Designated Obligors that Borrower Advances have been assigned to Lender and to collect Borrower Advances and related Payment Rights directly in its own name and to charge to Borrower the collection costs and expenses, including attorneys' fees to Borrower, (ii) to notify the banks at which the Deposit Accounts are maintained to deposit all payments or other remittances received in the Deposit Accounts into an account designated by Lender as provided in the Deposit Accounts Assignments or (iii) to exercise the rights of Lender under the Agency Agreement.

     6.3. PAYMENT OF CHARGES. All amounts chargeable to Borrower under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable ON DEMAND and shall bear interest from the date such advance was made until paid in full at the rate applicable to Revolver Loans from time to time.

SECTION 7.  REPRESENTATIONS AND WARRANTIES

     7.1.   GENERAL REPRESENTATIONS AND WARRANTIES.  To induce
Lender to enter into this Agreement and to make advances hereunder, Borrower warrants and represents to Lender and covenants with Lender that:

                      7.1.1.    ORGANIZATION AND QUALIFICATION.
Each of Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Borrower and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation in each state or jurisdiction listed on SCHEDULE 7.1.1 hereto and, to the best of Borrower's knowledge and belief, in all other states and jurisdictions where the character of its Properties or the nature of its activities make such qualification necessary.

                      7.1.2.    CORPORATE POWER AND AUTHORITY.
Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of Borrower or any of its Subsidiaries; (ii) contravene Borrower's charter, articles or certificate of incorporation or by-laws; (iii) violate, or cause Borrower to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries.

                      7.1.3.    LEGALLY ENFORCEABLE AGREEMENT.
This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of Borrower enforceable against it in accor-dance with its respective terms.

                      7.1.4.    CAPITAL STRUCTURE.  SCHEDULE
7.1.4 hereto states (i) the correct name of each of the Subsidiaries of Borrower, its jurisdiction of incorporation and the percentage of its Voting Stock owned by Borrower, (ii) the name of each of Borrower's corporate or joint venture Affiliates and the nature of the affiliation, (iii) the number, nature and holder of all outstanding Securities of Borrower and (iv) the number of authorized, issued and treasury shares of Borrower and each Subsidiary of Borrower. Except as provided in SCHEDULE
7.1.4 hereto, Borrower has good title to all of the shares it purports to own of the stock of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such shares have been duly issued and are fully paid and non-assessable. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Securities or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of Borrower or any of its Subsidiaries. There are no outstanding agreements or instruments binding upon any of Borrower's shareholders relating to the ownership of its shares of capital stock.

                      7.1.5.    CORPORATE NAMES.  Neither
Borrower nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names except those listed on
SCHEDULE 7.1.5 hereto. Except as set forth on SCHEDULE 7.1.5, neither Borrower nor any of its Subsidiaries has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

                      7.1.6.    BUSINESS LOCATIONS; AGENT FOR
PROCESS. Each of Borrower's and its Subsidiaries' chief executive office and other places of business are as listed on
SCHEDULE 7.1.6 hereto. During the preceding five-year period, neither Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process other than as listed on SCHEDULE 7.1.6.

                      7.1.7.    TITLE TO PROPERTIES; PRIORITY OF
LIENS. Each of Borrower and its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Borrower has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of Borrower's Properties that is not a Permitted Lien. The Liens granted to Lender under Section 5 hereof are first priority Liens, subject only to those Permitted Liens which are expressly stated to have priority over the Liens of Lender.

                      7.1.8.    FINANCIAL STATEMENTS; FISCAL
YEAR. The Consolidated and consolidating balance sheets of Borrower and such other Persons described therein (including the accounts of all Subsidiaries of Borrower for the respective periods during which a Subsidiary relationship existed) as of December 31, 1995, and the related statements of income, changes in stockholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly the financial positions of Borrower and such Persons at such dates and the results of Borrower's operations for such periods. Since September 30, 1995, there has been no material change in the condition, financial or otherwise, of Borrower and such other Persons as shown on the Consolidated balance sheet as of such date, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. The fiscal year of Borrower and each of its Subsidiaries ends on December 31 of each year.

                      7.1.9.    FULL DISCLOSURE.  The financial
statements referred to in Section 7.1.8 hereof do not, nor does this Agreement or any other written statement of Borrower to Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact or circumstances which Borrower has failed to disclose to Lender in writing and which may reasonably be expected to have a Material Adverse Effect.

                      7.1.10.  SOLVENT FINANCIAL CONDITION.  Each
of Borrower and its Subsidiaries is now and, after giving effect to the Loans to be made hereunder, at all times will be, Solvent.

                      7.1.11.  SURETY OBLIGATIONS.  Except as set
forth on SCHEDULE 7.1.11 hereto, neither Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any other Person.

                      7.1.12.  TAXES.  The federal tax
identification number of each of Borrower and each of Borrower's Subsidiaries is shown on SCHEDULE 7.1.12 hereto. Borrower is a part of a consolidated group comprised of Parent, Capital Bank and Affiliates thereof described in the Tax Allocation Agreement (the "Tax Group"), that has filed all federal, state and local tax returns and other reports the Tax Group is required by law to file and has paid, or made provision for the payment of, all Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Borrower and its Subsidiaries are adequate to cover that portion of Taxes owing by Borrower and its Subsidiaries as allocated pursuant to the Tax Allocation Agreement for all years not closed by applicable statutes, and for its current fiscal year.

                      7.1.13.  BROKERS.  Except for a one-time
fee in an amount equal to the greater of .25% of the maximum amount that Borrower is entitled to borrow under the Loan Agreement on the date hereof or $100,000 payable to Broker by Borrower, there are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

                      7.1.14.  PATENTS, TRADEMARKS, COPYRIGHTS
AND LICENSES. With the exception of Borrower's federally registered service mark which is owned by Parent, each of Borrower and its Subsidiaries owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any conflict with the rights of others. All such patents, trademarks, service marks, trade names, copyrights, licenses and other similar rights are listed on SCHEDULE 7.1.14 hereto.

                      7.1.15.  GOVERNMENTAL CONSENTS.  Borrower
and its Subsidiaries has, and is in good standing with respect to, all Governmental Approvals necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it.

                      7.1.16.  COMPLIANCE WITH LAWS.  Each of
Borrower and its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of ERISA, Environmental Laws and all Applicable Law and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation. Each of Borrower and its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance with all federal, state and local laws, rules and regulations applicable to it.

                      7.1.17.  RESTRICTIONS.  Neither Borrower
nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Debt, other than as provided in the Securitization Documents (with respect to which any consent required thereby has been obtained) and as set forth on SCHEDULE
7.1.17 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by Borrower or any of its Subsidiaries, as applicable.

                      7.1.18.  LITIGATION.  Except as set forth
on SCHEDULE 7.1.18 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrower, threatened, against or affecting Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of Borrower or any of its Subsidiaries, none of which if resolved adversely to Borrower or its Subsidiaries would have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal.

                      7.1.19.  NO DEFAULTS.  No event has
occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or Borrower's performance hereunder, constitute a Default or an Event of Default. Neither Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes, or which with the passage of time or the giving of notice or both would constitute, a default in the payment of any Debt to any Person for Money Borrowed.

                      7.1.20.  LEASES.  Except for miscellaneous
leases of office Equipment entered into in the ordinary course of Borrower's business, SCHEDULE 7.1.20 hereto is a complete listing of all capitalized leases and operating leases of Borrower and its Subsidiaries on the date hereof. Each of Borrower and its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases.

                      7.1.21.  PENSION PLANS.  Except as
disclosed on SCHEDULE 7.1.21 hereto, neither Borrower nor any of its Subsidiaries has any Plan on the date hereof. The Plan in which Borrower and each of its Subsidiaries participates is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect thereto. No fact or situation that could result in a material adverse change in the financial condition of Borrower exists in connection with such Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

                      7.1.22.  LABOR RELATIONS.  Except as
described on SCHEDULE 7.1.22 hereto, neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement on the date hereof. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

     7.2. CONTINUOUS NATURE OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of Borrower's or its Subsidiaries' business or operations that would not have a Material Adverse Effect or would not render the information in any exhibit attached hereto either inaccurate, incomplete or misleading, so long as Lender has consented to such changes or such changes are expressly permitted by this Agreement. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only to a specific date shall be deemed made only at and as of such date.

     7.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8.  COVENANTS AND CONTINUING AGREEMENTS

     8.1. AFFIRMATIVE COVENANTS. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

                      8.1.1.    VISITS AND INSPECTIONS.  Unless
access to the Properties of Borrower is not possible due to the occurrence of a natural disaster, permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower and each of its Subsidiaries, inspect, audit and make extracts from Borrower's books and records, and discuss with Borrower's officers, its employees and its independent accountants Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations. In the event of inaccessibility to the Properties of Borrower due to such a natural disaster, Borrower shall afford Lender such access to the Properties of Borrower as soon as possible under the circumstances.

                      8.1.2.    NOTICES.  Notify Lender in
writing (i) of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading; (ii) promptly after Borrower's learning thereof, of the commencement of any litigation having a Material Adverse Effect on Borrower or any of its Properties, whether or not the claim is considered by Borrower to be covered by insurance, and of the institution of any administrative proceeding which if determined adversely to Borrower would have a Material Adverse Effect; (iii) at least 30 days prior thereto, of Borrower's opening of any new office or place of business or Borrower's closing of any existing office or place of business;
(iv) promptly after Borrower's learning thereof, of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound; (v) promptly after Borrower's learning thereof, of any material default by any Loan Party under any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of Borrower exceeding $2,000,000; (vi) promptly after the occurrence thereof, of any Default or Event of Default; (vii) promptly after the occurrence thereof, of any default by any obligor under any note or other evidence of Debt payable to Borrower; (viii) promptly after the rendition thereof, of any judgment rendered against any Loan Party in an amount exceeding $1,000,000; (ix) at least 2 Business Days prior thereto, of any designation of Additional Accounts (as defined in Securitization Documents) or any other action that would cause the contribution, transfer, assignment or other conveyance of Property of Borrower to CF Funding, the Trust or any other Person under or in connection with the Securitization Documents with respect to any Person that is not identified on SCHEDULE I to the Intercreditor Agreement as in effect on the Closing Date; and (x) at least 2 Business Days prior to the sooner to occur of the execution and delivery thereof by all parties thereto or the effective date thereof, of any proposed amendment or modification of, or supplement to, any of the Securitization Documents, which notification shall be accompanied by a true, correct and complete copy of the proposed amendment, modification or supplement.

                      8.1.3.    FINANCIAL STATEMENTS.  Keep, and
cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrower's certified public accountants concur in any change therein and such change is disclosed to Lender and is consistent with GAAP):

                      (i)  not later than 90 days after the close
     of each fiscal year of Borrower, unqualified audited financial statements of Borrower and its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrower but reasonably acceptable to Lender (except for a qualification for a change in accounting principles with which the accountant concurs);

                      (ii) not later than 30 days after the end of each month hereafter, including the last month of Borrower's fiscal year, unaudited interim financial statements of Borrower and its Subsidiaries as of the end of such month and of the portion of Borrower's financial year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the Consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

                      (iii)     promptly after the sending or
     filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

                      (iv) promptly after the filing thereof,
     copies of any annual report to be filed in accordance with ERISA in connection with each Plan; and

                      (v)  such other data and information
     (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower's and each of its Subsidiaries' financial condition or results of operations.

            Concurrently with the delivery of the financial statements described in clause (i) of this Section 8.1.3, Borrower shall forward to Lender a copy of the accountants' letter to Borrower's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Lender a certificate of the aforesaid certified public accountants certifying to Lender that, based upon their examination of the financial statements of Borrower and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof, and acknowledging, in a manner reasonably satisfactory to Lender, that they are aware that Lender is relying on such financial statements in making its decisions with respect to the Loans. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 8.1.3, or more frequently if requested by Lender, Borrower shall cause to be prepared and furnished to Lender a Compliance Certificate in the form of EXHIBIT A hereto executed by the chief financial officer of Borrower.

                      8.1.4.    TRANSACTION DOCUMENTS.  Include
in each Transaction Document executed and delivered subsequent to the Closing Date language providing that, subject to any restrictions upon the assignment thereof by the Designated Obligor, such Transaction Document shall be binding upon and inure to the benefit of any and all successors and assigns of the parties thereto, and exercise its best efforts to include such language in any Transaction Document in existence on the Closing Date that does not expressly purport to be binding upon the successors and assigns of the parties thereto pursuant to a written amendment or modification of any such Transaction Document.

                      8.1.5.    GUARANTOR FINANCIAL STATEMENTS.
Deliver or cause to be delivered to Lender financial statements for each Guarantor in form and substance reasonably satisfactory to Lender at such intervals and covering such time periods as Lender may reasonably request.

                      8.1.6.    PROJECTIONS.  No later than 30
days after the end of each fiscal year of Borrower, deliver to Lender Projections of Borrower for the forthcoming fiscal year, month by month.

                      8.1.7.    TAXES.     Pay and discharge, and
cause each Subsidiary to pay and discharge, all Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

                      8.1.8.    COMPLIANCE WITH LAWS.  Comply,
and cause each Subsidiary to comply, with all Applicable Law, including all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and all ERISA and Environmental Laws, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, which violation or failure to obtain might have a Material Adverse Effect.

                      8.1.9.    INSURANCE.  In addition to the
insurance required herein with respect to the Collateral, maintain, with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including business interruption, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the business of Borrower or as otherwise reasonably required by Lender.

                      8.1.10.  COMPUTER SYSTEM.  Other than
computer hardware and related products leased by Borrower pursuant to the GECC Lease, all computer hardware, related products and software that is used by Borrower to track, determine the aging of, organize, or that otherwise relates to, Borrower Advances shall at all times be owned by Borrower and shall not be subject to any Lien or other interest other than a Lien in favor of Lender and certain rights of Trustee under the Software License Agreement and the Securitization Agreement.

                      8.1.11.  SENIOR SECURITY INTEREST.  For so
long as any Borrower Advance is owing by a Designated Obligor to Borrower or a Transaction Document between a Designated Obligor and Borrower is in effect, Borrower shall take all steps necessary to maintain a Senior Security Interest in such Designated Obligor's Properties, subject to Liens that may arise by operation of Applicable Law.

                      8.1.12.  POLICY AND PROCEDURE MANUALS.
Prepare, distribute and implement the policies and procedures set forth in a policies and procedures manual (i) for Borrower's operations relating to Healthcare Advances on or before June 30, 1996, and (ii) for Borrower's operations relating to ABL Advances within 6 months following the employment of an officer of Borrower to manage and oversee Borrower's operations relating to ABL Advances, but in all events on or before December 31, 1996.

                      8.1.13.  LIQUIDITY.

                      (i)  Maintain in full force and effect with
     Capital Holding, or any other bank or financial institution on terms similar to the terms of the Capital Holding Line of Credit, an unsecured line of credit which, when aggregated with amounts realized in connection with any initial public offering of the stock of Capital Holding or Borrower after the Closing Date, is in an amount not less than $50,000,000.

                      (ii) Maintain Liquidity of at least
     $25,000,000.

     8.2. NEGATIVE COVENANTS. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless Lender has first consented thereto in writing, it will not:

                      8.2.1.    MERGERS; CONSOLIDATIONS.  Enter
into any transaction to merge, consolidate or amalgamate with any Person, or liquidate, wind up or dissolve itself, except mergers or consolidations of any Subsidiary with another Subsidiary of Borrower.

                      8.2.2.    LOANS.  Make, or permit any
Subsidiary of Borrower to make, any loans or other advances of money to any Person other than (i) for salary, travel advances, advances against commissions and other similar advances in the ordinary course of Borrower's business, (ii) loans or other advances of money to Obligors in the ordinary course of Borrower's business and (iii) loans or other advances made from time to time relating to the Securitization Documents.

                      8.2.3.    TOTAL DEBT.  Create, incur,
assume, or suffer to exist, or permit any Subsidiary of Borrower to create, incur or suffer to exist, any Debt, except:

                      (i)  Obligations owing to Lender;

                      (ii) Subordinated Debt existing on the date of this Agreement;

                      (iii)     Debt outstanding from time to
     time under the Capital Holding Line of Credit;

                      (iv) Debt that is unsecured and outstanding from time to time under any unsecured line of credit, whether in replacement of or in addition to the Capital
     Holding Line of Credit;

                      (v)  Securitization Debt existing on or
     after the date of this Agreement;

                      (vi) Debt of any Subsidiary of Borrower to Borrower;

                      (vii)     accounts payable to trade
     creditors and current operating expenses (other than for Money Borrowed) which are not aged more than 120 days from billing date or more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being Properly Contested;

                      (viii)    obligations to pay Rentals
     permitted by Section 8.2.12;

                      (ix) Purchase Money Debt of Borrower
     secured by a Purchase Money Lien;

                      (x)  contingent liabilities arising out of
     endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

                      (xi) Debt not included in paragraphs (i) through (viii) above which does not exceed at any time, in the aggregate, the sum of $1,000,000.

Borrower shall not incur any Debt to Capital Bank, except for nominal fees and charges arising from Borrower's routine banking relationship with Capital Bank unless, prior to the incurrence by Borrower of any such Debt to Capital Bank, Capital Bank shall have executed and delivered to Lender an agreement that, among other things, establishes that Capital Bank shall not set off any amounts of Borrower in the Deposit Accounts or any other accounts of Borrower maintained with Capital Bank, and that is in all respects acceptable to Lender.

                      8.2.4.    AFFILIATE TRANSACTIONS.  Enter
into, or be a party to any transaction with any Affiliate or stockholder, except: (i) the transactions contemplated by the Loan Documents; (ii) payment of customary directors' fees and indemnities; (iii) transactions with Affiliates that were consummated prior to the date hereof; (iv) in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Lender; and (v) subject to the provisions of Section 8.2.18, transactions contemplated by the Securitization Documents from time to time.

                      8.2.5.    LIMITATION ON LIENS.  Create or
suffer to exist, or permit any Subsidiary of Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

                      (i)  Liens at any time granted in favor of
     Lender;

                      (ii) Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) incurred in the ordinary course of Borrower's business and not yet due or being Properly Contested;

                      (iii)     Liens arising in the ordinary
     course of Borrower's business by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required or the Debt secured by any such Lien is being Properly Contested and such Liens do not materially detract from the value of the Property of Borrower or materially impair the use thereof in the operation of Borrower's business;

                      (iv) Purchase Money Liens securing Purchase
     Money Debt of Borrower;

                      (v)  Liens arising by virtue of the
     rendition, entry or issuance against Borrower, or any Property of Borrower, of any judgment, writ, order, or decree for so long as each such Lien is in existence for less than 30 consecutive days after it first arises and is at all times junior in priority to the Liens in favor of Lender or is being Properly Contested;

                      (vi) such other Liens as appear on SCHEDULE
     8.2.5 hereto;

                      (vii)     Liens securing Debt of a
     Subsidiary of Borrower to Borrower or another Subsidiary of Borrower;

                      (viii)    Liens arising under or in
connection with the Securitization Documents, provided that such Liens do not encumber any of the Collateral; and

                      (ix) such other Liens as Lender may
     hereafter approve in writing.

                      8.2.6.    SUBORDINATED DEBT.  Make, or
permit any Subsidiary of Borrower to make, any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the Subordination Agreement relative thereto.

                      8.2.7.    DISTRIBUTIONS.  Declare or make,
or permit any Subsidiary of Borrower to declare or make, any Distributions at any time that a Default or Event of Default exists or would occur as the result of the making of any such Distribution.

                      8.2.8.    RESERVED.

                      8.2.9.    DISPOSITION OF ASSETS.  Sell,
lease or otherwise dispose of any of, or permit any Subsidiary of Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except: (i) a transfer of Property to Borrower by a Subsidiary of Borrower; (ii) dispositions expressly authorized by this Agreement; (iii) sales, assignments, transfers, conveyances or advances to, or contributions to the capital of, CF Funding by Borrower of Property other than Collateral pursuant to the Contribution and Sale Agreement or the Trust by CF Funding of Property other than Collateral pursuant to the Securitization Agreement;; or (iv) dispositions of any other Property other than Collateral at any time that a Default or Event of Default does not exist.

                      8.2.10.  STOCK OF SUBSIDIARIES.  At any
time that a Default or Event of Default exists, permit any of its Subsidiaries to issue any additional shares of its capital stock except director's qualifying shares.

                      8.2.11.  RESTRICTED INVESTMENT.  Make or
have, or permit any Subsidiary of Borrower to make or have, any Restricted Investment; PROVIDED, HOWEVER, that for so long as no Default or Event of Default exists, Borrower may, subject to
Section 8.2.15, make or have, any Restricted Investment.

                      8.2.12.  LEASES.  Become, or permit any
Subsidiary of Borrower to become, a lessee under any operating lease (other than a lease under which Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of 12 consecutive months under the lease in question and all other leases under which Borrower or any of its Subsidiaries is then lessee would exceed $2,000,000. The term "Rentals" means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

                      8.2.13.  FISCAL YEAR.  Establish a fiscal
year of Borrower and its subsidiaries other than the 12-month period ending December 31 of each year.

                      8.2.14.  CORPORATE DOCUMENTS.  Amend,
modify or otherwise change any of the terms or provisions in any of Borrower's corporate charter, Articles of Incorporation, By-laws, or other governing documents as in effect on the Closing Date, except for changes that do not affect in any way Borrower's or such Subsidiary's rights and obligations to enter into and to perform the Loan Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

                      8.2.15.  CONDUCT OF BUSINESS.  Engage in
any business other than the business engaged in by it on the Closing Date and any other type of financing business or activities which are substantially similar, related or incidental thereto.

                      8.2.16.  TRANSACTION DOCUMENTS.
Subordinate any Lien securing any Borrower Advance to the Lien of another Person, subordinate all or any part of any Borrower Advance to the Debt of another Person, forgive all or any part of any Borrower Advance, release any collateral or other security for any Borrower Advance (except as expressly provided in the Transaction Documents applicable thereto) or release any Solvent guarantor of the payment or performance of all or any part of any Borrower Advance.

                      8.2.17.  SALE OF PARTICIPATIONS.  Convey,
assign, transfer or sell a participation in any Borrower Advance or the Transaction Documents relating thereto, except to the extent that each of the following conditions has been fully satisfied: (i) no Default or Event of Default exist at the time of are would result from the conveyance, assignment, transfer or sale of a participation in such Borrower Advance; (ii) Borrower gives Lender at least five (5) days prior written notice of Borrower's intent to convey, assign, transfer or sell a participation in any Borrower Advance; (iii) no Out-of-Formula Condition exists at the time or would result from such conveyance, assignment, transfer or sale of a participation in a Borrower Advance that would not be cured or eliminated by payment of the purchase price therefor by Borrower to Lender, and said purchase price therefor promptly is paid by Borrower to Lender in immediately available funds; and (iv) the participation or other interest conveyed, assigned, transferred or sold in any Borrower Advance does not provide for payment thereof on a preferred or priority basis or provide for a priority right to the distribution of proceeds of collateral or other security for the Borrower Advance, but, rather, is to be paid on a pro rata basis in relation to Borrower's interest in the Borrower Advance.

                      8.2.18.  SECURITIZATION DOCUMENTS.
Designate, contribute, transfer, assign or otherwise convey any of the Collateral to CF Funding, the Trust or any other Person under or in connection with the Securitization Documents.

                      8.2.19.  BOOKS AND RECORDS.  Move or
relocate books and records pertaining to any of the Collateral from Borrower's chief executive office and principal place of business.

     8.3. SPECIFIC FINANCIAL COVENANTS. During the term of this Agreement, and thereafter for so long as there are any Obligations outstanding, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

                      8.3.1. PROFITABILITY.  Achieve Consolidated
Net Income of not less than the amount shown below for the period corresponding thereto:

[CAPTION]


                 Period                         Amount

     The first fiscal quarter of                $  840,000
     Borrower beginning January 1
     of each year and ending March
     31 of the same year

     The first two fiscal quarters              $2,165,000
     of Borrower beginning January 1
     of each year and ending June 30
     of the same year

     The first three fiscal quarters            $3,664,000
     of Borrower beginning January 1
     of each year and ending September
     30 of the same year

     Each fiscal year of Borrower,              $5,200,000
     commencing with the fiscal year of
     Borrower ending December 31, 1996



                      8.3.2.    DEBT TO NET WORTH RATIO.
Maintain at all times a Debt to Net Worth Ratio of not less than 1 to 1.

                      8.3.3.    CASH FLOW.  Achieve Consolidated
Cash Flow of more than $1 for each fiscal quarter of Borrower.


SECTION 9.  CONDITIONS PRECEDENT

     9.1. CONDITIONS PRECEDENT TO INITIAL LOANS. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this Agreement, Lender shall not be required to make the initial Loans requested by Borrower unless, on or before April 15, 1996, each of the following conditions has been and continues to be satisfied:

                      9.1.1.    DOCUMENTATION.  Lender shall have
received, in form and substance satisfactory to Lender and its counsel, a duly executed counterpart of this Agreement and the other Loan Documents, including the Intercreditor Agreement, together with such additional documents, instruments and certificates as Lender and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Lender and its counsel.

                      9.1.2.    EVIDENCE OF PERFECTION AND
PRIORITY OF LIENS IN COLLATERAL. Lender shall have received copies of all filing receipts or acknowledgments issued by any governmental authority to evidence any filing or recordation necessary to perfect the Liens of Lender in the Collateral and evidence in form satisfactory to Lender that such Liens constitute valid and perfected security interests and Liens, and that there are no other Liens upon any Collateral except for Permitted Liens.

                      9.1.3.    ARTICLES OF INCORPORATION.
Lender shall have received a copy of the Articles or Certificate of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of Borrower's incorporation.

                      9.1.4.    GOOD STANDING CERTIFICATES.
Lender shall have received good standing certificates for Borrower, issued by the Secretary of State or other appropriate official of Borrower's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's business activities or ownership of its Property necessitates qualification.

                      9.1.5.    OPINION LETTER.  Lender shall
have received (a) a favorable, written opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., counsel to Borrower, as to the transactions contemplated by this Agreement, to be in substantially the form of EXHIBIT B hereto, and (b) a favorable, written opinion of Milbank, Tweed, Hadley & McCloy as to the compliance of the transactions contemplated by this Agreement with the Securitization Documents.

                      9.1.6.    INSURANCE.  Lender shall have
received copies of the casualty insurance policies of Borrower, together with loss payable endorsements on Lender's standard form of loss payee endorsement naming Lender as loss payee and copies of Borrower's liability insurance policies, together with endorsements naming Lender as a co-insured.

                      9.1.7.    DISBURSEMENT LETTER.  Lender
shall have received written instructions from Borrower directing application of proceeds of the initial Loans made pursuant to this Agreement, and an initial Borrowing Base Certificate from Borrower, in form satisfactory to Lender.

     9.2. CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this Agreement, Lender shall not be required to make any Loan or otherwise extend any credit or other financial accommodations to or for the benefit of Borrower, unless and until each of the following conditions has been and continues to be satisfied:

                      9.2.1.    NO DEFAULT.  No Default or Event
of Default shall exist.

                      9.2.2.    SATISFACTION OF CONDITIONS IN
OTHER LOAN DOCUMENTS. Each of the conditions precedent set forth in any other Loan Document shall have been and shall remain satisfied.

                      9.2.3.    NO LITIGATION.  No action,
proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

                      9.2.4.    MATERIAL ADVERSE EFFECT.  No
event shall have occurred and no condition shall exist which has or may be reasonably likely to have a Material Adverse Effect.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

     10.1. EVENTS OF DEFAULT. The occurrence of any one or more of the following events or conditions shall constitute an "Event of Default":

                      10.1.1.  PAYMENT OF OBLIGATIONS.  Borrower
shall fail to pay any of the Obligations on the due date thereof
(whether due at stated maturity, on demand, upon acceleration or otherwise).

                      10.1.2.  MISREPRESENTATIONS.  Any
representation, warranty or other statement made or furnished to Lender by or on behalf of Borrower, or any Subsidiary of Borrower, or any Subsidiary of Borrower, or Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 7.2 hereof.

                      10.1.3.  BREACH OF SPECIFIC COVENANTS.
Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 6.2.1, 8.1.1, 8.1.3, 8.2 or
8.3 hereof on the date that Borrower is required to perform, keep or observe such covenant.

                      10.1.4.  BREACH OF OTHER COVENANTS.
Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Lender's satisfaction within 15 days after the sooner to occur of Borrower's receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any officer of Borrower; PROVIDED, HOWEVER, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 15 day period, or which has been the subject of a prior failure within the preceding 180 days, or which is a willful and knowing breach by Borrower.

                      10.1.5.  DEFAULT UNDER SECURITY
DOCUMENTS/OTHER AGREEMENTS. Any event of default shall occur under, or Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.

                      10.1.6.  OTHER DEFAULTS.  There shall occur
any default or event of default on the part of Borrower under any agreement, document or instrument to which Borrower is a party or by which Borrower or any of its Property is bound, creating or relating to any Debt (other than the Obligations) if (i) such Debt is Subordinated Debt, Securitization Debt or the Capital Holding Line of Credit or (ii) the payment or maturity of such Debt is accelerated in consequence of such event of default or demand for payment of such Debt is made.

                      10.1.7.  UNINSURED LOSSES.  Any material
loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Lender shall have permitted) by insurance.

                      10.1.8. INSOLVENCY AND RELATED PROCEEDINGS.
Any Loan Party shall cease to be Solvent or any Insolvency Proceeding shall be commenced by or against any Loan Party (if against an Loan Party, the continuation of such proceeding for more than 30 days), or any Loan Party shall make any offer of settlement, extension or composition to such unsecured creditors generally.

                      10.1.9. BUSINESS DISRUPTION; CONDEMNATION.
There shall occur a cessation of a substantial part of the business of Borrower, any Subsidiary of Borrower or any Guarantor for a period which may be reasonably expected to have Material Adverse Effect; or Borrower, any Subsidiary of Borrower or any Guarantor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower, such Subsidiary or such Guarantor which is necessary to the continued or lawful operation of its business and such license or permit shall not have been reinstated on or before the thirtieth day after the loss or revocation thereof; or Borrower, any Subsidiary of Borrower or any Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which Borrower or Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term; or any material part of the Collateral shall be taken through condemnation or the value of such Property shall be materially impaired through condemnation.

                      10.1.10. ERISA. A Reportable Event shall occur which Lender, in its sole discretion, shall determine in good faith constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower, any Subsidiary of Borrower or any Guarantor is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower's or such Guarantor's complete or partial withdrawal from such Plan.

                      10.1.11. CHALLENGE TO AGREEMENT. Borrower, any Subsidiary of Borrower or any Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender.

                      10.1.12. REPUDIATION OF OR DEFAULT UNDER
GUARANTY AGREEMENT. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

                      10.1.13. CRIMINAL FORFEITURE. Borrower or any Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of Borrower or any Guarantor.

                      10.1.14.  BANK RANKING.  Capital Bank is
assigned a Thomson BankWatch Ranking of 4 or greater at a time when Borrower is a wholly-owned Subsidiary of Capital Bank.

     10.2. ACCELERATION OF THE OBLIGATIONS. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with Section 3.2 hereof, upon or at any time after the occurrence of an Event of Default, all or any portion of the Obligations shall, at the option of Lender and without presentment, demand protest or further notice by Lender, become at once due and payable and Borrower shall forthwith pay to Lender, the full amount of such Obligations; PROVIDED, HOWEVER, that upon the commencement of an Insolvency Proceeding by Borrower, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Lender.

     10.3. OTHER REMEDIES. Upon and after the occurrence of an Event of Default, Lender shall have and may exercise from time to time the following rights and remedies:

                      10.3.1.  All of the rights and remedies of
a secured party under the Code or under other Applicable Law, and all other legal and equitable rights to which Lender may be entitled under any of the Loan Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

                      10.3.2.  The right to take immediate
possession of the Collateral, and to (i) require Borrower to assemble the Collateral, at Borrower's expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrower, then Borrower agrees not to charge Lender for storage thereof).

                      10.3.3.  The right to sell or otherwise
dispose of all or any Collateral in its then condition, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable. Borrower agrees that any requirement of notice to Borrower of any proposed public or private sale or other disposition of Collateral by Lender shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the reasonable costs and expenses, and attorneys' fees, incurred by Lender in collecting the Obligations, in enforcing the rights of Lender under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to Lender therefor.


Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit.

     10.4. SETOFF. In addition to any Liens granted under any of the Loan Documents and any rights now or hereafter available under Applicable Law, Lender is hereby authorized by Borrower at any time that an Event of Default exists, without notice to Borrower or any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits, general or special (including Debt evidenced by certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by Lender or its Affiliates to or for the credit or the account of Borrower against and on account of the Obligations of Borrower arising under the Loan Documents to Lender, including all Loans and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Lender shall have made any demand hereunder or (ii) Lender shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured.

     10.5. REMEDIES CUMULATIVE; NO WAIVER. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Lender or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Lender to require strict performance by Borrower of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

SECTION 11. MISCELLANEOUS

     11.1. AGENCY AGREEMENT. Borrower will execute and deliver the Agency Agreement on the Closing Date.

     11.2. INDEMNITY. Borrower hereby agrees to indemnify and defend Lender and hold Lender harmless from and against any Claims against Lender (including reasonable attorneys' fees and legal expenses) as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. In addition, Borrower shall indemnify and defend Lender against and save Lender harmless from all Claims of any Person with respect to the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any Claims asserted against Lender by any Person under any Environmental Laws or similar laws by reason of Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Additionally, if any Taxes (excluding taxes imposed upon or measured solely by the net income of Lender, but including, any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Lender, Borrower or any Guarantor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal, state, foreign or local statute, rule or regulation, Borrower will pay (or will promptly reimburse Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Lender harmless from and against liability in connection therewith. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 11.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

     11.3. MODIFICATION OF AGREEMENT; SALE OF INTEREST. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender. Borrower may not sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder. Lender may not participate, sell, assign, transfer or otherwise dispose of this Agreement or any of the other Loan Documents, or of any portion hereof or thereof, including Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder, without the prior written consent of Borrower. In the case of an assignment to which Borrower has provided its written consent, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were "Lender" hereunder and Lender shall be relieved of all obligations hereunder upon any such assignment. Borrower agrees that it will use its best efforts to assist and cooperate with Lender in any manner reasonably requested by Lender to effect the sale of participations in or assignments of any of the Loan Documents or any portion thereof or interest therein to which Borrower has provided its written consent, including assisting in the preparation of appropriate disclosure documents. Borrower further agrees that Lender may disclose credit information regarding Borrower and its Subsidiaries, if any, to any potential participant or assignee with respect to which Borrower has provided its prior written consent.

     11.4. SEVERABILITY. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.5.  SUCCESSORS AND ASSIGNS.  This Agreement, the Other
Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrower and Lender permitted under Section 11.3 hereof.

     11.6. CUMULATIVE EFFECT; CONFLICT OF TERMS. The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in Section 3.2 hereof and except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

     11.7. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     11.8. NOTICE. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission and shall be deemed to have been validly served, given or delivered when delivered against receipt or 5 Business Days after deposit in the U.S. mail, postage prepaid, or, in the case of facsimile transmission, when received at the office where the noticed party's telecopier is located, in each case addressed as follows:

     If to Lender:         Fleet Capital Corporation
                           300 Galleria Parkway, N.W., Suite 800
                           Atlanta, Georgia  30339
                           Attention:  Loan Administration
Manager
                           Facsimile No.:  (404) 859-2483

     With a copy to:  Parker, Hudson, Rainer & Dobbs
                           1500 Marquis Two Tower
                           285 Peachtree Center Avenue
                           Atlanta, Georgia  30303
                           Attention:  C. Edward Dobbs
                           Facsimile No.: (404) 522-8409

     If to Borrower:  Capital Factors, Inc.
                           1799 West Oakland Park Boulevard
                           Fort Lauderdale, Florida  33311
                           Attention:  President
                           Facsimile No.: (954) 730-2910

     With a copy to:  Capital Factors, Inc.
                           1799 West Oakland Park Boulevard
                           Fort Lauderdale, Florida  33311
                           Attention:  Michael G. Levine,
                                        Senior Vice President
                                        and Corporate Counsel
                           Facsimile No.: (954) 497-3136


or to such other address as each party may designate for itself by notice given in accordance with this Section 11.8; PROVIDED, HOWEVER, that any notice, request or demand to or upon Lender pursuant to Section 3.1.1 or 4.2.2 hereof shall not be effective until received by Lender. Any written notice or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

     11.9. CONFIDENTIALITY. All non-public, confidential or proprietary information of, and documentation relating to, Borrower, including the Software (as defined in the License Agreement) and the Securitization Documents (the "Confidential Information"), shall be held in confidence by Lender to the same extent and in at least the same manner as Lender protects its own confidential or proprietary information. Lender shall not disclose, publish, release, transfer or otherwise make available any Confidential Information in any form to, or for the use or benefit of, any Person without Borrower's written consent.
Lender shall, however, be permitted to disclose relevant aspects of the Confidential Information to its officers, agents, Affiliates, representatives, attorneys and employees to the extent that such disclosure is necessary to the performance of its duties and obligations or the exercise of any of its rights or remedies under any of the Loan Documents, provided that Lender shall take all reasonable measures to ensure that the Confidential Information is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, Affiliates, representatives, attorneys and employees. The obligations in this Section 11.9 shall not (i) restrict any disclosure by Lender pursuant to any Applicable Law or by order of any court or government agency, or as the result of legal compulsion by oral questioning, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process (provided that Lender shall endeavor to give such notice thereof to Borrower as may be reasonable under the circumstances), (ii) restrict any disclosure by Lender to the extent necessary to enforce any of the Obligations or realize upon any of the Collateral; or (iii) apply with respect to information that (a) is independently developed by Lender or otherwise was available to Lender on a non-confidential basis prior to disclosure by Borrower, (b) is or becomes generally available to the public or any segment thereof (other than through unauthorized disclosure by Lender) or (c) becomes available to Lender on a non-confidential basis from a source, other than Borrower, who is not bound to Borrower to keep such information confidential. Notwithstanding any contrary provision of this Agreement, the obligation of Lender under this
Section 11.9 shall survive the payment in full of the Obligations and termination of this Agreement.

     11.10. RESERVED.

     11.11. TIME OF ESSENCE. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

     11.12. ENTIRE AGREEMENT; APPENDIX A AND EXHIBITS. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Appendix A and each of the Exhibits attached hereto are incorporated into this Agreement and by this reference made a part hereof.

     11.13. INTERPRETATION. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

     11.14. GOVERNING LAW; CONSENT TO FORUM. This Agreement has been negotiated, executed and delivered at and shall be deemed to have been made in Atlanta, Georgia. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia; PROVIDED, HOWEVER, that if any of the Collateral shall be located in any jurisdiction other than Georgia, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Lender's Lien upon such Collateral and the enforcement of Lender's other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of Georgia. As part of the consideration for new value received, and regardless of any present or future domicile or principal place of business of Borrower or Lender, Borrower hereby consents and agrees that the Superior Court of Fulton County, Georgia, or, at Lender's option, the United States District Court for the Northern District of Georgia, Atlanta Division, shall have jurisdiction to hear and determine any claims or disputes between Borrower and Lender pertaining to this Agreement or to any matter arising out of or related to this Agreement. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such Court, and Borrower hereby waives any objection which Borrower may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such Court. Nothing in this Agreement shall be deemed or operate to affect the right of Lender to serve legal process in any other manner permitted by law, or to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

     11.15. WAIVERS BY BORROWER. BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (II) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD;
(III) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL; AND (IV) NOTICE OF ACCEPTANCE HEREOF. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.



                 [Signatures on following page]

















































     IN WITNESS WHEREOF, this Agreement has been duly executed in Atlanta, Georgia, as of the day and year specified at the beginning of this Agreement.

ATTEST:                                    CAPITAL FACTORS, INC.
                                           ("Borrower")


/s/ Unreadable                        By: /s/ John Kiefer
Assistant Secretary
[CORPORATE SEAL]                      Title: President



                                           Accepted in Atlanta,
                                           Georgia:

                                      FLEET CAPITAL CORPORATION
                                      ("Lender")


                                      By: /s/ Not Readable
                                      Title: Not Readable
































                           APPENDIX  A

                      GENERAL  DEFINITIONS


            When used in the Loan and Security Agreement dated as of March 4, 1996, by and between FLEET CAPITAL CORPORATION and
CAPITAL FACTORS, INC., the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

            ABL ADVANCES - Borrower Advances that are not
     Healthcare Advances.

            ACCOUNT - shall have the meaning given to "account" in the Code.

            ACCOUNT DEBTOR - any Person who is or may become obligated under or on account of a Customer Account.

            AFFILIATE - a Person (other than a Subsidiary and the Trust): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

            AGENCY AGREEMENT - the Collateral Assignment of
     Transaction Documents and Agency Agreement to be executed by Borrower on or about the Closing Date in favor of Lender.

            AGREEMENT - the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A.

            APPLICABLE LAW - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Documents in question, including all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

            ASSIGNED AMOUNT - with respect to a Borrower Advance, the amount thereof that has been transferred, assigned or otherwise conveyed, or in which a participation interest has been sold, by Borrower to another Person.

            AVAILABILITY - the amount that Borrower is entitled to borrow from time to time as Revolver Loans, such amount being the difference derived when the sum of the principal amount of Revolver Loans then outstanding (including any amounts which Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrower) is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

            AVAILABILITY RESERVE - on any date of determination thereof, an amount equal to the sum of (i) any amounts which Borrower is obligated to pay pursuant to the provisions of the Loan Documents but does not pay when due and which Lender elects to pay pursuant to any of the Loan Documents for the account of Borrower; (ii) an amount equal to $4,000,000; (iii) for so long as any Event of Default exists, such additional reserves as Lender in its sole and absolute discretion may elect to impose from time to time, without waiving any such Event of Default or Lender's entitlement to accelerate the maturity of the Obligations as a consequence thereof; and (iv) all amounts of past due rent or other charges owing by Borrower to any landlord of any premises leased and occupied by Borrower.

            AVERAGE MONTHLY LOAN BALANCE - for any month, the amount obtained by adding the aggregate unpaid balance of Revolver Loans at the end of each day for each day during the month in question and by dividing such sum by the number of days in such month that the Agreement is in effect.

            BORROWER ADVANCE - a loan or other extension of credit by Borrower to a Designated Obligor under a Transaction Document.

            BORROWING BASE - on any date of determination thereof, an amount equal to the lesser of:

                      (i) $40,000,000; or

                      (ii) an amount equal to:

                           (a)  70% of the Net Amount of
                           Qualified Borrower Advances
                           outstanding at such date;

                                MINUS

                           (b)  the Availability Reserve.

            BROKER - Financial Consultants, Ltd., a Florida limited partnership.

            BUSINESS DAY - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Georgia or is a day on which banking institutions located in such state are closed.

            CAPITAL BANK - Capital Bank, a Florida banking corporation.

            CAPITAL EXPENDITURES - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

            CAPITAL HOLDING LINE OF CREDIT - the unsecured line of credit from Capital Holding in favor of Borrower under the Capital Holding Line of Credit Documents.

            CAPITAL HOLDING LINE OF CREDIT DOCUMENTS - the Capital Holding Line of Credit Note and any and all other documents, agreements and instruments heretofore, now or hereafter executed by Borrower in respect to the Capital Holding Line of Credit Agreement.

            CAPITAL HOLDING LINE OF CREDIT NOTE - the Promissory
     Note dated October 18, 1994, made by Borrower to the order of Capital Holding in the original principal amount of $125,000,000.

            CAPITAL HOLDING - Capital Factors Holding, Inc., a
     Florida corporation.

            CAPITALIZED LEASE OBLIGATION - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

            CASH EQUIVALENTS - (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers' acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by Standard & Poor's Corporation of P-1 (or better) by Moody's Investors Services, Inc., and not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above; and (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by Standard & Poor's Corporation or P-1 (or better) by Moody's Investors Services, Inc., and having a maturity within 9 months after the date of acquisition thereof.

            CASH FLOW - for any period, Borrower's (i) Net Income for such period, PLUS (ii) depreciation and amortization expenses for such period, LESS (iii) Distributions during such period, LESS (iv) unfinanced Capital Expenditures during such period, LESS principal payments made on account of Purchase Money Debt during such period, all as determined in accordance with GAAP.

            CF FUNDING - CF Funding Corp., a Delaware corporation.

            CHATTEL PAPER - shall have the meaning ascribed to the term "chattel paper" in the Code.

            CLOSING DATE - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied and the initial Revolver Loan is made under the Agreement.

            CODE - the Uniform Commercial Code as adopted and in force in the State of Georgia.

            COLLATERAL - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

            CONSOLIDATED - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies which, for the purposes of the Agreement, shall include Capital Holding and its Subsidiaries.

            CONTRIBUTION AND SALE AGREEMENT - the Contribution and Sale Agreement dated June 1, 1994, by and between Borrower, as seller, and CF Funding, as buyer.

            CLAIMS - any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and expenses), whether arising under or in connection with the Loan Documents, under any Applicable Law (including any Environmental Law) or otherwise.

            CURRENT ASSETS - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP, except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

            DEBT - as applied to a Person means, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Debt is to be determined, including Capitalized Lease Obligations; (ii) all obligations of other Persons which such Person has guaranteed; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (iv) in the case of Borrower (without duplication), the Obligations.

            DEBT TO NET WORTH RATIO - at any date of determination thereof, with respect to Borrower, the ratio of (i) the unpaid balance of all Revolver Loans to (ii)
     Borrower's Consolidated Net Worth.

            DEFAULT - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

            DEFAULT RATE - as defined in Section 2.1.2 of the Agreement.

            DEFICIENCY - as defined in Section 2.5 of the Agreement.

            DEPOSIT ACCOUNTS ASSIGNMENT - the Collateral
     Assignments of Certain Deposit Accounts to be executed by Borrower on the Closing Date, and at any time and from time to time thereafter, in favor of Lender as security for the Obligations, and related Notice of Collateral Assignment of Certain Deposit Accounts and Payment Direction Agreement among Borrower, Lender and each bank at which Deposit Accounts are maintained.

            DEPOSIT ACCOUNTS - all of a Person's demand, time, savings, passbook, money market or other deposit accounts, and all certificates of deposit, maintained by such Person with any bank, savings and loan association, credit union or other depository institution, but, in the case of Borrower, excluding the accounts (and any sub-accounts thereof) identified in EXHIBIT D hereto and all other deposit accounts (and any sub-accounts thereof) that hereafter become "Lock-Box Accounts" or "Trust Assets" under the Securitization Documents.

            DESIGNATED OBLIGOR - each Obligor identified on EXHIBIT C hereto, as supplemented from time to time by written agreement between Lender and Borrower, or hereafter indicated as a Designated Obligor by written agreement between Lender and Borrower.

            DESIGNATED OBLIGOR BORROWING BASE - with respect to any Designated Obligor on any date of determination thereof, an amount equal to the lesser of (i) the line amount or maximum credit, in either case expressed as a Dollar amount, available to a Designated Obligor under the applicable Transaction Documents between such Designated Obligor and Borrower, if any, and (ii) the sum of (a) an amount equal to a percentage (based upon the applicable rate of advance under the applicable Transaction Documents between such Designated Obligor and Borrower) of the net amount of eligible Accounts of such Designated Obligor, plus (b) an amount equal to a percentage (based upon the applicable rate of advance under the applicable Transaction Documents between such Designated Obligor and Borrower) of the Value of eligible Inventory of such Designated Obligor, minus (c) the amount of all reserves established or provided under the Transaction Documents between such Designated Obligor and Borrower.

            DESIGNATED OBLIGOR OVERADVANCE - an extension of credit by Borrower to a Designated Obligor when a Designated Obligor Overadvance Condition exists or the amount of any extension of credit by Borrower to a Designated Obligor which results in a Designated Obligor Overadvance Condition.

            DESIGNATED OBLIGOR OVERADVANCE CONDITION - at any date of determination thereof, a condition such that the outstanding principal amount of extensions of credit by Borrower to a Designated Obligor on such date exceeds the Designated Obligor Borrowing Base with respect to such Designated Obligor on such date.

            DISTRIBUTION - in respect of any corporation means and includes: (i) the payment of any dividends or other distributions on capital stock of the corporation (except distributions in such stock) and (ii) the redemption or acquisition of Securities unless made contemporaneously from the net proceeds of the sale of Securities.

            DOCUMENT - shall have the meaning ascribed to the term "document" in the Code.

            DOLLARS AND THE SIGN "$" - lawful money of the United
     States of America.

            DOMINION ACCOUNT - a special account of Lender established by Borrower pursuant to the Agreement at a bank selected by Borrower, but acceptable to Lender in its reasonable discretion, and over which Lender shall have sole and exclusive access and control for withdrawal purposes.

            ENVIRONMENTAL LAWS - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety or environmental matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

            EQUIPMENT - all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal Property (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower or in which Borrower has an interest, whether now owned or hereafter acquired by Borrower and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

            ERISA - the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

            EVENT OF DEFAULT - as defined in Section 10.1 of the
     Agreement.

            GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

            GECC LEASE - that certain Master Equipment Lease entered into on February 13, 1996, between Borrower and General Electric Capital Computer Leasing Corporation with respect to certain computer hardware.

            GENERAL INTANGIBLES - all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including all choses in action, causes of action, corporate or other business records, deposit accounts, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, computer programs, operational manuals, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Accounts by an Account Debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Accounts).

            GOVERNMENTAL APPROVALS - means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all national state or local government (whether domestic or foreign) and any political subdivisions thereof in any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau or entity.

            GUARANTOR - Capital Holding and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations.

            GUARANTY AGREEMENT - the Continuing Guaranty
     Agreement which is to be executed by Guarantor in form and substance satisfactory to Lender.

            HEALTHCARE ADVANCES - Borrower Advances to Designated Obligors that are engaged primarily in the delivery or provision of health care services, including hospitals, nursing homes, health agencies, durable medical equipment manufacturers and distributors, physician groups and rehabilitation programs.

            INSOLVENCY PROCEEDING - any action, case or proceeding commenced by or against a Person, or any agreement of such Person, for (a) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (b) the appointment of a receiver, trustee, liquidator or other custodian for such Person or any part of its Property, (c) an assignment or trust mortgage for the benefit of creditors of such Person, or (d) the liquidation, dissolution or winding up of the affairs of such Person.

            INSTRUMENT - shall have the meaning ascribed to the term "instrument" in the Code.

            INTERCREDITOR AGREEMENT - the Intercreditor Agreement dated as of March 21, 1996, among Trustee, Lender, Borrower and CF Funding by which such parties shall establish the relative rights of CF Funding, Trustee and Lender in and to Property of Obligors.

            LIBOR RATE - the average (rounded upward to the nearest 1/16th of 1%) per annum rate of interest determined by Lender (each such determination to be conclusive and binding) as the effective rate at which deposits in immediately available funds in U.S. Dollars are being, have been or would be offered or quoted by major banks selected by Lender in the London Interbank Market for U.S. Dollar deposits for a 30-day term and in an amount comparable to the amount of the Obligations at any time during the Business Day which is the second Business Day immediately preceding the date of determination. If no such offers or quotes are generally available for such amounts, then Lender shall be entitled to determine the LIBOR Rate by estimating in its reasonable judgment a per annum rate that would be applicable if such quotes or offers were generally available.

            LICENSE AGREEMENT - the Software License Agreement to be executed by Borrower on or about the Closing Date in favor of Lender in connection with the Obligations.

            LIEN - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

            LIQUIDITY - at any date of determination, the sum of Availability PLUS the unutilized amount under the Capital
     Holding Line of Credit (or any line of credit subordinated therefor in accordance with the Agreement).

            LOAN ACCOUNT - the loan account established on the books of Lender pursuant to Section 3.6 of the Agreement.

            LOAN DOCUMENTS - the Agreement, the Other Agreements and the Security Documents.

            LOAN PARTY - Borrower, each Guarantor and each other
     Person (other than Lender) who is at any time a party to any Loan Document.

            LOANS - all loans and advances of any kind made by Lender pursuant to the Agreement.

            MARGIN STOCK - as such term is defined in Regulation
     U and Regulation G of the Board of Governors.

            MATERIAL ADVERSE EFFECT - the effect of any event or condition which, alone or when taken together with other events or conditions occurring or existing concurrently therewith, (a) has a material adverse effect upon the business, operations, Properties, condition (financial or otherwise) or business prospects of Borrower; (b) has any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any of the other Loan Documents; (c) has or may be reasonably expected to have any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Lender with respect to the Collateral or any material part thereof or the priority of such Liens; (d) materially impairs the ability of Borrower to perform its obligations under this Agreement or any of the other Loan Documents, including repayment of the Obligations when due; or (e) materially impairs the ability of Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents and Applicable Law.

            MAXIMUM RATE - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

            MONEY BORROWED - means (i) Debt arising from the lending of money by any Person to Borrower; (ii) Debt, whether or not in any such case arising from the lending by any Person of money to Borrower, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Debt of Borrower under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower.

            MULTIEMPLOYER PLAN - has the meaning set forth in
     Section 4001(a)(3) of ERISA.

            NET AMOUNT - with reference to the amount of a Borrower Advance, the full amount of such Borrower Advance less the Assigned Amount in respect thereof.

            NET INCOME - at any date of determination, as applied to any Person, the net income (or net loss) of such Person for the period in question after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP.

            NET WORTH - at any date of determination, with respect to any Person, such Person's total shareholder's equity (including capital stock, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP, PLUS Subordinated Debt of such Person.

            NON-OFFSET AGREEMENT - the Non-Offset Agreement to be executed on or about the Closing Date by Capital Bank and Lender establishing that Capital Bank shall not set-off any amounts of Borrower in the Deposit Accounts or any other accounts of Borrower maintained with Capital Bank.

            OBLIGATIONS - all Loans and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise, and whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, joint or several, now existing or hereafter arising and however acquired.

            OBLIGOR - a Person to whom Borrower has loaned money or otherwise extended credit that is secured by a Lien in favor of Borrower in all or a part of such Person's
     Properties.

            ORIGINAL TERM - as defined in Section 4.1 of the Agreement.

            OTHER AGREEMENTS - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Lender in respect of the transactions contemplated by the Agreement, including the Agency Agreement, the Subordination Agreement, the Intercreditor Agreement and the Non-Offset Agreement.

            OUT-OF-FORMULA CONDITION - at any date of determination thereof, a condition such that the outstanding principal amount of Revolver Loans on such date exceeds the Borrowing Base on such date.

            OUT-OF-FORMULA LOAN - a Revolver Loan made when an
     Out-of-Formula Condition exists or the amount of any Revolver Loan which results in an Out-of-Formula Condition.

            PARENT - Capital Bancorp, a Florida corporation.

            PARTICIPANT - each Person who shall be granted the right by Lender to participate in any of the Loans described in the Agreement and who shall have entered into a participation agreement in form and substance satisfactory to Lender.

            PAYMENT DIRECTION NOTICE - as defined in the Deposit
     Accounts Assignments.

            PAYMENT ITEMS - all checks, drafts, or other items of payment payable to Borrower, including proceeds of any of the Collateral.

            PAYMENT RIGHTS - all rights of Borrower to the payment of money from one or more Designated Obligors (whether any of such rights constitutes or is evidenced by an Account, Chattel Paper, a Document, a General Intangible or an Instrument), including all rights to the repayment of Borrower Advances.

            PERMITTED LIEN - a Lien of a kind specified in
     Section 8.2.5 of the Agreement.

            PERMITTED USES - a use of proceeds of any of the Loans to pay (i) on the Closing Date, a portion of the Debt owing to Capital Bank and the closing fee owing to Lender under the Agreement, and (ii) after the Closing Date, any Debt incurred in the ordinary course of Borrower's business to the extent not prohibited by the Agreement, Capital Expenditures to the extent permitted by the Loan Documents, principal and interest payments with respect to any Subordinated Debt to the extent not prohibited by the Agreement or any Subordination Agreement, Debt to Capital Bank under the Capital Bank Line of Credit that is not Subordinated Debt and any of the Obligations.

            PERSON - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

            PLAN - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

            PROJECTIONS - Borrower's forecasted Consolidated and consolidating (a) balance sheets, (b) profit and loss statements, (c) change in borrowing position statements, and
     (d) capitalization statements, all prepared on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

            PROPERLY CONTESTED - in the case of any Debt of a Loan Party (including any Tax) that is not paid as and when due or payable by reason of such Loan Party's bona fide dispute concerning its liability to pay same or concerning the amount thereof, that (i) such Debt and any Liens securing same are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Loan Party has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt during the period being contested by such Loan Party will not have a Material Adverse Effect and does not and will not result in a forfeiture of, foreclosure upon or loss of any assets of such Loan Party; (iv) no Lien is imposed upon any of such Loan Party's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from the entry, rendition or issuance against a Loan Party or any of its assets of a judgment, writ, order or decree, such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review and such Loan Party shall have established adequate reserves in accordance with GAAP for such judgment, writ, order or decree or the same is either fully insured against by an insurer that has not denied or reserved rights with respect to coverage or has been bonded to Lender's satisfaction; and (vi) if such contest is abandoned, settled or determined adversely to such Loan Party, such Loan Party forthwith pays such Debt and all penalties and interest in connection therewith.

            PROPERTY - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            PURCHASE MONEY DEBT - means and includes (i) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Debt (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time, and (iv) the principal amount of any Capitalized Lease Obligations.

            PURCHASE MONEY LIEN - a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Debt secured by such Lien.

            QUALIFIED BORROWER ADVANCES - Borrower Advances made in the ordinary course of Borrower's business which is payable in Dollars and which Lender, in its customary credit judgment, deems to be Qualified Borrower Advances. Without limiting the generality of the foregoing, Borrower Advances shall not be Qualified Borrower Advances if and to the extent that: (i) Borrower is not the legal and beneficial owner of the Borrower Advances, other than any portion thereof that is an Assigned Amount; (ii) the aggregate outstanding balance of Borrower Advances of a Designated Obligor exceeds $5,000,000, to the extent of such excess;
     (iii) the amount thereof is not based upon a Designated Obligor Borrowing Base; (iv) a Designated Obligor Overadvance exists, but such Borrower Advances shall be ineligible only to the extent of such Designated Obligor Overadvance; (v) to the extent that a part of the amount of the Borrower Advances is based upon the amount of the eligible Accounts and the eligible Inventory of a Designated Obligor, the amount of the Borrower Advances based upon the Value of such Designated Obligor's eligible Inventory exceeds the amount of the Borrower Advances based upon such Designated Obligor's eligible Accounts, to the extent of such excess; (vi) the amount of Borrower Advances based upon the Value of a Designated Obligor's Inventory exceeds 40% of the Value of such Inventory, to the extent of such excess;
     (vii) in connection with Borrower Advances that are Healthcare Advances, the amount of Borrower Advances owing by a Designated Obligor exceeds an amount equal to the sum of all collections of Accounts of such Designated Obligor applied in payment of such Borrower Advances during the immediately preceding 3 calendar months; (viii) it arises out of an extension of credit by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; (ix) the Designated Obligor is also Borrower's creditor or the Designated Obligor has disputed liability with respect to any Borrower Advance, or the Designated Obligor has made any claim with respect to any Borrower Advances due from such Designated Obligor to Borrower, or the Borrower Advances otherwise are or may become subject to any right of setoff, counterclaim or reserve; (x) all or any part of the Borrower Advances has been written off as a loss or designated as a "non-accrual" or "non-earning" asset; (xi) an Insolvency Proceeding has been commenced by or against the Designated Obligor or the Designated Obligor has failed or suspended business; (xii) it arises from an extension of credit to a Designated Obligor with its principal office, assets or place of business outside the United States, unless the extension of credit is backed by an irrevocable letter of credit issued or confirmed by a bank to Lender and is in form and substance acceptable to Lender, payable in the full amount of the Borrower Advance and freely convertible Dollars at a place of payment within the United States; (xiii) the Designated Obligor is located in New Jersey, Minnesota or any other state imposing similar conditions on the right of a creditor to collect accounts receivable unless a Designated Obligor has either qualified to do business in such state as a foreign corporation or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (xiv) the Designated Obligor is located in a state in which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign corporation authorized to transact business in such state or has filed all required reports; (xv) the Borrower Advances are subject to a Lien other than a Lien in favor of Borrower; (xvi) the Designated Obligor's liability for such Borrower Advances has been reduced to a judgment; (xvii) the Designated Obligor is not a duly organized and validly existing corporation, general partnership, limited partnership, limited liability company or sole proprietorship; (xviii) the Designated Obligor is not in good standing under the laws of the jurisdiction of its creation or is not authorized to do business and in good standing as a foreign corporation in all other states and jurisdictions where the character of such Designated Obligor's properties or the nature of such Designated Obligor's activities make such qualification necessary;
     (xix) the Designated Obligor is not a party to a legal, valid and binding Transaction Document that provides that it is binding upon and inures to the benefit of the successors and assigns to the parties thereto; (xx) Borrower has accelerated the maturity or demanded payment of, or otherwise commenced the exercise of its remedies with respect to, the Borrower Advance; (xxi) with respect to any Borrower Advances that are Healthcare Advances, the Payment Rights relating to such Healthcare Advances are payable by an individual and are not insured by any private contract of insurance or Medicare or Medicaid; or (xxii) the Borrower Advances are not made under or memorialized by Transaction Documents containing terms similar in material respects to the Transaction Documents provided by Borrower to Lender and approved by Lender prior to the Closing Date; or (xxiii) any covenant, representation or warranty contained in the Agreement with respect to the Borrower Advances has been breached.

            QUALIFIED PARTICIPANT - any Participant required by
     Lender as a condition to Lender's agreement to, at Borrower's request, increase the maximum amount Borrower can borrow under the Agreement in excess of $50,000,000.

            REMEDIES - all rights, remedies, privileges and powers of Borrower arising under or in connection with any of the Transaction Documents.

            RENTALS - as defined in Section 8.2.13 of the Agreement.

            RENEWAL TERM - as defined in Section 4.1 of the Agreement.

            REPORTABLE EVENT - any of the events set forth in
     Section 4043(b) of ERISA.

            RESTRICTED INVESTMENT - any acquisition of Property by Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Securities or other Debt, or the purchase or acquisition by Borrower or any Subsidiary of any other Property, or a loan, advance, capital contribution or subscription, except acquisitions of the following: (a) fixed assets to be used in the business of Borrower or any Subsidiary so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) investments in Subsidiaries to the extent existing on the Closing Date; and (c) Cash Equivalents. Notwithstanding the foregoing, the definition of Restricted Investments shall not include the transactions contemplated by the Securitization Agreement or the Contribution and Sale Agreement.

            REVOLVER LOAN - a Loan made by Lender as provided in
     Section 1.1 of the Agreement.

            SCHEDULE OF ACCOUNTS - as defined in Section 6.2.1 of the Agreement.

            SECURITIZATION AGREEMENT - the Capital Factors
     Financing Trust Pooling and Servicing Agreement dated as of
     June 1, 1994, among CF Funding, Borrower and Trustee.

            SECURITIZATION DEBT - Debt and other obligations of Borrower or CF Funding under or in connection with the Securitization Documents.

            SECURITIZATION DOCUMENTS - the Securitization Agreement, the Series 1994-1 Supplement, the Series 1994-2 Supplement, the Series 1995-1 Supplement, the Contribution and Sale Agreement, the Securitization Lock-Box Agreement, the Securitization Software License Agreement and any and all other documents, agreements or instruments heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any Affiliate of Borrower in respect to the transactions contemplated by the Securitization Agreement, the Series 1994-1 Supplement, the Series 1994-2 Supplement, the Series 1995-1 Supplement or any further supplements to the Securitization Agreement, the Contribution and Sale Agreement, the Securitization Lock-Box Agreement and the Securitization Software License Agreement.

            SECURITIZATION LOCK-BOX AGREEMENT - (a) the Lockbox Service Agreement and Master Agreement, each dated April 25, 1994, by and between First Union National Bank of Florida and Borrower, as amended by Amendment No. 1 dated June 23, 1994, as in effect from time to time and (b) each other "Lock-Box Agreement" (as defined in the Securitization Agreement) that may hereafter be entered into by Borrower pursuant to the Securitization Agreement.

            SECURITIZATION SOFTWARE LICENSE AGREEMENT - the
     Software License Agreement, dated as of June 1, 1994, by and between Borrower and Trustee, as in effect from time to time.

            SECURITY - shall have the same meaning as in Section
     2(1) of the Securities Act of 1933, as amended.

            SECURITY DOCUMENTS - the Guaranty Agreement, the
     Deposit Accounts Assignments, the License Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

            SENIOR SECURITY INTEREST - a security interest granted by a Designated Obligor in favor of Borrower in all such Designated Obligor's Properties to secure the payment and performance of all Debt owing by such Designated Obligor to Borrower, but only to the extent that such security interest has been and remains perfected under the Code and has priority over all other Liens that may have attached to any Properties of such Designated Obligor.

            SERIES 1994-1 SUPPLEMENT - the Series 1994-1
     Supplement dated as of June 1, 1994, among CF Funding, Borrower and Trustee, to Capital Factors Financing Trust Pooling and Servicing Agreement dated as of June 1, 1994, providing for up to $115,000,000 Variable Rate Asset Backed Certificates Series 1994-1.

            SERIES 1994-2 SUPPLEMENT - the Series 1994-2
     Supplement dated as of December 1, 1994, among CF Funding, Borrower and Trustee, to Capital Factors Financing Trust Pooling and Servicing Agreement dated as of June 1, 1994, providing for up to $57,500,000 of Variable Rate Asset Backed Certificates, Series 1994-2.

            SERIES 1995-1 SUPPLEMENT - the Series 1995-1
     Supplement dated as of July 1, 1995, among CF Funding, Borrower and Trustee, to Capital Factors Financing Trust Pooling and Servicing Agreement dated as of June 1, 1994, providing for up to $57,500,000 of Variable Rate Asset Backed Certificates, Series 1995-1.

            SOLVENT - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Debt (including contingent debts), (ii) is able to pay all of its Debt as such Debt matures, (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and (iv) is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code.

            SUBORDINATED DEBT - Debt of Borrower that is subordinated to the Obligations in a manner reasonably satisfactory to Lender.

            SUBORDINATION AGREEMENT - the Debt Subordination
     Agreement to be dated on or about the Closing Date among Lender, Capital Holding and Borrower.

            SUBSIDIARY - any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.

            TAX ALLOCATION AGREEMENT - the Tax Allocation
     Agreement dated November 14, 1983, among Parent, Capital
     Bank and Affiliates thereof described therein.

            TAX GROUP - as defined in Section 7.1.12 of the Agreement.

            TAXES - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein, and all interest, penalties, additions to tax and similar liabilities with respect thereto.

            THOMSON BANKWATCH - Thomson BankWatch, Inc.

            THOMSON BANKWATCH RANKING - the overall performance score or ranking for banks and other financial institutions assigned by Thomson BankWatch from time to time.

            TRANSACTION DOCUMENTS - all instruments, agreements, documents and other writings that now or hereafter (i) evidence any Payment Right, including all promissory notes, loan agreements and factoring agreements, (ii) secure (whether by the grant or conveyance of a security interest, Lien or other encumbrance) any Payment Right, including all security agreements, UCC-1 financing statements, mortgages, security deeds, trust deeds, pledge agreements, lease agreements, conditional sales agreements, negative pledge agreements, hypothecation agreements and assignments, (iii) guarantee the payment or performance of all or any part of any Payment Right owing by a Designated Obligor, including all guaranties, support or contribution agreements, letters of credit, indemnifications and repurchase agreements, and
     (iv) are at any time executed and delivered by any Person in connection with or relating to any Payment Right, including all landlord waivers or agreements, mortgagee waivers or agreements, warehousemen agreements, processor agreements, lockbox, blocked account or other dominion account agreements, intercreditor or subordination agreements and estoppel certificates, whether the foregoing are executed and delivered by a Designated Obligor, any guarantor or surety of a Payment Right or any other Person.

            TREND CARDS - Borrower's internally prepared summary of Obligor data, significant terms of Borrower's financing relationships with Obligors (including type of financing arrangement, factoring rate, advance rate, annual commissions and collection days) financial statement summaries and monthly Obligor performance with Borrower (with respect to Obligor sales, Accounts collections and Borrower's credit risk).

            TRUST - the Capital Factors Financing Trust established pursuant to the Securitization Agreement.

            TRUSTEE - Bankers Trust Company, a New York banking company, in its capacity as trustee under the Securitization
     Documents, and its successors in such capacity.

            VALUE - when used with reference to eligible
     Inventory of a Designated Obligor, the value of such eligible Inventory at the time in question, calculated on the basis of the lower of such Designated Obligor's cost or market, with the cost of finished goods calculated on a first-in, first-out basis.

            VOTING STOCK - Securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

            ACCOUNTING TERMS. Unless otherwise specified herein, all terms of an accounting character used in the Agreement shall be interpreted, all accounting determinations under the Agreement shall be made, and all financial statements required to be delivered under the Agreement shall be prepared, in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statements of Borrower and its Subsidiaries heretofore delivered to Lender and using the same method for inventory valuation as used in such audited financial statements, except for any change in which Borrower's independent public accountants concur or as required by GAAP unless (i) Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) Lender shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made. In the event of any change in GAAP that occurs after the date of the Agreement and that is material to Borrower, Lender shall the right to require either that conforming adjustments be made to any financial covenants set forth in the Agreement, or the components thereof, that are affected by such change or that Borrower report its financial condition based on GAAP as in effect immediately prior to the occurrence of such change.

            OTHER TERMS. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

            CERTAIN MATTERS OF CONSTRUCTION. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including the Loan Documents, Transaction Documents and Securitization Documents, shall include any and all modifications thereto and any and all extensions or renewals thereof. Wherever the phrase "including" shall appear in the Agreement, such word shall be understood to mean "including, without limitation." All references to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in the Agreement. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or is cured within any period of cure expressly provided in this Agreement. Wherever in the Agreement and the other Loan Documents reference is made to attorneys' fees and expenses that are incurred by Lender and that are to be reimbursed to Lender by Borrower, such reference shall be understood to mean the attorneys' fees and expenses which were incurred by Lender for services actually rendered by attorneys on Lender's behalf at rates no greater than such attorneys' customary hourly rates at the time such services are rendered for matters of the general type for which they were engaged by Lender and which Lender in good faith determines are not unreasonable.


                 [Signatures on following page]




     IN WITNESS WHEREOF, this Appendix has been duly executed in Atlanta, Georgia, as of March 4, 1996.

ATTEST:                               CAPITAL FACTORS, INC.
                                      ("Borrower")

/s/ Not Readable                      By:/s/ John Kiefer
Assistant Secretary                   Title: President
[CORPORATE SEAL]


                                           Accepted in Atlanta,
                                           Georgia:

                                      FLEET CAPITAL CORPORATION
                                      ("Lender")


                                      By: /s/ Not Readable
                                      Title: Not Readable














                          EXHIBIT 10.12


STATE OF NORTH CAROLINA

COUNTY OF MECKLENBURG                        LEASE


   THIS LEASE, made and entered into this the 19th day of April, 1995, by and between H-C REIT, INC., a North Carolina corporation, hereinafter referred to as "Landlord," and Capital
Factors, Inc., a North Carolina corporation, hereinafter called
"Tenant";


                      W I T N E S S E T H:


   THAT for and in consideration of the mutual agreements of the parties, including the rental agreed to be paid by Tenant to Landlord, Landlord hereby leases to Tenant, and Tenant leases and rents from Landlord the following described premises on the terms and conditions hereinafter set forth, to wit:

                            ARTICLE I

                        BASIC LEASE TERMS

Section 1.  COMMENCEMENT, TERMINATION AND BASE RENT.

Building:                     One Morrocroft Centre
                              6805 Morrison Boulevard
                              Charlotte, North Carolina 28211

Location of Premises:         Suite 300 on the 3rd floor of the
                               Building.

Rentable Area of Building:    94,740 square feet
Rentable Area of Premises:     9,871 square feet

Lease Term:                   Five (5) years
   Commencement Date:         Upon substantial completion of
                               upfitting
   Termination Date:          The last day of the fifth (5th)
   year
                               after the Commencement Date

Base Rent:                    $19.90 per rentable square foot
                               per annum
   Initial Annual Base Rent:  $196,432.90
   Initial Monthly Base Rent: $ 16,369.41

Security Deposit:             $ 16,369.41

Signage:                      Landlord shall provide building
                               standard suite signage and lobby
                               directory signage to Tenant at no
                               charge.

Section 2.  ADDRESS OF LANDLORD AND TENANT; NOTICES.

Rental and Other Payments To:  H-C REIT, INC.
                               c/o The Harris Group
                               4201 Congress Street, Suite 175
                               Charlotte, NC 28209

Correspondence To:             H-C REIT, INC.
                               c/o The Harris Group
                               4201 Congress Street, Suite 175
                               Charlotte, NC 28209

Address of Tenant:             Capital Factors, Inc.
                               John W. Kiefer
                               1799 W. Oakland Park Blvd.
                               Ft. Lauderdale, FL 33311

   All sums of money to be paid to Tenant by Landlord and all written notices by Landlord to Tenant shall be delivered to the Premises (as hereinafter defined) unless a different address for Tenant is set forth above.

   All sums of money to be paid to Landlord by Tenant and all written notices by Tenant to Landlord shall be delivered to the respective addresses of Landlord as set forth above.

   All notices required or permitted under this Lease shall be in writing, signed by the party giving such notice and transmitted by certified mail, postage prepaid, and shall be deemed given when it is deposited in an official depository of the United States Mails. Either party may change the address to which money due or notices shall be sent by giving the other party written notice of such change of address.

   Tenant hereby appoints as its agent for service of process in all dispossessory, distraint and summary ejectment proceedings which may be brought against it by Landlord, any person occupying the Premises, provided that if no person is occupying the Premises, then Tenant agrees that such service may be made by attachment thereof to the main entrance to the Premises.

                           ARTICLE II

                         LEASED PREMISES

   Section 1. DESCRIPTION OF PREMISES. The Premises this day leased and demised (hereinafter called "the Premises") are located within the Building identified in Article I (hereinafter called the "Building") which is located on the real property described in Exhibit A attached hereto and incorporated herein by reference (said land and the building and improvements thereon being hereinafter called the "Property"). The Premises are shown as outlined on the floor plan of the Building attached hereto as Exhibit B and incorporated herein by reference.

   Section 2. TENANT'S ACCEPTANCE OF PROPERTY. Except as specifically provided to the contrary in Exhibit"C" attached to this Lease, Tenant shall accept the Premises in "as is" condition and Landlord shall have no obligation to upfit the same. Except as expressly set forth herein, neither Landlord nor its agents have made any representations with respect to the Premises, the Building or the Property and no rights, easements or licenses are acquired by the Tenant by implication or otherwise. The taking of possession of the Premises by Tenant shall be conclusive that the Premises and the Building were in satisfactory condition at the time possession was taken, subject only to agreed upon minor "punch list" items. If Landlord is required to do any work in the Premises, then Tenant must notify Landlord in writing within thirty (30) days of the taking of possession of the Premises of any incomplete "punch list" items. Any items not contained in such notice shall be deemed fulfilled.

   Section 3. COMMON AREAS. Tenant and its employees, agents, invitees and licensees are granted the right, in common with others and subject to the exclusive control and management thereof at all times by Landlord, to the nonexclusive use of such of the areas as are from time to time designated as Common Areas by Landlord. These areas shall include the facilities in the Building which are designated for the general use, in common, of the occupants of the Building, and, to the extent the same are provided, the parking areas, sidewalks, roadways, loading platforms, restrooms, ramps, maintenance and mechanical areas, lobbies, corridors, elevators, stairwells and landscaped areas.

   Section 4.  QUIET ENJOYMENT.  The Landlord agrees that the
Tenant, on paying the stipulated rental and keeping and performing the agreements and covenants herein contained, shall hold and enjoy the Premises for the term aforesaid, subject, however, to the terms of this Lease.

   Section 5. UPFITTING ALLOWANCE. Landlord shall provide Tenant with an upfitting allowance not to exceed Ten Dollars ($10.00) per rentable square foot of the Premises for upfitting work actually performed above and below the finished ceiling to be applied against Landlord's cost of upfitting the Premises. Any cost of upfitting in excess of said allowance shall be paid by Tenant to Landlord within ten (10) days of receipt of invoice for the same.

                           ARTICLE III

                           LEASE TERM

   Section 1. TERM. The term of this Lease shall commence and end on the Commencement Date and Termination Date, respectively, set forth in Article I. However, if due to causes beyond Landlord's reasonable control, including without limitation, the inability of Landlord, despite due diligence, to complete any work that it is obligated to perform in the Premises or to obtain possession of the Premises because of a holdover tenant therein, Landlord is unable to deliver the Premises to Tenant by the Commencement Date, then in such case the Commencement Date and Termination Date shall be deferred by the number of days of such delays.

   At any time prior to said Commencement Date, Tenant shall have the right, at its own risk, to enter upon the Premises for any reasonable purpose expressly permitted by Landlord; provided, however, that such entry shall not interfere with any work being done by or on behalf of Landlord therein, and Tenant shall indemnify Landlord against any loss or liability arising from such entry.

   Section 2. HOLDING OVER. If Tenant continues to occupy the Premises after the last day of the term hereof or after the last day of any renewal or extension of the term hereof and if Landlord elects to accept rent, a monthly tenancy terminable at will by either party on not less than ten (10) days written notice shall be created which shall be on the same conditions as those herein specified, except Tenant shall pay double the monthly rent paid for the last full month of the lease term for each month or partial month during which Tenant retains possession of the Premises after such expiration or termination date. Tenant shall indemnify Landlord against all liabilities and damages sustained by Landlord by reason of such retention of possession. The provisions of this section shall not constitute a waiver by Landlord of any reentry rights available under this Lease or by law.

                           ARTICLE IV

                    BASE RENT AND ADJUSTMENTS

   Section 1. BASE RENTAL. The Tenant covenants and agrees to pay to Landlord as rental for the Premises, without setoff or demand thereof, the Initial Monthly Base Rent set forth in
Article I, adjusted as hereinafter provided, on the first day of each month, in advance, during the term of this Lease; provided, however, that if the term of this Lease does not begin on the first day or end on the last day of a month, the Base Rent for that partial month shall be prorated by multiplying the Monthly Base Rent by a fraction, the numerator of which is the number of days of the partial month included in the term and the denominator of which is the total number of days in the full calendar month that is being prorated.

   Section 2. ADJUSTMENT OF ANNUAL AND MONTHLY BASE RENT. For the purposes of this Article III, the following definitions apply:

   a. LEASE YEAR. The term Lease Year shall mean that period of time from the Commencement Date to the first anniversary of the Commencement Date and from the first or any subsequent anniversary of the Commencement Date to the next succeeding anniversary date.

   b. CPI. The term CPI shall mean the Consumer Price Index published monthly for all urban consumers, all items, U.S. City Average, Base Year 1982-84=100, issued by the Bureau of Labor Statistics of the United States Department of Labor, as the said CPI Base Year may change, or in the event such index is no longer published, then such other index as shall be generally acceptable as being comparable thereto.

   Annual and Monthly Base Rent shall be increased on each anniversary of the Commencement Date during the term of this Lease, or any renewal thereof, by the same percentage as the percentage increase in the CPI, for the immediately preceding Lease year. The percentage increase in the CPI for the first Lease Year shall be determined by comparing the CPI for the month immediately preceding the Commencement Date with the CPI for the month immediately preceding the first anniversary of the Commencement Date. For each subsequent Lease Year, the percentage increase in the CPI shall be determined by comparing the CPI for the month immediately preceding the closest prior anniversary date with the CPI for the month immediately preceding the current anniversary date for which the increase is being determined. In no event shall Annual or Monthly Base Rent be decreased due to any decrease in the CPI. The Landlord shall notify Tenant in writing of the increase in Annual and Monthly Base Rent. The Tenant agrees to begin paying the increased Annual and Monthly Base Rent on the next rent payment date and shall continue paying the increased amount until Tenant receives notice of a further increase in the Annual and Monthly Base Rent. Tenant shall also pay on the next rent payment date following receipt of notice of the increase in effect for then current Lease Year, the amount by which Annual and Monthly Base Rent has been increased for each month of the then current Lease Year for which Tenant has already paid the Annual and Monthly Base Rent in effect for the immediately preceding Lease Year. The percentage increase in CPI determined on each anniversary of the Commencement Date, for the immediately preceding Lease Year as provided above, shall be capped at no greater than six percent (6%).

   Section 3. ADDITIONAL MONTHLY RENT. Beginning on the first day of the month during which the first anniversary of the Commencement Date occurs, and thereafter as adjusted by Landlord on each January 1, the Tenant shall pay to Landlord as additional monthly rent (the "Additional Monthly Rent") an amount equal to one-twelfth (1/12) of the product of (i) the Rentable Area of the Premises and (ii) the amount by which the Landlord estimates the Operating Cost (as hereinafter defined) per square foot of Rentable Area of the Building for such calendar year will exceed the Operating Cost per square foot of Rentable Area of the Building for the Base Year. For the purposes of this Lease, the Base Year shall be the calendar year during which the Commencement Date occurs. Landlord shall advise Tenant of such estimated amount at least fifteen (15) days prior to the commencement of such first anniversary date or calendar year as the case may be. Landlord's failure to so advise Tenant shall not, however, affect Tenant's obligation to pay such Additional Monthly Rent when so advised.

Within ninety (90) days after the end of each calendar year or within such further time period reasonably required by Landlord, Landlord shall determine the actual Operating Cost per square foot of Rentable Area of the Building by dividing the actual Operating Cost, after making the adjustment required by the next following paragraph, by the Rentable Area of the Building as set forth in Article I. If the actual Operating Cost per square foot of Rentable Area of the Building for any such calendar year less the Operating Cost per square foot of Rentable Area during the Base Year (the "Excess Operating Cost per square foot of Rentable Area") exceeds the amount per square foot paid by Tenant for the preceding calendar year pursuant to Landlord's estimate, then Tenant shall pay to Landlord an amount equal to the Excess Operating Cost per square foot of Rentable Area of the Building multiplied by the Rentable Area of the Premises ("Excess Operating Cost of the Premises") less the amount paid during such calendar year by Tenant in accordance with the estimate furnished to Tenant by Landlord. In the event Tenant has paid for any calendar year an amount per square foot of Rentable Area of Premises pursuant to Landlord's estimate, which when added to the Operating Cost per square foot of Rentable Area during the Base Year, exceeds the actual Operating Cost per square foot of Rentable Area of the Building for such calendar year, then such excess amount multiplied by the Rentable Area of the Premises shall be refunded to Tenant within thirty (30) days following the date of such determination by Landlord. In no event shall Tenant be entitled to any refund if the effect of such refund would be to reduce the amount of the Annual and Monthly Base Rent. If the Lease does not begin on January 1 or end on December 31 and accordingly if the first adjustment period (from the first anniversary of the Commencement Date to December 31 of such calendar year) or the last adjustment period (from January 1 of the last year of the Lease term to the Termination Date) do not represent a full calendar year, then in such case the Excess Operating Cost of the Premises for such calendar year at the beginning and/or end of the Lease term shall be prorated by multiplying the Excess Operating Cost of the Premises by a fraction, the numerator of which is the number of days of such adjustment period at the beginning and/or end of the Lease term and the denominator of which is 365. Such amount shall be paid by Tenant within thirty (30) days following receipt of a bill for such amount from Landlord.

   For the purpose of estimating Operating Cost per square foot of Rentable Area and for the purpose of determining actual Operating Cost per square foot of Rentable Area under the provisions of this Section, all amounts shall be adjusted so that estimated Operating Cost will be based upon what such cost would reasonably be if ninety-five percent (95%) of the Building were occupied, and actual Operating Cost will be calculated on the basis of 95% assumed occupancy, or actual occupancy, whichever is greater.

   In connection with this Section 3, Landlord shall, upon notice from Tenant, make available during Landlord's business hours for Tenant's review those books and records utilized by Landlord in computing the amount of Additional Monthly Rent payable by Tenant.

   The term "Operating Cost" shall mean and include all costs, expenses, taxes, and disbursements of every kind and nature reasonably incurred, which Landlord shall pay or become obligated to pay in connection with the management, operation, maintenance, replacement and repair of all building systems, components and appurtenances according to first class management principles for a building located in Charlotte, North Carolina and according to what is best for the Building in the Landlord's judgement. Such costs will include, but will not be limited to, maintenance, operation, and repair of personal property, fixtures, machinery, equipment, systems and apparatus used in connection with the Building cleaning; ad valorem, personal and real property taxes associated with the ownership and operation of the Building; insurance; security; any assessments that may be payable to any Owners or Merchants Association on the same basis as other buildings in the area in which the Building is located; management fees; utilities; seasonal decorations; redecoration of public areas; contract services; amortization of non-permanent equipment (example: trash containers) which otherwise might be leased; and those items listed on Exhibit D which are not identified in this paragraph.

   Operating Cost shall not include costs for tenant improvements, interest and principal payments on loans for the Building, real estate leasing commissions, salaries and other compensation for executive officers of the Landlord or Manager; expenditures for which the Landlord has been reimbursed (other than pursuant to Additional Rent provisions in tenant leases); expenses incurred in enforcing obligations of other tenants; and capital expenditures or capital leases (except for costs associated with capital expenditures or capital leases by Landlord which are for the purpose of reducing Operating Cost).

   Section 4. LATE PAYMENT. If rent or any other payment due hereunder from Tenant to Landlord remains unpaid ten (10) days after said payment is due, the amount of such unpaid rent or other payment shall be increased by a late charge to be paid to Landlord by Tenant in an amount equal to five percent (5%) of the amount of the delinquent rent or other payment. The amount of the late charge to be paid for such month shall be computed on the aggregate amount of delinquent rent and other payment then outstanding for such month. Landlord and Tenant agree that such late charge shall not be deemed to be a penalty, it being understood between the parties that late payments by Tenant shall result in additional administrative expense to Landlord which is difficult and impractical to ascertain and that such late charge is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant.

   If rent or any other sums due Landlord by Tenant hereunder shall not be paid within thirty (30) days of its due date, then in such case in addition to the late charge provided for hereinabove, such rent or other sum shall bear interest beginning on the thirty-first (31st) day after its due date at the rate of eighteen percent (18%) per annum (or, if less, the highest rate allowed by law).

   If rent or any other sums due Landlord by Tenant hereunder is collected by or through an attorney at law, Tenant agrees to pay Landlord's actual and reasonable attorneys' fees incurred with respect thereto not in excess of fifteen percent (15%), or if the laws of the State of North Carolina in effect at the time of such collection limit the amount so payable as attorneys' fees, then the maximum percentage not in excess of fifteen percent (15%) allowed by such laws, of the amount so collected.

   Nothing herein shall relieve Tenant of the obligation to pay rent or any other payment on or before the date on which any such payment is due, nor in any way limit Landlord's remedies under this Lease or at law in the event said rent or other payment is unpaid after it is due. Amounts due hereunder shall be deemed to be additional rent and the failure to pay the same within ten
(10) days after they are due shall constitute a default of this Lease.

   Section 5. APPLICATION OF PAYMENTS RECEIVED FROM TENANT. Landlord, acting in its sole discretion, shall have the right to apply any payments made by Tenant to the satisfaction of any debt or obligation of Tenant to Landlord regardless of the instructions of Tenant as to application of any sum whether such instructions be endorsed upon Tenant's check or otherwise, unless otherwise agreed upon by both parties in writing. The acceptance by Landlord of a check or checks drawn by anyone other than Tenant shall in no way effect Tenant's liability hereunder nor shall it be deemed an approval of any assignment of this Lease by Tenant.

   Section 6. SECURITY DEPOSIT. Tenant shall deposit with Landlord the amount shown as the security deposit set forth in
Article I, to be held as collateral security for the payment of any rentals and other sums of money for which Tenant shall become liable to Landlord, and for the faithful performance by Tenant of all covenants and conditions herein contained. If at any time during the Lease term any of the rent herein reserved shall be overdue and unpaid, or any other sum payable by Tenant to Landlord hereunder shall be overdue and unpaid, then Landlord may, at its option, appropriate and apply any portion of said deposit to the payment of any such overdue rent or other sum. In the event of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, then Landlord, at its option, may appropriate and apply said entire deposit, or so much thereof as may be necessary, to compensate the Landlord for loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant. Should the entire deposit, or any portion thereof, be appropriated and applied by Landlord for the payment of overdue rent or other sums due and payable to Landlord by Tenant hereunder, then Tenant shall, upon the written demand of Landlord, forthwith remit to Landlord a sufficient amount in cash to restore said security to the original sum deposited, and Tenant's failure to do so within ten (10) days after receipt of such demand shall constitute a breach of this Lease. Said deposit, and any interest earned thereon, shall be returned to Tenant at the end of the term of this Lease provided Tenant shall have made all such payments and performed all such covenants and agreements.

   Landlord's obligation with respect to the security deposit are those of a debtor and not a trustee. Landlord will maintain the security deposit in an account at a national banking institution located, in Charlotte, North Carolina, separate and apart from Landlord's general funds and shall maintain said security deposit in an interest bearing account, and all interest accruing thereon shall be credited to Tenant's security deposit account and shall be returned to Tenant at the end of the Lease under the same circumstances as apply to the original security deposit.

ARTICLE V

UTILITIES, SERVICES AND MAINTENANCE

   Section 1. LANDLORD'S SERVICES AND MAINTENANCE. Landlord shall provide the following services: (1) provide for normal office use heating and air conditioning in the Premises; (2) city water from the Building fixtures for drinking, lavatory and toilet purposes;
(3) customary cleaning and janitorial services in the Premises Monday through Friday, excluding Federal holidays; (4) customary cleaning, mowing, grounds keeping, snow removal and trash removal in the area of the Building; (5) window washing in the Premises, inside and outside, at reasonable intervals; (6) adequate passenger elevator service in common with other tenants of the Building; (7) customary security services consistent with first-class office buildings in Charlotte, North Carolina comparable to the Building;
(8) heating, air conditioning, customary cleaning and janitorial services, and electricity for the Common Areas in the Building; (9) replacement of lamps (both fluorescent and incandescent) only in the Building standard lighting fixtures as specified by Landlord for the Premises and Common Areas of the Building (any lamps for non Building standard lighting fixtures shall be Tenant's responsibility); (10) electricity service for the Premises for normal office use, including electricity for heating and air conditioning, during the normal business hours of the Building, which are Monday through Friday from 7:00 a.m. until 7:00 p.m., and on Saturday from 8:00 a.m. until 1:00 p.m., excluding federal holidays; and (11) keep the Building open to guests, invitees, employees and customers of Tenant Monday through Friday from 7:00 a.m. until 7:00 p.m. and on Saturday from 8:00 a.m. to 1:00 p.m., excluding federal holidays.

   Landlord shall not be obligated to furnish any services or utilities, other than those stated above. If Landlord elects to furnish services or utilities requested by Tenant, in addition to those listed above or at times other than those stated above, Tenant shall pay to Landlord the prevailing charges for such services and utilities within thirty (30) days after billing. If Tenant fails to make any such payment, Landlord may, without notice to Tenant and in addition to Landlord's other remedies under this Lease, discontinue any or all of such additional or after-hours services. No such discontinuance of any service shall result in any liability of Landlord to Tenant or be considered an eviction or a disturbance of Tenant's use of the Premises.

   Landlord shall have no liability or responsibility to Tenant for loss or damage should the furnishing of any of the utilities and services as herein provided be prohibited or stopped for repairs, alterations or improvements or by reason of causes beyond
Landlord's control including, without limitation, accidents, strikes, storms, Acts of God, labor trouble or disturbances lockouts or orders or regulations of the federal, state or municipal government

   The cost of Landlord's performing any maintenance, repair or replacement caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, or the failure of Tenant to perform its obligations under this Lease shall be paid by Tenant, except to the extent of insurance proceeds, if any, actually collected by Landlord with regard to the damage necessitating such repairs.

   Section 2. TENANT'S SERVICES AND MAINTENANCE. Tenant shall make arrangements directly with the telephone company or companies for all telephone service required by Tenant. Tenant shall pay for all telephone service used or consumed in the Premises and any other service not specifically delegated to Landlord hereinabove, provided that Tenant shall first obtain Landlord's written consent, not to be unreasonably withheld or delayed, prior to its procuring any such additional services.

   Landlord shall not be responsible for the maintenance, repair or replacement of any systems which are located within the Premises and are supplemental or special to the Building's standard systems, whether installed pursuant to a work letter or otherwise, for any lamps, whether fluorescent or incandescent, for any special or non Building standard lighting fixtures, or for any floor or wall coverings in the Premises. Tenant shall be responsible for all services, maintenance and repairs not specifically delegated to Landlord hereunder which are required to keep the interior of the Premises in good condition and repair.

   If heat generating machines or equipments are used in the Premises by Tenant which affect the temperature otherwise maintained by the Building heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in the Premises and the cost of the units, and the cost of installation, operation and maintenance thereof, shall be paid by Tenant to Landlord within thirty (30) days of demand by Landlord.

   Section 3. EXTRA SERVICES. Whenever Landlord knows that any tenant (including Tenant) is using extra services because of either nonbusiness-hours use or high consumption, Landlord may directly charge that tenant for the extra use and exclude those charges from Operating Expenses. Extra services include:

   (i) Non-Business Use. Landlord provided utilities and services required by Tenant during nonbusiness hours shall be supplied upon twenty-four (24) advance verbal notice. If more than one tenant directly benefits from these services then the cost shall be allocated proportionately between or among the benefiting tenants based upon the amount of time each tenant benefits and the square footage each leases.

   (ii) Excess Utility Use. Tenant shall not place or operate in the Premises any electrically operated equipment or other machinery, other than typewriters, personal computers, adding machines, reproduction machines, and other machinery and equipment normally used in office, which will overload the Building's electrical system. If Tenant uses any Landlord provided service or utility in excess of that reasonably required for normal office use, Landlord may require payment for such extra use.

   (iii) Payment. Tenant's charges for the utilities and services provided under (i) and (ii) above shall be one hundred and ten percent (110%) of Landlord's actual cost of labor and utilities. However, after hours HVAC usage shall be charged at the rate of $24.00 per hour.

   Tenant's failure to pay the charges in (i) and (ii) above within thirty (30) days of receiving a proper and correct invoice shall entitle Landlord to the same remedies it has upon Tenant's failure to pay Base Rent, Additional Rent, or any other charges due under this Lease.

ARTICLE VI

ALTERATIONS, REPAIRS AND MAINTENANCE

   Section 1. ALTERATIONS. Tenant agrees that it will make no alterations, additions or improvements to the Premises without the prior written consent of the Landlord and that all alterations, additions or improvements made by or for the Tenant, including, without limitation, any and all subdividing partitions, walls or railings of whatever type, material or height, excepting movable office furniture installed at the expense of Tenant, shall, when made, become the property of the Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the end of the Lease term, unless Landlord shall notify Tenant to remove same, in which latter event Tenant shall comply to the end that the Premises shall be restored to the same condition in which they were found prior to the Commencement Date, normal wear and tear excepted. Tenant shall not core drill or in any other manner attempt to penetrate or penetrate the floors of the Building without obtaining permission of Landlord.

   In the event that Tenant constructs any improvements to the Premises, then those improvements must be constructed (a) using, at least, finishes which are standard to the Building and according to plans and specifications and using only contractors and subcontractors approved by Landlord in advance, and (b) in compliance with all applicable laws, ordinances, rules, building codes, and regulations of Federal, State, municipal and county authorities, including without limitation, the procurement of a building permit, and (c) in a diligent, good and workmanlike manner. Tenant, or Tenant's contractor, shall obtain a Builders' Risk Insurance Policy in such amount as is reasonably requested by Landlord, naming Landlord as an additional insured and providing that it will not be canceled without giving Landlord at least 15 days prior written notice thereof. Any mechanical or electrical work and any penetration of floors must be performed by Landlord's contractors and subcontractors. Upon completion of any such construction by Tenant, Tenant must furnish Landlord with a complete set of as-built plans and specifications for the same. Tenant will not permit and will indemnify Landlord and hold it harmless from any mechanic's or materialmen's liens against the Premises, in connection with any such improvements.

   Section 2. RIGHT OF ENTRY. The Tenant agrees that Landlord shall have the right to enter and to grant licenses to enter the Premises at any time, upon reasonable prior notice, except in emergency situations, when no notice is required, and except in performing Landlord's normal services in this Lease, when notice is not required, (a) to examine the Premises, (b) to make alterations and repairs to the Premises or to the Building (including the right, during the progress of such alterations or repairs, to keep and store within the Premises all necessary materials, tools and equipment), (c) to exhibit the Premises to prospective purchasers or tenants, or (d) for any other reasonable purpose, and that no such entry shall render the Landlord liable to any claim or cause of action for loss of or damage to property of the Tenant by reason thereof, nor in any manner affect the obligations and covenants of this Lease.

   Section 3.  TENANT'S CARE OF PREMISES.  Tenant shall:

   (i) keep the Premises and fixtures in good order, including without limitation, maintenance and repair, including replacement if necessary, of all doors (exterior and interior), all interior plate glass and window glass, and all wall and floor coverings, effecting all such maintenance and repairs at its own expense and employing materials and labor of a kind and quality equal to the original installations;

   (ii) make repairs and replacements to the Premises or Building needed because of Tenant's misuse or primary negligence, or as provided in any other provision of this Lease including without limitation, Article VIII, Section 5, except to that extent that the repairs or replacements are covered by Landlord's insurance or the insurance Landlord is required to carry under Article VIII, Section 1, whichever is greater;

   (iii) repair and replace special equipment or decorative treatments above Building Standard installed by or at Tenant's request and that serve the Premises only, or any trade fixtures of Tenant, except to the extent the repairs or replacements are needed because of Landlord's misuse or primary negligence, and are not covered by Tenant's insurance or the insurance Tenant is required to carry under Article VIII, Section 2, whichever is greater;

   (iv) if Tenant fails to replace or repair equipment or other installations in or about the Premises as above provided, then immediately after advising Tenant in writing as to the necessity therefor, Landlord may accomplish the required work and add the cost thereof to the next due Monthly Base Rent, but Tenant shall not be liable to Landlord for any failure to fulfill the obligations of this Section until such time as the Tenant shall be notified, as aforesaid, in writing of the requirements therefor.

   Section 4. LANDLORD'S REPAIRS. Landlord shall make the repairs and replacements to maintain the Building in a condition comparable to other first class office building in the Charlotte, North
Carolina area. This maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all systems, such as mechanical, electrical, HVAC, and plumbing.

   Section 5. TIME FOR REPAIRS. Repairs or replacements required under Section 3 or 4 shall be made within a reasonable time
(depending on the nature of the repair or replacement needed) after receiving notice or having actual knowledge of the need for a repair or replacement.

   Section 6. SURRENDERING THE PREMISES. Upon the Termination Date or the date the last extension term, if any, ends, whichever is later, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:

   (i) ordinary wear and tear;

   (ii) damage by the elements, fire, and other casualty unless
Tenant would be required to repair under Section 3;

   (iii) condemnation;

   (iv) damage arising from any cause not required to be repaired or replaced by Tenant; and

   (v) alterations as permitted by this Lease unless Landlord notifies Tenant to remove the same.

   On surrender Tenant shall remove from the Premises its personal property, trade fixtures, and any alterations required to be removed under Section 1 and repair any damage to the Premises caused by the removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal, minus any revenues received by Landlord for their disposal.

                           ARTICLE VII

                        USE AND COVENANTS

   Section 1. USE AND OCCUPANCY. Tenant agrees that the Premises will be used only for general office purposes, that no unlawful use of the Premises will be made, that no sign, name, legend, notice or advertisement of any kind will be fixed, printed, painted or displayed on any part of the Building without the prior written approval of Landlord, except that the name and suite number of the Tenant may be displayed in a manner prescribed by Landlord. Landlord shall provide Tenant with a line on the Building lobby directory at no charge to Tenant.

   Section 2. PARKING. Tenant agrees for itself, its employees, agents and invitees to comply with the parking rules contained in the Parking Rules and Regulations attached hereto as Exhibit E together with all reasonable modifications and additions thereto which Landlord may from time to time make. Tenant shall use parking spaces only in a manner which is compatible with the day-to-day general use of the Building by its employees, visitors, customers, invitees, guests and other tenants in the Building. Tenant agrees that Landlord shall have the right to tow vehicles of Tenant and its employees, agents, guests and visitors that are parked in such a way as to be in violation of the Parking Rules and Regulations.

   Landlord reserves the right from time to time without notice to Tenant to (a) change the location or configuration of the Parking Areas, or any portion thereof; (b) change the number of parking spaces located within the Parking Areas, or any portion thereof;
(c) install systems to control and monitor parking in the Parking Areas, or any portions thereof, including without limitation, a parking gate and identification card system; (d) utilize parking guards or attendants to supervise and control parking within the Parking Areas and to enforce the parking rules; (e) have full access to the Parking Areas (including the right to close or alter the means of access to the Parking Areas, or portions thereof) to make repairs and alterations thereto, to prevent a taking by adverse possession or prescription or to comply with applicable legal and governmental requirements; (f) modify the parking rules;
(g) tow motor vehicles parked in violation of the parking rules; and (h) enforce the parking rules by appropriate legal action.

   Section 3. BUILDING RULES AND REGULATIONS. The Tenant has read the rules and regulations attached hereto as Exhibit F and made a part hereof and hereby agrees to abide by and conform to the same and to such further reasonable rules and regulations as the Landlord may from time to time make or adopt for the care, protection and benefit of the Building or the general comfort and welfare of its occupants. The Tenant further agrees that the Landlord shall have the right to waive any and all of such rules in the case of any one or more tenants without affecting the Tenant's obligations under this Lease, and that Landlord shall not be responsible to the Tenant for the nonconformance by any other tenant to any rules or regulations.

   Section 4. HAZARDOUS SUBSTANCES. Tenant shall not cause or permit any Hazardous Substance to be used, stored, generated or disposed of on or in the Premises by Tenant, Tenant's agents, employees, contractors or invitees, without first obtaining Landlord's written consent. If Hazardous Substances are used, stored, generated or disposed of on or in the Premises whether with or without Landlord's consent or if the Premises become contaminated in any manner for which Tenant is legally liable, Tenant shall indemnify and hold harmless the Landlord from any and all claims, damages, fines, judgements, penalties, costs, liabilities or losses (including, without limitation, a decrease in value of the Premises, Building, or Property damages due to loss or restriction of rentable or usable space, or any damages due to adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorney's fees, consultant and expert fees) arising during or after the Lease Term and arising as a result of such use, storage, generating or disposal of contamination by Tenant. This indemnification includes, without limitation, any and all costs incurred due to any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision. Without limitation of the foregoing, if Tenant causes or permits the presence of any Hazardous Substance on the Premises and such results in contamination, Tenant shall promptly, at its sole expense, take any and all necessary actions to return the Premises to the condition existing prior to the presence of any such Hazardous Substance on Premises. Tenant shall first obtain Landlord's approval for any such remedial action.

   As used herein, "Hazardous Substance" means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any local government, the State of North Carolina, or the United States government. "Hazardous Substance" includes any and all material or substances which are defined as "hazardous waste", "extremely hazardous waste" or a "hazardous substance" pursuant to state, federal or local governmental law. "Hazardous Substance" includes but is not restricted to asbestos, polychlorobiphenyls ("PCB's") and petroleum.

                          ARTICLE VIII

                     INSURANCE AND INDEMNITY

   Section 1. LANDLORD'S INSURANCE. Landlord shall keep the Building insured against damage and destruction by fire, earthquake, vandalism, and other perils in the amount of at least 80% of the replacement value of the Building, as the value may exist from time to time. In addition, Landlord shall maintain a policy of commercial general public liability insurance with respect to the Common Areas, covering bodily injury, death and property damage, with a contractual liability endorsement, in the amount of at least ($1,000,000.00) per occurrence and with an aggregate limit of at least One Million Dollars ($1,000,000.00). Landlord's responsibility to insure its Building shall not obligate Landlord's to insure fixtures or other property of Tenant.

   Section 2. TENANT'S INSURANCE. Tenant shall keep in force, during the full term of this Lease or any renewal or extension thereof, workmen's compensation insurance and commercial general public liability insurance issued by a nationally recognized insurance company, with contractual liability endorsement, with such limits as may be reasonably requested by Landlord from time to time, but with minimum limits not less than $1,000,000.00 in the aggregate on account of bodily injury, including death, or property damage, or both, in any one occurrence, for the Premises and Property, exclusive of any other locations operated by Tenant.
Said policy shall name Landlord as an additional insured and provide that it shall not be canceled for any reason unless and until Landlord is given fifteen (15) days' notice in writing by the insurance company. The insurance policy or other evidence of coverage satisfactory to Landlord shall be deposited with Landlord upon occupancy of Premises by Tenant.

   Section 3. INSURANCE CRITERIA. Insurance policies required by this Lease shall:

   (i) be issued by insurance companies licensed to do business in the state of North Carolina with general policyholders ratings of at least A and the rating of at least XI in the most current BEST'S INSURANCE REPORTS available on the Commencement Date. If the Best's ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies. If the parties cannot agree they shall submit the dispute to arbitration.

   (ii) be primary policies - not as contributing with, or in excess of, the coverage that the other party may carry;

   (iii) be permitted to be carried through a "blanket policy" or "umbrella" coverage;

   (iv) have deductibles not greater than $1,000.00; and

   (v) be maintained during the entire Term and any extension
Terms.

   Section 4. INCREASE IN INSURANCE PREMIUM. If, because of anything done, caused to be done, permitted or omitted by the Tenant, the premium rate for any kind of insurance affecting the Building shall be raised, the Tenant agrees that the amount of the increase in premium which the Landlord shall thereby be obligated to pay for such insurance shall be paid by the Tenant to the Landlord, on demand, and that if the Landlord shall demand that the Tenant remedy the condition which caused the increase in the insurance premium rate, the Tenant will remedy such condition within thirty (30) days after such demand. The Tenant agrees that it shall not do or cause to be done or permit on the Premises, anything deemed more hazardous than use as a normal business office.

   Section 5. TENANT'S INDEMNITY. The Tenant agrees to indemnify and save harmless the Landlord and the agents, servants and employees of the Landlord against and from any and all claims by or on behalf of any person, firm or corporation arising by reason of injury to any person, including death, or property occurring in the Premises or the Building, occasioned in whole or in part by any act or omission on the part of the Tenant or any employee (whether or not acting within the scope of employment), agent, visitor, licensee, invitee, contractor, subcontractor, assignee or tenant of the Tenant, or by reason of nonperformance of any covenant in this Lease on the part of the Tenant or anyone holding or claiming to hold through or under the Tenant. Tenant agrees to pay for all damage to the Building or Property, as well as all damage to tenants or occupants thereof, caused by Tenant's misuse or neglect of said Premises, its apparatus or appurtenances. Landlord shall not be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the Building or by any owner or occupant of adjoining or contiguous property.

   Section 6. LANDLORD'S INDEMNITY. The Landlord agrees to indemnify and save harmless the Tenant and the agents, servants and employees of the Tenant from any and all claims for personal injury, death or property damage, for incidents occurring in or about the Premises, Building or Property and caused by the negligence or willful misconduct of Landlord, its agents or employees (whether or not acting within the scope or employment).

   Section 7. TENANT'S PERSONAL PROPERTY. Tenant shall keep its personal property and trade fixtures in the Premises and Building insured with "all risks" insurance in an amount to cover one hundred percent (100%) of the replacement cost of the said property and fixtures. Tenant shall also keep any non-Building standard improvements made to the premises at Tenant's request insured to the same degree as Tenant's personal property. Tenant agrees that all personal property in the Premises shall be and remain at Tenants sole risk, and Landlord shall not be liable for any damage to, or loss of such personal property arising from any acts of negligence of any persons or from fire or from the leaking of the roof or from the bursting, leaking, or overflowing of water, sewer or steam pipes or from any other cause whatsoever; Tenant expressly agrees to indemnify and save Landlord harmless in all such cases.

   Section 8. WAIVER OF SUBROGATION. Each party waives claims arising in any manner in its (Injured Party's) favor and against the other party for loss or damage to Injured Party's property located within or constituting a part or all of the Building. This waiver applies to the extent the loss or damage is covered by:

   (i) the Injured Party's insurance; or

   (ii) the insurance the Injured Party is required to carry under
Article VIII, whichever is greater. The waiver also applies to each party's directors, officers, employees, shareholders, and agents. The waiver does not apply to claims caused by a party's willful misconduct.

   If despite a party's best efforts it cannot find an insurance company meeting the criteria in Section 3 that will give the waiver of subrogation at reasonable commercial rates, then it shall give notice to the other party within thirty (30) days after the Lease's Commencement Date. The other party shall then have thirty (30) days to find an insurance company that will issue the waiver at reasonable commercial rates. If the other party also cannot and such an insurance company, then both parties shall be released from their obligation to obtain the waiver.

   If an insurance company is found but it will give the waiver only at rates greater than reasonable commercial rates, then the parties can agree to pay for the waiver under any agreement they can negotiate. If the parties cannot in good faith negotiate an agreement, then both parties shall be released from their obligation to obtain the waiver.

                           ARTICLE IX

                       DAMAGES TO PREMISES

   Section 1.  DEFINITION.  "Relevant Space" means:

   (i) the Premises as defined in Article II, excluding Tenant's non-Building-Standard fixtures;

   (ii) access to the Premises; and

   (iii) any part of the Building that provides essential services to the Premises.

   Section 2. REPAIR OF DAMAGE. If the Relevant Space is damaged in part or whole from any cause and the Relevant Space can be substantially repaired and restored within one hundred and eighty
(180) days from the date of the damage using standard working methods and procedures, Landlord shall at its expense promptly and diligently repair and restore the Relevant Space to substantially the same condition as existed before the damage. This repair and restoration shall be made within one hundred and eighty (180) days from the date of the damage unless the delay is due to causes beyond Landlord's reasonable control.

   If the Relevant Space cannot be repaired and restored within the one hundred and eighty (180) day period, then either party may, within ten (10) days after determining that the repairs and restoration cannot be made within one hundred and eighty (180) days, cancel the Lease by giving notice to the other party. Nevertheless, if the Relevant Space is not repaired and restored within one hundred and eighty (180) days from the date of the damage, then Tenant may cancel the Lease at any time after the one hundred and eightieth (180th) day and before the two hundred and tenth (210th) day following the date of damage. Tenant shall not be able to cancel this Lease if its willful misconduct caused the damage unless Landlord is not promptly and diligently repairing and restoring the Relevant Space.

   Section 3. ABATEMENT. Unless the damage is caused by Tenant's willful misconduct, the Base Rent and Additional Rent shall abate in proportion to that part of the Premises that is unfit for use in Tenant's business. The abatement shall consider the nature and extent of interference to Tenant's ability to conduct business in the Premises and the need for access and essential services. The abatement shall continue from the date the damage occurred until ten (10) business days after Landlord completes the repairs and restoration to the Relevant Space or the part rendered unusable and notice to Tenant that the repairs and restoration are completed, or until Tenant again uses the Premises or the part rendered unusable, whichever is first. In the event of a full abatement of rent as aforesaid, the term of this Lease shall be extended automatically for a period equal to the period of such abatement.

   Section 4. TENANT'S PROPERTY. Notwithstanding any thing else in Section 1, Landlord is not obligated to repair or,restore damage to Tenant's trade fixtures, furniture, equipment, or other personal property, or any Tenant improvements.

   Section 5.  DAMAGE TO BUILDING.  If:

   (i) more than forty percent (40%) of the Building is damaged and the Landlord decides not to repair and restore the Building;

   (ii) any mortgagee of the Building shall not allow adequate insurance proceeds for repair and restoration;

   (iii) the damage is not covered by Landlord's insurance required by Article VIII, Section 1; or

   (iv) the Lease is in the last twelve (12) months of its term;

then Landlord may cancel this Lease. To cancel, Landlord must give notice to Tenant within thirty (30) days after the Landlord knows of the damage. The notice must specify the cancellation date, which shall be at least thirty (30) but not more than sixty (60) days after the date notice is given.

   Section 6. CANCELLATION. If either party cancels this Lease as permitted by this Article, then this Lease shall end on the day specified in the cancellation notice. The Base Rent, Additional Rent, and other charges shall be payable up to the cancellation date and shall account for any abatement. Landlord shall promptly refund to Tenant any prepaid, unaccrued Rent and Additional Rent, accounting for any abatement, plus security deposit, if any, less any sum then owing by Tenant to Landlord.

                            ARTICLE X

                         EMINENT DOMAIN

   If more than twenty percent (20%) of the floor area of the Premises is taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof, then either party hereto shall have the right to terminate this Lease effective on the date physical possession is taken by the condemning authority or private purchaser.

   If less than twenty percent (20%) of the floor area of the Premises is taken for any public or quasi-public use in said manner, this Lease shall not terminate. However, in the event any portion of the Premises is taken and the Lease not terminated, the rental specified herein shall be reduced during the unexpired term of this Lease in proportion to the area of the Premises so taken and the reduction shall be effective on the date physical possession is taken by the condemning authority or private purchaser.

   Any election to terminate this Lease following condemnation shall be evidenced only by written notice of termination delivered to the other party not later than fifteen (15) days after the date on which physical possession is taken by the condemning authority or private purchaser and shall be deemed effective as of the date of said taking. If, however, the Lease is not terminated following a partial condemnation, Landlord shall promptly make all necessary repairs or alterations to the Building and Premises which are required to make the Building usable by Tenant subsequent to such taking.

   All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) whether for the whole or a part of the Premises, shall be the property of the Landlord whether such award is compensation for damages to Landlord's or Tenant's interest, provided Landlord shall have no interest in any award made to Tenant for loss of business or for the taking of Tenant's fixtures and other property within the Premises if a separate award for such items is made to Tenant.

                           ARTICLE XI

                       DEFAULT AND WAIVER

   Section 1. TENANT'S DEFAULT. Each of the following constitutes a default:

   (i) Tenant's failure to pay Base Rent, Additional Rent or any other sum due hereunder within five (5) days after Tenant receives notice from Landlord of Tenant's failure to pay Base Rent, Additional Rent, or such other sum;

   (ii) Tenant's failure to pay Base Rent or Additional Rent by the due date, at any time during a calendar year in which Tenant has already received two notices of its failure to pay Base Rent or Additional Rent by the due date;

   (iii) Tenant's failure to perform or observe any other Tenant obligation after a period of thirty (30) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure, after it receives notice from Landlord setting forth in reasonable detail the nature and extent of the failure and identifying the applicable Lease provision;

   (iv) Tenant's abandoning or vacating the Premises if Tenant fails to timely pay the Base Rent, Additional Rent, and other charges due under the Lease by the due date;

   (v) Tenant's failure to vacate or stay any of the following within thirty (30) days after they occur:

   A. a petition in bankruptcy is filed by or against Tenant;

   B. Tenant is adjudicated as bankrupt or insolvent;

   C. a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant's property; or

   D. Tenant makes an assignment for the benefit of creditors.

   Section 2.  LANDLORD'S REMEDIES.

   (i) Landlord, in addition to the remedies given in this Lease or under the law, may do one or more of the following if Tenant commits a Default under Section 1:

   A. end this Lease, and Tenant shall then surrender the Premises to Landlord;

   B. enter and take possession of the Premises either with or without process of law and remove Tenant, with or without having ended the Lease; and

   C. alter locks and other security devices at the Premises.

   Tenant waives claims for damages by reason of Landlord's reentry, repossession, or alteration of locks or other security devices and for damages by reason of any legal process.

   (ii) Landlord's exercise of any of its remedies or its receipt of Tenant's keys shall not be considered an acceptance of surrender or a surrender of the Premises by Tenant. A surrender must be agreed to in writing by Landlord.

   (iii) If Landlord ends this Lease or ends Tenant's right to possess the Premises because of a default, Landlord may hold Tenant liable for Base Rent, Additional Rent, and other indebtedness accrued to the date the Lease ends. Tenant shall also be liable for the Base Rent, Additional Rent and other indebtedness that otherwise would have been payable by Tenant during the remainder of the term had there been no default, reduced by any sums Landlord receives by reletting the Premises during the term. If Landlord is able to relet the Premises during any part of the remainder of the term, at a rental in excess of that provided for under this Lease, Tenant shall not be entitled to any such excess rental and Tenant waives any claim thereto.

   (iv) Tenant shall also be liable for that part of the following sums paid by Landlord and attributable to that part of the term ended due to Tenant's default:

   A. reasonable broker's fees incurred by Landlord for reletting part or all of the Premises prorated for the part of the reletting term ending concurrently with the then current term of this Lease;

   B. the cost of removing and storing Tenant's property;

   C. the cost of minor repairs, alterations, and remodeling necessary to put the Premises in a condition reasonably acceptable to a new Tenant; and

   D. other necessary and reasonable expenses incurred by Landlord in enforcing its remedies.

   (v) Landlord may sue and take any other action provided by law to collect the amounts due hereunder at any time and from time to time without waiving its rights to sue for and collect further amounts due from Tenant hereunder.

   Section 3. WAIVER. The waiver by Landlord of any breach of any covenant or agreement herein contained shall not be deemed to be waiver of such covenant or agreement or any subsequent breach of the same or any other covenant or agreement herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any breach by Tenant of any covenant or agreement of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such breach at the time of acceptance of such rent.

   Section 4. LANDLORD'S DEFAULT. Landlord's failure to perform or observe any of its Lease obligations after a period of thirty
(30) days or the additional time, if any, that is reasonably necessary to properly and diligently cure the failure after receiving notice from Tenant, is a default. The notice shall be in writing and give in reasonable detail the nature and extent of the failure and identify the Lease provisions(s) containing the obligations(s). If Landlord commits a default, Tenant may pursue such remedies given to Tenant under the laws of the State of North Carolina.

   Section 5. EXCEPTION TO CURE PERIODS. The cure periods provided for in Article XI, Section 1 shall not apply to:

   (i) emergencies; and

   (ii) failure to maintain the insurance required by Article VIII.

   Section 6. SURVIVAL. The remedies provided in this Article XI and the indemnities provided in Article VIII, Sections 5 and 6 shall survive the ending of this Lease. Any other provision of this Lease which by its nature would require the survival of the ending of this Lease, shall also survive the ending of this Lease.

                           ARTICLE XII

                    ASSIGNMENT AND SUBLETTING

   Section 1. CONSENT REQUIRED. Tenant shall not transfer, mortgage, encumber, assign, or sublease all or part of the Premises without Landlord's advance written consent. Landlord's consent to any assignment or sublease shall not be unreasonably withheld or unduly delayed.

   Section 2. REASONABLENESS. The Landlord's consent shall not be considered unreasonably withheld if:

   (i) the proposed subtenant's or assignee's financial responsibility does not meet the same criteria Landlord uses to select comparable Building tenants;

   (ii) the proposed subtenant's or assignee's business is not suitable for the Building considering the business of the other tenants and the Building's prestige; or

   (iii) the proposed use is inconsistent with the use permitted by
Article VII, Section 1.

   Section 3.  PROCEDURE.  Tenant must provide Landlord in writing:

   (i) the name and address of the proposed subtenant or assignee;

   (ii) the nature of the proposed subtenant's or assignee's business it will operate in the Premises;

   (iii) the terms of the proposed sublease or assignment; and

   (iv) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee under this paragraph.

   Landlord shall, within thirty (30) days after receiving the information required under this Article, give notice to Tenant to permit or deny the proposed sublease or assignment. If Landlord denies consent, it must explain the reasons for the denial. If Landlord does not give notice within the thirty (30) day period, then Tenant may sublease or assign part or all of the Premises upon the terms Tenant gave in the information under this Article.

   Section 4. CONDITIONS. Subleases and Assignments by Tenant are also subject to:

   (i) The terms of this Lease;

   (ii) The term shall not extend beyond the Lease term;

   (iii) Tenant shall remain liable for all Lease obligations; and

   (iv) Consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases.

                           ARTICLE XIV

                          SUBORDINATION

   Tenant shall, upon request by Landlord, subject and subordinate all or any of its rights under this Lease to any and all mortgages and deeds of trust now existing or hereafter placed on the Building; provided, however, that Tenant will not be disturbed in the use or enjoyment of the Premises so long as it is not in default hereunder. Tenant agrees that this Lease shall remain in full force and effect notwithstanding any default or foreclosure under any such mortgage or deed of trust and that it will attorn to the mortgagee, trustee or beneficiary of such mortgage or deed of trust, and the successor or assign of any of them, and to the purchaser or assignee under any foreclosure. Tenant will, upon request by Landlord, execute and deliver to Landlord, or to any other person designated by Landlord, any instrument or instruments, including but not limited to such subordination, attornment and nondisturbance agreements as may be required by the beneficiary in any first deed of trust on the Property required to give effect to the provisions of this paragraph and shall execute and deliver to Landlord such amendments to this Lease as may be required by a proposed beneficiary in a first deed of trust on the Property; provided, however, that such amendments do not materially increase the obligations and duties of Tenant hereunder.

                           ARTICLE XV

                       GENERAL PROVISIONS

   Section 1. TRANSFER OF LANDLORD'S INTEREST. The term "Landlord" as used in this Lease means only the owner or the mortgagee in possession for the time being of the Building or Property the owner of the Lease of the Building or Property so that in the event of any sale of said Building or Property of said Lease, or in the event of a lease of said Building, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser at any such sale or lease of the Building or Property, that the purchaser or the lessee of the Building or Property has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

   Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that the liability of the Landlord hereunder shall be limited to the equity of the Landlord in the Property in the event of a breach or the failure of Landlord to perform any or the terms, covenants, conditions and agreements of this Lease to be performed by Landlord. In furtherance of the foregoing, the Tenant hereby agrees that any judgment it may obtain against Landlord as a result of the breach of this Lease as aforesaid shall be enforceable solely against the Landlord's interest in the Property.

   Any security given by Tenant to Landlord to secure performance of Tenant's obligations hereunder may be assigned and transferred by Landlord to the successor in interest to Landlord; and, upon acknowledgement by such successor of receipt of such security and its express assumption of the obligation to account to Tenant for such security in accordance with the terms of this Lease, Landlord shall thereby be discharged of any further obligation relating thereto.

   Landlord's assignment, sale or transfer of the Lease or of any or all of its rights herein shall in no manner affect Tenant's obligations hereunder. Tenant shall thereafter attorn and look to such assignee, as Landlord, provided Tenant first has written notice of such assignment of Landlord's interest.

   Section 2. LANDLORD NOT PARTNER. It is expressly understood and agreed that the Landlord is not a partner, joint venturer or associate of Tenant in the conduct of Tenant's business, that the provisions of this Lease with respect to the payment by Tenant of rent are not sharing of profits and that the relationship between the parties hereby is and shall remain at all times that of landlord and tenant.

   No provision of this Lease shall be construed to impose upon the parties hereto any obligation or restriction not expressly set forth herein.

   Section 3. RECORDING. The recording of this Lease is prohibited except as allowed in this section. However, at the request of either party, the parties shall promptly execute and record, at the cost of the requesting party, a short form memorandum describing the Premises and stating the term of this Lease, its Commencement and Termination Dates, and any other information the parties agree to include.

   Section 4. ADDITIONAL INSTRUMENTS. The parties agree to execute and deliver any instruments in writing necessary to carry out any agreement, terms, condition or assurance in this Lease whenever occasion shall arise and reasonable request for such instrument shall be made.

   Section 5. LEASE NOT AN OFFER. Landlord has given this Lease to Tenant for review. It is not an offer to lease. This Lease shall not be binding unless signed by both parties.

   Section 6. PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person(s), firm(s), or corporation(s) may require.

   Section 7. COUNTERPARTS. This Lease may be executed in counterparts, all of which taken together, shall be deemed one original.

   Section 8. AMENDMENT AND MODIFICATION. This Lease embodies the full agreement of the parties and supersedes any and all prior understandings or commitments concerning the subject matter of this Lease. Any modification or amendment must be in writing and signed by both parties.

   Section 9. BINDING EFFECT. This Lease shall be binding upon and inure to the benefit of the parties hereto, their assigns, administrators, successors, estates, heirs and legatees respectively, except as herein provided to the contrary.

   Section 10. CONTROLLING LAW. This Lease and the rights of the Landlord and Tenant hereunder shall be construed and enforced in accordance with the law of the State of North Carolina.

   Section 11. PARTIAL INVALIDITY. In the event that any part or provision of this Lease shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Lease which can be separated from the invalid, unenforceable provision shall continue in full force and effect.

   Section 12. CAPTIONS. The section titles, numbers and captions contained in this Lease are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, modify, or describe the scope or intent of this Lease nor any provision herein.

   Section 13. RELOCATION. In the event a Tenant occupies office space amounting to less than fifty percent (50%) of the total area of a floor, the Landlord shall have the right to relocate the Tenant to another location within the Building. Landlord will pay all actual costs of the relocation. Such a relocation is to be preceded by the Landlord's giving the Tenant thirty (30) days written notice of such a move.

   Section 14. TIME OF ESSENCE. Time is of the essence in the performance of the provisions of this Lease.

   Section 15. WARRANTIES. Tenant warrants that it has had no dealing with any broker or agent in connection with the negotiation or execution of this Lease other than The Harris Group of the Carolinas, Ltd. and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

   Section 16. AUTHORITY OF PARTIES. Each party warrants that it is authorized to enter into this Lease, that the person signing on its behalf is duly authorized to execute the Lease, and that no other signatures are necessary.

   Section 17. TEMPORARY SPACE. Landlord agrees to lease to Tenant on a temporary basis, suitable space to be agreed upon by Landlord and Tenant, on the first floor of One Morrocroft Centre at a rental amount of Two Thousand ($2,000.00) Dollars per month, to be utilized until the earlier of (a) the Commencement Date or (b) the termination of this Lease.

   IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the date and year first above written.

WITNESS:                            H-C REIT, INC.



By: /s/ Not Readable                By: /s/ Not Readable
    Secretary                           President

CORPORATE SEAL



ATTEST:                             CAPITAL FACTORS, INC.


By: /s/ Not Readable                By: /s/ John Kiefer
           Secretary                    President



[CORPORATE SEAL]







                          EXHIBIT 10.13




















                700 SOUTH FLOWER STREET BUILDING
                          OFFICE LEASE


                         by and between


                 HOPE & FLOWER B.P. PARTNERSHIP
                a California limited partnership


                               and


                      CAPITAL FACTORS, INC.
                     a Delaware corporation

                    Dated as of March 1, 1995



















                  SOUTH FLOWER STREET BUILDING
                          OFFICE LEASE


   THIS LEASE, dated as of March 1, 1995, is entered into by and between HOPE & FLOWER B.P. PARTNERSHIP, a California limited partnership ("Landlord"), and Capital Factors, Inc., a Delaware corporation ("Tenant").

   1.    Lease of Premises.

   Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions set forth in this Lease those certain premises (the "Premises") to be commonly known as Suite 2000 and shown on Exhibit A on the 20th floor of the building (the "Building") located at 700 South Flower Street, Los Angeles, California. The Building and other improvements (including a hotel, a department store, retail stores, a parking garage and an enclosed mall) in the block bounded by Flower, Seventh, Hope and Eighth Streets and the land (the "Land") on which these improvements are located, and all other improvements now or later on the Land, other than those which tenants may remove according to the terms of their leases, are collectively referred to herein as the "Project". Tenant shall have the non-exclusive right to use the common areas in the Project. The parties agree that notwithstanding any remeasurement of the Premises or the Building, no provision of this Lease in which the parties' rights or obligations depend on the size of the Building and/or the Premises, including without limitation any provision with respect to Base Rent or Tenant's Percentage (as those terms are defined below), shall be subject to any change as a result of any such remeasurement.

   2. Term.

      2.1. Commencement Date. The term (the "Term") of this Lease shall commence on the date (the "Commencement Date") which is the earlier of (a) the date which is up to thirty (30) days after the date ("Landlord's Completion Date") the Premises are ready for occupancy by Tenant as specified in Section 2.2 (such thirty (30) day period being intended to allow Tenant as much time, up to thirty (30) days, as it reasonably needs to install its furniture and computers in the Premises and to complete its move into the Premises, it being understood that this period will be reduced to the extent that Tenant is given early possession of the Premises pursuant to Paragraph 5 of Exhibit C and uses that period to start to install its furniture and computers in the Premises and/or to start its move into the Premises) or (b) the date on which Tenant takes possession of and occupies any portion of the Premises for the conduct of its business and, unless sooner terminated or extended pursuant to the terms of this Lease, shall continue for ten (10) years and one (1) month after the Commencement Date. The Landlord's Completion Date is projected to occur on or about
August 1, 1995, or as soon thereafter as Tenant Improvements (defined below) can be completed. Promptly following the Commencement Date, Landlord and Tenant shall confirm the Commencement Date and the expiration date by executing and delivering a memorandum in the form of Exhibit B.

      2.2. Occupancy Date. Landlord shall prepare the Premises for occupancy by Tenant in accordance with the provisions of Exhibit C. Landlord shall deliver to Tenant a written notice stating the date on which the Premises will be ready for occupancy by Tenant (the "Occupancy Date"), such notice to be given not less than twenty (20) days prior to the occupancy Date indicated in the notice. The occupancy Date shall not occur until (a) the Building Systems (as defined in Section 5.2) are operational to the extent necessary to service the Premises, (b) Landlord has provided reasonable access to the Premises for Tenant, its agents, employees, licensees and invitees so that the Premises may be used without substantial interference, (c) Landlord has provided Tenant with parking as set forth in Section 12, (d) Landlord has substantially completed the work to be performed by Landlord in accordance with Exhibit C except for minor details of construction, decoration and mechanical adjustments which do not materially interfere with Tenant's use of the Premises, and (e) a certificate of occupancy or a temporary certificate of occupancy has been obtained for the use and occupancy of the Premises by Tenant. This Lease shall not be void, voidable or subject to termination, nor shall Landlord be liable to Tenant for any loss or damage, resulting from Landlord's failure to deliver the Premises to Tenant on the date specified in Landlord's notice given pursuant to this Section, but no rent shall be payable hereunder with respect to any delay in delivery of the Premises to the extent caused by Landlord, its officers, directors, partners, agents, employees, contractors, or licensees. Notwithstanding anything to the contrary set forth above, if the Occupancy Date is delayed as a result of any Tenant Delay (as defined in Section 6 of Exhibit C), the Commencement Date (and the commencement of Tenant's obligation to pay rent) shall be accelerated by the number of days of such delay and the Commencement Date shall be deemed to occur on the date the Premises would have been ready for occupancy without such delay.

   The operations which Tenant intends to conduct in the Premises are presently being conducted in premises ("Tenant's Existing Premises") located in the building at 3435 Wilshire Boulevard, Los Angeles, California. If this Lease is executed by Tenant on or before March 1, 1995, then to the extent that Landlord's Completion Date is delayed until after August 1, 1995 for any reason which is within Landlord's reasonable control, then Landlord shall be liable to Tenant for all rent and other occupancy costs paid by Tenant pursuant to Tenant's lease of Tenant's Existing Premises with respect to the period that that delay causes Tenant (assuming that Tenant makes commercially reasonable efforts to install its furniture and computers in the Premises and to complete its move into the Premise as soon as possible after Landlord's Completion
Date) to remain in Tenant's Existing Premises after September 1,
1995.

   If for any reason the Commencement Date has not occurred on or before January 1, 1996 (with such date being postponed by the number of days by which the Commencement Date is delayed by any Tenant Delay)(the "Upset Date"), Tenant may terminate this Lease by notice of termination given to Landlord within ten (10) days after the Upset Date.

      2.3. Acceptance of Premises. By entering into possession of the Premises or any part thereof Tenant shall be conclusively deemed to have accepted the Premises and to have agreed that Landlord has performed all of its obligations under Exhibit C and that the Premises are in satisfactory condition and in full compliance with the requirements of this Lease as of the date of such possession, except for (a) such matters as Tenant shall specify to Landlord in writing within ten (10) days thereafter,
(b) the minor details of construction, decoration and mechanical adjustments referred to in Section 2.2, and (c) latent defects which would not have been discovered by Tenant by a reasonably diligent inspection within ten (10) days after Tenant takes possession of the Premises. Landlord shall be responsible for correcting defective workmanship in the Tenant Improvements and for correcting defects in the Tenant Improvements which result from the design of the Tenant Improvements or the selection of materials included as part of the Tenant Improvements unless, at the time of Landlord's approval thereof, Landlord has specified its objection to the design or materials and given Tenant an opportunity to make appropriate changes. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, except as expressly provided in this Lease, with respect to the Premises, the Building or any other portion of the Project, including without limitation any representation or warranty with respect to the suitability or fitness of the Premises, the Building or any other portion of the Project for the conduct of Tenant's business.

   3. Base Rent.

      3.1. Base Rent. Tenant shall pay Landlord base rent ("Base Rent") for the Premises, in advance on or before the Commencement
Date and on or before the first day of each successive calendar month during the Term, in the following amounts:

[CAPTION]


      Base Rent for:                shall be:

   Months  1 through   8               $     zero per month
   Months  9 through  60               $21,018.00 per month
   Months 61 through  66               $     zero per month
   Months 67 through 121               $23,353.33 per month


      3.2. Partial Months. If the Term begins on a day other than the first day of a calendar month, or ends on a day other than the last day of a calendar month, Base Rent for such month shall be prorated based upon the number of days in such month occurring during the Term.

      3.3.  No Offset.        Base Rent, together with all other
sums due under this lease ("Additional Rent"), shall be paid to Landlord without deduction or offset and without demand (except as otherwise herein expressly provided) in lawful money of the United States at the Office of the Building or such other location and/or to such other person as Landlord may from time to time designate in writing. The Base Rent and Additional Rent may sometimes be referred to herein as "rent".

   4. Rent Adjustments.

      4.1.  Operating Expenses.

         A. Tenant shall pay as Additional Rent for each Lease Year (as defined in Section 4.5) after 1995 (the "Base Year") an amount equal to two and six hundred fifty-three ten thousands percent (%2.0653) ("Tenant's Percentage") of the amount by which the Operating Expenses (as defined in Section 4.1(C)) for such Lease Year exceed the Operating Expenses for the Base Year, but in no event shall Tenant pay any such Additional Rent with respect to months l through 8 and months 61 through 66 of the Term.

         B. Any costs or expenses for services or utilities in excess of those required by this Lease to be supplied by Landlord, not otherwise included in Operating Expenses, and which are attributable directly to Tenant's use or occupancy of the Premises shall be paid in full by Tenant as Additional Rent when such costs are incurred or, if Landlord makes such payments, within five (5) days after being billed therefor by Landlord.

         C. "Operating Expenses" shall mean the total of all costs incurred by Landlord in the management, operation, maintenance and repair of the Project, subject to the limitations contained herein. Except as otherwise provided herein, Operating Expenses shall include without limitation (i) the cost of providing, managing, operating, maintaining and repairing air conditioning, electricity, steam, heating, mechanical, ventilation, telecommunications wiring and cabling, escalator, elevator and other systems and all other utilities and the cost of supplies and equipment and maintenance and service contracts in connection therewith, (ii) the cost of repairs, general maintenance and cleaning, trash removal, telephone service, janitorial service, light bulb and tube replacement, and supplies, security and parking shuttle service, (iii) the cost of fire, extended coverage, boiler, sprinkler, public liability, property damage, rent, earthquake and other insurance, it being understood that Landlord does not now carry earthquake insurance and that if Landlord does carry earthquake insurance in the future, Landlord's practices with respect to such insurance, including without limitation the handling of any deductibles and the charges passed on to tenants, shall be consistent with the handling of such matters by landlords of comparable first-class institutional quality office buildings in the downtown Los Angeles financial district, (iv) wages, salaries and other labor costs including taxes, insurance, retirement, medical and other employee benefits,
(v) fees, charges and other costs, including management fees, consulting fees, legal fees and accounting fees, of all independent contractors engaged by Landlord or reasonably charged by Landlord if Landlord performs management services in connection with the Project, (vi) the cost of supplying, replacing and cleaning employee uniforms, (vii) the fair market rental value of Landlord's and the Project manager's offices and storage areas in the Building, provided said offices and storage areas are devoted solely to the management, operation, maintenance or repair of the Project, and provided that the size of those offices shall not increase during the Term, (viii) the cost of business licenses and similar taxes, (ix) fees imposed by any federal, state or local government for fire and police protection, trash removal or other similar services which do not constitute Real Property Taxes as defined in Section 4.2(B), (x) any charges which are payable by Landlord pursuant to a service agreement with the City of Los Angeles, under a special assessment district or pursuant to any other lawful means, (xi) the costs of contesting the validity or applicability of any governmental enactment which would increase Operating Expenses, provided that where the enactment would increase Operating Expenses for a limited and determinable period of time, these costs will be spread evenly over that period of time, and where the enactment would increase Operating Expenses for an unlimited or undeterminable period of time, these costs will be spread evenly over a reasonable period but not less than five (5) years, (xii) depreciation of the cost of acquiring or the rental expense of personal property used in the management, operation, maintenance and repair of the Building and Project, and (xiii) any other expenses of any kind whatsoever reasonably incurred for managing, operating, maintaining and repairing the Project. For purposes of computing rent adjustments pursuant to this Section, Operating Expenses for the entire Project shall be allocated and charged to tenants (including Tenant) in accordance with generally accepted accounting and management practices of Landlord and landlords of comparable first-class institutional quality office buildings in the downtown Los Angeles financial district consistently applied in the Base Year and the applicable Lease Year ("GAAMP"). For any period in which the rentable area of the Building is not one hundred percent (100%) occupied, those Operating Expenses which vary with occupancy shall be adjusted (that is, grossed up) by Landlord to the amount Landlord reasonably estimates they would have been if one hundred percent (100%) of the rentable area of the Building had been occupied during the period; any reference in this Lease to "actual" or "estimated" expenditures, Project Expenses or Additional Rent shall include actual or estimated Operating Expenses for the period in question as grossed up in accordance with this provision. Landlord shall have the right, from time to time, to allocate some or all of the Operating Expenses for the Project among different portions, such as office or retail portions, of the Project ("Cost Pools"), in accordance with GAAMP. (Consistent with the foregoing Landlord now allocates to the Building forty-two and one-half percent (42.5%) of the cost incurred by in Landlord in providing security for the Project and ten percent (10%) of the cost incurred by Landlord in the management, operation, maintenance and repair of the common areas of the Project.) Notwithstanding the foregoing, Operating Expenses shall not include the following, except to the extent permitted by a specific provision of this Lease:

            (1) The cost of repair to the Project including the Premises, to the extent the cost of the repairs is reimbursed by any source (it being understood for this purpose that Landlord will be deemed to be reimbursed to the extent Landlord would have been reimbursed if Landlord had used commercially reasonable efforts to obtain reimbursement from any source, that any infusion of capital by a partner of Landlord would not be considered as a reimbursement for these purposes and that Landlord will be deemed to carry such insurance as is from time to time carried by landlords of comparable first-class institutional quality office buildings in the downtown Los Angeles financial district and Landlord will bear the rising of underinsurance or poor selection of its insurance carriers;

            (2) Marketing costs including leasing commissions, attorney's fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

            (3) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants or other occupant improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

            (4) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building the cost of which is included as Operating Costs;

            (5) The cost of painting and decorating the Premises or premises of other tenants (including Tenant);

            (6) The depreciation of the Building and other real property structures in the Project;

            (7) Interest, principal, points, legal, appraisal and other costs and fees on or for any debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Project;

            (8) Legal and other related expenses associated with the defense of Landlord's title, entitlements, permits and development rights with respect to the Land, the Building or other portions of the Project;

            (9) Landlord's general corporate overhead and general administrative expenses not related to the operation of the Project;

            (10) Any compensation paid to clerks, attendants or other persons and all other costs related to any commercial concessions operated by Landlord;

            (11) All items and services for which Tenant or any other tenant in the Project reimburses Landlord, provided that any item or service supplied selectively to any tenant shall be paid for by that tenant;

            (12) Capital expenditures relating to the Building and other portions of the Project which, in accordance with GAAMP, should not be expensed;

            (13) Any ground lease rental;

            (14) Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded in Subsection (ii) above (excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services);

            (15) Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

            (16) Except for expenses in making repairs or keeping permanent systems in operation while repairs are being made, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services;

            (17) Advertising and promotional expenditures;

            (18) Costs incurred in connection with upgrading the Building to comply with laws in effect prior to the issuance of the temporary certificate of occupancy for the Premises;

            (19) Tax penalties incurred as a result of Landlord's negligence, inability to unwillingness to make payments or to file any return when due;

            (20) Costs arising from Landlord's charitable or political contributions;

            (21) Costs for acquisition of sculpture, paintings or other objects of art;

            (22) Costs incurred in connection with the original development or construction of the Building, including without limitation costs incurred in correcting defects in or inadequacies of the design or construction of the Building, or in connection with any major change in the Building, such as adding or deleting floors;

            (23) Expenses resulting from the negligence of the Landlord, its agents, servants or employees or another tenant;

            (24) Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

            (25) Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagees (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Building;

            (26) The wages and benefits of any employee who does not devote substantially all of his or her time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-a-vis time spent on other matters;

            (27) Fines, penalties, and interest;

            (28) Costs of any insurance coverage in excess of that carried by landlords of comparable first-class institutional quality office buildings in the downtown Los
   Angeles financial district;

            (29) Costs incurred in connection with the ownership, management or operation of the Parking Facilities, except to the extent such costs are not recovered from revenue derived from the Parking Facilities.

            (30) Costs of goods or services furnished by Landlord or subsidiaries of affiliates of Landlord to the extent the same exceed the costs of such services rendered by unaffiliated third parties on a competitive basis;

            (31) Cost arising from defects in the Base Building, shell or core of the Building or improvements installed by Landlord or the repair thereof;

            (32) Costs for which Landlord has been or is to be compensated by a management fee;

            (33) Costs arising from the negligence or fault of any other tenant, or Landlord or its agents, or any vendor, contractor or provider of materials or services selected, hired or engaged by Landlord or its agents including but not limited to, the selection of building materials;

            (34) Costs arising from the presence of hazardous materials or substances on or about the Premises, Building or the site including without limitation hazardous substances in the groundwater or soil, except to the extent any contamination is attributable to the negligence or misconduct of Tenant; and

            (35) Any other costs which, under generally accepted accounting principles consistently applied, would not normally be treated as Operating Expenses by landlords of comparable first-class institutional quality office buildings in the downtown Los Angeles financial district.

      4.2.  Real Property Taxes.

         A. Tenant shall pay as Additional Rent for each Lease Year an amount equal to Tenant's Percentage (as defined in Section 4.1(A)) of the amount by which Real Property Taxes for such Lease Year which Landlord allocates to the Building from time to time in accordance with GAAMP exceed the amount of Real Property Taxes for the Base Year which Landlord allocates to the Building from time to time in accordance with GAAMP. (Landlord now allocates to the Building thirty-five (35%) of Real Property Taxes.) In no event shall Tenant pay any such Additional Rent with respect to months l through 8 and months 61 through 66 of the Term.

      B. "Real Property Taxes" shall mean all taxes, assessments (special or otherwise) and charges levied upon or with respect to the Project and ad valorem taxes on personal property used in connection therewith. Real Property Taxes shall include, without limitation, any tax, fee or excise on the act of entering into this Lease, on the occupancy of Tenant, the rent hereunder or in connection with the business of owning and/or renting space in the Project which are now or hereafter levied or assessed against Landlord by the United States of America, the State of California or any political subdivision, public corporation, district or other political or public entity, and shall also include any other tax, assessment, fee or excise, however described (whether general or special, ordinary or extraordinary, foreseen or unforeseen), which may be levied or assessed in lieu of, as a substitute for, or as an addition to, any other Real Property Taxes. Landlord may pay any such special assessments in installments when allowed by law, in which case Real Property Taxes shall include any interest charged thereon. Real Property Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Property Taxes, provided that where the Real Property Taxes being contested would apply for a limited and determinable period of time, these fees, costs and disbursements will be spread evenly over that period of time, and where the Real Property Taxes being contested would apply for an unlimited or undeterminable period of time, these fees, costs and disbursements will be spread evenly over a reasonable period but not less than five (5) years. Real Property Taxes shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes are levied or assessed against Landlord in lieu of, as a substitute, in whole or in part, for or as an addition to, any other tax which would otherwise constitute a Real Property Tax. During the first five (5) years of the Term, Real Property Taxes shall be calculated without taking into account any increase in Real Property Taxes resulting under Proposition 13 from any sale or other change of ownership of all or any part of the Project. For the Base Year any assessment for Metro Rail or any light rail system of public transportation shall be deemed to be the amount of such assessment actually paid in the Base Year, and for each Lease Year after the Base Year Real Property Taxes shall include the full amount of any such assessment applicable to that Lease Year.

      4.3.  Cost Saving or Mandated Capital Improvements.

         A. For any Lease Year which is included in the useful life of a Capital Improvement, Tenant shall pay as Additional Rent an amount equal to Tenant's Percentage (as defined in Section 4.1A)) of the amount by which Capital Improvement Amortization for such Lease Year which Landlord allocates to the Building from time to time in accordance with GAAMP exceeds the amount of Capital Improvement Amortization for the Base Year which Landlord allocates to the Building from time to time in accordance with GAAMP.

         B. "Capital Improvement" shall mean (x) any equipment, device or other improvement acquired or installed subsequent to the completion of the construction of the Building or other relevant portion of the Project (i) to achieve economies in the operation, maintenance and repair of the Building or such relevant portion of the Project, (ii) to comply with any control or guideline more particularly described in Section 7.3, (iii) to comply with or made necessary as a result of any present or future law, rule or regulation of any governmental or quasi governmental authority with respect to the Building or any such relevant portion of the Project, including without limitation fire, health, safety or construction requirements and the requirements of Title III of the Americans with Disabilities Act, (iv) to enable Landlord to supply services which Landlord might otherwise arrange for others to supply, (v) to enhance the capability or performance of any of the Building Systems, (vi) to provide carpeting and other furnishings in public areas of the Building, or (vii) to provide exterior window treatments throughout the Building, if the cost thereof is capitalized on the books of Landlord in accordance with GAAMP and
(y) any repair of uninsured earthquake damage to the Building (or the amount of any deductible under earthquake insurance) and any retrofitting of the Building to meet seismic safety standards, including engineering studies and tests, if the cost thereof is capitalized on the books of Landlord in accordance with GAAMP.

         C. "Capital Improvement Amortization" shall mean the amount determined by multiplying the actual cost, including actual financing costs, of each Capital Improvement acquired by Landlord by the constant annual percentage required to fully amortize such cost over the useful life of the Capital Improvement (as reasonably determined by Landlord at the time of acquisition).

      4.4.  Payment.          Prior to the commencement of each
Lease Year after the Base Year, or as soon thereafter as possible, Landlord shall furnish to Tenant a statement containing Landlord's reasonable estimate of the Operating Expenses, Real Property Taxes and Capital Improvement Amortization (collectively, "Project Expenses") for such Lease Year and for the Base Year and a calculation of the Additional Rent, if any, payable by Tenant for such Lease Year pursuant to Sections 4.1. 4.2 and 4.3 on the basis of such estimate. If the Lease Year is a full year, Tenant shall pay to Landlord one-twelfth (1/12th) of the amount of said estimated Additional Rent on each monthly rent payment date during such year (commencing on January 1) until further adjustment pursuant to this Section 4.4. If the Lease Year is a partial year, Tenant shall pay to Landlord on each monthly rent payment date in such partial year an amount equal to said estimated Additional Rent divided by the number of months in said partial Lease Year. If Landlord's statement is furnished after the start of the Lease Year, then on the next monthly rent payment date Tenant shall pay the entire portion of the estimated Additional Rent attributable to portions of the Lease Year prior to such date. Following each Lease Year, Landlord shall furnish to Tenant a statement prepared by a firm of accountants selected by Landlord showing the actual Project Expenses during the previous Lease Year, and Landlord shall compute any charge or credit to Tenant necessary to adjust rent previously paid by Tenant to reflect the actual Project Expenses for the previous Lease Year. If such statement and computation reveal an underpayment, Tenant shall promptly pay to Landlord an amount equal to such underpayment (whether or not this Lease has expired or been terminated), and if such statement and computation show an overpayment, Landlord shall credit the next monthly rental payment(s) of Tenant with an amount equal to such overpayment and, when the Term expires or terminated, promptly refund any remainder of the overpayment to Tenant. Neither party may initiate any adjustment in the amount of Additional Rent attributable to any Lease Year later than three (3) years after the end of the Lease Year, except in the case of fraud or a grossly negligent material misstatement by the other party. Landlord's statements of estimated and actual Project Expenses shall be subject to audit by Tenant provided Tenant gives Landlord a written request therefor within one (1) year after receipt of such statement. If Tenant so requests an audit, Landlord shall provide Tenant with access to all of its books and records of such costs so that Tenant may inspect and copy them, and the audit shall be conducted at Landlord's premises in the Building during Landlord's usual business hours. Tenant shall pay for any audit but if it turns out that the Project Expense statement was in error in Landlord's favor by more than three percent (3%), Landlord shall promptly reimburse Tenant for the cost thereof, provided that in no case shall Tenant be required to pay or reimburse Landlord for any costs incurred by Landlord in responding to Tenant's request for information or in responding to any audit under this Section. All information in such books and records shall be deemed confidential information of Landlord and shall not be used or disclosed except for purposes of a determination of such Project Expenses. In the event such audit indicates that a Project Expense statement is incorrect, the parties shall review and try to resolve such issue. If the parties are unable to resolve the issue, either party may institute arbitration proceedings governed by the rules of the American Arbitration Association, which proceeding shall determine (i) whether Tenant was overcharged or undercharged for any Operating Expense and (ii) who shall pay the costs incurred by the parties with respect to the arbitration proceeding. So long as Tenant disputes the accuracy of any Project Expense statement, Tenant shall continue to pay Additional Rent in accordance with the terms of this Lease. If it turns out that Tenant has made an under-payment, Tenant shall promptly pay to Landlord an amount equal to such underpayment (whether or not this Lease has expired or been terminated) and if it turns out that Tenant has made an over-payment, Landlord shall credit the next monthly rental payment(s) of Tenant with an amount equal to such overpayment and, when the Term expires or terminates, promptly refund any remainder of the overpayment to Tenant.

      4.5 Lease Year; Proration. "Lease Year" shall mean the whole or partial calendar year commencing on the Commencement Date and ending on December 31 of the year in which the Commencement Date occurs, and all subsequent calendar years within the Term. The amount of Additional Rent payable under this Section shall be proportionately abated in the case of a partial month or if the Lease Year is less than three hundred sixty-five (365) days.

      4.6. Proposition 8 Appeals. If, as a result of any so-called Proposition 8 appeal filed by Landlord seeking a reduction of Real Property Taxes, Real Property Taxes are for any Lease Year reduced to an amount which, on a per rentable square foot basis, is less than Real Property Taxes for the Base Year, on a per rentable square foot basis, Tenant shall be entitled to a credit against future Additional Rent attributable to increases in Real Property Taxes, which credit shall equal the difference, on a per rentable square foot basis, between the reduced Real Property Taxes for the Lease Year in question and the Real Property Taxes for the Base Year multiplied by the number of rentable square feet then in the Premises. For example, if due to a Proposition 8 appeal Real Property Taxes for 1996 are reduced to $1.00 per rentable square foot in the Building and Real Property Taxes for the Base Year are $1.50 per rentable square foot in the Building, then Tenant shall be entitled to a credit of ($1.50 - $1.00) x 13,410, or $6,705.00. For the purposes of this Lease, Real Property Taxes for the Base Year shall be unaffected by any Proposition 8 appeal filed by Landlord.

   5. Purpose.

      5.1. Use. The Premises shall be used only for general office uses in keeping with the character of a first-class institutional quality office building in the downtown Los Angeles financial district and for no other purpose without the prior written consent of Landlord.

      5.2. Limitation of Uses. Tenant shall not do or permit to be done in or about the Building or the Project anything which (a) would violate any present or future law, rule or regulation of any governmental or quasi-governmental authority, including without limitation Title III of the Americans with Disabilities Act and any such law, rule or regulation (each, a "Hazardous Materials Law") dealing with, or imposing liability or standards of conduct concerning, hazardous or toxic substances ("Hazardous Materials") or otherwise intended to protect the environment, (b) would adversely affect or render more expensive any fire or other insurance maintained by Landlord for the Building or the Project or any of its contents, (c) would exceed the floor load capacity of the floor on which the Premises are located, (d) would impair or interfere with any of the services and systems of the Building (the "Building Systems"), including without limitation the Building's electrical, mechanical, vertical transportation, telecommunication wiring and cabling, sprinkler, fire and life safety, structural, plumbing, security, heating, ventilation and air conditioning systems or the janitorial, security and building maintenance services (collectively, the "Service Facilities"), (e) would injure or annoy, or interfere with the rights of, other tenants or occupants of the Project or impair the appearance of the Project or be prejudicial to the business or reputation of Landlord or the Project, (f) would not be compatible with a first-class institutional quality office building in the downtown Los Angeles financial district or with the use of the Project by other tenants, or (g) would result in Tenant's business machines and mechanical equipment transmitting vibration or noise beyond the Premises. As soon as Tenant knows of it, Tenant will give Landlord prompt notice of (1) any enforcement, remedial or other action relating to the Premises or Tenant's actual or alleged activities in or about any part of the Building or the Project instituted or threatened by any governmental or regulatory body pursuant to any Hazardous Materials Law, (2) any actual or alleged "release" (as defined in any Hazardous Materials Law) of any Hazardous Material in or about any part of the Building or the Project and (3) any claim made or threatened by any person against Landlord, Tenant or any part of the Building or the Project relating to any Hazardous Materials actually or allegedly in or about any part of the Building or the Project. As soon as Tenant has it in Tenant's possession, Tenant shall promptly deliver to Landlord a copy of each letter, report, permit and other writing filed by Tenant with or received by Tenant from any governmental or regulatory body or any other person relating to Hazardous Materials actually or allegedly present or released in or about any part of the Building or the Project. Tenant shall give Landlord such written information about Hazardous Materials in or about the Premises as Landlord may reasonably request from time to time.

      5.3. Safes and Heavy Equipment. Landlord may prescribe the weight and position of all safes, files and heavy equipment in the Premises or on the floor of the Premises so as to distribute their weight properly. Tenant shall reimburse Landlord for the cost of any structural engineering required to determine whether, or to ensure that, the load capacity of the floor accommodates Tenant's requirements.

      5.4. Compliance with Permits. Tenant shall procure and maintain any license or permit required for the lawful conduct of its business or other activity in the Premises, shall submit such license or permit for inspection by Landlord if so requested, and shall comply at all times with all terms and conditions thereof. Tenant's use of the Premises shall be subject to all present and future laws, rules and regulations of any governmental or quasi-governmental authority applicable from time to time to the use, occupancy or possession of the Premises.

      5.5. Compliance by Other Tenants. Landlord shall not be liable to Tenant if any other tenant or occupant of the Project does not comply with the use provision or any other provision of the lease or other agreement under which they are a tenant or occupant of the Project, provided that Landlord shall use commercially reasonable efforts to secure such compliance if Landlord's failure to do so would adversely affect Tenant or Tenant's use or enjoyment of the Premises or the Building.

   6. Security Deposit. (Intentionally omitted.)

   7. Utilities and Services.

      7.1. Landlord's Obligations. Landlord shall, during Normal Working Hours or such other periods as are specified below and subject to the rules and regulations of the Building and/or the Project in effect from time to time, furnish services and utilities as specified below. Except as specifically provided otherwise in this Lease, the cost of these utilities and services shall be included in Operating Expenses. "Normal Working Hours" shall mean the periods from 8:00 a.m. to 6:00 p.m., Monday through Friday and 9:00 a.m. to 1:00 p.m. Saturday or such other hours on such days as may from time to time be established by Landlord, except New Year's Eve Day, New Year's Day, President's Day, Memorial Day, Indepen-dence Day, Labor Day, Thanksgiving Day, Christmas Eve Day, Christmas Day and other generally recognized holidays in Los Angeles, California.

         (a) HVAC. Landlord shall furnish heating, ventilation and air conditioning ("HVAC") in amounts required for the use and occupancy of the Premises for normal office purposes as reasonably determined by Landlord. Material containing specifications for and other information about the existing HVAC system is attached as Exhibit D. Tenant shall not, without Landlord's prior consent, use heat-generating machines or other equipment which may affect the temperature otherwise maintained by the HVAC system in any portion of the Premises, and if such temperature is affected as a result of Tenant's activities in, on or about the Premises, Landlord shall have the right to install any machinery or equipment which Landlord reasonably deems necessary to restore temperature balance, including without limitation modifications to the standard air conditioning equipment, and the cost thereof including the cost of installation and any additional cost of operation and maintenance incurred thereby, shall be paid by Tenant directly to Landlord (instead as part of Operating Expenses) upon demand by Landlord. Landlord makes no representation with respect to the ability of the Building's HVAC system to maintain temperatures which may be required for, or because of, any other-than-normal office equipment of Tenant.

         (b) Electricity. Landlord shall furnish to the Premises electricity in amounts required for the use and occupancy for normal office uses as reasonably determined by Landlord. Tenant shall not install or operate in the Premises any electric equipment which would exceed the capacity of the Building Systems as determined by Landlord. Without the prior consent of Landlord, Tenant shall not install or operate in the Premises any electric equipment which will cause Tenant to use more than one hundred ten percent (110%) of the electricity that is typically used by other tenants in the Building. If Landlord believes at any time that Tenant is using excess electricity, Landlord may install a submeter in the Premises to measure the amount of electricity used by Tenant from time to time. If such submeter shows that Tenant is using more electricity than is typically used by other tenants in the Building and that the allocation of electricity costs to all tenants in the Building through Operating Expenses is therefore materially distorted or unfair, then Tenant shall pay Landlord the actual cost of the installation of such submeter and shall pay directly to Landlord (instead of as part of Operating Expenses) upon demand by Landlord the actual cost of such excess electricity plus any additional expense incurred in keeping account of the electricity so used.

         (c) Elevators. Landlord shall furnish freight and passenger elevator services to the Premises during Normal Working Hours. At other times, Landlord shall furnish passenger elevator cab service in the elevator bank serving the Premises on an as needed basis and shall furnish freight elevator service by prior arrangement with Landlord's Building manager. If Tenant requires extended or uninterrupted use of the freight elevator for other than normal deliveries to the Premises (such as for a special move or alterations), Landlord shall provide freight elevator service by prior arrangement with Landlord's Building manager, the cost of which shall be charged to Tenant in accordance with Section 7.2. Tenant shall not be charged for elevator use in connection with the construction of the Tenant Improvements or Tenant's initial move into the Premises.

         (d)   Telecommunications Wiring and Cabling.
   Notwithstanding any other provision of this Lease or Exhibit C, the provisions of this clause shall apply to any telecommunications wiring and cabling (including without limitation any supporting structure such as conduits, trenches, poles, backboards, slots, sleeves and riser systems) (collectively, the "Non-Premises Wiring and Cabling") at any time serving or intended to serve Tenant's telecommunications system serving the Premises between (a) the Minimum Point of Entry for the Building (as defined by and determined in accordance with regulations of the California Public Utilities Commission in effect from time to time, intended to be the point where telecommunications wiring and cabling serving the Premises may connect to telecommunications wiring and cabling owned and operated by a telecommunications company serving tenants in the Building) and (b) the telecommunications equipment room or rooms from time to time designated by Landlord to serve as the starting point for Tenant's individual telecommunications system serving the Premises. With respect to any not already existing Non-Premises Wiring and Cabling which Tenant might require, Landlord shall from time to time, as soon as reasonably possible after a request by of Tenant, install, maintain, repair and replace all Non-Premises Wiring and Cabling in accordance with plans and specifications from time to time provided by Tenant to Landlord and approved by Landlord, provided that Landlord shall not be the guarantor of, or responsible for, the correctness or accuracy of those plans and specifications or for their compliance with any applicable law, rule or regulation of any governmental or quasi-governmental authority. Subject to the limitations contained in Section 4.1C, all costs associated with the installation, maintenance, repair, replacement and removal of the Non-Premises Wiring and Cabling, including without limitation all design and engineering costs, governmental charges, Landlord's reasonable charges for overhead and supervision, reasonable attorneys' fees and costs, and insurance costs, shall be paid by Tenant to Landlord on demand or, to the extent that Landlord reasonably determines that it is administratively convenient and that it is not likely to be unfair to any tenant in the Building, shall be paid by Landlord and included in Operating Expenses. Subject to the provisions of
   Section 7.3 (which give Tenant certain rights in the event of certain interruptions of service), Landlord shall have no liability, obligation or responsibility with respect to any actual or alleged failure to perform any of its obligations under this clause, or under comparable provisions of leases with other tenants in the Building, unless Landlord shall have acted with negligence or willful misconduct in connection therewith; if Landlord employs an independent contractor to perform the services to be performed by Landlord under this clause, or under comparable provisions of leases with other tenants in the Building, Landlord shall have no liability, obligation or responsibility with respect to any service actually or allegedly performed or not performed by the third person, unless Landlord shall have acted with negligence or willful misconduct in selecting the third person.

         (e) Water. Landlord shall make available water for lavatory and drinking purposes to be drawn from the public lavatory in the core of the floor on which the Premises are located. Tenant shall not use more water than is typically used by other tenants in the Building or connect any appliance to the water pipes.

         (f) Janitorial. Landlord shall provide janitorial service five (5) nights per week generally comparable to that furnished in other first-class institutional quality office buildings in the downtown Los Angeles financial district. Landlord shall not be required to provide janitorial service for areas used for storage, mailroom or similar purposes, or for areas secured, obstructed or locked by Tenant.

         (g) Access. Landlord shall furnish to Tenant's employees and agents access to the Premises on a seven (7) day per week, twenty-four (24) hour per day basis, subject to compliance with such security measures as shall from time to time be in effect for the Building and/or the Project and subject to the rules and regulations for the Building and/or the Project in effect from time to time.

         (h) Relamping. Prior to the commencement of the Term and continuing throughout the Term, Landlord shall lamp and re-lamp the building standard 2' x 2' fluorescent light fixtures in the Premises.

         (i) Security. Landlord shall provide on-site security for the Building, including equipment, personnel, procedures and systems, on a seven (7) day per week, twenty-four (24) hour per day basis, comparable to that furnished in other first-class institutional quality office buildings in the downtown Los Angeles financial district.

      7.2. Extraordinary Services. Freight and passenger elevator services, HVAC, electricity, and access to and use of the loading dock facilities will be available twenty-four (24) hours a day, subject to the provisions of this Section. Landlord may impose a reasonable direct charge and establish reasonable rules and regulations for any of the following: (a) the use of any HVAC or electric current by Tenant at any time other than during Normal Working Hours (except that Landlord's charges for such HVAC usage shall be at Landlord's direct cost of providing such service, which shall be determined by calculating the total kilowatt minimum load multiplied by average electricity cost during the electricity provider's billing period which includes the time of such HVAC usage, plus hourly engineer salary and fringe benefits, costs allocated to equipment maintenance and depreciation, and Landlord's overhead), (b) the usage of any services provided to Tenant (including without limitation passenger or freight elevator service, or use of the loading dock facilities by Tenant) at any time other than during Normal Working Hours, (c) additional or unusual Janitorial services required because of any nonbuilding standard improvements in the Premises, the carelessness of Tenant, the nature of Tenant's business (including the operation of Tenant's business other than during Normal Working Hours), and (d) the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Landlord's normal cleaning of the Premises. The charges for these services shall be paid by Tenant as Additional Rent on the next rent payment date after Tenant's receipt of Landlord's invoice therefor.

      7.3. Interruption in Utility Services. Landlord shall use commercially reasonable efforts to minimize any interruption in utility services to the Premises, the Building and the Project, but Landlord shall not be liable for damages or otherwise for failure, stoppage or interruption of any services or utilities, nor shall the same be construed either as an eviction of Tenant, or result in an abatement of rent (provided, however, that Tenant shall be entitled to an abatement of rent from the inception through the conclusion of any such failure, stoppage or interruption which continues for at least seventy-two (72) hours and renders the Premises substantially unusable by Tenant), when such failure is caused by acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, or by the making of repairs, alterations or improvements to the Premises or the Building, or the limitation, curtailment, rationing or restriction on supply of fuel, steam, water, electricity, labor or other supplies or for any other condition beyond Landlord's reasonable control, including without limitation any governmental energy conservation program or legal requirement. If any governmental entity imposes mandatory or voluntary controls or guidelines on Landlord, the Building or the Project or any part thereof relating to the services provided by Landlord, or the reduction of automobile or other emissions, Landlord may make such alterations to the Building or any other part of the Project related thereto and take such other steps as are necessary to comply with such controls and guidelines, the cost of such compliance and alterations shall be included in Operating Expenses or deemed to be a Capital Improvement, as appropriate according to GAAMP, and Landlord shall not be liable therefor, for damages or otherwise, nor shall the same be construed either as an eviction of Tenant or result in an abatement of rent.

   8. Maintenance and Repairs.

      8.1.  Tenant's Obligations.  Subject to the provisions of
Section 18 and except for Landlord's obligations specifically set forth in this Lease, Tenant shall with reasonable diligence, at Tenant's expense, keep the Premises and every part thereof clean and in good condition and repair, except for reasonable wear and tear and except for damage which is the result of a negligent or willful act or omission of Landlord or Landlord's officers, agents, directors, contractors or employees, and which is not covered by insurance or required by the terms of this Lease to be insured by Landlord or Tenant shall be at Landlord's sole cost and expense. Subject to the provisions of Sections 18 and 22, Tenant shall reimburse Landlord for all repairs to the Building or any other portion of the Project which are required as a result of any misuse or neglect of the same by Tenant or any of its officers, agents, employees or contractors while in or about the Premises, the Building or any other part of the Project.

      8.2.  Landlord's Obligations.  Subject to the provisions of
Section 18, Landlord shall with reasonable diligence keep and maintain the Building's plumbing, heating, ventilation, air conditioning, sprinkler, security and electrical systems and other structural systems and windows, elevators, lobbies, landscaped areas, other common areas and garage facilities serving or located on the Premises (collectively, the "Building Facilities") so that they are suitable for a first-class institutional quality office building in the downtown Los Angeles financial district. As a material inducement to Landlord's entering into this Lease, Tenant waives and releases its right to make repairs at Landlord's expense under Section 1942 of the California Civil Code and the provisions of Section 1932(1) of the California Civil Code or under any other present or future law, rule or regulation of any governmental or quasi-governmental authority now or hereafter in effect. Subject to the provisions of Section 18, Landlord shall keep the Building and the Building Facilities in compliance with applicable governments codes, regulations, ordinances and permits. If (i) Landlord has failed to perform its obligations under this Section,
(ii) that failure is not excused by the force majeure provisions of this Lease (Section 44.12), (iii) that failure causes Landlord to be in default (as defined in section 17.4) under this Lease and
(iv) that default continues for a consecutive period of forty-five
(45) days, then, subject to the foregoing provisions of this Section, Tenant may, without limiting Tenant's other remedies under this Lease or at law, terminate this Lease on ten (10) days written notice to Tenant, but that termination will not be effective if within that ten (10) day period Landlord commences to cure the default and thereafter diligently prosecutes the cure to completion.

   9. Work Outside the Premises or Affecting Any Building System.

   Notwithstanding any other provision of this Lease, any work to be performed by Tenant under any provision of this Lease which is outside the Premises or which could affect any Building System shall, at Landlord's option, be done by Landlord either (i) in accordance with plans and specifications from time to time provided by Tenant to Landlord and approved by Landlord, provided that Landlord shall not be the guarantor of, or responsible for, the correctness or accuracy of plans and specifications provided by Tenant and approved by Landlord or for their compliance with any applicable law, rule or regulation of any governmental or quasi-governmental authority or (ii) if the Lease so contemplates, in accordance with plans and specifications from time to time prepared by Landlord. All costs associated with such work shall be paid by Tenant and without limiting the generality of the fore-going, all such costs incurred by Landlord, including without limitation all design and engineering costs, governmental charges, Landlord's reasonable charges for overhead and supervision, reasonable attorneys' fees and costs, and insurance costs, shall be paid by Tenant to Landlord on demand.

   10.   Alterations, Additions and Improvements.

      10.1. Restriction on Alterations. Tenant will not cause any alterations, additions or improvements to the Premises (collectively "Tenant Alterations") without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Landlord may impose as a condition to such consent such requirements as Landlord in its reasonable discretion may deem necessary or desirable, including without limitation (a) the right to approve the plans and specifications for any work, (b) the right to require supplemental insurance satisfactory to Landlord and naming Landlord as an additional insured, (c) the right to require security for the full payment for any work and to require unconditional lien releases for all work completed, (d) requirements as to the manner in which or the time or times at which work may be performed and (e) the right to designate, subject to Tenant's reasonable approval, the contractor or contractors to perform Tenant Alterations, provided that Tenant shall have the right to seek competitive bids for any Tenant Alterations. All Tenant Alterations shall be compatible with a first-class institutional quality office building in the downtown Los Angeles financial district and completed in accordance with Landlord's requirements and all applicable rules, regulations and requirements of governmental authorities and insurance carriers. Tenant shall pay to Landlord Landlord's reasonable charges for reviewing and inspecting all Tenant Alterations to assure full compliance with all of Landlord's requirements, and if Landlord, at Tenant's request, hire and supervise the contractor for such Tenant Alterations, a fee of up to five percent (5%) of such total costs. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant and approved by Landlord are safe or comply with any applicable present and future laws, rules or regulations of any governmental or quasi-governmental authority. Further, Tenant shall indemnify, protect, defend and hold Landlord harmless from any loss, cost or expense, including attorneys' fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Tenant Alterations, except to the extent such defects are caused by Landlord, its agents, servants or employees. If requested by Landlord, Tenant shall promptly provide Landlord with copies of all contracts, receipts, paid vouchers, and any other documentation (including without limitation "as-built" drawings, air/water balancing reports, permits and inspection certificates) in connection with the construction of any Tenant Alterations. Tenant shall promptly pay all costs incurred in connection with all Tenant Alterations. If a mechanic's lien or other lien is filed against the Land, the Building or the Project, Tenant shall discharge or cause to be discharged (by bond or otherwise) such lien within five (5) days after Tenant receives notice of the filing thereof and shall not allow any such lien to be foreclosed upon. If a mechanic's lien or other lien is filed against the Land, the Building or the Project and Tenant fails to timely discharge such lien, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause any such lien to be released by any means Landlord shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall on demand pay to Landlord any sum paid by Landlord to remove any such lien, together with interest at the rate per annum from time to time in effect under Section 26.1 from the date of such payment by Landlord to the date of payment to Landlord. Any increase in any tax, assessment or charge levied or assessed as a result of any Tenant Alterations which exceed a building standard level of improvement shall be payable by Tenant in accordance with
Section 16; no such increase as a result of the Tenant Improvements shall be so payable by Tenant. Tenant shall be responsible for paying the general contractor's overhead and fee in connection with the work performed pursuant to this Section. Notwithstanding anything in the foregoing to the contrary (i) the outside appearance, character or use of the Building shall not be affected by any Tenant Alteration, and no Tenant Alteration shall materially weaken or impair the structural strength or, in the reasonable opinion of Landlord, lessen the value of the Building or create the potential for unusual expenses to be incurred upon the removal of the Tenant Alterations and the restoration of the Premises upon the termination of this Lease, (ii) no part of the Building outside of the Premises shall be materially adversely affected by any Tenant Alteration, (iii) the proper functioning of the Building Systems and Service Facilities shall not be materially adversely affected by any Tenant Alteration and there shall be no Tenant Alteration which materially interferes with Landlord's free access to the Building Systems, (iv) all work shall be done at such times and in such manner as Landlord from time to time may reasonably designate, and (v) Tenant shall not be permitted to install and make part of the Premises any material, fixture or article which is subject to any lien, conditional sales contract or chattel mortgage other than trade fixtures, furniture and equipment.

      10.2. Removal and Surrender of Fixtures and Tenant Alterations. All Tenant Alterations and all tenant improvements (the "Tenant Improvements") installed in the Premises pursuant to Exhibit C which are attached to or built into the Premises, including without limitation floor coverings, window coverings, wall coverings, paneling, molding, doors, vaults (excluding vault doors), plumbing systems, electrical systems, mechanical systems, structural systems, lighting systems and cabling, wiring and outlets for all sound, communication, telephone, computer, radio, telegraph and television purposes, and any special flooring or ceiling installations, shall become the property of Landlord and shall be surrendered with the Premises, as a part thereof, at the end of the Term; provided, however, Landlord may, by written notice to Tenant at least thirty (30) days prior to the end of the Term, require Tenant to remove any Tenant Alterations designated by Landlord to be removed at the time of Landlord's approval thereof and any other improvements not generally found in a first-class institutional quality office building in the downtown Los Angeles financial district, and to repair any damage to the Premises, the Building and any other part of the Project caused by such removal, all at Tenant's sole expense and to the satisfaction of Landlord. Any articles of personal property including without limitation business and trade fixtures not attached to or built into the Premises, machinery and equipment, free-standing cabinet work, and movable partitions which were installed by Tenant in the Premises at Tenant's sole expense and which were not installed in connection with a credit or allowance granted by Landlord or in replacement for an item which Tenant would not have been entitled to remove, shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term as long as Tenant is not in default hereunder and provided that Tenant repairs to Landlord's reasonable satisfaction any damage to the Premises, the Building and any other part of the Project caused by such removal. For purposes of the insurance requirements of Section 21, Tenant shall be deemed to have an insurable interest in all of the Tenant Improvements and Tenant Alterations in the Premises, as between Landlord and Tenant, but the same shall be surrendered with the Premises on termination of this Lease, as set forth above.

      10.3. Standard Window Covering. Tenant shall use the Building standard window covering as specified by Landlord and Landlord reserves the right to approve or disapprove of interior improvements visible from the ground level outside the Building on wholly aesthetic grounds. Such improvements must be submitted for Landlord's written approval prior to installation, or Landlord may remove or replace such items at Tenant's sole expense.

   11.   Building Rules and Regulations.

   Tenant and Tenant's employees, agents and visitors shall comply with the rules and regulations for the Building adopted by Landlord from time to time. Landlord shall not be responsible to Tenant or any other person for the nonperformance by Tenant or any other person of any such rules and regulations. A copy of the Building rules and regulations now in effect is attached as Exhibit E.

   12. Parking

   Throughout the Term, Tenant shall pay for, at the rates set forth below, and be entitled to parking for four (4) automobiles in single reserved spaces on the subterranean valet level parking area ("Tenant's Valet Level Committed Parking").

   During the first ten (10) months of the Term, Tenant shall also be entitled to parking for up to thirty-six (36) automobiles, up to eleven (11) of which shall be reserved spaces in the upper level reserved parking area which Landlord shall from time to time select and designate, and up to twenty-five (25) of which shall be in the upper level unreserved parking area. Not later than the last business day of the ninth month of the Term Tenant shall deliver to Landlord a written notice ("Tenant's Parking Commitment Notice") stating how many of the thirty-six (36) spaces which were available to Tenant during the first ten (10) months of the Term that Tenant commits to paying for and will be entitled to during the remainder of the Term, provided that the total number committed to shall not be less than sixteen (16). (If Tenant does not deliver Tenant's Parking Commitment Notice to Landlord within ten (10) days after notice from Landlord to Tenant that Tenant's Parking Commitment Notice is about to be, is or was due, there shall be no Tenant's Upper Level Committed Parking (as defined below).) Commencing on the first day of the tenth month of the Term and continuing during the remainder of the Term, Tenant shall pay for and be entitled to the numbers of parking set forth in Tenant's Parking Commitment Notice (the parking to which Tenant so commits being called "Tenant's Upper Level Committed Parking", with Tenant's Valet Level Committed Parking and Tenant's Upper Level Committed Parking being collectively referred to as "Tenant's Committed Parking"), with thirty and fifty-six hundredths percent (30.56%) being allocated to the reserved spaces in the upper level reserved parking area and sixty-nine and forty-four hundredths percent (69.44%) being allocated to the unreserved spaces in the upper level unreserved parking area, with fractional spaces of 0.5 or more being rounded up to the next whole number.

   During the first three (3) years of the Term, there shall be no charge for Tenant's Committed Parking. During the fourth and fifth years of the Term, Tenant shall be charged $110.00 per month (inclusive of the applicable City tax) for each automobile Tenant is entitled to park in the parking garage as part of Tenant's Committed Parking. During the sixth through the tenth years of the Term and during the 121st month of the Term, Tenant shall be charged $125.00 per month (exclusive of the applicable City tax) for each automobile Tenant is entitled to park in the parking garage as part of Tenant's Committed Parking. During the remainder of the Term, Tenant shall be charged for each type of parking comprising Tenant's Committed Parking the same monthly rates as are generally in effect from time to time in the parking garage for the same types of parking, which shall not exceed rates for comparable parking in other first-class institutional quality office buildings in the downtown Los Angeles financial district. Payment by any of Tenant's employees for monthly parking in the parking garage in the Project in any one month shall be credited against Tenant's obligation to pay for Tenant's Committed Parking for the same month.

   After the first ten (10) months of the Term and during the remainder of the Term, Tenant shall also be entitled to parking for up to thirty-six (36) automobiles, up to eleven (11) of which shall be reserved spaces in the upper level reserved parking area which Landlord shall from time to time select and designate, and up to twenty-five (25) of which shall be in the upper level unreserved parking area ("Tenant's Optional Parking"), provided that each type of Tenant's Optional Parking shall be reduced by the corresponding amount of Tenant's Committed Parking (so that, for example, if Tenant's Committed Parking included three (3) reserved spaces in the upper level reserved parking area, Tenant's Optional Parking would include eight (8) reserved spaces in the upper level reserved parking area).

   If the Premises increase or decrease in size during the Term, Tenant's Committed Parking and Tenant's Optional Parking shall increase or decrease proportionally, allocated proportionally among valet level reserved, upper level reserved, and upper level unreserved.

   Throughout the Term, Tenant may, from time to time, request parking in addition to that provided for above and if Landlord or its parking contractor shall provide the same, such parking and Tenant's Optional Parking shall be provided and used on a month-to-month basis, and Tenant shall be charged for each type of such parking the same monthly rates as are generally in effect from time to time in the parking garage for the same type of parking, which shall not exceed rates for comparable parking in other first-class institutional quality office buildings in the downtown Los Angeles financial district.

   All parking provided for in this Lease shall be subject to such terms, conditions, rules and regulations as Landlord may from time to time establish. Landlord shall not be responsible to Tenant or any other person for the nonperformance by Tenant or any other person of any such Rules and regulations. A copy of the Garage Rules and Regulations now in effect is attached as Exhibit F.

   13.   Assignment and Subletting.

      13.1.  In General.

         A. Except as otherwise provided in this Lease, Tenant shall not directly or indirectly, voluntarily or involuntarily assign, transfer, mortgage or otherwise encumber all or any portion of its interest in this Lease (collectively, an "Assignment") or sublet all or any portion of the Premises or permit all or part of the Premises to be occupied or used by anyone other than Tenant or Tenant's employees (collectively, a "Subletting", with "Transfer" including an Assignment or a Subletting) without Landlord's prior written consent, which shall not be unreasonably withheld or delayed. Any purported Transfer without such consent, or not otherwise permitted under this Lease, shall be void.

         B. Notwithstanding clause A, Tenant shall have the right, after notice to Landlord in accordance with Section 13.2, to effect a Transfer to an entity (an "Affiliate") controlling, under common control with, or controlled by Tenant, including an entity resulting from a merger or consolidation by Tenant and any person or entity which acquires all or substantially all of the stock of Tenant or the assets or business of Tenant in Los Angeles, provided that the Affiliate assumes in writing Tenant's obligations under this Lease in the proportion that the number of square feet of Rentable Area of the Premises transferred to the Affiliate of Tenant bears to the total number of square feet of Rentable Area in the Premises, without relieving Tenant of any liability under this Lease. For purposes of this definition, "control" means with respect to a corporation the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation and, with respect to an individual, partnership or other entity, the power directly or indirectly to direct the management or policies of the controlled person or entity.

      13.2. Notice of Intent to Effect a Transfer. If Tenant intends at any time to effect a Transfer, Tenant shall give Landlord notice (a "Transfer Notice") of its intention to do so at least forty-five (45) days before Tenant intends to effect the Transfer. The Transfer Notice shall include (a) the name of the proposed transferee ("Transferee"), (b) the nature of the proposed Transferee's intended use of the Premises, (c) the terms and provisions of the proposed Transfer (unless the proposed Transferee is an Affiliate), and (d) such financial information as Landlord may reasonably request concerning the proposed Transferee (unless the proposed Transferee is an Affiliate).

      13.3. Landlord's Options. Except in the case of a Transfer under Section 13.1(B), at any time within fifteen (15) days after Landlord's receipt of the information required in the Transfer
Notice, Landlord may by written notice to Tenant elect to:

         (a)   approve the proposed Transfer, or

         (b)   disapprove the proposed Transfer.

If Landlord fails to so disapprove the proposed Transfer, Landlord will be deemed to have approved the proposed Transfer. Any notice of disapproval shall contain the specific reasons for Landlord's disapproval.

      13.4. Conditions for Landlord's Approval or Disapproval of a Proposed Transfer.

         A. Landlord's disapproval of a proposed Transfer shall be deemed reasonable if among other things:

            (1) the proposed Transferee is not reputable and of good character;

            (2) the proposed Transferee's intended use of the Premises is incompatible with the existing use of the Building by its tenants;

            (3)   the proposed Transferee or the proposed
   Transferee's intended use of the Premises is not in keeping with Landlord's standards for the Building;

            (4) the proposed Transferee's intended use of the Premises is in violation of the terms of this Lease or any other lease in the Building or permits any occupant of the Building to cancel its lease;

            (5) the proposed Transferee is involved in bona fide negotiations with Landlord for space in the Project;

            (6) the portion of the Premises to be transferred or the portion not to be transferred is not regular in shape, lacks appropriate means of ingress and egress or is not in conformity with all applicable building and safety codes;

            (7) the proposed Transferee is not of adequate financial strength;

            (8) the proposed Transferee is a governmental entity where the proposed occupant of the Premises does not meet
   Landlord's standards for direct leases in the Building; or

            (9)   Tenant is in Default under this Lease.

         B. If Landlord approves a Transfer under this Section,
Tenant may within ninety (90) days thereafter effect a Transfer on the terms and conditions set forth in the applicable Transfer
Notice.

         C. As a condition to Landlord's approval of any Sublease, the Sublease shall provide that Landlord may enforce the provisions of the Sublease, that on the termination of this Lease for any reason, including without limitation a voluntary surrender by Tenant, or in the event of any reentry or repossession of the Premises by Landlord, Landlord may either (i) terminate the Sublease or (ii) take over all of the right, title and interest of Tenant, as sublessor, under the Sublease, in which case such sublessee shall attorn to Landlord but Landlord shall not (1) be liable for any previous act or omission of Tenant under the Sublease, (2) be subject to any defense or offset previously accrued in favor of the sublessee against Tenant, (3) be bound by any previous modification of the Sublease made without Landlord's written consent, or (4) be bound by any prepayment by sublessee of more than one month's rent.

      13.5.  Profits.

         A. Tenant shall upon receipt pay Landlord fifty per cent (50%) of any Profits from any Transfer. The payment of Profits to Landlord shall be made on a monthly basis as Additional Rent, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section during the twelve (12) months preceding each annual reconciliation exceed the amount of Profits determined on an annual basis, then Landlord shall promptly credit the overpayment against Tenant's future obligations under this Section. If Tenant has underpaid its obligations hereunder during the preceding twelve (12) months, Tenant shall promptly pay to Landlord the amount owing after the annual reconciliation.

         B. For purposes of this Section, "Profits" means the consideration ("Transfer Consideration") which Tenant (including any affiliate or successor of Tenant or other entity related to Tenant) receives from any Transferee attributable to the Premises or any portion thereof, less (i) reasonable leasing commissions paid by Tenant in connection with the Transfer, (ii) any improvement allowance or other economic concession (such as a space planning or moving allowance) paid by Tenant to the Transferee,
(iii) reasonable attorneys fees, (iv) lease takeover costs, (v) advertising costs, (vi) the Basic Rent and rent adjustments pursuant to Section 4 payable by Tenant for the space in question,
(vi) costs paid by Tenant under Section 13.9, (vii) costs incurred by Tenant in collecting rent or other amounts from the Transferee, and (vii) any other litigation or other cost or expense incurred by Tenant in connection with the Transfer (collectively, "Transfer Costs"). Tenant shall be entitled to recover all Transfer Costs before paying Landlord any Transfer Consideration. Any lump sum payment received by Tenant from a Transferee shall be treated like any other amount received by Tenant. All Profits and the components thereof shall be subject to audit by Landlord at reasonable times.

      13.6. No Release of Tenant's Obligations. No Transfer shall relieve Tenant of its obligations under this Lease. The acceptance of rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision of this Lease or an approval of a Transfer. Consent to one Transfer shall not be deemed consent to any subsequent Transfer.

      13.7. Transfer is Assignment. If Tenant is a corporation whose shares are not traded in the over-the-counter market or on any recognized stock exchange, or is an unincorporated association or partnership, the transfer, assignment or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of fifty percent (50%) shall be deemed an Assignment hereunder.

      13.8. Assumption of Obligations. Each Transferee, other than Landlord, shall assume, as provided in this Section, and be liable jointly and severally with Tenant for the performance of all obligations of Tenant under this Lease with respect to the portion (including all) of the Premises transferred to the Transferee, provided that a Sublessee shall be liable to Landlord for rent only in the amount set forth in the Sublease. No Assignment shall be binding on Landlord unless Landlord receives a counterpart of the Assignment and a recordable instrument of assumption consistent with the requirements of this Section.

      13.9. Costs. Except in the case of a Transfer to an Affiliate, Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in processing and documenting each requested
Transfer whether or not the Transfer is approved by Landlord or consummated by Tenant.

   14.   Surrender of Premises and Removal of Property.

      14.1. No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation or termination of this Lease shall not constitute a merger and shall, at the option of Landlord, terminate or operate as an assignment to Landlord of any or all subleases affecting the Premises.

      14.2. Surrender of Premises. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender the Premises to Landlord and shall at Tenant's expense remove or cause to be removed from the Premises all furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitioning and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and all similar articles of any other persons claiming under Tenant unless Landlord exercises its option to have any subleases or subtenancies assigned to Landlord, and Tenant shall repair all damage to the Premises resulting from such removal.

      14.3. Disposal of Property. Any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease, or within forty-eight (48) hours after a termination by reason of Tenant's default, shall be considered abandoned and Landlord may remove and dispose of any such property in any manner or store the same in a public warehouse or elsewhere for the account, and at the expense and risk, of Tenant. If Tenant fails to pay the cost of storing any such property within ten (10) days of Landlord's demand, Landlord may sell any such property at public or private sale, in such manner and at such place or places as Landlord may deem proper, without notice to or demand upon Tenant. Landlord shall apply the sales proceeds, first, to the cost of sale, including reasonable attorneys' fees, second, to the repayment of the cost of removal and storage, third, to the payment of any other sum which may then or thereafter be due to Landlord from Tenant under this Lease, and fourth, the balance, if any, to Tenant.

      14.4. Fixtures and Improvements. All fixtures, equipment, alterations, additions, improvements and/or appurtenances attached to or built into the Premises, whether at Landlord's or Tenant's expense, shall remain part of the Premises and shall not be removed by Tenant at the end of the Term of this Lease unless such removal is required by Landlord pursuant to the provisions of Section 10.

   15.   Holding Over.

   If, with or without Landlord's consent, Tenant holds over after the expiration or other termination of this Lease, such holding over shall be a tenancy at sufferance only and shall be subject to all the terms and conditions of this Lease, except that during such tenancy Tenant shall pay Landlord Base Rent equal to the greater of
(a) one hundred twenty-five percent (125%) of the then Fair Market Rental Value of the Premises (as defined in and determined according to Section 40.2) or (b) one hundred twenty-five percent (125%) of the Base Rent in effect immediately prior to Tenant's holding over and, in addition, Tenant shall indemnify Landlord against and hold Landlord harmless from all loss or liability resulting from Tenant's holding over. Such tenancy may be terminated by Landlord at any time by notice of termination to Tenant, and by Tenant on the last day of any calendar month after providing Landlord with at least 30 days' prior written notice of termination.

   16.   Property Tax on Tenant's Trade Fixtures.

   Tenant shall pay all taxes levied against Tenant's trade fixtures placed by or for Tenant in or about the Premises, and if any such taxes are levied against Landlord or Landlord's property, or if the assessed value of the Building is increased by the inclusion therein of value placed on such property of Tenant, and if Landlord pays taxes based upon such levy or such increased assessment (which Landlord shall have the right to do regardless of the validity thereof) Tenant shall on demand pay to Landlord the taxes so levied against Landlord or Landlord's property or the proportion of such taxes resulting from such increase in the assessment.

   17.   Defaults and Remedies.

      17.1. Default by Tenant. The occurrence of any of the following shall constitute a material default (a "Default") by Tenant under this Lease:

         (a) Tenant fails to pay any rent or other sum as and when due under this Lease where such failure continues for ten
   (10) days after notice thereof from Landlord to Tenant (such notice being in lieu of that required by Section 1161 of the California Code of Civil Procedure).

         (b)   Tenant abandons the Premises.

         (c)   Tenant fails to observe or perform the provisions of
   Section 5 or 10 where such failure continues for twenty-four
   (24) hours after notice thereof from Landlord to Tenant, provided that if the default is curable but cannot be cured within that twenty-four (24) hour period, Tenant shall not be in default if within that period Tenant commences such cure and thereafter diligently prosecutes the cure to completion.

         (d) Tenant fails to provide any estoppel certificate as called for in this Lease where such failure continues for three
   (3) days after notice thereof from Landlord to Tenant.

         (e) Tenant fails to vacate and surrender the Premises as required by this Lease upon the expiration or other termination of this Lease.

         (f) Tenant fails to observe or perform any other provision of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after notice thereof from Landlord to Tenant, provided that if the default is curable but cannot be cured within that thirty (30) day period, Tenant shall not be in default if within that period Tenant commences such cure and thereafter diligently prosecutes the cure to completion. Landlord's notice shall be in lieu of that required by Section 1161 of the California Code of Civil Procedure, or

         (g) Any action is taken by or against Tenant or pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant (unless, in the case of a petition filed against Tenant, it is dismissed within sixty (60) days); Tenant makes any general assignment for the benefit of creditors; a trustee or receiver is appointed to take possession of all or any portion of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within sixty (60) days.

      17.2. Landlord's Remedies. On Default by Tenant under this Lease, Landlord shall have the following remedies together with all other rights or remedies from time to time allowed by law or in equity, all of which shall be cumulative:

         (a) Landlord may, by giving Tenant at least five (5) days prior written notice of termination, whether or not Landlord has then reentered and/or relet the Premises, terminate this Lease, in which event Landlord shall be entitled to recover from Tenant:

            (1) the worth at the time of award of the unpaid rent which had been earned at the time of termination;

            (2) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

            (3) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided;

            (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom; and

            (5) at Landlord's election any other amounts in addition to or in lieu of the foregoing as may from time to time be permitted by law.

   As used in clauses (1) and (2) above "worth at the time of award" shall be computed by allowing interest at the rate per annum from time to time in effect under Section 26.1. As used in clause (3) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

         (b) Landlord may also with or without terminating this Lease re-enter the Premises by summary proceedings or otherwise and remove all persons and property therefrom by summary proceedings or otherwise, storing any removed property in a public warehouse or elsewhere at the cost and for the account of Tenant or disposing of any removed property in a reasonable manner.

         (c) If Landlord does not elect to terminate this Lease, then Landlord may from time to time, without terminating this Lease, either recover all rent as it becomes due or relet the Premises or any part thereof for such term or terms and at such rent or rents and upon such other terms and conditions as Landlord may reasonably deem advisable, with the right to make alterations and repairs to the Premises.

         (d) Rentals received by Landlord from such reletting shall be applied: First, to the payment of any rent (other than Base Rent or Additional Rent) due from Tenant to Landlord; second, to the payment of any cost of such reletting (including but not limited to leasing commissions, advertising and legal costs, tenant improvement costs and rent concessions such as free rent amortized over the term of the new lease, with the applicable portion of such costs charged to Tenant); third, to the payment of the cost of any alterations and repairs to the Premises; fourth, to the payment of rent due and unpaid under this Lease; and the remainder, if any, shall be held by Landlord without interest and applied in payment of future rent as the same may become due and payable hereunder. Should the portion of such rentals received from such reletting during any month which is applied to the payment of rent hereunder be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained by Landlord, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

         (e) If Landlord does not terminate this Lease and if Tenant requests Landlord's consent to an Assignment of this Lease or a Sublease of the Premises while Tenant is in default, Landlord shall not unreasonably withhold its consent to such Assignment or Sublease.

         (f) If Landlord elects to terminate this Lease as a result of Tenant's Default, on the expiration of the time stated in Landlord's notice to Tenant given under clause (a) above, this Lease, and all of the right, title and interest of Tenant under this Lease, shall terminate with the same force and effect (except as to Tenant's liability) as if the date fixed in such notice were the date herein specified for expiration of the Term of this Lease. Upon such termination, Tenant shall immediately quit and surrender the Premises to Landlord, and Landlord may enter the Premises by summary proceedings or otherwise and remove all persons and property therefrom by summary proceedings or otherwise, storing any removed property in a public warehouse or elsewhere at the cost and for the account of Tenant or disposing of any removed property in a reasonable manner.

         (g) Tenant hereby waives any right of redemption granted by or under any present or future law.

         (h) In addition, if Tenant fails to perform any act to be performed by it under this Lease, Landlord may, but need not, perform such act for the account of Tenant without waiving or releasing Tenant from any of its obligations under this Lease. All sums so paid by Landlord will be payable by Tenant to Landlord on demand.

      17.3. Re-Entry Not Termination. No re-entry or taking possession of the Premises by Landlord pursuant to this Section shall be construed as an election to terminate this Lease unless a written notice of termination is given to Tenant or unless the termination of this Lease is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default of Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.

      17.4. Default by Landlord. Landlord shall only be in default under this Lease if Landlord fails to observe or perform any provision of the Lease to be observed or performed by Landlord where such failure continues for ten (10) days after notice thereof from Tenant to Landlord and to each lender and ground lessor who has a recorded interest in any part of the real property of which the Premises, the Building and/or the Project form a part and who has in writing requested that Tenant give such notice and provided the address to which such notice is to be sent, provided that if the default is curable but cannot be cured within that ten (10) day period, Landlord shall not be in default if within that period Landlord or any such lender or ground lessor commences such cure and thereafter diligently prosecutes the cure to completion. Nothing in this Lease shall be construed to prohibit Tenant from seeking to recover damages from Landlord in the event that Landlord is in default under this Lease.

   18.   Damage by Fire or Other Casualty.

      18.1. Landlord's Notice. If the Premises, the Building or the Project is damaged or destroyed by fire or other casualty, Landlord shall as soon as reasonably possible, but in any event within sixty (60) days after Landlord learns of such damage or destruction, give Tenant notice ("Landlord's Notice") stating (x) whether or not in Landlord's judgment the loss to Landlord is fully covered (except for a normal deductible) by insurance maintained by or for Landlord and (y) if in Landlord's judgment such loss is so insured, whether or not in Landlord's judgment the damage or destruction can be repaired within one (1) year of such damage or destruction without payment of overtime or other premiums.

      18.2. Loss Covered by Insurance. If Landlord's Notice states that in Landlord's judgment the loss is fully covered (except for a normal deductible) by insurance maintained by or for Landlord and the casualty rendered the Premises totally or partially unusable or inaccessible by Tenant, then:

         (a) Repairs Which Can Be Completed Within One Year. If Landlord's Notice states that such damage or destruction can in Landlord's reasonable judgment be so repaired within one (1) year of such damage or destruction, Landlord shall repair the same, the Lease shall continue in full force and effect and Base Rent and rent adjustments under Section 4 shall be reduced to the extent, and during the period, that the Premises are unusable or inaccessible by Tenant and not used by Tenant for the conduct of Tenant's business. However, if, at any time during the course of repairing the damage or destruction, Landlord determines in Landlord's reasonable judgment that such damage or destruction cannot be so repaired within fifteen (15) months of such damage or destruction, Landlord shall promptly give Tenant notice of that fact and Tenant may within thirty
   (30) days after that notice from Landlord elect to terminate this Lease on the date of such election.

         (b) Repairs Which Cannot Be Completed Within One Year. If Landlord's Notice states that such damage and destruction cannot in Landlord's reasonable judgment be so repaired within one (1) year of such damage or destruction, Landlord may within sixty (60) days after Landlord's Notice elect to repair such damage or destruction and in that event this Lease shall continue in full force and effect but the Base Rent and rent adjustments under Section 4 shall be reduced as provided in clause (a). If Landlord does not so elect, then either Landlord or Tenant may within thirty (30) days after Landlord's Notice elect to terminate this Lease on the date of such election.

      18.3. Loss Not Covered by Insurance. If Landlord's Notice states that the loss to Landlord is not in Landlord's reasonable judgment fully covered (except for a normal deductible) by insurance maintained by or for Landlord, Landlord may within sixty
(60) days after Landlord's Notice elect to repair such damage or destruction or to terminate this Lease as of the date of such election. If Landlord elects to repair such damage or destruction, this Lease shall continue in full force and effect and the Base Rent and rent adjustments under Section 4 shall be reduced as provided in Section 18.2(a). If Landlord so elects to repair such damage or destruction, Landlord shall promptly (i) estimate the amount which, pursuant to clause (y) of Section 4.3(B), Tenant will be required to pay for each full Lease Year after such damage or destruction has been repaired and paid for and (ii) give Tenant notice ("Landlord's Cost Notice") of that amount. If that amount for each such Lease Year exceeds twenty percent (20%) of the annual Base Rent in effect under this Lease at the time of the damage or destruction, then Tenant may, by notice ("Tenant's Termination Notice") to Landlord within thirty (30) days after Landlord's Cost Notice, terminate this Lease as of the date of Tenant's Termination Notice, provided that if, within ten (10) days after Tenant's Termination Notice, Landlord notifies Tenant that Tenant's costs pursuant to clause (y) of Section 4.3(B) which are attributable to the repair of such damage or destruction shall not for any Lease Year exceed twenty percent (20%) of the annual Base Rent in effect under this Lease at the time of the damage or destruction, Tenant's Termination Notice shall be of no force or effect and this Lease shall continue in effect.

      18.4. Time for Repairs by Landlord. If Landlord is to repair any damage and destruction pursuant to this Section 18, Landlord shall do so as expeditiously as is reasonably possible.

      18.5. Destruction During Final Year. Notwithstanding anything to the contrary contained in Section 18.2 or 18.3, if the Premises, the Building or the Project are wholly or partially damaged or destroyed within the final twelve (12) months of the Term of this Lease, and Tenant has not exercised any extension option prior to such damage or destruction, and if as a result of such damage or destruction Tenant is denied access or use of the Premises for the conduct of its business operations for a period of thirty (30) consecutive business days, Landlord or Tenant may, at its option, by giving the other notice no later than sixty (60) days after the occurrence of such damage or destruction, elect to terminate the Lease.

      18.6. Destruction of Personal Property of Tenant or Tenant's Employees. In no event shall Landlord be required to repair any damage to or destruction of any personal property of Tenant or Tenant's employees, agents, contractors, licensees, directors, officers, partners, trustees, visitors or invitees (collectively, "Tenant's Employees"). However, as part of Operating Expenses, Landlord shall insure Tenant Improvements and Tenant Alterations and, where required by the terms of this Lease to repair damage or destruction, Landlord shall repair such Tenant Improvements and Tenant Alterations at Landlord's expense, except that Tenant shall pay for the portion covered by a commercially reasonable deductible for insurance on the Tenant Improvements and Tenant Alterations only.

      18.7. Exclusive Remedy. This Section 18 shall be Tenant's sole and exclusive remedy in the event of damage or destruction to the Premises, the Building or the Project, and Tenant as a material inducement to Landlord's entering into this Lease irrevocably waives and releases Tenant's rights under California Civil Code Sections 1932(2) and 1933(4). No damages, compensation or claim shall be payable by Landlord for any inconvenience, any interruption or cessation of Tenant's business, or any annoyance, arising from any damage to or destruction of all or any portion of the Premises, the Building or the Project.

   19.   Eminent Domain.

      19.1. When Lease Terminates. If so much of the Premises is taken by right of eminent domain, or sold under threat of such taking, as to render the remainder of the Premises unsatisfactory for use by Tenant for the conduct of Tenant's business, and such taking is a permanent taking or, if a temporary taking, is for a period at least one (1) year during the Term of this Lease, this Lease shall terminate as of the date of such taking.

   If any portion of the Premises is so taken and this Lease does not terminate in accordance with other provisions of this Section, this Lease shall terminate with respect to the portion so taken as of the date of such taking and the Base Rent and rent adjustments under Section 4 shall thereafter be reduced proportionally on a per square foot basis. No such taking which is a temporary taking for a period of less of than one (1) year during the term of this Lease shall terminate any part of this Lease or give Tenant any right to any abatement of any payments owed to Landlord pursuant to this Lease, but any award made by reason of such temporary taking shall belong entirely to Tenant.

      19.2. Condemnation Awards. No award for any partial or entire taking shall be apportioned, and Tenant assigns to Landlord any award which may be made in such taking, together with all rights of Tenant to such award, including without limitation any award for the value of all or any part of the leasehold estate provided that nothing contained in this provision shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for (a) the taking of Tenant's personal property or fixtures which, under the terms of this Lease, Tenant may remove from the Premises, (b) interruption of or damage to Tenant's business, (c) Tenant's moving and relocation costs or
(d) Tenant's unamortized cost of any improvements paid for by Tenant.

      19.3. Exclusive Remedy. This Section 19 shall be Tenant's sole and exclusive remedy in the event of a taking. Tenant hereby waives the benefit of California Code of Civil Procedure Section
1265.130.

   20.   Indemnification and Limitation of Liability.

      20.1. Indemnity by Tenant. Tenant shall indemnify, protect, defend and hold harmless Landlord, its officers, directors, partners, agents and employees from and against any and all claims, suits, demands, liability, damages and expenses, including attorneys' fees and costs, arising from or in connection with Tenant's use or alteration of the Premises or the conduct of its business or from any activity performed or permitted by Tenant in, on or about the Premises, the Building or the Project, or arising from Tenant's use of the Building Services in excess of their capacity, or arising from any actual or alleged breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease or arising from any other actual or alleged act, neglect, fault or omission of Tenant or any of its officers, agents, directors, contractors or employees, but excluding any loss or liability to the extent attributable to the negligence or willful misconduct of Landlord, its officers, agents, directors, contractors or employees. As a material part of the consideration to Landlord for entering into this Lease, Tenant hereby assumes all risk of and releases, discharges and holds harmless Landlord from and against any and all liability to Tenant for damage to property or injury to persons in, on or about the Premises, the Building or the Project from any cause whatsoever except to the extent caused by the negligence or willful act of Landlord, its officers, agents, directors, contractors or employees. Tenant's obligations under this Section shall survive the expiration or other termination of this Lease.

      20.2. Limitation on Landlord's Liability. In no event shall Landlord be liable to Tenant for any injury to any person in, on or about the Premises, the Building or the Project or damage to the Premises or for any loss, damage or injury to any property therein from any cause, including without limitation any malfunction of any utility or other equipment, installation or system, or by the rupture, leakage or overflow of any plumbing or other pipes, including without limitation water, steam and refrigeration lines, sprinklers, tanks, drains, drinking fountains or similar cause in, on or about the Premises, the Building or the Project, except to the extent such loss, damage or injury is caused by the negligence or willful act of Landlord, its officers, agents, directors, contractors or employees. In the absence of fraud or willful misconduct, none of the general or limited partners in Landlord (or in any partnership to which Landlord may assign this Lease) or any of such partner's directors, officers, employees, agents, shareholders, partners or affiliates shall be responsible for any of the liabilities, obligations or agreements of Landlord under this Lease, except to the extent of any direct or indirect interest such party may have in Landlord.

   21.   Insurance.

      21.1. Tenant covenants and agrees to provide on or before the Commencement Date and to keep in force during the entire term of this Lease, and to pay the premiums for, all of the following insurance:

         (a) Property insurance including fire, extended coverage, vandalism, malicious mischief and all risks covered upon property of every description and kind owned by Tenant and located in the Building or for which Tenant is legally liable or installed by or on behalf of Tenant, including without limitation furniture, fittings, installations, including Tenant improvements and betterment, fixtures and any other personal property, in an amount not less than ninety percent (90%) of the full replacement costs thereof.

         (b) A policy of commercial general liability insurance coverage to include personal injury, bodily injury, broad form property damage, premises/operations, owner's protective coverage, blanket contractual liability, products and completed operations liability and owned/non-owned auto liability, in limits not less than Three Million Dollars (63,000,000.00) inclusive. Such policy shall name Landlord, Landlord's managing agent and Landlord's mortgagees as additional insureds and shall provide that the insurance afforded by such policy for the benefit of Landlord shall be primary with respect to any claims, losses or liabilities arising out of the use of the Premises by Tenant or by Tenant's operation, and any insurance carried by Landlord shall be excess and non-contributing.

         (c) Any other form or forms of insurance as Tenant or the mortgagees of Landlord may reasonably require from time to time in amounts and for insurance risks against which a prudent tenant would protect itself.

      21.2.  Tenant agrees to deliver to Landlord at least fifteen
(15) days prior to the time such insurance is first required to be carried by Tenant, and thereafter at least fifteen (15) days prior to the expiration of any such policy, either a duplicate original or a certificate and true copy of all policies procured by Tenant in compliance with its obligations under Section 21.1, together with evidence of payment therefor.

      21.3. Policies for such insurance will be in a form and with an insurer reasonably acceptable to Landlord, will require at least fifteen (15) days' written notice to Landlord of termination or material alteration during the Term, and will waive any right of subrogation against Landlord and all individuals and entities for whom Landlord is responsible in law.

      21.4. Tenant shall give prompt notice to Landlord of fire, accident or damage affecting or in the Premises. The commercial general liability coverage maintained by Tenant pursuant to Section 21.1(b) will specifically insure the contractual obligations of Tenant set forth in Section 20.1.

   22.   Subordination.

      22.1. Subordination. Tenant agrees that this Lease shall at all times be subject and subordinate to all present and future first deeds of trust, first mortgages, ground leases and other first lien encumbrances (each, an "Underlying Encumbrance") affecting Landlord's interest in the real property of which the Premises, the Building, or the Project forms a part and to all renewals, modifications, replacements or extensions thereof (except to the extent that any Underlying Encumbrance expressly provides that this Lease is superior to that Underlying Encumbrance), provided that the beneficiary of each Underlying Encumbrance agrees in writing (i) that, if Landlord's interest in the real property of which the Premises, the Building or the Project forms a part is sold or conveyed upon the exercise of any remedy under any Underlying Encumbrance or provided by law, the new owner shall agree in writing to recognize this Lease and all of the rights of Tenant hereunder and (ii) that Tenant, upon the paying of all rent hereunder and performing each of the covenants, agreements and conditions of this Lease required to be performed by Tenant, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation of anyone lawfully claiming by, through or under Landlord. This clause shall be self-operating and no further instrument of subordination shall be required in order to effect such subordination, but Tenant shall promptly execute, acknowledge and deliver to Landlord any document that Landlord may reasonably request to evidence or confirm such subordination and the non-disturbance agreement and agreement to recognize Tenant's rights as provided in the preceding sentence. Notwithstanding the foregoing, Landlord or any beneficiary of any Underlying Encumbrance may at any time subordinate any Underlying Encumbrance to this Lease.

      22.2. Attornment. If Landlord's interest in the real property of which the Premises, the Building or the Project forms a part is sold or conveyed upon the exercise of any remedy under any Underlying Encumbrance or provided by law, then (a) this Lease will not be affected in any way, Tenant will attorn to and recognize the new owner as Tenant's Landlord under this Lease, and Tenant shall promptly execute, acknowledge and deliver to the new owner any document that the new owner may reasonably request to evidence or confirm such attornment and tb) the new owner shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale or conveyance (except to the extent that such act or omission continues during the new owner's ownership of the Premises, the Building or the Project), (ii) subject to any offset, abatement or reduction of rent or other claim because of any default of Landlord under this Lease occurring prior to such sale or conveyance (except to the extent that such act or omission continues during the new owner's ownership of the Premises, the Building or the Project), (iii) liable for the return of any security deposit paid by Tenant except to the extent that the security deposit has actually been paid to the new owner, (iv) bound by any payment of rent for more than one month in advance, or
(v) bound by any amendment of this Lease made without its written consent. This Section shall survive any sale or conveyance described above.

      22.3. Notice from Tenant. Tenant shall give written notice to any holder of any Underlying Encumbrance who has requested such notice in writing of any act or omission by Landlord which Tenant asserts as giving Tenant the right to terminate this Lease or any other right or remedy under this Lease or provided by law. Each such holder shall have the same right to cure any default, and the same time period within which to cure any default, as Landlord has under the terms of this Lease.

      22.4. Non-Disturbance Agreement. Landlord represents and warrants to Tenant that on the date of Landlord's execution of this Lease, the only beneficiary under any existing Underlying Encumbrance is The Yasuda Trust & Banking Co., Ltd. Concurrently with Landlord's execution and delivery of this Lease to Tenant, Landlord shall deliver to Tenant a nondisturbance agreement substantially in the form of Exhibit G duly executed by The Yasuda Trust & Banking Co., Ltd. Landlord shall use commercially reasonable efforts to deliver to Tenant a non-disturbance agreement in form reasonably acceptable to Tenant from the beneficiary of each future Underlying Encumbrance.

   23.   Bankruptcy.

   If, at any time prior to the Commencement Date, any action is taken by or against Tenant in any court pursuant to any statute pertaining to bankruptcy or insolvency or the reorganization of Tenant, Tenant makes any general assignment for the benefit of creditors, a trustee or receiver is appointed to take possession of substantially all of Tenant's assets or of Tenant's interest in this Lease, or there is an attachment, execution or other judicial seizure of substantially all of Tenant's assets or of Tenant's interest in this Lease, then this Lease shall ipso facto be canceled and terminated and of no further force or effect. In such event, neither Tenant nor any person claiming through or under Tenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Premises or any interest in this Lease and Landlord shall, in addition to any other rights and remedies under this Lease, be entitled to retain as liquidated damages any rent, security deposit or other monies received by Landlord from Tenant.

   24.   Entry by Landlord.

   Landlord shall at all times have the right without any abatement of rent (except to the extent the Premises are, by any act or act of Landlord permitted by this Section, rendered unsuitable for Tenant's use and Tenant does not use the Premises) to enter the Premises to inspect the same and to determine, to the extent an inspection enables Landlord to do so, whether or not Tenant is in compliance with Tenant's obligations under this Lease, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to exhibit the Premises to prospective purchasers, tenants or lenders, to post notices of nonresponsibility, to repair any portion of the Building, and to erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided the entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably, and Tenant shall be given reasonable prior notice of such entry, except in case of emergency. Tenant hereby waives any claim for damages for any injury or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by the exercise of Landlord's rights hereunder. For each of the aforesaid purposes, Landlord shall at all times have the right to retain a key with which to unlock all doors in the Premises, excluding Tenant's vaults and safes. Landlord shall have the right to use any means which Landlord may deem proper to open such doors in an emergency. Entry into the Premises obtained by Landlord by any such means shall not be deemed to be forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

   25.   Waiver of Subrogation.

   Each party waives any and all rights of recovery against the other party for or arising out of damage to or destruction of any property of the waiving party, from causes then included under standard fire and extended coverage insurance policies or endorsements, whether or not caused by the negligence of the other party, its agents, servants, employees, contractors, visitors or licensees, but only to the extent that the waiving party's insurance policies then in force permit such waiver. Each party represents that its present insurance policies now in force permit such waiver.

   If at any time during the term of this lease either party shall give no less than five days prior notice to the other certifying that any insurance carriers which shall have issued any such policy covering any of the property above mentioned shall refuse to consent to the aforesaid waiver of subrogation, or if such carrier shall consent to the aforesaid waiver only upon the payment of an additional premium (and such additional premium is to paid by the other party hereto), or such carrier shall revoke a consent previously given or shall cancel or threaten to cancel any policy previously issued and then in force and effect, because of such waiver of subrogation, then, in any such events, the waiver in this Section shall thereupon be of no further force or effect as to the loss, damage or destruction covered by such policy; provided, however, that if at any time thereafter such consent shall be obtained therefor without an additional premium from any existing or substitute insurance carrier, the waiver hereinabove provided for shall again become effective.

   26.   Interest on Tenant's Obligations; Late Charges.

      26.1. Interest. Any amount due from Tenant to Landlord which is not paid when due shall bear interest at the rate per annum equal to the rate from time to time announced by Bank of America in Los Angeles as its "prime" or "reference" rate as such rate may change from time to time plus two percent (2%), but in no event at a rate higher than the maximum interest rate per annum from time to time permitted by law, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure any Default by Tenant under this Lease. Amounts due from Tenant to Landlord other than Base Rent and rent adjustments under to Section 4 shall be deemed due thirty (30) days after notice from Landlord.

      26.2. Late Charge. If Tenant fails to pay any amount of Base Rent or rental adjustments under Section within ten (10) days after notice from Landlord that such amount was not paid when due, Tenant shall pay Landlord a late charge equal to three percent (3%) of each delinquent amount of rent. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense (other than attorneys' fees and costs) that would be incurred by Landlord in processing each delinquent payment of rent by Tenant and that such late charge shall be paid to Landlord as liquidated damages for each delinquent payment pursuant to California Civil Code Section 1671, but the payment of such late charge shall not excuse or cure any default by Tenant under this Lease. The parties further agree that the payment of late charges under this clause and the payment of interest under Section 26.1 are distinct and separate from one another in that the payment of interest is to compensate Landlord for the use of Landlord's money by Tenant, while the payment of a late charge is to compensate Landlord for the additional administrative expense incurred by Landlord in handling and processing delinquent payments.

   27.   Transfer of Landlord's Interest.

   Upon any sale or other transfer of Landlord's interest in the Building, other than a transfer for security purposes only, Landlord shall be relieved of any and all obligations and liabilities accruing under this Lease from and after the date of the transfer, except that if Landlord did not transfer to the transferee any deposit then held by Landlord as security for the performance of Tenant's obligations under this Lease, the deposit or any balance of it shall be returned to Tenant at the expiration or other termination of this Lease.

   28. Estoppel Certificates.

   Tenant shall at any time and from time to time upon not less than fifteen (15) days' prior notice from Landlord execute, acknowledge and deliver to Landlord a written statement (to which a copy of this Lease amended through the date of the statement shall be attached) certifying:

         (a) that the attached copy of this Lease is true and correct,

         (b) that this the Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as set forth in the statement,

         (c) the dates to which the Basic Rent, Additional Rent and other charges have been paid in advance,

         (d) that to the best knowledge of Tenant Landlord is not in default under this Lease or each default of which Tenant has knowledge,

         (e)   the date on which this Lease expires and

         (f) such other matters as Landlord might reasonably require.

Any such statement may be relied upon by any actual or prospective transferee or encumbrancer of any interest in the Premises, the Building or the Project, Landlord, any owner of any direct or indirect interest in Landlord or any successor or assignee of any such person.

   29.   Quiet Enjoyment.

   Tenant, upon the paying of all rent hereunder and performing each of the covenants, agreements and conditions of this Lease required to be performed by Tenant, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term without hindrance or molestation of anyone lawfully claiming by, through or under Landlord, subject, however, to the provisions set forth in this Lease.

   30.   Relocation. (Intentionally omitted.)

   31.   Definition of Tenant.

   The term "Tenant" shall include all persons or entities named as Tenant under this Lease and any one or more of them. If any of the obligations of Tenant hereunder is guaranteed by another person or entity, the term "Tenant" shall include all of such guarantors and any one or more of such guarantors. If this Lease has been assigned, the term "Tenant" shall include both the assignee and the assignor.


   32.   Attorneys' Fees and Costs.

   If any action or proceeding is brought by either party to enforce any rights under this Lease, the unsuccessful party to such action or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys' fees and costs, reasonably incurred by the successful party in connection with such action or proceeding.

   33.   Brokers.

   Tenant warrants that it has not had any contact or dealings with any person or real estate broker other than Cushman & Wakefield of California, Inc. that would give rise to any obligation to pay any brokerage commission or fee in connection with this Lease, and Tenant shall indemnify, hold harmless and defend Landlord from and against any loss, liability or expense resulting from any actual or claimed incorrectness of that warranty.

   34.   Examination of Lease.

   The submission of this instrument for examination or signature by Tenant, Tenant's agents or attorneys does not constitute a reservation, option or offer to lease, and neither party shall have any right or obligation under this instrument until it has been executed and delivered by both Landlord and Tenant.

   35.   Directory Board and Signage.

      35.1. Directory Board. Tenant shall have the right to have its name, the names and titles of Tenant's officers and the names of any subtenants placed on the directory board (which may be in the form of a computerized directory with display screen) in the lobby of the Building and any other directory designated by Landlord, but only up to a maximum of two (2) lines per each 1,000 rentable square feet in the Premises.

      35.2. Signage. Tenant may install, at its own expense, appropriate signage containing Tenant's name and the names of any subtenants on the entrance doors to the Premises and, provided that at all times Tenant leases all of the Rentable Area on individual floors of the Premises, on the walls of the elevator lobbies on each floor of the Premises leased solely by Tenant. Any such signage will be designed and constructed in a manner compatible with Building standard signage and graphics criteria and shall be subject to Landlord's prior approval, which shall not be unreasonably withheld or delayed. If at any time Tenant ceases to lease all of the Rentable Area on any floor of the Premises hereunder, Tenant's rights under this Section to install and maintain signage on the walls of the elevator lobbies within such floor shall terminate and Tenant shall at Tenant's expense promptly remove all such signage and repair and restore the walls to their prior condition.

   36.   Modification for Lender.

   Upon Landlord's request, Tenant shall agree to modify this Lease to meet the requirements of any lender or ground lessor selected by Landlord who requests such modification as a condition precedent to providing any loan or financing or to entering into any ground lease affecting or encumbering any part of the real property of which the Premises, the Building and/or the Project form a part, provided that such modification does not increase the rent, alter the Term or adversely affect Tenant's rights or obligations under this Lease.

   37.   Transportation System Management Program.

   Tenant shall, at its expense, participate in and cooperate with the requirements of any and all government promulgated or sponsored transportation system management programs adopted for the Building and/or the Project.

   38.   Tenant's Extension Option.

   Landlord hereby grants to Tenant an option (the "Options") to extend the Term of this Lease for a period of five (5) years. The Option must be exercised if at all by written notice ("Option Notice") delivered by Tenant to Landlord not less than fourteen
(14) months, but not more than fifteen (15) months, prior to the end of the Term. If Tenant gives the Option Notice, the Base Rent during the Option term shall be as provided below. In any event, however, the Option shall not be exercisable unless as of the date of the Option Notice and at the end of the Term prior to the commencement of the Option term Tenant is not in Default under the Lease. In the event the Term of this Lease shall be extended, then all of the terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Base Rent under Section 3(a) shall be ninety-five percent (95%) of the then-prevailing Fair Market Rental Value for the Premises (as defined and determined in Section 40.1), provided that in no event shall the Base Rent during the Option term be less than the Base Rent in effect immediately preceding the commencement date of the Option term.

   39.   Tenant's Expansion Option.

   Provided that at the time of the exercise of the option set forth in this Section Tenant is not in Default under this Lease, Landlord hereby grants to Tenant an option (the "Expansion Option") to lease, effective on the first day of the sixth year of the Term, approximately 2,500 rentable square feet of space (the "Expansion Space") adjacent to the Premises. The Expansion Option shall be exercised, if at all, by notice (an "Option Notice") given by Tenant to Landlord not later than the first day of the fifth year of the Term. If Tenant gives the Option Notice, Landlord shall, not later than the last day of the first month of the fifth year of the Term, notify Tenant of the size, location and configuration of the Expansion Space and the Base Rent for the Expansion Space for the remainder of the initial Term shall be the Fair Market Rental Value (as defined and determined in Section 40.1) and the Base Rent for the Expansion Space for any extension Term shall be the same, on a per rentable square foot basis, as the Base Rent for the initial Premises, provided that Tenant shall be given a reasonable period of time, to be agreed upon by the parties upon Tenant's exercise of the Expansion Option, within which Tenant or, if the parties then so agree, Landlord shall construct tenant improvements in the Expansion Space, during which period Tenant shall not be obligated to pay Base Rent or rent adjustments under Section 4 with respect to the Expansion Space. Effective on the Expansion Option Commencement Date, the Expansion Space shall be deemed added to the Premises, and Landlord and Tenant shall execute an amendment to this Lease to be effective on such date, amending the Lease where appropriate to reflect such addition to the Premises, including, but not limited to, revising the description of the Premises, proportionately increasing Tenant's Percentage (for rent adjust-ments pursuant to Section 4), proportionally increasing Tenant's allocation of parking and making any other appropriate revisions. The term for an Expansion Space shall be coterminous with the remaining Term for the initial Premises. Except as provided below, all of the terms and provisions of the Lease shall be applicable to the Expansion Space. The Expansion Space shall be delivered by Landlord to Tenant in its "as-is" condition. Landlord shall use commercially reasonable efforts to deliver the Expansion Space to Tenant by the Expansion Option Commencement Date but shall not be liable in the event that an existing tenant fails to timely surrender possession of such space; provided, however, Landlord shall use commercially reasonable efforts to enforce its legal remedies against any person or entity in possession of the Expansion Space whose failure to timely surrender such space prevents Landlord from delivering the space to Tenant by the Expansion Option Commencement Date.

   40.   Fair Market Rental Value.

      40.1. For any Option term, the term "Fair Market Rental Value" means the annual amount of Base Rent per rentable square foot that a willing, comparable, new, non-expansion, non-renewal, non-equity tenant would pay and a willing, comparable landlord would accept in an arm's length bona fide negotiation for a lease during the Option term of space comparable to the Premises on the terms and conditions set forth in this Lease and applicable during the Option term. Fair Market Rental Value shall be determined by Landlord considering the most recent new leases and market renewal leases for comparable space and for comparable usage in the Building or, if there is not a sufficient number of such leases in the Building, in comparable buildings that are near to the Building, whether or not owned or managed by Landlord or other landlords. In determining the Fair Market Rental Value of the Premises during the Extension term, any residual value of the then existing Tenant Improvements shall be taken into account, but only up to a maximum amount of $175,150.00. Appropriate allowances shall be made for any special terms or conditions contained in or pertaining to such leases (including without limitation any provisions for a period of free rent, any rent free period for the construction of tenant improvements (in the case of Expansion Space)) and any real estate brokers' commission or commissions payable in connection therewith, for Landlord to pay rent on other premises of Tenant, any tenant improvement allowance, the base year for calculating rent adjustments under Section 4, the parking rate and other economic terms), it being recognized that the stated face rental rate in a lease ordinarily reflects other economic terms contained in the lease and so does not itself ordinarily reflect an actual market rate, and it being intended that with respect to the Option term this Lease be economically equivalent, for both Landlord and Tenant, to the relevant comparable leases. Within ten
(10) business days after Landlord receives an Option Notice, Landlord shall give Tenant notice ("Landlord's Rent Notice") of Landlord's determination of the Fair Market Rental Value and the basis on which Landlord made its determination. Within five (5) business days after Tenant receives Landlord's Rent Notice, Tenant shall give Landlord notice ("Tenant's Rent Notice") of Tenant's determination of the Fair Market Rental Value and the basis on which Tenant made its determination. During the twenty (20) business days after Landlord receives Tenant's Rent Notice Landlord and Tenant shall negotiate in good faith to reach agreement what constitutes ninety-five percent (95%) of the Fair Market Rental Value of the Premises. At or before the end of that twenty (20) business day period Tenant shall give Landlord notice indicating whether of not Tenant is, or is not, extending the term of this Lease for the additional five (5) year period. If Tenant does not so notify Landlord, Tenant shall be deemed to not be so extending this Lease, and the Lease shall not be so extended. If Tenant so notifies Landlord that Tenant is extending the Term for the additional five (5) year period but the parties have not agreed on the Base Rent for that period, then the parties' respective determinations of the Fair Market Rental Value shall be submitted to the appraisers upon their appointment as provided below, and the Fair Market Rental Value figure shall be determined in accordance with Section 40.3.

      40.2. For any holdover period, the term "Fair Market Rental Value" means the annual amount of Base Rent per rentable square foot, as of the date on which any hold-over period commences, that a willing, comparable tenant would pay and a willing, comparable landlord would accept in an arm's length bona fide negotiation for a lease on a month-to-month basis of space comparable to the Premises on the terms and conditions set forth in this Lease and applicable during the holdover period. Fair Market Rental Value shall be determined by Landlord considering the most recent new leases and market renewal leases for comparable space and for comparable usage in the Building or, if there is not a sufficient number of such leases in the Building, in comparable buildings that are near to the Building, whether or not owned or managed by Landlord or other landlords. Appropriate allowances shall be made for any special terms or conditions contained in such leases, it being recognized that the stated face rental rate in a lease ordinarily reflects other economic terms contained in the lease and so does not itself ordinarily reflect an actual market rate, and it being intended that with respect to the holdover period this Lease, before the adjustment in Base Rent contemplated in Article 15, be economically equivalent, for both Landlord and Tenant, to the relevant comparable leases. Within twenty (20) days after any hold-over period commences, Landlord shall give Tenant notice of Landlord's determination of the Fair Market Rental Value and the basis on which Landlord made its determination. In the event Landlord and Tenant are unable to agree on the Fair Market Rental Value, after good faith deliberations, by that date (the "Final Date") which is two (2) months after the date on which any hold-over period commences and Tenant is not then willing to accept Landlord's figure, then Tenant shall on or before the Final Date give Landlord notice of Tenant's determination of the Fair Market Rental Value and the basis on which Tenant made its determination, the parties' respective figures shall be submitted to the appraisers upon their appointment as provided below, and the Fair Market Rental Value figure shall be determined in accordance with
Section 40.3.

      40.3. The Fair Market Rental Value shall be determined as follows:

         (1) Landlord and Tenant shall each appoint an individual who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the dealing with commercial properties located in the downtown Los Angeles financial district. The determination of the appraisers shall be limited solely to the issue of whether Landlord's or Tenant's submitted figure for the Fair Market Rental Value is closer to the actual value as determined by the appraisers, taking into account the requirements of this Section. Each such appraiser shall be appointed within fifteen (15) days after the Final Date.

         (2)   The two appraisers so appointed shall within fifteen
   (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth above for qualification of the initial two appraisers.

         (3) The three appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord's or Tenant's submitted value and shall notify Landlord and Tenant thereof.

         (4) The decision of the majority of the three appraisers shall be binding upon Landlord and Tenant.

         (5) If either Landlord or Tenant fails to appoint an appraiser within the time period specified above, the appraiser appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such appraiser's decision shall be binding upon Landlord and Tenant.

         (6) If the two appraisers fail to agree upon and appoint a third appraiser, both appraisers shall be dismissed and the matter to be decided shall be decided by an appraiser qualified under the same criteria set forth above for qualification of the initial two appraisers and appointed by the Presiding Judge of the Los Angeles Superior Court or, if he or she fails to act, by any judge with jurisdiction over the parties.

         (7) The cost of appraisal shall be paid by Landlord and Tenant equally.

   41.   Tenant's Right of First Refusal.

   Provided that Tenant is not then in Default under this Lease, in the event that at any time during the first eight years of the Term Landlord receives from any person (a "Third Party") any offer (a "Third Party Offer") to lease any space (the "Available Space") on the 20th floor of the Building and that offer is acceptable to Landlord, then Landlord shall promptly give Tenant notice (an "Availability Notice") of that fact, accompanied by a true, correct and complete copy of the Third Party Offer. The Availability Notice shall constitute an offer ("Landlord's Offer") by Landlord to Lease the Available Space to Tenant for a term which is coterminous with the initial Term or the Extension Term, as applicable. If the Third Party Offer contains concessions from the Landlord to the Third Party, such as a period of free rent or a tenant improvement allowance, which are capable of being measured in dollars and of being given by Landlord to Tenant with respect to the Available Space, those concessions shall be adjusted on a "strait-line" basis and, as so adjusted, included in Landlord's Offer; for example, if the Third Party Offer included ten months of free rent for 3,000 rentable square feet of space at $1.80 per rentable square foot per month, $100,000.00 tenant improvement allowance and a ten year term and if four years of the initial Term of this Lease remained, then Landlord's Offer would include four month of free rent and a $40,000.00 tenant improvement allowance. If the Third Party Offer contains concessions from the Landlord to the proposed third party tenant, such as the Landlord's assuming the remaining rent obligations on the Third Party's existing lease of other premises or a renewal option which extends beyond the initial Term or the Extension Term, as applicable, which are not readily capable of being measured in dollars or are not capable of being given by Landlord to Tenant with respect to the Available Space, Landlord and Tenant shall seek to agree on an adjustment or adjustments to the terms of the lease of the Available Space which will reflect the present fair value of the concession or concessions in question. In any event, Tenant shall have five (5) business days after receipt of Landlord's Offer within which to give Landlord notice ("Tenant's Acceptance") of Tenant's acceptance of Landlord's Offer. If for any reason, including the failure of Landlord and Tenant to agree on adjustments to the terms of the Third Party Offer, Tenant does not so give Landlord Tenant's Acceptance, then Landlord shall be free to accept the Third Party Offer or to accept any variation of the Third Party Offer whose terms on an overall basis are not more favorable to the Third Party than those of the Third Party Offer. No failure by Tenant to accept Landlord's Offer shall have any effect on Tenant's Extension Option under Article 38, on Tenant's Expansion Option under Article 39 or on Tenant's rights under this Section if Landlord later receives a Third Party Offer. If Tenant leases the Available Space pursuant to this Section, the Available Space shall be added to and become part of the Premises so that, except for the terms of the Third Party Offer which are reflected, whether or not adjusted pursuant to this Section, in Landlord's Offer, Tenant's lease of the Available Space pursuant to this Section shall be on the same terms as are applicable to the remainder of the Premises.

   42. Tenant's Security System for the Premises. Subject to any applicable provisions of this Lease, including without limitation the provisions of Article 10, Tenant may install in the Premises a security system for the Premises.

   43. Hazardous Materials. Landlord and Tenant shall comply with all federal, state or local laws, ordinances or regulations relating to industrial hygiene, environmental conditions or hazardous materials on, under or about the Project including, but not limited to, soil and ground water conditions. The term "hazardous materials" shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a flammable explosive, radioactive material, hazardous or toxic chemical, substance, material or waste or component thereof (whether injurious by themselves or in conjunction with other materials) by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community "right-to-know" requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of a material safety data sheet. Without limiting the generality of the foregoing, hazardous material shall include, but not be limited to substances defined as "hazardous substances", "hazardous materials", or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and those substances defined as "hazardous wastes" in Section 25117 of the California Health & Safety Code or as "hazardous substances" in
Section 25316 of the California Health & Safety Code; and in the regulations adopted and publications promulgated from time to time pursuant to said laws.

   44.   General Provisions.

      44.1. Notices. Any notice or other communication required or contemplated under this Lease shall be in writing and shall be delivered by hand, sent by certified or registered mail, return receipt requested, or sent by telecopier to the appropriate party at the address or telecopier number set forth below (or to such other address or telecopier number, as either party may from time to time designate by notice to the other); any such notice shall be deemed given upon its delivery or, if mailed, within three (3) business days after the date of its mailing.

To Landlord:

                      Hope & Flower B.P. Partnership
                      c/o Cushman & Wakefield of
                        California, Inc.
                      700 South Flower Street
                      Los Angeles, California 90017
                      Attention: General Manager
                      Telecopier No.: (213) 627-5523

To Tenant:

                      Capital Factors, Inc.
                      1799 West Oakland Park Boulevard
                      Oakland Park, Florida 33311
                      Attention: Mr. John W. Kiefer, President
                      Telecopier No.: (305) 730-2918

With copy to
(before the
Commencement Date):   Capital Factors, Inc.
                      3435 Wilshire Boulevard, 28th Floor
                      Los Angeles, California 91011
                      Attention: Mr. James L. Morrison
                                 Executive Vice President
                      Telecopier No.: (213) 480-1430

With copy to
(after the
Commencement Date):   Capital Factors, Inc.
                      700 South Flower Street, Suite 2000
                      Los Angeles, California 90017
                      Attention: Mr. James L. Morrison
                                 Executive Vice President
                      Telecopier No.: (213) 480-1430

          44.2. Non-Waiver. No provisions of this Lease will be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. The waiver by Landlord or Tenant of any term, covenant, agreement or condition contained in this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other term, covenant, agreement, condition or provision of this Lease, nor shall any custom or practice which may develop between the parties in the administration of this Lease be construed to waive or lessen the right of Landlord or Tenant to insist upon the performance by the other in strict accordance with all of the terms, covenants, agreements, conditions, and provisions of this Lease. The subsequent acceptance by Landlord of any payment owed by Tenant to Landlord under this Lease, or the payment of rent by Tenant, shall not be deemed to be a wavier of any preceding breach by Tenant of any term, covenant, agreement, condition or provision of this Lease, other than the failure of Tenant to make the specific payment so accepted by Landlord, regardless of Landlord's or Tenant's knowledge of such preceding breach at the time of the making or acceptance of such payment. Landlord's failure to enforce against Tenant or any other tenant in the Building any of the Rules and Regulations made hereunder will not be deemed a waiver of such Rules and Regulations. No act or thing done by Landlord, its agents or employees during the term will be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises will be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord's agents or employees will not operate as termination of this Lease or a surrender of the Premises.

          44.3. Name of Building and Project. Landlord may at any time without liability to Tenant change the name, insignia, logo, street address, architecture, design, construction, materials, equipment, composition, occupancy and other aspects of the Building and/or Project so long as such modifications do not substantially interfere with Tenant's use and occupancy of the Premises.

          44.4. Consent; Duty to Act Reasonably and in Good Faith. Except as otherwise specifically provided herein, whenever either party is asked to give any consent or approval in connection with this Lease, such consent or approval will not unreasonably withheld or delayed. If either party withholds any consent or approval, such party will on written request deliver to the other party a written statement giving the reasons therefor.

          44.5. Governing Law. This Lease will be governed by and construed in accordance with the law of the State of California.

          44.6. Construction. The provisions of this Lease will be construed as a whole according to their common meaning and not strictly for or against Landlord or Tenant. The words "Landlord" and "Tenant" will include the plural as well as the singular. If this Lease is executed by more than one tenant, Tenant's obligations hereunder will be joint and several obligations of such tenants. The headings and titles in this Lease are for convenience of reference only, and shall have no affect on the construction of any provision of this Lease.

          44.7. Time of the Essence. Time is of the essence of this Lease, and of each provision of this Lease in which time of performance is given.

          44.8. Severability. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held invalid or unenforceable to any extent, the remaining terms, conditions and covenants of this Lease shall not be affected thereby and each of said terms, covenants and conditions shall be valid and enforceable to the fullest extent permitted by law.

          44.9. Entire Agreement. This instrument along with any exhibits and attachments or other documents affixed hereto, or referred to herein, constitutes the entire and exclusive agreement between Landlord and Tenant with respect to the subject matter of this Lease. This instrument and said exhibits and attachments and other documents may be altered, amended, modified or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant hereby agree that all prior or contemporaneous oral or written understandings, agreements or negotiations relative to the subject matter of this Lease are merged into and revoked by this instrument.

          44.10.  Successors and Assigns.  Subject to the
provisions of Section 13 relating to assignments and subleases, the parties' respective rights and obligations under this Lease shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.

          44.11. No Light and Air Easement. Any diminution or shutting off of light, air or view by any structure which may be built on property adjacent or in the vicinity of the Building or the Project shall not affect this Lease or impose any liability on Landlord.

          44.12. Force Majeure. Except as otherwise provided in this Lease, neither party shall be liable for any failure to comply or delay in complying with its obligations hereunder if such failure or delay is due to acts of God, inability to obtain labor, strikes, lockouts, lack of materials, governmental restrictions, enemy actions, civil commotion, fire, earthquake, unavoidable casualty or other similar causes beyond such party's reasonable control (all of which events are herein referred to as force majeure events). It is expressly agreed that neither party shall be obliged to settle any strike to prevent a force majeure event from continuing.

          44.13. Waiver of Right to Trial by Jury. The parties waive any right to trial by jury in any action brought by one party against the other in any matter arising out of or connected with this Lease or the transaction to which it relates.

          44.14. Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this
Lease as of the day and year first above written.


                                LANDLORD:
                                   HOPE & FLOWER B.P. PARTNERSHIP,
                                   a California limited partner-
                                   ship

                                By:     CUSHMAN & WAKEFIELD OF
                                        CALIFORNIA, INC., its
                                        Managing Agent


                                   By: /s/ Not Readable
                                   Its: Senior Managing Director

                              TENANT:

                                CAPITAL FACTORS, INC., a Delaware
                                corporation


                                By: /s/ James Morrison
                                Its: Executive Vice President







                          EXHIBIT 10.15

                      EMPLOYMENT AGREEMENT



     This Employment Agreement ("Agreement") is made and entered into as of January 1, 1996 by and between CAPITAL FACTORS HOLDING, INC., a Florida corporation (the "Company"), CAPITAL FACTORS, INC., a Florida corporation ("Factors"), and JOHN W. KIEFER (hereinafter called the "Executive").


                         R E C I T A L S

     A. The Executive is currently employed as President and Chief Executive Officer of the Company and of its direct and indirect subsidiaries, including Factors (collectively, the "Subsidiaries").

     B. The Executive possesses intimate knowledge of the business and affairs of the Company and the Subsidiaries, their policies, methods and personnel.

     C. The Board of Directors of the Company (the "Board") recognizes that the Executive has contributed to the growth and success of the Company and the Subsidiaries, and desires to assure the Company and the Subsidiaries of the Executive's continued employment and to compensate him therefor.

     D. The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company and the Subsidiaries.

     E. The Executive is willing to make his services available to the Company and the Subsidiaries on the terms and conditions hereinafter set forth.


                            AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

     1.   EMPLOYMENT.

          1.1 EMPLOYMENT AND TERMS. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company and its Subsidiaries, including Factors, on the terms and conditions set forth herein.

          1.2 DUTIES OF EXECUTIVE. During the term of this Agreement, the Executive shall serve as the President and Chief Executive Officer of the Company and of such of the Subsidiaries, including Factors, as directed by the Board, shall diligently perform all services as may be assigned to him by the Board (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company and the Subsidiaries, render such services to the best of his ability, and use his best efforts to promote the interests of the Company and the Subsidiaries.

     2. TERM. The term of this Agreement, and the employment of the Executive hereunder, shall commence as of January 1, 1996 (the "Commencement Date") and shall expire on December 31, 2000 (the "Expiration Date"), unless sooner terminated prior to the Expiration Date in accordance with the terms and conditions hereof (the "Term").

     3.   COMPENSATION.

          3.1 BASE SALARY. The Executive shall receive a base salary at the annual rate of $300,000 (the "Base Salary") during the term of this Agreement, with such Base Salary payable in installments consistent with the Company's or Capital Factors, Inc.'s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board or the Company's Compensation and Benefits Committee, be increased at any time or from time to time. At a minimum, the Base Salary shall be increased each year by $25,000.

          3.2 SIGNING BONUS AND COMPANY LOAN. Upon execution of this Agreement, the Company shall: (i) pay the Executive $250,000 in cash as a signing bonus, subject to applicable withholding and other taxes; and (ii) loan the Executive $100,000 (the "Company Loan"). The Company Loan shall bear interest at the "mid-term applicable federal rate" as such term is defined in Section 1274(d) of the Internal Revenue Code. The entire principal balance together with all accrued interest thereon shall be due and payable in full on the earlier of (i) the Expiration Date or (ii) the termination of this Agreement. Notwithstanding the foregoing, the Company shall, for each December 31st during the Term that Executive continues to be employed by the Company, forgive 20 percent of the outstanding principal balance of the Company Loan together with all accrued interest attributable to the forgiven principal. In the event of the death or disability of the Executive, the Company Loan shall be forgiven in full. The Executive or his estate shall be responsible for all applicable withholding and other taxes attributable to the forgiveness of indebtedness and such forgiveness shall be expressly conditioned upon the Executive satisfying all such withholding and other tax obligations.

          3.3 ANNUAL BONUSES. The Executive shall be entitled to receive incentive compensation ("Incentive Compensation") for each year during the Term of this Agreement, commencing with the 1996 year, as set forth below:

               (a) Attached hereto as Exhibits "A" and "B" is Executive's strategic plan (the "Plan") for the Company and the Subsidiaries during the Term, including projections as to net revenues ("Projected Net Revenues") and net earnings before income taxes ("Projected EBT") as set forth on Exhibits "A" and "B." Exhibit "A" assumes completion of a Public Offering (as defined in Section 4.5 hereof). For purposes hereof, "Net Revenues" is the sum of (i) the difference between interest income and interest expense, (ii) factoring fees or commission income and (iii) other income. For purposes hereof, "EBT" is net earnings before income taxes or the difference between (i) Net Revenues and (ii) the sum of total operating expenses and any provisions, and is otherwise referred to in the Plan and on the Company's consolidated financial statements as "Income Before Income Taxes."

               (b) Not less than 45 days prior to the beginning of each calendar year during the Term, the Executive shall propose an annual budget for the forthcoming year (the "Annual Budget"). Approval of each Annual Budget shall be in the sole discretion of the Board and the Company's Compensation and Benefits Committee. After 1996, in no event shall Net Revenues and EBT in any Annual Budget be less than Projected Net Revenues and Projected EBT as set forth on Exhibit "A" or Exhibit "B" hereto, as applicable, for the preceding calendar year, unless otherwise agreed by the Board and the Company's Compensation and Benefits Committee in its sole discretion. Exhibit "A" shall be used to determine Projected Net Revenues and Projected EBT if the Company has completed a Public Offering (as defined in Section 4.5 hereof) on or prior to the year applicable. Otherwise, Exhibit "B" shall be used to determined Projected Net Revenues and Projected EBT. For purposes of this Agreement, the Net Revenues and EBT as set forth in any Annual Budget shall be referred to as "Target Net Revenues" and "Target EBT" for the calendar year with respect to which the Annual Budget was prepared. Furthermore, Target Net Revenues and Target EBT for 1996 are $45,289,295 and $18,606,913, respectively, if an IPO is completed in 1996 and $43,915,787 and $17,233,405, respectively, if an IPO is not completed in 1996.

               (c) Within 90 days after the end of each calendar year during the Term, the Company shall calculate Net Revenues for such preceding calendar year. In addition, the Company shall calculate an amount equal to the quotient of Net Revenues for such year divided by Target Net Revenues for such year (the "Net Revenues Realization Ratio"). For each such year, the Executive shall be entitled to a bonus (the "Net Revenues Bonus") equal to the product of (i) Base Salary for the applicable year and (ii) the applicable percentage (the "Applicable Percentage") set forth on Exhibit "C" to this Agreement next to the Net Revenues Realization Ratio that is equal to or, if not equal, closest to but less than the Net Revenues Realization Ratio for that year. For example, the Net Revenues Bonus shall be 20% of Base Salary if Net Revenues = Target Net Revenues.

               (d) Within 90 days after the end of each calendar year during the Term, the Company shall calculate EBT for such preceding calendar year. In addition, the Company shall calculate an amount equal to the quotient of EBT for such year divided by Target EBT for such year (the "EBT Realization Ratio"). For each such year, the Executive shall be entitled to a bonus (the "EBT Bonus") equal to the product of (i) Base Salary for the applicable year and (ii) the Applicable Percentage set forth on Exhibit "D" to this Agreement next to the EBT Realization Ratio that is equal to or, if not equal, closest to but less than the EBT Realization Ratio for that year. For example, the EBT Bonus shall be 80% of Base Salary if EBT = Target EBT.

               (e) Net Revenues and EBT for each year during the Term shall be as reported on or calculated from the Company's annual audited consolidated financial statements for the Company's calendar year and shall be calculated in accordance with generally accepted accounting principles, applied consistently with prior periods.

               (f) The Executive shall be entitled to receive the estimated amount of the Incentive Compensation (the "Estimated Incentive Compensation"), net of applicable withholding and other taxes, within fifteen (15) days after the end of each year during the Term, such Estimated Incentive Compensation to be based on the Company's unaudited consolidated financial statements as reviewed and approved by the Board. The Estimated Incentive Compensation will be subject to upward or downward adjustment based on the Company's annual audited consolidated financial statements from the Company's independent certified public accountants (the "Adjustment"). The Adjustment shall be paid by the Executive to the Company, or shall be paid by the Company to the Executive, as the case may be, within fifteen (15) days of receipt of the Company's audited consolidated financial statements. In the event the Executive does not reimburse the Company for any Adjustment within such fifteen-day period, the Company shall have the right to offset the Adjustment against any other payments due to the Executive hereunder.

          3.4 DEFERRED COMPENSATION. The Executive shall be entitled to deferred compensation equal to .67 of his Base Salary (the "Deferred Compensation"), vesting and payable as set forth below, for each year during the Term that (i) both Net Revenues and EBT are equal to or greater than applicable Projected Net Revenues and Projected EBT as set forth in the applicable Plan (as determined in accordance with Section 3.3(b)), (ii) Net Revenues for such year have increased at least 13.5% over Net Revenues for the prior year, and (iii) EBT for such year has increased at least 22.5% over EBT for the prior year.

     The Executive's rights in and to the Deferred Compensation for each year shall vest as follows:

               (i) The Executive shall vest in 50% of the Deferred Compensation payable for any year during the Term on the January 1 first following the third anniversary of December 31 of the year in which Deferred Compensation is earned by the Executive, provided that the Executive is still employed by the Company at such time;

               (ii) The Executive shall vest in an additional 25% of the Deferred Compensation payable for any year during the Term on the January 1 first following the fourth anniversary of December 31 of the year in which Deferred Compensation is earned by the Executive, provided that the Executive is still employed by the Company at such time;

               (iii) The Executive shall vest in the final 25% of the Deferred Compensation payable for any year during the Term on the January 1 first following the fifth anniversary of December 31 of the year in which Deferred Compensation is earned by the Executive, provided that the Executive is still employed by the Company at such time; and

               (iv) Notwithstanding the foregoing, the Executive shall not be required to remain employed by the Company after the Expiration Date in order to vest in Deferred Compensation vesting after the Expiration Date, provided that the Executive is employed by the Company pursuant to this Agreement through the Expiration Date. Furthermore, should the Company and the Executive enter into another employment agreement or amend or extend this Agreement for an additional period of five years or more, then, immediately following the Expiration Date, the remaining unvested portion of the Deferred Compensation shall immediately become vested.

Subject to Section 3.6 hereof, upon or after the Executive's vesting in any Deferred Compensation, whether during or after the Term, such Deferred Compensation shall be paid to the Executive. Subject to Section 3.6 hereof, payments shall be made on the date on which the Executive's Deferred Compensation vests (the "Vesting Date"), or on such later date elected in writing by the Executive at least one year prior to the earlier of the Vesting Date or the Expiration Date.

          3.5 BOARD ELECTION ON PAYMENT OF COMPENSATION. At the election of the Board, all or any portion of the compensation or any other amounts due to the Executive pursuant to this Section 3 or any other section of this Agreement shall be paid by Factors.

          3.6  EVENT OF NON-DEDUCTIBILITY.

               SECTION 162(M) LIMITS. Notwithstanding any other provision of this Agreement, if the Company becomes a separate publicly-held corporation (a "Separate Publicly Held Corporation") for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, "Section 162(m)"), then for each calendar year that ends after the first regularly scheduled meeting of the Company's shareholders that occurs more than 12-months after the Company becomes a Separate Publicly Held Company, payment of the portion (the "Section 162(m) Portion") of the Executive's Incentive Compensation earned for that calendar year that would not otherwise be deductible by reason of Section 162(m) (determined after taking into account all other remuneration required to be taken into account under Section 162(m) for the year), as well as payment of any Deferred Compensation earned for such year, shall be subject to the following conditions: (i) the performance goals set forth in Sections 3.3 and 3.4 that must be satisfied in order for the
Section 162(m) Portion to be earned for that year shall be subject to the approval of, and may be modified by, the Compensation Committee of the Company, at such times as may be required for the
Section 162(m) Portion to be deductible under Section 162(m); (ii) payment of the Section 162(m) Portion shall be subject to the approval by the shareholders of the Company of the material terms of the performance goals relating to the Section 162(m) Portion before the Section 162(m) Portion is paid; and (iii) the maximum amount of Incentive Compensation and Deferred Compensation payable to the Executive is as set forth in Sections 3.3 and 3.4 and Exhibits "C" and "D." If and to the extent that any remuneration (including without limitation any Deferred Compensation) payable by the Company to the Executive for any year would exceed the maximum amount of such remuneration that the Company may deduct for that year by reason of Section 162(m), payment of the portion of the remuneration for that year that would not be so deductible under
Section 162(m) shall, in the sole discretion of the Compensation and Benefits Committee of the Company, be deferred so that it shall become payable at such time or times as the Compensation and Benefits Committee of the Company reasonably determines that it first would be deductible by the Company under Section 162(m), with interest at the "short-term applicable federal rate" as such term is defined in Section 1274(d) of the Code. In addition, the grant of options to purchase shares of Common Stock pursuant to Section
4.5 hereof shall be subject to and conditioned upon (i) the approval by either the Stock Option Committee of Capital Bancorp before the Company becomes a separate publicly-held corporation or the Compensation Committee of the Company after the Company becomes a separate publicly-held corporation, and (ii) the approval by shareholders of the Company after the Company becomes a separate publicly-held corporation, of a stock option plan pursuant to which the options shall be granted.

          3.7  NO PAYMENT IN VIOLATION OF APPLICABLE LAW OR
REGULATION. Notwithstanding anything else contained herein, no payment shall be made hereunder that constitutes a golden parachute payment or prohibited indemnification payment in violation of 12
CFR Part 359.

     4.   EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

          4.1 REIMBURSEMENT OF EXPENSES. During the term of Executive's employment hereunder, the Company or the Subsidiaries, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company or the Subsidiaries. The Executive shall account to the Company or the relevant Subsidiary in writing for all expenses for which reimbursement is sought and shall supply to the Company or the relevant Subsidiary copies of all relevant invoices, receipts or other evidence reasonably requested by the Company or the relevant Subsidiary.

          4.2 OTHER BENEFITS. The Executive shall be entitled to participate in all medical and hospitalization, group life insur-ance, and any and all other plans as are presently and hereinafter offered by the Company to its executives. The Executive shall be entitled to four weeks of vacation every year. During the term of this Agreement, the Company shall continue to pay for the Executive's membership in a country club on terms consistent with past practices.

          4.3  WORKING FACILITIES.  The Company shall furnish the
Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

          4.4 AUTOMOBILE. The Company shall continue to provide the Executive with the use of an automobile comparable to the existing automobile provided to Executive, together with reimbursement of the operating expenses thereof.

          4.5 STOCK OPTIONS. In the event the Company sells its common stock, par value $.01 per share (the "Common Stock"), pursuant to any registration statement declared effective under the Securities Act of 1933, as amended (the "Public Offering") during the Term, then, subject to the terms and conditions of this Section 4.5, the Company shall grant to the Executive sufficient non-qualified options to purchase the Company's Common Stock so that at the end of the Term, the Executive will have been granted non-qualified options to purchase one percent (1.0%) of the total issued and outstanding shares of the Company's Common Stock, after giving effect to the Public Offering. The number of shares of Common Stock subject to the options granted hereunder shall be adjusted for any subsequent stock splits, stock dividends or similar recapitalizations of the Company's Common Stock which results in an increase or decrease of the number of shares of outstanding Common Stock of the Company. Such options will be granted under (and therefore be subject to all terms and conditions of) the Company's stock option plan in effect at that time and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans then in effect, and will contain such restrictions as required by the Board or applicable committee thereof. The options will (i) be granted upon effectiveness of the Public Offering, and (ii) have a per share exercise price equal to the Public Offering price of the Common Stock. The options shall vest as determined by the Board. The Executive may be considered for the grant of options under the Capital Bancorp Stock Option Plan pursuant to the terms thereof and subject to the restrictions contained therein, including those as to eligibility.

     5.   TERMINATION.

          5.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for cause. For purposes of this Agreement, the term "cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured within fifteen
(15) days after receipt by the Executive of written notice of same,
(ii) fraud, embezzlement, misappropriation of funds or breach of trust, (iii) any criminal act which is a felony, (iv) gross negligence in connection with the performance of the Executive's duties hereunder, (v) material and willful or knowing failure or refusal (other than as a result of a disability) by the Executive to perform his duties hereunder, or (vi) the written request by any regulatory agency that regulates Capital Bank or Capital Bancorp that the Executive be removed from his duties hereunder, such written request to set forth in detail the basis therefor. Any termination for cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Company's Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of
Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 90 consecutive days. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to the Executive a severance payment equal to three (3) months of the Executive's Base Salary at the time of such disability, (iv) pay to the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3; provided that, for purposes of such calculation,
(x) Net Revenues and EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs, and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, (y) Target Net Revenues and Target EBT shall be modified by multiplying each by a fraction, the numerator of which is the number of months in the year through the month prior to the month in which termination occurs and the denominator of which is 12 and (z) in determining the Net Revenues Bonus and EBT Bonus, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination other than pursuant to Section 5.2(iii), and (v) pay to the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any. Whether any Deferred Compensation is due for the current year shall be determined pursuant to Section 3.4(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month prior to the month in which termination occurs, and using the product of each in performing the calculations under Section 3.4(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .67 by the amount of Base Salary paid to the Executive for the year other than pursuant to Section 5.2(iii). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of
Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.3 DEATH. In the event of the death of the Executive during the term of his employment hereunder, the Company shall (i) pay to the estate of the Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive the Incentive Compensation, if any, not yet paid to the estate of the Executive for any year prior to the date of death, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to the estate of the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3; provided that, for purposes of such calculation,
(x) Net Revenues and EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs, and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, (y) Target Net Revenues and Target EBT shall be multiplied by multiplying each by a fraction, the numerator of which is the number of months in the year through the month prior to the month in which termination occurs and the denominator of which is 12 and (z) in determining the Net Revenues Bonus and EBT Bonus, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination, and
(iv) pay to the estate of the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any. Whether any Deferred Compensation is due for the current year shall be determined pursuant to Section 3.4(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month prior to the month in which termination occurs, and using the product of each in performing the calculations under Section 3.4(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .67 by the amount of Base Salary paid to the Executive for the year. The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.4 TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) subject to the last sentence of this Section 5.4, continue to pay the Executive's Base Salary through the Expiration Date, in the manner and at such time as the Base Salary would otherwise have been payable to the Executive, (iii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iv) pay to the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3; provided that, for purposes of such calculation,
(x) Net Revenues and EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs, and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, (y) Target Net Revenues and Target EBT shall be multiplied by multiplying each by a fraction, the numerator of which is the number of months in the year through the month prior to the month in which termination occurs and the denominator of which is 12 and (z) in determining the Net Revenues Bonus and EBT Bonus, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination other than pursuant to Section 5.4(ii), and (v) pay to the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any. Whether any Deferred Compensation is due for the current year shall be determined pursuant to
Section 3.4(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month in which termination occurs, and using the product of each in performing the calculations under Sections 3.4(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .67 by the amount of Base Salary paid to the Executive for the year other than pursuant to
Section 5.4(ii). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs). Notwithstanding the foregoing, if the Executive shall find other employment prior to the Expiration Date, then the Executive shall notify the Company in writing of the date and terms of such employment and the Company shall be entitled to reduce the amount payable to the Executive pursuant to Section 5.4(ii) during the period from the commencement of such other employment until the Expiration Date (the "Other Employment Period") by the compensation payable to the Executive for services rendered in connection with such other employment during the Other Employment Period. Nothing contained in this Section 5.4 or elsewhere herein shall relieve that Executive from any obligation to comply with any of the provisions of Section 6 hereof, which shall remain binding on the Executive.

          5.5 RESIGNATION BY EXECUTIVE. The Executive shall at all times have the right, upon 90 days written notice to the Company, to terminate the Executive's employment hereunder. Upon any termination pursuant to this Section 5.5, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.6  CHANGE IN CONTROL OF THE COMPANY.  In the event that
(x) a Change in Control (as hereafter defined) in the Company shall occur during the Term, and (y) within one year of such Change in Control, the Executive is (i) assigned any position, duties or responsibilities that are significantly diminished or changed when compared with the position, duties or responsibilities of the Executive prior to such Change in Control, (ii) forced to relocate to another location more than 50 miles from his location prior to the Change in Control or (iii) no longer provided coverage under benefit programs in existence prior to the Change in Control (unless a comparable substitute is offered) (any of (i) to (iii) being hereinafter referred to as an "Event"); then the Executive, by written notice to the Company at any time within the thirty (30) day period following the occurrence of an Event, shall have the right to terminate his employment hereunder. For purposes of this Agreement, the term "Change in Control" shall be deemed to have occurred if (a) Capital Bank and any other direct or indirect subsidiaries of Capital Bancorp ("Corporate Affiliates"), after aggregating all the shares of the Company held by such entities, no longer own enough shares of the Company to, in the aggregate, be the largest single shareholder of the Company, (b) Capital Bank and its Corporate Affiliates, in the aggregate, cease to own at least 25% of the outstanding Common Stock of the Company; or (c) there occurs any transaction which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan (collectively, "Transaction") that has the result that (i) shareholders of Capital Bancorp immediately before such Transaction cease to own at least 51% of the voting stock of Capital Bancorp or of any entity that results from the participation of Capital Bancorp in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction and (ii) any person or group of persons acting in concert acquire in excess of 40% or more of the outstanding voting stock of Capital Bancorp; provided, however, that it shall not constitute a "Change in Control" if all or part of the shares in the Company are distributed to shareholders of Capital Bancorp, regardless of the manner in which such shares are distributed. In the event that Capital Bank and Capital Bancorp make such a distribution then, thereafter, a "Change in Control" shall be deemed to have occurred only upon the following: (a) the shareholders of the Company shall approve and the Company shall consummate a plan of merger, consolidation, reorganization, liquidation or any other form of corporate transaction in which shareholders of the Company immediately before such transaction cease to own at least 51% of the voting stock of the Company or any other entity that results from the participation of the Company in any of the foregoing; or (b) the shareholders of the Company shall approve and the Company shall consummate a plan for the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company.

     Upon termination by the Executive pursuant to this Section 5.6, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to the Executive (within 45 days after such termination) a pro rata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3; provided that, for purposes of such calculation,
(x) Net Revenues and EBT shall be calculated for the portion of the year through the end of the month prior to the month in which such termination occurs, and based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, (y) Target Net Revenues and Target EBT shall be multiplied by multiplying each by a fraction, the numerator of which is the number of months in the year through the month prior to the month in which termination occurs and the denominator of which is 12 and (z) in determining the Net Revenues Bonus and EBT Bonus, Base Salary shall be the amount of Base Salary actually paid to the Executive during the year of termination other than as a lump sum pursuant to Section 5.6, (iv) pay to the Executive, within 45 days after the termination date, any Deferred Compensation earned in prior years during the Term, whether or not vested, and a pro rata portion of the Deferred Compensation for the current year, if any (whether any Deferred Compensation is due for the current year shall be determined pursuant to
Section 3.4(i)-(iii) after multiplying each of Net Revenues and EBT for the year through the month prior to the month in which termination occurs by a fraction, the numerator of which is 12 and the denominator of which is the number of months in the year through the month in which termination occurs, and using the product of each in performing the calculations under Sections 3.4(i)-(iii). If Deferred Compensation is due, the amount due shall be calculated by multiplying .67 by the amount of Base Salary paid to the Executive for the year other than as a lump sum pursuant to this Section 5.6); and (v) pay to the Executive a lump sum equal to the sum of (a) two years' Base Salary at the date of termination plus (b) the product of his Incentive Compensation for the prior year multiplied by two. In the event that the Executive's employment is terminated by the Company within one year following a Change in Control and Without Cause, then, in lieu of the compensation in clause (v) of this paragraph above, the Company shall pay to the Executive a lump sum equal to the sum of (a) two years' Base Salary at the date of termination and (b) the product of the sum of his Incentive Compensation and Deferred Compensation for the prior year multiplied by two. The Company shall also continue to pay the premiums for the same or substantially similar medical and hospitalization, life and other insurance coverage provided to the Executive pursuant to Section 4.2 hereof for a period of two years from the date of termination. In addition, all options held by the Executive to purchase shares of Common Stock shall immediately vest in the Executive, subject to any other restrictions contained in the applicable option agreement or option plan. The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

     6.   RESTRICTIVE COVENANTS.

          6.1 NON-COMPETITION. For the period through the Expiration Date (except that, if the Executive's employment is terminated pursuant to Sections 5.4 or 5.6 hereof, the period shall be the greater of (i) one year after such termination date, but in no event beyond the Expiration Date, or (ii) (A) if the termination is pursuant to Section 5.4, the period of time that or for which the Executive is receiving Base Salary payments or (B) if the termination is pursuant to Section 5.6, the period of time with respect to which the Executive receives a lump sum Base Salary payment pursuant to Section 5.6 (identified as two years in Section 5.6), the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in competition with the Company in any state in which the Company operates or has a client or customer at the time of such termination; provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive is not a member of any control group (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer.

          6.2 NONDISCLOSURE. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confiden-tial information pertaining to the business of the Company. Any confidential information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, customers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.

          6.3 NONSOLICITATION OF EMPLOYEES AND CLIENTS. For the period through the Expiration Date, and for a period of two years following the Expiration Date (except that, the period shall be six months after the Expiration Date if (i) the Executive is employed by the Company on the Expiration Date, and (ii) the Company has not offered, at or prior to the Expiration Date, to employ the Executive after the Expiration Date on terms that provide for payment of (x) a base salary equal to or greater than the Base Salary (adjusted for cost-of-living increases) being paid to the Executive on the Expiration Date, and (y) incentive compensation on terms equal to or greater than the Incentive Compensation terms in effect as of the Expiration Date); the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (ii) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

          6.4 BOOKS AND RECORDS. All books, records and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

          6.5 DEFINITION OF COMPANY. As used in this Section 6, the term "Company" shall also include Factors and any existing or future subsidiaries of the Company that are operating during the time periods described herein.

          6.6 ACKNOWLEDGEMENT BY EXECUTIVE. The Executive acknowledges and confirms that the length of the term of the provisions of this Section 6 and the geographical restrictions contained in Section 6.1 are fair and reasonable and not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that such covenants are fair and reasonable and are reasonably required for the protection of the interests of the Company, its affiliates, officers and directors, and to prevent irreparable harm to the foregoing. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6.

          6.7 SURVIVAL. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

     7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent juris-diction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

     8.   ASSIGNMENT.  The Executive agrees that the Company and
Factors shall have the right to assign this Agreement.  The
Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

     9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive, the Company and Factors (or any of their affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by the Company, Factors and the Executive.

     11. NOTICES: Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, (i) if to the Company or Factors, to the address of the Company's principal offices in Fort Lauderdale, Florida, with a copy to Capital Bank, 1221 Brickell Avenue, Miami, Florida 33133, Attention: President, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

     12. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company and Factors, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

     13. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

     14. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     15. DAMAGES. Nothing contained herein shall be construed to prevent the Company, Factors and/or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or pro-visions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

     16. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

     18. INDEMNIFICATION. Subject to limitations imposed by law, the Company shall indemnify the Executive to the fullest extent permitted by law.

     19. WAIVER OF JURY TRIAL. THE UNDERSIGNED EXPRESSLY (I) WAIVE ANY RIGHT TO A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR IN ANY WAY RELATED OR INCIDENTAL TO THE PERFORMANCE OF THE PARTIES' OBLIGATIONS HEREUNDER, AND (II) AGREE THAT THE COMPANY, FACTORS OR THE EXECUTIVE MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS SECTION 19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                               COMPANY:

                               CAPITAL FACTORS HOLDING, INC.



                               By:



                               FACTORS:

                               CAPITAL FACTORS, INC.



                               By:



                               EXECUTIVE:




                               JOHN W. KIEFER
























                           EXHIBIT "A"


                     STRATEGIC PLAN WITH IPO



















































                           EXHIBIT "B"

                   STRATEGIC PLAN WITHOUT IPO




















































                           EXHIBIT "C"

                       NET REVENUES BONUS

[CAPTION]



Net Revenues Realization Ratio               Applicable Percentage

            .50                                     0.0
            .55                                     2.0
            .60                                     4.0
            .65                                     6.0
            .70                                     8.0
            .75                                     10.0
            .80                                     12.0
            .85                                     14.0
            .90                                     16.0
            .95                                     18.0
           1.00                                     20.0
           1.01                                     20.6
           1.02                                     21.2
           1.03                                     21.8
           1.04                                     22.4
           1.05                                     23.0
           1.06                                     23.4
           1.07                                     23.8
           1.08                                     24.2
           1.09                                     24.6
           1.10                                     25.0
           1.11-1.40               increase of 0.2% for each .01%
                                   increase in the Net Revenues
                                   Realization Ratio until the
                                   Applicable Percentage is 31%
                                   for a Net Revenues Realization
                                   Ratio of 1.40

           1.41-2.00               increase of 0.1% for each .01%
                                   increase in the Net Revenues
                                   Realization Ratio until the
                                   Applicable Percentage is 37%
                                   for a Net Revenues Realization
                                   Ratio of 2.00

           2.00+                   No further increases in
                                   Applicable Percentage





                           EXHIBIT "D"

                            EBT BONUS

[CAPTION]



EBT Realization Ratio              Applicable Percentage


        .50                                  0.0
        .55                                  8.0
        .60                                  16.0
        .65                                  24.0
        .70                                  32.0
        .75                                  40.0
        .80                                  48.0
        .85                                  56.0
        .90                                  64.0
        .95                                  72.0
       1.00                                  80.0
       1.01                                  82.4
       1.02                                  84.8
       1.03                                  87.2
       1.04                                  89.6
       1.05                                  92.0
       1.06                                  93.6
       1.07                                  95.2
       1.08                                  96.8
       1.09                                  98.4
       1.10                                  100.0
       1.11-1.40               increase of 0.8% for each .01%
                               increase in the EBT Realization
                               Ratio until the Applicable
                               Percentage is 124% for an EBT
                               Realization Ratio of 1.40

       1.41-2.00               increase of 0.4% for each .01%
                               increase in the EBT Realization
                               Ratio until the Applicable
                               Percentage is 148% for an EBT
                               Realization Ratio of 2.00

       2.00+                   No further increases









                          EXHIBIT 10.16



                      EMPLOYMENT AGREEMENT



     This Employment Agreement ("Agreement") is made and entered into as of January 1, 1993 by and between CAPITAL FACTORS, INC., a Florida corporation (the "Company"), and STEPHEN J. DONOHUE
(hereinafter called the "Executive").


                         R E C I T A L S

     A.   The Executive is currently employed as Executive Vice
President and Regional Manager of the New York office of the Company.

     B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

     C. The Board of Directors of the Company (the "Board") recognizes that the Executive has contributed to the growth and success of the Company, and desires to assure the Company of the Executive's continued employment and to compensate him therefor.

     D. The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

     E. The Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.


                            AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

     1.   EMPLOYMENT.

          1.1 EMPLOYMENT AND TERM. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

          1.2 DUTIES OF EXECUTIVE. During the term of this Agreement, the Executive shall serve as the Executive Vice President and Regional Manager of the New York office of the Company, shall diligently perform all services as may be assigned to him by the Board or the President of the Company (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board or the President of the Company. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

     2.   TERM.

          2.1 INITIAL TERM. The initial term of this Agreement, and the employment of the Executive hereunder, shall commence on January 1, 1993 (the "Commencement Date") and shall expire on December 31, 1997 (the "Expiration Date"), unless sooner terminated in accordance with the terms and conditions hereof (the "Initial Term").

          2.2 RENEWAL TERMS. The Initial Term of this Agreement, and the employment of the Executive hereunder, may be renewed and/or extended for such period or periods as may be mutually agreed to by the Company and the Executive in a written supplement to this Agreement signed by the Executive and the Company ("Written Supplement"). If this Agreement is not so renewed and/or extended prior to the expiration of the Initial Term, this Agreement, and the employment of the Executive hereunder, shall automatically terminate on the Expiration Date.

     3.   COMPENSATION.

          3.1 BASE SALARY. The Executive shall receive a base salary at the annual rate of $170,000 (the "Base Salary") during the term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be adjusted during each year of the Initial Term to reflect, at a minimum, a six percent (6%) increase from the Base Salary paid to the Executive in the previous year. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. If the term of this Agreement shall be renewed and/or extended as provided in Section 2.2 hereof, then during such renewal term of his employment hereunder, the Executive shall be paid a base salary as set forth in the Written Supplement.

          3.2 SIGNING BONUS. Upon execution of this Agreement, the Executive shall be paid a cash bonus of $35,000, less applicable withholding and other taxes.

          3.3  INCENTIVE COMPENSATION.

               (a) The Executive shall be entitled to receive incentive compensation ("Incentive Compensation") during each year of the Initial Term of this Agreement, commencing with the 1993 year, based upon the Company's net earnings before income taxes attributable to the New York regional office ("EBT"), equal to the amount set forth opposite the applicable year below:

[CAPTION]


     Year                Amount of Incentive Compensation

     1993                          3% of EBT for 1993
     1994                       2.75% of EBT for 1994
     1995                        2.5% of EBT for 1995
     1996                        2.5% of EBT for 1996
     1997                        2.5% of EBT for 1997




     EBT shall be derived from the Company's annual audited financial statements for the Company's year and shall be calculated in accordance with generally accepted accounting principles, applied consistently with prior periods; provided that (i) EBT shall exclude extraordinary gains or losses attributable to the New York regional office of the Company, (ii) funding costs attributable to the New York regional office shall be calculated in accordance with funding costs of the Company at the date of this Agreement, and (iii) the Incentive Compensation in any one year shall never exceed an amount equal to two times the Executive's Base Salary in that year. Absent fraud, or manifest or gross error, the determination of EBT by the Company will be final and shall not be subject to further review, challenge or adjustment by the Executive.

               (b) The Executive shall be entitled to receive the estimated amount of the Incentive Compensation (the "Estimated Incentive Compensation"), net of applicable withholding and other taxes, within thirty (30) days after the end of the year, such Estimated Incentive Compensation to be derived from the Company's unaudited financial statements as reviewed and approved by the Board. The Estimated Incentive Compensation will be subject to upward or downward adjustment based on the Company's annual audited financial statements from the Company's independent certified public accountants (the "Adjustment"). The Adjustment shall be paid by the Executive to the Company, or shall be paid by the Company to the Executive, as the case may be, within fifteen (15) days of receipt of the Company's audited financial statements. In the event the Executive does not reimburse the Company for any Adjustment within such fifteen-day period, the Company shall have the right to offset the Adjustment against any other payments due to the Executive hereunder.

          3.4 ADDITIONAL BONUSES. In the event the Executive is employed by the Company through the Expiration Date, then the Executive shall be entitled to receive an additional cash bonus (the "Additional Bonus") in the amount of $250,000, subject to applicable withholding and other taxes, payable to the Executive on the Expiration Date. The Executive may also be entitled to additional bonuses at the sole discretion of the Board.

     4.   EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

          4.1 REIMBURSEMENT OF EXPENSES. During the term of Executive's employment hereunder, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

          4.2 OTHER BENEFITS. The Executive shall be entitled to participate in all medical and hospitalization, group life insur-ance, and any and all other plans as are presently and hereinafter offered by the Company to its executives. The Executive shall be entitled to 15 business days of vacation every year. During the term of this Agreement, the Company shall continue to pay for the Executive's membership in a country club on terms consistent with past practices.

          4.3  WORKING FACILITIES.  The Company shall furnish the
Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

          4.4 AUTOMOBILE. The Company shall pay the Executive an automobile allowance of $400 per month during the Initial Term of this Agreement.

          4.5 STOCK OPTIONS. In the event the Company sells its common stock (the "Common Stock") pursuant to any registration statement declared effective under the Securities Act of 1933, as amended (the "Public Offering") during the Initial Term of this Agreement, then, subject to the terms and conditions of this
Section 4.5, the Company shall grant to the Executive sufficient options to purchase the Company's Common Stock so that at the end of the Initial Term of this Agreement, the Executive will have been granted options to purchase one-half of one percent (.5%) of the total outstanding shares of the Company's Common Stock, after giving effect to the Public Offering. The number of shares of Common Stock subject to the options granted hereunder shall be adjusted for any subsequent stock splits, stock dividends or similar recapitalizations of the Company's Common Stock which results in an increase or decrease of the number of shares of outstanding Common Stock of the Company. Such options will be granted under (and therefore be subject to all terms and conditions of) the Company's stock option plan in effect at that time and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The options will
(i) be granted upon effectiveness of the Public Offering, and (ii) have a per share exercise price equal to the Public Offering price of the Common Stock. The options shall vest on a prorata basis during the Initial Term of this Agreement (the exact vesting schedule to be determined by the Board subject to the provisions hereunder) such that all options will be fully vested as of the Termination Date; provided that the Executive must be employed by the Company on each vesting date. The Executive shall also be eligible to be considered for the grant of options under the Capital Bancorp Stock Option Plan pursuant to the terms thereof and subject to the restrictions contained therein.

     5.   TERMINATION.

          5.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for cause. For purposes of this Agreement, the term "cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured within fifteen
(15) days after receipt by the Executive of written notice of same,
(ii) fraud, embezzlement, misappropriation of funds or breach of trust, (iii) any criminal act which is a felony, (iv) gross negligence in connection with the performance of the Executive's duties hereunder, (v) material and willful or knowing failure or refusal (other than as a result of a disability) by the Executive to perform his duties hereunder, or (vi) the request by any regulatory agency that regulates Capital Bank or Capital Bancorp that the Executive be removed from his duties hereunder. Any termination for cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Company's Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of
Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 90 consecutive days. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to the Executive a severance payment equal to three (3) months of the Executive's Base Salary at the time of such disability, (iv) pay to the Executive (within 45 days after such termination) a prorata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i) and (ii) of such Section); provided that, for purposes of such calculation, EBT for each period used in the calculation shall be based on (x) the portion of the year through the end of the month in which such termination occurs (or, in the event such termination occurs on or after the fifteenth of the month, including the month of termination), and (y) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, and (v) pay to the Executive, within 45 days after the termination date, a prorata portion of the Additional Bonus equal to the product of (x) $4,166.67, times (y) the number of months that the Executive was employed by the Company during the Initial Term prior to such termination (including the month in which such termination occurs if the termination occurred on or after the fifteenth of such month). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and
(ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.3 DEATH. In the event of the death of the Executive during the term of his employment hereunder, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to the date of death, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to the Executive (within 45 days after such termination) a prorata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i) and (ii) of such Section); provided that, for purposes of such calculation, EBT for each period used in the calculation shall be based on (x) the portion of the year through the end of the month in which such termination occurs (or, in the event such termination occurs on or after the fifteenth of the month, including the month of termination), and (y) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, and (iv) pay to the estate of the Executive, within 45 days after the termination date, a prorata portion of the Additional Bonus equal to the product of (x) $4,166.67, times (y) the number of months that the Executive was employed by the Company during the Initial Term prior to such termination (including the month in which such termination occurs if the termination occurred on or after the fifteenth of such month). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.4 TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) subject to the last sentence of this Section 5.4, continue to pay the Executive's Base Salary for one year after such termination date, but in no event beyond the Expiration Date, in the manner and at such time as the Base Salary would otherwise have been payable to the Executive,
(iii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iv) pay to the Executive (within 45 days after such termination) a prorata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i) and (ii) of such Section); provided that, for purposes of such calculation, EBT for each period used in the calculation shall be based on (x) the portion of the year through the end of the month in which such termination occurs (or, in the event such termination occurs on or after the fifteenth of the month, including the month of termination), and (y) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, and (v) pay to the Executive, within 45 days after the termination date, a prorata portion of the Additional Bonus equal to the product of (x) $4,166.67, times (y) the number of months that the Executive was employed by the Company during the Initial Term prior to such termination (including the month in which such termination occurs if the termination occurred on or after the fifteenth of such month). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs). Notwithstanding the foregoing, the Executive shall be obligated to use his best efforts to seek employment (subject to the restrictions on the Executive set forth in Section 6 hereof) following such termination on terms comparable to those provided hereunder and to mitigate to the fullest extent possible any and all amounts due and payable under clause (ii) hereunder.

          5.5 RESIGNATION BY EXECUTIVE. The Executive shall at all times have the right, upon 90 days written notice to the Company, to terminate the Executive's employment hereunder. Upon any termination pursuant to this Section 5.5, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.6  CHANGE IN CONTROL OF THE COMPANY.  In the event that
(x) a Change in Control (as hereafter defined) in the Company shall occur during the Initial Term, and (y) the Executive is (i) assigned any position, duties or responsibilities that are significantly diminished or changed when compared with the position, duties or responsibilities of the Executive prior to such Change in Control, (ii) forced to relocate to another location more than 25 miles from his location prior to the Change in Control,
(iii) no longer provided coverage under benefit programs in existence prior to the Change in Control (unless a comparable substitute is offered), or (iv) employed, as a result of the Change in Control, by an entity that is controlled by a person or persons that have been convicted of a felony during the five-year period prior to the Change in Control; then the Executive, by written notice to the Company at any time within the thirty (30) day period following the occurrence of such Change in Control, shall have the right to terminate his employment hereunder. For purposes of this Agreement, the term "Change in Control" shall be deemed to have occurred if (a) Capital Bank is no longer the largest single shareholder of the Company, or (b) Capital Bank ceases to own at least 25% of the outstanding Common Stock of the Company. Upon termination by the Employee pursuant to this Section 5.6, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice,
(ii) subject to the last sentence of this Section 5.6, continue to pay the Executive's Base Salary for one year after such termination date, but in no event beyond the Expiration Date, in the manner and at such time as the Base Salary would otherwise have been payable to the Executive, (iii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive,
(iv) pay to the Executive (within 45 days after such termination) a prorata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i) and (ii) of such Section; provided that, for purposes of such calculation, EBT for each year used in the calculation shall be based on (x) the portion of the year through the end of the month in which such termination occurs (or, in the event such termination occurs on or after the fifteenth of the month, including the month of termination), and (y) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods as approved and reviewed by the Board, and (v) pay to the Executive, within 45 days after the termination date, a portion of the Additional Bonus equal to the product of (x) $4,166.67, times (y) the number of months that the Executive was employed by the Company during the Initial Term prior to such termination (including the month in which such termination occurs if the termination occurred on or after the fifteenth of such month). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs). Notwithstanding the foregoing, the Executive shall be obligated to use his best efforts to seek employment (subject to the restrictions on the Executive set forth in Section 6 hereof) following such termination on terms comparable to those provided hereunder and to mitigate to the fullest extent possible any and all amounts due and payable under clause (ii) hereunder.

     6.   RESTRICTIVE COVENANTS.

          6.1 NON-COMPETITION. For the period through the Expiration Date (except that, if the Executive's employment is terminated pursuant to Sections 5.4 or 5.6 hereof, the period shall be the greater of (i) one year after such termination date, but in no event beyond the Expiration Date, or (ii) the period of time that the Executive is receiving Base Salary payments pursuant to
Section 5.4 and 5.6), and at all times while the Executive is employed by the Company; the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in competition with the Company in any state in which the New York regional office of the Company operates or has a client at the time of such termination; provided that such provision shall not apply to the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive is not a member of any control group (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer.

          6.2 NONDISCLOSURE. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confiden-tial information pertaining to the business of the Company. Any confidential information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, customers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.

          6.3 NONSOLICITATION OF EMPLOYEES AND CLIENTS. For the period through the Expiration Date, and for a period of two years following the Expiration Date (except that, the period shall be six months after the Expiration Date if (i) the Executive is employed by the Company on the Expiration Date, and (ii) the Company has not offered, at or prior to the Expiration Date, to employ the Executive after the Expiration Date on terms that provide for payment of (x) a base salary equal to or greater than the Base Salary (adjusted for cost-of-living increases) being paid to the Executive on the Expiration Date, and (y) incentive compensation on terms equal to or greater than the Incentive Compensation terms in effect as of the Expiration Date) and at all times while the Executive is employed by the Company; the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (ii) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

          6.4 BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

          6.5 DEFINITION OF COMPANY. As used in this Section 6, the term "Company" shall also include any future subsidiaries of the Company that are operating during the time periods described herein.

          6.6 ACKNOWLEDGEMENT BY EXECUTIVE. The Executive acknowledges and confirms that the length of the term of the provisions of this Section 6 and the geographical restrictions contained in Section 6.1 are fair and reasonable and not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this
Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6.

          6.7 SURVIVAL. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

     7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent juris-diction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

     8. ASSIGNMENT. The Executive agrees that the Company shall have the right to assign this Agreement. The Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

     9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, including but not limited to that certain Employment Agreement, dated April 7, 1990, between the Company and the Executive. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

     11. NOTICES: Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, (i) if to the Company, to the address of the Company's principal offices in Fort Lauderdale, Florida, with a copy to Capital Bank, 1221 Brickell Avenue, Miami, Florida 33133, Attention: President, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

     12. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

     13. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

     14. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     15. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

     16. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

     18. INDEMNIFICATION. Subject to limitations imposed by law, the Company shall indemnify the Executive to the fullest extent permitted by law.

     19. WAIVER OF JURY TRIAL. The undersigned expressly (i) waive any right to a trial by jury of any claim, demand, action or cause of action arising out of this Agreement or in any way related or incidental to the performance of the parties' obligations hereunder, and (ii) agree that the Company or the Executive may file an original counterpart or copy of this Section 19 with any court as written evidence of the consent to the waiver of the right to trial by jury.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                   COMPANY:

                                   CAPITAL FACTORS, INC.


                                   By:  /s/ Abel Holtz
                                        Abel Holtz, Chairman of the
                                        Board



                                   EXECUTIVE:


                                   /s/ Stephen J. Donohue
                                   STEPHEN J. DONOHUE












                          EXHIBIT 10.17


                      EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is made and entered into as of January 1, 1993 by and between CAPITAL FACTORS, INC., a Florida corporation (the "Company"), and JAMES L. MORRISON
(hereinafter called the "Executive").


                         R E C I T A L S

     A.   The Executive is currently employed as Executive Vice
President and Regional Manager of the California office of the Company.

     B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

     C. The Board of Directors of the Company (the "Board") recognizes that the Executive has contributed to the growth and success of the Company, and desires to assure the Company of the Executive's continued employment and to compensate him therefor.

     D. The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

     E. The Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.


                            AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

     1.   EMPLOYMENT.

          1.1 EMPLOYMENT AND TERM. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

          1.2 DUTIES OF EXECUTIVE. During the term of this Agreement, the Executive shall serve as the Executive Vice President and Regional Manager of the California office of the Company, shall diligently perform all services as may be assigned to him by the Board or the President of the Company (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board or the President of the Company. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

     2.   TERM.

          2.1 INITIAL TERM. The initial term of this Agreement, and the employment of the Executive hereunder, shall commence on January 1, 1993 (the "Commencement Date") and shall expire on December 31, 1997 (the "Expiration Date"), unless sooner terminated in accordance with the terms and conditions hereof (the "Initial Term").

          2.2 RENEWAL TERMS. The Initial Term of this Agreement, and the employment of the Executive hereunder, may be renewed and/or extended for such period or periods as may be mutually agreed to by the Company and the Executive in a written supplement to this Agreement signed by the Executive and the Company ("Written Supplement"). If this Agreement is not so renewed and/or extended prior to the expiration of the Initial Term, this Agreement, and the employment of the Executive hereunder, shall automatically terminate on the Expiration Date.

     3.   COMPENSATION.

          3.1 BASE SALARY. The Executive shall receive a base salary at the annual rate of $140,000 (the "Base Salary") during the term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be adjusted during each year of the Initial Term to reflect, at a minimum, a six percent (6%) increase from the Base Salary paid to the Executive in the previous year. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. If the term of this Agreement shall be renewed and/or extended as provided in Section 2.2 hereof, then during such renewal term of his employment hereunder, the Executive shall be paid a base salary as set forth in the Written Supplement.

          3.2 SIGNING BONUS. Upon execution of this Agreement, the Executive shall be paid a cash bonus of $15,000, less applicable withholding and other taxes.

          3.3  INCENTIVE COMPENSATION.

               (a) The Executive shall be entitled to receive incentive compensation ("Incentive Compensation") during each year of the Initial Term of this Agreement, commencing with the 1993 year, based upon the Company's net earnings before income taxes attributable to the California regional office ("EBT"), equal to the amount set forth opposite the applicable year below:

[CAPTION]


     Year                Incentive Compensation shall be:

     1993                          3% of EBT for 1993
     1994                       2.75% of EBT for 1994
     1995                       2.5% of EBT for 1995
     1996                       2.5% of EBT for 1996
     1997                       2.5% of EBT for 1997




     EBT shall be derived from the Company's annual audited financial statements for the Company's year and shall be calculated in accordance with generally accepted accounting principles, applied consistently with prior periods; provided that (i) EBT shall exclude extraordinary gains or losses attributable to the California regional office of the Company, (ii) funding costs attributable to the California regional office shall be calculated in accordance with funding costs of the Company at the date of this Agreement, and (iii) the Incentive Compensation in any one year shall never exceed an amount equal to two times the Executive's Base Salary in that year. Absent fraud, or manifest or gross error, the determination of EBT by the Company will be final and shall not be subject to further review, challenge or adjustment by the Executive.

               (b) The Executive shall be entitled to receive the estimated amount of the Incentive Compensation (the "Estimated Incentive Compensation"), net of applicable withholding and other taxes, within thirty (30) days after the end of the year, such Estimated Incentive Compensation to be derived from the Company's unaudited financial statements as reviewed and approved by the Board. The Estimated Incentive Compensation will be subject to upward or downward adjustment based on the Company's annual audited financial statements from the Company's independent certified public accountants (the "Adjustment"). The Adjustment shall be paid by the Executive to the Company, or shall be paid by the Company to the Executive, as the case may be, within fifteen (15) days of receipt of the Company's audited financial statements. In the event the Executive does not reimburse the Company for any Adjustment within such fifteen-day period, the Company shall have the right to offset the Adjustment against any other payments due to the Executive hereunder.

          3.4 ADDITIONAL BONUSES. In the event the Executive is employed by the Company through the Expiration Date, then the Executive shall be entitled to receive an additional cash bonus (the "Additional Bonus") in the amount of $150,000, subject to applicable withholding and other taxes, payable to the Executive on the Expiration Date. The Executive may also be entitled to additional bonuses at the sole discretion of the Board.

     4.   EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

          4.1 REIMBURSEMENT OF EXPENSES. During the term of Executive's employment hereunder, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

          4.2 OTHER BENEFITS. The Executive shall be entitled to participate in all medical and hospitalization, group life insur-ance, and any and all other plans as are presently and hereinafter offered by the Company to its executives. The Executive shall be entitled to 15 business days of vacation every year. During the term of this Agreement, the Company shall continue to pay for the Executive's membership in a country club on terms consistent with past practices.

          4.3  WORKING FACILITIES.  The Company shall furnish the
Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

          4.4 AUTOMOBILE. The Company shall pay the Executive an automobile allowance of $400 per month during the Initial Term of this Agreement.

          4.5 STOCK OPTIONS. In the event the Company sells its common stock (the "Common Stock") pursuant to any registration statement declared effective under the Securities Act of 1933, as amended (the "Public Offering") during the Initial Term of this Agreement, then, subject to the terms and conditions of this
Section 4.5, the Company shall grant to the Executive sufficient options to purchase the Company's Common Stock so that at the end of the Initial Term of this Agreement, the Executive will have been granted options to purchase one-half of one percent (.5%) of the total outstanding shares of the Company's Common Stock, after giving effect to the Public Offering. The number of shares of Common Stock subject to the options granted hereunder shall be adjusted for any subsequent stock splits, stock dividends or similar recapitalizations of the Company's Common Stock which results in an increase or decrease of the number of shares of outstanding Common Stock of the Company. Such options will be granted under (and therefore be subject to all terms and conditions of) the Company's stock option plan in effect at that time and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The options will
(i) be granted upon effectiveness of the Public Offering, and (ii) have a per share exercise price equal to the Public Offering price of the Common Stock. The options shall vest on a prorata basis during the Initial Term of this Agreement (the exact vesting schedule to be determined by the Board subject to the provisions hereunder) such that all options will be fully vested as of the Termination Date; provided that the Executive must be employed by the Company on each vesting date. The Executive shall also be eligible to be considered for the grant of options under the Capital Bancorp Stock Option Plan pursuant to the terms thereof and subject to the restrictions contained therein.

     5.   TERMINATION.

          5.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for cause. For purposes of this Agreement, the term "cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured within fifteen
(15) days after receipt by the Executive of written notice of same,
(ii) fraud, embezzlement, misappropriation of funds or breach of trust, (iii) any criminal act which is a felony, (iv) gross negligence in connection with the performance of the Executive's duties hereunder, (v) material and willful or knowing failure or refusal (other than as a result of a disability) by the Executive to perform his duties hereunder, or (vi) the request by any regulatory agency that regulates Capital Bank or Capital Bancorp that the Executive be removed from his duties hereunder. Any termination for cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Company's Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of
Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 90 consecutive days. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, and (iii) pay to the Executive a severance payment equal to three (3) months of the Executive's Base Salary at the time of such disability, (iv) pay to the Executive (within 45 days after such termination) a prorata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i) and (ii) of such Section); provided that, for purposes of such calculation, EBT for each period used in the calculation shall be based on (x) the portion of the year through the end of the month in which such termination occurs (or, in the event such termination occurs on or after the fifteenth of the month, including the month of termination), and (y) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, and (v) pay to the Executive, within 45 days after the termination date, a prorata portion of the Additional Bonus equal to the product of (x) $2,500.00, times (y) the number of months that the Executive was employed by the Company during the Initial Term prior to such termination (including the month in which such termination occurs if the termination occurred on or after the fifteenth of such month). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and
(ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.3 DEATH. In the event of the death of the Executive during the term of his employment hereunder, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, and (ii) pay to the estate of the deceased Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to the date of death, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iii) pay to the Executive (within 45 days after such termination) a prorata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i) and (ii) of such Section); provided that, for purposes of such calculation, EBT for each period used in the calculation shall be based on (x) the portion of the year through the end of the month in which such termination occurs (or, in the event such termination occurs on or after the fifteenth of the month, including the month of termination), and (y) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, and (iv) pay to the estate of the Executive, within 45 days after the termination date, a prorata portion of the Additional Bonus equal to the product of (x) $2,500.00, times (y) the number of months that the Executive was employed by the Company during the Initial Term prior to such termination (including the month in which such termination occurs if the termination occurred on or after the fifteenth of such month). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.4 TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) subject to the last sentence of this Section 5.4, continue to pay the Executive's Base Salary for one year after such termination date, but in no event beyond the Expiration Date, in the manner and at such time as the Base Salary would otherwise have been payable to the Executive,
(iii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive, (iv) pay to the Executive (within 45 days after such termination) a prorata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i) and (ii) of such Section); provided that, for purposes of such calculation, EBT for each period used in the calculation shall be based on (x) the portion of the year through the end of the month in which such termination occurs (or, in the event such termination occurs on or after the fifteenth of the month, including the month of termination), and (y) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, as approved and reviewed by the Board, and (v) pay to the Executive, within 45 days after the termination date, a prorata portion of the Additional Bonus equal to the product of (x) $2,500, times (y) the number of months that the Executive was employed by the Company during the Initial Term prior to such termination (including the month in which such termination occurs if the termination occurred on or after the fifteenth of such month). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs). Notwithstanding the foregoing, the Executive shall be obligated to use his best efforts to seek employment (subject to the restrictions on the Executive set forth in Section 6 hereof) following such termination on terms comparable to those provided hereunder and to mitigate to the fullest extent possible any and all amounts due and payable under clause (ii) hereunder.

          5.5 RESIGNATION BY EXECUTIVE. The Executive shall at all times have the right, upon 90 days written notice to the Company, to terminate the Executive's employment hereunder. Upon any termination pursuant to this Section 5.5, the Executive shall be entitled to be paid his Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

          5.6  CHANGE IN CONTROL OF THE COMPANY.  In the event that
(x) a Change in Control (as hereafter defined) in the Company shall occur during the Initial Term, and (y) the Executive is (i) assigned any position, duties or responsibilities that are significantly diminished or changed when compared with the position, duties or responsibilities of the Executive prior to such Change in Control, (ii) forced to relocate to another location more than 25 miles from his location prior to the Change in Control,
(iii) no longer provided coverage under benefit programs in existence prior to the Change in Control (unless a comparable substitute is offered), or (iv) employed, as a result of the Change in Control, by an entity that is controlled by a person or persons that have been convicted of a felony during the five-year period prior to the Change in Control; then the Executive, by written notice to the Company at any time within the thirty (30) day period following the occurrence of such Change in Control, shall have the right to terminate his employment hereunder. For purposes of this Agreement, the term "Change in Control" shall be deemed to have occurred if (a) Capital Bank is no longer the largest single shareholder of the Company, or (b) Capital Bank ceases to own at least 25% of the outstanding Common Stock of the Company. Upon termination by the Employee pursuant to this Section 5.6, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice,
(ii) subject to the last sentence of this Section 5.6, continue to pay the Executive's Base Salary for one year after such termination date, but in no event beyond the Expiration Date, in the manner and at such time as the Base Salary would otherwise have been payable to the Executive, (iii) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation would otherwise have been payable to the Executive,
(iv) pay to the Executive (within 45 days after such termination) a prorata portion of the Incentive Compensation, if any, for the year in which such termination occurs, as calculated pursuant to the terms of Section 3.3 (including the provisos set forth in clauses (i) and (ii) of such Section; provided that, for purposes of such calculation, EBT for each year used in the calculation shall be based on (x) the portion of the year through the end of the month in which such termination occurs (or, in the event such termination occurs on or after the fifteenth of the month, including the month of termination), and (y) unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods as approved and reviewed by the Board, and (v) pay to the Executive, within 45 days after the termination date, a portion of the Additional Bonus equal to the product of (x) $2,500, times (y) the number of months that the Executive was employed by the Company during the Initial Term prior to such termination (including the month in which such termination occurs if the termination occurred on or after the fifteenth of such month). The Company shall have no further liability hereunder (other than for (i) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (ii) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs). Notwithstanding the foregoing, the Executive shall be obligated to use his best efforts to seek employment (subject to the restrictions on the Executive set forth in Section 6 hereof) following such termination on terms comparable to those provided hereunder and to mitigate to the fullest extent possible any and all amounts due and payable under clause (ii) hereunder.

     6.   RESTRICTIVE COVENANTS.

          6.1 NON-COMPETITION. For the period through the Expiration Date (except that, if the Executive's employment is terminated pursuant to Sections 5.4 or 5.6 hereof, the period shall be the greater of (i) one year after such termination date, but in no event beyond the Expiration Date, or (ii) the period of time that the Executive is receiving Base Salary payments pursuant to
Section 5.4 and 5.6), and at all times while the Executive is employed by the Company; the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in competition with the Company in any state in which the California regional office of the Company operates or has a client at the time of such termination; provided that such provision shall not apply to the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive is not a member of any control group (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer.

          6.2 NONDISCLOSURE. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confiden-tial information pertaining to the business of the Company. Any confidential information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, customers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information.

          6.3 NONSOLICITATION OF EMPLOYEES AND CLIENTS. For the period through the Expiration Date, and for a period of two years following the Expiration Date (except that, the period shall be six months after the Expiration Date if (i) the Executive is employed by the Company on the Expiration Date, and (ii) the Company has not offered, at or prior to the Expiration Date, to employ the Executive after the Expiration Date on terms that provide for payment of (x) a base salary equal to or greater than the Base Salary (adjusted for cost-of-living increases) being paid to the Executive on the Expiration Date, and (y) incentive compensation on terms equal to or greater than the Incentive Compensation terms in effect as of the Expiration Date) and at all times while the Executive is employed by the Company; the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (ii) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

          6.4 BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

          6.5 DEFINITION OF COMPANY. As used in this Section 6, the term "Company" shall also include any future subsidiaries of the Company that are operating during the time periods described herein.

          6.6 ACKNOWLEDGEMENT BY EXECUTIVE. The Executive acknowledges and confirms that the length of the term of the provisions of this Section 6 and the geographical restrictions contained in Section 6.1 are fair and reasonable and not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this
Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 6.

          6.7 SURVIVAL. The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

     7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent juris-diction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

     8. ASSIGNMENT. The Executive agrees that the Company shall have the right to assign this Agreement. The Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.

     9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter, including but not limited to that certain Employment Agreement, dated June 11, 1989, between the Company and the Executive. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

     11. NOTICES: Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, (i) if to the Company, to the address of the Company's principal offices in Fort Lauderdale, Florida, with a copy to Capital Bank, 1221 Brickell Avenue, Miami, Florida 33133, Attention: President, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

     12. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

     13. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

     14. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     15. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

     16. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

     18. INDEMNIFICATION. Subject to limitations imposed by law, the Company shall indemnify the Executive to the fullest extent permitted by law.

     19. WAIVER OF JURY TRIAL. The undersigned expressly (i) waive any right to a trial by jury of any claim, demand, action or cause of action arising out of this Agreement or in any way related or incidental to the performance of the parties' obligations hereunder, and (ii) agree that the Company or the Executive may file an original counterpart or copy of this Section 19 with any court as written evidence of the consent to the waiver of the right to trial by jury.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                   COMPANY:

                                   CAPITAL FACTORS, INC.


                                   By:/s/ Abel Holtz
                                      Abel Holtz, Chairman of the
                                      Board


                                   EXECUTIVE:



                                   /s/ James Morrisson
                                   James L. Morrision









































                          EXHIBIT 23.2


INDEPENDENT AUDITORS CONSENT

We consent to the use in this Registration Statement of Capital Factors Holding, Inc. on Form S-1 of our report dated February 28, 1996 (March 4, 1996 as to the second paragraph of Note 13 and May __, 1996 as to the first paragraph of Note 13) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Ft. Lauderdale, Florida

May 6, 1996





The above consent is in the form which will be signed by Deloitte & Touche LLP upon the issuance of the Independent Auditors' Report which is expected to be rendered upon consummation of the 10,000-for-one stock split described in the first paragraph of Note 13 to Consolidated Financial Statements.

DELOITTE & TOUCHE LLP
Ft. Lauderdale, Florida

May 6, 1996